Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257445

PROSPECTUS

Up to 328,758,279 Shares of Class A Common Stock

Up to 33,533,333 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 10,533,333 Warrants to Purchase Common Stock

This prospectus relates to the issuance by us of up to an aggregate of up to 265,041,612 shares of our Class A common stock, which consists of (i) up to an aggregate of 231,508,279 shares of our Class A common stock underlying an equal number of shares of Class B common stock, (ii) up to an aggregate of 10,533,333 shares of our Class A common stock that may be issued upon exercise of warrants to purchase shares of Class A common stock that were issued to the Sponsor (as defined below) as part of the private placement units (as defined below), which are substantially identical to the public warrants, subject to certain limited exceptions, which are referred to herein as the private placement warrants, and, together with the public warrants, the warrants, and (iii) up to an aggregate of 23,000,000 shares of our Class A common stock that may be issued upon exercise of warrants to purchase shares of Class A common stock at an exercise price of $11.50 per share, or the public warrants. This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

This prospectus also relates to the resale from time to time by the selling securityholders named in this prospectus, or the Selling Securityholders, of up to an aggregate of 339,291,612 shares of our Class A common stock, including (i) up to an aggregate of 248,758,279 shares of our Class A common stock, which includes up to an aggregate of 231,508,279 shares of our Class A common stock underlying an equal number of shares of our Class B common stock, to be sold by the Selling Securityholders, (ii) up to an aggregate of 10,533,333) shares of our Class A common stock that may be issued upon exercise of the private warrants and (iii) up to an aggregate of 80,000,000 shares of our Class A common stock, or the PIPE Shares, that were issued to certain investors, which are collectively referred to herein as the PIPE investors, in a private placement in connection with the closing of the Business Combination (as defined below).

We will not receive any proceeds from the sale of shares of Class A common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

We are registering the resale of the securities described above to satisfy certain contractual requirements. We are also registering the resale of the securities held by certain of our Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders and any of their permitted transferees may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. Additional information on the Selling Securityholders, and the times and manner in which they may offer and sell the securities under this prospectus, is provided under “Selling Securityholders” and “Plan of Distribution” in this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A common stock and warrants are listed on the New York Stock Exchange, or the NYSE, under the symbols “CANO” and “CANO WS”, respectively. On July 15, 2021, the closing price of our Class A common stock was $11.26 per share and the closing price of our warrants was $3.20 per share.

We are an “emerging growth company,” as the term is defined under the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 23 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 21, 2021.

i

INTRODUCTORY NOTE AND FREQUENTLY USED TERMS

On June 3, 2021 (the “Closing” and such date, the “Closing Date”), Cano Health, Inc., a Delaware corporation and our predecessor company Jaws (as defined below), consummated the previously announced business combination, or the Business Combination, pursuant to the terms of the Business Combination Agreement, dated as of November 11, 2020, or the Business Combination Agreement, among Jaws, Jaws Merger Sub, LLC, a Delaware limited liability company, or Merger Sub, Primary Care (ITC) Holdings, LLC, or Seller, and Primary Care (ITC) Intermediate Holdings, LLC, or PCIH.

Pursuant to the Business Combination Agreement, on the Closing Date, (i) immediately prior to the consummation of the Business Combination, Jaws filed a Certificate of Corporate Domestication and a Certificate of Incorporation with the Delaware Secretary of State and filed an application to de-register with the Registrar of Companies of the Cayman Islands, or the Domestication, (ii) upon effectiveness of the Domestication, Jaws became a Delaware corporation and changed its corporate name to “Cano Health, Inc.”, and (iii) Merger Sub merged with and into PCIH, or the Merger, with PCIH surviving the Merger as a direct, wholly- owned subsidiary of Cano Health, Inc.

Unless the context otherwise requires, references in this prospectus to “Cano,” “Cano Health,” the “Company,” “us,” “we,” “our” and any related terms prior to the closing of the Business Combination are intended to mean PCIH, and after the closing of the Business Combination, Cano Health, Inc. and its consolidated subsidiaries.

In addition, in this document, unless otherwise stated or the context otherwise requires, references to:

•	“Jaws” are to Jaws Acquisition Corp., a Delaware corporation, prior to the Closing;

•	“Board” are to the board of directors of the Company; and

•	“Business Combination” or “Transactions” are to the Merger and other transactions contemplated by the Business Combination Agreement, collectively.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A common stock issuable upon the exercise of any warrants. We will receive proceeds from any exercise of the warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

iii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information” and the financial statements included elsewhere in this prospectus. Unless the context otherwise requires, the terms “Cano,” “Cano Health,” the “Company,” “us,” “we,” “our” and any related terms prior to the closing of the Business Combination in this prospectus refer to PCIH, and after the closing of the Business Combination, Cano Health, Inc. and its consolidated subsidiaries.

Overview

We are a primary care-centric, technology-powered healthcare delivery and population health management platform designed with a focus on clinical excellence. Our mission is simple: to improve patient health by delivering superior primary care medical services while forging life-long bonds with our members. Our vision is clear: to become the national leader in primary care by improving the health, wellness and quality of life of the communities we serve while reducing healthcare costs.

We are one of the largest independent primary care physician groups in the United States. We utilize our technology-powered, value-based care delivery platform to provide care for our members. As of July 2, 2021, including our recent acquisitions of University Health Care and its affiliates and Doctor’s Medical Center, we had approximately 197,000 members across 15 markets, over 300 employed providers (physicians, nurse practitioners, physician assistants) and approximately 600 clinical support employees at our 106 owned medical centers, and over 800 affiliate providers. See “—Recent Developments” for more information about our recent acquisitions and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics” for how we define our members and medical centers. We predominantly enter into capitated contracts with the nation’s largest health plans to provide holistic, comprehensive healthcare. We predominantly recognize recurring per member per month capitated revenue, which, in the case of health plans, is a pre-negotiated percentage of the premium that the health plan receives from the Centers for Medicare & Medicaid Services, or CMS. We also provide practice management and administrative support services to independent physicians and group practices that we do not own through our managed services organization relationships, which we refer to as our affiliate providers. Our contracted recurring revenue model offers us highly predictable revenue and rewards us for providing high-quality care rather than driving a high volume of services. In this capitated arrangement, our goals are well-aligned with payors and patients alike—the more we improve health outcomes, the more profitable we will be over time. CanoPanorama, our proprietary population health management technology-powered platform, is a critical enabler of our efforts to deliver superior clinical care.

Founded in 2009 by Dr. Marlow Hernandez, our Chief Executive Officer, to address an unmet need for quality care in his hometown community, we provide access to high-quality care to primarily underserved and dual-eligible (i.e., eligible for both Medicare and Medicaid) populations, many of whom live in economically disadvantaged and minority communities, thereby contributing to the revitalization of these communities. We have rapidly expanded to become a nationally-recognized, multi-state provider that is focused on Medicare-eligible beneficiaries where we can have the greatest positive impact on our members and for our payors.

We operate in the $800 billion Medicare market, which is growing at 8% annually, with a focus on the $270 billion Medicare Advantage market, which is growing at 14% annually and is supported by robust industry tailwinds. For instance, according to the Medicare Payment Advisory Commission, over 10,000 seniors age into Medicare every day, resulting in an increase of approximately $1 billion in our total addressable market each week. Within Medicare, Medicare Advantage penetration is projected to grow from 34% of the market for Medicare in 2020 to 50% in 2025 and enjoys broad bipartisan political support. Within the Medicare market, we focus almost exclusively on value-based care payment models, which has potential market growth of greater than 30% annually. There has been a rapid shift toward value-based care within Medicare, as value-based care aligns incentives of providers, payors and patients, drives better care and superior patient experiences and allows providers to achieve profitability by improving member health outcomes. Despite this shift, only a few providers are currently able to effectively and efficiently supply this demand, and we are one of the leading value-based care providers in the nation.

Our Strengths

Putting members first: We focus on the Medicare-eligible population, which generally has consistent and clinically-cohesive needs and which we believe represents a population base where we can have the greatest positive impact while improving member outcomes. Patient satisfaction can be measured by a provider’s Net Promoter Score, or NPS, which measures the loyalty of customers to a company. Our member NPS score of 77 speaks to our ability to consistently deliver high-quality care with superior member satisfaction. Within the Medicare population that we serve, a majority are dual-eligible—a complex population that accounts for a disproportionate amount of healthcare spending and is challenging to manage due to physical, behavioral and social issues that impact health. It is with this population, who traditionally lacks access to high-quality primary care and preventive services, where we have the greatest impact by creating customized care plans that directly address healthcare needs.

Our proprietary care management platform: CanoPanorama, our proprietary population health management technology-powered platform, enables us to deliver superior clinical care. Our platform provides the healthcare providers at our medical centers with a 360-degree view of their members along with actionable insights to empower better care decisions and drive high member engagement. We leverage our technology to risk-stratify members and apply a highly personalized approach to primary care, chronic care, preventive care and members’ broader healthcare needs.

Clinical excellence: While our members tend to be sicker than the average Medicare patient, they have better outcomes as evidenced by lower mortality rates (2.73% mortality rate for the twelve months ended March 31, 2021, as compared to the Medicare fee-for-service national average benchmark of 4.3%, which represents a 37% improvement), fewer hospital stays (164 hospital admissions per thousand members for the twelve months ended March 31, 2021, as compared to the Medicare benchmark of 370, which represents a 56% improvement) and fewer emergency room visits (411 emergency room visits per thousand members for the twelve months ended March 31, 2021, as compared to the Medicare national average benchmark of 1,091, which represents a 62% improvement). In 2019, the Healthcare Effectiveness Data and Information Set, or HEDIS, quality score for our members, a tool used by health plans to measure performance on important dimensions of care and service, was 4.7 out of 5.0, as compared to the national average of 4.06.

Strong payor relationships: We predominantly enter into capitated contracts with the nation’s largest payors (including health plans and CMS) to provide holistic, comprehensive healthcare. We predominantly recognize defined per member per month capitated revenue, which, in the case of health plans, is a pre-negotiated percentage of the premium that the health plan receives from CMS. Our contracted recurring revenue model offers us highly predictable revenue and rewards us for providing high-quality care rather than driving a high volume of services. In this capitated arrangement, our goals are well-aligned with payors and patients—the more we improve health outcomes, the more profitable we will be over time. Moreover, due to the clinical outcomes that we have achieved, we have been ranked as the top provider in our markets by multiple health plans. We have developed a special relationship with Humana Inc., or Humana, a market leader among Medicare Advantage plans. We were both the largest and highest quality provider for Humana in Florida, its largest Medicare Advantage market, serving more than 77,000 Humana members as of July 2, 2021, after accounting for our recent acquisitions. See “—Recent Developments” for a description of our recent acquisitions of University Health Care and its affiliates and Doctor’s Medical Center. We are working with Humana to replicate our successful outcomes in other markets and have recently entered into expansion agreements with them which provides a roadmap to opening up to 50 new Humana-funded medical centers in the southwestern U.S. by 2024.

Multi-pronged growth strategy: We have experienced strong growth through our flexible, multi-pronged strategy in both new and existing markets. We have a proven track record of organic growth, having consistently grown membership approximately 40% organically year-over-year between 2017 and 2020, and in the first quarter of 2021. We have successfully developed de novo medical centers, including 15 medical centers in the 12 months ended June 30, 2021. Organic growth has been further fueled by the selective conversion of our best-performing affiliates into Cano owned medical centers, and the purchase of locally adjacent practices that lead to new members and facilities. To date, purchases of these adjacent practices have been immaterial to our overall revenues and growth rates. This growth has been complemented by significant, highly accretive acquisitions such as our recent acquisitions of University Health Care and its affiliates and Doctor’s Medical Center that have enabled us to scale into new markets and build density in existing markets. Finally, direct contracting, a new delivery model in which CMS contracts directly with providers, represents a significant potential increase in the size of the value-based Medicare market.

Strong history of financial performance: We have experienced strong growth since completing our recapitalization in December 2016. For the years ended December 31, 2019 and 2020, we had total revenue of $364.4 million and $829.4 million, respectively, representing a year-over-year growth rate of 127.6% and Adjusted EBITDA of $27.3 million and $69.7 million, respectively, representing a period-over-period increase of 155.3%. In the years ended December 31, 2019 and 2020, we had net losses of $16.2 million and $74.8 million, respectively. For the three months ended March 31, 2020 and 2021, we had total revenue of $135.3 million and $280.1 million, respectively, representing a period-over-period growth rate of 107%, and Adjusted EBITDA of $12.9 million and $22.8 million, respectively, representing a period-over-period increase of 76.7%. Our net loss increased from $2.2 million for the three months ended March 31, 2020 to $10.5 million for the three months ended March 31, 2021.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Metrics” for more information as to how we define and calculate Adjusted EBITDA and for a reconciliation of net loss, the most comparable measure under U.S. generally accepted accounting principles, or GAAP, to Adjusted EBITDA.

Significant Challenges Face the Healthcare System Today

The healthcare system in the U.S. today faces many challenges. The U.S. spends more on healthcare per capita than any other country in the world, but its health outcomes are no better and, in many cases, worse than other comparable nations. The current U.S. healthcare model has significant shortcomings, with poor primary care access and experience, a lack of longitudinal engagement and care coordination for patients, poor use of data to effectively drive decision-making and physicians incentivized to provide higher quantities of procedures over quality of care. The U.S. suffers from lower relative spending on primary care, with approximately 6% of U.S. healthcare spending on primary care compared to an average of approximately 14% across the 37 member countries of the Organization for Economic Co-operation and Development, or OECD. The result is inferior health outcomes, with preventive health services used at approximately 55% of the recommended rate, 18 million avoidable visits to U.S. emergency rooms each year, 28% of Americans with two or more chronic conditions compared to an 18% OECD average and an estimated $850 billion of wasted healthcare spending annually. Moreover, physician satisfaction with the current healthcare model is low. For example, 63% of referring physicians are dissatisfied with the referral process and 70% of specialists rate background information from referrals as fair or poor.

We believe that primary care is uniquely positioned to address these healthcare challenges. By sitting at the top of the funnel, primary care directly influences over $2 trillion of downstream annual healthcare spending in the U.S. For context, an average primary care physician, or PCP, directly generates only $500,000 of annual healthcare revenue, but influences $10 million of annual spending in the broader healthcare ecosystem.

Despite this very actionable opportunity to improve the healthcare ecosystem, the majority of PCP groups are not equipped to use their unique positioning to drive better health outcomes. The majority of the PCP landscape is made up of solo practitioners, small physician groups and independent practice associations that have limited ability to invest in technology, preventive medicine and population health management strategies to proactively manage risk and improve care coordination.

We Deliver Value-Based Primary Care to the Fastest Growing Market in Healthcare

While seniors have an option to select original fee-for-service Medicare, Medicare beneficiaries also have the option to receive enhanced Medicare benefits through private health plans via Medicare Advantage. In Medicare Advantage, CMS pays health plans a monthly sum per member to manage all health expenses of a participating member. This provides the health plans with an incentive to deliver lower-cost, high-quality care. Health plans in turn are incentivized to contract with provider groups that deliver superior patient outcomes and satisfaction levels to their members.

We believe that the traditional fee-for-service model does not optimally incentivize physicians—it incentivizes volume rather than quality, as physicians are paid solely based on the amount of healthcare services they deliver. This leads to less focus on preventive care and care coordination, which often results in inferior long-term health outcomes and ultimately higher healthcare costs for both payors and patients. Value-based care refers to the goal of incentivizing healthcare providers to simultaneously increase quality while lowering the cost of care. Value-based care is viewed by many as a superior payor model, as it aligns the incentives of (i) providers, (ii) payors, and (iii) patients, and drives better care and superior patient experiences. In a value-based care model, providers are able to achieve higher profitability by improving long-term member health outcomes.

As a result, there is a significant shift in Medicare today, from the traditional payment model to value-based care. Medicare Advantage is the fastest growing market in the healthcare industry serving seniors, due in part to an aging population and accelerated healthcare spend. According to the Medicare Payment Advisory Commission, over 10,000 seniors age into Medicare every day, increasing annual Medicare spending of $800 billion in 2020 to a projected $1,250 billion by 2025. Within Medicare, Medicare Advantage penetration is projected to grow from 34% in 2019 to 50% by 2025 at a compounded annual growth rate of 14%. Of the approximately 24.1 million beneficiaries in Medicare Advantage today, only an estimated 30% are currently enrolled in value-based care models, but this percentage is rapidly increasing, and is expected to experience greater than 30% annual growth.

The shift toward Medicare Advantage is driven by enhanced plan benefits and the superior cost-efficiency and quality offered relative to original fee-for-service Medicare. Because of increasing evidence that Medicare Advantage delivers better quality and cost outcomes relative to original fee-for-service Medicare, Medicare Advantage has broad bipartisan political support.

While CMS and Medicare Advantage plans seek value-based care providers to deliver care, few providers are able to effectively and efficiently supply this demand. We focus on capitated contracts where we can make the greatest impact. Our value-based model is predominantly driven by contractual arrangements with payors in which we recognize recurring per member per month capitated revenue. These payors include CMS and managed care organizations like Humana, UnitedHealthcare, Anthem, Aetna (or their respective affiliates) and others contracted by CMS. In return, we are generally responsible for all of the healthcare costs of those members incurred at our primary care locations in addition to all third-party medical expenses (hospital visits, specialist services, surgical services, prescription drug costs, etc.). Given our history with capitated contracts, we have highly predictable member economics with respect to medical costs. In this capitated arrangement, our goals are well-aligned with payors and patients—the more we improve health outcomes, the more profitable we will be over time. Ultimately, we aim to keep our members healthy and eliminate waste of healthcare resources while delivering higher quality care with meaningfully differentiated results, all while sustaining very high member loyalty scores.

Well Positioned to Expand Care to Medicare-Eligible Beneficiaries in Underserved Communities

We have over ten years of experience providing care in communities that suffer from poor access to primary care, low quality care and high amounts of unnecessary spending on healthcare. We believe our experience will position us well to expand into similar new markets. Approximately 50% of our members are dual-eligible, qualifying for both Medicare and Medicaid. These members tend to be sicker than the average Medicare patient, many of whom previously had very limited or no access to quality healthcare.

Our value-based care can make the biggest difference when brought into these underserved communities who need it the most. We are consistently able to serve low-income communities efficiently and are among the only scaled primary care groups making an impact in these communities with a successful track record across multiple markets. Many people in these communities have very limited or no access to quality healthcare. We have added medical centers in economically depressed communities, contributing to their revitalization.

Many seniors choose Medicare Advantage because it offers superior benefits to members at lower overall cost to them. Value-based Medicare contracts (such as Medicare Advantage and new direct contracting programs by CMS) are therefore well suited to fixed-income seniors who cannot afford to incur the cost of either 20% co-payments required with fee-for-service Medicare or supplemental insurance coverage to cover such co-payments and certain other benefits that promote access to care and quality of care.

10+ Year History of Growth Becoming a National Platform

We were founded in 2009 by our Chief Executive Officer, Dr. Marlow Hernandez, at the height of the Great Recession, to address the unmet need for high-quality, patient-centric care in his home community of Pembroke Pines, Florida. Since then, we have evolved into a national platform in response to strong patient, physician and payor demand. Our physician-led management team has been responsible for our success and remains committed to our vision to be the nation’s preeminent value-based primary care provider.

In 2016, we entered into a relationship with InTandem Capital Partners to provide financial support and guidance to fund platform investments and accelerate our growth. We have subsequently expanded our services from two markets in 2017 to 15 markets as of July 2, 2021, while growing membership from 13,685 members in 2017 to approximately 197,000 members as of July 2, 2021, each after accounting for our recent acquisitions. Today, we are one of the largest and most sophisticated independent primary care platforms in the U.S., but still maintain significant growth runway. For context, in Florida, as of July 2, 2021, we maintained an approximately 4.4% share of the Medicare Advantage market and an approximately 2.1% share of the Medicare market as a whole, with plans to rapidly expand across multiple new markets. See “—Recent Developments” below for a description of our recent acquisitions of University Health Care and its affiliates and Doctor’s Medical Center.

The map below illustrates our current and near-term markets, and states which we have identified for potential future expansion. Our future expansion states share important factors with our current markets, including (i) Medicare population density, (ii) underserved demographics, (iii) existing payor relationships, (iv) patient acuity and (v) specialist and hospital access/capacity. We do not currently have definitive agreements in place to begin operating in any of the states we have identified for future expansion. We will likely need to raise additional capital to expand into these states.

	Year Ended December 31,				Three Months Ended March 31
	2017	2018	2019	2020	2020	2021
Markets	2	3	7	14	8	15
Owned medical centers	9	19	35	71	45	72
Members at period end	13,685	25,010	41,518	105,707	61,348	116,895

Services Built Around Principles

We were established to offer high-quality, patient-centric primary care services that reduce costs for both healthcare payors and patients. We partner with healthcare payors, including health plans and the federal government, primarily under capitated contracts to manage all of the healthcare needs of our members. Our success is driven by a relentless focus on the “quadruple goal” of delivering low cost and high-quality care, with a great patient experience, all while developing lifelong bonds with members.

To meet the great challenge facing the healthcare system today and achieve the “quadruple goal,” we follow the following key principles:

•	Patient-Centered: We put members first. We show empathy and treat members like family. Every Cano Health associate takes responsibility for delivering first-class services.

•	Service-Focused: We show initiative at every opportunity and form enduring relationships with our members and our colleagues.

•	Results-Oriented: We are obsessed with clinical outcomes and collaborate to succeed as a team.

•	Trustworthy & Transparent: We always strive to do the right thing—ethically, legally and professionally.

•	Continuously Improving: We are persistent in our pursuit of excellence.

Our Approach

We are entering a new era in healthcare services where value-based care is delivered through an integrated model, which itself becomes a powerful differentiator. We believe that individualization, care coordination, analytics and risk management produce the best healthcare outcomes and results. With this in mind, we believe that we can simultaneously deliver value to patients, providers and payors.

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Patients: Our members are offered services in modern, clean, contemporary medical centers, with same or next day appointments, integrated virtual care, wellness services, ancillary services (such as physiotherapy), home services, transportation, telemedicine and a 24/7 urgency line, all without additional cost to them. This broad-based care model is critical to our success in delivering care to members of low-income communities, including large minority and immigrant populations, with complex care needs, many of whom previously had very limited or no access to quality healthcare. We are proud of the impact we have made in these underserved communities.

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Providers: We believe that providers want to be clinicians. Our employed physicians enjoy a collegial, near-academic environment and the tools and multi-disciplinary support they need to focus on medicine, their patients and their families rather than administrative matters like pre-authorizations, referrals, billing and coding. Our physicians receive ongoing training through regular clinical meetings to review the latest findings in primary care medicine. Furthermore, we offer above-average pay and no hospital call requirements. In addition, our physicians are eligible to receive a bonus based upon patient results, including the reduction in patient emergency room visits and hospital admission, among other metrics.

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Payors: Payors want three things: high-quality care, membership growth and effective medical cost management. We have a multi-year and multi-geography track record of delivering on all three. Our proven track record of high-quality ratings has increased the premiums paid by CMS to health plans, our quality primary-care has driven membership growth, and our scaled, highly professional value- based provider group has delivered quality care.

We enter into employment agreements with our employed providers to delivery services to patients. We also contract with independent physicians and group practices that we do not own through our managed services organization. We enter into Primary Care Physician Provider Agreements, with affiliated physicians pursuant to which we provide administrative services, including payors and specialty provider contract negotiation, credentialing, coding, and managed care analytics. We pay the affiliate a primary care fee and a portion of the surplus of premium in excess of third-party medical costs. The surplus portion paid to affiliates is recorded as direct patient expense. These administrative services arrangements are subject to state laws, including those in certain of the states where we operate, which prohibit the practice of medicine by, and/or the splitting of professional fees with, non-professional persons or entities such as general business corporations.

The Cano Health Care Delivery Platform

The key attributes of the Cano Health care delivery platform are:

CanoPanorama: To turn our principles into results that benefit our members, providers and the healthcare system as a whole, we have created a proprietary and scalable population health management platform known as CanoPanorama. Typically, information across the health system is fragmented and providers lack the resources or skills to get a complete picture regarding a patient. CanoPanorama is designed to solve this issue. It is a purpose-built population health management platform that provides analytics, reports and protocols that inform key care management activities by our employees and physicians. Through CanoPanorama, we have developed processes designed to ensure members receive the right care and physicians receive the right support by utilizing dynamic risk stratification and driving proactive member engagement. CanoPanorama efficiently integrates all member data into one consolidated and centralized repository. The population health management platform digests and produces information in a uniform way, providing reports and unique and personalized analytics that cover every aspect of patient care. Using CanoPanorama, we are able to generate a 360-degree view of our members, which empowers providers to make better care decisions and reduce gaps in care. Importantly, this allows providers to maintain health, not just treat disease.

Clinical excellence: While our members tend to be sicker than the average Medicare patient, they have better outcomes as evidenced by lower mortality rates (2.73% mortality rate for the twelve months ended March 31, 2021, as compared to the Medicare national average fee-for-service benchmark of 4.3%, which represents a 37% improvement), fewer hospital stays (164 hospital admissions per thousand members for the twelve months ended March 31, 2021, as compared to the Medicare national average benchmark of 370, which represents a 56% improvement) and fewer emergency room visits (411 emergency room visits per thousand members for the twelve months ended March 31, 2021, as compared to the Medicare national average benchmark of 1,091, which represents a 62% improvement). In 2019, the HEDIS quality score for our members, a tool used by health plans to measure performance on important dimensions of care and service, was 4.7 out of 5.0, as compared to the national average of 4.06.

Patient focus: We focus on the Medicare-eligible population, particularly through the Medicare Advantage program. This population generally has consistent clinically-cohesive needs which, if properly managed, represents the greatest potential for improved health outcomes. Patient satisfaction can be measured by a provider’s NPS, which measures the loyalty of customers to a company. Our member NPS score of 77 speaks to our ability to consistently deliver high-quality care with superior member satisfaction. In addition to quality medical services and care management programs, we also provide members with social services to keep them active and engaged with others. Dental services and pharmacy delivery are available in many locations.

Relationships with leading health plans: We have established strong relationships with numerous health plans and are an essential component of their provider network. We are capable of delivering membership growth, clinical quality and medical cost management based on our care coordination strategy, differentiated quality metrics and strong relationships with members. We have established ourselves as a top-quality provider across multiple Medicare and Medicaid health plans including Humana, Anthem, Aetna and UnitedHealthcare (or their respective affiliates). We seek to further opportunities to expand our relationship with these plans and others beyond our current markets.

CanoPanorama, Our Proprietary and Scalable Population Health Management Platform

The backbone of our value-based care delivery platform is CanoPanorama, our purpose-built population health management system that provides analytics, reports, and protocols that inform key care management activities by our clinical and non-clinical employees and affiliate physicians. Through CanoPanorama, we have developed processes designed to ensure members receive the right care and physicians receive the right support by acting on dynamic risk stratification and proactive member engagement.

Our proprietary technology-powered model provides the healthcare providers at our medical centers with a 360-degree view of our members along with actionable insights to empower better care decisions and high member engagement. Using CanoPanorama at the time of member enrollment, we are able to identify different patient risk levels, which allows our primary care providers to design and establish more efficient and effective personalized care plans for our members. Following enrollment, CanoPanorama continues to collect data on members from multiple sources and allows our providers to proactively and dynamically deliver individualized care based on changes in the member’s health, all the while allowing us to create targeted campaigns for high-risk members. This allows us to risk stratify our members and apply a highly personalized approach to primary care, chronic care, preventive care and each member’s broader healthcare needs.

CanoPanorama efficiently integrates data from our electronic medical records, care management systems and payor partners into one consolidated and centralized repository. The population health management platform digests and produces information in a uniform way, providing reports and unique and personalized analytics. The system is designed to cover the entire patient care experience in and outside of our medical center locations and efficiently allows for end-to-end care coordination. For example, CanoPanorama can use social determinants of health to inform care coordination, support the 24/7 urgency line by routing data to other parts of the Company, generate action based on algorithms that push alerts to trigger a visit from our Cano@Home service or home delivery of medication with protocols in place designed to ensure medication compliance, utilize data to encourage participation in our wellness program, Cano Life, and route alerts for hospital visits through connectivity with the hospital information exchange. These alerts allow our care managers to intervene immediately to work on discharge protocols as well as transitions of care.

Key highlights of the CanoPanorama system include:

Data Ingestion, Aggregation and Analytics

•	Near real-time data provisioning across the platform;

•	Data warehouses afford high degree of visibility into patient cohorts; and

•	Dynamic risk stratification using third-party and historical encounter data.

Decision Support & Cohort Management

•	Targeted clinical recommendations based on clinician input and ascribed statistical models;

•	Robust suite of proprietary templates, workflows, and alert mechanisms; and

•	Track provider performance and adherence to standards.

Care Coordination

•	Sophisticated algorithms trigger actions across all clinical function;

•	End-to-end coordination across all member touchpoints; and

•	Comprehensive electronic auditing and quality control mechanisms.

Our clinical team develops a care plan for each member that takes into account their risk factors, health conditions and social determinants of health. Low-risk members receive a care plan that focuses on preventive and wellness activities. Medium and high-risk members receive targeted care plans that are customized to address their health needs.

The CanoPanorama system also enables us to establish rigorous measurement protocols across our Company measuring everything from clinical results and member outcomes, to employee satisfaction, to transportation services and member satisfaction. The most important of these measures are included in the key performance indicator reports regularly monitored by our senior management team. This system enables us to take aggressive action where a score misses its objective target creating a cycle of continuous improvement. CanoPanorama also provides value to our employees and physicians by enabling efficient onboarding of employees, and offers support to physicians to optimize quality and utilization. Accordingly, CanoPanorama represents a consistent feedback loop that we use to improve our value proposition.

We Deliver Superior Clinical Results and Patient Satisfaction

We provide personalized care to each member by focusing on wellness and preventive care, care coordination and social determinants of health. Where acute care is needed, we seek to deliver the right care, in the right setting, at the right time. As described earlier, this is supported by our proprietary population health management platform, CanoPanorama, and our modern medical centers, through which we deliver superior clinical results. In 2019, our members received a HEDIS quality score of 4.7 out of 5.0, as compared to the national average of 4.06. HEDIS is a national survey that provides a comprehensive set of standardized performance measures designed to provide purchasers and consumers with the information they need for reliable comparison of health plan performance. HEDIS measures relate to many significant public health issues, such as cancer, heart disease, smoking, asthma and diabetes. Given our average Medicare member age of 73 and the socioeconomic demographic of our member population, we are especially proud of this achievement.

Our reimagined approach to caring for a patient population with a high prevalence of chronic conditions driven by our purpose-built CanoPanorama technology-powered platform has resulted in superior clinical outcomes. Examples of our clinical results among our members include:

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37% lower mortality rate, as compared to the Medicare fee-for-service benchmark mortality rate (2.73% mortality rate for the twelve months ended March 31, 2021, as compared to the Medicare fee-for-service benchmark of 4.3%);

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56% lower hospital admits per thousand members, as compared to the Medicare national average benchmark (164 hospital admissions per thousand members for the twelve months ended March 31, 2021, as compared to the Medicare benchmark of 370);

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62% lower emergency room visits per thousand members, as compared to the Medicare national average benchmark (411 emergency room visits per thousand members for the twelve months ended March 31, 2021, as compared to the Medicare benchmark of 1,091);

•	achieved the 5-star National Committee for Quality Assurance, or NCQA benchmark for diabetes medication adherence across our five largest health plans in 2020; and

•	achieved the 5-star NCQA benchmark for controlling high blood pressure across our five largest health plans in 2020.

Our approach also delivers high member satisfaction. Our members enjoy highly personalized value-based care and their visits to our medical centers cover primary care and ancillary programs such as pharmacy and dental services, in addition to wellness and social services, which lead to healthier and happier members. By integrating member engagement and the Cano Life wellness program within the CanoPanorama platform, we also help foster long-term relationships with members. We believe resulting word-of-mouth referrals contribute to our high organic growth rates.

Patient satisfaction can be measured by a provider’s NPS which measures the loyalty of customers to a company. Our member NPS score of 77 speaks to our ability to consistently deliver high-quality care with superior member satisfaction.

Long-Standing Relationships and Preferred Provider with Leading Health Plans

We have established strong relationships with numerous health plans and are an essential component of their provider networks. In an industry shifting to value-based care, we are a sophisticated and proven solution of scale within a highly fragmented market. Health plans look to achieve three goals when partnering with a provider: membership growth, clinical quality and medical cost management. We are capable of delivering all three based on our care coordination strategy, differentiated quality metrics and strong relationships with members. We have established ourselves as a top-quality provider across multiple Medicare and Medicaid health plans including Humana, Anthem, Aetna and UnitedHealthcare (or their respective affiliates), and we seek to further opportunities to expand our relationship with these plans and others beyond our current markets.

We contract with health plans for globally capitated contracts. Under these contracts, we generally recognize a pre-negotiated percentage of the monthly premium health plans receive from CMS for each managed member. Payors are accelerating adoption of this model because it allows them to lock in a predictable and stable margin and pass off the associated risk of membership healthcare expenses to the provider. Moreover, partnering with sophisticated, scaled and high-quality providers like us allows health plans to achieve greater market share and higher quality scores, which are financially rewarded by CMS. Our relationships with our payor partners go back as many as ten years and are generally evergreen in nature. We are viewed as a critical distributer of effective healthcare with market-leading clinical outcomes (led by primary care), and as such we believe our payor relationships will continue to be enduring.

In particular, we are an important partner for Humana, a market leader among Medicare Advantage plans. In Florida, Humana’s largest Medicare Advantage market, we were Humana’s largest and highest quality primary care provider serving more than 77,000 Humana members as of July 2, 2021, taking into account our recent acquisitions. See “—Recent Developments” for information regarding our recent acquisitions of University Health Care and its affiliates and Doctor’s Medical Center. Humana has indicated a strong desire to partner with sophisticated primary care providers in its other core markets, but in most of those markets, there is a scarcity of primary care providers that have our capabilities. Seeking a best-in-class, value-based provider partner to enhance its member retention, quality, margins and growth, Humana has entered into agreements with us that provide a roadmap to our opening up to 50 Humana-funded medical centers in the southwestern U.S. by 2024. In 2020, pursuant to our expansion agreements with Humana, we opened four medical centers in San Antonio, Texas and three medical centers in Las Vegas, Nevada. Between 2021 and 2024, we intend to work with Humana to open additional medical centers in other cities across the southwestern U.S. Humana has been granted a right of first refusal on any sale, lease, license or other disposition, in one transaction or a series of related transactions, of assets, businesses, divisions or subsidiaries that constitute 20% or more of the net revenues, net income or assets of, or any equity transaction (including by way of merger, consolidation, recapitalization, exchange offer, spin-off, split-off, reorganization or sale of securities) that results in a change of control of, PCIH, Seller, or the Company or its subsidiary, HP MSO, LLC.

Our Multi-Pronged Growth Strategy

Our flexible, multi-pronged development strategy in both existing and new markets is designed to promote rapid growth primarily through (i) ongoing organic growth in current markets, (ii) continued expansion into new markets across the nation, (iii) execution of our accretive acquisition strategy and (iv) our direct contracting opportunity.

Organic Growth in Current Markets

We have demonstrated consistent organic membership growth of approximately 40% annually between 2017 and 2020, and in the first quarter of 2021. Organic growth is driven by increasing capacity at existing medical centers, ramping new de novo medical centers, consolidating the best-performing of our existing affiliates, and acquiring small nearby practices whose patients and facilities are blended with our nearby owned medical centers. Our existing medical centers in South Florida currently operate at approximately 50% of capacity, providing us with the ability to significantly increase our membership without the need for significant capital expenditures. In medical centers that are approaching full capacity, we are able to augment our footprint by expanding our existing medical centers, and by opening de novo centers or acquiring centers that are a more convenient “medical home” for our members. Importantly, we are able to leverage our affiliate providers to enhance growth in a very capital-efficient manner by acquiring the best-performing affiliates and adding these providers to new or existing medical centers. We expect to build at least 15 to 20 de novo medical centers in 2021 and 54 to 59 in 2022. We will be required to raise additional capital through new equity or debt financings or the incurrence of additional indebtedness to support these plans. We have historically successfully developed de novo medical centers, including 15 medical centers in the 12 months ended June 30, 2021. With our proven ability to leverage existing infrastructure and ramp up new medical centers quickly, our historical average time to breakeven for de novo centers that have achieved profitability to date has been four to six months.

Continued Expansion into New Markets

We have successfully entered into 13 new markets since 2017 and as of March 31, 2021 are operating in 15 markets in Florida, Texas, Nevada and Puerto Rico. When entering a new market, we tailor our entry strategy to the characteristics of the specific market and provide a customized solution to meet that market’s needs. When choosing a market to enter, we look at various factors, including (i) Medicare population density, (ii) underserved demographics, (iii) existing payor relationships, (iv) patient acuity and (v) specialist and hospital access/capacity. We typically choose a location that is highly visible and accessible and work to enhance brand development pre-entry. Our flexible medical center design allows us to adjust to local market needs by building medical centers that range from approximately 7,000 to 20,000 square feet that may include ancillary services such as pharmacies and dental services. We seek to grow member engagement through targeted multi-channel marketing, community outreach and use of mobile clinics to expand our reach. When entering a new market, based on its characteristics and economics, we decide whether it makes most sense to buy existing medical centers, build de novo medical centers or to help manage members’ healthcare via affiliate relationships. This highly flexible model enables us to choose the right solution for each market.

Execute on Accretive Acquisitions

We supplement our organic growth through our accretive acquisition strategy, which allows us to enter new markets, and extend our services. We have a successful acquisition and integration track record. For additional information regarding certain of our recent acquisitions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Performance—Significant Acquisitions.” We have established a rigorous data-driven approach and the necessary infrastructure to identify, acquire and quickly integrate targets. We have a strong pipeline of acquisition targets and dedicated teams assigned to sourcing and integrating acquisitions. We not only integrate the new medical centers into our population health management system, CanoPanorama, but also invest in marketing, technology and operations for our acquired medical centers, which helps increase enrollment, improve documentation and coding and drive efficient workflows. We have also developed detailed processes and maintain dedicated teams for managing acquisition and integration activities. Our historical experience highlights our proven track record of fully integrating acquisitions within three to four months and achieving robust near-term earnings growth through operational improvements. We will be required to raise additional capital through new equity or debt financings or the incurrence of additional indebtedness to support our acquisition strategy.

Direct Contracting Opportunity

Direct contracting is a new delivery model in which CMS contracts directly with providers designated as Direct Contracting Entities, or DCEs, and is part of CMS’ strategy to drive broader healthcare reform and accelerate the shift from original fee-for-service Medicare toward value-based care models. A key aspect of direct contracting is providing new opportunities for a variety of different DCEs to participate in capitated arrangements in Medicare fee-for-service. Relative to existing initiatives, the payment model options also include a reduced set of quality measures that focuses more on outcomes and beneficiary experience than on process. Our wholly owned subsidiary, American Choice Healthcare, LLC, was one of 41 unique companies chosen by CMS as a DCE to participate in the Implementation Period of the Direct Contracting Model for Global and Professional Options, which ran from October 1, 2020 through March 31, 2021. The Implementation Period provided us an opportunity to prepare for the first Performance Year which began on April 1, 2021. We were assigned approximately 8,100 beneficiaries under this program. According to the industry group HCP-LAN, a shift toward value-based care for Medicare patients (e.g., direct contracting) may increase the share of Medicare value-based payments from 30% of total payments in 2020 to 100% by 2025, tripling the current value-based Medicare market to $800 billion.

Competition

We compete directly with national, regional and local providers of healthcare for members and physicians. There are many other companies and individuals currently providing healthcare services, many of which have been in business longer and/or have substantially more resources. There have been increased trends towards consolidation and vertical integration in the healthcare industry, including an influx of additional capital. Since there are virtually no substantial capital expenditures required for providing healthcare services, there are few financial barriers to entry in the healthcare industry. Other companies could enter the healthcare industry in the future and divert some or all of our business. Our ability to compete successfully varies from location to location and depends on a number of factors, including the number of competing primary care facilities in the local market and the types of services available at those facilities, our local reputation for quality care of members, the commitment and expertise of our medical staff, our local service offerings and community programs, the cost of care in each locality, and the physical appearance, location, age and condition of our facilities.

Impact of COVID-19

Despite operating in the worst pandemic in over 100 years, our recurring revenue model has allowed us to remain economically resilient throughout the coronavirus disease 2019, or COVID-19, and the economic downturn resulting from the pandemic.

Once the outbreak gained momentum, we remained open and augmented our program, 24/7 urgency line and pharmacy home delivery to enable members to access needed care and support in their home. We successfully pivoted to a telemedicine offering for routine care in order to protect and better serve our members, staff and community. Our medical centers remained open for urgent visits and necessary procedures.

We made a conscious decision not to furlough any of our employees, even if their function was disrupted by COVID-19. We believe this decision has and will continue to engender loyalty from our employees and was in effect an investment in our staff and a meaningful demonstration of a corporate culture that values our employees, especially during times of heightened stress.

As COVID-19 cases grew nationally, we took immediate action and deployed a specific COVID-19 focused module under CanoPanorama that allows physicians to screen members for COVID-19 and related complications, as well as to refer them to a specialized team that is dedicated to helping COVID-19 members. The module includes 20 questions that were sent to members on a daily basis, collecting hundreds of thousands of responses in the process. An algorithm then assessed the risk level of each member who responded and high-risk members were referred to our COVID-19 taskforce. The taskforce then employed updated algorithms and treatment tools to treat those members based on the latest guidance.

The net result of our actions translated to:

•	over 472,000 completed PCP visits (both in person and televisits) between March 23, 2020 and March 31, 2021 using CanoPanorama;

•	over 95% of PCP visits were conducted as televisits at the peak of COVID-19 in mid-April 2020; and

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an approximately 60% lower mortality rate, based on a study we conducted comparing our managed care members with an age- and gender-matched mirror group in the state of Florida from April 1, 2020 to May 31, 2020.

Based on our experience operating in the COVID-19 environment, we have identified the following learnings and trends:

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We are in a position to provide more services to members with our telemedicine and mobile health solutions, including Cano@Home, which increases member access to care and decreases the cost of service.

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Being able to serve more members with telemedicine solutions creates additional touchpoints for us as well as additional opportunities to capture timely data regarding member medical conditions and needs. This provides more opportunities to trigger actions through CanoPanorama designed to enhance the well-being of our members.

•

We believe that many of our members will look for opportunities to reconnect in person with others after the crisis abates. Our wellness centers are designed to foster social interaction that members crave and we believe this will make our medical center offerings more attractive and result in increased enrollment of new members.

•	Based on the high scores in the member satisfaction surveys conducted during the COVID-19 pandemic, we believe that our member retention rates following the crisis will remain above industry norms.

Recent Developments

Acquisition of University Health Care

On June 14, 2021, we completed the acquisition of University, a private medical provider dedicated to comprehensive, dependable medical services in local communities, for $600 million in cash and shares of Class A common stock. The bolt-on acquisition to our proprietary population health management platform will leverage our high quality operational and clinical care services to improve health outcomes for University patients while strengthening our position in the fragmented Florida market.

University aligns with our model, which provides members access, quality, and wellness through a high- touch and high-tech model of care. Both of our companies share a similar culture, and both companies’ staff seek to build lifelong bonds with their members.

University strategically:

•	Adds approximately 24,000 Medicare Advantage members.

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Increases our capitated Medicare organic membership and revenue growth due to a significant increase in clinical capacity and leveraging of our robust brand in the markets in which University operates.

•	Creates synergies by adding affiliate providers to the CanoPanorama platform and medical center operations.

•	Improves University’s medical claims expense ratio through operational enhancements such as Cano@Home, a 24/7 urgency line, and care management programs.

•	Leverages CanoPanorama, our proprietary population health management technology platform, delivering improved health incomes to a larger set of patients.

•	Expands our leading market share in Florida, the number one Medicare Advantage market in the US.

Acquisition of Doctor’s Medical Center

On July 2, 2021, we completed the acquisition of DMC, for $300 million in cash. DMC is a primary care provider offering an innovative and integrated approach to Medicare, Medicaid, and the Patient Protection and Affordable Care Act of 2010, as amended, or the ACA, members across 18 medical centers in South Florida. DMC expands our membership, and further enhances our leading position in the fragmented Florida market. With 15 of the 18 medical centers serving predominantly adult and pediatric Medicaid members, the addition of DMC also enables us to deliver more targeted services to its existing Medicaid and ACA members.

DMC brings our care model – built on access, quality, and wellness – to DMC’s Medicare, Medicaid and ACA members, further positioning us as the provider of choice in the communities DMC serves. DMC also expands our longstanding partnership with Humana.

DMC strategically:

•	Grows our membership base with the addition of approximately 7,000 Medicare Advantage members, 31,000 Medicaid members, and 14,000 ACA members.

•	Increases capacity for Medicare Advantage members at our medical centers and enables focused delivery of services tailored to senior patients.

•	Provides targeted services based on DMC’s model of specialized Medicaid medical centers with services appropriate to its pediatric and adult members.

•	Improves management of our existing Medicaid member population by leveraging specialized services at DMC centers.

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Builds upon our strong relationship with Humana by expanding and enhancing services for Humana’s Medicaid members in Florida, making us the largest independent value-based primary care provider to both Medicare and Medicaid patients in the State of Florida.

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The acquisitions of University and DMC increase our pro forma membership to approximately 197,000 members with over 600 clinical support employees at our 106 owned medical centers, and over 800 affiliate providers. The acquisitions of University and DMC deliver on our strategic objective to build, buy, and manage medical practices. We continue to pursue three key initiatives to realize the significant opportunity in value-based primary care: 1) organic growth, 2) new market entry and 3) targeted acquisitions.

We have completed several other smaller acquisitions and, consistent with our strategy, we at any time may be considering other potential acquisition targets, some of which may be significant individually or in the aggregate.

Bridge Loan Agreement

In addition, on July 2, 2021, in connection with the acquisition of DMC, we entered into a Bridge Loan Agreement, or the Bridge Loan Agreement, with certain lenders and Credit Suisse AG, Cayman Islands Branch, as administrative agent, pursuant to which, subject to the conditions set forth therein, the lenders provided a $250.0 million unsecured bridge term loan for the benefit of certain of our subsidiaries. See “Business—Description of Indebtedness—Bridge Loan Agreement.”

Risk Factors Summary

An investment in our securities is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors.” These risks include, but are not limited to, the following:

•	Under most of our agreements with health plans, we assume some or all of the risk that the cost of providing services will exceed our compensation.

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Our revenues and operations are dependent upon a limited number of key existing payors and our continued relationship with those payors, and disruptions in those relationships (including renegotiation, non-renewal or termination of capitation agreements) or the inability of such payors to maintain their contracts with CMS could adversely affect our business.

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COVID-19 or other pandemic, epidemic, or outbreak of an infectious disease may have an adverse effect on our business, results of operations, financial condition and cash flows, the nature and extent of which are highly uncertain and unpredictable.

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Reductions in the quality ratings of the health plans we serve or our Medicare Risk Adjustment scores could have a material adverse effect on our business, results of operations, financial condition and cash flows.

•	Our medical centers are concentrated in certain geographic regions, which makes us sensitive to regulatory, economic, environmental and competitive conditions in those regions.

•	We primarily depend on reimbursements by third-party payors, which could lead to delays and uncertainties in the reimbursement process.

•	We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve or maintain profitability.

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We depend on our senior management team and other key employees, and the loss of one or more of these employees or an inability to attract and retain other highly skilled employees could harm our business.

•	If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and member satisfaction or adequately address competitive challenges.

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We may not be able to identify suitable de novo expansion opportunities, engage with payors in new markets to continue extension of financial risk-sharing model agreements that have proved successful in our existing markets or cost-effectively develop, staff and establish such new medical centers in new markets.

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We conduct business in a heavily regulated industry, and if we fail to comply with applicable state and federal healthcare laws and government regulations or lose governmental licenses, we could incur financial penalties, become excluded from participating in government healthcare programs, be required to make significant operational changes or experience adverse publicity, which could harm our business.

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We may not be able to identify suitable acquisition candidates, complete acquisitions or successfully integrate acquisitions, and acquisitions may not produce the intended results or may expose us to unknown or contingent liabilities.

•	Reductions in Medicare reimbursement rates or changes in the rules governing the Medicare program could have a material adverse effect on our financial condition and results of operations.

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Our business could be harmed if the ACA is overturned or by any legislative, regulatory or industry change that reduces healthcare spending or otherwise slows or limits the transition to more assumption of risk by healthcare providers.

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Our use, disclosure, and other processing of personally identifiable information, including health information, is subject to the regulations implementing the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and their implementing regulations, or HIPPA, and other federal and state privacy and security regulations. If we suffer a data breach or unauthorized disclosure, we could incur significant liability including government and private investigations and claims of privacy and security non-compliance. We could also suffer significant reputational harm as a result and, in turn, a material adverse effect on our member base and revenue.

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We may be subject to legal proceedings and litigation, including intellectual property, privacy and medical malpractice disputes, which are costly to defend and could materially harm our business and results of operations.

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Our existing indebtedness could adversely affect our business and growth prospects. The terms of the Credit Agreement (defined below) restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

If we are unable to adequately address these and other risks we face, our business, results of operations, financial condition and prospects may be harmed.

Emerging Growth Company

The Jumpstart Our Business Startups Act, or the JOBS Act, was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as “emerging growth companies.” We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public reporting requirements, including not being required to have our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, certain reduced disclosure requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements and exemptions from the requirement that we hold a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an emerging growth company.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. Accordingly, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of the completion of this offering.

It is currently anticipated that Cano may lose its “emerging growth company” status as of the end of the year ending December 31, 2021. For certain risks related to our status as an emerging growth company, see the section titled “Risk Factors—Risks Related to Our Class A Common Stock and Being a Public Company.”

Corporate Information

We were incorporated on December 27, 2019 as a Cayman Islands exempted company. Upon the Closing, we changed our name to Cano Health, Inc. Our principal executive office is located at 9725 NW 117th Avenue, Suite 200, Miami, FL 33178, and our telephone number is (855) 226-6633. Our website address is www.canohealth.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

The following summary of the offering contains basic information about the offering and our Class A common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our Class A common stock, please refer to the section titled “Description of Capital Stock.”

Issuance of Class A Common Stock

Shares of Class A common stock offered by us	265,041,612 shares of our Class A common stock, which consists of (i) up to an aggregate of 231,508,279 shares of our Class A common stock underlying an equal number of shares of Class B common stock, (ii) up to an aggregate of 10,533,333 shares of our Class A common stock that may be issued upon exercise of the private placement warrants to purchase shares of Class A common stock that were issued to the Sponsor as part of the private placement units, which are substantially identical to the public warrants, subject to certain limited exceptions and (iii) up to an aggregate of 23,000,000 shares of our Class A common stock that may be issued upon exercise of public warrants to purchase shares of Class A common stock.

Class A common stock outstanding prior to the exercise of warrants	166,243,491 shares as of the date of this prospectus.

Class A common stock outstanding after the exercise of warrants	195,943,491 shares, based on total shares outstanding as of the date of this prospectus.

Resale of Class A Common Stock and Warrants

Shares of Class A common stock offered by the Selling Securityholders	339,291,612 shares of our Class A common stock, including (i) up to an aggregate of 248,758,279 shares of our Class A common stock that may be sold by the Selling Securityholders, (ii) up to an aggregate of 10,533,333 shares of our Class A common stock that may be issued upon exercise of the private warrants and (iii) up to an aggregate of 80,000,000 PIPE Shares.

Warrants offered by the Selling Securityholders	10,533,333 private warrants.

Use of proceeds	All of the shares of Class A common stock and warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash.

Market for our Class A common stock and warrants	Our Class A common stock and warrants are listed on the NYSE under the symbols “CANO” and “CANO WS”, respectively.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	the benefits of the Business Combination;

•	our financial and business performance;

•	changes in our strategy, future operations, financial position, estimated revenues and losses, forecasts, projected costs, prospects and plans;

•

the risk that our gross profit margins may be adversely impacted by a variety of factors, including variations in raw materials pricing, retail customer requirements and mix, sales velocities and required promotional support;

•

changes in applicable laws or regulations, including with respect to health plans and payors and our relationships with such plans and payors, and provisions that impact Medicare and Medicaid programs;

•	our ability to realize expected results with respect to patient membership, revenue and earnings;

•	our ability to enter into new markets and success of acquisitions;

•	the risk that we may not be able to procure sufficient space as we continue to grow and open additional medical centers;

•	our predictions about need for our wellness centers after the COVID-19 pandemic, including the attractiveness of our offerings and member retention rates;

•

competition in our industry, the advantages of our products and technology over competing products and technology existing in the market, and competitive factors including with respect to technological capabilities, cost and scalability;

•	the impact of health epidemics, including the COVID-19 pandemic, on our business and industry and the actions we may take in response thereto;

•	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	our future capital requirements and sources and uses of cash;

•	our business, expansion plans and opportunities;

•	anticipated financial performance, including gross margin, and the expectation that our future results of operations will fluctuate on a quarterly basis for the foreseeable future;

•	expected our capital expenditures, cost of revenue and other future expenses, and the sources of funds to satisfy liquidity needs;

•	our ability to maintain proper and effective internal controls; and

•	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties.

Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the ability to maintain the listing of our Class A common stock on the NYSE;

•

the price of our securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which we operate, variations in performance across competitors, changes in laws and regulations affecting our business and changes in our capital structure;

•	the risk of downturns and the possibility of rapid change in the highly competitive industry in which we operate;

•	the risk that we will need to raise additional capital to execute our business plan, which may not be available on acceptable terms or at all;

•	the risk that we experience difficulties in managing our growth and expanding operations;

•	the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations;

•	the risk of product liability or regulatory lawsuits or proceedings relating to our products and services;

•	the risk that we are unable to secure or protect our intellectual property; and

•	other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the other information in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of our Class A common stock could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this prospectus to our business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, financial condition, results of operations, revenue and our future prospects. The material and other risks and uncertainties summarized above and described below are not intended to be exhaustive and are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

Under most of our agreements with health plans, we assume some or all of the risk that the cost of providing services will exceed our compensation.

Approximately 94.4% and 95.7% of our total revenue for the years ended December 31, 2019 and 2020, respectively, and approximately 94.4% and 95.3% of our total revenue for the three months ended March 31, 2020 and 2021, respectively, is capitated revenue, which, in the case of health plans, is a pre-negotiated percentage of the premium that the health plan receives from CMS. While there are variations specific to each agreement, we generally contract with health plans to receive recurring per member per month revenue and assume the financial responsibility for the healthcare expenses of our members. This type of contract is referred to as a “capitation” contract. To the extent that members require more care than is anticipated and/or the cost of care increases, aggregate fixed compensation amounts, or capitation payments, may be insufficient to cover the costs associated with treatment. If medical costs and expenses exceed estimates, except in very limited circumstances, we will not be able to increase the fee received under these capitation agreements during their then-current terms and we could suffer losses with respect to such agreements. While we maintain stop-loss insurance for our members, protecting us for medical claims per episode in excess of certain levels, future claims could exceed our applicable insurance coverage limits or potential increases in insurance premiums may require us to decrease our level of coverage.

Changes in our anticipated ratio of medical expense to revenue can significantly impact our financial results. Accordingly, the failure to adequately predict and control medical costs and expenses and to make reasonable estimates and maintain adequate accruals for incurred but not reported claims could have a material adverse effect on our business, results of operations, financial condition and cash flows. Additionally, the Medicare expenses of our members may be outside of our control in the event that members take certain actions that increase such expenses, such as unnecessary hospital visits.

Historically, our medical costs and expenses as a percentage of revenue have fluctuated. Factors that may cause medical expenses to exceed estimates include:

•	the health status of our members;

•	higher levels of hospitalization among our members;

•	higher than expected utilization of new or existing healthcare services or technologies;

•	an increase in the cost of healthcare services and supplies, whether as a result of inflation or otherwise;

•	changes to mandated benefits or other changes in healthcare laws, regulations and practices;

•	increased costs attributable to specialist physicians, hospitals and ancillary providers;

•	changes in the demographics of our members and medical trends;

•	contractual or claims disputes with providers, hospitals or other service providers within and outside a health plan’s network;

•	the occurrence of catastrophes, major epidemics or pandemics, including COVID-19, or acts of terrorism; and

•	the reduction of health plan premiums.

Our revenues and operations are dependent upon a limited number of key existing payors and our continued relationship with those payors, and disruptions in those relationships (including renegotiation, non-renewal or termination of capitation agreements) or the inability of such payors to maintain their contracts with CMS could adversely affect our business.

Our operations are dependent on a concentrated number of payors with whom we contract to provide services to members. Contracts with three such payors accounted for approximately 61.8 and 69.8% of total revenues for the years ended December 31, 2019 and 2020, respectively, and approximately 61.5% and 73.7% for the three months ended March 31, 2020 and 2021, respectively. Contracts with three such payors accounted for approximately 44.1% and 67.1% of total accounts receivable as of December 31, 2019 and 2020, respectively, and approximately 77.5% as of March 31, 2021. The loss of revenue from these contracts could have a material adverse effect on our business, results of operations, financial condition and cash flows. We believe that a majority of our revenues will continue to be derived from a limited number of key payors, who may terminate their contracts with us or our physicians credentialed by them for convenience on short term notice, or upon the occurrence of certain events. The sudden loss of any of our payor partners or the renegotiation of any of our payor contracts could adversely affect our operating results. In particular, we have recently entered into expansion agreements with Humana which provide a roadmap to opening up to 50 new Humana-funded medical centers in the southwestern U.S. by 2024, Humana may decline to fund additional medical centers, which would have an adverse effect on our growth and future prospects. In the ordinary course of business we engage in active discussions and renegotiations with payors in respect of the services we provide and the terms of our payor agreements. As the payors’ businesses respond to market dynamics and financial pressures, and as payors make strategic business decisions in respect of the lines of business they pursue and programs in which they participate, certain of our payors may seek to renegotiate or terminate their agreements with us. These discussions could result in reductions to the fees and changes to the scope of services contemplated by our original payor contracts and consequently could negatively impact our revenues, business and prospects.

In the ordinary course of business, we engage in active discussions and renegotiations with payors in respect of the services we provide and the terms of our payor agreements. As the payors’ businesses respond to market dynamics and financial pressures, and as payors make strategic business decisions in respect to the lines of business they pursue and programs in which they participate, certain of our payors may seek to renegotiate or terminate their agreements with us. These discussions could result in reductions to the fees and changes to the scope of services contemplated by our original payor contracts and consequently could negatively impact our revenues, business and prospects.

Because we rely on a limited number of payors for a significant portion of our revenues, we depend on the creditworthiness of these payors. Our payors are subject to a number of risks, including reductions in payment rates from governmental programs, higher than expected health care costs and lack of predictability of financial results when entering new lines of business, particularly with high-risk populations. If the financial condition of our payor partners declines, our credit risk could increase. Should one or more of our significant payor partners declare bankruptcy, be declared insolvent or otherwise be restricted by state or federal laws or regulation from continuing in some or all of their operations, this could adversely affect our ongoing revenues, the collectability of our accounts receivable, our bad debt reserves and our net income. If a plan with which we contract loses its Medicare contracts with CMS, receives reduced or insufficient government reimbursement under the Medicare program, decides to discontinue its Medicare Advantage, or MA, and/or commercial plans, decides to contract with another company to provide capitated care services to its members, or decides to directly provide care, our contract with that plan could be at risk and we could lose revenue.

Under most of our capitation agreements with health plans, the health plan is generally permitted to modify the benefit and risk obligations and compensation rights from time to time during the terms of the agreements. If a health plan exercises its right to amend its benefit and risk obligations and compensation rights, we are generally allowed a period of time to object to such amendment. If we so object, under some of the capitation agreements, either party may terminate the applicable agreement upon a certain period of prior written notice. If we enter into capitation contracts with unfavorable economic terms, or a capitation contract is amended to include unfavorable terms, we could suffer losses with respect to such contract. Since we do not negotiate with CMS or any health plan regarding the benefits to be provided under their plans, we often have just a few months to familiarize ourselves with each new annual package of benefits we are expected to offer. Depending on the health plan at issue and the amount of revenue associated with the health plan’s capitation agreement, the renegotiated terms or termination could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Although we have contracts with many payors, these contracts may be terminated before their term expires for various reasons, such as changes in the regulatory landscape and poor performance by us, subject to certain conditions. Certain of our contracts are terminable immediately upon the occurrence of certain events. Certain of our contracts may be terminated immediately by the partner if we lose applicable licenses, go bankrupt, lose our liability insurance or receive an exclusion, suspension or debarment from state or federal government authorities. Additionally, if a payor were to lose applicable licenses, go bankrupt, lose liability insurance, become insolvent, file for bankruptcy or receive an exclusion, suspension or debarment from state or federal government authorities, our contract with such payor could in effect be terminated. In addition, certain of our contracts may be terminated immediately if we become insolvent or file for bankruptcy. If any of our contracts with our payors is terminated, we may not be able to recover all fees due under the terminated contract, which may adversely affect our operating results. If any of these contracts were terminated, certain members covered by such plans may choose to shift to another primary care provider within their health plan’s network. Moreover, our inability to maintain our agreements with health plans with respect to their members or to negotiate favorable terms for those agreements in the future could result in the loss of members and could have a material adverse effect on our profitability and business.

COVID-19 or other pandemic, epidemic, or outbreak of an infectious disease may have an adverse effect on our business, results of operations, financial condition and cash flows, the nature and extent of which are highly uncertain and unpredictable.

The severity, magnitude and duration of the current COVID-19 pandemic is uncertain and rapidly changing. As of the date of this prospectus, the extent to which the COVID-19 pandemic may impact our business, results of operations and financial condition remains uncertain.

Numerous state and local jurisdictions, including all markets where we operate, have imposed, and others in the future may impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. Such orders or restrictions have resulted in periods of remote operations at our headquarters and medical centers, work stoppages among some vendors and suppliers, slowdowns and delays, travel restrictions and cancellation of events and have restricted the ability of our front-line outreach teams to host and attend community events, among other effects, thereby negatively impacting our operations. Other disruptions or potential disruptions include restrictions on the ability of our personnel to travel; inability of our suppliers to manufacture goods and to deliver these to us on a timely basis, or at all; inventory shortages or obsolescence; delays in actions of regulatory bodies; diversion of or limitations on employee resources that would otherwise be focused on the operations of our business, including because of sickness of employees or their families or the desire of employees to avoid contact with groups of people; business adjustments or disruptions of certain third parties; and additional government requirements or other incremental mitigation efforts. The extent to which the COVID-19 pandemic impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity and spread of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. In addition, the COVID-19 virus disproportionately impacts older adults, especially those with chronic illnesses, which describes many of our members.

It is not currently possible to reliably project the direct impact of COVID-19 on our operating revenues and expenses. Key factors include the duration and extent of the outbreak in areas in which we operate as well as societal and governmental responses. Members may continue to be reluctant to seek necessary care given the risks of the COVID-19 pandemic. For instance, we experienced a year over year decrease in utilization of services during March through December of 2020 and utilization may be impacted by future changes in COVID-19 infection rates. This could have the effect of deferring healthcare costs that we will need to incur in later periods and may also affect the health of members who defer treatment, which may cause our costs to increase in the future. Further, as a result of the COVID-19 pandemic, we may experience slowed growth or a decline in new member demand. We also may experience increased internal and third-party medical costs as we provide care for members suffering from COVID-19. This increase in costs may be particularly significant given the significant number of our members who are under capitation agreements. We may also incur liabilities related to our operations during the COVID-19 pandemic. For instance, in May 2020, we received a subpoena from the U.S. Department of Justice, or DOJ, seeking records relating to our prescription of hydroxychloroquine during the early days of the pandemic. We reached an agreement with DOJ to make a partial production of documents related to the matter, which we fulfilled in July 2020. We have not had any further interactions with DOJ on this matter. Further, we may face increased competition due to changes to our competitors’ products and services, including modifications to their terms, conditions, and pricing that could materially adversely impact our business, results of operations, and overall financial condition in future periods.

In response to the COVID-19 pandemic, we made operational changes to the staffing and operations of our medical centers to minimize potential exposure to COVID-19. If the COVID-19 pandemic worsens, especially in regions where we have offices or medical centers, our business activities originating from affected areas could be adversely affected. Disruptive activities could include business closures in impacted areas, further restrictions on our employees’ and service providers’ ability to travel, impacts to productivity if our employees or their family members experience health issues, and potential delays in hiring and onboarding of new employees. We are unable to predict the effect that an increased focus on providing COVID-19 vaccines to our members may have on our operations or our financial results. We may take further actions that alter our business operations as may be required by local, state, or federal authorities or that we determine are in the best interests of our employees. Such measures could negatively affect our sales and marketing efforts, employee productivity or member retention, any of which could harm our financial condition and business operations.

Due to the COVID-19 pandemic, we may not be able to document the health conditions of our members as completely as we have in the past. Medicare pays capitation using a “risk adjustment model,” which compensates providers based on the health status (acuity) of each individual member. Payors with higher acuity members receive more, and those with lower acuity members receive less. Medicare requires that a patient’s health issues be documented annually regardless of the permanence of the underlying causes. Historically, this documentation was required to be completed during an in-person visit with a patient. As part of the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, Medicare is allowing documentation for conditions identified during video visits with patients. However, given the disruption caused by COVID-19, it is unclear whether we will be able to document the health conditions of our members as comprehensively as we did in 2019, which may adversely impact our revenue in future periods.

The COVID-19 pandemic could also cause our third-party data center hosting facilities and cloud computing platform providers, which are critical to our infrastructure, to shut down their business, experience security incidents that impact our business, delay or disrupt performance or delivery of services, or experience interference with the supply chain of hardware required by their systems and services, any of which could materially adversely affect our business. Further, the COVID-19 pandemic has resulted in our employees and those of many of our vendors working from home and conducting work via the internet, and if the network and infrastructure of internet providers becomes overburdened by increased usage or is otherwise unreliable or unavailable, our employees,’ and our vendors’ employees,’ access to the internet to conduct business could be negatively impacted. Limitations on access or disruptions to services or goods provided by or to some of our suppliers and vendors upon which our platform and business operations relies, could interrupt our ability to provide our platform, decrease the productivity of our workforce, and significantly harm our business operations, financial condition, and results of operations.

Our platform and the other systems or networks used in our business may experience an increase in attempted cyber-attacks, targeted intrusion, ransomware, and phishing campaigns seeking to take advantage of shifts to employees working remotely using their household or personal internet networks and to leverage fears promulgated by the COVID-19 pandemic. The success of any of these unauthorized attempts could substantially impact our platform, the proprietary and other confidential data contained therein or otherwise stored or processed in our operations, and ultimately our business. Any actual or perceived security incident also may cause us to incur increased expenses to improve our security controls and to remediate security vulnerabilities.

The extent and continued impact of the COVID-19 pandemic on our business and future results will depend on certain developments, including: the duration and spread of the outbreak; government responses to the pandemic; the impact on our members; the availability and efficacy of a vaccine; the impact on industry, or employee events; and the effect on our partners and supply chains, all of which are uncertain and cannot be predicted. Because of our business model, the full impact of the COVID-19 pandemic may not be fully reflected in our results of operations and overall financial condition until future periods.

To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, including but not limited to those relating to cyber-attacks and security vulnerabilities, interruptions or delays due to third parties or our ability to raise additional capital or generate sufficient cash flows necessary to fulfill our obligations under our existing indebtedness or to expand our operations.

Reductions in the quality ratings of the health plans we serve or our Medicare Risk Adjustment scores could have a material adverse effect on our business, results of operations, financial condition and cash flows.

As a result of the ACA, the level of reimbursement each health plan receives from CMS is dependent, in part, upon the quality rating of the Medicare plan. Under the Medicare Advantage plans’ star rating system, lower star ratings correspond to lower quality ratings. Such ratings impact the percentage of any cost savings rebate and any bonuses earned by such health plan. Since a significant portion of our revenue is expected to be calculated as a percentage of CMS reimbursements received by these health plans with respect to our members, reductions in the quality ratings of a health plan that we serve could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Given each health plan’s control of its local plans and the many other providers that serve such plans, we believe that we will have limited ability to influence the overall quality rating of any such plan. The Balanced Budget Act passed in February 2018 implemented certain changes to prevent artificial inflation of star ratings for Medicare Advantage plans offered by the same organization. In addition, CMS has terminated plans that have had a rating of less than three stars for three consecutive years, whereas Medicare Advantage plans with five stars are permitted to conduct enrollment throughout almost the entire year. Because low quality ratings can potentially lead to the termination of a plan that we serve, we may not be able to prevent the potential termination of a contracting plan or a shift of members to other plans based upon quality issues which could, in turn, have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our medical centers are concentrated in certain geographic regions, which makes us sensitive to regulatory, economic, environmental and competitive conditions in those regions.

As of July 2, 2021, we provided care for our approximately 197,000 members across 15 markets, of which approximately 187,000 members and 12 markets were in Florida, with the remainder in Texas, Nevada, and Puerto Rico, and had more than 300 employed providers (physicians, nurse practitioners, physician assistants) at our 106 owned medical centers and more than 800 affiliate providers. See “Recent Developments” for a description of our recent acquisitions of University and DMC. Such geographic concentration makes us particularly sensitive to regulatory, economic, environmental and competitive conditions in the state of Florida. Any material changes in those factors in Florida could have a disproportionate effect on our business and results of operations. Due to the concentration of our operations in Florida, our business may be adversely affected by economic conditions that disproportionately affect Florida as compared to other states. In addition, our exposure to many of the risks described herein are not mitigated by a diversification of geographic focus.

Moreover, regions in and around the southeastern United States commonly experience hurricanes and other extreme weather conditions. As a result, certain of our medical centers, especially those in Florida, are susceptible to physical damage and business interruption from an active hurricane season or a single severe storm. Moreover, global climate change could increase the intensity of individual hurricanes or the number of hurricanes that occur each year. Even if our facilities are not directly damaged, we may experience considerable disruptions in our operations due to property damage or electrical outages experienced in storm-affected areas by our members, physicians, payors, vendors and others. Additionally, long-term adverse weather conditions, whether caused by global climate change or otherwise, could cause an outmigration of people from the communities where our medical centers are located. If any of the circumstances described above occurred, there could be a harmful effect on our business and our results of operations could be adversely affected.

As we expand into new markets in new states we must comply with a variety of health regulatory and other state laws. In California, for example, pursuant to the Knox-Keene Act, a risk bearing organization, or RBO, (i) contracts directly with a healthcare service plan or arranges for healthcare services for the healthcare service plan’s enrollees; (ii) receives compensation for those services on any capitated or fixed periodic payment basis; and (iii) is responsible for the processing and payment of claims made by providers for services rendered by those providers on behalf of a healthcare service plan when those services are covered under the capitation or fixed periodic payment made by the plan to the RBO. If we expand our business to California, our business may meet the definition of an RBO, which would require us to register with the California Department of Managed Healthcare, meet certain solvency requirements, submit quarterly and annual financial reports (which will be publicly available), and submit quarterly survey reports.

We primarily depend on reimbursements by third-party payors, which could lead to delays and uncertainties in the reimbursement process.

The reimbursement process is complex and can involve lengthy delays. Although we recognize revenue when we provide services to our members, we may from time to time experience delays in receiving the associated capitation payments or, for our members on fee-for-service arrangements, the reimbursement for the service provided. In addition, third-party payors may disallow, in whole or in part, requests for reimbursement based on determinations that the member is not eligible for coverage, certain amounts are not reimbursable under plan coverage or were for services provided that were not medically necessary or additional supporting documentation is necessary. Retroactive adjustments may change amounts realized from third-party payors. As described below, we are subject to claims reviews and/or audits by such payors, including governmental audits of our Medicare claims, and may be required to repay these payors if a finding is made that we were incorrectly reimbursed. Delays and uncertainties in the reimbursement process may adversely affect accounts receivable, increase the overall costs of collection and cause us to incur additional borrowing costs. Third-party payors are also increasingly focused on controlling healthcare costs, and such efforts, including any revisions to reimbursement policies, may further complicate and delay our reimbursement claims.

In response to the COVID-19 pandemic, CMS has made several changes in the manner in which Medicare will pay for telehealth visits, many of which relax previous requirements, including site requirements for both the providers and patients, telehealth modality requirements and others. State law applicable to telehealth, particularly licensure requirements, has also been relaxed in many jurisdictions as a result of the COVID-19 pandemic. These relaxed regulations have allowed us to continue operating our business and delivering care to our members predominantly through telehealth modalities. While CMS in its December 1, 2020 Annual Physician Fee Schedule Final Rule permanently added to the list of telehealth services, it is still unclear which, if any, of these changes will remain in place permanently and which will be rolled-back following the COVID-19 pandemic or at a later date. If regulations change to restrict our ability to or prohibit us from delivering care through telehealth modalities, our financial condition and results of operations may be adversely affected.

Our relatively limited operating history makes it difficult to evaluate our current business and future prospects and increases the risk of your investment.

Our relatively limited operating history makes it difficult to evaluate our current business and plan for our future growth. We opened our first medical center in 2009, and our relationship with InTandem Capital Partners to provide financial support and guidance to fund platform investments and accelerate our growth began in 2016. We have encountered and will continue to encounter significant risks and uncertainties frequently experienced by new and growing companies in rapidly changing industries, such as determining appropriate investments for our limited resources, competition from other providers, acquiring and retaining members, hiring, integrating, training and retaining skilled personnel, determining prices for our services, unforeseen expenses, challenges in forecasting accuracy and successfully integrating practices that we acquire. Although we have successfully expanded our medical center footprint outside of Florida and intend to continue to expand into new geographic locations, we cannot provide assurance that any new medical centers we open or new geographic locations we enter will be successful. If we are unable to increase our member enrollment, successfully manage our third-party medical costs or successfully expand into new member services, our revenue and our ability to achieve and sustain profitability would be impaired. Additional risks include our ability to effectively manage growth, process, store, protect and use personal data in compliance with governmental regulation, contractual obligations and other legal obligations related to privacy and security and manage our obligations as a provider of healthcare services under Medicare and Medicaid. If our assumptions regarding these and other similar risks and uncertainties, which we use to plan our business, are incorrect or change as we gain more experience operating our business or due to changes in our industry, or if we do not address these challenges successfully, our operating and financial results could differ materially from our expectations and our business could suffer.

We expect to continue to increase our headcount and to hire more physicians, nurses and other specialized medical personnel in the future as we grow our business and open new medical centers. We will need to continue to hire, train and manage additional qualified information technology, operations and marketing staff, and improve and maintain our technology and information systems to properly manage our growth. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be adversely affected.

We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve or maintain profitability.

We have incurred net losses on an annual basis since our inception. We incurred net losses of $8.5 million, $16.2 million, and $74.8 million for the years ended December 31, 2018, 2019, and 2020, respectively and net losses of $2.2 million and $10.5 million for the three months ended March 31, 2020 and 2021, respectively. Our accumulated deficit as of December 31, 2020 was $99.9 million. We expect our aggregate costs will increase substantially in the foreseeable future and our losses will continue as we expect to invest heavily in increasing our member base, expanding our operations, hiring additional employees and operating as a public company. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. Our cash flows from operating activities were negative for the years ended December 31, 2018, 2019 and 2020 and the three months ended March 31, 2020 and 2021. We may not generate positive cash flow from operating activities in any given period, and our limited operating history may make it difficult for you to evaluate our current business and our future prospects.

We depend on our senior management team and other key employees, and the loss of one or more of these employees or an inability to attract and retain other highly skilled employees could harm our business.

Our success depends largely upon the continued services of our senior management team and other key employees. We rely on our leadership team in the areas of operations, provision of medical services, information technology and security, marketing, compliance and general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. Our employment agreements with our executive officers and other key personnel do not require them to continue to work for us for any specified period and, therefore, they could terminate their employment with us at any time. The loss (including as a result of a COVID-19 infection) of one or more of the members of our senior management team, or other key employees, could harm our business. In particular, the loss of the services of our founder and Chief Executive Officer, Dr. Marlow Hernandez, could significantly delay or prevent the achievement of our strategic objectives. Changes in our executive management team may also cause disruptions in, and harm to, our business.

Changes in the payor mix of members and potential decreases in our reimbursement rates could adversely affect our revenues and results of operations.

The amounts we receive for services provided to members are determined by a number of factors, including the payor mix of our members and the reimbursement methodologies and rates utilized by our members’ plans. Reimbursement rates are generally higher for capitation agreements than they are under fee-for-service arrangements, and capitation agreements provide us with an opportunity to capture any additional surplus we create by investing in preventive care to keep a particular member’s third-party medical expenses low. Under a capitated payor arrangement, we receive recurring per member per month revenue and assume the financial responsibility for the healthcare expenses of our members. Under a fee-for-service payor arrangement, we collect fees directly from the payor as services are provided. Approximately 94.4% and 95.7% of our total revenue for the years ended December 31, 2019 and 2020, respectively, and approximately 94.4% and 95.3% of our total revenue for the three months ended March 31, 2020 and 2021, respectively, is capitated revenue, with the remainder being fee-for-service and other revenue. A significant decrease in the number of capitation arrangements could adversely affect our revenues and results of operations.

The healthcare industry has also experienced a trend of consolidation, resulting in fewer but larger payors that have significant bargaining power, given their market share. Payments from payors are the result of negotiated rates. These rates may decline based on renegotiations and larger payors have significant bargaining power to negotiate higher discounted fee arrangements with healthcare providers. As a result, payors increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk related to paying for care provided through capitation agreements.

Via our management services organization relationships, we have relationships with affiliated independent physicians and group practices that we do not own or control to provide healthcare services, and our business could be harmed if a material number of those relationships were disrupted or if our arrangements with such providers become subject to legal challenges, liabilities or reputational harm.

In addition to our owned medical centers, we also provide practice management and administrative support services to independent physicians and group practices that we do not own through our managed services organization relationships, which we refer to as our affiliate providers. Our affiliate relationships allow us to partner with independent physicians and group practices and provides them access to components of our population health platform. As of July 2, 2021, we maintained relationships with over 800 affiliate providers. As in the case of our owned medical centers, we receive per member per month capitated revenue and a pre-negotiated percentage of the premium that the health plan receives from CMS. We pay the affiliate a primary care fee and a portion of the surplus of premium in excess of third-party medical costs. The surplus portion paid to affiliates is recorded as direct patient expense. However, we do not own our affiliated centers and our affiliated physicians are not our employees, and we have limited control over their operations. Accordingly, we do not exercise influence or control over the practice of medicine by our affiliated physicians, including, but not limited to, quality and cost of care. Our affiliated physicians and physician groups may not maintain standards of evidence-based medical practice and population health management that are consistent with our standards. If a material number of those relationships were disrupted or if our arrangements with such providers become subject to legal challenges, liabilities or reputational harm, our business could be harmed.

The unaudited pro forma condensed combined financial statements in this prospectus are presented for illustrative purposes, and do not necessarily reflect our financial condition or results of operations following the Business Combination and acquisitions of Healthy Partners, or HP, and University, and do not reflect all acquisitions that we have completed or expect to complete or the related financing transactions.

The unaudited pro forma condensed combined financial statements in this prospectus are presented for illustrative purposes only and are not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination and acquisitions of HP and University occurred on the dates indicated. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. Further, the pro forma condense combined financial statements do not reflect all of our acquisitions, but only those significant acquisitions required to be reflected by the Securities and Exchange Commission, or the SEC, rules. In particular, the unaudited pro forma condensed combined financial statements do not reflect our acquisition of DMC or the related financing transaction. In addition, as part of our strategy, we at any time may be considering other potential acquisition targets, some of which may be significant individually or in the aggregate, and may require us to file additional financial statements or update or file additional pro forma financial statements that may differ materially from those in this prospectus.

There are risks associated with estimating the amount of revenue that we recognize under our capitation agreements with health plans, and if our estimates of revenue are materially inaccurate, it could impact the timing and the amount of our revenue recognition or have a material adverse effect on our business, results of operations, financial condition and cash flows.

There are risks associated with estimating the amount of revenues that we recognize under our capitation agreements with health plans in a reporting period. Medicare pays capitation using a risk adjusted model, which compensates payors based on the health status, or acuity, of each individual member. Payors with higher acuity members receive a higher payment and those with lower acuity members receive a lower payment. Moreover, some of our capitated revenues also include adjustments for performance incentives or penalties based on the achievement of certain clinical quality metrics as contracted with payors. Our capitated revenues are recognized based on projected member acuity and quality metrics and are subsequently adjusted to reflect actual member acuity and quality metrics. Our ability to accurately project and recognize member acuity and quality metric adjustments are affected by many factors. For instance, our ability to accurately project member acuity and quality metrics may be more limited in the case of medical centers operating in new markets or medical centers that were recently acquired.

In addition, the billing and collection process is complex due to ongoing insurance coverage changes, geographic coverage differences, differing interpretations of contract coverage, and other payor issues, such as ensuring appropriate documentation. Determining applicable primary and secondary coverage for our members, together with the changes in member coverage that occur each month, requires complex, resource-intensive processes. Errors in determining the correct coordination of benefits may result in refunds to payors. Collections, refunds and payor retractions typically continue to occur for up to three years and longer after services are provided. If our estimates of revenues are materially inaccurate, it could impact the timing and the amount of our revenue recognition and have a material adverse impact on our business, results of operations, financial condition and cash flows.

A failure to accurately estimate incurred but not reported medical expense could adversely affect our results of operations.

Patient care costs include estimates of future medical claims that have been incurred by the patient but for which the provider has not yet billed. Our accrual for medical services incurred but not reported reflects our best estimates of unpaid medical expenses as of the end of any particular period. These claim estimates are made utilizing standard actuarial methodologies and are continually evaluated and adjusted by management based upon our historical claims experience and other factors, including regular independent assessments by a nationally recognized actuarial firm. Adjustments, if necessary, are made to medical claims expense and capitated revenues when the assumptions used to determine our claims liability change and when actual claim costs are ultimately determined.

Due to the inherent uncertainties associated with the factors used in these estimates and changes in the patterns and rates of medical utilization, materially different amounts could be reported in our financial statements for a particular period under different conditions or using different, but still reasonable, assumptions. It is possible that our estimates of this type of claim may be inadequate in the future. In such event, our results of operations could be adversely impacted. Further, the inability to estimate these claims accurately may also affect our ability to take timely corrective actions, further exacerbating the extent of any adverse effect on our results of operations.

Negative publicity regarding the managed healthcare industry generally could adversely affect our results of operations or business.

Negative publicity regarding the managed healthcare industry generally, or the Medicare Advantage program in particular, may result in increased regulation and legislative review of industry practices that further increase our costs of doing business and adversely affect our results of operations or business by:

•	requiring us to change or increase our products and services provided to members;

•

increasing the regulatory, including compliance, burdens under which we operate, which, in turn, may negatively impact the manner in which we provide services and increase our costs of providing services;

•

adversely affecting our ability to market our products or services through the imposition of further regulatory restrictions regarding the manner in which plans and providers market to Medicare Advantage enrollees; or

•	adversely affecting our ability to attract and retain members.

We lease all of our facilities and may experience risks relating to lease terminations, lease expense escalators, lease extensions and special charges.

We currently lease or license all of our medical centers. Generally, our lease or license agreements provide that the lessor may terminate the lease, subject to applicable cure provisions, for a number of reasons, including the defaults in any payment of rent, taxes or other payment obligations, the breach of any other covenant or agreement in the lease. Termination of certain of our lease agreements could result in a cross-default under our debt agreements or other lease agreements. If a lease agreement is terminated, there can be no assurance that we will be able to enter into a new lease agreement on similar or better terms or at all.

Our lease obligations often include annual fixed rent escalators or variable rent escalators based on a consumer price index. These escalators could impact our ability to satisfy certain obligations and financial covenants. If the results of our operations do not increase at or above the escalator rates, it would place an additional burden on our results of operations, liquidity and financial position.

As we continue to expand and have leases or licenses with different start dates, it is likely that some number of our leases and licenses will expire each year. Our lease or license agreements often provide for renewal or extension options. There can be no assurance that these rights will be exercised in the future or that we will be able to satisfy the conditions precedent to exercising any such renewal or extension. In addition, if we are unable to renew or extend any of our leases or licenses, we may lose all of the facilities subject to that master lease agreement. If we are not able to renew or extend our leases or licenses at or prior to the end of the existing lease terms, or if the terms of such options are unfavorable or unacceptable to us, our business, financial condition and results of operations could be adversely affected.

Leasing facilities pursuant to binding lease or license agreements may limit our ability to exit markets. For instance, if one facility under a lease or license becomes unprofitable, we may be required to continue operating such facility or, if allowed by the landlord to close such facility, we may remain obligated for the lease payments on such facility. We could incur special charges relating to the closing of such facility, including lease termination costs, impairment charges and other special charges that would reduce our profits and could have a material adverse effect on our business, financial condition or results of operations.

Our failure to pay the rent or otherwise comply with the provisions of any of our lease agreements could result in an “event of default” under such lease agreement and agreements for our indebtedness. Upon an event of default, remedies available to our landlords generally include, without limitation, terminating such lease agreement, repossessing and reletting the leased properties and requiring us to remain liable for all obligations under such lease agreement, including the difference between the rent under such lease agreement and the rent payable as a result of reletting the leased properties, or requiring us to pay the net present value of the rent due for the balance of the term of such lease agreement. The exercise of such remedies would have a material adverse effect on our business, financial position, results of operations and liquidity.

If certain of our suppliers do not meet our needs, if there are material price increases on supplies, if we are not reimbursed or adequately reimbursed for drugs we purchase or if we are unable to effectively access new technology or superior products, it could negatively impact our ability to effectively provide the services we offer and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We have significant suppliers that may be the sole or primary source of products critical to the services we provide, including our primary providers of pharmaceutical drugs and pharmacy supplies. If any of these suppliers do not meet our needs, including in the event of a product recall, shortage or dispute, and we are not able to find adequate alternative sources, if we experience material price increases from these suppliers (for instance, increases in the wholesale price of generic drugs) that we are unable to mitigate, or if some of the drugs that we purchase are not reimbursed or not adequately reimbursed by commercial or government payors, it could have a material adverse impact on our business, results of operations, financial condition and cash flows. In addition, the technology related to the products critical to the services we provide is subject to new developments which may result in superior products. If we are not able to access superior products on a cost-effective basis or if suppliers are not able to fulfill our requirements for such products, we could face member attrition and other negative consequences which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our pharmacy business is subject to governmental regulations, procedures and requirements; our noncompliance or a significant regulatory change could adversely affect our business, the results of our operations or our financial condition.

Our pharmacy business is subject to numerous federal, state and local laws and regulations. Changes in these regulations may require extensive system and operating changes that may be difficult to implement. Untimely compliance or noncompliance with applicable regulations could result in the imposition of civil and criminal penalties that could adversely affect the continued operation of our pharmacy business, including: (i) suspension of payments from government programs; (ii) loss of required government certifications; (iii) loss of authorizations or changes in requirements for participating in, or exclusion from government reimbursement programs, such as the Medicare and Medicaid programs; (iv) loss of licenses; or (v) significant fines or monetary penalties. The regulations to which we are subject include, but are not limited to, federal, state and local registration and regulation of pharmacies; dispensing and sale of controlled substances and products containing pseudoephedrine; applicable Medicare and Medicaid regulations; HIPAA; regulations relating to the protection of the environment and health and safety matters, including those governing exposure to and the management and disposal of hazardous substances; regulations enforced by the U. S. Federal Trade Commission, HHS and the Drug Enforcement Administration as well as state regulatory authorities, governing the sale, advertisement and promotion of products we sell; state and federal anti-kickback laws; false claims laws and federal and state laws governing the practice of the profession of pharmacy. We are also governed by federal and state laws of general applicability, including laws regulating wages and hours, working conditions, health and safety and equal employment opportunity. If we are unable to successfully provide pharmacy services, we may not be able to achieve the expected benefits of our value-based care model where members have access to both primary care and ancillary programs such as pharmacy services at our medical centers, which may have a negative effect on our business and results of operations.

The continued conversion of various prescription drugs, including potential conversions of a number of popular medications, to over-the-counter medications may reduce our pharmacy sales and customers may seek to purchase such medications through other channels. Also, if the rate at which new prescription drugs become available slows or if new prescription drugs that are introduced into the market fail to achieve popularity, our pharmacy sales may be adversely affected. The withdrawal of certain drugs from the market or concerns about the safety or effectiveness of certain drugs or negative publicity surrounding certain categories of drugs may also have a negative effect on our pharmacy sales or may cause shifts in our pharmacy product mix.

Certain risks are inherent in providing pharmacy services; our insurance may not be adequate to cover any claims against us.

Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings, unintentional distribution of counterfeit drugs and expiration of drugs. In addition, federal and state laws that require our pharmacists to offer counseling, without additional charge, to customers about medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant can impact our pharmacy business. Our pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects. Although we maintain professional liability and errors and omissions liability insurance, from time to time, claims result in the payment of significant amounts, some portions of which are not funded by insurance. We cannot assure you that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will be able to maintain this insurance on acceptable terms in the future. Our results of operations, financial condition or cash flows may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liability for which we self-insure or we suffer reputational harm as a result of an error or omission.

We are subject to a right of first refusal in favor of Humana, Inc. and certain of its affiliates, which could impede our growth and adversely impact the potential value of the Company.

We are subject to an Amended and Restated Right of First Refusal Agreement, or ROFR Agreement, entered into among Humana, Inc. and certain of its affiliates, or Humana, and PCIH, Seller and the Company upon completion of the Business Combination. Under the ROFR Agreement, Humana has been granted a right of first refusal on any sale, lease, license or other disposition, in one transaction or a series of related transactions, of assets, businesses, divisions or subsidiaries that constitute 20% or more of the net revenues, net income or assets of, or any equity transaction (including by way of merger, consolidation, recapitalization, exchange offer, spin-off, split-off, reorganization or sale of securities) that results in a change of control of, PCIH, Seller, or the Company or its subsidiary, HP MSO, LLC. If exercised, Humana would have the right to acquire the assets or equity interests by matching the terms of the proposed sale transaction.

The ability of Humana to elect to exercise its right of first refusal may limit or impede the Company’s ability to conduct its business on the terms and in the manner it considers most favorable, which may adversely affect its future growth opportunities. The existence of the right of first refusal may also deter potential acquirors from seeking to acquire the Company. If potential acquirors are deterred from considering an acquisition of it, the Company may receive less than fair market value acquisition offers or may not receive acquisition offers at all, which might have a substantial negative effect on the value of your investment in the Company and may impact the long-term value, growth and potential of the Company.

Our overall business results may suffer from an economic downturn.

During periods of high unemployment, governmental entities often experience budget deficits as a result of increased costs and lower than expected tax collections. These budget deficits at federal, state and local government entities have decreased, and may continue to decrease, spending for health and human service programs, including Medicare, Medicaid and similar programs, which represent significant payor sources for our medical centers together with payors with whom we contract to provide health plans to our members.

Risks Related to Our Growth

If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and member satisfaction or adequately address competitive challenges.

We have experienced, and may continue to experience, rapid growth and organizational change, which has placed, and may continue to place, significant demands on our management and our operational and financial resources. Additionally, our organizational structure may become more complex as we improve our operational, financial and management controls, as well as our reporting systems and procedures. We may require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas. We must effectively increase our headcount and continue to effectively train and manage our employees. We will be unable to manage our business effectively if we are unable to alleviate the strain on resources caused by growth in a timely and successful manner. If we fail to effectively manage our anticipated growth and change, the quality of our services may suffer, which could negatively affect our brand and reputation and harm our ability to attract and retain members and employees.

In addition, as we expand our business, it is important that we continue to maintain a high level of member service and satisfaction. As our member base continues to grow, we will need to expand our medical, member services and other personnel and our network of partners to provide personalized member service. If we are not able to continue to provide high quality medical care with high levels of member satisfaction, our reputation, as well as our business, results of operations and financial condition could be adversely affected.

We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including increasing expenses as we continue to grow our business. We expect our operating expenses to increase significantly over the next several years as we continue to hire additional personnel, expand our operations and infrastructure, and continue to expand to reach more members. In addition to the expected costs to grow our business, we also expect to incur additional legal, accounting, investor relations and other expenses as a newly public company. These investments may be more costly than we expect, and if we do not achieve the benefits anticipated from these investments, or if the realization of these benefits is delayed, they may not result in increased revenue or growth in our business. If our growth rate were to decline significantly or become negative, it could adversely affect our financial condition and results of operations. If we are not able to achieve or maintain positive cash flow in the long term, we may require additional financing, which may not be available on favorable terms or at all and/or which could be dilutive to our stockholders. If we are unable to successfully address these risks and challenges as we encounter them, our business, results of operations and financial condition would be adversely affected. Our failure to achieve or maintain profitability could negatively impact the value of our Class A common stock.

We may not be able to identify suitable de novo expansion opportunities, engage with payors in new markets to continue extension of financial risk-sharing model agreements that have proved successful in our existing markets or cost-effectively develop, staff and establish such new medical centers in new markets.

Our business strategy is to grow rapidly by expanding our network of medical centers and is significantly dependent on opening new medical centers in new geographic locations, recruiting new clinicians and members and partnering or contracting with payors, existing medical practices or other healthcare providers to provide primary care services. We seek growth opportunities both organically and through acquisitions or other partnerships with payors or other primary care providers. To continue to expand our operations to other regions of the United States, we will have to devote resources to identifying and exploring such perceived opportunities.

Our ability to grow depends upon a number of factors, including recruiting new members, entering into contracts with additional payors, establishing new relationships with physicians and other healthcare providers, identifying appropriate facilities, recruiting and retaining qualified personnel, obtaining leases and completing internal build-outs of new facilities within proposed timelines and budgets. We anticipate that further geographic expansion will require us to make a substantial investment of management time, capital and/or other resources. There can be no assurance that we will be able to continue to successfully expand our operations in any new geographic markets.

Our growth strategy in new markets involves a number of risks and uncertainties, including that:

•

we may not be able to successfully enter into contracts with local payors on terms favorable to us or at all, including as a result of competition for payor relationships with other potential players, some of whom may have greater resources than we do, which competition may intensify due to the ongoing consolidation in the healthcare industry;

•

we may not be able to recruit or retain a sufficient number of new members to execute our growth strategy, and we may incur substantial costs to recruit new members and we may be unable to recruit a sufficient number of new members to offset those costs;

•	we may not be able to hire sufficient numbers of physicians and other staff and may fail to integrate our employees, particularly our medical personnel, into our care model;

•	per-member revenue in new markets may be lower than in our existing markets, including as a result of geographic cost index-based adjustments by CMS;

•	we may not be able to hire sufficient numbers of physicians and other staff and may fail to integrate our employees, particularly our medical personnel, into our care model;

•	when expanding our business into new states, we may be required to comply with laws and regulations that may differ from states in which we currently operate; and

•

depending upon the nature of the local market, we may not be able to implement our business model in every local market that we enter; for example, we may be unable to offer all services that we offer in our current markets (e.g., transportation), which could negatively impact our revenues and financial condition.

We cannot guarantee that we will be successful in pursuing our growth strategy. If we fail to evaluate and execute new business opportunities properly, we may not achieve anticipated benefits and may incur increased costs, which may negatively impact our business model, revenues, results of operations and financial condition.

We may not be able to identify suitable acquisition candidates, complete acquisitions or successfully integrate acquisitions, and acquisitions may not produce the intended results or may expose us to unknown or contingent liabilities.

Making selected acquisitions of complementary medical centers, physicians and group practices and successfully integrating them has been an important part of our growth to date, having completed 32 transactions since 2017, and we expect it to be a part of our strategy going forward. However, in the future, we may not be able to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully. In addition, acquisitions involve numerous risks, including difficulties in the integration of acquired operations and the diversion of management’s attention from other business concerns. In order to complete such strategic transactions, we may need to seek additional financing to fund these investments and acquisitions. Should we need to do so, we may not be able to secure such financing, or obtain such financing on favorable terms, including due to general market conditions or the volatile nature of the healthcare marketplace. Should we issue equity securities as consideration in any acquisition, such issuance may be dilutive to our shareholders and the acquisition may not produce our desired results.

Even if we are successful in making an acquisition, the business that we acquire may not be successful or may require significantly greater resources and investments than we originally anticipated. We may expend extensive resources on an acquisition of a particular business that we are not able to successfully integrate into our operations, if at all, or where our expectations with respect to customer demands are not met.

Our ability to fully realize the anticipated benefits of both historical and future acquisitions will depend, to a large extent, on our ability to integrate the businesses we acquire. Integrating and coordinating aspects of the operations and personnel of acquisitions with ours involves complex operational and personnel-related challenges. This process is time-consuming and expensive, disrupts the businesses of both our business and the acquired business and may not result in the full benefits expected by us, including any cost synergies expected to arise from operational efficiencies and overlapping general and administrative functions.

The potential difficulties, and resulting costs and delays, include:

•	managing a larger combined company and consolidating corporate and administrative infrastructures;

•	the inability to realize any expected synergies and cost-savings;

•	difficulties in managing geographically dispersed operations, including risks associated with entering markets in which we have no or limited prior experience;

•	underperformance of any acquired business relative to our expectations and the price we paid;

•	negative near-term impacts on financial results after an acquisition, including acquisition-related earnings charges;

•	the assumption or incurrence of additional debt obligations or expenses, or use of substantial portions of our cash;

•	the issuance of equity securities to finance or as consideration for any acquisitions that dilute the ownership of our stockholders;

•	claims by terminated employees and shareholders of acquired companies or other third parties related to the transaction;

•	problems maintaining uniform procedures, controls and policies with respect to our financial accounting systems;

•	unanticipated issues in integrating information technology, communications and other systems; and

•	risks associated with acquiring intellectual property, including potential disputes regarding acquired companies’ intellectual property.

Additionally, the integration of operations and personnel may place a significant burden on management and other internal resources. The attention of our management may be directed towards integration considerations and may be diverted from our day-to-day business operations, and matters related to the integration may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to us and our business. The diversion of management’s attention, and any difficulties encountered in the transition and integration process, could harm our business, financial condition and results of operations.

We must attract and retain highly qualified personnel in order to execute our growth plan.

Competition for highly qualified personnel is intense, especially for physicians and other medical professionals who are experienced in providing care services to older adults. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies and healthcare providers with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies or healthcare providers, their former employers may attempt to assert that these employees or we have breached certain legal obligations, resulting in a diversion of our time and resources. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be harmed. Many of our senior employees are subject to non-competition and non-solicitation agreements with us. However, the enforceability of non-competition agreements may differ from state to state and by circumstance and if any of our non-competition agreements was found to be unenforceable, our business and growth prospects could be harmed.

If we are unable to attract new members, our revenue growth will be adversely affected.

To increase our revenue, our business strategy is to expand the number of medical centers in our network. In order to support such growth, we must continue to recruit and retain a sufficient number of new members. We are focused on the Medicare-eligible population and face competition from other primary healthcare providers in the recruitment of Medicare-eligible potential members. If we are unable to convince the Medicare-eligible population of the benefits of our platform or if potential or existing members prefer the care provider model of one of our competitors, we may not be able to effectively implement our growth strategy, which depends on our ability to grow organically by attracting new members and retaining existing members. In addition, our growth strategy is dependent in part on patients electing to move from fee-for-service to capitated arrangements and selecting us as their primary care provider under their plan. The majority of plan enrollment selections are made during an annual enrollment period from November into December of each year; therefore, our ability to grow our member population with capitation arrangements is dependent in part on our ability to successfully recruit members during the annual enrollment period and to convince these patients to select us as their primary care provider and not subsequently change that election. Our inability to recruit new members and retain existing members, particularly those under capitation arrangements, would harm our ability to execute our growth strategy and may have a material adverse effect on our business operations and financial position.

We have no experience serving as a Direct Contracting Entity with CMS and may not be able to realize the expected benefits thereof.

The CMS Center for Medicare and Medicaid Innovation recently announced a direct contracting model set to begin in 2021 to create value-based payment arrangements directly with DCEs, which is part of CMS’ strategy to drive broader healthcare reform and accelerate the shift from original Medicare toward value-based care models. A key aspect of direct contracting is providing new opportunities for a variety of different DCEs to participate in value-based care arrangements in Medicare fee-for-service. Our wholly owned subsidiary, American Choice Healthcare, LLC, was one of 41 unique companies chosen by CMS as a DCE to participate in the Implementation Period of the Direct Contracting Model for Global and Professional Options, which ran from October 1, 2020 through March 31, 2021. The Implementation Period provided us an opportunity to prepare for the first Performance Year, which began on April 1, 2021. We were assigned approximately 8,100 beneficiaries under this program. However, we have no experience serving as a DCE and may not be able to realize the expected benefits thereof. We can provide no assurances that direct contracting will allow us to achieve risk-like patient economics on original Medicare patients. For instance, we may not be able to calibrate our historical medical expense estimates to this new beneficiary population, who have not chosen to participate in value-based care and thus may utilize third-party medical services differently than our current members. Beneficiaries that we are assigned under the direct contracting model may not be profitable to us initially or at all. In addition, our management team has and may further invest considerable time and resources in adapting to the direct contracting model, but we may not be able to realize the expected benefits thereof. Adding additional members through direct contracting will require absorbing additional members into our existing medical centers, which may strain resources or negatively affect our quality of care. We can provide no assurances that the direct contracting model will continue for additional Performance Years, including as a result of decreased political support for value-based care or the direct contracting model, or that it will expand our total addressable market in the manner that we expect.

Our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovation, creativity and teamwork fostered by our culture and our business may be harmed.

We believe that our culture has been and will continue to be a critical contributor to our success. We expect to continue to hire aggressively as we expand, and we believe our corporate culture has been crucial in our success and our ability to attract highly skilled personnel. If we do not continue to develop our corporate culture or maintain and preserve our core values as we grow and evolve, we may be unable to foster the innovation, curiosity, creativity, focus on execution, teamwork and the facilitation of critical knowledge transfer and knowledge sharing we believe we need to support our growth. Moreover, despite applicable restrictions on transfer of shares, liquidity available to our employee securityholders following the Business Combination could lead to disparities of wealth among our employees, which could adversely impact relations among employees and our culture in general. Our anticipated headcount growth and our transition from a private company to a public company may result in a change to our corporate culture, which could harm our business.

Risks Related to Government Regulation

We conduct business in a heavily regulated industry, and if we fail to comply with applicable state and federal healthcare laws and government regulations or lose governmental licenses, we could incur financial penalties, become excluded from participating in government healthcare programs, be required to make significant operational changes or experience adverse publicity, which could harm our business.

Our operations are subject to extensive federal, state and local government laws and regulations, such as:

•	Medicare and Medicaid reimbursement rules and regulations;

•

federal Anti-Kickback Statute, which, subject to certain exceptions known as “safe harbors,” prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration for referring an individual, in return for ordering, leasing, purchasing or recommending or arranging for or to induce the referral of an individual or the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. A person or entity can be found guilty of violating the statute without actual knowledge of the statute or specific intent to violate it. In addition, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act, or FCA;

•

the federal physician self-referral law, commonly referred to as the Stark Law, and analogous state self-referral prohibition statutes, which, subject to limited exceptions, prohibit physicians from referring Medicare or Medicaid patients to an entity for the provision of certain “designated health services” if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with an entity, and prohibit the entity from billing Medicare or Medicaid for such “designated health services.” The Stark Law excludes certain ownership interests in an entity from the definition of a financial relationship, including ownership of investment securities that could be purchased on the open market when the designated health services referral was made and when the entity had stockholder equity exceeding $75 million at the end of the corporation’s most recent fiscal year or on average during the previous 3 fiscal years. “Stockholder equity” is the difference in value between a corporation’s total assets and total liabilities;

•

federal civil and criminal false claims laws, including the FCA, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false or fraudulent claims for payment to, or approval by Medicare, Medicaid, or other federal healthcare programs, knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim or an obligation to pay or transmit money to the federal government, or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery;

•

the Civil Monetary Penalty statute and associated regulations, which authorizes the government agent to impose civil money penalties, an assessment, and program exclusion for various forms of fraud and abuse involving the Medicare and Medicaid programs;

•

the criminal healthcare fraud provisions of HIPAA, and related rules that prohibit knowingly and willfully executing, or attempting to execute, a scheme or artifice to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private), and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating HIPAA without actual knowledge of the statute or specific intent to violate it;

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federal and state laws regarding telemedicine services, including necessary technological standards to deliver such services, coverage restrictions associated with such services, the amount of reimbursement for such services, the licensure of individuals providing such services;

•	federal and state laws and policies related to the prescribing and dispensing of pharmaceuticals and controlled substances;

•	federal and state laws related to the advertising and marketing of services by healthcare providers;

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state laws regulating the operations and financial condition of risk bearing providers, which may include capital requirements, licensing or certification, governance controls and other similar matters;

•	state and federal statutes and regulations that govern workplace health and safety;

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federal and state laws and policies that require healthcare providers to maintain licensure, certification or accreditation to enroll and participate in the Medicare and Medicaid programs, to report certain changes in their operations to the agencies that administer these programs and, in some cases, to re-enroll in these programs when changes in direct or indirect ownership occur;

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state laws pertaining to kickbacks, fee splitting, self-referral and false claims, some of which are not consistent with comparable federal laws and regulations, including, for example, not being limited in scope to relationships involving government health care programs;

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state insurance laws governing what healthcare entities may bear financial risk and the allowable types of financial risks, including direct primary care programs, provider-sponsored organizations, Accountable Care Organizations, Independent Physician Associations, and provider capitation; and

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federal and state laws pertaining to the provision of services by nurse practitioners and physician assistants certain settings, physician supervision of those services, and reimbursement requirements that depend on the types of services provided and documented and relationships between physician supervisors and nurse practitioners and physician assistants.

In addition to the above laws, Medicare and Medicaid regulations, manual provisions, local coverage determinations, national coverage determinations and agency guidance also impose complex and extensive requirements upon healthcare providers. Moreover, the various laws and regulations that apply to our operations are often subject to varying interpretations and additional laws and regulations potentially affecting providers continue to be promulgated that may impact us. A violation or departure from any of the legal requirements implicated by our business may result in, among other things, government audits, lower reimbursements, significant fines and penalties, the potential loss of certification, recoupment efforts or voluntary repayments. These legal requirements are civil, criminal and administrative in nature depending on the law or requirement.

We endeavor to comply with all legal requirements. We further endeavor to structure all of our relationships with physicians and providers to comply with state and federal anti-kickback physician and Stark laws and other applicable healthcare laws. On December 2, 2020, the HHS Office of Inspector General, or OIG, and CMS issued final rules expanding and modifying existing and adding new regulatory Anti-Kickback Statute “safe harbors” and Stark Law exceptions, respectively. The rules are part of the “Regulatory Sprint to Coordinated Care” that HHS launched in 2018 in an effort to encourage innovative arrangements designed to improve the quality of care, health outcomes, and efficiency in the United States health care system. These final rules center on the concept of “value-based enterprises”, or VBEs, and “value-based arrangements” between participants in VBEs. Both the Anti-Kickback Statute safe harbors and the Stark Law exceptions are broken down by the amount of financial risk assumed under the value-based arrangement, and the more risk assumed, the more flexibility offered under the safe harbors and exceptions. We continue to evaluate what effect, if any, these rules will have on our business. We utilize considerable resources to monitor laws and regulations and implement necessary changes. However, the laws and regulations in these areas are complex, changing and often subject to varying interpretations. As a result, there is no guarantee that we will be able to adhere to all of the laws and regulations that apply to our business, and any failure to do so could have a material adverse impact on our business, results of operations, financial condition, cash flows and reputation. Similarly, we may face penalties under the FCA, the federal Civil Monetary Penalty statute or otherwise related to failure to report and return overpayments within 60 days of when the overpayment is identified and quantified. These obligations to report and return overpayments could subject our procedures for identifying and processing overpayments to greater scrutiny. We have made investments in resources to decrease the time it takes to identify, quantify and process overpayments, and may be required to make additional investments in the future.

Additionally, the federal government has used the FCA to prosecute a wide variety of alleged false claims and fraud allegedly perpetrated against Medicare, Medicaid and other federally funded health care programs. Moreover, amendments to the federal Anti-Kickback Statute in the ACA make claims tainted by anti-kickback violations potentially subject to liability under the FCA, including qui tam or whistleblower suits. The penalties for a violation of the FCA range from $5,500 to $11,000 (adjusted for inflation) for each false claim plus three times the amount of damages caused by each such claim which generally means the amount received directly or indirectly from the government. On January 29, 2018, the Department of Justice, or DOJ, issued a final rule announcing adjustments to FCA penalties, under which the per claim penalty range increases to a range from $11,665 to $23,331 per false claim or statement (as of June 19, 2020, and subject to annual adjustments for inflation). Given the high volume of claims processed by our various operating units, the potential is high for substantial penalties in connection with any alleged FCA violations.

In addition to the provisions of the FCA, which provide for civil enforcement, the federal government can use several criminal statutes to prosecute persons who are alleged to have submitted false or fraudulent claims for payment to the federal government.

In addition, with the various government shutdowns, stay at home orders, and restrictions on elective health care services brought about by the COVID-19 pandemic, our owned and affiliated practices have increasingly relied upon the availability of, and reimbursement for, telemedicine and other emerging technologies (such as digital health services) to generate revenue. Federal and state laws regarding such services, necessary technological standards to deliver such services, coverage restrictions associated with such services, and the amount of reimbursement for such services are subject to changing political, regulatory and other influences. During the first wave of the COVID-19 pandemic in the United States, many states loosened the restrictions in such laws and allowed providers to bill for such services at rates comparable to providing such services in a traditional office setting. These changes may be of short duration, may impede us in providing such services to our members in an economically viable manner in the future, and may harm our business. Failure to comply with these laws could result in denials of reimbursement for our affiliated providers’ services (to the extent such services are billed), recoupments of prior payments, professional discipline for our affiliated providers or civil or criminal penalties against our business.

If any of our operations are found to violate these or other government laws or regulations, we could suffer severe consequences that would have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and stock price, including:

•	suspension or termination of our participation in government payment programs;

•	refunds of amounts received in violation of law or applicable payment program requirements dating back to the applicable statute of limitation periods;

•	loss of our required government certifications or exclusion from government payment programs;

•	loss of our licenses required to operate healthcare facilities or administer pharmaceuticals in the states in which we operate;

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criminal or civil liability, fines, damages or monetary penalties for violations of healthcare fraud and abuse laws, including the federal Anti-Kickback Statute, Civil Monetary Penalties Law, Stark Law and FCA, state laws and regulations, or other failures to meet regulatory requirements;

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enforcement actions by governmental agencies and/or state law claims for monetary damages by patients who believe their PHI has been used, disclosed or not properly safeguarded in violation of federal or state patient privacy laws, including HIPAA and the Privacy Act of 1974;

•	mandated changes to our practices or procedures that significantly increase operating expenses;

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imposition of and compliance with corporate integrity agreements that could subject us to ongoing audits and reporting requirements as well as increased scrutiny of our billing and business practices which could lead to potential fines, among other things;

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termination of various relationships and/or contracts related to our business, including payor agreements, joint venture arrangements, medical director agreements, real estate leases and consulting agreements with physicians; and

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harm to our reputation which could negatively impact our business relationships, affect our ability to attract and retain members and physicians, affect our ability to obtain financing and decrease access to new business opportunities, among other things.

We are, and may in the future be, a party to various lawsuits, demands, claims, qui tam suits, governmental investigations and audits (including investigations or other actions resulting from our obligation to self-report suspected violations of law) and other legal matters, any of which could result in, among other things, substantial financial penalties or awards against us, mandated refunds, substantial payments made by us, required changes to our business practices, exclusion from future participation in Medicare, Medicaid and other healthcare programs and possible criminal penalties, any of which could have a material adverse effect on our business, results of operations, financial condition, cash flows and materially harm our reputation.

We may in the future be subject to investigations and audits by state or federal governmental agencies and/or private civil qui tam complaints filed by relators and other lawsuits, demands, claims and legal proceedings, including investigations or other actions resulting from our obligation to self-report suspected violations of law.

Responding to subpoenas, investigations and other lawsuits, claims and legal proceedings as well as defending ourselves in such matters will continue to require management’s attention and cause us to incur significant legal expense. Negative findings or terms and conditions that we might agree to accept as part of a negotiated resolution of pending or future legal or regulatory matters could result in, among other things, substantial financial penalties or awards against us, substantial payments made by us, harm to our reputation, required changes to our business practices, exclusion from future participation in the Medicare, Medicaid and other healthcare programs and, in certain cases, criminal penalties, any of which could have a material adverse effect on us. It is possible that criminal proceedings may be initiated against us and/or individuals in our business in connection with investigations by the federal government.

We, our employees, the facilities in which we operate and our affiliated physicians are subject to various federal, state and local licensing and certification laws and regulations and accreditation standards and other laws, relating to, among other things, the adequacy of medical care, equipment, privacy of patient information, physician relationships, personnel and operating policies and procedures. Failure to comply with these licensing, certification and accreditation laws, regulations and standards could result in our services being found non-reimbursable or prior payments being subject to recoupment, requirements to make significant changes to our operations and can give rise to civil or, in extreme cases, criminal penalties. We routinely take the steps we believe are necessary to retain or obtain all requisite licensure and operating authorities. While we have made reasonable efforts to substantially comply with federal, state and local licensing and certification laws and regulations and standards as we interpret them, we cannot assure you that agencies that administer these programs will not find that we have failed to comply in some material respects.

Reductions in Medicare reimbursement rates or changes in the rules governing the Medicare program could have a material adverse effect on our financial condition and results of operations.

We receive the majority of our revenue from Medicare, either directly or through Medicare Advantage plans, and revenue from Medicare accounted for 79.5%, 77.6% and 80.8% of our revenue for the years ended December 31, 2018, 2019 and 2020, respectively and 78.4% and 80.6% of our revenue for the three months ended March 31, 2020 and 2021, respectively. In addition, many private payors base their reimbursement rates on the published Medicare rates or are themselves reimbursed by Medicare for the services we provide. As a result, our results of operations are, in part, dependent on government funding levels for Medicare programs, particularly Medicare Advantage programs. Any changes that limit or reduce Medicare Advantage or general Medicare reimbursement levels, such as reductions in or limitations of reimbursement amounts or rates under programs, reductions in funding of programs, expansion of benefits without adequate funding, elimination of coverage for certain benefits, or elimination of coverage for certain individuals or treatments under programs, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

The Medicare program and its reimbursement rates and rules are subject to frequent change. These include statutory and regulatory changes, rate adjustments (including retroactive adjustments), administrative or executive orders and government funding restrictions, all of which may materially adversely affect the rates at which Medicare reimburses us for our services. Budget pressures often lead the federal government to reduce or place limits on reimbursement rates under Medicare. Implementation of these and other types of measures has in the past and could in the future result in substantial reductions in our revenue and operating margins. For example, due to the federal sequestration, an automatic 2% reduction in Medicare spending took effect beginning in April 2013. The CARES Act, designed to provide financial support and resources to individuals and businesses affected by the COVID-19 pandemic, and subsequent legislation temporarily suspended these reductions from May 1, 2020 through March 31, 2021, and extended the sequester by one year, through 2030. Additional legislation extended this suspension until the end of the pandemic.

Each year, CMS issues a final rule to establish the Medicare Advantage benchmark payment rates for the following calendar year. Any reduction to Medicare Advantage rates impacting us that is greater compared to the industry average rate may have a material adverse effect on our business, results of operations, financial condition and cash flows. The final impact of the Medicare Advantage rates can vary from any estimate we may have and may be further impacted by the relative growth of our Medicare Advantage member volumes across markets as well as by the benefit plan designs submitted. It is possible that we may underestimate the impact of the Medicare Advantage rates on our business, which could have a material adverse effect on our business, results of operations, financial condition and cash flows. In addition, our Medicare Advantage revenues may continue to be volatile in the future, which could have a material adverse impact on our business, results of operations, financial condition and cash flows.

In addition, CMS often changes the rules governing the Medicare program, including those governing reimbursement. Changes that could adversely affect our business include:

•	administrative or legislative changes to base rates or the bases of payment;

•	limits on the services or types of providers for which Medicare will provide reimbursement;

•	changes in methodology for member assessment and/or determination of payment levels;

•	the reduction or elimination of annual rate increases; or

•	an increase in co-payments or deductibles payable by beneficiaries.

Recent legislative, judicial and executive efforts to enact further healthcare reform legislation have caused the future state of the exchanges, other reforms under the ACA, and many core aspects of the current U.S. health care system to be unclear. Since 2016, various administrative and legislative initiatives have been implemented that have had adverse impacts on the ACA and its programs. For example, in October 2017, the federal government announced that cost-sharing reduction payments to insurers would end, effective immediately, unless Congress appropriated the funds, and, in December 2017, Congress passed the Tax Cuts and Jobs Act, which includes a provision that eliminates the penalty under the ACA’s individual mandate for individuals who fail to obtain a qualifying health insurance plan and could impact the future state of the exchanges. On December 14, 2018, a federal district court in Texas ruled the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Cuts and Jobs Act, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals held that the individual mandate is unconstitutional, and remanded the case to the lower court to reconsider its earlier invalidation of the full ACA. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case. Oral arguments, were held on November 10, 2020. The Supreme Court issued its decision in June 2021, ruling that the plaintiffs lacked standing to challenge the individual mandate provision, thus leaving the ACA in effect. Litigation and legislation over the ACA are likely to continue, with unpredictable and uncertain results.

While specific changes and their timing are not yet apparent, enacted reforms and future legislative, regulatory, judicial, or executive changes, particularly any changes to the Medicare Advantage program, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Among the important statutory changes that are being implemented by CMS include provisions of the IMPACT Act. This law imposes a stringent timeline for implementing benchmark quality measures and data metrics across post-acute care providers. The enactment also mandates specific actions to design a unified payment methodology for post-acute providers. CMS is in the process of promulgating regulations to implement provisions of this enactment. Depending on the final details, the costs of implementation could be significant. The failure to meet implementation requirements could expose providers to fines and payment reductions.

There is also uncertainty regarding both Medicare Advantage payment rates and beneficiary enrollment, which, if reduced, would reduce our overall revenues and net income. Although Medicare Advantage enrollment increased by approximately 13 million, or by 117%, between the enactment of the ACA in 2010 and 2020, there can be no assurance that this trend will continue. Further, fluctuation in Medicare Advantage payment rates are evidenced by CMS’s annual announcement of the expected average change in revenue from the prior year: for 2018, CMS announced an average increase of 0.45%; and for 2019, 3.4%. Uncertainty over Medicare Advantage enrollment and payment rates present a continuing risk to our business.

According to the Kaiser Family Foundation, or KFF, Medicare Advantage enrollment continues to be highly concentrated among a few payors, both nationally and in local regions. In 2020, the KFF reported that three payors together accounted for more than half of Medicare Advantage enrollment and seven firms accounted for approximately 83% of the lives. Consolidation among Medicare Advantage plans in certain regions, or the Medicare program’s failure to attract additional plans to participate in the Medicare Advantage program, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Reductions in reimbursement rates or the scope of services being reimbursed, or an expansion of the scope of services to be provided under our contracts with payors without a corresponding increase in payment rates could have a material, adverse effect on our financial condition and results of operations or even result in reimbursement rates that are insufficient to cover our operating expenses. Additionally, any delay or default by the government in making Medicare reimbursement payments could materially and adversely affect our business, financial condition and results of operations.

State and federal efforts to reduce Medicaid spending could adversely affect our financial condition and results of operations.

Many of our members are dual-eligible, meaning their coverage comes from both Medicare and Medicaid. In addition, certain of our members are fully covered by Medicaid. Medicaid is a joint federal-state program purchasing healthcare services for the low income and indigent as well as certain higher-income individuals with significant health needs. Under broad federal criteria, states establish rules for eligibility, services and payment. Medicaid is a state-administered program financed by both state funds and matching federal funds. Medicaid spending has increased rapidly in recent years, becoming a significant component of state budgets. This, combined with slower state revenue growth, has led both the federal government and many states to institute measures aimed at controlling the growth of Medicaid spending, and in some instances reducing aggregate Medicaid spending.

For example, a number of states have adopted or are considering legislation designed to reduce their Medicaid expenditures, such as financial arrangements commonly referred to as provider taxes. Under provider tax arrangements, states collect taxes from healthcare providers and then use the revenue to pay the providers as a Medicaid expenditure, which allows the states to then claim additional federal matching funds on the additional reimbursements. Current federal law provides for a cap on the maximum allowable provider tax as a percentage of the provider’s total revenue. There can be no assurance that federal law will continue to provide matching federal funds on state Medicaid expenditures funded through provider taxes, or that the current caps on provider taxes will not be reduced. Any discontinuance or reduction in federal matching of provider tax-related Medicaid expenditures could have a significant and adverse effect on states’ Medicaid expenditures, and as a result could have an adverse effect on our business.

As part of the movement to repeal, replace or modify the ACA and as a means to reduce the federal budget deficit, there are renewed congressional efforts to move Medicaid from an open-ended program with coverage and benefits set by the federal government to one in which states receive a fixed amount of federal funds, either through block grants or per capita caps, and have more flexibility to determine benefits, eligibility or provider payments. If those changes are implemented, we cannot predict whether the amount of fixed federal funding to the states will be based on current payment amounts, or if it will be based on lower payment amounts, which would negatively impact those states that expanded their Medicaid programs in response to the ACA.

We expect these state and federal efforts to continue for the foreseeable future. The Medicaid program and its reimbursement rates and rules are subject to frequent change at both the federal and state level. These include statutory and regulatory changes, rate adjustments (including retroactive adjustments), administrative or executive orders and government funding restrictions, all of which may materially adversely affect the rates at which our services are reimbursed by state Medicaid plans.

Our business could be harmed if the ACA is overturned or by any legislative, regulatory or industry change that reduces healthcare spending or otherwise slows or limits the transition to more assumption of risk by healthcare providers.

The United States Supreme Court is currently considering the case of California v. Texas, Case 19-840, which, if the respondents are successful, could result in the ACA being struck down in its entirety. Although the statute has survived previous challenges before the Supreme Court, we cannot predict the outcome of this litigation.

Our operating model, our platform and our revenue are dependent on the healthcare industry’s continued movement towards providers assuming more risk from payors for the cost of patient care. Any legislative, regulatory or industry changes that slows or limits that movement or otherwise reduces the risk-based healthcare spending would most likely be detrimental to our business, revenue, financial projections and growth.

We are also impacted by the Medicare Access and CHIP Reauthorization Act, under which physicians must choose to participate in one of two payment formulas, the Merit-Based Incentive Payment System, or MIPS, or Alternative Payment Models, or APMs. Beginning in 2019, MIPS allows eligible physicians to receive upward or downward adjustments to their Medicare Part B payments based on certain quality and cost metrics, among other measures. As an alternative, physicians can choose to participate in an Advanced APM. Advanced APMs are exempt from the MIPS requirements, and physicians who are meaningful participants in APMs will receive bonus payments from Medicare pursuant to the law. CMS has proposed limiting the number of significant changes to the Quality Payment Program in 2021 by continuing a gradual implementation timeline for MIPS and APMs.

In addition, current and prior healthcare reform proposals have included the concept of creating a single payor or public option for health insurance. If enacted, these proposals could have an extensive impact on the healthcare industry, including us. We are unable to predict whether such reforms may be enacted or their impact on our operations.

We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments and private payors will pay for healthcare services, which could harm our business, financial condition and results of operations.

If we are unable to effectively adapt to changes in the healthcare industry or changes in state and federal laws and regulations affecting the healthcare industry, including changes to laws and regulations regarding or affecting the U.S. healthcare reform, our business may be harmed.

Due to the importance of the healthcare industry in the lives of all Americans, federal, state, and local legislative bodies frequently pass legislation and promulgate regulations relating to healthcare reform or that affect the healthcare industry. As has been the trend in recent years, it is reasonable to assume that there will continue to be increased government oversight and regulation of the healthcare industry in the future. We cannot assure our stockholders as to the ultimate content, timing or effect of any new healthcare legislation or regulations, nor is it possible at this time to estimate the impact of potential new legislation or regulations on our business. It is possible that future legislation enacted by Congress or state legislatures, or regulations promulgated by regulatory authorities at the federal or state level, could adversely affect our business or could change the operating environment of our medical centers. It is possible that the changes to the Medicare, Medicaid or other governmental healthcare program reimbursements may serve as precedent to possible changes in other payors’ reimbursement policies in a manner adverse to us. Similarly, changes in private payor reimbursements could lead to adverse changes in Medicare, Medicaid and other governmental healthcare programs, which could have a material adverse effect on our business, financial condition and results of operations.

While we believe that we have structured our agreements and operations in material compliance with applicable healthcare laws and regulations, there can be no assurance that we will be able to successfully address changes in the current regulatory environment. We believe that our business operations materially comply with applicable healthcare laws and regulations. However, some of the healthcare laws and regulations applicable to us are subject to limited or evolving interpretations, and a review of our business or operations by a court, law enforcement or a regulatory authority might result in a determination that could have a material adverse effect on us. Furthermore, the healthcare laws and regulations applicable to us may be amended or interpreted in a manner that could have a material adverse effect on our business, prospects, results of operations and financial condition.

Our use, disclosure, and other processing of personally identifiable information, including health information, is subject to HIPAA and other federal and state privacy and security regulations. If we suffer a data breach or unauthorized disclosure, we could incur significant liability including government and private investigations and claims of privacy and security non-compliance. We could also suffer significant reputational harm as a result and, in turn, a material adverse effect on our member base and revenue.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity, and other processing of protected health information, or PHI, and other types of personal data or personally identifiable information, or PII. These laws and regulations include HIPAA. HIPAA establishes a set of national privacy and security standards for the protection of PHI by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services.

HIPAA requires covered entities, such as us, and their business associates to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.

HIPAA imposes mandatory penalties for certain violations. Penalties for violations of HIPAA and its implementing regulations start at $100 per violation and are not to exceed $50,000 per violation, subject to a cap of $1.5 million for violations of the same standard in a single calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

In addition, HIPAA mandates that the Secretary of HHS conduct periodic compliance audits of HIPAA covered entities and business associates for compliance with the HIPAA Privacy and Security Standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator.

HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.

In addition to HIPAA, numerous other federal and state laws and regulations protect the confidentiality, privacy, availability, integrity and security of PHI and other types of PII. State statutes and regulations vary from state to state, and these laws and regulations in many cases are more restrictive than, and may not be preempted by, HIPAA and its implementing rules. These laws and regulations are often uncertain, contradictory, and subject to changed or differing interpretations, and we expect new laws, rules and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future. In the event that new data security laws are implemented, we may not be able to timely comply with such requirements, or such requirements may not be compatible with our current processes. Changing our processes could be time consuming and expensive, and failure to timely implement required changes could subject us to liability for non-compliance. Some states may afford private rights of action to individuals who believe their PII has been misused. This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us and potentially restricts our ability to collect, use and disclose data and exposes us to additional expense, adverse publicity and liability. While we have implemented data privacy and security measures in an effort to comply with applicable laws and regulations relating to privacy and data protection, some PHI and other PII or confidential information is transmitted to us by third parties, who may not implement adequate security and privacy measures, and it is possible that laws, rules and regulations relating to privacy, data protection, or information security may be interpreted and applied in a manner that is inconsistent with our practices or those of third parties who transmit PHI and other PII or confidential information to us. If we or these third parties are found to have violated such laws, rules or regulations, it could result in government-imposed fines, orders requiring that we or these third parties change our or their practices, or criminal charges, which could adversely affect our business. Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices, systems and compliance procedures in a manner adverse to our business.

We also publish statements to our members and partners that describe how we handle and protect PHI. If federal or state regulatory authorities or private litigants consider any portion of these statements to be untrue, we may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including, without limitation, costs of responding to investigations, defending against litigation, settling claims, and complying with regulatory or court orders. Any of the foregoing consequences could seriously harm our business and our financial results. Any of the foregoing consequences could have a material adverse impact on our business and our financial results.

We face inspections, reviews, audits and investigations under federal and state government programs and contracts. These audits could have adverse findings that may negatively affect our business, including our results of operations, liquidity, financial condition and reputation.

As a result of our participation in the Medicare and Medicaid programs, we are subject to various governmental inspections, reviews, audits and investigations to verify our compliance with these programs and applicable laws and regulations. Payors may also reserve the right to conduct audits. We also periodically conduct internal audits and reviews of our regulatory compliance. An adverse inspection, review, audit or investigation could result in:

•	refunding amounts we have been paid pursuant to the Medicare or Medicaid programs or from payors;

•	state or federal agencies imposing fines, penalties and other sanctions on us;

•	temporary suspension of payment for new patients to the facility or agency;

•	decertification or exclusion from participation in the Medicare or Medicaid programs or one or more payor networks;

•	self-disclosure of violations to applicable regulatory authorities;

•	damage to our reputation;

•	the revocation of a facility’s or agency’s license; and

•	loss of certain rights under, or termination of, our contracts with payors.

We have in the past and will likely in the future be required to refund amounts we have been paid and/or pay fines and penalties as a result of these inspections, reviews, audits and investigations. If adverse inspections, reviews, audits or investigations occur and any of the results noted above occur, it could have a material adverse effect on our business and operating results. Furthermore, the legal, document production and other costs associated with complying with these inspections, reviews, audits or investigations could be significant.

Laws regulating the corporate practice of medicine could restrict the manner in which we are permitted to conduct our business, and the failure to comply with such laws could subject us to penalties or require a restructuring of our business.

Some states have laws that prohibit business entities, such as us, from practicing medicine, employing physicians to practice medicine, exercising control over medical decisions by physicians or engaging in certain arrangements, such as fee-splitting, with physicians (such activities generally referred to as the “corporate practice of medicine”). In some states these prohibitions are expressly stated in a statute or regulation, while in other states the prohibition is a matter of judicial or regulatory interpretation. Certain of the states in which we currently operate, such as Texas and Nevada, and certain of the states to which we may expand our operations, such as New York and California, generally prohibit the corporate practice of medicine, and other states may enact such restrictions as well.

Penalties for violations of the corporate practice of medicine vary by state and may result in physicians being subject to disciplinary action, as well as to forfeiture of revenues from payors for services rendered. For lay entities, violations may also bring both civil and, in more extreme cases, criminal liability for engaging in medical practice without a license. Some of the relevant laws, regulations and agency interpretations in states with corporate practice of medicine restrictions have been subject to limited judicial and regulatory interpretation. Moreover, state laws are subject to change. Regulatory authorities and other parties may assert that, despite the management agreements and other arrangements through which we operate, we are engaged in the prohibited corporate practice of medicine or that our arrangements constitute unlawful fee-splitting. If this were to occur, we could be subject to civil and/or criminal penalties, our agreements could be found legally invalid and unenforceable (in whole or in part) or we could be required to restructure our contractual arrangements. In markets where the corporate practice of medicine is prohibited, we have historically operated by maintaining long-term management contracts with multiple associated professional organizations which, in turn, employ or contract with physicians to provide those professional medical services required by the enrollees of the payors with which the professional organizations contract. Under these management agreements, our managed services organization performs only non-medical administrative services, does not represent that it offers medical services and does not exercise influence or control over the practice of medicine by the physicians or the associated physician groups with which it contracts. In addition, the professional organizations are all 100% owned by a member of our management team. In the event of death or disability or upon certain other triggering events, we maintain the right to direct the transfer of the ownership of the professional organizations to another licensed physician.

In addition to the above management arrangements, we have certain contractual rights relating to the orderly transfer of equity interests in our physician practices through succession agreements and other arrangements with their physician equity holders. Such equity interests cannot, however, be transferred to or held by us or by any non-professional organization. Accordingly, neither we nor our direct subsidiaries directly own any equity interests in any of our physician practices. In the event that any of the physician owners of our practices fail to comply with the management arrangement, if any management arrangement is terminated and/or we are unable to enforce our contractual rights over the orderly transfer of equity interests in any of our physician practices, such events could have a material adverse effect on our business, results of operations, financial condition and cash flows.

It is possible that a state regulatory agency or a court could determine that our agreements with physician equity holders of our practices and the way we carry out these arrangements as described above, either independently or coupled with the management services agreements with such associated physician practices, are in violation of prohibitions on the corporate practice of medicine. As a result, these arrangements could be deemed invalid, potentially resulting in a loss of revenues and an adverse effect on results of operations derived from such practices. Such a determination could force a restructuring of our management arrangements with the affected practices, which might include revisions of the management services agreements, including a modification of the management fee and/or establishing an alternative structure that would permit us to contract with a physician network without violating prohibitions on the corporate practice of medicine. There can be no assurance that such a restructuring would be feasible, or that it could be accomplished within a reasonable time frame without a material adverse effect on our business, results of operations, financial condition and cash flows.

Our records and submissions to a health plan may contain inaccurate or unsupportable information regarding risk adjustment scores of members, which could cause us to overstate or understate our revenue and subject us to various penalties.

The claims and encounter records that we submit to health plans may impact data that support the Medicare Risk Adjustment Factor, or RAF, scores attributable to members. These RAF scores determine, in part, the revenue to which the health plans and, in turn, we are entitled for the provision of medical care to such members. The data submitted to CMS by each health plan is based, in part, on medical charts and diagnosis codes that we prepare and submit to the health plans. Each health plan generally relies on us and our affiliated physicians to appropriately document and support such RAF data in our medical records. Each health plan also relies on us and our affiliated physicians to appropriately code claims for medical services provided to members. Erroneous claims and erroneous encounter records and submissions could result in inaccurate revenue and risk adjustment payments, which may be subject to correction or retroactive adjustment in later periods. This corrected or adjusted information may be reflected in financial statements for periods subsequent to the period in which the revenue was recorded. We might also need to refund a portion of the revenue that we received, which refund, depending on its magnitude, could damage our relationship with the applicable health plan and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Additionally, CMS audits Medicare Advantage plans for documentation to support RAF-related payments for members chosen at random. The Medicare Advantage plans ask providers to submit the underlying documentation for members that they serve. It is possible that claims associated with members with higher RAF scores could be subject to more scrutiny in a CMS or plan audit. There is a possibility that a Medicare Advantage plan may seek repayment from us should CMS make any payment adjustments to the Medicare Advantage plan as a result of its audits. The plans also may hold us liable for any penalties owed to CMS for inaccurate or unsupportable RAF scores provided by us or our affiliated physicians. In addition, we could be liable for penalties to the government under the FCA that range from $11,665 to $23,331 per false claim or statement (as of June 19, 2020, and subject to annual adjustments for inflation), plus up to three times the amount of damages caused by each false claim, which can be as much as the amounts received directly or indirectly from the government for each such false claim.

CMS has indicated that payment adjustments will not be limited to RAF scores for the specific Medicare Advantage enrollees for which errors are found but may also be extrapolated to the entire Medicare Advantage plan subject to a particular CMS contract. CMS has described its audit process as plan-year specific and stated that it will not extrapolate audit results for plan years prior to 2011. Because CMS has not stated otherwise, there is a risk that payment adjustments made as a result of one plan year’s audit would be extrapolated to prior plan years after 2011.

There can be no assurance that a health plan will not be randomly selected or targeted for review by CMS or that the outcome of such a review will not result in a material adjustment in our revenue and profitability, even if the information we submitted to the plan is accurate and supportable.

New physicians and other providers must be properly enrolled in governmental healthcare programs before we can receive reimbursement for their services, and there may be delays in the enrollment process.

Each time a new physician joins us, we must enroll the physician under our applicable group identification number for Medicare and Medicaid programs and for certain managed care and private insurance programs before we can receive reimbursement for services the physician renders to beneficiaries of those programs. The estimated time to receive approval for the enrollment is sometimes difficult to predict. These practices result in delayed reimbursement that may adversely affect our cash flows.

With respect to Medicare, providers can retrospectively bill Medicare for services provided 30 days prior to the effective date of the enrollment. In addition, the enrollment rules provide that the effective date of the enrollment will be the later of the date on which the enrollment application was filed and approved by the Medicare contractor, or the date on which the provider began providing services. If we are unable to properly enroll physicians and other applicable healthcare professionals within the 30 days after the provider begins providing services, we will be precluded from billing Medicare for any services which were provided to a Medicare beneficiary more than 30 days prior to the effective date of the enrollment. With respect to Medicaid, new enrollment rules and whether a state will allow providers to retrospectively bill Medicaid for services provided prior to submitting an enrollment application varies by state. Failure to timely enroll providers could reduce our physician services segment total revenues and have a material adverse effect on the business, financial condition or results of operations of our physician services segment.

The ACA, as currently structured, added additional enrollment requirements for Medicare and Medicaid, which have been further enhanced through implementing regulations and increased enforcement scrutiny. Every enrolled provider must revalidate its enrollment at regular intervals and must update the Medicare contractors and many state Medicaid programs with significant changes on a timely basis. If we fail to provide sufficient documentation as required to maintain our enrollment, Medicare and Medicaid could deny continued future enrollment or revoke our enrollment and billing privileges.

The requirements for enrollment, licensure, certification, and accreditation may include notification or approval in the event of a transfer or change of ownership or certain other changes. Other agencies or payors with which we have contracts may have similar requirements, and some of these processes may be complex. Failure to provide required notifications or obtain necessary approvals may result in the delay or inability to complete an acquisition or transfer, loss of licensure, lapses in reimbursement, or other penalties. While we make reasonable efforts to substantially comply with these requirements, we cannot assure you that the agencies that administer these programs or have awarded us contracts will not find that we have failed to comply in some material respects. A finding of non-compliance and any resulting payment delays, refund demands or other sanctions could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to Competition

The healthcare industry is highly competitive, and if we are not able to compete effectively, our business would be harmed.

We compete directly with national, regional and local providers of healthcare for members and physicians. There are many other companies and individuals currently providing healthcare services, many of which have been in business longer and/or have substantially more resources. There have been increased trends towards consolidation and vertical integration in the healthcare industry, including an influx of additional capital. Since there are virtually no substantial capital expenditures required for providing healthcare services, there are few financial barriers to entry in the healthcare industry. Other companies could enter the healthcare industry in the future and divert some or all of our business. Our ability to compete successfully varies from location to location and depends on a number of factors, including the number of competing primary care facilities in the local market and the types of services available at those facilities, our local reputation for quality care of members, the commitment and expertise of our medical staff, our local service offerings and community programs, the cost of care in each locality, and the physical appearance, location, age and condition of our facilities. If we are unable to attract members to our medical centers, our revenue and profitability will be adversely affected. Some of our competitors may have greater recognition and be more established in their respective communities than we are, and may have greater financial and other resources than we have. Competing primary care providers may also offer larger facilities or different programs or services than we do, which, combined with the foregoing factors, may result in our competitors being more attractive to our current members, potential members and referral sources. Furthermore, while we budget for routine capital expenditures at our facilities to keep them competitive in their respective markets, to the extent that competitive forces cause those expenditures to increase in the future, our financial condition may be negatively affected. In addition, our relationships with governmental and private third-party payors are not exclusive and our competitors have established or could seek to establish relationships with such payors to serve their covered patients. Additionally, as we expand into new geographies, we may encounter competitors with stronger relationships or recognition in the community in such new geography, which could give those competitors an advantage in obtaining new patients. Individual physicians, physician groups and companies in other healthcare industry segments, including those with which we have contracts, and some of which have greater financial, marketing and staffing resources, may become competitors in providing health care services, and this competition may have a material adverse effect on our business operations and financial position.

Our performance depends on our ability to recruit and retain quality physicians, nurses and other personnel. Competitors in primary care markets may aggressively employ non-compete, non-solicitation and other restrictive covenant tools to chill the entry of new operators. Competition for or shortages in quality physicians, nurses and other personnel, increases in labor costs or expiration of non-compete, non-solicitation and other restrictive covenants with past, present or future employees could adversely affect our revenue, profitability, cash flows, quality of care and member enrollment.

Our operations are dependent on the efforts, abilities and experience of our physicians and clinical personnel. We compete with other healthcare providers, primarily hospitals and other facilities, in attracting physicians, nurses and medical staff to support our medical centers, recruiting and retaining qualified management and support personnel responsible for the daily operations of each of our medical centers and in contracting with payors in each of our markets. Competitors in primary care markets may aggressively employ non-compete, non-solicitation and other restrictive covenant tools to chill the entry of new operators. In some markets, the lack of availability of clinical personnel, such as nurses and mental health professionals, has become a significant operating issue facing all healthcare providers. This shortage may require us to continue to enhance wages and benefits to recruit and retain qualified personnel or to contract for more expensive temporary personnel. We also depend on the available labor pool of semi-skilled and unskilled workers in each of the markets in which we operate.

Key primary care physicians with large member enrollment could retire, become disabled, terminate their provider contracts, get lured away by a competing independent physician association or medical group, or otherwise become unable or unwilling to continue practicing medicine or continue working with us. As a result, members who have been served by such physicians could choose to enroll with competitors’ physician organizations or could seek medical care elsewhere, which could reduce our revenues and profits. Moreover, we may not be able to attract new physicians to replace the services of terminating physicians or to service our growing membership.

We have employment contracts with physicians and other health professionals in many states. Some of these contracts include provisions preventing these physicians and other health professionals from competing with us both during and after the term of our contract with them. The law governing non-compete agreements and other forms of restrictive covenants varies from state to state. Some jurisdictions prohibit us from using non-competition covenants with our professional staff. Other states are reluctant to strictly enforce non-compete agreements and restrictive covenants applicable to physicians and other healthcare professionals. There can be no assurance that our non-compete agreements related to physicians and other health professionals will be found enforceable if challenged in certain states. In such event, we would be unable to prevent physicians and other health professionals formerly employed by us from competing with us, potentially resulting in the loss of some of our members.

If our labor costs increase, we may not be able to raise rates to offset these increased costs. Because a significant percentage of our revenue consists of fixed, prospective payments, our ability to pass along increased labor costs is limited. In particular, if labor costs rise at an annual rate greater than our net annual consumer price index basket update from Medicare, our results of operations and cash flows will likely be adversely affected. Any union activity at our facilities that may occur in the future could contribute to increased labor costs. Certain proposed changes in federal labor laws and the National Labor Relations Board’s modification of its election procedures could increase the likelihood of employee unionization attempts. Although none of our employees are currently represented by a collective bargaining agreement, to the extent a significant portion of our employee base unionizes, it is possible our labor costs could increase materially. Our failure to recruit and retain qualified management and medical personnel, or to control our labor costs, could have a material adverse effect on our business, prospects, results of operations and financial condition.

If we fail to cost-effectively develop widespread brand awareness and maintain our reputation, or if we fail to achieve and maintain market acceptance for our healthcare services, our business could suffer.

We believe that maintaining and enhancing our reputation and brand recognition is critical to our relationships with both members and payors and to our ability to attract new members. The promotion of our brand may require us to make substantial investments and we anticipate that, as our market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Our marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur and our results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet the expectations of or provide quality medical care for our members, or any adverse publicity or litigation involving or surrounding us, one of our medical centers or our management, could make it substantially more difficult for us to attract new members. Similarly, because our existing members often act as references for us with prospective new members, any existing member that questions the quality of our care could impair our ability to secure additional new members. In addition, negative publicity resulting from any adverse government payor audit could injure our reputation. If we do not successfully maintain and enhance our reputation and brand recognition, our business may not grow and we could lose our relationships with members, which would harm our business, results of operations and financial condition.

The registered or unregistered trademarks or trade names that we own or license may be challenged, infringed, circumvented, declared generic, lapsed or determined to be infringing on or dilutive of other marks. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition with members, payors and other partners. In addition, third parties may in the future file for registration of trademarks similar or identical to our trademarks. If they succeed in registering or developing common law rights in such trademarks, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks to promote our business in certain relevant jurisdictions. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our brand recognition, reputation and results of operations may be adversely affected.

Our business depends on our ability to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems.

Our business is highly dependent on maintaining effective information systems as well as the integrity and timeliness of the data we use to serve our members, support our care teams and operate our business. Because of the large amount of data that we collect and manage, it is possible that hardware failures or errors in our systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain inaccuracies that our partners regard as significant. If our data were found to be inaccurate or unreliable due to fraud or other error, or if we, or any of the third-party service providers we engage, were to fail to maintain information systems and data integrity effectively, we could experience operational disruptions that may impact our members and care teams and hinder our ability to provide services, establish appropriate pricing for services, retain and attract members, manage our member risk profiles, establish reserves, report financial results timely and accurately and maintain regulatory compliance, among other things.

Our information technology strategy and execution are critical to our continued success. We must continue to invest in long-term solutions that will enable us to anticipate member needs and expectations, enhance the member experience, act as a differentiator in the market and protect against cybersecurity risks and threats. Our success is dependent, in large part, on maintaining the effectiveness of existing technology systems and continuing to deliver and enhance technology systems that support our business processes in a cost-efficient and resource-efficient manner. Increasing regulatory and legislative changes will place additional demands on our information technology infrastructure that could have a direct impact on resources available for other projects tied to our strategic initiatives. In addition, recent trends toward greater patient engagement in health care require new and enhanced technologies, including more sophisticated applications for mobile devices. Connectivity among technologies is becoming increasingly important. We must also develop new systems to meet current market standards and keep pace with continuing changes in information processing technology, evolving industry and regulatory standards and patient needs. Failure to do so may present compliance challenges and impede our ability to deliver services in a competitive manner. Further, because system development projects are long-term in nature, they may be more costly than expected to complete and may not deliver the expected benefits upon completion. Our failure to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems could adversely affect our results of operations, financial position and cash flow.

Risks Related to Data Security and Intellectual Property

Our proprietary platform relies on third party vendors, and disruptions in those relationships or other failures of our platform could damage our reputation, give rise to claims against us or divert application of our resources from other purposes, any of which could harm our business.

CanoPanorama, our proprietary population health management technology-powered platform, contains components developed and maintained by third-party software vendors. Moreover, we use a third-party cloud-based electronic health record management system. The ability of these third-party suppliers to successfully provide reliable and high-quality services is subject to technical and operational uncertainties that are beyond our control. We may not be able to replace the functions provided by the third-party software currently used in

CanoPanorama if that software becomes obsolete or defective or is not adequately maintained or updated. We may not be able to maintain our relationships with our third-party software vendors. Any significant interruption in the availability of these third-party software products or defects in these products could harm our business unless and until we can secure or develop an alternative source. In the event of failure in such third party vendors’ systems and processes, we could experience business interruptions or privacy and/or security breaches surrounding our data. Any of these outcomes could damage our reputation, give rise to claims against us or divert application of our resources from other purposes, any of which could harm our business.

Data security breaches, loss of data and other disruptions could compromise sensitive information related to our business or our members, or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

In the ordinary course of our business, we collect, store, use and disclose sensitive data, including PHI and other types of PII relating to our employees, members and others. We also process and store, and use third-party service providers to process and store, sensitive information, including intellectual property, confidential information and other proprietary business information. We manage and maintain such sensitive data and information utilizing a combination of on-site systems, managed data center systems and cloud-based computing center systems.

We are highly dependent on information technology networks and systems, including the internet, to securely process, transmit and store this sensitive data and information. Security breaches of this infrastructure, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, and employee or contractor error, negligence or malfeasance, can create system disruptions, shutdowns or unauthorized disclosure or modifications of such sensitive data or information, causing PHI or other PII to be accessed or acquired without authorization or to become publicly available. We utilize third-party service providers for important aspects of the collection, storage, processing and transmission of employee, user and member information, and other confidential and sensitive information, and therefore rely on third parties to manage functions that have material cybersecurity risks. Because of the sensitivity of the PHI, other PII and other sensitive information we and our service providers collect, store, transmit, and otherwise process, the security of our technology platform and other aspects of our services, including those provided or facilitated by our third-party service providers, are important to our operations and business strategy. We take certain administrative, physical and technological safeguards to address these risks, such as by requiring contractors and other third-party service providers who handle this PHI, other PII and other sensitive information for us to enter into agreements that contractually obligate them to use reasonable efforts to safeguard such PHI, other PII, and other sensitive information. Measures taken to protect our systems, those of our contractors or third-party service providers, or the PHI, other PII, or other sensitive information we or contractors or third-party service providers process or maintain, may not adequately protect us from the risks associated with the collection, storage, processing and transmission of such sensitive data and information. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by security breaches. Despite our implementation of security measures, cyber-attacks are becoming more sophisticated and frequent. As a result, we or our third-party service providers may be unable to anticipate these techniques or to implement adequate protective measures.

A security breach or privacy violation that leads to disclosure or unauthorized use or modification of, or that prevents access to or otherwise impacts the confidentiality, security, or integrity of, member information, including PHI or other PII, or other sensitive information we or our contractors or third-party service providers maintain or otherwise process, could harm our reputation, compel us to comply with breach notification laws, cause us to incur significant costs for remediation, fines, penalties, notification to individuals and for measures intended to repair or replace systems or technology and to prevent future occurrences, potential increases in insurance premiums, and require us to verify the accuracy of database contents, resulting in increased costs or loss of revenue. While we have not experienced any material system failure, accident or security breach to date of which we are aware, we nevertheless have experienced from time to time, and continue to experience in the future, cyber-attacks on our information technology systems despite our best efforts to prevent them. For instance, in June 2020, we disclosed to the public a data breach resulting from a business email compromise by an unknown threat actor that affected Office 365 email accounts of certain employees. As some of the affected email inboxes contained PHI or PII, we notified all potentially affected individuals and the HHS Office of Civil Rights, or OCR. In December 2020, we received a data request from OCR relating to this incident to which we responded. In June 2021, OCR notified us that it has closed this inquiry with no findings. In addition, a class action lawsuit related to this incident was filed against us in the Miami-Dade County Court of the State of Florida. Our insurance carrier has reached settlement with the class action plaintiffs and the settlement was approved by the Miami-Dade County Court at a hearing held on July 1, 2021. We may be subject to financial or reputational loss as a result of this data security incident.

If we are unable to prevent or mitigate such security breaches or privacy violations or implement satisfactory remedial measures, or if it is perceived that we have been unable to do so, our operations could be disrupted, we may be unable to provide access to our systems, and we could suffer a loss of members, and we may as a result suffer loss of reputation, adverse impacts on member and investor confidence, financial loss, governmental investigations or other actions, regulatory or contractual penalties, and other claims and liability. In addition, security breaches and other inappropriate access to, or acquisition or processing of, information can be difficult to detect, and any delay in identifying such incidents or in providing any notification of such incidents may lead to increased harm.

Any such breach or interruption of our systems or those of any of our third-party service providers could compromise our networks or data security processes and sensitive information could be made inaccessible or could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such interruption in access, improper access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws and regulations that protect the privacy of member information or other personal information, such as HIPAA, as amended by HITECH, and their implementing regulations and regulatory penalties. Unauthorized access, loss or dissemination could also disrupt our operations, including our ability to perform our services, access member health information, collect, process, and prepare company financial information, provide information about our current and future services and engage in other member and clinician education and outreach efforts. Any such breach could also result in the compromise of our trade secrets and other proprietary information, which could adversely affect our business and competitive position. While we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

Disruptions in our disaster recovery systems or management continuity planning could limit our ability to operate our business effectively.

Our information technology systems facilitate our ability to conduct our business. While we have disaster recovery systems and business continuity plans in place, any disruptions in our disaster recovery systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting our capacity to effectively monitor and control our operations. Despite our implementation of a variety of security measures, our information technology systems could be subject to physical or electronic break-ins, and similar disruptions from unauthorized tampering or any weather-related disruptions where our headquarters is located. In addition, in the event that a significant number of our management personnel were unavailable in the event of a disaster, our ability to effectively conduct business could be adversely affected.

If we are unable to obtain, maintain and enforce intellectual property protection for our content or if the scope of our intellectual property protection is not sufficiently broad, our business may be adversely affected.

Our business depends on certain internally developed content, including software, databases, confidential information and know-how, the protection of which is crucial to the success of our business. We rely on a combination of trademark, trade-secret, and copyright laws and confidentiality procedures and contractual provisions to protect our intellectual property rights in our internally developed content. We may, over time, increase our investment in protecting our intellectual property through additional trademark, patent and other intellectual property filings that could be expensive and time-consuming. Effective trademark, trade-secret and copyright protection is expensive to develop and maintain, both in terms of initial and ongoing registration requirements and the costs of defending our rights. These measures, however, may not be sufficient to offer us meaningful protection. Additionally, we do not currently hold a patent or other registered or applied for intellectual property protection for CanoPanorama. If we are unable to protect our intellectual property and other rights, particularly with respect to CanoPanorama, our competitive position and our business could be harmed, as third parties may be able to commercialize and use technologies and software products that are substantially the same as ours without incurring the development and licensing costs that we have incurred. Any of our owned or licensed intellectual property rights could be challenged, invalidated, circumvented, infringed or misappropriated, our trade secrets and other confidential information could be disclosed in an unauthorized manner to third parties, or our intellectual property rights may not be sufficient to permit us to take advantage of current market trends or otherwise to provide us with competitive advantages, which could result in costly redesign efforts, discontinuance of certain offerings or other competitive harm.

Monitoring unauthorized use of our intellectual property is difficult and costly. From time to time, we seek to analyze our competitors’ services, and may in the future seek to enforce our rights against potential infringement. However, the steps we have taken to protect our intellectual property rights may not be adequate to prevent infringement or misappropriation of our intellectual property. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Any inability to meaningfully protect our intellectual property rights could result in harm to our ability to compete and reduce demand for our services. Moreover, our failure to develop and properly manage new intellectual property could adversely affect our market positions and business opportunities. Also, some of our services rely on technologies and software developed by or licensed from third parties, and we may not be able to maintain our relationships with such third parties or enter into similar relationships in the future on reasonable terms or at all.

Uncertainty may result from changes to intellectual property legislation and from interpretations of intellectual property laws by applicable courts and agencies. Accordingly, despite our efforts, we may be unable to obtain and maintain the intellectual property rights necessary to provide us with a competitive advantage. Our failure to obtain, maintain and enforce our intellectual property rights could therefore have a material adverse effect on our business, financial condition and results of operations.

Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on our business, financial condition and results of operations.

Our commercial success depends on our ability to develop and commercialize our services and use our proprietary technology platform without infringing the intellectual property or proprietary rights of third parties. Intellectual property disputes can be costly to defend and may cause our business, operating results and financial condition to suffer. As the market for healthcare in the United States expands and more patents are issued, the risk increases that there may be patents issued to third parties that relate to our technology platform of which we are not aware or that we must challenge to continue our operations as currently contemplated. Whether merited or not, we may face allegations that we, our vendors or licensors or parties indemnified by us have infringed or otherwise violated the patents, trademarks, copyrights or other intellectual property rights of third parties. Such claims may be made by competitors seeking to obtain a competitive advantage or by other parties. Additionally, in recent years, individuals and groups have begun purchasing intellectual property assets for the purpose of making claims of infringement and attempting to extract settlements from companies like ours. We may also face allegations that our employees have misappropriated the intellectual property or proprietary rights of their former employers or other third parties. It may be necessary for us to initiate litigation to defend ourselves in order to determine the scope, enforceability and validity of third-party intellectual property or proprietary rights, or to establish our respective rights. We may not be able to successfully settle or otherwise resolve such adversarial proceedings or litigation. If we are unable to successfully settle future claims on terms acceptable to us we may be required to engage in or to continue claims, regardless of whether such claims have merit, that can be time-consuming, divert management’s attention and financial resources and can be costly to evaluate and defend. Results of any such litigation are difficult to predict and may require us to stop commercializing or using our technology platform, obtain licenses, modify our services and technology platform while we develop non-infringing substitutes or incur substantial damages, settlement costs or face a temporary or permanent injunction prohibiting us from marketing or providing the affected services. If we require a third-party license, it may not be available on reasonable terms or at all, and we may have to pay substantial royalties, service fees, upfront fees or grant cross-licenses to intellectual property rights for our services. We may also have to redesign our services so they do not infringe third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time, during which our technology platform may not be available for commercialization or use. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable to uphold its contractual obligations. If we cannot or do not obtain a third-party license to the infringed technology at all, license the technology on reasonable terms or obtain similar technology from another source, our revenue and earnings could be adversely impacted.

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business with respect to intellectual property. We are not currently subject to any claims from third parties asserting infringement of their intellectual property rights. Some third parties may be able to sustain the costs of complex litigation more effectively than we can because they have substantially greater resources. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our Class A common stock. Moreover, any uncertainties resulting from the initiation and continuation of any legal proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our operations. Assertions by third parties that we violate their intellectual property rights could therefore have a material adverse effect on our business, financial condition and results of operations.

If we are unable to protect the confidentiality of our trade secrets, know-how and other proprietary and internally developed information, the value of our technology platform could be adversely affected.

We may not be able to protect our trade secrets, know-how and other internally developed information, including in relation to the CanoPanorama platform, adequately. Although we use reasonable efforts to protect this internally developed information and technology platform, our employees, consultants and other parties (including independent contractors and companies with which we conduct business) may unintentionally or willfully disclose our information or technology to competitors. Enforcing a claim that a third party illegally disclosed or obtained and is using any of our internally developed information or technology is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets, know-how and other proprietary information. We rely, in part, on non-disclosure and confidentiality with our employees, independent contractors, consultants and companies with which we conduct business to protect our trade secrets, know-how and other intellectual property and internally developed information. These agreements may not be self-executing, or they may be breached and we may not have adequate remedies for such breach. Moreover, third parties may independently develop similar or equivalent proprietary information or otherwise gain access to our trade secrets, know-how and other internally developed information.

Any restrictions on our use of, or ability to license, data, or our failure to license data and integrate third-party technologies, could have a material adverse effect on our business, financial condition and results of operations.

We depend upon licenses from third parties for components of the technology and data used in CanoPanorama and for the platform upon which CanoPanorama is built and operates. We expect that we may need to obtain additional licenses from third parties in the future in connection with the development of our services. In addition, we obtain a portion of the data that we use from government entities, public records and from our partners for specific partner engagements. We believe that we have all rights necessary to use the data that is incorporated into our services. We cannot, however, assure you that our licenses for information will allow us to use that information for all potential or contemplated applications. In addition, our ability to continue to offer integrated healthcare to our members depends on maintaining CanoPanorama, which is partially populated with data disclosed to us by our affiliates with their consent. If these affiliates revoke their consent for us to maintain, use, de-identify and share this data, consistent with applicable law, our data assets could be degraded.

In the future, data providers could withdraw their data from us or restrict our usage for any reason, including if there is a competitive reason to do so, if legislation is passed restricting the use of the data or if judicial interpretations are issued restricting use of the data that we currently use to support our services. In addition, data providers could fail to adhere to our quality control standards in the future, causing us to incur additional expense to appropriately utilize the data. If a substantial number of data providers were to withdraw or restrict their data, or if they fail to adhere to our quality control standards, and if we are unable to identify and contract with suitable alternative data suppliers and integrate these data sources into our service offerings, our ability to provide appropriate services to our members would be materially adversely impacted, which could have a material adverse effect on our business, financial condition and results of operations.

We also integrate into our internally developed applications and use third-party software to support our technology infrastructure. Some of this software is proprietary and some is open source software. These technologies may not be available to us in the future on commercially reasonable terms or at all and could be difficult to replace once integrated into our own internally developed applications. Most of these licenses can be renewed only by mutual consent and may be terminated if we breach the terms of the license and fail to cure the breach within a specified period of time. Our inability to obtain, maintain or comply with any of these licenses could delay development until equivalent technology can be identified, licensed and integrated, which would harm our business, financial condition and results of operations.

Most of our third-party licenses are non-exclusive and our competitors may obtain the right to use any of the technology covered by these licenses to compete directly with us. Our use of third-party technologies exposes us to increased risks, including, but not limited to, risks associated with the integration of new technology into our solutions, the diversion of our resources from development of our own internally developed technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs. In addition, if our data suppliers choose to discontinue support of the licensed technology in the future, we might not be able to modify or adapt our own solutions.

We may be subject to legal proceedings and litigation, including intellectual property, privacy and medical malpractice disputes, which are costly to defend and could materially harm our business and results of operations.

We may be party to lawsuits and legal proceedings in the normal course of business. These matters are often expensive and disruptive to normal business operations. We may face allegations, lawsuits and regulatory inquiries, audits and investigations regarding data privacy, security, labor and employment, consumer protection and intellectual property infringement, including claims related to privacy, patents, publicity, trademarks, copyrights and other rights. We may also face allegations or litigation related to our acquisitions, securities issuances or business practices, including public disclosures about our business. Litigation and regulatory proceedings may be protracted and expensive, and the results are difficult to predict. Certain of these matters may include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. Additionally, our litigation costs could be significant. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our services or require us to stop serving certain members or geographies, all of which could negatively impact our geographic expansion and revenue growth. We may also become subject to periodic audits, which would likely increase our regulatory compliance costs and may require us to change our business practices, which could negatively impact our revenue growth. Managing legal proceedings, litigation and audits, even if we achieve favorable outcomes, is time-consuming and diverts management’s attention from our business.

The results of regulatory proceedings, litigation, claims, and audits cannot be predicted with certainty, and determining reserves for pending litigation and other legal, regulatory and audit matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our reputation, business, financial condition, results of operations and the market price of our Class A common stock.

We also may be subject to lawsuits under the FCA and comparable state laws for submitting allegedly fraudulent or otherwise inappropriate bills for services to the Medicare and Medicaid programs. These lawsuits, which may be initiated by government authorities as well as private party relators, can involve significant monetary damages, fines, attorney fees and the award of bounties to private plaintiffs who successfully bring these suits, as well as to the government programs. In recent years, government oversight and law enforcement have become increasingly active and aggressive in investigating and taking legal action against potential fraud and abuse.

Furthermore, our business exposes us to potential medical malpractice, professional negligence or other related actions or claims that are inherent in the provision of healthcare services. These claims, with or without merit, could cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business, harm our reputation and adversely affect our ability to attract and retain members, any of which could have a material adverse effect on our business, financial condition and results of operations.

Although we maintain third-party directors’ and officers’ professional liability insurance coverage, it is possible that claims against us may exceed the coverage limits of our insurance policies. Even if any professional liability loss is covered by an insurance policy, these policies typically have substantial deductibles for which we are responsible. Professional liability claims in excess of applicable insurance coverage could have a material adverse effect on our business, financial condition and results of operations. In addition, any professional liability claim brought against us, with or without merit, could result in an increase of our professional liability insurance premiums. Insurance coverage varies in cost and can be difficult to obtain, and we cannot guarantee that we will be able to obtain insurance coverage in the future on terms acceptable to us or at all. If our costs of insurance and claims increase, then our earnings could decline.

Risks Related to Our Indebtedness

Our existing indebtedness could adversely affect our business and growth prospects.

Our existing indebtedness, or any additional indebtedness we may incur, could require us to divert funds identified for other purposes for debt service and impair our liquidity position. If we cannot generate sufficient cash flow from operations to service our debt, we may need to refinance our debt, dispose of assets or issue equity to obtain necessary funds. We do not know whether we will be able to take any of these actions on a timely basis, on terms satisfactory to us or at all.

Our current and future levels of indebtedness and the cash flow needed to satisfy our debt have important consequences, including:

•

limiting funds otherwise available for financing our working capital, capital expenditures, acquisitions, investments and other general corporate purposes by requiring us to dedicate a portion of our cash flows from operations to the repayment of debt and the interest on this debt;

•	making it more difficult for us to satisfy our obligations with respect to our debt;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete; and

•	making us more vulnerable in the event of a downturn in our business.

Our level of indebtedness may place us at a competitive disadvantage to our competitors that are not as highly leveraged. Fluctuations in interest rates can increase borrowing costs. Increases in interest rates may directly impact the amount of interest we are required to pay and reduce earnings accordingly. In addition, developments in tax policy, such as the disallowance of tax deductions for interest paid on outstanding indebtedness, could have an adverse effect on our liquidity and our business, financial conditions and results of operations.

Substantially all of our indebtedness is floating rate debt. As a result, an increase in interest rates generally would adversely affect our profitability. We may enter into pay-fixed interest rate swaps to limit our exposure to changes in floating interest rates. Such instruments may result in economic losses should interest rates decline to a point lower than our fixed rate commitments. We would be exposed to credit-related losses, which could impact the results of operations in the event of fluctuations in the fair value of the interest rate swaps due to a change in the credit worthiness or non-performance by the counterparties to the interest rate swaps.

We will be able to incur substantial additional indebtedness in the future. Although the agreements governing our existing indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to several significant qualifications and exceptions and, under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial.

We expect to use cash flow from operations to meet current and future financial obligations, including funding our operations, debt service requirements and capital expenditures. The ability to make these payments depends on our financial and operating performance, which is subject to prevailing economic, industry and competitive conditions and to certain financial, business, economic and other factors beyond our control.

We may not be able to generate sufficient cash flow to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance outstanding debt obligations depends on our financial and operating performance, which will be affected by prevailing economic, industry and competitive conditions and by financial, business and other factors beyond our control. We may not be able to maintain a sufficient level of cash flow from operating activities to permit us to pay the principal, premium, if any, and interest on our indebtedness. Any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in penalties or defaults, which would also harm our ability to incur additional indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or seek to restructure or refinance our indebtedness. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service obligations. If we cannot meet our debt service obligations, the holders of our indebtedness may accelerate such indebtedness, terminate their commitments to make additional loans, cease to making further loans, and, to the extent such indebtedness is secured, foreclose on our assets and we could be forced into bankruptcy or liquidation. In such an event, we may not have sufficient assets to repay all of our indebtedness.

We may be unable to refinance our indebtedness.

We may need to refinance all or a portion of our indebtedness before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. There can be no assurance that we will be able to obtain sufficient funds to enable us to repay or refinance our debt obligations on commercially reasonable terms, or at all.

The terms of the Credit Agreement with certain lenders, Credit Suisse AG, Cayman Islands Branch, as administrative agent, collateral agent, and a letter of credit issuer, and Credit Suisse Loan Funding LLC, as sole lead arranger and sole bookrunner, which we refer to as the Credit Agreement and the Bridge Loan Agreement, restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The Credit Agreement and the Bridge Loan Agreement contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests, including restrictions on our ability to:

•	incur or guarantee additional indebtedness;

•	incur liens;

•	pay dividends and distributions on, or redeem, repurchase or retire our capital stock;

•	make investments, acquisitions, loans, or advances;

•	engage in mergers, consolidations, liquidations or dissolutions;

•	sell, transfer or otherwise dispose of assets, including capital stock of subsidiaries;

•	engage in certain transactions with affiliates;

•	change of the nature of our business;

•	prepay, redeem or repurchase certain indebtedness; and

•	designate restricted subsidiaries as unrestricted subsidiaries.

Under certain circumstances, the restrictive covenants in the Credit Agreement require us to satisfy certain financial maintenance tests. Our ability to satisfy those tests can be affected by events beyond our control.

As a result of the restrictions described above, we will be limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

A breach of the covenants or restrictions under the Credit Agreement or the Bridge Loan Agreement could result in an event of default under such document. Such a default may allow the creditors to accelerate the related debt, which may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In the event the holders of our indebtedness accelerate the repayment, we may not have sufficient assets to repay that indebtedness or be able to borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms acceptable to us. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions, along with restrictions that may be contained in agreements evidencing or governing other future indebtedness, may affect our ability to grow in accordance with our growth strategy.

Any future credit facilities or debt instruments we may issue will likely contain similar, or potentially more expansive, events of default as compared to those set forth in the terms of our Credit Agreement, including those breaches or defaults with respect to any of our other outstanding debt instruments. The credit facilities under our Credit Agreement are secured by a pledge of substantially all of our assets and any indebtedness we incur in the future may also be so secured.

We will be required to raise additional capital or generate cash flows to execute on our growth strategy, expand our operations and invest in new technologies in the future and our failure to do so could reduce our ability to compete successfully and harm our results of operations.

Our operations have consumed substantial amounts of cash since inception and we intend to continue to make significant investments to support our business growth, respond to business challenges or opportunities, expand our services in new geographic locations, build additional de novo medical centers and execute our accretive acquisition strategy. We will need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms or at all. If we raise additional equity financing, our security holders may experience significant dilution of their ownership interests. If we engage in additional debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness, force us to maintain specified liquidity or other ratios or restrict our ability to pay dividends or make acquisitions, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, the covenants in our Credit Agreement may limit our ability to obtain additional debt, and any failure to adhere to these covenants could result in penalties or defaults that could further restrict our liquidity or limit our ability to obtain financing. If we need additional capital and cannot raise it on acceptable terms, or at all, we may not be able to, among other things:

•	develop and enhance our member services;

•	continue to expand our organization;

•	hire, train and retain employees;

•	respond to competitive pressures or unanticipated working capital requirements; or

•	pursue acquisition opportunities.

A decline in our operating results or available cash could cause us to experience difficulties in complying with covenants contained in our Credit Agreement, which could result in our bankruptcy or liquidation.

If we were to sustain a decline in our operating results or available cash, we could experience difficulties in complying with the financial covenants contained in our Credit Agreement. The failure to comply with such covenants could result in an event of default under our Credit Agreement and by reason of cross-acceleration or cross-default provisions, other indebtedness may then become immediately due and payable. In addition, should an event of default occur, the lenders under our Credit Agreement could elect to terminate their commitments thereunder, cease making loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our warehouse facilities or lines of credit to avoid being in default. If we breach our covenants under our Credit Agreement and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Credit Agreement, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Risks Related to Our Class A Common Stock and Being a Public Company

Certain of our investors have significant influence over us, and their interests may conflict with ours or yours.

For so long as the investment entities affiliated with InTandem Capital Partners and the Jaws Sponsor, LLC, or the Sponsor, or, collectively, the Lead Investors, continue to own a significant percentage of our stock, the Lead Investors will be able to significantly influence the composition of our board and the approval of actions requiring shareholder approval. Accordingly, for such period of time, the Lead Investors will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers, decisions on whether to raise future capital and amending our Certificate of Incorporation and Bylaws, which govern the rights attached to our Class A common stock. In particular, for so long as the Lead Investors continue to own a significant percentage of our stock, the Lead Investors will be able to cause or prevent a change of control of us or a change in the composition of our board and could preclude any unsolicited acquisition of us. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of Class A common stock as part of a sale of us and ultimately might affect the market price of our Class A common stock.

The Lead Investors and their affiliates engage in a broad spectrum of activities, including investments in the healthcare industry generally. In the ordinary course of their business activities, the Lead Investors and their affiliates may engage in activities where their interests conflict with our interests or those of our other shareholders, such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. In addition, the Lead Investors may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

As a public company, we will incur legal, accounting and other expenses that we did not previously incur. We will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act, the listing requirements of the NYSE and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires that we file annual, quarterly and current reports with respect to our business, financial condition and results of operations. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert our management’s attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition and results of operations.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of our management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and there could be a material adverse effect on our business, financial condition and results of operations.

Our management team has limited experience managing a public company.

Most members of our management team have limited or no experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage us as a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, results of operations and financial condition.

Our independent registered public accountants have identified a number of material weaknesses in our internal control over financial reporting. If we are unable to remediate the material weaknesses, or if other control deficiencies are identified, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in a timely manner.

Our independent registered public accountants have identified a number of material weaknesses in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses that were identified were as follows:

•

We failed to establish controls to ensure the completeness and accuracy of information used to estimate and record certain accruals or make other closing adjustments in the financial statement close process.

•

We failed in the process of accounting for business combinations related to the design and operation of controls to record and measure the identifiable assets acquired, the liabilities assumed and any non-controlling interests recognized as part of a business combination.

•

JAWS failed in the process of accounting for a significant and unusual transaction related to the warrants it issued in connection with its IPO in May 2020, which resulted in a material misstatement of our warrant liabilities, transaction costs, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial disclosures for the year ended December 31, 2020 and unaudited quarterly financial information as of and for the three and six months ended June 30, 2020 and three and nine months ended September 30, 2020.

•

Furthermore, we did not have a sufficient complement of personnel with an appropriate level of knowledge, experience, and oversight commensurate with their financial reporting requirements to ensure proper selection and application of GAAP.

We have begun to take steps to remediate the material weaknesses, and to further strengthen our accounting staff and internal controls, by temporarily engaging external accounting and risk and control experts with the appropriate knowledge to supplement our internal resources. We plan to take additional steps to remediate the material weaknesses and improve our accounting function, including:

•	hiring additional senior level and staff accountants to support the timely completion of financial close procedures and provide additional needed technical expertise; and

•

in the interim, continuing to engage third parties as required to assist with technical accounting, application of new accounting standards, tax matters and valuations and the technical accounting associated with business combinations resulting from potential future acquisitions.

While we believe that these efforts will improve our internal control over financial reporting, the implementation of these procedures is ongoing and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles. We cannot be certain that these measures will successfully remediate the material weaknesses or that other material weaknesses and control deficiencies will not be discovered in the future. If our efforts are not successful or other material weaknesses or control deficiencies occur in the future, we may be unable to report our financial results accurately on a timely basis or help prevent fraud, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause the market price of our shares to decline.

As a result of becoming a public company, we are obligated to develop and maintain proper and effective internal control over financial reporting in order to comply with Section 404 of the Sarbanes-Oxley Act. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in us and, as a result, the value of our Class A common stock. In addition, because of our status as an emerging growth company, you will not be able to depend on any attestation from our independent registered public accountants as to our internal control over financial reporting.

We will be required by Section 404 of the Sarbanes-Oxley Act to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in our second annual report following the completion of the Business Combination. The process of designing and implementing internal control over financial reporting required to comply with this requirement will be time-consuming, costly and complicated. If during the evaluation and testing process we identify one or more other material weaknesses in our internal control over financial reporting or determine that existing material weaknesses have not been remediated, our management will be unable to assert that our internal control over financial reporting is effective. See “Our independent registered public accountants have identified a number of material weaknesses in our internal control over financial reporting. If we are unable to remediate the material weaknesses, or if other control deficiencies are identified, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in a timely manner.” In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed. However, our independent registered public accounting firm will not be required to attest formally to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the filing of our second annual report following the completion of the Business Combination or the date we are no longer an “emerging growth company,” as defined in the JOBS Act. Accordingly, you will not be able to depend on any attestation concerning our internal control over financial reporting from our independent registered public accountants.

We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, our independent registered public accounting firm may issue an adverse opinion due to ineffective internal controls over financial reporting, and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations and cash flows.

We are an “emerging growth company” and we expect to elect to comply with reduced public company reporting requirements, which could make our Class A common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we are eligible for certain exemptions from various public company reporting requirements. These exemptions include, but are not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved, (iv) not being required to provide audited financial statements for certain periods and (v) an extended transition period to comply with new or revised accounting standards applicable to public companies. We could be an emerging growth company for up to five years after the first sale of our Class A common stock pursuant to an effective registration statement under the Securities Act. If, however, certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue exceeds $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we would cease to be an emerging growth company prior to the end of such five-year period. We have made certain elections with regard to the reduced disclosure obligations regarding executive compensation in this prospectus and may elect to take advantage of other reduced disclosure obligations in future filings. In addition, for so long as we are an “emerging growth company,” we will choose to take advantage of the extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, for so long as we are an “emerging growth company,” the information that we provide to holders of our Class A common stock may be different than you might receive from other public reporting companies in which you hold equity interests. We cannot predict if investors will find our Class A common stock less attractive as a result of reliance on these exemptions. If some investors find our Class A common stock less attractive as a result of any choice we make to reduce disclosure, there may be a less active trading market for our Class A common stock and the market price for our Class A common stock may be more volatile.

We could be an emerging growth company for up to five years after the first sale of our Class A common stock pursuant to an effective registration statement under the Securities Act. If, however, certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue exceeds $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we would cease to be an emerging growth company prior to the end of such five-year period. It is currently anticipated that Cano may lose its “emerging growth company” status as of the end of the year ending December 31, 2021. After we lose our “emerging growth company” status, we will incur legal, accounting and other expenses that we did not previously incur.

Provisions of our organizational documents could make an acquisition of us more difficult and may prevent attempts by our shareholders to replace or remove our current management, even if beneficial to our shareholders.

Our Certificate of Incorporation and Bylaws and the Delaware General Corporation Law, or the DGCL, contain provisions that could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. Among other things, these provisions:

•

allow us to authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without shareholder approval, and which may include supermajority voting, special approval, dividend, or other rights or preferences superior to the rights of shareholders;

•	provide for a classified board of directors with staggered three-year terms;

•

provide that any amendment, alteration, rescission or repeal of our bylaws or certain provisions of our Certificate of Incorporation by our shareholders will require the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon as a class; and

•	establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by shareholders at shareholder meetings.

These provisions could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and cause us to take other corporate actions you desire, including actions that you may deem advantageous, or negatively affect the trading price of our Class A common stock. In addition, because our board is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our shareholders to replace current members of our management team.

These and other provisions in our Certificate of Incorporation and Bylaws and Delaware law could make it more difficult for shareholders or potential acquirers to obtain control of our board or initiate actions that are opposed by our then-current board, including delay or impede a merger, tender offer or proxy contest involving our company. The existence of these provisions could negatively affect the price of our Class A common stock and limit opportunities for you to realize value in a corporate transaction. For information regarding these and other provisions, see “Description of Capital Stock.”

Our bylaws designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us.

Pursuant to our bylaws, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our shareholders, (3) any action asserting a claim against us arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws, (4) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or our Bylaws, (5) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware or (6) any other action asserting a claim against us that is governed by the internal affairs doctrine. The forgoing provisions will not apply to any claims arising under the Exchange Act or the Securities Act and, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

This choice of forum provision in our bylaws may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition.

An active, liquid trading market for our Class A common stock may not develop, which may limit your ability to sell your shares.

An active trading market for our shares may never develop or be sustained. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our Class A common stock. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Our operating results and stock price may be volatile.

Our quarterly operating results are likely to fluctuate in the future. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. Our operating results and the trading price of our shares may fluctuate in response to various factors, including:

•	market conditions in our industry or the broader stock market;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	sales, or anticipated sales, of large blocks of our stock;

•	additions or departures of key personnel;

•	regulatory, legislative or political developments;

•	litigation and governmental investigations;

•	changing economic conditions;

•	investors’ perception of us;

•	events beyond our control such as weather and war; and

•	any default on our indebtedness.

These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our shares to fluctuate substantially. Fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our shareholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

Because we have no current plans to pay regular cash dividends on our Class A common stock, you may not receive any return on investment unless you sell your Class A common stock for a price greater than that which you paid for it.

We do not anticipate paying any regular cash dividends on our Class A common stock. Any decision to declare and pay dividends in the future will be made at the discretion of our board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board may deem relevant. In addition, our ability to pay dividends is currently restricted by the Credit Agreement and may in the future be limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur. Therefore, any return on investment in our Class A common stock is solely dependent upon the appreciation of the price of our Class A common stock on the open market, which may not occur.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our stock price and trading volume could decline.

The trading market for our shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A common stock, which could depress the price of our Class A common stock.

Our Certificate of Incorporation will authorize us to issue one or more series of preferred stock. Our board will have the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our Class A common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our Class A common stock at a premium to the market price, and materially adversely affect the market price and the voting and other rights of the holders of our Class A common stock.

Risks Related to our Organizational Structure

We are a holding company and our only material asset is our interest in PCIH, and accordingly we are dependent upon distributions made by our subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.

We are a holding company with no material assets other than our ownership of the PCIH Common Units and our managing member interest in PCIH. As a result, we have no independent means of generating revenue or cash flow. Our ability to pay taxes, make payments under the Tax Receivable Agreement and pay dividends will depend on the financial results and cash flows of PCIH and the distributions we receive from PCIH. Deterioration in the financial condition, earnings or cash flow of PCIH for any reason could limit or impair PCIH’s ability to pay such distributions. Additionally, to the extent that we need funds and PCIH are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or PCIH is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

PCIH will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of PCIH Common Units. Accordingly, we will be required to pay income taxes on our allocable share of any net taxable income of PCIH. Under the terms of the Second Amended and Restated Limited Liability Company Agreement, PCIH is obligated to make tax distributions to holders of PCIH Common Units (including the Company) calculated at certain assumed tax rates. In addition to income taxes, we will also incur expenses related to our operations, including payment obligations under the Tax Receivable Agreement, which could be significant, and some of which will be reimbursed by PCIH (excluding payment obligations under the Tax Receivable Agreement). We intend to cause PCIH to make ordinary distributions and tax distributions to holders of PCIH Common Units on a pro rata basis in amounts sufficient to cover all applicable taxes, relevant operating expenses, payments under the Tax Receivable Agreement and dividends, if any, declared by us. However, as discussed below, PCIH’s ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, retention of amounts necessary to satisfy the obligations of PCIH and restrictions on distributions that would violate any applicable restrictions contained in PCIH’s debt agreements, or any applicable law, or that would have the effect of rendering PCIH insolvent. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments under the Tax Receivable Agreement, which could be substantial.

Additionally, although PCIH generally will not be subject to any entity-level U.S. federal income tax, it may be liable for adjustments to its tax return, absent an election to the contrary, arising out of audits of its tax returns for 2018 and subsequent years. In the event PCIH’s calculations of taxable income are incorrect, PCIH and/or its members, including us, in later years may be subject to material liabilities.

We anticipate that the distributions we will receive from PCIH may, in certain periods, exceed our actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. Our Board, in its sole discretion, may make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on our Class A common stock. We have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders.

Dividends on our Class A common stock, if any, will be paid at the discretion of the our Board, which will consider, among other things, our available cash, available borrowings and other funds legally available therefor, taking into account the retention of any amounts necessary to satisfy our obligations that will not be reimbursed by PCIH, including taxes and amounts payable under the Tax Receivable Agreement and any restrictions in then applicable bank financing agreements. Financing arrangements may include restrictive covenants that restrict our ability to pay dividends or make other distributions to its stockholders. In addition, PCIH is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of PCIH (with certain exceptions) exceed the fair value of its assets. PCIH’s subsidiaries are generally subject to similar legal limitations on their ability to make distributions to PCIH. If PCIH does not have sufficient funds to make distributions, our ability to declare and pay cash dividends may also be restricted or impaired.

Pursuant to the Tax Receivable Agreement, we generally will be required to pay each person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that we are deemed to realize in certain circumstances as a result of certain tax attributes that existed following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement, and to the extent payments are made to Seller and to each other person that becomes a “TRA Party” to the agreement, we generally will be required to pay to the Sponsor, and to each other person from time to time that becomes a “Sponsor Party” under the Tax Receivable Agreement such Sponsor Party’ proportionate share of, an amount equal to such payments multiplied by a fraction with the numerator 0.15 and the denominator 0.85, and those payments may be substantial.

We entered into the Tax Receivable Agreement, which generally provides for the payment by it to PCIH, and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, of

85% of the tax savings, if any, that we are deemed to realize in certain circumstances as a result of certain tax attributes that existed following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. To the extent payments are made pursuant to the Tax Receivable Agreement, we generally will be required to pay to the Sponsor, and to each other person from time to time that becomes a “Sponsor Party” under the Tax Receivable Agreement such Sponsor Party’s proportionate share of, an amount equal to such payments multiplied by a fraction with the numerator 0.15 and the denominator 0.85. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. We have recorded an estimated tax receivable liability of $32.4 million assuming (1) $466.5 million of cash paid to historical owners of PCIH, (2) a share price equal to $10.00 per share, (3) a constant federal income tax rate of 21.0% and a state tax rate of 3.4%, (4) no material changes in tax law, (5) the ability to utilize tax attributes and (6) future tax receivable agreement payments. These amounts are estimates and have been prepared for informational purposes only. However, due to the uncertainty of various factors, including: (1) a constant federal income tax rate of 21.0% and a state tax rate of 3.4%, (2) no material changes in tax law and (3) the ability to utilize tax attributes, the likely tax savings we will realize and the resulting amounts we are likely to pay pursuant to the Tax Receivable Agreement are uncertain. If Seller were to exchange their PCIH equity interests for our Class A common stock at Closing, we would recognize a liability of approximately $1,143.3 million. These payments are our obligation and not of PCIH. The actual increase in our allocable share of PCIH’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of the recognition of our income. While many of the factors that will determine the amount of payments that we will make under the Tax Receivable Agreement are outside of our control, we expect that the payments we will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on our financial condition. Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, our future obligation to make payments under the Tax Receivable Agreement could make it a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement.

In addition, by reason of the payments made to the Sponsor, we are not expected to retain any of the tax benefits stemming from events that gave rise to payments under the Tax Receivable Agreement.

In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits we realize or be accelerated.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the Internal Revenue Service or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by us are disallowed, the Seller and the exchanging holders will not be required to reimburse us for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to such holders will be netted against any future cash payments otherwise required to be made by us, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which to net. As a result, in certain circumstances, we could make payments under the Tax Receivable Agreement in excess of our actual income or franchise tax savings, which could materially impair our financial condition.

Moreover, the Tax Receivable Agreement provides that, in the event that (i) we exercise our early termination rights under the Tax Receivable Agreement, (ii) certain changes of control of Cano Health, Inc. occur (as described in the Tax Receivable Agreement), or (iii) we breach any of our material obligations under the Tax Receivable Agreement, our obligations under the Tax Receivable Agreement will accelerate and we will be required to make a lump-sum cash payment to certain parties to the agreement, the Sponsor and/or other applicable parties to the Tax Receivable Agreement equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to our future taxable income. The lump-sum payment could be substantial and could exceed the actual tax benefits that we realize subsequent to such payment because such payment would be calculated assuming, among other things, that we would have certain tax benefits available to it and that we would be able to use the potential tax benefits in future years.

There may be a material negative effect on our liquidity if the payments under the Tax Receivable Agreement exceed the actual income or franchise tax savings that we realize. Furthermore, our obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

These estimates and assumptions are also subject to various factors beyond our control, including, for example, changes in customer demand, increased costs in our supply chain, increased labor costs, changes in the regulatory environment, the adoption of future legislation, particularly with respect to Medicare, changes in regulations, the impact of global health crises (including the COVID-19 pandemic and COVID-19 variants) and changes in our executive team. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Notably, our financial projections reflect assumptions regarding contracts that are currently under negotiation with, as well as indications of interest from, potential customers, members, acquisition targets and strategic partners who may withdraw at any time. Accordingly, our future financial condition and results of operations may differ materially from our projections. Our failure to achieve our projected results could also harm the trading price of our Class A common stock and our financial position.

Delaware law, our Certificate of Incorporation and our Bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our Board and therefore depress the trading price of our Class A common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our Board or taking other corporate actions, including effecting changes in management. Among other things, our Certificate of Incorporation and Bylaws include provisions regarding:

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our Board;

•

the ability of our Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, our directors and officers;

•

the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our Board;

•	the requirement that directors may only be removed from our Board for cause;

•

the requirement that a special meeting of stockholders may be called only by our, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of our Board and stockholder meetings;

•

the requirement for the affirmative vote of holders of (i) (a) at least 66-2/3%, in case of certain provisions, or (b) a majority, in case of other provisions, of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions of our Certificate of Incorporation, and (ii) (a) at least 66-2/3%, in case of certain provisions, or (b) a majority, in case of other provisions, of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions of our Bylaws, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•

the ability of our Board to amend the Bylaws, which may allow our Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our Board or management.

Any provision of our Certificate of Incorporation, our Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of our Class A common stock and could also affect the price that some investors are willing to pay for our Class A common stock.

Our Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company’s stockholders, or any claim for aiding and abetting such alleged breach; (iii) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company (a) arising pursuant to any provision of the DGCL, our Certificate of Incorporation (as it may be amended or restated) or our Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery; or (iv) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (iv), to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the

Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XII of our Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our Certificate of Incorporation. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, stockholders, agents or other employees, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Certificate of Incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Our business and operations could be negatively affected if we become subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact our stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of our Class A common stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from our business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

USE OF PROCEEDS

All of the shares of Class A common stock and warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. We intend to use any proceeds from the exercise of any warrants for cash for general corporate and working capital purposes.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Class A common stock underlying the private warrants offered hereby is determined by reference to the exercise price of the warrants of $11.50 per share. The public warrants are listed on the NYSE under the symbol “CANO WS.”

We cannot currently determine the price or prices at which shares of our Class A common stock or warrants may be sold by the Selling Securityholders under this prospectus.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends to our stockholders in the foreseeable future. The amounts available to us to pay cash dividends are, or in the future may be, restricted by covenants in or other terms of our existing and future debt agreements or any preferred securities we may issue in the future. Investors should not purchase our Class A common stock with the expectation of receiving cash dividends.

Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

MARKET INFORMATION

The Class A common stock and warrants to purchase Class A common stock began trading on the NYSE under the symbols “CANO” and “CANO WS,” respectively, on June 4, 2021. As of July 14, 2021, there were 62 registered holders of Class A common stock and 74 registered holders of Class B common stock.

The Company has not paid any cash dividends on shares of our Class A common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of the Board and will depend on, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Board may deem relevant.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

As of July 14, 2021, we had 52,000,000 shares of Class A common stock authorized for issuance under the 2021 Plan and the 2021 ESPP.

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Class A common stock issued or issuable under the 2020 Plan and the 2020 ESPP.

SELECTED HISTORICAL COMBINED FINANCIAL INFORMATION AND OTHER DATA OF

CANO HEALTH

The following tables summarize PCIH’s consolidated financial data. The summary consolidated statement of operations data for the years ended December 31, 2020 and 2019 and the summary consolidated balance sheet data as of December 31, 2020 are derived from PCIH’s audited consolidated financial statements that are set forth in this prospectus beginning on page F-85. The summary consolidated statement of operations data for the three months ended March 31, 2021 and 2020 and the summary consolidated balance sheet data as of March 31, 2021 are derived from PCIH’s unaudited interim consolidated financial statements. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of PCIH’s management, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair statement of PCIH’s unaudited interim consolidated financial statements.

The summary historical financial data below also includes references to EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. A non-GAAP financial measure is a performance metric that departs from GAAP because it excludes earnings components that are required under GAAP. Other companies may define non-GAAP financial measures differently and, as a result, PCIH’s non-GAAP financial measures may not be directly comparable to those of other companies. The presentation of non-GAAP financial measures provides additional information to investors regarding PCIH’s results of operations and is useful for trending, analyzing and benchmarking the performance and value of PCIH’s business.

Our historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year or any future period. You should read the summary historical financial data below in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the consolidated financial statements and related notes of Primary Care (ITC) Intermediate Holdings, LLC and its subsidiaries as of December 31, 2020 and 2019 and the unaudited condensed consolidated financial statements of Primary Care (ITC) Intermediate Holdings, LLC and its subsidiaries for the three month periods ended March 31, 2021 and 2020 and as of March 31, 2021 and December 31, 2020.

	Years Ended December 31,		Three Months Ended March 31,
(in thousands)	2020	2019	2021	2020
Revenue:
Capitated revenue	$794,164	$343,903	$267,051	$127,716
Fee-for-service and other revenue	35,203	20,483	13,084	7,582

Total revenue	829,367	364,386	280,135	135,298
Operating expenses:
Third-party medical costs	564,987	241,089	195,046	85,313
Direct patient expense	102,284	43,020	34,287	17,779
Selling, general, and administrative expenses	103,962	59,148	34,848	20,984
Depreciation and amortization expense	18,499	6,822	5,846	3,384
Transaction costs and other	42,604	17,156	8,516	6,238
Fair value adjustment—contingent consideration	65	2,845	285	—
Management fees	916	427	438	214

Total operating expenses	833,317	370,507	279,266	133,912

(Loss) income from operations	(3,950)	(6,121)	869	1,386
Interest expense	(34,002)	(10,163)	(10,626)	(3,665)
Interest income	320	319	1	79
Loss on extinguishment of debt	(23,277)	—	—	—
Fair value adjustment—embedded derivative	(12,764)	—	—	—

	Years Ended December 31,		Three Months Ended March 31,
(in thousands)	2020	2019	2021	2020
Other expenses	(450)	(250)	—	—

Total other expense	(70,173)	(10,094)	(10,625)	(3,586)

	Years Ended December 31,		Three Months Ended March 31
(in thousands)	2020	2019	2021	2020
Net loss before income tax benefit/(expense)	$(74,123)	$(16,215)	$(9,756)	$(2,200)
Income tax benefit/(expense)	(651)	—	(714)	12

Net loss	(74,774)	(16,215)	(10,470)	(2,188)
Net loss attributable to non-controlling interests	—	(93)	—	(4)

Net loss attributable to PCIH	$(74,774)	$(16,122)	$(10,470)	$(2,184)

	Years Ended December 31,		Three Months Ended March 31,
(in thousands)	2020	2019	2021	2020
Non-GAAP Financial Measures:
EBITDA (1)	$(21,942)	$451	$6,715	$4,770

Adjusted EBITDA (2)	$69,697	$27,209	$22,811	$12,920

(1)	We define EBITDA as net income (loss) before interest, income taxes, depreciation and amortization.
(2)

We define Adjusted EBITDA as EBITDA adjusted to add back the effect of certain expenses, such as stock-based compensation expense, de novo losses, acquisition transaction costs, restructuring and other charges, fair value adjustments to an embedded derivative, and loss on extinguishment of debt. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Metrics” for more information as to how we define and calculate Adjusted EBITDA and for a reconciliation of net loss, the most comparable measure under GAAP to Adjusted EBITDA.

	March 31,	December 31,
(in thousands)	2021	2020
Consolidated Balance Sheet Data:
Cash and restricted cash	$6,602	$33,807
Accounts receivable, net of unpaid service provider costs	$88,007	$76,709
Working capital (1)	$23,945	$51,755
Total assets	$616,740	$623,546
Notes payable, net of current portion, debt discounts and debt issuance costs	$456,102	$456,745
Total members’ capital	$47,144	$57,544

(1)	We define working capital as current assets less current liabilities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 present the combination of the financial information of Jaws and PCIH, after giving effect to the Business Combination and related adjustments described in the accompanying notes.

•	Business Combination:

At the Closing of the Business Combination, Jaws ceased to be a shell company and upon effectiveness of the Domestication, Jaws became a Delaware corporation and changed its corporate name to “Cano Health, Inc.”. Under applicable accounting standards, PCIH is the accounting acquirer in the Business Combination, which was treated as a reverse recapitalization, as PCIH’s former owner retained control after the Business Combination.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives pro forma effect to the Business Combination as if it had been completed on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 give pro forma effect to the Business Combination as if it had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives pro forma effect to the acquisition of University as if it was completed on March 31, 2021.

•	Significant Acquisitions:

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 give pro forma effect to the acquisition by PCIH of Healthy Partners, or HP, on June 1, 2020 as if it had occurred on January 1, 2020.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the three months ended March 31, 2021 give pro forma effect to our acquisition of University on June 11, 2021 as if it had occurred on January 1, 2020.

•	Tax Receivable Agreement:

Upon the completion of the Business Combination, Cano Health, Inc. became a party to the Tax Receivable Agreement. Under the terms of that agreement, Cano Health, Inc. generally will be required to pay to the Seller and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that Cano Health, Inc. is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. To the extent payments are made pursuant to the Tax Receivable Agreement, Cano Health, Inc. generally will be required to pay to Jaws Sponsor LLC and to each other person from time to time that becomes a “Sponsor Party” under the Tax Receivable Agreement such Sponsor Party’s proportionate share of, an amount equal to such payments multiplied by a fraction with the numerator 0.15 and the denominator 0.85. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless Cano Health, Inc. exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur.

Upon the completion of the Business Combination, Cano Health, Inc. recorded an estimated tax receivable liability of $33.1 million, which decreased to $32.4 million following the University acquisition. The $0.7 million change in the TRA liability is a result of the $60.0 million contribution of equity from Cano Health, Inc. to PCIH to fund the University asset acquisition. Cano Health, Inc. received 4.1 million additional PCIH Common Units as a result of the contribution, which dilutes the percentage of Cano Health, Inc.’s ownership related to the Revenue Ruling 99-5 monetization transaction that occurred in conjunction with the Business Combination. Only tax deductions allocable to Cano Health, Inc. as a result of exchanges

(including the Revenue Ruling 99-5 transaction) are subject to the Tax Receivable Agreement, while tax deductions allocable to contributions by Cano Health, Inc. are not. Thus, the $60.0 million contribution to PCIH effectively dilutes the TRA liability.

The TRA liability considers the following: (1) $466.5 million of cash was paid to historical owners of PCIH, (2) the share price equaled $10.00 per share, (3) a constant federal income tax rate of 21.0% and a state tax rate of 3.4%, (4) no material changes in tax law, (5) the ability to utilize tax attributes and (6) future tax receivable agreement payments. These amounts are estimates and have been prepared for informational purposes only. However, due to the uncertainty of various factors, including: (1) a constant federal income tax rate of 21.0% and a state tax rate of 3.4%, (2) no material changes in tax law and (3) the ability to utilize tax attributes, the likely tax savings we will realize and the resulting amounts we are likely to pay pursuant to the Tax Receivable Agreement are uncertain.

If the Seller were to have exchanged its PCIH equity interests for Cano Health, Inc.’s Class A common stock at the Closing of the Business Combination, Cano Health, Inc. would have recognized a liability of approximately $1,145.3 million. If the Seller were to exchange its PCIH equity interests for Cano Health, Inc.’s Class A common stock at closing of the University acquisition, the liability would decrease by $2.0 million to approximately $1,143.3 million.

•	Debt Paydown:

Per the Business Combination Agreement, $400.0 million of the PIPE proceeds will be used to partially pay off PCIH’s debt.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of any integration costs, tax deductibility of transaction costs, or anticipated synergies resulting from the favorable vendor pricing in the pre-acquisition period of entities acquired by PCIH. These synergies are effective starting on the date of each acquisition and therefore, are not captured in the results for the period ended March 31, 2021 and for the year ended December 31, 2020.

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and is subject to a number of uncertainties and assumptions as described in the accompanying notes.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited historical financial statements of each of Jaws, PCIH, HP, and University and the notes thereto, as well as the disclosures contained in the S-1 in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what Cano Health, Inc.’s financial condition or results of operations would have been had the Business Combination and acquisitions of HP and University occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of Cano Health, Inc. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 are based on the historical financial statements of Jaws, PCIH, and University.

The following unaudited pro forma condensed combined statement of operations for the year ended December 30, 2020 is based on the historical financial statements of Jaws, pro forma financial statements for PCIH (which includes the effect of the HP acquisition as if it had been acquired on January 1, 2020, excluding any anticipated cost synergies or other effects of the planned integration of HP), and the historical financial statements of University.

The pro forma results reflect the effects of the Business Combination and acquisitions of HP and University as if they had occurred on January 1, 2020. The pro forma results do not include any anticipated cost synergies or other effects of the planned integrations of HP and University.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

As of March 31, 2021

(thousands)

	Jaws (Historical)	PCIH (Historical)	Pro Forma Transaction Accounting Adjustments	Note 3	Jaws and PCIH Pro Forma Consolidated	University (Historical)	University Deal Perimeter Adjustments (Note 3 h(2))	University PPA Adjustments	Note 3	University Pro Forma Transaction Accounting Adjustments	Note 3	Pro Forma Combined
Assets
Current assets:
Cash, cash equivalents, and restricted cash	$488	$6,602	$534,636	(a)	$541,726	$8,118	$(8,118)	$(245,000)	(a,h)	$—		$296,726
Accounts receivable, net of unpaid service provider costs	—	88,007	—		88,007	13,387	—	—		—		101,394
Marketable securities	—	—	—		—	795	(795)	—		—		—
Inventory	—	1,023	—		1,023	—	—	—		—		1,023
Due from related parties	—	—	—		—	100	(100)	—		—		—
Prepaid expenses and other current assets	153	15,383	—		15,536	1,728	—	—		—		17,264

Total current assets	641	111,015	534,636		646,292	24,128	(9,013)	(245,000)		—		416,407
Property and equipment, net	—	40,247	—		40,247	1,803	—	—		—		42,050
Goodwill	—	235,127	—		235,127	4,593	(4,593)	373,308	(h)	—		608,435
Payor relationships, net	—	187,051	—		187,051	—	—	96,217	(h)	—		283,268
Other intangibles, net	—	35,778	—		35,778	723	(723)	115,718	(h)	—		151,496
Cash and marketable securities held in Trust Account	690,374	—	(690,374)	(a)	—	—	—	—		—		—
Deferred tax assets	—	—	71,908	(f)	71,908	—	—	—		1,023	(f)	72,931
Other assets	—	7,522	(4,732)	(c)	2,790	116	—	—		—		2,906

Total assets	691,015	616,740	(88,562)		1,219,193	31,363	(14,329)	340,243		1,023		1,577,493

Liabilities and members’ capital
Current liabilities:
Current portion of notes payable	—	4,800	(4,800)	(a,b)	—	—	—	2,950	(a,b)	—		2,950
Current portion of equipment loans	—	319	—		319	—	—	—		—		319
Current portion of vehicle loans	—	—	—		—	297	(297)	—		—		—
Current portion of capital lease obligations	—	973	—		973	5	(5)	—		—		973
Current portion of contingent considerations	—	3,046	—		3,046	—	—	—		—		3,046
Accounts payable and accrued expenses	—	39,870	—		39,870	612	—	—		—		40,482
Deferred revenue	—	1,313	—		1,313	—	—	—		—		1,313
Accrued expenses and current portions due to seller, net	3,281	34,798	(3,281)	(a)	34,798	1,665	—	—		—		36,463
Loan from stockholders	—	—	—		—	5,942	(5,942)	—		—		—
Other current liabilities	—	1,951	—		1,951	—	—	—		—		1,951

Total current liabilities	3,281	87,070	(8,081)		82,270	8,521	(6,244)	2,950		—		87,497

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

As of March 31, 2021

(thousands)

	Jaws (Historical)	PCIH (Historical)	Pro Forma Transaction Accounting Adjustments	Note 3		Jaws and PCIH Pro Forma Consolidated	University (Historical)	University Deal Perimeter Adjustments (Note 3 h(2))	University PPA Adjustments	Note 3	University Pro Forma Transaction Accounting Adjustments	Note 3		Pro Forma Combined
Warrant liabilities	107,057	—	—			107,057	—	—	—		—			107,057
Deferred underwriting fee payable	24,150	—	(24,150)	(a	)	—	—	—	—		—			—
Notes payable, net of current portion, debt discounts and debt issuance costs	—	456,102	(395,200)	(a,b	)	60,902	—	—	292,050	(a,b )	—			352,952
Equipment loans, net of current portion	—	791	—			791	—	—	—		—			791
Capital lease obligations, net of current portion	—	1,871	—			1,871	—	—	—		—			1,871
Deferred rent	—	3,599	—			3,599	503	(503)	—		—			3,599
Vehicle loans, net of current portion	—	—	—			—	232	(232)	—		—			—
Deferred revenue, net of current portion	—	4,951	—			4,951	—	—	—		—			4,951
Due to seller, net of current portion	—	—	—			—	—	—	—		—			—
Contingent considerations, net of current portion	—	2,412	—			2,412	—	—	—		—			2,412
Amounts payable pursuant to Tax Receivable Agreement	—	—	33,145	(g	)	33,145	—	—	—		(774)	(g	)	32,371
Other liabilities	—	12,800	—			12,800	—	—	—		—			12,800

Total liabilities	134,488	569,596	(394,286)			309,798	9,256	(6,979)	295,000		(774)			606,301
Ordinary shares subject to possible redemption	551,527	—	(551,527)	(d	)	—	—	—	—		—			—
Members’ capital
Members’ equity	—	157,662	—			157,662	1	—	(1)	(h2)	—			157,662
Accumulated other comprehensive income	—	—	—			—	(73)	—	73	(h2)	—			—
Retained earnings / (accumulated deficit)	—	(110,383)	—			(110,383)	22,179	(7,350)	(14,829)	(h2)	—			(110,383)
Notes receivable, related parties	—	(135)	—			(135)	—	—	—		—			(135)

Total members’ capital allocated to PCIH	—	47,144	(559,817)	(e	)	(512,673)	22,107	(7,350)	(14,757)		(38,580)	(e	)	(551,253)
Non-controlling interests	—	—	559,817	(e	)	559,817	—	—	—		38,580	(e	)	598,397
Stockholders’ equity														—
Class A ordinary shares	1	—	16	(d	)	17	—	—	—		—			17
Class B ordinary shares	2	—	29	(d	)	31	—	—	—		—			31
Additional paid-in capital	52,016	—	821,379	(d	)	873,395	—	—	60,000	(d,h1)	1,797	(d	)	935,192
Accumulated deficit	(47,019)	—	35,827	(d	)	(11,192)	—	—	—		—			(11,192)

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

As of March 31, 2021

(thousands)

	Jaws (Historical)	PCIH (Historical)	Pro Forma Transaction Accounting Adjustments	Note 3	Jaws and PCIH Pro Forma Consolidated	University (Historical)	University Deal Perimeter Adjustments (Note 3 h(2))	University PPA Adjustments	Note 3	University Pro Forma Transaction Accounting Adjustments	Note 3	Pro Forma Combined
Total Shareholders’ Equity / (Deficit)	5,000	47,144	857,251		909,395	22,107	(7,350)	45,243		1,797		971,192

Total liabilities and shareholders’ equity/ members’ capital	$691,015	$616,740	$(88,562)		$1,219,193	$31,363	$(14,329)	$340,243		$1,023		$1,577,493

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

for the three months ended March 31, 2021

(in thousands, except share and per share data)

	Jaws (Historical)	PCIH (Historical)	Pro Forma Transaction Accounting Adjustments	Note 3	Jaws and PCIH Pro Forma Consolidated	University (Historical)	University Pro Forma Transaction Accounting Adjustments	Note 3	Pro Forma Combined
Revenue
Capitated revenue	$—	$267,051	$—		$267,051	$85,332	$—		$352,383
Fee-for-service and other revenue	—	13,084	—		13,084	2,802	—		15,886

Total revenue	—	280,135	—		280,135	88,134	—		368,269
Operating expenses:
Third-party medical costs	—	195,046	—		195,046	74,561	—		269,607
Direct patient expense	—	34,287	—		34,287	3,076	—		37,363
Operating costs and formation costs	1,685	—	—		1,685	—	—		1,685
Selling, general and administrative expenses	—	34,848	110	(i6)	34,958	5,547	—		40,505
Depreciation and amortization expense	—	5,846	—		5,846	147	4,565	(i2)	10,558
Transaction costs and other	—	8,516	6,212	(i3)	14,728	—	—		14,728
Fair value adjustment—contingent consideration	—	285	—		285	—	—		285
Management fees	—	438	—		438	—	—		438

Total operating expenses	1,685	279,266	6,322		287,273	83,331	4,565		375,169

Income / (Loss) from operations	(1,685)	869	(6,322)		(7,138)	4,803	(4,565)		(6,900)

Interest expense	—	(10,626)	9,447	(i4)	(1,179)	—	(3,833)	(i4)	(5,012)
Interest income	67	1	(67)	(i5)	1	—	—		1
Other income	—	—	—		—	1,354	—		1,354
Fair value adjustment—warrant liability	(16,517)	—	—		(16,517)	—	—		(16,517)

Total other income / (expense)	(16,450)	(10,625)	9,380		(17,695)	1,354	(3,833)		(20,174)

Net income / (loss) before income tax expense	(18,135)	(9,756)	3,058		(24,833)	6,157	(8,398)		(27,074)
Income tax benefit / (expense)	—	(714)	694	(i8)	(20)	—	207	(i8)	187

Net income / (loss)	(18,135)	(10,470)	3,752		(24,853)	6,157	(8,191)		(26,887)
Other comprehensive expense:
Unrealized loss on securities available for sale	—	—	—		—	(2)	—		(2)

Total other comprehensive expense	—	—	—		—	(2)	—		(2)
Total comprehensive income / (loss)	(18,135)	(10,470)	3,752		(24,853)	6,155	(8,191)		(26,889)
Net loss attributable to non-controlling interests	—	—	(15,968)	(i7)	(15,968)	—	(1,442)	(i7)	(17,410)

Net loss attributable to Cano Health, Inc.	$(18,135)	$(10,470)	$19,720		$(8,885)	$6,155	$(6,749)		$(9,479)

Weighted average shares outstanding of Class A redeemable ordinary shares	69,000,000	—	97,243,491	(j)	166,243,491	—	4,055,698	(j)	170,299,189
Basic and diluted net income per share, Class A	—	—	—		(0.05)	—	—		(0.06)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

for the three months ended March 31, 2021

(in thousands, except share and per share data)

	Jaws (Historical)	PCIH (Historical)	Pro Forma Transaction Accounting Adjustments	Note 3	Jaws and PCIH Pro Forma Consolidated	University (Historical)	University Pro Forma Transaction Accounting Adjustments	Note 3	Pro Forma Combined
Weighted average shares outstanding of Class B non-redeemable ordinary shares	17,250,000	—	(17,250,000)	(j)	—	—	—	(j)	—
Basic and diluted net (loss) per share, Class B	(1.06)	—	—		—	—	—		—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

for the year ended December 31, 2020

(in thousands, except share and per share data)

	Jaws (Historical)	PCIH (Pro Forma) (Note 3i)	Pro Forma Transaction Accounting Adjustments	Note 3	Jaws and PCIH Pro Forma Consolidated	University (Historical)	University Pro Forma Transaction Accounting Adjustments	Note 3	Pro Forma Combined
Revenue
Capitated revenue	$—	$932,758	$—		$932,758	$345,241	$—		$1,277,999
Fee-for-service and other revenue	—	37,103	—		37,103	10,338	—		47,441

Total revenue	—	969,861	—		969,861	355,579	—		1,325,440
Operating expenses:
Third-party medical costs	—	665,746	—		665,746	275,703	—		941,449
Direct patient expense	—	123,395	—		123,395	11,400	—		134,795
Operating costs and formation costs	3,177	—	—		3,177	—	—		3,177
Selling, general and administrative expenses	—	110,256	769	(i6)	111,025	23,424	—		134,449
Depreciation and amortization expense	—	21,229	—		21,229	540	18,294	(i2)	40,063
Transaction costs and other	2,536	42,604	10,710	(i3)	55,850	—	—		55,850
Fair value adjustment—contingent consideration	—	(1,853)	—		(1,853)	—	—		(1,853)
Management fees	—	916	—		916	—	—		916

Total operating expenses	5,713	962,293	11,479		979,485	311,067	18,294		1,308,846

Income / (Loss) from operations	(5,713)	7,568	(11,479)		(9,624)	44,512	(18,294)		16,594

Interest expense	—	(34,028)	29,134	(i4)	(4,894)	—	(15,901)	(i4)	(20,795)
Interest income	307	324	(307)	(i5)	324	—	—		324
Fair value adjustment—warrant liability	(23,473)	—	—		(23,473)	—	—		(23,473)
Loss on extinguishment of debt	—	(23,277)	—		(23,277)	—	—		(23,277)
Fair value adjustment—embedded derivative	—	(12,764)	—		(12,764)	—	—		(12,764)
Other income	—	—	—		—	292	—		292
Other expenses	—	(422)	—		(422)	—	—		(422)

Total other income / (expense)	(23,166)	(70,167)	28,827		(64,506)	292	(15,901)		(80,115)

Net income / (loss) before income tax expense	(28,879)	(62,599)	17,348		(74,130)	44,804	(34,195)		(63,521)
Income tax benefit / (expense)	—	(651)	4,050	(i8)	3,399	—	(867)	(i8)	2,532

Net income / (loss)	(28,879)	(63,250)	21,398		(70,731)	44,804	(35,062)		(60,989)
Other comprehensive expense:
Unrealized loss on securities available for sale	—	—	—		—	(1)	—		(1)

Total other comprehensive expense	—	—	—		—	(1)	—		(1)
Total comprehensive income / (loss)	(28,879)	(63,250)	21,398		(70,731)	44,803	(35,062)		(60,990)
Net loss attributable to non-controlling interests	—	—	(47,666)	(i7)	(47,666)	—	6,821	(i7)	(40,845)

Net loss attributable to Cano Health, Inc.	$(28,879)	$(63,250)	$69,064		$(23,065)	$44,803	$(41,883)		$(20,145)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

for the year ended December 31, 2020

(in thousands, except share and per share data)

	Jaws (Historical)	PCIH (Pro Forma) (Note 3i)	Pro Forma Transaction Accounting Adjustments	Note 3	Jaws and PCIH Pro Forma Consolidated	University (Historical)	University Pro Forma Transaction Accounting Adjustments	Note 3	Pro Forma Combined
Weighted average shares outstanding of Class A redeemable ordinary shares	69,000,000	—	97,243,491	(j)	166,243,491	—	4,055,698	(j)	170,299,189
Basic and diluted net income per share, Class A	—	—	—		(0.14)	—	—		(0.12)
Weighted average shares outstanding of Class B non-redeemable ordinary shares	17,250,000	—	(17,250,000)	(j)	—	—	—	(j)	—
Basic and diluted net (loss) per share, Class B	(1.69)	—	—		—	—	—		—

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1—Basis of Presentation

The historical financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are (1) directly attributable to the Business Combination and acquisitions of HP and University, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are prepared to illustrate the estimated effect of the Business Combination and acquisitions of HP and University as if they had been consummated at the beginning of the earliest fiscal year presented and on the condition that there is a reasonable basis for each adjustment in addition to being in management’s opinion, necessary to disclose a fair statement of the pro forma financial information.

PCIH’s historical results reflect the audited consolidated statement of operations for the year ended December 31, 2020, unaudited condensed consolidated balance sheet as of March 31, 2021, and unaudited condensed consolidated statement of operations for the three months ended March 31, 2021 under GAAP. Jaws’ historical results reflect the audited statement of operations for the year ended December 31, 2020 and unaudited statement of operations for the three months ended March 31, 2021, and unaudited balance sheet as of March 31, 2021 under GAAP. HP’s historical results reflect the unaudited condensed combined statement of operations for the five months ended May 31, 2020 under GAAP. University’s historical results reflect the audited consolidated statement of operations for the year ended December 31, 2020, the unaudited statement of operations for the three months ended March 31, 2021 and the unaudited balance sheet as of March 31, 2021.

Note 2—Description of the Business Combination

On June 3, 2021, Jaws consummated the Business Combination pursuant to the terms of the Business Combination Agreement, dated as of November 11, 2020 by and among Jaws, Merger Sub, the Seller, and PCIH. Pursuant to the Business Combination Agreement, the parties undertook a series of transactions at the Closing that resulted in PCIH becoming a partially owned subsidiary of Cano Health, Inc.

The acquisition of PCIH was implemented through an “Up-C” structure. Prior to the Closing of the Business Combination, Jaws was reincorporated in the State of Delaware and became a U.S. domestic corporation named Cano Health, Inc. Merger Sub, a wholly owned subsidiary of Jaws, merged with and into PCIH, with PCIH as the surviving company in the merger. Following the Closing, the Seller, the former sole owner and Managing Member of PCIH, held approximately 64.3% of voting rights in Cano Health, Inc. and 64.3% of economic rights in PCIH, while the former stockholders of Jaws and the PIPE Investors held approximately 35.7% of economic and voting rights in Cano Health, Inc. and 35.7% of economic and 100% of managing rights in PCIH.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

The diagram below depicts a simplified version of the combined company following the Closing of the Business Combination and its acquisition of University:

Subject to the terms and conditions set forth in the Business Combination Agreement, the Seller and its equity holders received aggregate consideration with a value equal to $3,534.9 million, which consisted of (i) $466.5 million of closing cash and (ii) $3,068.4 million of Cano Health, Inc.’s Class B common stock or 306.8 million shares of Class B common stock based on a reference stock price of $10.00 per share.

Following the Closing of the Business Combination, Class A stockholders owned direct controlling interests in the combined results of PCIH and Cano Health, Inc. while the Seller as the sole Class B stockholder owned indirect economic interests in PCIH shown as non-controlling interest in the financial statements of Cano Health, Inc. The indirect economic interests are held by the Seller in the form of PCIH Units that can be redeemed for Class A common stock together with the cancellation of an equal number of Class B common stock in Cano Health, Inc. The non-controlling interest will decrease as Class B common stock and PCIH Common Units are exchanged for Class A common stock in Cano Health, Inc. Following the redemption of 6,509 public shares outstanding for $65,090 held in the Trust Account, the respective controlling interest and non-controlling interest in Cano Health, Inc. and PCIH was 35.1% and 64.9% resulting from the Closing of the Business Combination.

PCIH acquired University Health Care for a total consideration of $600.0 million. The transaction was financed through $540.0 million of cash on hand and $60.0 million of Class A common stock issued to University’s sellers. The equity issued on the acquisition close date equated to 4.1 million shares of Class A common stock in Cano Health, Inc. based on a stock price of $14.79 per share. Following this acquisition, the respective controlling interest and non-controlling interest in Cano Health, Inc. and PCIH was 35.7% and 64.3%.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

The following table summarizes the pro forma shares of Class A and Class B common stock outstanding at Closing of the Business Combination and acquisition of University, excluding the potential dilutive effect of the exercise of warrants:

	Shares Outstanding	%
Seller	306,843,662	64.3%
PIPE Investors	80,000,000	16.8%
Jaws Shareholders	68,993,491	14.5%
Sponsor and its affiliates	17,250,000	3.6%
University Sellers	4,055,698	0.8%

Closing shares	477,142,851	100%

Note 3—Pro Forma Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021

a.

Cash. Represents the impact of the Business Combination on the cash balance of Cano Health, Inc. The table below represents the sources and uses of funds related to the Business Combination and University acquisition at Closing:

(amounts in thousands)	Note	Amount
Cash balance of Jaws prior to the Business Combination		$488
Cash balance of PCIH prior to the Business Combination		6,602
Jaws cash held in Trust Account	(1)	690,374
PIPE proceeds	(2)	800,000
Payment to redeeming Jaws stockholders	(3)	(65)
Payment to the Seller	(4)	(466,497)
Payment of deferred offering costs	(5)	(24,150)
Payment of accrued expenses	(6)	(3,281)
Payment of transaction costs of Jaws	(7)	(30,500)
Payment of transaction costs of PCIH	(7)	(31,245)
Debt paydown from PIPE proceeds	(8)	(400,000)

Adjustment to cash in connection with the Business Combination		534,636
Debt proceeds from CS Third Amendment Term Loan	(9)	295,000
Cash paid to University Sellers	(10)	(540,000)

Adjustment to cash in connection with the University acquisition		$(245,000)

Ending cash and restricted cash balance		$296,726

(1)	Represents the amount of the restricted investments and cash held in the Trust Account.
(2)

Represents the issuance, in a private placement, or PIPE, consummated concurrently with the Closing, to the PIPE Investors of 80.0 million shares of Class A common stock at a price of $10.00 per share.

(3)	Represents cash paid from the Trust Account to Jaws’ stockholders for the redemption of 6,509 shares at a price of $10.00 per share.
(4)	Represents the amount of cash paid to the existing equity holders of the Seller at Closing of the Business Combination.
(5)	Represents payment of deferred underwriting fee by Jaws.
(6)	Represents payment of Jaws’ accrued expenses.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(7)

Reflects the settlement of $61.7 million of transaction costs at Closing in connection with the Business Combination, excluding $24.2 of deferred offering costs in (5) and accrued expenses in (6). Of the total, $19.2 million related to advisory, legal and other fees, $20.0 million relates to capital market advisory expenses, and $22.5 million relates to PIPE fees.

(8)	Reflects the repayment of Cano Health, Inc.’s debt with net cash proceeds from the PIPE financing in an aggregate principal amount of $400.0 million.
(9)	Reflects proceeds from issuing a term loan with Credit Suisse AG, Cayman Islands Branch used to finance Cano Health, Inc.’s acquisition of University.
(10)	Reflects the cash consideration transferred to sellers of University upon closing of the acquisition.

b.

Debt. Represents the impact of the Business Combination and University acquisition on the debt balance, specifically in respect of the net cash proceeds from the PIPE financing in an aggregate principal amount of $400.0 million (as also indicated above per pro forma adjustment (a)(8)) and the issuance of a term loan from Credit Suisse AG, Cayman Islands Branch, as administrative agent, in an aggregate principal amount of $295.0 million (as also indicated above per pro forma adjustment (a)(9)), respectively. The following table represents the impact of this activity:

(amount in thousands)
Long-term debt, current portion adjustment
Note Payable, current portion	$4,800
Less: Debt paydown, current portion	(4,800)

Long-term debt, current portion Post-Business Combination	—
Current portion of additional Third Amendment Term Loan	2,950

Total long-term debt, current portion	$2,950

Long-term debt, net of current portion adjustment
Note Payable, net of current portion	$474,000
Less: Unamortized debt issuance costs	(17,898)
Less: Debt paydown, net of current portion	(395,200)

Long-term debt, net of current portion Post-Business Combination	60,902
Long-term portion of additional Third Amendment Term Loan	292,050

Total long-term debt, net of current portion	$352,952

c.

Transaction Costs. Represents the reclassification of $4.7 million of prepaid capitalized transaction costs relating to capital markets advisory expenses from other assets to additional paid-in capital.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

d.

Equity. The following tables represent the impact of the Business Combination and University acquisition on the number of shares of Class A and Class B common stock and represents the total equity section at Closing of both transactions:

Pro Forma Adjustment

	JAWS					PCIH
	Common Stock				Jaws Shares Subject to Possible Redemption	Members’ Capital	Notes Receivable	Amount ($)	Amount ($)
	Number of Shares		Par Value ($)					Additional Paid in Capital	Retained Earnings (Accumulated Deficit)
(in thousands except share data)	Class A Stock	Class B Stock	Class A Stock	Class B Stock	$	$	$
Pre-Transaction—Jaws	13,847,327	17,250,000	$1	$2	$551,527	$—	$—	$52,016	$(47,019)
Pre-Transaction—PCIH	—	—	—	—	—	157,662	(135)	—	(110,383)
Pro forma adjustments
Reclassification of redeemable shares to Class A Stock	55,152,673	—	6	—	(551,527)	—	—	551,521	—
Less: redemption of redeemable stock	(6,509)	—	—	—	—	—	—	(65)	—
Founder shares	17,250,000	(17,250,000)	2	(2)	—	—	—		—
PIPE Investors	80,000,000	—	8	—	—	—	—	799,992	—
Shares issued to PCIH former equity holders as consideration	—	306,843,662	—	31	—	—	—	(31)	—
Cash to existing PCIH equity holders at Closing	—	—	—	—	—	—	—	(466,497)	—
Estimated PCIH transaction costs	—	—	—	—	—	—	—	(24,784)	(11,192)
Estimated Jaws transaction costs	—	—	—	—	—	—	—	(30,500)	—
Reclassification of historical retained earnings of Jaws to APIC	—	—	—	—	—	—	—	(47,019)	47,019
Deferred taxes, net of tax receivable agreement	—	—	—	—	—	—	—	38,762	—

Total pro forma adjustments to equity in connection with the Business Combination	152,396,164	289,593,662	16	29	(551,527)	—	—	821,379	35,827

Post-Business Combination equity balance	166,243,491	306,843,662	17	31	—	157,662	(135)	873,395	(121,575)
Issuance of Class A stock to University Sellers	4,055,698	—	—	—	—	—	—	60,000	—
Deferred taxes, net of tax receivable agreement	—	—	—	—	—	—	—	1,797	—

Ending equity balance	170,299,189	306,843,662	$17	$31	$—	$157,662	$(135)	$935,192	$(121,575)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

e.	Equity. Adjustments for the non-controlling interest at Closing of the Business Combination and University acquisition:

		Pro Forma Adjustment
(in thousands except share data)	Total Equity	NCI @ 64.3%	Controlling Interest @ 35.7%
Historical PCIH members’ capital	$47,144	$30,314	$16,830
Historical Jaws stockholders’ equity	556,527	357,847	198,680
Pro forma adjustments
Less: redemption of redeemable stock	(65)	(42)	(23)
PIPE Investors’ equity	800,000	514,400	285,600
Cash to existing PCIH equity holders at Closing	(466,497)	(299,958)	(166,539)
Payment of transaction costs	(66,476)	(42,744)	(23,732)
Deferred taxes, net of tax receivable agreement	38,762	—	38,762

Total pro forma adjustments to shareholders’ equity / members’ capital in connection with the Business Combination	305,724	171,656	134,068

Post-Business Combination shareholders’ equity / members’ capital balance	909,395	559,817	349,578
Issuance of equity to University Sellers	60,000	38,580	21,420
Deferred taxes, net of tax receivable agreement	1,797	—	1,797

Ending shareholders’ equity/ members’ capital balance	$971,192	$598,397	$372,795

f.

Deferred Tax Assets. Represents adjustments to reflect applicable deferred taxes at Closing of the Business Combination and University acquisition. The deferred taxes are primarily related to the difference between the financial statement and tax basis in the partnership interests of PCIH and University. This basis difference primarily results from the Business Combination and University acquisition where Cano Health, Inc. recorded a carryover basis on all assets for financial accounting purposes and a fair value step-up on a portion of the assets for income tax purposes. The $72.9 million adjustment related to the deferred tax asset is assuming: (1) the GAAP balance sheet as of March 31, 2021 adjusted for the pro forma entries described herein, (2) estimated tax basis as of March 31, 2021 adjusted for the pro forma entries described herein, (3) a valuation allowance of $225.2 million (4) a constant federal income tax rate of 21.0% and a state tax rate of 3.4%, and (5) no material changes in tax law. The recorded valuation allowance relates to a portion of Cano Health, Inc.’s tax basis in excess of GAAP basis in its partnership interests of PCIH for which Cano Health, Inc. believes it is not more likely than not that it will realize a tax benefit in the future.

g.

Tax Receivable Agreement. Upon the completion of the Business Combination, Cano Health, Inc. became a party to the Tax Receivable Agreement. Under the terms of the Tax Receivable Agreement, Cano Health, Inc. generally will be required to pay to Seller, and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that Cano Health, Inc. is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. To the extent payments are made pursuant to the Tax Receivable Agreement, Cano Health, Inc. generally will be required to pay to Jaws Sponsor, LLC and to each other person from time to time that becomes a “Sponsor Party” under the Tax Receivable Agreement such Sponsor Party’s share of, an amount equal to such payments multiplied by a fraction with the numerator 0.15 and the denominator 0.85. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless Cano Health, Inc. exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. Upon the completion of the Business Combination, Cano Health, Inc. recorded an estimated tax receivable liability of $33.1 million, which decreased to $32.4 million following the University acquisition. This $0.7 million change in the TRA liability is a result of the $60.0 million contribution of equity from Cano Health, Inc. to PCIH to fund the University acquisition. Cano Health, Inc. received 4.1 million additional PCIH Common Units as a result of the contribution, which dilutes the percentage of Cano Health, Inc. ownership related to the Revenue Ruling 99-5 monetization transaction that occurred in conjunction with the Business Combination. Only tax deductions allocable to Cano Health, Inc. as a result of exchanges (including the Revenue Ruling 99-5 transaction) are subject to the Tax Receivable Agreement, while tax deductions allocable to contributions by Cano Health, Inc. are not. Thus, the $60.0 million contribution to PCIH effectively dilutes the TRA liability.

The TRA liability considers the following: (1) $466.5 million of cash was paid to historical owners of PCIH, (2) the share price equaled $10.00 per share, (3) a constant federal income tax rate of 21.0% and a state tax rate of 3.4%, (4) no material changes in tax law, (5) the ability to utilize tax attributes and (6) future Tax Receivable Agreement payments. The adjustments to the Tax Receivable Agreement have been recorded as an adjustment to stockholder equity as these adjustments arise from an equity transaction of the combined company. Jaws anticipates that it will account for the income tax effects resulting from future taxable exchanges of PCIH Common Units by historical owners of PCIH for Cano Health, Inc.’s Class A common stock or the cash equivalent thereof by recognizing an increase in deferred tax assets, based on enacted tax rates at the date of each exchange. Further, Jaws will evaluate the likelihood that Jaws will realize the benefit represented by the deferred tax asset, and, to the extent that Jaws estimates that it is more likely than not that Jaws will not realize the benefit, Jaws will reduce the carrying amount of the deferred tax asset with a valuation allowance.

The Tax Receivable Agreement was accounted for as contingent liabilities, with amounts accrued when considered probable and reasonably estimable. We recorded adjustments relating to the items described in clauses (i) through (iv) above, as follows:

(1)

We have recorded an increase of $72.9 million in deferred tax assets/liabilities related to tax benefits from future deductions attributable to payments under the Tax Receivable Agreement (see Note 3(f)).

(2)

We have recorded $32.4 million in liabilities under the Tax Receivable Agreement based on our estimate of the aggregate amount that we will pay to historical owners of PCIH and Jaws Sponsor, LLC under the Tax Receivable Agreement.

(3)

We have recorded an increase to additional paid-in capital of $40.6 million, which is equal to the difference between the increase in deferred tax assets and the increase in liabilities under the Tax Receivable Agreement (see Note 3(d)).

Due to the uncertainty as to the amount and timing of future exchanges of PCIH Common Units held by the Seller, or Continuing Company Units, as defined in the Business Combination Agreement, by historical owners of PCIH, as applicable, and as to the price per share of Class A common stock at the time of any such exchanges, the unaudited pro forma condensed consolidated financial information do not assume exchanges of Continuing Company Units have occurred. Therefore, no increases in tax basis in PCIH’s assets or other tax benefits that may be realized as a result of any such future exchanges have been reflected in the unaudited pro forma condensed combined financial information. However, if all of the Continuing Company Units were exchanged (in each case, together with a corresponding number of shares of Cano Health, Inc. Class B common stock), respectively, immediately following the completion of this offering, we would recognize an incremental deferred tax asset of approximately $1,098.1 million and a non-current liability of approximately $1,110.9 million based on our estimate of the aggregate amount that we will pay under the Tax Receivable Agreement as a result of such future exchanges, assuming: (i) a price of $10 per share; (ii) a constant corporate tax

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

rate of 24.4%; (iii) that we will have sufficient taxable income to fully utilize the tax benefits; and (iv) no material changes in tax law. Assuming no change in the other assumptions, a $1.00 increase (decrease) in the assumed price per share would increase (decrease) the incremental deferred tax asset and non-current liability that we would recognize if all of the Continuing Company Units were exchanged, respectively, immediately following the completion of this offering by approximately $23.0 million and $94.5 million, respectively. Assuming no change in the other assumptions, if only 50% of the Continuing Company Units were exchanged (rather than all), respectively, immediately following the completion of this offering, we would recognize only 50% of the incremental deferred tax asset and non-current liability that we would recognize if all of the Continuing Company Units were exchanged, respectively. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize as a result of any such future exchanges will differ based on, among other things: (i) the amount and timing of future exchanges of the Continuing Company Units, as applicable, and the extent to which such exchanges are taxable; (ii) the price per share of our Class A common stock at the time of the exchanges; (iii) the amount and timing of future income against which to offset the tax benefits; and (iv) the tax rates then in effect.

h.

University Acquisition. Represents the adjustment for the estimated preliminary purchase price allocation for Cano Health, Inc.’s acquisition of University. The preliminary purchase price allocation is presented below as if the University acquisition was consummated on March 31, 2021.

Consideration for University acquisition	Fair value (in thousands)
Cash consideration	$540,000
Equity consideration (1)	60,000

Total consideration for allocation	$600,000

Recognized amounts of identifiable assets acquired and liabilities assumed (2)
Assets acquired:
Accounts receivable, net of unpaid service provider costs	$13,387
Prepaid expenses and other current assets	1,728
Property and equipment, net	1,803
Payor relationships, net	96,217
Other intangibles, net	115,718
Other assets	116

Total assets acquired	228,969
Liabilities assumed:
Accounts payable and accrued expenses	612
Current portions due to seller	1,665

Total liabilities assumed	2,277

Net identifiable assets acquired	226,692

Goodwill	$373,308

(1)

Represents common equity issued to University’s sellers on the transaction close date, which equated to 4.1 million shares of Class A common stock in Cano Health, Inc. based on a stock price of $14.79 per share.

(2)

Cano Health, Inc. did not acquire / assume all of University’s assets or liabilities in the transaction. The pro forma University deal perimeter adjustments remove the economic investments in University that were not contributed, assigned, or transferred from the historical financial statements of University.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2021 and the year ended December 31, 2020.

i.	The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and year ended December 31, 2020 are as follows:

(1)

The following table provides the pro forma statement of operations of PCIH for the year ended December 31, 2020 as if HP had been acquired on January 1, 2020. HP was acquired by PCIH on June 1, 2020. The pro forma results do not include any anticipated cost synergies or other effects of the planned integration of HP.

	Year Ended December 31, 2020 PCIH (Historical)	Five Months Ended May 31, 2020 HP (Historical)	Pro Forma Transaction Accounting Adjustments	Note 3	Year Ended December 31, 2020 PCIH Pro forma Consolidated
Revenue
Capitated revenue	$794,164	$138,594	—		$932,758
Fee-for-service and other revenue	35,203	1,900	—		37,103

Total revenue	829,367	140,494	—		969,861
Operating expenses:
Third-party medical costs	564,987	100,759	—		665,746
Direct patient expense	102,284	21,111	—		123,395
Selling, general and administrative expenses	103,962	6,294	—		110,256
Depreciation and amortization expense	18,499	243	2,487	(aa)	21,229
Transaction costs and other	42,604	—	—		42,604
Fair value adjustment—contingent consideration	65	(1,918)	—		(1,853)
Management fees	916	—	—		916

Total operating expenses	833,317	126,489	2,487		962,293

Income / (Loss) from operations	(3,950)	14,005	(2,487)		7,568

Interest expense	(34,002)	(26)	—		(34,028)
Interest income	320	4	—		324
Loss on extinguishment of debt	(23,277)	—	—		(23,277)
Fair value adjustment—embedded derivative	(12,764)	—	—		(12,764)
Other income / (expenses)	(450)	28	—		(422)

Total other expense	(70,173)	6	—		(70,167)
Net income / (loss) before income tax expense	(74,123)	14,011	(2,487)		(62,599)
Income tax expense	(651)	—	—		(651)

Net income / (loss)	(74,774)	14,011	(2,487)		(63,250)
Net loss attributable to non-controlling interests	—	—	—		—

Net income / (loss) attributable to Cano Health, Inc.	$(74,774)	$14,011	$(2,487)		$(63,250)

(aa)	Adjustment to include amortization expense for five months in the year ended December 31, 2020 related to the intangible assets of HP acquired by PCIH.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(2)	Adjustment to include amortization expense related to the intangible assets of University acquired by Cano Health, Inc.:

	Three months ended March 31, 2021	Year ended December 31, 2020
Elimination of University historical amortization expense	$(17)	$(33)
Amortization expense for University intangible assets acquired by Cano Health, Inc.	4,582	18,327

Total pro forma amortization expense	$4,565	$18,294

(3)

Adjustments to transaction costs and other relate to advisory, legal and other fees to be incurred in connection with the Business Combination. These transaction expenses are not expected to be incurred beyond 12 months following the Business Combination.

(4)	Adjustments to interest expense for the PCIH debt refinancing related to the Business Combination and the issuance of additional debt to finance the University acquisition:

	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Elimination of PCIH historical interest expense	$(10,626)	$(34,002)
Interest expense associated with the remaining balance of the Term Loan	1,040	4,312
Amortization expense on new Term Loan	139	556

Net Pro Forma adjustment to interest expense Post-Business Combination	$(9,447)	$(29,134)
Interest expense associated with Term Loan issued for University acquisition	3,833	15,901

Total net Pro Forma adjustment to interest expense	$(5,614)	$(13,233)

A 1/8% increase or decrease in interest rates would result in the following interest expense:

	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Variable interest rate +1/8%	$4,988	$20,681
Variable interest rate -1/8%	$4,757	$19,747

(5)	Adjustments for the elimination of interest income held in the Trust Account

	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Elimination of interest income	$67	$307

Net Pro Forma adjustment to interest income	$67	$307

(6)	Adjustments for stock-based compensation expense on accelerated vesting of Profit Interest Units:

	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Historical compensation expense	$71	$528
Compensation expense on accelerated vesting (pro forma adjustment)	39	241

Net compensation expense included in Selling, General and Administrative Expenses	$110	$769

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(7)	Adjustments for the non-controlling interest in the Business Combination and University acquisition:

	March 31, 2021	December 31, 2020
	NCI (64.3%)	NCI (64.3%)
Jaws + PCIH net pro forma income before income taxes	$(24,833)	$(74,130)

Non-controlling interest pro forma adjustment	(15,968)	(47,666)

Jaws + PCIH pro forma income attributable to non-controlling interest	$(15,968)	$(47,666)

University net pro forma income before income taxes	$(2,243)	$10,608

Non-controlling interest pro forma adjustment	(1,442)	6,821

University pro forma income attributable to non-controlling interest	$(1,442)	$6,821

Total net pro forma income before income taxes	$(27,076)	$(63,522)

Total non-controlling interest pro forma adjustment	(17,410)	(40,845)

Total pro forma income attributable to non-controlling interest	$(17,410)	$(40,845)

(8)	Effective tax rate:

Adjustment to eliminate the historical tax expense / (benefit) of Jaws and PCIH and to record the tax provisions of the combined entities on a pro forma basis using a pro forma effective tax rate of 3.99% for both periods, which was applied to the income attributable to the controlling interest as the income attributable to the non-controlling interest is pass-through income. However, the effective tax rate of Cano Health, Inc. could be different depending on post-Business Combination activities.

j.	Adjustments for earnings per share included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020:

As a result of the Business Combination, both the pro forma basic and diluted number of shares are reflective of 166.2 million shares of Class A common stock outstanding at Closing. Subsequent to the University acquisition, the pro forma basic and diluted number of shares of Class A common stock increased to 170.3 million. The Seller’s Class B common stock do not participate in the earnings or losses of Cano Health, Inc. and, therefore, are not participating securities. Given that the conversion of Class B common stock results in no change to pro forma earnings per share, or EPS, on a diluted basis, the 306.8 million shares of Class B common stock are not included in the diluted number of shares at Closing.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Additionally, warrants that are currently outstanding, such as the 33.5 million warrants to purchase shares of Class A common stock in Cano Health, Inc. issued with the closing of Jaws’ initial public offering, have been excluded as these instruments would be anti-dilutive to pro forma EPS.

For the three months ended March 31, 2021
	Jaws (Historical)	PCIH (Historical)	Pro Forma Adjustments	Pro Forma Combined
(in thousands, except share and per share data)
Net income / (loss) attributable to Cano Health	$(18,135)	$(10,470)	$19,126	$(9,479)
Weighted average shares outstanding of Class A redeemable ordinary shares[1]	69,000,000	—	101,299,189	170,299,189
Basic and diluted net income per share, Class A2	—	—	—	(0.06)
Weighted average shares outstanding of Class B non-redeemable ordinary shares[3]	17,250,000	—	(17,250,000)	—
Basic and diluted net (loss) per share, Class B	(1.06)	—	—	—

For the year ended December 31, 2020
	Jaws (Historical)	PCIH (Historical)	Pro Forma Adjustments	Pro Forma Combined
(in thousands, except share and per share data)
Net loss attributable to Cano Health	$(28,879)	$(74,774)	$83,508	$(20,145)
Weighted average shares outstanding of Class A redeemable ordinary shares[1]	69,000,000	—	101,299,189	170,299,189
Basic and diluted net income per share, Class A2	—	—	—	(0.12)
Weighted average shares outstanding of Class B non-redeemable ordinary shares[3]	17,250,000	—	(17,250,000)	—
Basic and diluted net (loss) per share, Class B	(1.69)	—	—	—

[1]

Management considered the guidance under SAB Topic 3.A and determined that the number of Class A common stock that would be required to be sold in the offering to retire the unsecured bridge term loan does not need to be included in the pro forma EPS because the unsecured bridge term loan was issued after the pro forma income statement period. Additionally, there was no impact to pro forma net loss related to the issuance and repayment of the unsecured bridge term loan.

[2]

Represents 17.3 million shares of Class A common stock of Cano Health, Inc. issued upon conversion of the existing Jaws Class B founder ordinary shares. The Class B founder ordinary shares automatically converted into shares of Class A common stock concurrently with the consummation of the Business Combination on a one-for-one basis; and 80.0 million shares of Class A common stock issued concurrent with the Closing to the PIPE Investors.

[3]

Management determined that presenting EPS in the PCIH historical financial statements would not be useful to the users of the financial statements. PCIH does not have any issued common stock or units which are akin to common stock. PCIH membership capital historically consisted of non-subordinated contributions from its sole member, the Seller.

BUSINESS

Unless otherwise indicated or the context otherwise requires, references in this section to “Cano,” “Cano Health,” “we,” “us,” “our” and other similar terms refer to PCIH and its subsidiaries prior to the Business Combination and to the Company and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

We are a primary care-centric, technology-powered healthcare delivery and population health management platform designed with a focus on clinical excellence. Our mission is simple: to improve patient health by delivering superior primary care medical services while forging life-long bonds with our members. Our vision is clear: to become the national leader in primary care by improving the health, wellness and quality of life of the communities we serve while reducing healthcare costs.

We are one of the largest independent primary care physician groups in the United States. We utilize our technology-powered, value-based care delivery platform to provide care for our members. As of July 2, 2021, including our recent acquisitions of University and DMC, we had approximately 197,000 members across 15 markets, over 300 employed providers (physicians, nurse practitioners, physician assistants) and approximately 600 clinical support employees at our 106 owned medical centers, and over 800 affiliate providers. See “—Recent Developments” for more information about our recent acquisitions and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics” for how we define our members and medical centers. We predominantly enter into capitated contracts with the nation’s largest health plans to provide holistic, comprehensive healthcare. We predominantly recognize recurring per member per month capitated revenue, which, in the case of health plans, is a pre-negotiated percentage of the premium that the health plan receives from CMS. We also provide practice management and administrative support services to independent physicians and group practices that we do not own through our managed services organization relationships, which we refer to as our affiliate providers. Our contracted recurring revenue model offers us highly predictable revenue and rewards us for providing high-quality care rather than driving a high volume of services. In this capitated arrangement, our goals are well-aligned with payors and patients alike—the more we improve health outcomes, the more profitable we will be over time. CanoPanorama, our proprietary population health management technology-powered platform, is a critical enabler of our efforts to deliver superior clinical care.

Founded in 2009 by Dr. Marlow Hernandez, our Chief Executive Officer, to address an unmet need for quality care in his hometown community, we provide access to high-quality care to primarily underserved and dual-eligible (i.e., eligible for both Medicare and Medicaid) populations, many of whom live in economically disadvantaged and minority communities, thereby contributing to the revitalization of these communities. We have rapidly expanded to become a nationally-recognized, multi-state provider that is focused on Medicare- eligible beneficiaries where we can have the greatest positive impact on our members and for our payors.

We operate in the $800 billion Medicare market, which is growing at 8% annually, with a focus on the $270 billion Medicare Advantage market, which is growing at 14% annually and is supported by robust industry tailwinds. For instance, according to the Medicare Payment Advisory Commission, over 10,000 seniors age into Medicare every day, resulting in an increase of approximately $1 billion in our total addressable market each week. Within Medicare, Medicare Advantage penetration is projected to grow from 34% of the market for Medicare in 2020 to 50% in 2025 and enjoys broad bipartisan political support. Within the Medicare market, we focus almost exclusively on value-based care payment models, which has potential market growth of greater than 30% annually. There has been a rapid shift toward value-based care within Medicare, as value-based care aligns incentives of providers, payors and patients, drives better care and superior patient experiences and allows providers to achieve profitability by improving member health outcomes. Despite this shift, only a few providers are currently able to effectively and efficiently supply this demand, and we are one of the leading value-based care providers in the nation.

Our Strengths

Putting members first: We focus on the Medicare-eligible population, which generally has consistent and clinically-cohesive needs and which we believe represents a population base where we can have the greatest positive impact while improving member outcomes. Patient satisfaction can be measured by a provider’s NPS, which measures the loyalty of customers to a company. Our member NPS score of 77 speaks to our ability to consistently deliver high-quality care with superior member satisfaction. Within the Medicare population that we serve, a majority are dual-eligible—a complex population that accounts for a disproportionate amount of healthcare spending and is challenging to manage due to physical, behavioral and social issues that impact health. It is with this population, who traditionally lacks access to high-quality primary care and preventive services, where we have the greatest impact by creating customized care plans that directly address healthcare needs.

Our proprietary care management platform: CanoPanorama, our proprietary population health management technology-powered platform, enables us to deliver superior clinical care. Our platform provides the healthcare providers at our medical centers with a 360-degree view of their members along with actionable insights to empower better care decisions and drive high member engagement. We leverage our technology to risk-stratify members and apply a highly personalized approach to primary care, chronic care, preventive care and members’ broader healthcare needs.

Clinical excellence: While our members tend to be sicker than the average Medicare patient, they have better outcomes as evidenced by lower mortality rates (2.73% mortality rate for the twelve months ended March 31, 2021, as compared to the Medicare fee-for-service national average benchmark of 4.3%, which represents a 37% improvement), fewer hospital stays (164 hospital admissions per thousand members for the twelve months ended March 31, 2021, as compared to the Medicare national average benchmark of 370, which represents a 56% improvement) and fewer emergency room visits (411 emergency room visits per thousand members for the twelve months ended March 31, 2021, as compared to the Medicare national average benchmark of 1,091, which represents a 62% improvement). In 2019, the HEDIS, quality score for our members, a tool used by health plans to measure performance on important dimensions of care and service, was 4.7 out of 5.0, as compared to the national average of 4.06.

Strong payor relationships: We predominantly enter into capitated contracts with the nation’s largest payors (including health plans and CMS) to provide holistic, comprehensive healthcare. We predominantly recognize defined per member per month capitated revenue, which, in the case of health plans, is a pre-negotiated percentage of the premium that the health plan receives from CMS. Our contracted recurring revenue model offers us highly predictable revenue and rewards us for providing high-quality care rather than driving a high volume of services. In this capitated arrangement, our goals are well-aligned with payors and patients—the more we improve health outcomes, the more profitable we will be over time. Moreover, due to the clinical outcomes that we have achieved, we have been ranked as the top provider in our markets by multiple health plans. We have developed a special relationship with Humana, a market leader among Medicare Advantage plans. We are both the largest and highest quality provider for Humana in Florida, its largest Medicare Advantage market, serving more than 77,000 Humana members as of July 2, 2021, after accounting for our recent acquisitions. See “— Recent Developments” for a description of our recent acquisitions of University and DMC. We are working with Humana to replicate our successful outcomes in other markets and have recently entered into expansion agreements with them which provides a roadmap to opening up to 50 new Humana-funded medical centers in the southwestern U.S. by 2024.

Multi-pronged growth strategy: We have experienced strong growth through our flexible, multi-pronged strategy in both new and existing markets. We have a proven track record of organic growth, having consistently grown membership approximately 40% organically year-over-year between 2017 and 2020, and in the first quarter of 2021. We have successfully developed de novo medical centers, including 15 medical centers in the 12 months ended June 30, 2021. Organic growth has been further fueled by the selective conversion of our best-performing affiliates into Cano owned medical centers, and the purchase of locally adjacent practices that lead to new members and facilities. To date, purchases of these adjacent practices have been immaterial to our overall revenues and growth rates. This growth has been complemented by significant, highly accretive acquisitions such as our recent acquisitions of University and DMC that have enabled us to scale into new markets and build density in existing markets. Finally, direct contracting, a new delivery model in which CMS contracts directly with providers, represents a significant potential increase in the size of the value-based Medicare market.

Strong history of financial performance: We have experienced strong growth since completing our recapitalization in December 2016. For the years ended December 31, 2019 and 2020, we had total revenue of $364.4 million and $829.4 million, respectively, representing a year-over-year growth rate of 127.6% and Adjusted EBITDA of $27.3 million and $69.7 million, respectively, representing a period-over-period increase of 155.3%. In the years ended December 31, 2019 and 2020, we had net losses of $16.2 million and $74.8 million, respectively. For the three months ended March 31, 2020 and 2021, we had total revenue of $135.3 million and $280.1 million, respectively, representing a period-over-period growth rate of 107%, and Adjusted EBITDA of $12.9 million and $22.8 million, respectively, representing a period-over-period increase of 76.7%. Our net loss increased from $2.2 million for the three months ended March 31, 2020 to $10.5 million for the three months ended March 31, 2021. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non- GAAP Financial Metrics” for more information as to how we define and calculate Adjusted EBITDA and for a reconciliation of net loss, the most comparable measure under GAAP to Adjusted EBITDA.

Significant Challenges Face the Healthcare System Today

The healthcare system in the U.S. today faces many challenges. The U.S. spends more on healthcare per capita than any other country in the world, but its health outcomes are no better and, in many cases, worse than other comparable nations. The current U.S. healthcare model has significant shortcomings, with poor primary care access and experience, a lack of longitudinal engagement and care coordination for patients, poor use of data to effectively drive decision-making and physicians incentivized to provide higher quantities of procedures over quality of care. The U.S. suffers from lower relative spending on primary care, with approximately 6% of U.S. healthcare spending on primary care compared to an average of approximately 14% across the 37 member countries of OECD. The result is inferior health outcomes, with preventive health services used at approximately 55% of the recommended rate, 18 million avoidable visits to U.S. emergency rooms each year, 28% of Americans with two or more chronic conditions compared to an 18% OECD average and an estimated $850 billion of wasted healthcare spending annually. Moreover, physician satisfaction with the current healthcare model is low. For example, 63% of referring physicians are dissatisfied with the referral process and 70% of specialists rate background information from referrals as fair or poor.

We believe that primary care is uniquely positioned to address these healthcare challenges. By sitting at the top of the funnel, primary care directly influences over $2 trillion of downstream annual healthcare spending in the U.S. For context, an average PCP directly generates only $500,000 of annual healthcare revenue, but influences $10 million of annual spending in the broader healthcare ecosystem.

Despite this very actionable opportunity to improve the healthcare ecosystem, the majority of PCP groups are not equipped to use their unique positioning to drive better health outcomes. The majority of the PCP landscape is made up of solo practitioners, small physician groups and independent practice associations that have limited ability to invest in technology, preventive medicine and population health management strategies to proactively manage risk and improve care coordination.

We Deliver Value-Based Primary Care to the Fastest Growing Market in Healthcare

While seniors have an option to select original fee-for-service Medicare, Medicare beneficiaries also have the option to receive enhanced Medicare benefits through private health plans via Medicare Advantage. In Medicare Advantage, CMS pays health plans a monthly sum per member to manage all health expenses of a participating member. This provides the health plans with an incentive to deliver lower-cost, high-quality care. Health plans in turn are incentivized to contract with provider groups that deliver superior patient outcomes and satisfaction levels to their members.

We believe that the traditional fee-for-service model does not optimally incentivize physicians—it incentivizes volume rather than quality, as physicians are paid solely based on the amount of healthcare services they deliver. This leads to less focus on preventive care and care coordination, which often results in inferior long-term health outcomes and ultimately higher healthcare costs for both payors and patients. Value-based care refers to the goal of incentivizing healthcare providers to simultaneously increase quality while lowering the cost of care. Value-based care is viewed by many as a superior payor model, as it aligns the incentives of (i) providers, (ii) payors, and (iii) patients, and drives better care and superior patient experiences. In a value-based care model, providers are able to achieve higher profitability by improving long-term member health outcomes.

As a result, there is a significant shift in Medicare today, from the traditional payment model to value-based care. Medicare Advantage is the fastest growing market in the healthcare industry serving seniors, due in part to an aging population and accelerated healthcare spend. According to the Medicare Payment Advisory Commission, over 10,000 seniors age into Medicare every day, increasing annual Medicare spending of $800 billion in 2020 to a projected $1,250 billion by 2025. Within Medicare, Medicare Advantage penetration is projected to grow from 34% in 2019 to 50% by 2025 at a compounded annual growth rate of 14%. Of the approximately 24.1 million beneficiaries in Medicare Advantage today, only an estimated 30% are currently enrolled in value-based care models, but this percentage is rapidly increasing, and is expected to experience greater than 30% annual growth.

The shift toward Medicare Advantage is driven by enhanced plan benefits and the superior cost-efficiency and quality offered relative to original fee-for-service Medicare. Because of increasing evidence that Medicare Advantage delivers better quality and cost outcomes relative to original fee-for-service Medicare, Medicare Advantage has broad bipartisan political support.

While CMS and Medicare Advantage plans seek value-based care providers to deliver care, few providers are able to effectively and efficiently supply this demand. We focus on capitated contracts where we can make the greatest impact. Our value-based model is predominantly driven by contractual arrangements with payors in which we recognize recurring per member per month capitated revenue. These payors include CMS and managed care organizations like Humana, UnitedHealthcare, Anthem, Aetna (or their respective affiliates) and others contracted by CMS. In return, we are generally responsible for all of the healthcare costs of those members incurred at our primary care locations in addition to all third-party medical expenses (hospital visits, specialist services, surgical services, prescription drug costs, etc.). Given our history with capitated contracts, we have highly predictable member economics with respect to medical costs. In this capitated arrangement, our goals are well-aligned with payors and patients—the more we improve health outcomes, the more profitable we will be over time. Ultimately, we aim to keep our members healthy and eliminate waste of healthcare resources while delivering higher quality care with meaningfully differentiated results, all while sustaining very high member loyalty scores.

Well Positioned to Expand Care to Medicare-Eligible Beneficiaries in Underserved Communities

We have over ten years of experience providing care in communities that suffer from poor access to primary care, low quality care and high amounts of unnecessary spending on healthcare. We believe our experience will position us well to expand into similar new markets. Approximately 50% of our members are dual-eligible, qualifying for both Medicare and Medicaid. These members tend to be sicker than the average Medicare patient, many of whom previously had very limited or no access to quality healthcare.

Our value-based care can make the biggest difference when brought into these underserved communities who need it the most. We are consistently able to serve low-income communities efficiently and are among the only scaled primary care groups making an impact in these communities with a successful track record across multiple markets. Many people in these communities have very limited or no access to quality healthcare. We have added medical centers in economically depressed communities, contributing to their revitalization.

Many seniors choose Medicare Advantage because it offers superior benefits to members at lower overall cost to them. Value-based Medicare contracts (such as Medicare Advantage and new direct contracting programs by CMS) are therefore well suited to fixed-income seniors who cannot afford to incur the cost of either 20% co-payments required with fee-for-service Medicare or supplemental insurance coverage to cover such co-payments and certain other benefits that promote access to care and quality of care.

10+ Year History of Growth Becoming a National Platform

We were founded in 2009 by our Chief Executive Officer, Dr. Marlow Hernandez, at the height of the Great Recession, to address the unmet need for high-quality, patient-centric care in his home community of Pembroke Pines, Florida. Since then, we have evolved into a national platform in response to strong patient, physician and payor demand. Our physician-led management team has been responsible for our success and remains committed to our vision to be the nation’s preeminent value-based primary care provider.

In 2016, we entered into a relationship with InTandem Capital Partners to provide financial support and guidance to fund platform investments and accelerate our growth. We have subsequently expanded our services from two markets in 2017 to 15 markets as of July 2, 2021, while growing membership from 13,685 members in 2017 to approximately 197,000 members as of July 2, 2021 each after accounting for our recent acquisitions. Today, we are one of the largest and most sophisticated independent primary care platforms in the U.S., but still maintain significant growth runway. For context, in Florida, as of July 2, 2021, we maintained an approximately 4.4% share of the Medicare Advantage market and an approximately 2.1% share of the Medicare market as a whole , with plans to rapidly expand across multiple new markets. See “—Recent Developments” for a description of our recent acquisitions of University and DMC.

The map below illustrates our current and near-term markets, and states which we have identified for potential future expansion. Our future expansion states share important factors with our current markets, including (i) Medicare population density, (ii) underserved demographics, (iii) existing payor relationships, (iv) patient acuity and (v) specialist and hospital access/capacity. We do not currently have definitive agreements in place to begin operating in any of the states we have identified for future expansion. We will likely need to raise additional capital to expand into these states.

	Year Ended December 31,				Three Months Ended March 31
	2017	2018	2019	2020	2020	2021
Markets	2	3	7	14	8	15
Owned medical centers	9	19	35	71	45	72
Members at period end	13,685	25,010	41,518	105,707	61,348	116,895

Services Built Around Principles

We were established to offer high-quality, patient-centric primary care services that reduce costs for both healthcare payors and patients. We partner with healthcare payors, including health plans and the federal government, primarily under capitated contracts to manage all of the healthcare needs of our members. Our success is driven by a relentless focus on the “quadruple goal” of delivering low cost and high-quality care, with a great patient experience, all while developing lifelong bonds with members.

To meet the great challenge facing the healthcare system today and achieve the “quadruple goal,” we follow the following key principles:

•	Patient-Centered: We put members first. We show empathy and treat members like family. Every Cano Health associate takes responsibility for delivering first-class services.

•	Service-Focused: We show initiative at every opportunity and form enduring relationships with our members and our colleagues.

•	Results-Oriented: We are obsessed with clinical outcomes and collaborate to succeed as a team.

•	Trustworthy & Transparent: We always strive to do the right thing – ethically, legally and professionally.

•	Continuously Improving: We are persistent in our pursuit of excellence.

Our Approach

We are entering a new era in healthcare services where value-based care is delivered through an integrated model, which itself becomes a powerful differentiator. We believe that individualization, care coordination, analytics and risk management produce the best healthcare outcomes and results. With this in mind, we believe that we can simultaneously deliver value to patients, providers and payors.

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Patients: Our members are offered services in modern, clean, contemporary medical centers, with same or next day appointments, integrated virtual care, wellness services, ancillary services (such as physiotherapy), home services, transportation, telemedicine and a 24/7 urgency line, all without additional cost to them. This broad-based care model is critical to our success in delivering care to members of low-income communities, including large minority and immigrant populations, with complex care needs, many of whom previously had very limited or no access to quality healthcare. We are proud of the impact we have made in these underserved communities.

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Providers: We believe that providers want to be clinicians. Our employed physicians enjoy a collegial, near-academic environment and the tools and multi-disciplinary support they need to focus on medicine, their patients and their families rather than administrative matters like pre-authorizations, referrals, billing and coding. Our physicians receive ongoing training through regular clinical meetings to review the latest findings in primary care medicine. Furthermore, we offer above-average pay and no hospital call requirements. In addition, our physicians are eligible to receive a bonus based upon patient results, including the reduction in patient emergency room visits and hospital admission, among other metrics.

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Payors: Payors want three things: high-quality care, membership growth and effective medical cost management. We have a multi-year and multi-geography track record of delivering on all three. Our proven track record of high-quality ratings has increased the premiums paid by CMS to health plans, our quality primary-care has driven membership growth, and our scaled, highly professional value- based provider group has delivered quality care.

We enter into employment agreements with our employed providers to delivery services to patients. We also contract with independent physicians and group practices that we do not own through our managed services organization. We enter into Primary Care Physician Provider Agreements, with affiliated physicians pursuant to which we provide administrative services, including payor and specialty provider contract negotiation, credentialing, coding, and managed care analytics. We pay the affiliate a primary care fee and a portion of the surplus of premium in excess of third-party medical costs. The surplus portion paid to affiliates is recorded as direct patient expense. These administrative services arrangements are subject to state laws, including those in certain of the states where we operate, which prohibit the practice of medicine by, and/or the splitting of professional fees with, non-professional persons or entities such as general business corporations.

The Cano Health Care Delivery Platform

The key attributes of the Cano Health care delivery platform are:

CanoPanorama: To turn our principles into results that benefit our members, providers and the healthcare system as a whole, we have created a proprietary and scalable population health management platform known as CanoPanorama. Typically, information across the health system is fragmented and providers lack the resources or skills to get a complete picture regarding a patient. CanoPanorama is designed to solve this issue. It is a purpose-built population health management platform that provides analytics, reports and protocols that inform key care management activities by our employees and physicians. Through CanoPanorama, we have developed processes designed to ensure members receive the right care and physicians receive the right support by utilizing dynamic risk stratification and driving proactive member engagement. CanoPanorama efficiently integrates all member data into one consolidated and centralized repository. The population health management platform digests and produces information in a uniform way, providing reports and unique and personalized analytics that cover every aspect of patient care. Using CanoPanorama, we are able to generate a 360-degree view of our members, which empowers providers to make better care decisions and reduce gaps in care. Importantly, this allows providers to maintain health, not just treat disease.

Clinical excellence: While our members tend to be sicker than the average Medicare patient, they have better outcomes as evidenced by lower mortality rates (2.73% mortality rate for the twelve months ended March 31, 2021, as compared to the Medicare national average fee-for-service benchmark of 4.3%, which represents a 37% improvement), fewer hospital stays (164 hospital admissions per thousand members for the twelve months ended March 31, 2021, as compared to the Medicare national average benchmark of 370, which represents a 56% improvement) and fewer emergency room visits (411 emergency room visits per thousand members for the twelve months ended March 31, 2021, as compared to the Medicare national average benchmark of 1,091, which represents a 62% improvement). In 2019, the HEDIS quality score for our members, a tool used by health plans to measure performance on important dimensions of care and service, was 4.7 out of 5.0, as compared to the national average of 4.06.

Patient focus: We focus on the Medicare-eligible population, particularly through the Medicare Advantage program. This population generally has consistent clinically-cohesive needs which, if properly managed, represents the greatest potential for improved health outcomes. Patient satisfaction can be measured by a provider’s NPS which measures the loyalty of customers to a company. Our member NPS score of 77 speaks to our ability to consistently deliver high-quality care with superior member satisfaction. In addition to quality medical services and care management programs, we also provide members with social services to keep them active and engaged with others. Dental services and pharmacy delivery are available in many locations.

Relationships with leading health plans: We have established strong relationships with numerous health plans and are an essential component of their provider network. We are capable of delivering membership growth, clinical quality and medical cost management based on our care coordination strategy, differentiated quality metrics and strong relationships with members. We have established ourselves as a top-quality provider across multiple Medicare and Medicaid health plans including Humana, Anthem, Aetna and UnitedHealthcare (or their respective affiliates). We seek to further opportunities to expand our relationship with these plans and others beyond our current markets.

CanoPanorama, Our Proprietary and Scalable Population Health Management Platform

The backbone of our value-based care delivery platform is CanoPanorama, our purpose-built population health management system that provides analytics, reports, and protocols that inform key care management activities by our clinical and non-clinical employees and affiliate physicians. Through CanoPanorama, we have developed processes designed to ensure members receive the right care and physicians receive the right support by acting on dynamic risk stratification and proactive member engagement.

Our proprietary technology-powered model provides the healthcare providers at our medical centers with a 360-degree view of our members along with actionable insights to empower better care decisions and high member engagement. Using CanoPanorama at the time of member enrollment, we are able to identify different patient risk levels, which allows our primary care providers to design and establish more efficient and effective personalized care plans for our members. Following enrollment, CanoPanorama continues to collect data on members from multiple sources and allows our providers to proactively and dynamically deliver individualized care based on changes in the member’s health, all the while allowing us to create targeted campaigns for high-risk members. This allows us to risk stratify our members and apply a highly personalized approach to primary care, chronic care, preventive care and each member’s broader healthcare needs.

CanoPanorama efficiently integrates data from our electronic medical records, care management systems and payor partners into one consolidated and centralized repository. The population health management platform digests and produces information in a uniform way, providing reports and unique and personalized analytics. The system is designed to cover the entire patient care experience in and outside of our medical center locations and efficiently allows for end-to-end care coordination. For example, CanoPanorama can use social determinants of health to inform care coordination, support the 24/7 urgency line by routing data to other parts of the Company, generate action based on algorithms that push alerts to trigger a visit from our Cano@Home service or home delivery of medication with protocols in place designed to ensure medication compliance, utilize data to encourage participation in our wellness program, Cano Life, and route alerts for hospital visits through connectivity with the hospital information exchange. These alerts allow our care managers to intervene immediately to work on discharge protocols as well as transitions of care.

Key highlights of the CanoPanorama system include:

Data Ingestion, Aggregation and Analytics

•	Near real-time data provisioning across the platform;

•	Data warehouses afford high degree of visibility into patient cohorts; and

•	Dynamic risk stratification using third-party and historical encounter data.

Decision Support & Cohort Management

•	Targeted clinical recommendations based on clinician input and ascribed statistical models;

•	Robust suite of proprietary templates, workflows, and alert mechanisms; and

•	Track provider performance and adherence to standards.

Care Coordination

•	Sophisticated algorithms trigger actions across all clinical function;

•	End-to-end coordination across all member touchpoints; and

•	Comprehensive electronic auditing and quality control mechanisms.

Our clinical team develops a care plan for each member that takes into account their risk factors, health conditions and social determinants of health. Low-risk members receive a care plan that focuses on preventive and wellness activities. Medium and high-risk members receive targeted care plans that are customized to address their health needs.

The CanoPanorama system also enables us to establish rigorous measurement protocols across our Company measuring everything from clinical results and member outcomes, to employee satisfaction, to transportation services and member satisfaction. The most important of these measures are included in the key performance indicator reports regularly monitored by our senior management team. This system enables us to take aggressive action where a score misses its objective target creating a cycle of continuous improvement. CanoPanorama also provides value to our employees and physicians by enabling efficient onboarding of employees, and offers support to physicians to optimize quality and utilization. Accordingly, CanoPanorama represents a consistent feedback loop that we use to improve our value proposition.

We Deliver Superior Clinical Results and Patient Satisfaction

We provide personalized care to each member by focusing on wellness and preventive care, care coordination and social determinants of health. Where acute care is needed, we seek to deliver the right care, in the right setting, at the right time. As described earlier, this is supported by our proprietary population health management platform, CanoPanorama, and our modern medical centers, through which we deliver superior clinical results. In 2019, our members received a HEDIS quality score of 4.7 out of 5.0, as compared to the national average of 4.06. HEDIS is a national survey that provides a comprehensive set of standardized performance measures designed to provide purchasers and consumers with the information they need for reliable comparison of health plan performance. HEDIS measures relate to many significant public health issues, such as cancer, heart disease, smoking, asthma and diabetes. Given our average Medicare member age of 73 and the socioeconomic demographic of our member population, we are especially proud of this achievement.

Our reimagined approach to caring for a patient population with a high prevalence of chronic conditions driven by our purpose-built CanoPanorama technology-powered platform has resulted in superior clinical outcomes. Examples of our clinical results among our members include:

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37% lower mortality rate, as compared to the Medicare fee-for-service benchmark mortality rate (2.73% mortality rate for the twelve months ended March 31, 2021, as compared to the Medicare fee-for-service benchmark of 4.3%);

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56% lower hospital admits per thousand members, as compared to the Medicare national average benchmark (164 hospital admissions per thousand members for the twelve months ended March 31, 2021, as compared to the Medicare benchmark of 370);

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62% lower emergency room visits per thousand members, as compared to the Medicare national average benchmark (411 emergency room visits per thousand members for the twelve months ended March 31, 2021, as compared to the Medicare benchmark of 1,091);

•	achieved the 5-star NCQA benchmark for diabetes medication adherence across our five largest health plans in 2020; and

•	achieved the 5-star NCQA benchmark for controlling high blood pressure across our five largest health plans in 2020.

Our approach also delivers high member satisfaction. Our members enjoy highly personalized value-based care and their visits to our medical centers cover primary care and ancillary programs such as pharmacy and dental services, in addition to wellness and social services, which lead to healthier and happier members. By integrating member engagement and the Cano Life wellness program within the CanoPanorama platform, we also help foster long-term relationships with members. We believe resulting word-of-mouth referrals contribute to our high organic growth rates.

Patient satisfaction can be measured by a provider’s NPS which measures the loyalty of customers to a company. Our member NPS score of 77 speaks to our ability to consistently deliver high-quality care with superior member satisfaction.

Long-Standing Relationships and Preferred Provider with Leading Health Plans

We have established strong relationships with numerous health plans and are an essential component of their provider networks. In an industry shifting to value-based care, we are a sophisticated and proven solution of scale within a highly fragmented market. Health plans look to achieve three goals when partnering with a provider: membership growth, clinical quality and medical cost management. We are capable of delivering all three based on our care coordination strategy, differentiated quality metrics and strong relationships with members. We have established ourselves as a top-quality provider across multiple Medicare and Medicaid health plans including Humana, Anthem, Aetna and UnitedHealthcare (or their respective affiliates), and we seek to further opportunities to expand our relationship with these plans and others beyond our current markets.

We contract with health plans for globally capitated contracts. Under these contracts, we generally recognize a pre-negotiated percentage of the monthly premium health plans receive from CMS for each managed member. Payors are accelerating adoption of this model because it allows them to lock in a predictable and stable margin and pass off the associated risk of membership healthcare expenses to the provider. Moreover, partnering with sophisticated, scaled and high-quality providers like us allows health plans to achieve greater market share and higher quality scores, which are financially rewarded by CMS. Our relationships with our payor partners go back as many as ten years and are generally evergreen in nature. We are viewed as a critical distributer of effective healthcare with market-leading clinical outcomes (led by primary care), and as such we believe our payor relationships will continue to be enduring.

In particular, we are an important partner for Humana, a market leader among Medicare Advantage plans. In Florida, Humana’s largest Medicare Advantage market, we are Humana’s largest and highest quality primary care provider serving more than 77,000 Humana members as of July 2, 2021, taking into account our recent acquisitions. See “—Recent Developments” for information regarding our recent acquisitions of University and DMC. Humana has indicated a strong desire to partner with sophisticated primary care providers in its other core markets, but in most of those markets, there is a scarcity of primary care providers that have our capabilities. Seeking a best-in-class, value-based provider partner to enhance its member retention, quality, margins and growth, Humana has entered into agreements with us that provide a roadmap to our opening up to 50 Humana-funded medical centers in the southwestern U.S. by 2024. In 2020, pursuant to our expansion agreements with Humana, we opened four medical centers in San Antonio, Texas and three medical centers in Las Vegas, Nevada. Between 2021 and 2024, we intend to work with Humana to open additional medical centers in other cities across the southwestern U.S. Humana has been granted a right of first refusal on any sale, lease, license or other disposition, in one transaction or a series of related transactions, of assets, businesses, divisions or subsidiaries that constitute 20% or more of the net revenues, net income or assets of, or any equity transaction (including by way of merger, consolidation, recapitalization, exchange offer, spin-off, split-off, reorganization or sale of securities) that results in a change of control of, PCIH, Seller, or the Company or its subsidiary, HP MSO, LLC.

Our Multi-Pronged Growth Strategy

Our flexible, multi-pronged development strategy in both existing and new markets is designed to promote rapid growth primarily through (i) ongoing organic growth in current markets, (ii) continued expansion into new markets across the nation, (iii) execution of our accretive acquisition strategy and (iv) our direct contracting opportunity.

Organic Growth in Current Markets

We have demonstrated consistent organic membership growth of approximately 40% annually between 2017 and 2020, and in the first quarter of 2021. Organic growth is driven by increasing capacity at existing medical centers, ramping new de novo medical centers, consolidating the best-performing of our existing affiliates, and acquiring small nearby practices whose patients and facilities are blended with our nearby owned medical centers. Our existing medical centers in South Florida currently operate at approximately 50% of capacity, providing us with the ability to significantly increase our membership without the need for significant capital expenditures. In medical centers that are approaching full capacity, we are able to augment our footprint by expanding our existing medical centers, and by opening de novo centers or acquiring centers that are a more convenient “medical home” for our members. Importantly, we are able to leverage our affiliate providers to enhance growth in a very capital-efficient manner by acquiring the best-performing affiliates and adding these providers to new or existing medical centers. We expect to build at least 15 to 20 de novo medical centers in 2021 and 54 to 59 in 2022. We will be required to raise additional capital through new equity or debt financings or the incurrence of additional indebtedness to support these plans. We have historically successfully developed de novo medical centers, including 15 medical centers in the 12 months ended June 30, 2021. With our proven ability to leverage existing infrastructure and ramp up new medical centers quickly, our historical average time to breakeven for de novo centers that have achieved profitability to date has been four to six months.

Continued Expansion into New Markets

We have successfully entered into 13 new markets since 2017 and as of March 31, 2021 are operating in 15 markets in Florida, Texas, Nevada and Puerto Rico. When entering a new market, we tailor our entry strategy to the characteristics of the specific market and provide a customized solution to meet that market’s needs. When choosing a market to enter, we look at various factors, including (i) Medicare population density, (ii) underserved demographics, (iii) existing payor relationships, (iv) patient acuity and (v) specialist and hospital access/capacity. We typically choose a location that is highly visible and accessible and work to enhance brand development pre-entry. Our flexible medical center design allows us to adjust to local market needs by building medical centers that range from approximately 7,000 to 20,000 square feet that may include ancillary services such as pharmacies and dental services. We seek to grow member engagement through targeted multi-channel marketing, community outreach and use of mobile clinics to expand our reach. When entering a new market, based on its characteristics and economics, we decide whether it makes most sense to buy existing medical centers, build de novo medical centers or to help manage members’ healthcare via affiliate relationships. This highly flexible model enables us to choose the right solution for each market.

Execute on Accretive Acquisitions

We supplement our organic growth through our accretive acquisition strategy, which allows us to enter new markets, and extend our services. We have a successful acquisition and integration track record. For additional information regarding certain of our recent acquisitions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Factors Affecting Our Performance — Significant Acquisitions.” We have established a rigorous data-driven approach and the necessary infrastructure to identify, acquire and quickly integrate targets. We have a strong pipeline of acquisition targets and dedicated teams assigned to sourcing and integrating acquisitions. We not only integrate the new medical centers into our population health management system, CanoPanorama, but also invest in marketing, technology and operations for our acquired medical centers, which helps increase enrollment, improve documentation and coding and drive efficient workflows. We have also developed detailed processes and maintain dedicated teams for managing acquisition and integration activities. Our historical experience highlights our proven track record of fully integrating acquisitions within three to four months and achieving robust near-term earnings growth through operational improvements. We will be required to raise additional capital through new equity or debt financings or the incurrence of additional indebtedness to support our acquisition strategy.

Direct Contracting Opportunity

Direct contracting is a new delivery model in which CMS contracts directly with providers designated as DCEs and is part of CMS’ strategy to drive broader healthcare reform and accelerate the shift from original fee-for-service Medicare toward value-based care models. A key aspect of direct contracting is providing new opportunities for a variety of different DCEs to participate in capitated arrangements in Medicare fee-for-service. Relative to existing initiatives, the payment model options also include a reduced set of quality measures that focuses more on outcomes and beneficiary experience than on process. Our wholly owned subsidiary, American Choice Healthcare, LLC, was one of 41 unique companies chosen by CMS as a DCE to participate in the Implementation Period of the Direct Contracting Model for Global and Professional Options, which ran from October 1, 2020 through March 31, 2021. The Implementation Period provided us an opportunity to prepare for the first Performance Year which began on April 1, 2021. We were assigned approximately 8,100 beneficiaries under this program. According to the industry group HCP-LAN, a shift toward value-based care for Medicare patients (e.g., direct contracting) may increase the share of Medicare value-based payments from 30% of total payments in 2020 to 100% by 2025, tripling the current value-based Medicare market to $800 billion.

Competition

We compete directly with national, regional and local providers of healthcare for members and physicians. There are many other companies and individuals currently providing healthcare services, many of which have been in business longer and/or have substantially more resources. There have been increased trends towards consolidation and vertical integration in the healthcare industry, including an influx of additional capital. Since there are virtually no substantial capital expenditures required for providing healthcare services, there are few financial barriers to entry in the healthcare industry. Other companies could enter the healthcare industry in the future and divert some or all of our business. Our ability to compete successfully varies from location to location and depends on a number of factors, including the number of competing primary care facilities in the local market and the types of services available at those facilities, our local reputation for quality care of members, the commitment and expertise of our medical staff, our local service offerings and community programs, the cost of care in each locality, and the physical appearance, location, age and condition of our facilities.

Impact of COVID-19

Despite operating in the worst pandemic in over 100 years, our recurring revenue model has allowed us to remain economically resilient throughout COVID-19 and the economic downturn resulting from the pandemic.

Once the outbreak gained momentum, we remained open and augmented our Cano@Home program, 24/7 urgency line and pharmacy home delivery to enable members to access needed care and support in their home. We successfully pivoted to a telemedicine offering for routine care in order to protect and better serve our members, staff and community. Our medical centers remained open for urgent visits and necessary procedures.

We made a conscious decision not to furlough any of our employees, even if their function was disrupted by COVID-19. We believe this decision has and will continue to engender loyalty from our employees and was in effect an investment in our staff and a meaningful demonstration of a corporate culture that values our employees, especially during times of heightened stress.

As COVID-19 cases grew nationally, we took immediate action and deployed a specific COVID-19 focused module under CanoPanorama that allows physicians to screen members for COVID-19 and related complications, as well as to refer them to a specialized team that is dedicated to helping COVID-19 members. The module includes 20 questions that were sent to members on a daily basis, collecting hundreds of thousands of responses in the process. An algorithm then assessed the risk level of each member who responded and high-risk members were referred to our COVID-19 taskforce. The taskforce then employed updated algorithms and treatment tools to treat those members based on the latest guidance.

The net result of our actions translated to:

•	over 472,000 completed PCP visits (both in person and televisits) between March 23, 2020 and March 31, 2021 using CanoPanorama;

•	over 95% of PCP visits were conducted as televisits at the peak of COVID-19 in mid-April 2020; and

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an approximately 60% lower mortality rate, based on a study we conducted comparing our managed care members with an age- and gender-matched mirror group in the state of Florida from April 1, 2020 to May 31, 2020.

Based on our experience operating in the COVID-19 environment, we have identified the following learnings and trends:

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We are in a position to provide more services to members with our telemedicine and mobile health solutions, including Cano@Home, which increases member access to care and decreases the cost of service.

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Being able to serve more members with telemedicine solutions creates additional touchpoints for us as well as additional opportunities to capture timely data regarding member medical conditions and needs. This provides more opportunities to trigger actions through CanoPanorama designed to enhance the well-being of our members.

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We believe that many of our members will look for opportunities to reconnect in person with others after the crisis abates. Our wellness centers are designed to foster social interaction that members crave and we believe this will make our medical center offerings more attractive and result in increased enrollment of new members.

•	Based on the high scores in the member satisfaction surveys conducted during the COVID-19 pandemic, we believe that our member retention rates following the crisis will remain above industry norms.

Description of Indebtedness

The following is a summary of certain of our indebtedness that is currently outstanding. This summary does not purport to be complete and is qualified by reference to the agreements and related documents referred to herein, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Senior Secured Credit Facilities

On November 23, 2020, or the Credit Agreement Closing Date, we entered into a Credit Agreement with certain lenders, Credit Suisse AG, Cayman Islands Branch, as administrative agent, collateral agent, and a letter of credit issuer, and Credit Suisse Loan Funding LLC, as sole lead arranger and sole bookrunner, which we refer to as the Credit Agreement.

The Credit Agreement provides for a term loan facility, or the Initial Term Loan, in an original aggregate principal amount of $480.0 million, a senior secured revolving credit facility with commitments in an aggregate principal amount of $30.0 million, or the Revolving Credit Facility, and a senior secured delayed draw term loan facility, with commitments in an aggregate principal amount of $175.0 million, or the Delayed Draw Term Loan Facility (and borrowings made thereunder, the Delayed Draw Term Loans), which, together with the Initial Term Loan and the Revolving Credit Facility, we refer to as the Credit Facilities. The Revolving Credit Facility includes a $10.0 million sublimit for the issuance of letters of credit. The Initial Term Loan and any Delayed Draw Term Loans mature on November 23, 2027. Borrowings under the Revolving Credit Facility mature on November 23, 2025. As of December 31, 2020, there was $461.5 million outstanding under the Initial Term Loan, net of discount and debt issuance costs. In June 2021, the Company repaid $400 million of its term loan, subsequently borrowed the remaining availability under its Delayed Draw Term Loan Facility and entered into a Third Amendment and Incremental Facility Amendment to the Credit Agreement pursuant to which the Company borrowed $295.0 million in incremental term loans, among other amendments. As of July 13, 2021, there was $547.4 million outstanding under the term loan.

Amortization, Interest Rates and Fees

The Credit Agreement requires us to repay the principal of the Initial Term Loan in equal quarterly repayments equal to 0.25% of the original principal amount of Initial Term Loan, and requires us to repay the principal of any outstanding Delayed Draw Term Loans in equal quarterly repayments equal to 0.25% of the original principal amount of such Delayed Draw Term Loans.

The Initial Term Loan, any Delayed Draw Term Loans, and borrowings under the Revolving Credit Facility bear interest at a floating rate which can be, at our option, from the Credit Agreement Closing Date to and including the Closing Date, either (1) a Eurodollar rate for a specified interest period plus an applicable margin of up to 4.75% or (2) a base rate plus an applicable margin of up to 3.75%. After the Closing Date, the applicable margins for Eurodollar rate and base rate borrowings are each subject to a reduction to 4.50% and 3.50%, respectively. The applicable margins for Eurodollar rate and base rate borrowings are each subject to further reduction to 4.25% and 3.25%, respectively, upon our achievement of a public corporate rating from S&P of at least B (stable outlook) and a public corporate rating from Moody’s of at least B2 (stable outlook), then, for as long as both such ratings remain in effect.

The Eurodollar rate applicable to the Initial Term Loan and any Delayed Draw Term Loans is subject to a “floor” of 0.75%. The Eurodollar rate applicable to the Revolving Credit Facility is subject to a “floor” of 0.0%.

The base rate for any day is a fluctuating rate per annum equal to the highest of (a) the “prime rate” as determined by the administrative agent or, if the administrative agent has no “prime rate”, the “prime rate” last quoted by The Wall Street Journal, (b) the federal funds effective rate in effect on such day, plus 0.50% per annum, (c) the Eurodollar rate for a one-month interest period plus 1.00%, and (d) solely with respect to the Initial Term Loan and any Delayed Draw Term Loan, 1.75%. The base rate applicable to the Revolving Credit Facility is subject to a “floor” of 1.00%.

In addition to paying interest on loans outstanding under the Credit Facilities, we are required to pay a commitment fee of up to, prior to the Closing Date, 0.50% per annum of unused commitments under the Revolving Credit Facility, and, from and after the Closing Date, subject to reduction to 0.375% per annum based on our first lien net leverage ratio. We are also required to pay letter of credit fees on a per annum basis equal to (x) the sum of the daily maximum amount available to be drawn under each letter of, plus the aggregate outstanding amount of all disbursements made by an issuing bank under such letters of credit which have not yet been reimbursed, multiplied by (y) the applicable margin for Eurodollar loans under the Revolving Credit Facility. We are required to pay customary fronting, issuance, and administrative fees for the issuance of letters of credit.

Voluntary Prepayments

We are permitted to voluntarily prepay or repay outstanding loans under the Revolving Credit Facility, the Initial Term Loans or the Delayed Draw Term Loans at any time, in whole or in part, subject to minimum amounts, and, with respect to the Revolving Credit Facility only, to subsequently re-borrow amounts prepaid. On or prior to the six month anniversary of June 29, 2021, we are required to pay a 1.00% prepayment fee in connection with any voluntary prepayments of the Initial Term Loan and any Delayed Draw Term Loans that constitute a Repricing Transaction (as defined in the Credit Agreement). With respect to the Revolving Credit Facility, prepayments are without premium or penalty.

We are permitted to reduce commitments under the Revolving Credit Facility of the Delayed Draw Term Loan Facility at any time, in whole or in part, subject to minimum amounts.

Mandatory Prepayments

The Credit Agreement requires us to prepay, subject to certain exceptions, the Initial Term Loan and any Delayed Draw Term Loans with a portion of our excess cash flow in an amount ranging from 0% to 50% of excess cash flow depending on our first lien net leverage ratio, with 100% of the net cash proceeds of certain asset sales and dispositions, and with 100% of the proceeds from certain debt issuances, in each case, subject to certain exceptions and thresholds.

Guarantees

Subject to certain exceptions, all obligations under the Credit Facilities, as well as certain hedging and cash management arrangements, are jointly and severally, fully and unconditionally, guaranteed on a senior secured basis by PCIH, current and future direct and indirect domestic subsidiaries of Cano Health, LLC and certain other future direct and indirect subsidiaries of Cano Health, LLC (other than unrestricted subsidiaries, joint ventures, subsidiaries prohibited by applicable law from becoming guarantors, immaterial subsidiaries and certain other excluded subsidiaries).

Security

Our obligations of Cano Health, LLC, as borrower, and the obligations of the guarantors under the Credit Facilities are secured by first priority pledges of and security interests in (i) substantially all of the existing and future equity interests of Cano Health, LLC and each of its subsidiaries organized in the U.S., as well as 65% of the existing and future equity interests of certain first-tier foreign subsidiaries held by the borrower or the guarantors under the Credit Agreement and (ii) substantially all of the Cano Health, LLC’s and each guarantor’s tangible and intangible assets, in each case subject to certain exceptions and thresholds.

Certain Covenants

The Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions and thresholds, our ability to:

•	incur additional indebtedness;

•	incur liens;

•	pay dividends and distributions on, or redeem, repurchase or retire our capital stock;

•	create negative pledge or restrictions on the payment of dividends or payment of other amounts owed from subsidiaries;

•	make investments, acquisitions, loans, or advances;

•	engage in mergers, consolidations, liquidations or dissolutions;

•	sell, transfer or otherwise dispose of assets, including capital stock of subsidiaries;

•	engage in certain transactions with affiliates;

•	change our lines of business;

•	make payments of certain debt that is subordinated with respect to right of payment, junior lien debt and unsecured debt;

•	modify certain documents governing certain debt that is subordinated with respect to right of payment, junior lien debt, or unsecured debt; and

•	change our fiscal year.

In addition, the terms of the Credit Agreement include a financial maintenance covenant applicable only to the Revolving Credit Facility, which requires that, (x) prior to the Closing Date, at the end of each fiscal quarter (commencing with the fiscal quarter ending March 31, 2021), our first lien net leverage ratio cannot exceed 7.50 to 1.00, with step-downs to 7.00 to 1.00, 6.50 to 1.00 and 5.50 to 1.00, on the fiscal quarters ending December 31, 2021, December 31, 2022, and December 31, 2023, respectively, and (y) from and after the Closing Date, for so long as the aggregate principal amount of borrowings under the Revolving Credit Facility (excluding undrawn letters of credit of up to $5.0 million and subject to certain other exceptions) exceeds 35% of the aggregate commitments under the Revolving Credit Facility, our first lien net leverage ratio cannot exceed 3.06 to 1.00. A breach of this financial covenant will not result in a default or event of default under the Initial Term Loan or any Delayed Draw Term Loan Facility unless and until a majority of the lenders under the Revolving Credit Facility have terminated the commitments under the Revolving Credit Facility and declared the borrowings under the Revolving Credit Facility due and payable.

Events of Default

The Credit Agreement contains certain customary events of default (subject to customary grace periods and other exceptions), including, among others, failure to pay principal, interest or other amounts; material inaccuracy of representations and warranties; violation of covenants; specified cross-default and cross-acceleration to other material indebtedness; certain bankruptcy and insolvency events; certain ERISA events; certain undischarged judgments; material invalidity of guarantees or grant of security interest; and change of control.

Bridge Loan Agreement

On July 2, 2021, in connection with the acquisition of Doctor’s Medical Center, we, through our subsidiaries, entered into a Bridge Loan Agreement, or the Bridge Loan Agreement, with certain lenders and Credit Suisse AG, Cayman Islands Branch, as administrative agent, pursuant to which, subject to the conditions set forth therein, the lenders provided a $250.0 million unsecured bridge term loan for the benefit of certain of our subsidiaries.

Pursuant to the Bridge Loan Agreement, the bridge term loan will bear interest at a rate equal to either (i) the alternative base rate plus 5.50% per annum or (ii) adjusted LIBOR plus 6.50% per annum, at our election; provided, however, that the margin applicable to the alternative base rate and adjusted LIBOR loan shall increase by 0.25% on the date occurring 90 days after July 2, 2021 and on each date occurring 90 days thereafter, subject to a total cap. The bridge term loan will mature on July 2, 2022, or the Maturity Date.

The bridge term loan may be repaid from time to time and at any time, in whole or in part, without premium or penalty, subject to customary indemnity for breakage costs related to the prepayment of the bridge term loan other than on the last day of the then-applicable interest period. In addition, the bridge term loan must be repaid with the proceeds of any debt for borrowed money incurred or any proceeds from the issuance of equity interests received by Cano Health, Inc., PCIH or their respective subsidiaries, in each case, after July 2, 2021. In addition, if the bridge term loan has not been repaid in full by September 20, 2021, the administrative agent may issue one or more securities demands to us.

If the bridge term loan is not repaid on the Maturity Date, the outstanding bridge term loan will be automatically converted into a rollover term loan, or the Conversion Term Loan, which will mature on July 2, 2028. In addition, at the election of the lenders holding the Conversion Term Loan, subject to the terms and conditions set forth in the Bridge Loan Agreement, the Conversion Term Loan may be exchanged for our senior unsecured notes, or Senior Notes, having an aggregate principal amount equal to the unpaid principal amount of the Conversion Term Loan. The Senior Notes will contain terms, conditions, incurrence-based covenants and events of default customary for high-yield senior notes, as modified to reflect then-prevailing market conditions as reasonably determined by the administrative agent and the financial condition and prospects of PCIH and its subsidiaries, and be issued in a Rule 144A offering or pursuant to another private placement exception, in each case, without registration rights. The Senior Notes will not have a financial maintenance covenant.

The Bridge Loan Agreement contains customary representations and warranties, events of default and covenants for a transaction of this type, including, among other things, covenants that restrict the ability of PCIH and its subsidiaries to incur certain additional indebtedness, create or prevent certain liens on assets, engage in certain mergers or consolidations, engage in asset dispositions, declare or pay dividends and make equity redemptions or restrict the ability of its subsidiaries to do so, make loans and investments, enter into transactions with affiliates, or make voluntary payments, amendments or modifications to subordinate or junior indebtedness. The Bridge Loan Agreement does not contain a financial maintenance covenant.

The unsecured bridge term loan under the Bridge Loan Agreement is, and the Conversion Term Loan under the Bridge Loan Agreement will be, guaranteed, jointly and severally by certain of PCIH’s current and future direct and indirect domestic subsidiaries, with certain exceptions in accordance with the terms of the Bridge Loan Agreement.

Regulation

Our operations and those of our affiliated physician entities are subject to extensive federal, state and local governmental laws and regulations. These laws and regulations require us to meet various standards relating to, among other things, billings and reports to government payment programs, primary care centers and equipment, dispensing of pharmaceuticals, management of centers, personnel qualifications, maintenance of proper records, and quality assurance programs and patient care. If any of our operations or those of our affiliated physicians are found to violate applicable laws or regulations, we could suffer severe consequences that would have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and stock price, including:

•	suspension or termination of our participation in government and/or private payment programs;

•	refunds of amounts received in violation of law or applicable payment program requirements dating back to the applicable statute of limitation periods;

•	loss of our licenses required to operate healthcare facilities, administer pharmaceuticals, or provide ancillary services in the states in which we operate;

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criminal or civil liability, fines, damages or monetary penalties for violations of healthcare fraud and abuse laws, including the federal Anti-Kickback Statute, Civil Monetary Penalties Law of the Social Security Act, or the CMPL, the federal physician self-referral law, commonly referred to as the Stark Law, the FCA, and/or state analogs to these federal enforcement authorities, or other regulatory requirements;

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enforcement actions by governmental agencies and/or state law claims for monetary damages by patients who believe their health information has been used, disclosed or not properly safeguarded in violation of federal or state patient privacy laws, including the regulations implementing HIPAA;

•	mandated changes to our practices or procedures that significantly increase operating expenses or decrease our revenue;

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imposition of and compliance with corporate integrity agreements that could subject us to ongoing audits and reporting requirements as well as increased scrutiny of our billing and business practices which could lead to potential fines, among other things;

•	termination of various relationships and/or contracts related to our business, including joint venture arrangements, contracts with payors, real estate leases and provider employment arrangements;

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changes in and reinterpretation of rules and laws by a regulatory agency or court, such as state corporate practice of medicine laws, that could affect the structure and management of our business and its affiliated physician practice corporations;

•	negative adjustments to government payment models including, but not limited to, Medicare Parts A, B and C and Medicaid; and

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harm to our reputation, which could negatively impact our business relationships, the terms of payor contracts, our ability to attract and retain patients and physicians, our ability to obtain financing and our access to new business opportunities, among other things.

We expect that our industry will continue to be subject to substantial regulation, the scope and effect of which are difficult to predict. Our activities could be subject to investigations, audits and inquiries by various government and regulatory agencies and private payors with whom we contract at any time in the future. See “Risk Factors—Risks Related to Our Business—Risks Related to Government Regulation.” Adverse findings from such investigations and audits could bring severe consequences that could have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and stock price. In addition, private payors could require pre-payment audits of claims, which can negatively affect cash flow, or terminate contracts for repeated deficiencies.

There is no requirement in the states in which we operate for a risk-bearing provider to register as an insurance company and we have not registered as such in any of the states in which we operate.

Federal Anti-Kickback Statute

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in cash or kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid.

Federal criminal penalties for the violation of the federal Anti-Kickback Statute include imprisonment, fines and exclusion of the provider from future participation in the federal healthcare programs, including Medicare and Medicaid. Violations of the federal Anti-Kickback Statute are punishable by imprisonment for up to ten years, fines of up to $100,000 per kickback or both. Larger fines can be imposed upon corporations under the provisions of the U.S. Sentencing Guidelines and the Alternate Fines Statute. Individuals and entities convicted of violating the federal Anti-Kickback Statute are subject to mandatory exclusion from participation in Medicare, Medicaid and other federal healthcare programs for a minimum of five years. Civil penalties for violation of the Anti-Kickback Statute include up to $100,000 in monetary penalties per violation, repayments of up to three times the total payments between the parties to the arrangement and suspension from future participation in Medicare and Medicaid. Court decisions have held that the statute may be violated even if only one purpose of remuneration is to induce referrals. The ACA amended the federal Anti-Kickback Statute to clarify the intent that is required to prove a violation. Under the statute as amended, the defendant does not need to have actual knowledge of the federal Anti-Kickback Statute or have the specific intent to violate it. In addition, the ACA amended the federal Anti-Kickback Statute to provide that any claims for items or services resulting from a violation of the federal Anti-Kickback Statute are considered false or fraudulent for purposes of the FCA.

The federal Anti-Kickback Statute includes statutory exceptions and regulatory safe harbors that protect certain arrangements. These exceptions and safe harbors are voluntary. Business transactions and arrangements that are structured to comply fully with an applicable safe harbor do not violate the federal Anti-Kickback Statute. However, transactions and arrangements that do not satisfy all elements of a relevant safe harbor do not necessarily violate the law. When an arrangement does not satisfy a safe harbor, the arrangement must be evaluated on a case-by-case basis in light of the parties’ intent and the arrangement’s potential for abuse. Arrangements that do not satisfy a safe harbor may be subject to greater scrutiny by enforcement agencies.

We enter into several arrangements that could potentially implicate the Anti-Kickback Statute if requisite intent was present, such as:

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Affiliated Physician Agreements. We enter into a number of different types of agreements with affiliated physicians, including member services agreements, physician leadership agreements, physician services agreements, and recruitment of physicians into our centers. Although we endeavor to structure these arrangements to comply with the federal Anti-Kickback Statute, they do not always satisfy all of the elements of the personal services and management contracts safe harbor. Although we believe all such agreements are necessary for our legitimate business needs and provide for compensation that is consistent with fair market value, such arrangements could be subjected to scrutiny by the OIG.

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Management Services Agreements. We enter into management services agreements with each of our affiliated medical practices. Most of our management services agreements provide for compensation based on a percentage of collections generated by the practice. Although we endeavor to structure these arrangements to comply with the federal Anti-Kickback Statute, they may not always satisfy all of the elements of the personal services and management contracts exception. Although we believe all such agreements are necessary for our legitimate business needs and provide for compensation that is consistent with fair market value, such arrangements could be subjected to scrutiny by the OIG.

If any of our business transactions or arrangements were found to violate the federal Anti-Kickback Statute, we could face, among other things, criminal, civil or administrative sanctions, including possible exclusion from participation in Medicare, Medicaid and other state and federal healthcare programs. Any findings that we have violated these laws could have a material adverse impact on our business, results of operations, financial condition, cash flows, reputation and stock price.

As part of the Department of Health and Human Services, or HHS’s, Regulatory Sprint to Coordinated Care, or Regulatory Sprint, the HHS Office of Inspector General, or OIG, issued a request for information in August 2018 seeking input on regulatory provisions that may act as barriers to coordinated care or value-based care. Specifically, OIG sought to identify ways in which it might modify or add new safe harbors to the Anti-Kickback Statute (as well as exceptions to the definition of “remuneration” in the beneficiary inducements provision of the CMPL) in order to foster arrangements that promote care coordination and advance the delivery of value-based care, while also protecting against harms caused by fraud and abuse. Numerous federal agencies have requested comments and information from the public and have published proposed regulations as part of the Regulatory Sprint on areas that have historically been viewed as barriers to innovative care coordination arrangements.

In November 2020, CMS and the OIG issued a final rule adding new exceptions and safe harbors to the Stark Law and Anti-Kickback Statute and made modifications to the CMPL governing inducements provided to Medicare and Medicaid beneficiaries. OIG identified aspects of the Anti-Kickback Statute and CMPL that posed potential barriers to coordinated care and value-based care and added new safe harbors that attempt to address those barriers. These new Anti-Kickback Statute safe harbors allow, among other things, certain outcomes-based payments, care coordination arrangements, the provision of telehealth technologies and arrangements for patient engagement to be structured in such a manner as to be protected from scrutiny under the Anti-Kickback Statute. Although the healthcare industry is still trying to determine what business models will benefit from such arrangements, we expect that such safe harbors will give us additional protection as we continue to implement new strategies to better coordinate patient care. Further, we anticipate that the greater flexibility and certainty allowed by the final regulations could give rise to more competition for physicians in our various markets and may make competitors more attractive to our physicians with less integrated and lower-cost business models.

Additionally, numerous federal agencies have requested comments and information from the public and have published proposed regulations as part of the Regulatory Sprint on areas that have historically been viewed as barriers to innovative care coordination arrangements. Additionally, OCR is also involved, and has called for information from the public regarding ways that the HIPAA regulations could be modernized to support coordinated, value-based care.

Additionally, the Substance Abuse and Mental Health Services Administration, or SAMHSA, published proposed regulations related to the privacy of substance use disorder treatment records, and CMS published proposals to revise its Stark advisory opinion process. On July 15, 2020, SAMHSA issued a final rule on the protection of substance use disorder, or SUD, treatment records under 42 CFR Part 2, or the Part 2 Rule. The Part 2 final rule aims to reduce delays and burdens in care coordination by more closely aligning Part 2 with the HIPAA Privacy Rule, while maintaining certain privacy protections specific to Part 2. This final rule became effective August 14, 2020. Also of note, under the CARES Act (Pub. L. 116-136), signed into law on March 27, 2020, Congress itself made significant modifications to the authorizing statute for the Part 2 regulations, with the aim of aligning the Part 2 laws more strongly with the HIPAA privacy rule. The law directs the Secretary of HHS to revise the Part 2 regulations such that the amendments would apply to uses and disclosures of SUD records the date that is 12 months after the date of enactment of the CARES Act. We anticipate many more proposals and changes into the future as part of this initiative. These changes in federal regulations are anticipated to make a significant impact on healthcare providers and other stakeholders. These and similar changes may cause OIG, CMS or other regulators to change the parameters of rules and regulations that we must follow and thus impact our business, results of operations and financial condition.

Risk Bearing Provider Regulation

Certain of the states where we currently operate or may choose to operate in the future regulate the operations and financial condition of risk bearing providers like us and our affiliated providers. These regulations can include capital requirements, licensing or certification, governance controls and other similar matters. While these regulations have not had a material impact on our business to date, as we continue to expand, these rules may require additional resources and capitalization and add complexity to our business.

Stark Law

The Stark Law prohibits a physician who has a financial relationship, or who has an immediate family member who has a financial relationship, with entities providing Designated Health Services, or DHS, from referring Medicare patients to such entities for the furnishing of DHS, unless an exception applies. Although uncertainty exists, federal agencies and at least one court have taken the position that the Stark Law also applies to Medicaid. DHS is defined to include clinical laboratory services, physical therapy services, occupational therapy services, radiology services including magnetic resonance imaging, computerized axial tomography scans, and ultrasound services, radiation therapy services and supplies, durable medical equipment and supplies, parenteral and enteral nutrients, equipment, and supplies, prosthetics, orthotics and prosthetic devices and supplies, home health services, outpatient prescription drugs, inpatient and outpatient hospital services and outpatient speech-language pathology services. The types of financial arrangements between a physician and an entity providing DHS that trigger the self-referral prohibitions of the Stark Law are broad and include direct and indirect ownership and investment interests and compensation arrangements. The Stark Law prohibits any entity providing DHS that has received a prohibited referral from presenting, or causing to be presented, a claim or billing for the services arising out of the prohibited referral. Similarly, the Stark Law prohibits an entity from “furnishing” a DHS to another entity in which it has a financial relationship when that entity bills for the service. The Stark Law also prohibits self-referrals within an organization by its own physicians, although broad exceptions exist that cover employed physicians and those referring DHS that are ancillary to the physician’s practice to the physician group. The prohibition applies regardless of the reasons for the financial relationship and the referral. Unlike the federal Anti-Kickback Statute, the Stark Law is a strict liability violation where unlawful intent need not be demonstrated.

If the Stark Law is implicated, the financial relationship must fully satisfy a Stark Law exception. If an exception is not satisfied, then the parties to the arrangement could be subject to sanctions. Sanctions for violation of the Stark Law include denial of payment for claims for services provided in violation of the prohibition, refunds of amounts collected in violation of the prohibition, a civil penalty of up to $15,000 for each service arising out of the prohibited referral, a civil penalty of up to $100,000 against parties that enter into a scheme to circumvent the Stark Law prohibition, civil assessment of up to three times the amount claimed and potential exclusion from the federal healthcare programs, including Medicare and Medicaid. Amounts collected on claims related to prohibited referrals must be reported and refunded generally within 60 days after the date on which the overpayment was identified. Furthermore, Stark Law violations and failure to return overpayments in a timely manner can form the basis for FCA liability, as discussed below.

If CMS or other regulatory or enforcement authorities determine that claims have been submitted for referrals by us that violate the Stark Law, we would be subject to the penalties described above. In addition, it might be necessary to restructure existing compensation agreements with our physicians. Any such penalties and restructuring or other required actions could have a material adverse effect on our business, results of operations, financial condition and cash flows.

In June 2018, CMS issued a request for information seeking input on how to address any undue regulatory impact and burden of the Stark Law. CMS placed the request for information in the context of the Regulatory Sprint and stated that it identified aspects of the Stark Law that pose potential barriers to coordinated care. In November 2020, CMS issued a sweeping set of regulations that introduce significant new value-based terminology, safe harbors and exceptions to the Stark Law. Additionally, CMS made a number of changes to certain existing regulations under the Stark Law, including the definition of group practice. The new regulations are effective January 19, 2021, except for certain changes related to the definition of a group practice which take effect January 1, 2022. The changes may require or allow changes in how our centers compensate affiliated physicians for DHS in certain markets. Although the healthcare industry is still trying to determine what business models will benefit from the changes to the Stark Law, we expect that the new exceptions will give us additional protection as we continue to implement new strategies to better coordinate patient care. Further, we anticipate that the greater flexibility and certainty allowed by the final regulations could give rise to more competition for physicians in our various markets and may make competitors more attractive to our physicians by offering less integrated and lower-cost business models. These or other changes implemented by CMS in the future may impact our business, results of operations and financial condition.

The definition of DHS under the Stark Law does not include outpatient physician services. Since most services furnished to Medicare beneficiaries provided in our centers are physician services, our services generally do not implicate the Stark Law referral prohibition. However, certain ancillary services we may provide, including certain diagnostic testing and physical therapy, may be considered DHS. Also, we refer Medicare beneficiaries to third parties for the provision of DHS and our financial relationships with those third parties must satisfy a Stark Law exception.

We have entered into several types of financial relationships with physicians, including compensation arrangements. If our centers were to bill for a non-exempted service and the financial relationships with the physician did not satisfy an exception, we could be required to change our practices, face civil penalties, pay substantial fines, return certain payments received from Medicare and beneficiaries or otherwise experience a material adverse effect as a result of a challenge to payments made pursuant to referrals from these physicians under the Stark Law.

Fraud and Abuse under State Law

Some states in which we operate centers have laws prohibiting physicians from holding financial interests in various types of medical facilities to which they refer patients. Some of these laws could potentially be interpreted broadly as prohibiting physicians who hold shares of our publicly traded stock or are physician owners from referring patients to our centers if the centers perform services for their patients or do not otherwise satisfy an exception to the law. States also have laws similar to or stricter than the federal Anti-Kickback Statute that may affect our ability to receive referrals from physicians with whom we have financial relationships. Some state anti-kickback laws also include civil and criminal penalties. Some of these laws include exemptions that may be applicable to our physician relationships or for financial interests limited to shares of publicly traded stock. Some, however, may include no explicit exemption for certain types of agreements and/or relationships entered into with physicians. A violation of such laws could result in a prohibition on billing payers for such services, civil or criminal penalties, and adversely affect any licenses that we or our affiliated physicians hold in the state. If these laws are interpreted to apply to physicians who hold equity interests in our centers or to physicians who hold our publicly traded stock, and for which no applicable exception exists, we may be required to terminate or restructure our relationships with these physicians and could be subject to criminal, civil and administrative sanctions, refund requirements and exclusions from government healthcare programs, including Medicare and Medicaid, which could have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and stock price.

Similarly, states have beneficiary inducement prohibitions and consumer protection laws that may be triggered by the offering of inducements (e.g., transportation), incentives and other forms of remuneration to patients and prospective patients. States also may limit the types of marketing activities that we, our centers, and our affiliated physicians may take targeted towards patients. Violations range from civil to criminal and could have a material adverse effect on our business, results of operations and financial condition.

Corporate Practice of Medicine and Fee-Splitting

We enter into employment agreements with our employed providers to delivery services to patients. We also contract with independent physicians and group practices that we do not own through our managed services organization relationships. We enter into Primary Care Physician Provider Agreements with affiliated practices pursuant to which we provide administrative and management services, including payor and specialty provider contract negotiation, credentialing, coding, and managed care analytics. We pay the affiliate a primary care fee and a portion of the surplus of premium in excess of third-party medical costs. The surplus portion paid to affiliates is recorded as direct patient expense. These administrative services arrangements are subject to state laws, including those in certain of the states where we operate, which prohibit the practice of medicine by, and/or the splitting of professional fees with, non-professional persons or entities such as general business corporations.

The laws and regulations relating to our operations vary from state to state and many states prohibit general business corporations, such as us, from practicing medicine, controlling physicians’ medical decisions or engaging in some practices such as splitting professional fees with physicians. There is often limited regulatory guidance regarding applicable limitations on the corporate practice of medicine. Additionally, these prohibitions are subject to new and more expansive interpretations by the courts and regulatory bodies. While we believe that we are in substantial compliance with state laws prohibiting the corporate practice of medicine and fee-splitting, other parties may assert that, despite the way we are structured, we could be engaged in the corporate practice of medicine or unlawful fee-splitting. Were such allegations to be asserted successfully before the appropriate judicial or administrative forums, we could be subject to adverse judicial or administrative penalties, certain contracts could be determined to be unenforceable and we may be required to restructure our contractual arrangements.

Violations of the corporate practice of medicine vary by state and may result in physicians being subject to disciplinary action, as well as to forfeiture of revenues from payers for services rendered. For lay entities, violations may also bring both civil and, in more extreme cases, criminal liability for engaging in medical practice without a license. Some of the relevant laws, regulations and agency interpretations in states with corporate practice of medicine restrictions have been subject to limited judicial and regulatory interpretation. In limited cases, courts have required management services companies to divest or reorganize structures deemed to violate corporate practice restrictions. Moreover, state laws are subject to change. Any allegations or findings that we have violated these laws could have a material adverse impact on our business, results of operations and financial condition, including adversely impacting our relationship with affiliated physicians and our ability to recruit new physicians into our centers.

The False Claims Act

The federal FCA is a means of policing false bills or false requests for payment in the healthcare delivery system. Among other things, the FCA authorizes the imposition of up to three times the government’s damages and significant per claim civil penalties on any “person” (including an individual, organization or company) who, among other acts:

•	knowingly presents or causes to be presented to the federal government a false or fraudulent claim for payment or approval;

•	knowingly makes, uses or causes to be made or used a false record or statement material to a false or fraudulent claim;

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knowingly makes, uses or causes to be made or used a false record or statement material to an obligation to pay the government, or knowingly conceals or knowingly and improperly avoids or decreases an obligation to pay or transmit money or property to the federal government; or

•	conspires to commit the above acts.

In addition, amendments to the FCA and Social Security Act impose severe penalties for the knowing and improper retention of overpayments collected from government payors. Under these provisions, within 60 days of identifying and quantifying an overpayment, a provider is required to notify CMS or the Medicare Administrative Contractor of the overpayment and the reason for it and return the overpayment. An overpayment impermissibly retained could subject us to liability under the FCA, exclusion from government healthcare programs and penalties under the federal Civil Monetary Penalty statute. As a result of these provisions, our procedures for identifying and processing overpayments may be subject to greater scrutiny.

The penalties for a violation of the FCA range from $11,665 to $23,331 per false claim or statement (as of June 19, 2020, and subject to annual adjustments for inflation) for each false claim, plus up to three times the amount of damages caused by each false claim, which can be as much as the amounts received directly or indirectly from the government for each such false claim.

The federal government has used the FCA to prosecute a wide variety of alleged false claims and fraud allegedly perpetrated against Medicare, Medicaid, and state healthcare programs, including but not limited to coding errors, billing for services not rendered, the submission of false cost or other reports, billing for services at a higher payment rate than appropriate, billing under a comprehensive code as well as under one or more component codes included in the comprehensive code, billing for care that is not considered medically necessary and false reporting of risk-adjusted diagnostic codes to Medicare Advantage plans. The ACA provides that claims tainted by a violation of the federal Anti-Kickback Statute are false for purposes of the FCA. Some courts have held that filing claims or failing to refund amounts collected in violation of the Stark Law can form the basis for liability under the FCA. In addition to the provisions of the FCA, which provide for civil enforcement, the federal government can use several criminal statutes to prosecute persons who are alleged to have submitted false or fraudulent claims for payment to the federal government. Any allegations or findings that we have violated the FCA could have a material adverse impact on our business, results of operations and financial condition.

In addition to the FCA, the various states in which we operate have adopted their own analogs of the FCA. States are becoming increasingly active in using their false claims laws to police the same activities listed above, particularly with regard to Medicaid fee-for-service and Managed Medicaid programs.

Civil Monetary Penalties Statute

The Civil Monetary Penalties Statute, 42 U.S.C. § 1320a-7a, authorizes the imposition of civil monetary penalties, assessments and exclusion against an individual or entity based on a variety of prohibited conduct, including, but not limited to:

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presenting, or causing to be presented, claims for payment to Medicare, Medicaid or other third-party payors that the individual or entity knows or should know are for an item or service that was not provided as claimed or is false or fraudulent;

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offering remuneration to a federal healthcare program beneficiary that the individual or entity knows or should know is likely to influence the beneficiary to order or receive health care items or services from a particular provider;

•	arranging contracts with an entity or individual excluded from participation in the federal healthcare programs;

•	violating the federal Anti-Kickback Statute;

•	making, using or causing to be made or used a false record or statement material to a false or fraudulent claim for payment for items and services furnished under a federal healthcare program;

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making, using or causing to be made any false statement, omission or misrepresentation of a material fact in any application, bid or contract to participate or enroll as a provider of services or a supplier under a federal healthcare program; and

•	failing to report and return an overpayment owed to the federal government.

Substantial civil monetary penalties may be imposed under the federal Civil Monetary Penalty Statute and may vary depending on the underlying violation. In addition, an assessment of not more than three times the total amount claimed for each item or service may also apply and a violator may be subject to exclusion from federal and state healthcare programs.

We could be exposed to a wide range of allegations to which the federal Civil Monetary Penalty Statute would apply. We perform monthly checks on our employees, affiliated providers and certain affiliates and vendors using government databases to confirm that these individuals have not been excluded from federal programs. However, should an individual become excluded and we fail to detect it, a federal agency could require us to refund amounts attributable to all claims or services performed or sufficiently linked to an excluded individual. Likewise, our patient programs, which can include enhancements, incentives and additional care coordination not otherwise covered under traditional Medicare, could be alleged to be intended to influence the patient’s choice in obtaining services or the amount or types of services sought. Thus, we cannot foreclose the possibility that we will face allegations subject to the Civil Monetary Penalty Statute with the potential for a material adverse impact on our business, results of operations and financial condition.

Privacy and Security

The federal regulations promulgated under the authority of HIPAA require us to provide certain protections to patients and their health information. The HIPAA privacy and security regulations extensively regulate the use and disclosure of PHI and require covered entities, which include healthcare providers and their business associates, to implement and maintain administrative, physical and technical safeguards to protect the security of such information. Additional security requirements apply to electronic PHI. These regulations also provide patients with substantive rights with respect to their health information.

The HIPAA privacy and security regulations also require us to enter into written agreements with certain contractors, known as business associates, to whom we disclose PHI. Covered entities may be subject to penalties for, among other activities, failing to enter into a business associate agreement where required by law or as a result of a business associate violating HIPAA, if the business associate is found to be an agent of the covered entity and acting within the scope of the agency. Business associates are also directly subject to liability under certain HIPAA privacy and security regulations. In instances where we act as a business associate to a covered entity, there is the potential for additional liability beyond our status as a covered entity.

Covered entities must notify affected individuals of breaches of unsecured PHI without unreasonable delay but no later than 60 days after discovery of the breach by a covered entity or its agents. Reporting must also be made to the HHS Office for Civil Rights and, for breaches of unsecured PHI involving more than 500 residents of a state or jurisdiction, to the media. All impermissible uses or disclosures of unsecured PHI are presumed to be breaches unless the covered entity or business associate establishes that there is a low probability the PHI has been compromised. Various state laws and regulations may also require us to notify affected individuals in the event of a data breach involving personal information without regard to the probability of the information being compromised.

Violations of HIPAA by providers like us, including, but not limited to, failing to implement appropriate administrative, physical and technical safeguards, have resulted in enforcement actions and in some cases triggered settlement payments or civil monetary penalties. Penalties for impermissible use or disclosure of PHI were increased by the HITECH Act by imposing tiered penalties of more than $50,000 per violation and up to $1.5 million per year for identical violations. In addition, HIPAA provides for criminal penalties of up to $250,000 and ten years in prison, with the severest penalties for obtaining and disclosing PHI with the intent to sell, transfer or use such information for commercial advantage, personal gain or malicious harm. Further, state attorneys general may bring civil actions seeking either injunction or damages in response to violations of the HIPAA privacy and security regulations that threaten the privacy of state residents. There can be no assurance that we will not be the subject of an investigation (arising out of a reportable breach incident, audit or otherwise) alleging non-compliance with HIPAA regulations in our maintenance of PHI.

In addition to HIPAA, numerous other federal and state laws and regulations protect the confidentiality, privacy, availability, integrity and security of PHI and other types of PII. State statutes and regulations vary from state to state, and these laws and regulations in many cases are more restrictive than, HIPAA and its implementing rules. These laws and regulations are often uncertain, contradictory, and subject to changed or differing interpretations, and we expect new laws, rules and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future. In the event that new data security laws are implemented, we may not be able to timely comply with such requirements, or such requirements may not be compatible with our current processes. Changing our processes could be time consuming and expensive, and failure to timely implement required changes could subject us to liability for non-compliance. Some states also afford private rights of action to individuals who believe their PII has been misused. This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us and potentially restricts our ability to collect, use and disclose data and exposes us to additional expense, adverse publicity and liability.

Healthcare Reform

In March 2010, broad healthcare reform legislation was enacted in the United States through the ACA. Although many of the provisions of the ACA did not take effect immediately and continue to be implemented, and some have been and may be modified before or during their implementation, the reforms could continue to have an impact on our business in a number of ways. We cannot predict how employers, private payors or persons buying insurance might react to federal and state healthcare reform legislation, whether already enacted or enacted in the future, nor can we predict what form many of these regulations will take before implementation.

Other aspects of the 2010 healthcare reform laws may also affect our business, including provisions that impact the Medicare and Medicaid programs. These and other provisions of the ACA remain subject to ongoing uncertainty due to developing regulations and clarifications, including those described above, as well as continuing political and legal challenges at both the federal and state levels. Since 2016, various administrative and legislative initiatives have been implemented that have had adverse impacts on the ACA and its programs. For example, in October 2017, the federal government announced that cost-sharing reduction payments to insurers would end, effective immediately, unless Congress appropriated the funds, and, in December 2017, Congress passed the Tax Cuts and Jobs Act, which includes a provision that eliminates the penalty under the ACA’s individual mandate for individuals who fail to obtain a qualifying health insurance plan and could impact the future state of the exchanges. On December 14, 2018, a federal district court in Texas ruled the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Cuts and Jobs Act, the remaining provisions of the ACA are invalid as well. The current administration and CMS have both stated that the ruling will have no immediate effect, and on December 18, 2019, the Fifth Circuit U.S. Court of Appeals held that the individual mandate is unconstitutional, and remanded the case to the lower court to reconsider its earlier invalidation of the full ACA. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case. Oral arguments, were held on November 10, 2020. The Supreme Court issued its decision in June 2021, ruling that the plaintiffs lacked standing to challenge the individual mandate provision, thus leaving the ACA in effect. Litigation and legislation over the ACA are likely to continue, with unpredictable and uncertain results.

Moreover, in February 2018, Congress passed the Bipartisan Budget Act, or the BBA, which, among other things, repealed the Independent Payment Advisory Board that was established by the ACA and intended to reduce the rate of growth in Medicare spending by extending sequestration cuts (up to 2% per fiscal year) to Medicare payments through fiscal year 2027. Subsequent legislation has extended these sequestration cuts through 2030 unless additional Congressional action is taken. However, pursuant to the CARES Act, and subsequent legislation, the 2% Medicare sequester reductions have been suspended from May 1, 2020 through March 31, 2021 due to the COVID-19 pandemic. Proposed legislation, if passed, would extend this suspension until the end of the pandemic. While certain provisions of the BBA may increase the scope of benefits available under Medicare Advantage for certain chronically ill federal health care program beneficiaries beginning in 2020, the ultimate impact of such changes cannot be predicted.

While there may be significant changes to the healthcare environment in the future, the specific changes and their timing are not yet apparent. As a result, there is considerable uncertainty regarding the future with respect to the exchanges and other core aspects of the current health care marketplace. Future elections may create conditions for Congress to adopt new federal coverage programs that may disrupt our current commercial payor revenue streams. While specific changes and their timing are not yet apparent, such changes could lower our reimbursement rates or increase our expenses. Any failure to successfully implement strategic initiatives that respond to future legislative, regulatory, and executive changes could have a material adverse effect on our business, results of operations and financial condition. CMS and state Medicaid agencies also routinely adjust the risk adjustment factor which is central to payment under Medicare Advantage and Managed Medicaid programs in which we participate. The monetary “coefficient” values associated with diseases that we manage in our population are subject to change by CMS and state agencies. Such changes could have a material adverse effect on our financial condition.

Other Regulations

Our operations are subject to various state hazardous waste and non-hazardous medical waste disposal laws. These laws do not classify as hazardous most of the waste produced from medical services. Occupational Safety and Health Administration regulations, including bloodborne pathogens standards, require employers to provide workers who are occupationally subject to blood or other potentially infectious materials with prescribed protections. These regulatory requirements apply to all healthcare facilities, including primary care centers, and require employers to make a determination as to which employees may be exposed to blood or other potentially infectious materials and to have in effect a written exposure control plan. In addition, employers are required to provide or employ hepatitis B vaccinations, personal protective equipment and other safety devices, infection control training, post-exposure evaluation and follow-up, waste disposal techniques and procedures and work practice controls. Employers are also required to comply with various record-keeping requirements.

Our pharmacies are licensed to do business as pharmacies in the states in which they are located. In addition, our pharmacists and nurses are licensed in those states where we believe their activity requires it. Our various pharmacy facilities also maintain certain Medicare and state Medicaid provider numbers as pharmacies providing services under these programs. Participation in these programs requires our pharmacies to comply with the applicable Medicare and Medicaid provider rules and regulations, and exposes the pharmacies to various changes the federal and state governments may impose regarding reimbursement methodologies and amounts to be paid to participating providers under these programs. In addition, several of our pharmacy facilities are participating providers under Medicare Part D and, as a condition to becoming a participating provider under Medicare Part D, the pharmacies are required to adhere to certain requirements applicable to Medicare Part D.

Our operations are subject to various state law requirements for licensure of ancillary services such as lab services and operation of radiological equipment, federal Clinical Laboratory Improvement Amendments of 1988, Drug Enforcement Administration standards for administering and prescribing controlled substances and distributing drug samples, reporting financial relationships with drug, biologicals and medical device companies, and numerous other federal, state and local laws governing the day-to-day provision of medical services by our centers.

Federal and state law also governs the dispensing of controlled substances by physicians. For example, the Prescription Drug Marketing Act governs the distribution of drug samples. Physicians are required to report relationships they have with the manufacturers of drugs, medical devices and biologics through the Open Payments Program database. Any allegations or findings that we or our providers have violated any of these laws or regulations could have a material adverse impact on our business, results of operations and financial condition. Any allegations or findings that we or our providers have violated any of these laws or regulations could have a material adverse impact on our business, results of operations and financial condition.

Further, federal and state law in each state where we currently operate are increasingly imposing oversight, reporting requirements, and other safeguards on our providers that prescribe opioids and other pain medicine.

Texas, for instance, has adopted a number of amendments to existing laws and regulatory changes to limit prescription sizes, frequency, and requiring providers to access the Prescription Drug Monitoring Program before prescribing or dispensing controlled substances. In addition, federal and state investigators have increased enforcement efforts relative to inappropriate opioid prescribing patterns by providers. Any failure to comply with such legal and regulatory requirements could adversely impact our business, results of operations, reputation and financial condition.

In addition, while none of the states in which we currently operate have required it, certain states in which we may desire to do business in the future have certificate of need programs regulating the establishment or expansion of healthcare facilities, including primary care centers. These regulations can be complex and time-consuming. Any failure to comply with such regulatory requirements could adversely impact our business, results of operations and financial condition. As we expand into new markets in new states we must comply with a variety of health regulatory and other state laws. In California, for example, pursuant to the Knox-Keene Act, a RBO (i) contracts directly with a healthcare service plan or arranges for healthcare services for the healthcare service plan’s enrollees; (ii) receives compensation for those services on any capitated or fixed periodic payment basis; and (iii) is responsible for the processing and payment of claims made by providers for services rendered by those providers on behalf of a healthcare service plan when those services are covered under the capitation or fixed periodic payment made by the plan to the RBO. If we expand our business to California, our business may meet the definition of an RBO, which would require us to register with the California Department of Managed Healthcare, meet certain solvency requirements, submit quarterly and annual financial reports (which will be publicly available), and submit quarterly survey reports.

Intellectual Property

Our continued growth and success depend, in part, on our ability to protect our intellectual property and internally developed technology, including CanoPanorama. We primarily protect our intellectual property through a combination of copyrights, trademarks and trade secrets, intellectual property licenses and other contractual rights (including confidentiality, non-disclosure and assignment-of-invention agreements with our employees, independent contractors, consultants and companies with which we conduct business). We continuously evaluate the needs of our providers and the tools that CanoPanorama can provide and make improvements and add new features based on those needs. We continually assess the most appropriate methods of protecting our intellectual property and may decide to pursue additional available protections in the future.

Competition

While the U.S. healthcare industry is highly competitive, the market in which we operate is vast and remains highly fragmented. We compete with other primary care providers, which consist of solo practitioners or small physician groups, larger group practices often backed by financial sponsors and health system-affiliated practices. Competitors also include regional providers of primary care services such as Iora Health, ChenMed and Oak Street Health. Among other things, we compete for contracts with payors, recruitment of physicians and other medical and non-medical personnel and ultimately for members. Importantly, our principal competitors for members and capitated payor contracts vary from market to market, and we have experienced limited overlap with these competitors due to the fragmented nature of the value-based care provider competitive landscape.

Due to low barriers of entry in the primary care market, competition for growth in existing and new markets is not limited to large competitors with substantial financial resources, or those that traditionally operate in the primary care market. As an example, payors may (and in some cases, may continue to) acquire or build their primary care and other provider assets and implement disruptive technologies to compete with us. As such, our growth strategy and our business could be adversely affected with increased competition levels. See “Risk Factors—Risks Related to Our Business—Risks Related to Competition.”

We believe building a competitive value-based primary care offering is no easy task. Technological expertise (e.g., development of an effective and scalable population health management platform), branding and marketing requirements, payor partnerships, corporate culture, member-care protocols and material start-up costs associated with the build-out process, are significant barriers to entry that may limit direct competition in the near term.

Overall, we believe that our focus on improving access to care in underserved communities, enhancing quality of care and promoting wellness results in superior clinical outcomes and high member satisfaction. We believe this combination of factors will allow us to compete favorably in any market.

Legal Proceedings

From time to time, we may be involved in various legal proceedings and subject to claims that arise in the ordinary course of business. Although the results of litigation and claims are inherently unpredictable and uncertain, we are not currently a party to any legal proceedings the outcome of which, if determined adversely to us, we believe would, either individually or taken together, have a material adverse effect on our business, operating results, cash flows or financial condition.

Insurance

We maintain insurance, excess coverage, or reinsurance for property and general liability, professional liability, directors’ and officers’ liability, workers’ compensation, cybersecurity and other coverage in amounts and on terms deemed adequate by management, based on our actual claims experience and expectations for future claims. We also utilize stop-loss insurance for our members, protecting us for medical claims per episode in excess of certain levels. Future claims could, however, exceed our applicable insurance coverage.

Employees and Human Capital Resources

As of March 31, 2021, we collectively had approximately 2,370 employees, including approximately 237 providers (physicians, nurse practitioners, physician assistants). We consider our relationship with our employees to be good. None of our employees are represented by a labor union or party to a collective bargaining agreement.

We believe that providers want to be clinicians. Our employed physicians enjoy a collegial, near-academic environment and the tools and multi-disciplinary support they need to focus on medicine, their patients and their families rather than administrative matters like pre-authorizations, referrals, billing and coding. Our physicians receive ongoing training through regular clinical meetings to review the latest findings in primary care medicine. Furthermore, we offer above-average pay and no hospital call requirements. In addition, our physicians are eligible to receive a bonus based upon patient results, including reductions in patient emergency room visits and hospital admissions, among other metrics.

Properties

Our principal executive offices are located in Miami, Florida, where we occupy a facility totaling approximately 47,647 square feet. We use this facility for administration, sales and marketing, technology and development and professional services. As of March 31, 2021, we leased approximately 538,000 square feet relating to 91 facilities located in Florida, Texas, Nevada and Puerto Rico, including our corporate offices. We intend to procure additional space as we add team members and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless otherwise indicated or the context otherwise requires, references in this section to “Cano,” “Cano Health,” “we,” “us,” “our” and other similar terms refer to PCIH and its subsidiaries prior to the Business Combination and to the Company and its consolidated subsidiaries after giving effect to the Business Combination. The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a primary care-centric, technology-powered healthcare delivery and population health management platform designed with a focus on clinical excellence. Our mission is simple: to improve patient health by delivering superior primary care medical services, while forging life-long bonds with our members. Our vision is clear: to become the national leader in primary care by improving the health, wellness and quality of life of the communities we serve, while reducing healthcare costs.

In 2016, we entered into a relationship with InTandem Capital Partners to provide financial support and guidance to fund platform investments and accelerate our growth. We have subsequently expanded our services from two markets in 2017 to 15 markets as of July 2, 2021, accounting for our recent acquisitions, while growing membership from 13,685 members in 2017 to approximately 197,000 members as of July 2, 2021. See “Prospectus Supplement—Recent Developments” for a description of our recent acquisitions of University and DMC and “—Key Performance Metrics” for how we define our members and medical centers. Today, we are one of the largest and most sophisticated independent primary care platforms in the U.S., but still maintain significant growth runway. We have sought to address the fundamental problems with traditional healthcare payment models by leveraging our technology solutions and proven business model to align incentives among patients, payors and providers:

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Patients: Our members are offered services in modern, clean, contemporary medical centers, with same or next day appointments, integrated virtual care, wellness services, ancillary services (such as physiotherapy), home services, transportation, telemedicine and a 24/7 urgency line, all without additional cost to them. This broad-based care model is critical to our success in delivering care to members of low-income communities, including large minority and immigrant populations, with complex care needs, many of whom previously had very limited or no access to quality healthcare. We are proud of the impact we have made in these underserved communities.

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Providers: We believe that providers want to be clinicians. Our employed physicians enjoy a collegial, near-academic environment and the tools and multi-disciplinary support they need to focus on medicine, their patients and their families rather than administrative matters like pre-authorizations, referrals, billing and coding. Our physicians receive ongoing training through regular clinical meetings to review the latest findings in primary care medicine. Furthermore, we offer above-average pay and no hospital call requirements. In addition, our physicians are eligible to receive a bonus based upon patient results, including reductions in patient emergency room visits and hospital admissions, among other metrics.

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Payors: Payors typically want three things: high-quality care, membership growth and effective medical cost management. We have a multi-year and multi-geography track record of delivering on all three. Our proven track record of high-quality ratings has increased the premiums paid by CMS to health plans, our quality primary-care has driven membership growth, and our scaled, highly professional value-based provider group has delivered quality care.

CanoPanorama, our proprietary population health management technology-powered platform, is a critical enabler of our efforts to deliver superior clinical care. Our platform provides the healthcare providers at our medical centers with a 360-degree view of their members along with actionable insights to empower better care decisions and drive high member engagement. We leverage our technology to risk-stratify members and apply a highly personalized approach to primary care, chronic care, preventive care and members’ broader healthcare needs. We believe our model is well-positioned to capitalize on the large and growing opportunity being driven by the marketplace’s shift to value-based care, demographic tailwinds in the market and the increased focus on improving health outcomes, care quality and the patient experience.

We predominantly enter into capitated contracts with the nation’s largest health plans to provide holistic, comprehensive healthcare. We predominantly recognize recurring per member per month capitated revenue, which, in the case of health plans, is a pre-negotiated percentage of the premium that the health plan receives from CMS. We also provide practice management and administrative support services to independent physicians and group practices that we do not own through our managed services organization relationships, which we refer to as our affiliate providers. Our contracted recurring revenue model offers us highly predictable revenue and rewards us for providing high-quality care rather than driving a high volume of services. In this capitated arrangement, our goals are well-aligned with payors and patients alike—the more we improve health outcomes, the more profitable we will be over time.

Our capitated revenue is generally a function of the pre-negotiated percentage of the premium that the health plan receives from CMS as well as our ability to accurately and appropriately document member acuity and achieve quality metrics. Under this capitated contract structure, we are responsible for all members’ medical costs inside and outside of our medical centers. Keeping members healthy is our primary objective. When they need medical care, delivery of the right care in the right setting can greatly impact outcomes. Through members’ engagement with our entire suite of services, including high-frequency primary care and access to ancillary services like our wellness programs, Cano Life and Cano@Home, we aim to reduce the number of occasions that members need to seek specialty care in higher-cost environments. When care outside of our medical centers is needed, our primary care physicians control referrals to specialists and other third-party care, which are typically paid by us on a fee-for-service basis. This allows us to proactively manage members’ health within our medical centers first, prior to resorting to more costly care settings.

As of March 31, 2021, we employed approximately 237 providers (physicians, nurse practitioners, physician assistants) across our 72 owned medical centers, maintained relationships with over 500 affiliate providers and had 432 clinical support employees focused on supporting physicians in enabling patient care and experience. For the three months ended March 31, 2020 and 2021, our total revenue was $135.3 million and $280.1 million, respectively, representing a period-over-period growth rate of 107%, and Adjusted EBITDA of $12.9 million and $22.8 million, respectively, representing a period-over-period increase of 76.7%. Our net loss increased from $2.2 million for the three months ended March 31, 2020 to $10.5 million for the three months ended March 31, 2021.

See “Non-GAAP Financial Metrics” for more information as to how we define and calculate Adjusted EBITDA and for a reconciliation of net loss, the most comparable measure under GAAP to Adjusted EBITDA.

Key Factors Affecting Our Performance

Our historical financial performance has been, and we expect our financial performance in the future to be, driven by our ability to:

Build Long-Term Relationships with our Existing Members

We focus on member satisfaction in order to build long-term relationships. Our members enjoy highly personalized value-based care and their visits to our medical centers cover primary care and ancillary programs such as pharmacy and dental services, in addition to wellness and social services, which lead to healthier and happier members. By integrating member engagement and the Cano Life wellness program within the CanoPanorama platform, we also help foster long-term relationships with members. Resulting word-of-mouth referrals contribute to our high organic growth rates. Patient satisfaction can also be measured by a provider’s NPS which measures the loyalty of customers to a company. Our member NPS score of 77 speaks to our ability to consistently deliver high-quality care with superior member satisfaction.

Add New Members in Existing Centers

Our ability to add new members organically is a key driver of our growth. We have a large embedded growth opportunity within our existing medical center base. As of December 31, 2020, our existing medical centers in South Florida operated at approximately 50% of capacity, providing us with the ability to significantly increase our membership without the need for significant capital expenditures. In medical centers that are approaching full capacity, we are able to augment our footprint by expanding our existing medical centers, opening de novo centers or acquiring centers that are a more convenient “medical home” for our members. We also believe that even after COVID-19 subsides, we will continue to conduct some visits by telemedicine based on member preference and clinical need, which in turn could increase the average capacity of our medical centers. Additionally, as we add members to our existing medical centers, we expect these members to contribute significant incremental economics as we leverage our fixed cost base at each medical center.

Our payor partners also direct members to our medical centers by either assigning patients who have not yet selected a primary care provider or through insurance agents who inform their clients about our services. We believe this often results in the patient selecting us as their primary care provider when they select a Medicare Advantage plan. Due to our care delivery model’s patient-centric focus, we have been able to consistently help payors manage their costs while raising the quality of their plans, affording them quality bonuses that increase their revenue. We believe that we represent an attractive opportunity for payors to meaningfully improve their overall membership growth in a given market without assuming any financial downside.

Expand our Medical Center Base within Existing and New Markets

We have successfully entered 13 new markets since 2017 and as of March 31, 2021 are operating in 15 markets in Florida, Texas, Nevada and Puerto Rico. When entering a new market, we tailor our entry strategy to the characteristics of the specific market and provide a customized solution to meet that market’s needs. When choosing a market to enter, we look at various factors including (i) Medicare population density, (ii) underserved demographics, (iii) existing payor relationships, (iv) patient acuity and (v) specialist and hospital access/capacity. We typically choose a location that is highly visible and accessible and work to enhance brand development pre-entry. Our flexible medical center design allows us to adjust to local market needs by building medical centers that range from approximately 7,000 to 20,000 square feet that may include ancillary services such as pharmacies and dental services. We seek to grow member engagement through targeted multi-channel marketing, community outreach and use of mobile clinics to expand our reach. When entering a new market, based on its characteristics and economics, we decide whether it makes most sense to buy existing medical centers, build de novo medical centers or to help manage members’ health care via affiliate relationships. This highly flexible model enables us to choose the right solution for each market.

When building or buying a medical center is the right solution, we own the medical facility and the physicians are our employees. In our medical centers, we receive per member per month capitated revenue, which, in the case of health plans, is a pre-negotiated percentage of the premium that the health plan receives from CMS. Although there is an upfront cost of development, historically approximately $0.6 to $1.5 million per medical center, the owned medical center model provides the best opportunity to drive improved health outcomes and allows us to practice full value-based care.

Alternatively, our affiliate relationships allow us to partner with independent physicians and group practices that we do not own and to provide them access to components of our population health management platform. As of

March 31, 2021, we provided services to over 500 providers. As in the case of our owned medical centers, we receive per member per month capitated revenue and a pre-negotiated percentage of the premium that the health plan receives from CMS. We pay the affiliate a primary care fee and a portion of the surplus of premium in excess of third-party medical costs. The surplus portion paid to affiliates is recorded as direct patient expense. This approach is extremely capital efficient as the costs of managing affiliates are minimal. Further, the affiliate model is an important growth avenue as it serves as a feeder into our acquisition pipeline, enabling us to evaluate and target affiliated practices for acquisition based on our operational experience with them.

Contracts with Payors

Our economic model relies on our capitated partnerships with payors which manage Medicare members across the United States. We have established ourselves as a top quality provider across multiple Medicare and Medicaid health plans, including Humana, Anthem and UnitedHealthcare (or their respective affiliates). Our relationships with our payor partners go back as many as ten years and are generally evergreen in nature. We are viewed as a critical distributer of effective healthcare with market-leading clinical outcomes (led by primary care), and as such we believe our payor relationships will continue to be long-lasting and enduring. These plans and others are seeking further opportunities to expand their relationship with us beyond our current markets. Having payor relationships in place reduces the risk of entering into new markets. Maintaining, supporting and growing these relationships, particularly as we enter new geographies, is critical to our long-term success. Health plans look to achieve three goals when partnering with a provider: membership growth, clinical quality and medical cost management. We are capable of delivering all three based on our care coordination strategy, differentiated quality metrics and strong relationships with members. We believe this alignment of interests and our highly effective care model will ensure continued success with our payor partners.

Effectively Manage the Cost of Care for Our Members

The capitated nature of our contracting with payors requires us to invest in maintaining our members’ health while prudently managing the medical costs of our members. Third-party medical costs and direct patient expense are our largest expense categories, representing 81.1% of our total operating expenses for the twelve months ended March 31, 2021. Our care model focuses on maintaining health and leveraging the primary care setting as a means of avoiding costly downstream healthcare costs, as evidenced by lower mortality rates (2.73% mortality rate for the twelve months ended March 31, 2021, as compared to the Medicare fee-for-service benchmark of 4.3%, which represents a 37% improvement), fewer hospital stays (164 hospital admissions per thousand members for the twelve months ended March 31, 2021, as compared to the Medicare benchmark of 370, which represents a 56% improvement) and fewer emergency room visits (411 emergency room visits per thousand members for the twelve months ended March 31, 2021, as compared to the Medicare benchmark of 1,091, which represents a 62% improvement). Our members, however, retain the freedom to seek care at emergency rooms or hospitals without the need for referrals; we do not restrict their access to care. Therefore, we are liable for potentially large medical claims should we not effectively manage our members’ health. To mitigate this exposure, we utilize stop-loss insurance for our members, protecting us from medical claims per episode in excess of certain levels.

Significant Acquisitions

We supplement our organic growth through our accretive acquisition strategy. We have a successful acquisition and integration track record. We have established a rigorous data-driven approach and the necessary infrastructure to identify, acquire and quickly integrate targets.

The acquisitions have all been accounted for in accordance with the Financial Accounting Standards Board, or the FASB, Accounting Standards Codification, or the ASC, Topic 805, Business Combinations, and the operations of the acquired entities are included in our historical results for the periods following the closing of the acquisition. See Note 3 “Business Acquisitions” and Note 17 “Subsequent Events” in the audited consolidated financial statements included elsewhere in this prospectus. The most significant of these acquisitions impacting the comparability of our operating results were:

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Belen. On September 3, 2019, we acquired Belen Medical Centers, LLC and related entities, or Belen, for total consideration of $110.0 million consisting of $63.1 in cash, $7.0 million of the Company’s Class A-4 Units and $39.9 million in deferred payments. Belen is comprised of three primary care centers serving populations in the Miami-Dade and southern Broward areas of Florida.

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Primary Care Physicians. On January 2, 2020, we acquired Primary Care Physicians and related entities, or PCP, for total consideration of $60.2 million, consisting of $53.6 million in cash, $4.0 million of Class A-4 Units and $2.6 million in other closing payments. PCP is comprised of eleven primary care centers and a managed services organization serving populations in the Broward County region of South Florida.

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Healthy Partners. On June 1, 2020 we acquired HP Enterprises II, LLC and related entities, or Healthy Partners, for total consideration of $195.4 million, consisting of $149.3 million in cash, $30.0 million of Class A-4 Units and $16.1 million in deferred payments. Healthy Partners is comprised of sixteen primary care centers and a management services organization serving populations across Florida, including the Miami-Dade, Broward, Palm Beach, Treasure Coast and Central Florida areas.

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University Health Care. On June 9, 2021 we acquired University with $540 million in cash and $60 million in equity. University is comprised of 13 medical centers and a network of affiliated physicians dedicated to comprehensive, dependable medical services in local communities in Miami-Dade county.

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Doctor’s Medical Center. On July 2, 2021, we acquired DMC for $300 million in cash. DMC is a primary care provider offering an innovative and integrated approach to Medicare, Medicaid, and ACA (Exchange) members across 18 medical centers in South Florida.

Member Acuity and Quality Metrics

Medicare pays capitation using a risk adjusted model, which compensates payors based on the health status, or acuity, of each individual member. Payors with higher acuity members receive a higher payment and those with lower acuity members receive a lower payment. Moreover, some of our capitated revenues also include adjustments for performance incentives or penalties based on the achievement of certain clinical quality metrics as contracted with payors. Our capitated revenues are recognized based on projected member acuity and quality metrics and are subsequently adjusted to reflect actual member acuity and quality metrics. Our ability to accurately project and recognize member acuity and quality metric adjustments are affected by many factors. For instance, Medicare requires that a member’s health issues be documented annually regardless of the permanence of the underlying causes. Historically, this documentation was required to be completed during an in-person visit with a member. As part of the Coronavirus Aid, Relief and Economic Security Act, Medicare is allowing documentation for conditions identified during video visits with members. However, given the disruption caused by COVID-19, it is unclear whether we will be able to document the health conditions and quality metrics of our members as comprehensively as we did in prior years, which may adversely impact our capitated revenue. Similarly, our ability to accurately project member acuity and quality metrics may be more limited in the case of medical centers operating in new markets or which were recently acquired.

Seasonality to Our Business

Our operational and financial results experience some variability depending upon the time of year in which they are measured. This variability is most notable in the following areas:

Medical Costs

Medical costs vary seasonally depending on a number of factors. Typically, we experience higher utilization levels during the first quarter of the year. Medical costs also depend upon the number of business days in a period. Shorter periods will have lesser medical costs due to fewer business days. Business days can also create year-over-year comparability issues if one year has a different number of business days compared to another. Additionally, we accrue stop loss reimbursements from September through December which can result in reduced medical expenses during the fourth quarter due to recoveries.

Organic Member Growth

We experience the largest portion of our organic member growth during the first quarter, when plan enrollment selections made during the prior Annual Enrollment Period, or AEP, from October 15 through December 7 of the prior year take effect. We also add members throughout the year, including during Special Enrollment Periods when certain eligible individuals can enroll in Medicare Advantage midyear.

Per-Member Capitated Revenue

We experience some seasonality with respect to our per-member revenue, which generally declines over the course of the year. In January of each year, CMS revises the risk adjustment factor for each member based upon health conditions documented in the prior year, leading to an overall change in per-member premium. As the year progresses, our per-member revenue declines as new members join us, typically with less complete or accurate documentation (and therefore lower risk adjustment scores).

Key Performance Metrics

In addition to our GAAP and non-GAAP financial information, we review a number of operating and financial metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions.

	December 31, 2018	December 31, 2019	December 31, 2020	March 31, 2020	March 31, 2021
Members	25,010	41,518	105,707	61,348	116,895
Medical Centers	19	35	71	45	72

Members

Members represent those patients for whom we receive a fixed per member per month fee under capitation arrangements as of the end of a particular period.

Medical Centers

We define our medical centers as those primary care medical centers open for business and attending to members at the end of a particular period in which we own the medical operations and the physicians are our employees.

Impact of COVID-19

On March 11, 2020, the World Health Organization designated COVID-19 as a global pandemic. The rapid spread of COVID-19 around the world led to the shutdown of cities as national, state, and local authorities implemented social distancing, quarantine and self-isolation measures. Many such restrictions remain in place, and some state and local governments are re-imposing certain restrictions due to the increasing rates of COVID-19 cases. The virus disproportionately impacts older adults, especially those with chronic illnesses, which describes many of our patients.

In response to COVID-19, we remained open and augmented our Cano at Home program, 24/7 urgency line and pharmacy home delivery to enable members to access needed care and support in the home. We successfully pivoted to a telemedicine offering for routine care in order to protect and better serve our patients, staff and community. Our centers remained open for urgent visits and necessary procedures. As COVID-19 cases grew nationally, we took immediate action and deployed a specific COVID-19 focused module under CanoPanorama that allowed our staff to screen patients for COVID-19 and related complications, as well as refer them to a specialized team that is dedicated to helping COVID-19 patients. The pandemic did not have a material impact on our results of operations, cash flows and financial position as of, and for the year ended, December 31, 2020 or as of, and for the three months ended March 31, 2021. This is primarily attributable to the relatively fixed nature of our capitated revenue arrangements. Over 95% of our total gross revenues are recurring, consisting of fixed monthly per-member-per-month capitation payments we receive from healthcare providers. Additionally, during this time, we completed and integrated several acquisitions and expanded to new locations which had a positive impact on our revenues. Due to our recurring contracted revenue model, we experienced minimal impact to our revenue during 2020 and the first three months of 2021.

We experienced both cost increases and cost savings due to COVID-19. Increases in operating expenses were primarily attributable to higher-than-budgeted payroll expenses, pharmacy prescription expenses, provider payments, rent, and marketing expenses. Deeply committed to our employees, we made a conscious decision not to furlough any of our employees, even if their function was disrupted by COVID-19. These higher costs were partially offset by lower referral fees, vehicle expenses, IT costs, professional fees, office and facility (ER) costs, and travel costs. We experienced a decrease in utilization of services during March through June of 2020. Medical centers were open for emergency visits, but we also expanded our at-home care services, resulting in lower emergency transportation costs, and facility service costs (including costs related to various wellness and activity services offered at clinics). Even as utilization increased month to month through the second half of 2020 and first quarter of 2021, we expect certain costs savings to remain permanent as some members continue to take advantage of telemedicine and Cano@Home care services.

The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, future results of operations and financial condition will depend on future factors that are highly uncertain and cannot be accurately predicted. These factors include, but are not limited to, new information that may emerge concerning COVID-19, the scope and duration of business closures and restrictions, government-imposed or recommended suspensions of elective procedures, and expenses required for supplies and personal protective equipment. Due to these and other uncertainties, we cannot estimate the length or severity of the impact of the pandemic on our business. Additionally, because of our business model, the full impact of the COVID-19 pandemic may not be fully reflected in our results of operations and overall financial condition until future periods. We will continue to closely evaluate and monitor the nature and extent of these potential impacts to our business, results of operations and liquidity. However, based on our experience, we expect the overall negative impact from COVID-19 on our business will be immaterial. In addition, we expect to offer more telemedicine and mobile solutions which will create additional touchpoints to timely capture member medical data which in turn provides actionable insights to empower better care decisions via our CanoPanorama system.

For additional information on the various risks posed by the COVID-19 pandemic, please see the section entitled “Risk Factors” included in this prospectus.

Key Components of Results of Operations

Revenue

Capitated revenue. Our capitated revenue is derived from fees for medical services provided at our medical centers or affiliated practices under capitation arrangements made directly with various health plans. Fees consist of a per-member-per-month, or PMPM, amount paid on an interim basis for the delivery of healthcare services and our rates are determined as a percent of the premium the health plans receive from the CMS for our at-risk members. Those premiums are based upon the cost of care in a local market and the average utilization of services by the members enrolled. Medicare pays capitation using a “risk adjustment model,” which compensates providers based on the health status (acuity) of each individual patient. Groups with higher acuity patients receive more, and those with lower acuity patients receive less. Under the risk adjustment model, capitated premium is paid based on the acuity of members enrolled for the preceding year and subsequently adjusted once current year data is compiled. Our accrued revenue reflects the current period acuity of members. The amount of capitated revenue may be affected by certain factors outlined in the agreements with the health plans, such as administrative fees paid to the health plans and risk adjustments to premiums.

Generally, we enter into three types of capitation arrangements; non-risk arrangements, limited risk arrangements, and full risk arrangements. Under our non-risk arrangements, we receive monthly capitated payments without regard to the actual amount of services provided. Under our limited risk arrangements, we assume partial financial risk for covered members. Under our full risk arrangements, we assume full financial risk for covered members.

Fee-for-service and other revenue. We generate fee-for-service revenue from providing primary care services to patients in our medical centers when we bill the member or their insurance plan on a fee-for-service basis as medical services are rendered. While substantially all of our patients are members, we occasionally also provide care to non-members. Fee-for-service amounts are recorded based on agreed upon fee schedules determined within each contract.

Other revenue consists of sales from our pharmacies. We contract with an administrative services organization to collect and remit payments on our behalf from the sale of prescriptions and medications. We have pharmacies at some of our medical centers, where customers may fill prescriptions and retrieve their medications. Patients also have the option to fill their prescriptions with a third-party pharmacy of their choosing.

Operating Expenses

Third-party medical costs. Third-party medical costs primarily consist of all medical expenses paid by the health plans (contractually on behalf of Cano) including costs for inpatient and hospital care, specialists, and certain pharmacy purchases associated with the resale of third-party medicines. Provider costs are accrued based on date of service to members, based in part on estimates, including an accrual for medical services incurred but not reported, or IBNR. Liabilities for IBNR are estimated using standard actuarial methodologies including our accumulated statistical data, adjusted for current experience. These estimates are continually reviewed and updated and we retain the services of an independent actuary to review IBNR on an annual basis. We expect our third-party medical costs to increase given the healthcare spending trends within the Medicare population and the increasing disease burden of our patients as they age which is also consistent with what we indirectly receive (through capitated revenue) from CMS.

Direct patient expense. Direct patient expense primarily consists of costs incurred in the treatment of our patients, at our medical centers and affiliated practices, including the compensation related to medical service providers and technicians, medical supplies, purchased medical services, and drug costs for pharmacy sales.

Selling, general and administrative expense. Selling, general and administrative expenses include employee-related expenses, including salaries and benefits, technology infrastructure, operations, clinical and quality support, finance, legal, human resources, and corporate development departments. In addition, selling, general and administrative expenses include all corporate technology and occupancy costs. We expect our selling, general and administrative expenses to increase over time following the closing of the business combination due to the additional legal, accounting, insurance, investor relations and other costs that we will incur as a public company, as well as other costs associated with continuing to grow our business. However, we anticipate these expenses to decrease as a percentage of revenue over the long term, although they may fluctuate as a percentage of revenue from period to period due to the timing and amount of these expenses. For purposes of determining center-level economics, we allocate a portion of our selling, general and administrative expenses to our medical centers and affiliated practices. The relative allocation of these expenses to each center depends upon a number of metrics, including (i) the number of centers open during a given period of time; (ii) the number of clinicians at each center at a given period of time; or (iii) if determinable, the center where the expense was incurred.

Depreciation and amortization expense. Depreciation and amortization expenses are primarily attributable to our capital investment and consist of fixed asset depreciation and amortization of intangibles considered to have finite lives.

Transaction costs and other. Transaction costs and other primarily consist of deal costs, including due diligence, integration, legal, internal staff, and other professional fees, incurred from acquisition activity and bonuses due to sellers.

Fair value adjustment—contingent consideration. Fair value adjustment—contingent consideration consists primarily of changes to contingent consideration due to sellers in connection with our acquisitions. Contingent consideration is revalued at each reporting period.

Management fees. Management fees consist of fees for financial and management consulting services from our advisory services agreement.

Other Expenses

Interest expense. Interest expense primarily consists of interest incurred on our outstanding borrowings under our notes payable related to our equipment loans and credit facility. See “Liquidity and Capital Resources”. Costs incurred to obtain debt financing are amortized and shown as a component of interest expense.

Interest income. Interest income consists of interest earned through a loan agreement with an affiliated company.

Loss on extinguishment of debt. Loss on extinguishment of debt primarily consists of legal and prepayment fees, unamortized debt issuance costs, and a gain on the derecognition of an embedded derivative related to certain term loans in connection with our debt refinancing arrangement.

Fair value adjustment—embedded derivative. Fair value adjustment—embedded derivative consists primarily of changes to an embedded derivative identified in our debt agreement. The embedded derivative is revalued at each reporting period.

Other expenses. Other expenses consist of legal settlement fees.

Results of Operations

The following table sets forth our consolidated statements of operations data for the periods indicated:

	Years Ended December 31,		Three Months Ended March 31,
($ in thousands)	2020	2019	2021	2020
Revenue:
Capitated revenue	$794,164	$343,903	$267,051	$127,716
Fee-for-service and other revenue	35,203	20,483	13,084	7,582

Total revenue	829,367	364,386	280,135	135,298

Operating expenses:
Third-party medical costs	564,987	241,089	195,046	85,313
Direct patient expense	102,284	43,020	34,287	17,779
Selling, general, and administrative expenses	103,962	59,148	34,848	20,984
Depreciation and amortization expense	18,499	6,822	5,846	3,384
Transaction costs and other	42,604	17,156	8,516	6,238
Fair value adjustment—contingent consideration	65	2,845	285	—
Management fees	916	427	438	214

Total operating expenses	833,317	370,507	279,266	133,912

(Loss) income from operations	(3,950)	(6,121)	869	1,386
Interest expense	(34,002)	(10,163)	(10,626)	(3,665)
Interest income	320	319	1	79
Loss on extinguishment of debt	(23,277)	—	—	—
Fair value adjustment—embedded derivative	(12,764)	—	—	—
Other expenses	(450)	(250)	—	—

Total other expense	(70,173)	(10,094)	(10,625)	(3,586)

Net loss before income tax benefit (expense)	(74,123)	(16,215)	(9,756)	(2,200)
Income tax benefit (expense)	(651)	—	(714)	12

Net loss	(74,774)	(16,215)	(10,470)	(2,188)
Net loss attributable to non-controlling interests	—	(93)	—	(4)

Net loss attributable to PCIH	$(74,774)	$(16,122)	$(10,470)	$(2,184)

The following table sets forth our consolidated statements of operations data expressed as a percentage of total revenues for the periods indicated:

	Years Ended December 31,		Three Months Ended March 31,
(% of revenue)	2020	2019	2021	2020
Revenue:
Capitated revenue	95.7%	94.4%	95.3%	94.4%
Fee-for-service and other revenue	4.3%	5.6%	4.7%	5.6%

Total revenue	100.0%	100.0%	100.0%	100.0%

Operating expenses:
Third-party medical costs	68.1%	66.2%	69.6%	63.1%
Direct patient expense	12.3%	11.8%	12.2%	13.1%
Selling, general, and administrative expenses	12.5%	16.2%	12.4%	15.5%
Depreciation and amortization expense	2.2%	1.9%	2.1%	2.5%
Transaction costs and other	5.1%	4.7%	3.0%	4.6%
Fair value adjustment—contingent consideration	0.0%	0.8%	0.1%	0.0%
Management fees	0.1%	0.1%	0.2%	0.2%

Total operating expenses	100.3%	101.7%	99.6%	99.0%

(Loss) income from operations	(0.3)%	(1.7)%	0.4%	1.0%
Interest expense	(4.1)%	(2.8)%	(3.8)%	(2.7)%
Interest income	0.0%	0.1%	0.0%	0.1%
Loss on extinguishment of debt	(2.8)%	0.0%	0.0%	0.0%
Fair value adjustment—embedded derivative	(1.5)%	0.0%	0.0%	0.0%
Other expenses	(0.1)%	(0.1)%	0.0%	0.0%

Total other expense	(8.5)%	(2.8)%	(3.8)%	(2.6)%

Net loss before income tax benefit (expense)	(8.8)%	(4.5)%	(3.4)%	(1.6)%
Income tax benefit (expense)	(0.1)%	0.0%	(0.3)%	0.0%

Net loss	(8.9)%	(4.5)%	(3.7)%	(1.6)%
Net loss attributable to non-controlling interests	0.0%	0.0%	0.0%	0.0%

Net loss attributable to PCIH	(8.9)%	(4.5)%	(3.7)%	(1.6)%

The Company’s revenue from its revenue streams described in the preceding paragraphs for the three months ended March 31, 2021 and 2020 were as follows:

	Three Months Ended March 31,
	2021		2020
(in thousands)	Revenue $	Revenue%	Revenue $	Revenue%
Capitated revenue:
Medicare	$225,872	80.6%	$106,010	78.4%
Other capitated revenue	41,179	14.7%	21,706	16.0%

Total capitated revenue	267,051	95.3%	127,716	94.4%

Fee-for-service and other revenue:
Fee-for-service	4,548	1.6%	1,765	1.3%
Pharmacy	7,306	2.6%	5,336	3.9%
Other	1,230	0.5%	481	0.4%

Total fee-for-service and other revenue	13,084	4.7%	7,582	5.6%

Total revenue	$280,135	100.0%	$135,298	100.0%

The following table sets forth the Company’s member and member month figures as of and for the three months ended March 31, 2021 and 2020:

	As of March 31,
	2021		2020
Members:
Medicare	75,488	65.0%	38,674	63.0%
Other	41,407	35.0%	22,674	37.0%

Total members	116,895	100.0%	61,348	100.0%

	Three Months Ended March 31,
	2021		2020
Member months:
Medicare	224,830	65.0%	114,761	63.0%
Other	118,945	35.0%	67,450	37.0%

Total member months	343,775	100.0%	182,211	100.0%

Revenue per member per month:
Medicare	$1,005		$924
Other	$346		$322
Total	$777		$701
Owned medical centers	72		45

Comparison of the Three Months Ended March 31, 2021 and March 31, 2020

Revenue

	Three Months Ended March 31,
($ in thousands)	2021	2020	$ Change	% Change
Revenue:
Capitated revenue	$267,051	$127,716	$139,335	109.1%
Fee-for-service and other revenue	13,084	7,582	5,502	72.6%

Total revenue	$280,135	$135,298	$144,837

Capitated revenue. Capitated revenue was $267.1 million for the three months ended March 31, 2021, an increase of $139.4 million, or 109.1%, compared to $127.7 million for the three months ended March 31, 2020. The increase was driven by a 91% increase in the total number of members served and a 11% increase in total revenue per member per month. Additionally, the increase was attributable to our acquisition of Healthy Partners in the second quarter of 2020 which resulted in the addition of new members and new markets in Florida.

Fee-for-service and other revenue. Fee-for-service and other revenue was $13.1 million for the three months ended March 31, 2021, an increase of $5.5 million, or 72.6%, compared to $7.6 million for the three months ended March 31, 2020. The increase in fee-for-service revenue was attributable primarily to an increase in members served across existing centers. March 2020 was the first month we experienced a decrease in utilization of services due to the impact of COVID-19, which contributed to lower fee-for service revenue in that period. The increase in pharmacy revenue was driven by organic growth as we continued to increase the number of members served in our established pharmacies.

Operating Expenses

	Three Months Ended March 31,
($ in thousands)	2021	2020	$ Change	% Change
Operating expenses:
Third-party medical costs	$195,046	$85,313	$109,733	128.6%
Direct patient expense	34,287	17,779	16,508	92.9%
Selling, general, and administrative expenses	34,848	20,984	13,864	66.1%
Depreciation and amortization expense	5,846	3,384	2,462	72.8%
Transaction costs and other	8,516	6,238	2,278	36.5%
Fair value adjustment—contingent consideration	285	—	285	—%
Management fees	438	214	224	104.7%

Total operating expenses	$279,266	$133,912	$145,354

Third-party medical costs. Third-party medical costs were $195.0 million for the three months ended March 31, 2021, an increase of $109.7 million, or 128.6%, compared to $85.3 million for the three months ended March 31, 2020. The increase was consistent with our revenue growth and primarily driven by a 91% increase in total members. Our acquisition of Healthy Partners in the second quarter of 2020 also contributed to the addition of new members across additional counties in Florida.

Direct patient expense. Direct patient expense was $34.3 million for the three months ended March 31, 2021, an increase of $16.5 million, or 92.9%, compared to $17.8 million for the three months ended March 31, 2020. The increase was driven by increases in payroll and benefits of $5.6 million, pharmacy drugs of $1.2 million, medical supplies of $0.8 million and provider payments of $8.9 million.

Selling, general and administrative expense. Selling, general and administrative expense was $34.8 million for the three months ended March 31, 2021, an increase of $13.8 million, or 66.1%, compared to $21.0 million for the three months ended March 31, 2020. The increase was driven by higher salaries and benefits of $7.0 million, occupancy costs of $2.5 million, marketing expenses of $1.2 million, legal and professional services of $1.2 million, and other costs of $1.9 million. These increases were incurred to support the continued growth of our business and expansion into other states.

Depreciation and amortization expense. Depreciation and amortization expense was $5.8 million for the three months ended March 31, 2021, an increase of $2.4 million, or 72.8%, compared to $3.4 million for the three months ended March 31, 2020. The increase was driven by purchases of new property and equipment to support the growth of our business during the period as well as the addition of several new brand names, non-compete agreements, and payor relationships from our 2020 acquisitions.

Transaction costs and other. Transaction costs and other were $8.5 million for the three months ended March 31, 2021, an increase of $2.3 million, or 36.5%, compared to $6.2 million for the three months ended March 31, 2020. The increase was due to higher integration, legal, internal staff, and other professional fees incurred in connection with the Closing of the Business Combination.

Fair value adjustment—contingent consideration. Fair value adjustment—contingent consideration was $0.3 million for the three months ended March 31, 2021. For the three months ended March 31, 2020, there was no such adjustment. The increase was due to a change in the fair value of contingent consideration due to sellers in connection with our acquisitions.

Management fees. Management fees were $0.4 million for the three months ended March 31, 2021, an increase of $0.2 million, or 104.7%, compared to $0.2 million for the three months ended March 31, 2020. The increase was due to higher fees for financial and management consulting services.

Other Expenses

	Three Months Ended March 31,
($ in thousands)	2021	2020	$ Change	% Change
Interest expense	$(10,626)	$(3,665)	$(6,961)	189.9%

Interest expense. Interest expense was $10.6 million for the three months ended March 31, 2021, an increase of $6.9 million, or 189.9%, compared to $3.7 million for the three months ended March 31, 2020. The increase was primarily driven by interest incurred on our higher outstanding borrowings under our Credit Facility to fund our acquisitions.

Comparison of the Years Ended December 31, 2020 and 2019

Revenue

	Years Ended December 31,
($ in thousands)	2020	2019	$ Change	% Change
Revenue:
Capitated revenue	$794,164	$343,903	$450,261	130.9%
Fee-for-service and other revenue	35,203	20,483	14,720	71.9%

Total revenue	$829,367	$364,386	$464,981

Capitated revenue. Capitated revenue was $794.2 million for the year ended December 31, 2020, an increase of $450.3 million, or 130.9%, compared to $343.9 million for the year ended December 31, 2019. The increase was driven by organic growth as we continued to increase the number of members served in our existing centers and expanded into the Nevada and Texas markets. Additionally, the increase was attributable to our acquisitions of Healthy Partners and Primary Care Physicians which resulted in the addition of new members across additional counties in Florida.

Fee-for-service and other revenue. Fee-for-service and other revenue was $35.2 million for the year ended December 31, 2020, an increase of $14.7 million, or 71.9%, compared to $20.5 million for the year ended December 31, 2019. The increase in fee-for-service revenue was attributable primarily to our acquisition of Primary Care Physicians in the first quarter of 2020 and an increase in patients served across existing centers. The increase in pharmacy revenue was driven by the opening of two new pharmacies during the first quarter of 2020 and organic growth as we continued to increase the number of members served in our established pharmacies. We expect to continue making investments in our pharmacy business as this is a key component of the services we provide to our patients and plan to open new facilities in other states.

Operating Expenses

	Years Ended December 31,
($ in thousands)	2020	2019	$ Change	% Change
Operating expenses:
Third-party medical costs	$564,987	$241,089	$323,898	134.3%
Direct patient expense	102,284	43,020	59,264	137.8%
Selling, general, and administrative expenses	103,962	59,148	44,814	75.8%
Depreciation and amortization expense	18,499	6,822	11,677	171.2%
Transaction costs and other	42,604	17,156	25,448	148.3%
Fair value adjustment—contingent consideration	65	2,845	(2,780)	(97.7)%
Management fees	916	427	489	114.5%

Total operating expenses	$833,317	$370,507	$462,810

Third-party medical costs. Third-party medical costs were $565.0 million for the year ended December 31, 2020, an increase of $323.9 million, or 134.3%, compared to $241.1 million for the year ended December 31, 2019. The increase was consistent with our revenue growth and primarily driven by a 155% increase in total members.

Direct patient expense. Direct patient expense was $102.3 million for the year ended December 31, 2020, an increase of $59.3 million, or 137.8%, compared to $43.0 million for the year ended December 31, 2019. The increase was consistent with our organic growth during the period and driven by increases in payroll and benefits of $25.5 million, pharmacy drugs of $9.7 million, medical supplies of $2.3 million and provider payments of $21.8 million.

Selling, general and administrative expense. Selling, general and administrative expense was $104.0 million for the year ended December 31, 2020, an increase of $44.8 million, or 75.8%, compared to $59.2 million for the year ended December 31, 2019. The increase was driven by higher salaries and benefits of $23.9 million, occupancy costs of $8.2 million, marketing expenses of $4.2 million, IT infrastructure costs of $3.2 million, and other costs of $5.3 million. These increases were incurred to support the continued growth of our business and expansion into other states.

Depreciation and amortization expense. Depreciation and amortization expense was $18.5 million for the year ended December 31, 2020, an increase of $11.7 million, or 171.2%, compared to $6.8 million for the year ended December 31, 2019. The increase was driven by purchases of new property and equipment to support the growth of our business as well as the addition of several new brand names, non-compete agreements, and payor relationships from our 2020 acquisitions.

Transaction costs and other. Transaction costs and other were $42.6 million for the year ended December 31, 2020, an increase of $25.4 million, or 148.3%, compared to $17.2 million for the year ended December 31, 2019. The increase was as a direct result of higher integration, legal, internal staff, and other professional fees incurred from our acquisition activities during 2020.

Fair value adjustment—contingent consideration. Fair value adjustment—contingent consideration was $0.1 million for the year ended December 31, 2020, a decrease of $2.7 million, or 97.7%, compared to $2.8 million for the year ended December 31, 2019. The decrease was due to a change in the fair value of contingent consideration due to sellers in connection with our acquisitions.

Management fees. Management fees were $0.9 million for the years ended December 31, 2020, an increase of $0.5 million, or 114.5%, compared to $0.4 million for the year ended December 31, 2019. The increase was due to higher fees for financial and management consulting services.

Other Expenses

	Years Ended December 31,
($ in thousands)	2020	2019	$ Change	% Change
Interest expense	$(34,002)	$(10,163)	$(23,839)	234.6%
Loss on extinguishment of debt	(23,277)	—	(23,277)	—%
Fair value adjustment—embedded derivative	(12,764)	—	(12,764)	—%
Other expenses	(450)	(250)	(200)	80%

Interest expense. Interest expense was $34.0 million for the year ended December 31, 2020, an increase of $23.8 million, or 234.6%, compared to $10.2 million for the year ended December 31, 2019. The increase was primarily driven by interest incurred on our higher outstanding borrowings under our credit facility to fund our acquisitions.

Loss on extinguishment of debt. Loss on extinguishment of debt was $23.3 million for the year ended December 31, 2020. The increase was due to the loss on extinguishment of debt related to the refinancing of Term Loan 1 and Term Loan 2 with Term Loan 3 in the fourth quarter of 2020, which included legal and prepayment fees and unamortized debt issuance costs related to Term Loan 1 and Term Loan 2 and a gain on the derecognition of the embedded derivative related to Term Loan 2.

Fair value adjustment—embedded derivative. Fair value adjustment—embedded derivative was $12.8 million for the year ended December 31, 2020. The increase was due to the change in the fair value of the embedded derivative related to Term Loan 2.

Other expenses. Other expenses were $0.5 million for the year ended December 31, 2020, an increase of $0.2 million, or 80.0%, compared to $0.3 million for the year ended December 31, 2019.

Liquidity and Capital Resources

General

To date, we have financed our operations principally from notes payable, term loan and bridge loan borrowings and a revolving credit facility. As of March 31, 2021 and December 31, 2020, we had cash, cash equivalents and restricted cash of $6.6 million and $33.8 million, respectively. On November 23, 2020, we entered into the Credit Agreement with certain lenders, Credit Suisse AG, Cayman Islands Branch, as administrative agent, collateral agent and a letter of credit issuer, and Credit Suisse Loan Funding LLC, as sole lead arranger and sole bookrunner. The Credit Agreement provides for an Initial Term Loan in an original aggregate principal amount of $480.0 million, a Revolving Credit Facility with commitments in an aggregate principal amount of $30.0 million, and a Delayed Draw Term Loan Facility with commitments in an aggregate principal amount of $175.0 million. The Revolving Credit Facility includes a $10.0 million sublimit for the issuance of letters of credit. Borrowings under the Revolving Credit Facility mature on November 23, 2025. The Initial Term Loan and Delayed Draw Term Loans mature on November 23, 2027. As of December 31, 2020, there was $461.5 million outstanding under the Initial Term Loan, net of discount and debt issuance costs. In June 2021, we repaid $400 million of the Initial Term Loan, subsequently borrowed the remaining availability under our Delayed Draw Term Loan Facility and entered into the Third Amendment and Incremental Facility Amendment to the Credit Agreement pursuant to which we borrowed $295.0 million in incremental term loans, among other amendments. As of July 13, 2021, there was $547.4 million outstanding under the term loan. In addition, on July 2, 2021, we entered into the Bridge Loan Agreement with certain lenders and Credit Suisse AG, Cayman Islands Branch, as administrative agent, pursuant to which, the lenders provided a $250.0 million unsecured bridge term loan which was fully outstanding as of July 13, 2021. We used $250.0 million of the bridge term loan to acquire DMC. See “Business—Description of Indebtedness.”

Our cash, cash equivalents and restricted cash primarily consist of highly liquid investments in money market funds and cash. Since our inception, we have generated significant operating losses from our operations as reflected in our accumulated deficit of $110.4 million as of March 31, 2021 and negative cash flows from operations.

We expect to incur operating losses and generate negative cash flows from operations for the foreseeable future due to the investments we intend to continue to make in acquisitions, expansion of operations, and due to additional selling, general and administrative costs we expect to incur in connection with operating as a public company. As a result, we may require additional capital resources to execute strategic initiatives to grow our business.

The Company is a holding company with no material assets other than its ownership of the PCIH Common Units and its managing member interest in PCIH. As a result, we have no independent means of generating revenue or cash flow. Our ability to pay taxes, make payments under the Tax Receivable Agreement and pay dividends depend on the financial results and cash flows of PCIH and the distributions it receives from PCIH. Deterioration in the financial condition, earnings or cash flow of PCIH for any reason could limit or impair PCIH’s ability to pay such distributions. Additionally, to the extent that we need funds and PCIH is restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or PCIH is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition. We anticipate that the distributions we will receive from PCIH may, in certain periods, exceed our actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. Our Board, in its sole discretion, may make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on our Class A common stock. We have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders.

Dividends on our Class A common stock, if any, will be paid at the discretion of our Board, which will consider, among other things, our available cash, available borrowings and other funds legally available therefor, taking into account the retention of any amounts necessary to satisfy our obligations that will not be reimbursed by PCIH, including taxes and amounts payable under the Tax Receivable Agreement and any restrictions in then applicable bank financing agreements. Financing arrangements may include restrictive covenants that restrict our ability to pay dividends or make other distributions to our stockholders. In addition, PCIH is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of PCIH (with certain exceptions) exceed the fair value of its assets. PCIH’s subsidiaries are generally subject to similar legal limitations on their ability to make distributions to PCIH. If PCIH does not have sufficient funds to make distributions, our ability to declare and pay cash dividends may also be restricted or impaired.

Under the terms of the Tax Receivable Agreement, we generally are required to pay to the Seller, and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that we are deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. To the extent payments are made pursuant to the Tax Receivable Agreement, we generally will be required to pay to Jaws Sponsor LLC and to each other person from time to time that becomes a “Sponsor Party” under the Tax Receivable Agreement such Sponsor Party’s proportionate share of, an amount equal to such payments multiplied by a fraction with the numerator 0.15 and the denominator 0.85. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. These payments are the obligation of the Company and not of PCIH. Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us or PCIH and, to the extent that we are unable to make payments under the Tax

Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by us.

We believe our cash, cash equivalents and restricted cash will be sufficient to fund our operating and capital needs for at least the next 12 months. Our assessment of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties. Our actual results could vary because of, and our future capital requirements will depend on, many factors, including our growth rate, medical expenses, and the timing and extent of our expansion into new markets. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, or if we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, results of operations, and financial condition would be adversely affected.

Cash Flows

The following table presents a summary of our consolidated cash flows from operating, investing and financing activities for the periods indicated.

	Years Ended December 31,		Three Months Ended March 31,
($ in thousands)	2020	2019	2021	2020
Net cash used in operating activities	$(9,235)	(15,465)	$(16,707)	(2,402)
Net cash used in investing activities	(268,366)	(90,784)	(9,699)	(59,193)
Net cash provided by/(used in) financing activities	282,216	132,038	(799)	35,878

Net increase/(decrease) in cash, cash equivalents and restricted cash	4,615	25,789	(27,205)	(25,717)
Cash, cash equivalents and restricted cash at beginning of year	29,192	3,403	33,807	29,192

Cash, cash equivalents and restricted cash at end of period	$33,807	$29,192	$6,602	$3,475

Operating Activities

For the three months ended March 31, 2021, net cash used in operating activities was $16.7 million, an increase of $14.3 million compared to net cash used in operating activities of $2.4 million for the three months ended March 31, 2020. Significant changes impacting net cash used in operating activities were as follows:

•	Net loss for the three months ended March 31, 2021 of $10.5 million compared to net loss for the three months ended March 31, 2020 of $2.2 million;

•

Increases in accounts receivable, net of $11.2 million for the three months ended March 31, 2021 compared to increases in accounts receivable, net for the three months ended March 31, 2020 of $7.2 million due to the addition of new contracts from our acquisitions after the first quarter of 2020 and increased member counts across existing providers which was partially offset by the assumption of service provider liabilities from those acquisitions; and

•

Increase in accounts payable and accrued expenses for the three months ended March 31, 2021 of $4.0 million compared to decrease in accounts payable and accrued expenses for the three months ended March 31, 2020 of $0.2 million due to the addition of new third-party provider payments related to businesses acquired after the first quarter of 2020.

•

Increases in prepaid expenses and other current assets of $8.0 million for the three months ended March 31, 2021 compared to increases in prepaid expenses and other current assets for the three months ended March 31, 2020 of $1.1 million due to prepaid insurance payments.

For the year ended December 31, 2020, net cash used in operating activities was $9.2 million, a decrease of $6.3 million compared to net cash used in operating activities of $15.5 million for the year ended December 31, 2019. Significant changes impacting net cash used in operating activities were as follows:

•	Net loss for the year ended December 31, 2020 of $74.8 million compared to net loss for the year ended December 31, 2019 of $16.2 million;

•

Increases in accounts receivable, net of $27.5 million for the year ended December 31, 2020 compared to increases in accounts receivable, net for the year ended December 31, 2019 of $21.8 million due to the addition of new contracts from our 2020 acquisitions and increased member counts across existing providers which was partially offset by the assumption of service provider liabilities from our 2020 acquisitions; and

•

Increase in accounts payable and accrued expenses for the year ended December 31, 2020 of $19.1 million compared to increases in accounts payable and accrued expenses for the year ended December 31, 2019 of $6.0 million due to the addition of new third-party provider payments related to businesses acquired in 2020.

Investing Activities

For the three months ended March 31, 2021, net cash used in investing activities was $9.7 million, a decrease of $49.5 million compared to net cash used in investing activities of $59.2 million for the three months ended March 31, 2020. Significant changes impacting net cash used in investing activities were as follows:

•	Increase in purchases of property and equipment for the three months ended March 31, 2021 of $2.6 million compared to an increase of $2.7 million for the three months ended March 31, 2020;

•	Increase in cash used for acquisitions of subsidiaries for the three months ended March 31, 2021 of $0.9 million compared to an increase of $55.2 million for the three months ended March 31, 2020; and

•	Decrease in due to sellers for the three months ended March 31, 2021 of $6.2 million compared to a decrease of $1.4 million for the three months ended March 31, 2020.

For the year ended December 31, 2020, net cash used in investing activities was $268.4 million, an increase of $177.6 million compared to net cash used in investing activities of $90.8 million for the year ended December 31, 2019. Significant changes impacting net cash used in investing activities were as follows:

•	Increase in purchases of property and equipment for the year ended December 31, 2020 of $12.1 million compared to an increase of $9.3 million for the year ended December 31, 2019;

•	Increase in cash used for acquisitions of subsidiaries for the year ended December 31, 2020 of $207.6 million compared to an increase of $83.4 million for the year ended December 31, 2019; and

•	Decrease in due to sellers for the year ended December 31, 2020 of $53.2 million compared to an increase of $1.9 million for the year ended December 31, 2019.

Financing Activities

Net cash used in financing activities was $0.8 million during the three months ended March 31, 2021, a decrease of $36.7 million compared to net cash provided by financing activities of $35.9 million during the three months ended March 31, 2020. Significant changes impacting net cash used in and provided by financing activities were as follows:

•	No contributions from the Seller for the three months ended March 31, 2021 as compared to contributions of $10.6 million for the three months ended March 31, 2020;

•	No proceeds from long-term debt for the three months ended March 31, 2021 as compared to proceeds of $20.0 million for the three months ended March 31, 2020; and

•	No proceeds from the revolving credit facility for the three months ended March 31, 2021 as compared to proceeds of $4.0 million for the three months ended March 31, 2020.

Net cash provided by financing activities was $282.2 million and $132.0 million during the years ended December 31, 2020 and 2019, respectively, an increase of $150.2 million. Significant changes impacting net cash provided by financing activities were as follows:

•	Increase in contributions from the Seller for the year ended December 31, 2020 of $103.0 million compared to an increase of $60.7 million for the year ended December 31, 2019; and

•	Increase in proceeds from long-term debt for the year ended December 31, 2020 of $664.1 million compared to an increase of $76.2 million for the year ended December 31, 2019;

•	Offset by increase in distributions to the Seller for the year ended December 31, 2020 of $106.1 million compared to an increase of $1.2 million for the year ended December 31, 2019;

•	Offset by increase in payments of debt for the year ended December 31, 2020 of $318.8 million compared to an increase of $2.0 million for the year ended December 31, 2019; and

•	Offset by increase in prepayment fees on extinguishment of debt of $28.0 million for the year ended December 31, 2020 compared to no prepayment fees for the year ended December 31, 2019.

Contractual Obligations and Commitments

Our principal commitments consist of obligations under operating and capital leases for our centers and equipment and repayments of long-term debt on notes payable and equipment loans.

The following table summarizes our contractual obligations as of March 31, 2021:

	Payments due by Period
($ in thousands)	Remainder of 2021	2022	2023	2024	2025	Thereafter	Total
Notes Payable (1)	$3,600	$4,800	$4,800	$4,800	$4,800	$456,000	$478,800
Capital lease obligations	904	1095	763	457	31	—	3,250
Operating lease obligations	8,239	11,481	10,189	8,585	7,079	21,136	66,709
Equipment loans	—	43	127	853	87	—	1,110

Total	$12,743	$17,419	$15,879	$14,695	$11,997	$477,136	$549,869

(1)	Represents amounts related to the Term Loans under the Credit Facility.

Additionally, we have amounts due to sellers in connection with our historical acquisitions of approximately $34.8 million as of March 31, 2021 that are due within the next twelve months.

Off-Balance Sheet Financing Arrangements

We did not have any off-balance sheet arrangements as of March 31, 2021.

Litigation

We are exposed to various asserted and unasserted potential claims encountered in the normal course of business. We believe that the resolution of these matters will not have a material effect on our consolidated financial position or the results of operations.

Non-GAAP Financial Metrics

The following discussion includes references to EBITDA and Adjusted EBITDA which are non-GAAP financial measures. A non-GAAP financial measure is a performance metric that departs from GAAP because it excludes earnings components that are required under GAAP. Other companies may define non-GAAP financial measures differently and, as a result, our non-GAAP financial measures may not be directly comparable to those of other companies.

By definition, EBITDA consists of net income (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to add back the effect of certain expenses, such as stock-based compensation expense, de novo losses (consisting of losses incurred in the twelve months after the opening of a new facility), acquisition transaction costs (consisting of transaction costs, fair value adjustments to contingent consideration, management fees and corporate development payroll costs), restructuring and other charges, fair value adjustments to an embedded derivative, and loss on extinguishment of debt. Adjusted EBITDA is a key measure used by our management to assess the operating and financial performance of our health centers in order to make decisions on allocation of resources.

The presentation of non-GAAP financial measures also provides additional information to investors regarding our results of operations and is useful for trending, analyzing and benchmarking the performance and value of our business. By excluding certain expenses and other items that may not be indicative of our core business operating results, these non-GAAP financial measures:

•

allow investors to evaluate our performance from management’s perspective, resulting in greater transparency with respect to supplemental information used by us in our financial and operational decision making;

•	provide better transparency as to the measures used by management and others who follow our industry to estimate the value of our company; and

•

allow investors to view our financial performance and condition in the same manner that our significant lenders and landlords require us to report financial information to them in connection with determining our compliance with financial covenants.

Our use of EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•

although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•

Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) the potentially dilutive impact of non-cash stock-based compensation; (3) tax payments that may represent a reduction in cash available to us; or (4) net interest expense/income; and

•	other companies, including companies in our industry, may calculate EBITDA and/or Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

Because of these and other limitations, you should consider Adjusted EBITDA along with other GAAP-based financial performance measures, including net income, cash flow metrics and our GAAP financial results.

The following table provides a reconciliation of net loss from operations to non-GAAP financial information:

	Years ended December 31,		Three Months Ended March 31,
($ in thousands)	2020	2019	2021	2020
Net loss	$(74,774)	$(16,215)	$(10,470)	$(2,188)
Interest income	(320)	(319)	(1)	(79)
Interest expense	34,002	10,163	10,626	3,665
Income tax expense/(benefit)	651	—	714	(12)
Depreciation and amortization expense	18,499	6,822	5,846	3,384

Reported EBITDA	$(21,942)	$451	$6,715	$4,770

Stock-based compensation	528	182	71	54
De novo losses	8,662	5,523	5,512	1,392
Acquisition transaction costs (1)	43,973	20,754	10,103	6,519
Restructuring and other	2,435	299	411	185
Change in fair value of embedded derivative	12,764	—	—	—
Loss on extinguishment of debt	23,277	—	—	—

Adjusted EBITDA	$69,697	$27,209	$22,811	$12,920

(1)

Acquisition transaction costs included $864 and $67 of corporate development payroll costs for the three months ended March 31, 2021 and 2020, respectively, and $388 and $326 of corporate development payroll costs for the years ended December 31, 2020 and 2019, respectively.

We experienced a 40.8% increase in EBITDA and a 76.5% increase in our Adjusted EBITDA between the three months ended March 31, 2021 and March 31, 2020. This was primarily related to our 2020 acquisition activity.

We experienced a 4,965.2% decrease in EBITDA and a 156.2% increase in our Adjusted EBITDA between the year ended December 31, 2020 and December 31, 2019. This was primarily related to our 2020 acquisition activity.

JOBS Act

We are an emerging growth company, as defined in the JOBS Act. For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

In addition, under the JOBS Act, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act until the earlier of the date we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. Accordingly, for so long as we are an “emerging growth company,” our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

It is currently anticipated that Cano may lose its “emerging growth company” status as of the end of the year ending December 31, 2021.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses and related disclosures of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

The accompanying consolidated financial statements include the accounts of PCIH, its wholly-owned subsidiary Cano Health, LLC, or Cano, and Cano’s subsidiaries which include Complete Medical Billing and Coding Services, LLC, Physicians Partners Group Merger, LLC, Physicians Partners Group of FL, LLC, PPG Puerto Rico Blocker, Inc., Physicians Partners Group Puerto Rico, LLC, Cano Health of Florida, LLC, Comfort Pharmacy, LLC, Belen Pharmacy Group, LLC, Comfort Pharmacy 2, LLC, Cano Health of West Florida, LLC, Cano Medical Center of West Florida, LLC, CH Dental Administrative Services, LLC., Cano Belen, LLC, Cano Occupational Health, LLC, Cano PCP Wound Care, LLC, American Choice Healthcare, LLC, Cano PCP, LLC, IFB Pharmacy, LLC, Cano Health of Florida, LLC, Cano PCP MSO, LLC, and Cano HP MSO, LLC.

Included in our consolidated results are variable interest entities Cano Health Texas, PLLC and Cano Health Nevada, PLLC. All material intercompany accounts and transactions have been eliminated in consolidation.

Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of assets and liabilities and the recognition of income and expenses. Management considers these accounting policies to be critical accounting policies. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results are described below. Refer to Note 2 “Summary of Significant Accounting Policies” to our consolidated financial statements included elsewhere in this prospectus for more detailed information regarding our critical accounting policies.

Revenue

Revenue consists primarily of fees for medical services provided under capitated arrangements with health maintenance organizations’, or HMOs, health plans. Capitated revenue also consists of revenue earned through Medicare Advantage as well as through commercial and other non-Medicare governmental programs, such as Medicaid, which is captured as other capitated revenue. As we control the healthcare services provided to enrolled members, we act as the principal and the gross fees under these contracts are reported as revenue and the cost of provider care is included in third-party medical costs. Additionally, since contractual terms across these arrangements are similar, we group them into one portfolio.

Capitated revenues are recognized in the month in which we are obligated to provide medical care services. The transaction price for the services provided is variable and depends upon the terms of the arrangement provided by or negotiated with the health plan and include PMPM rates that may fluctuate. The rates are risk adjusted based on the health status (acuity) of members and demographic characteristics of the plan. The fees are paid on an interim basis based on submitted enrolled member data for the previous year and are adjusted in subsequent periods after the final data is compiled by the CMS.

Third-Party Medical Costs

Third-party medical costs primarily consist of all medical expenses paid by the health plans, including inpatient and hospital care, specialists, and medicines. Provider costs are accrued based on date of service to members, based in part on estimates, including an accrual for IBNR medical services. Actual claims expense will differ from the estimated liability due to factors in estimated and actual member utilization of health care services, the amount of charges, and other factors. Liabilities for IBNR are estimated using standard actuarial methodologies, including our accumulated statistical data, adjusted for current experience. These actuarially determined estimates are continually reviewed and updated, however, as the amount of unpaid service provider cost is based on estimates, the ultimate amounts paid to settle these liabilities might vary from recorded amounts and these differences may be material.

We have included IBNR claims of approximately $38.0 million and $54.5 million on our balance sheet as of March 31, 2021 and December 31, 2020, respectively.

Impairment of Long-Lived Assets

Long-lived assets are reviewed periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets acquired. We test goodwill for impairment annually on October 1st or more frequently if triggering events occur or other impairment indicators arise which might impair recoverability. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale, disposition of a significant portion of the business or other factors. Goodwill is evaluated for impairment at the reporting unit level and we have identified a single reporting unit.

ASC 350, Intangibles—Goodwill and Other, or ASC 350, allows entities to first use a qualitative approach to test goodwill for impairment by determining whether it is more likely than not (a likelihood of greater than 50%) that the fair value of a reporting unit is less than its carrying value. When we perform the quantitative goodwill impairment test, we compare the fair value of the reporting unit, which we primarily determine using an income approach based on the present value of expected future cash flows, to the respective carrying value, which includes goodwill. If the fair value of the reporting unit exceeds its carrying value, the goodwill is not considered impaired. If the carrying value is higher than the fair value, the difference would be recognized as an impairment loss. There was no impairment to goodwill during the year ended December 31, 2020 and the year ended December 31, 2019. Additionally, there was no impairment to goodwill during the three months ended March 31, 2021 and March 31, 2020.

Our intangibles consist of trade names, brand, non-compete, and customer, payor, and provider relationships. We amortize intangibles using the straight-line method over the estimated useful lives of the intangible, which ranges from 1 through 20 years. Intangible assets are reviewed for impairment in conjunction with long-lived assets.

The determination of fair values and useful lives require us to make significant estimates and assumptions. These estimates include, but are not limited to, future expected cash flows from acquired capitation arrangements from a market participant perspective, discount rates, industry data and management’s prior experience. Unanticipated events or circumstances may occur that could affect the accuracy or validity of such assumptions, estimates or actual results.

Equity-Based Compensation

ASC 718, Compensation—Stock Compensation, or ASC 718, requires the measurement of the cost of the employee services received in exchange for an award of equity instruments based on the grant-date fair value or, in certain circumstances, the calculated value of the award. Under our unit-based incentive plan, we may reward employees with various types of awards, including but not limited to profits interests on a service-based or performance-based schedule. These awards may also contain market conditions. We have elected to account for forfeitures as they occur. We use the Black-Scholes pricing option model to estimate the fair value of each award as of the grant date.

Recent Accounting Pronouncements

See Note 2 to our consolidated financial statements “Summary of Significant Accounting Policies—Recent Accounting Pronouncements” for more information.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. We do not hold financial instruments for trading purposes.

Interest Rate Risk

As of March 31, 2021 and December 31, 2020, we had cash, cash equivalents and restricted cash of $6.6 million and $33.8 million, respectively, which are held for working capital purposes. We do not make investments for trading or speculative purposes.

As of March 31, 2021 and December 31, 2020, the total amount of outstanding debt under Term Loan 3 was $478.8 million and $480.0 million, respectively. Term Loan 3 consists of an Initial Term Loan, Delayed Drawdown Term Commitments and an Initial Revolving Facility. As of March 31, 2021, the current stated interest rate for the Initial Term Loan and Initial Revolving Facility is 5.5%. The effective interest rate for the Initial Term Loan is 6.2%. Term Loan 3 borrowings are subject to interest at a rate per annum equal to (1) the LIBOR Rate for a one month interest period on such day, as adjusted via multiplication by the Credit Suisse’s statutory reserve rate and subject to a floor of 0.75% on the adjusted rate only for the Initial Term Loan and the Delayed Draw Term Loans, plus (2) the applicable rate of 4.75%.

Inflation Risk

Based on our analysis of the periods presented, we believe that inflation has not had a material effect on our operating results. There can be no assurance that future inflation will not have an adverse impact on our operating results and financial condition.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Investor Agreement

At the Closing, the Company, the Seller and certain equityholders of the Company (including InTandem Capital Partners, Cano America, LLC, the Sponsor and each of the directors and executive officers of the Company collectively, the Investors, and the independent directors of Jaws, or the Jaws Directors,) entered into the Investor Agreement pursuant to which, among other things, the Sponsor and certain of Jaws’ directors and officers were granted certain registration rights and were granted certain preemptive rights with respect to its respective shares of the Company’s Class A common stock.

In particular, the Investor Agreement provides for the following:

•

Demand registration rights. At any time after the period commencing from the Closing and through the date that is six months from the date of the Closing, or the Investor Agreement Lock-Up Period, the Company will be required, upon the written request of certain Investors, to file a registration statement and use reasonable best efforts to effect the registration of all or part of their registrable securities, including, under certain circumstances, the offering of such registrable securities in the form of an underwritten offering. The Company is not obligated to effect (i) more than one demand registration during any six-month period or (ii) any demand registration if an effective registration statement on Form S-3 or its successor form, or, if the Company is ineligible to use Form S-3, a registration statement on Form S-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Investors of all of the registrable securities then held by such Investors that are not covered by an effective resale registration statement (a “Resale Shelf Registration Statement”) already on file with the SEC.

•

Shelf registration rights. No later than thirty (30) days following the Closing Date, the Company shall file a Resale Shelf Registration Statement registering all of the registrable securities held by the Investors and the Jaws Directors that are not covered by an effective registration statement. The Company shall use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing.

•

Piggy-back registration rights. At any time after the Closing Date, if the Company proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, the holders of registrable securities are entitled to include their registrable securities in such registration statement.

•

Expenses and indemnification. All fees, costs and expenses of underwritten registrations will be borne by the Company and underwriting discounts and selling commissions will be borne by the holders of the shares being registered. The Investor Agreement contains customary cross-indemnification provisions, under which the Company is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the applicable registration statement attributable to the Company, and holders of registrable securities are obligated to indemnify the Company for material misstatements or omissions attributable to them.

•

Registrable securities. Securities of the Company shall cease to be registrable securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been otherwise transferred, new certificates or book-entry positions for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act or (iii) such securities shall have ceased to be outstanding.

•

Lock-up. The Seller, the Investors and the Jaws Directors each agree not to transfer certain securities during the Investor Agreement Lock-Up Period subject to certain customary exceptions. The Lock-Up expired on July 2, 2021 as the last reported sales price of the Class A common stock exceeded $12.00 per share during at least 20 trading days within a consecutive 30 trading day period.

Lock-Up Agreement

At the Closing, the Lock-Up Seller Unitholders (as defined in the Business Combination Agreement), consisting of certain members of management of PCIH and their affiliated entities, executed and delivered to the Company the Lock-Up Agreement, pursuant to which, among other things, the Lock-Up Seller Unitholders agree not to, subject to certain exceptions set forth in the Lock-Up Agreement, during the period commencing from the Closing and through the date that is 48 months from the date of the Closing, or the Lock-Up Period: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge (other than pledges permitted by the terms of the Second A&R LLC Agreement), grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Class A common stock or (ii) enter into any swap or hedging or other arrangement which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Class A common stock, or that transfers to another, in whole or in part, any of the economic consequences of ownership of any Class A common stock, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of such securities, in cash or otherwise. Any waiver by the Company of the provisions of the Lock-Up Agreement requires the approval of a majority of the Company’s directors who qualify as “independent” for purposes of serving on the audit committee under the applicable rules of the SEC (including Rule 10A-3 of the Exchange Act).

Tax Receivable Agreement

Upon the completion of the Business Combination, the Company became a party to the Tax Receivable Agreement. Under the terms of that agreement, the Company generally will be required to pay to Seller, and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that the Company is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. To the extent payments are made pursuant to the Tax Receivable Agreement, the Company generally will be required to pay to the Sponsor, and to each other person from time to time that becomes a “Sponsor Party” under the Tax Receivable Agreement such Sponsor Party’s proportionate share of, an amount equal to such payments multiplied by a fraction with the numerator 0.15 and the denominator 0.85. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless the Company exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur.

Advisory Services Agreement

In December 2016, PCIH and InTandem Capital Partners, LLC, or InTandem Capital Partners, entered into an advisory services agreement whereby InTandem Capital Partners provides financial, management consulting and other operational services to PCIH. Elliot Cooperstone, a director of the Company, is the Founder and Managing Partner of InTandem Capital Partners. InTandem Capital Partners is entitled to an annual fee equal to the greater of $0.3 million or 2% of EBITDA for the prior calendar year plus out-of-pocket expenses. Upon the completion of an acquisition by PCIH, an advisory fee of 2% of the enterprise value of such transaction will be due to InTandem Capital Partners. The advisory services agreement was terminated upon the consummation of the Business Combination or a material breach by InTandem Capital Partners of any of its obligations under the agreement. During the year ended December 31, 2020, PCIH incurred approximately $5.4 million in expenses pursuant to the advisory services agreement, approximately $0.9 million in management fees and approximately $0.1 million in other fees. During the three months ended March 31, 2021, PCIH incurred an immaterial amount of expenses pursuant to the advisory services agreement, approximately $0.4 million in management fees and an immaterial amount of other fees.

Administrative Service Agreement

On April 23, 2018, PCIH entered into a new Administrative Services Agreement with Dental Excellence Partners, LLC a dental group comprised of four consolidated dental practices. Pursuant to the Administrative Services Agreement, Dental Excellence Partners, LLC licensed the trademark to the name Cano Dental from the Company. PCIH received a fixed monthly administrative fee amount per office for providing comprehensive management and related administrative services to the dental practices. During April 2019, PCIH entered into an amendment to this agreement and modified the administrative fee. During the years ended December 31, 2020 and 2019, PCIH recognized income from these amendments of approximately $0.6 million and $0.6 million, respectively, and was recorded within the caption fee-for-service and other revenues in the accompanying consolidated statement of operations. As of March 31, 2021 and December 31, 2020 immaterial amounts were due to PCIH in relation to these agreements, and as of December 31, 2019, approximately $0.3 million was due and recorded in the caption accounts receivable.

As part of this agreement, PCIH agreed to have Dental Excellence Partners, LLC provide dental services for managed care members of PCIH. During the years ended December 31, 2020 and 2019, PCIH was charged approximately $2.4 million and $1.8 million, respectively for these services. As of December 31, 2020 no balance was due in relation to these services to Dental Excellence Partners, LLC and as of December 31, 2019 $0.1 million was due and recorded in the caption accounts payable and accrued expenses in the accompanying consolidated balance sheets. PCIH holds no ownership interest in Dental Excellence Partners. Dental Excellence Partners, LLC is a dental provider contracted with the company to provide services to PCIH’s members (in certain of PCIH’s locations) unlike PCIH’s independent physician and group practice affiliates, that provide services to members in their locations. Dental Excellence Partners is paid a per member per month fee for services and does not share in shared savings unlike PCIH’s independent physician and group practice affiliates.

General Contractor Agreements

As of December 31, 2020, PCIH has entered into various general contractor agreements with Cano Builders USA Inc., an entity that is controlled by a family member of Dr. Marlow Hernandez, an executive officer and a director of the Company, to perform leasehold improvements at various of PCIH’s locations as well as various repairs and related maintenance as deemed necessary. Payments made pursuant to the general contractor agreements as well as amounts paid for repairs and maintenance totaled approximately $7.3 million for the year ended December 31, 2020 and approximately $1.4 million for the three months ended March 31, 2021.

Indemnification Agreements

The Company has entered into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Certificate of Incorporation and the Bylaws. These agreements, among other things, will require the Company to indemnify our directors and executive officers for certain expenses, including attorneys; fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Company’s request. The Company believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Company and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Related Person Transaction Policy

The board of directors of the Company has adopted a written Related Person Transaction Policy that sets forth the policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” A “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Cano Health or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to the Company as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Company’s voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of the Company’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Company’s audit committee (or, where review by the Company’s audit committee would be inappropriate, to another independent body of the Board) for review. To identify related person transactions in advance, the Company will rely on information supplied by the Company’s executive officers, directors and certain significant stockholders. In considering related person transactions, the Company’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to the Company;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

The Company’s audit committee will approve only those transactions that it determines are fair to us and in Company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of June 25, 2021:

Name	Age	Position
Executive Officers:
Dr. Marlow Hernandez	36	Chief Executive Officer and President
Brian D. Koppy	52	Chief Financial Officer
Dr. Richard B. Aguilar	65	Chief Clinical Officer
David Armstrong	56	General Counsel, Chief Compliance Officer and Secretary

Our Board is comprised of Dr. Marlow Hernandez, Elliot Cooperstone, Lewis Gold, Jacqueline Guichelaar, Angel Morales, Alan Muney, Kim M. Rivera, Barry S. Sternlicht and Solomon Trujillo. Each director will hold office until his or her term expires at the next annual meeting of stockholders for such director’s class or until his or her death, resignation, removal or the earlier termination of his or her term of office. The following table sets forth certain information, as of the date of this prospectus, concerning the persons who serve as directors.

Name	Age	Position
Directors:
Dr. Marlow Hernandez	36	Chairman
Elliot Cooperstone	60	Director
Lewis Gold	65	Director
Jacqueline Guichelaar	49	Director
Angel Morales	47	Director
Alan Muney	67	Director
Kim. M Rivera	52	Director
Barry S. Sternlicht	60	Director
Solomon Trujillo	69	Director

Executive Officers and Directors

Dr. Marlow Hernandez is the Founder and has served as the Chief Executive Officer of Cano Health since 2009 and as our Chairman since June 2021. A native of Cuba, Dr. Hernandez immigrated to the U.S. with his family in 1993. He received a BS in neuroscience from the University of Miami and a medical degree from Nova Southeastern University, from which he also received master’s degrees in business administration and public health. In addition, he is a fellow of the American College of Physicians. As the founder of our company, we believe Dr. Hernandez is qualified to serve as a member of our board of directors.

Brian D. Koppy has served as the Chief Financial Officer of Cano Health since April 2021. Prior to joining Cano Health, Mr. Koppy served as Senior Vice President of Enterprise Financial Planning and Analysis for CVS Health from April 2019 to March 2021. Prior to CVS’ merger with Aetna, Mr. Koppy served as Chief Financial Officer of Aetna’s Commercial Markets Business from June 2013 to March 2019. Mr. Koppy also has prior experience at Assurant, Inc., and Barnes Group, Inc. Mr. Koppy earned a BS and an MBA in Finance from the University of Connecticut.

Dr. Richard B. Aguilar, has served as the Chief Clinical Officer for Cano Health since 2015 and maintains his private practice with offices in Downey and Huntington Park, CA. Dr. Aguilar earned his medical degree at the University of California, Irvine College of Medicine and completed his internship and residency in Internal Medicine at UC Irvine Medical Center and Long Beach Veterans Administration Medical Center. Dr. Aguilar is a member of the American College of Physicians, National Hispanic Medical Association as well as the

American Diabetic Association. Dr. Aguilar has served as Chief of Medicine and Chief of the ICU at several hospitals and from 2006 to 2010 was also Director of Diabetes Care for High Lakes Health Care in Bend, OR. Dr. Aguilar also served as an advisory board member to the American Diabetes Association and the Latino Health Care Provider CE Planning Committee. In 2009, Dr. Aguilar was recognized by the American Diabetes Association/National Committee for Quality Assurance (ADA/NCQA) as a recipient of the Diabetes Physician Recognition Program in the state of Oregon and in 2011, he received the same award for patient care at his California offices. In 2017 and again in 2018, various Miami-based Cano Health offices also received this recognition. Dr. Aguilar also is co-founder and Medical Director of Diabetes Nation, a primary care founded group which published its Diabetes Intervention and Management with Excellence (DIME) Program® Care Model results.

David Armstrong, J.D., has served as the General Counsel and Chief Compliance Officer of Cano Health since August 2018. Mr. Armstrong is an experienced corporate generalist with substantial law firm and in-house experience representing all aspects of commercial operations. Prior to joining Cano Health, Mr. Armstrong served in a number of corporate roles including In-House General Counsel, Chief Compliance Officer & Corporate Secretary of Promise Healthcare, Inc. from May 2008 to December 2017; Senior Counsel Mid-Atlantic States for Kaiser Permanente; and Assistant General Counsel at BlueCross and BlueShield of Michigan. In addition, Mr. Armstrong has practiced law in private practice, most recently as Partner in the Law Offices of Julie Allison, P.A. from December 2017 to August 2018, a full-service law firm with a national clientele of clients including entrepreneurs, hospitals, clinics, facilities, clinical laboratories, physicians, medical groups, insurance brokers and healthcare provider networks. Mr. Armstrong earned his J.D. (cum laude) from the University of Michigan Law School and his undergraduate degree from Michigan State University. Mr. Armstrong is a member of the Bar in Florida, Maryland, Pennsylvania and Michigan.

Elliot Cooperstone is the Founder and has served as Managing Partner of InTandem Capital Partners since 2011. Mr. Cooperstone was previously CEO of Prodigy Health Group, a health care services holding company acquired in 2011 by Aetna. Earlier in his career, Mr. Cooperstone was General Manager of the Employer Services Group at Intuit, a co-founder and CEO of Employee Matters, and Executive Vice President and Chief Administrative Officer of Alexander & Alexander Services, Inc. He also had prior experience with Travelers Group, The Walt Disney Company and The Boston Consulting Group. We believe that Mr. Cooperstone’s executive experience within health care and deep investment experience qualifies him to serve as a member of our board of directors.

Lewis Gold is the chairman of the board of Advanced Recovery Systems, which he co-founded in 2013. Prior to Advanced Recovery Systems, Dr. Gold was the co-founder and Executive Vice Chairman of Sheridan Healthcare, which he co-founded in 1994. Dr. Gold also currently serves as an Operating Partner for J.W. Childs. He also serves as non-executive Chairman of Urology Management Associates and Siromed. Mr. Gold received a BS from Albright College and a medical degree from Temple University School of Medicine. We believe that Mr. Gold is qualified to serve as a member of our board of directors because of his significant knowledge of the medical industry and his experience with public companies.

Jacqueline Guichelaar has served as the Group Chief Information Officer at Cisco Systems, Inc. since February 2019. Ms. Guichelaar was previously the Group Chief Information Officer at Thomson Reuters from November 2017 to October 2018. She also served as the CIO Infrastructure and Technology Services at Lloyds Banking Group from February 2016 to September 2017. In addition, she held various roles including Chief Technology Officer during her 12 year tenure at Deutsche Bank beginning in July 2007. Her role at Cisco has recently expanded and she is now leading the Digital Enterprise Solutions organization. We believe that Ms. Guichelaar is qualified to serve as a member of our board of directors because of her significant experience in technology as well as her 30 plus year career.

Angel Morales has served as the Founder and Chief Executive Officer of Morales Capital since January 2015. Mr. Morales previously served as a Managing Director and the Group Co-Head of Bank of America Merrill

Lynch Global Private Equity from January 2009 to May 2011 and as a co-Founder and Managing Partner of North Cove Partners from June 2011 to December 2014. Mr. Morales received an AB from Harvard University and an MBA from Harvard Business School. We believe that Mr. Morales is qualified to serve as a member of our Board of Directors because of his significant knowledge of, and history with, our company and his deep experience in the investment industry.

Alan Muney served as Chief Medical Officer of Cigna Corp. from October 2011 to December 2018, and as Executive Vice President, Total Health & Network from February 2017 to December 2018. He joined Cigna in March 2010 as Senior Vice President of Total Health and Network. Dr. Muney served as an executive director in the operations group at The Blackstone Group from 2007 to 2010, as well as the founder and Chief Executive Officer of Equity Healthcare, a division inside Blackstone that managed benefits and medical costs for Blackstone’s portfolio companies. Dr. Muney received a BS and a medical degree from Brown University, and a Masters in Health Administration from the University of La Verne. We believe that Dr. Muney is qualified to serve as a member of our board of directors because of his significant knowledge of the industry in which we operate.

Kim M. Rivera has served as Special Advisor to the CEO at HP, Inc. since February 2021. From January 2019 to February 2021, Ms. Rivera served as HP Inc.’s President, Strategy and Business Management and Chief Legal Officer. From November 2015 to January 2019, Ms. Rivera served as Chief Legal Officer and Corporate Secretary at HP, Inc. From 2010 to 2015, Ms. Rivera served as the Chief Legal Officer and Corporate Secretary for DaVita HealthCare Partners. Previously, Ms. Rivera was the Chief Compliance Officer at The Clorox Company and the Chief Litigation Counsel for Rockwell Automation. Ms. Rivera was appointed to the board of Thompson Reuters in 2019, where she serves on the Audit and Risk committees. Ms. Rivera received a BA from Duke University and a JD from Harvard Law School. We believe that Ms. Rivera is qualified to serve as a member of our board of directors because of her significant experience as a public company executive, as a strategic advisor and her knowledge of the industry in which we operate.

Barry S. Sternlicht previously served as the Chairman of Jaws Acquisition Corp, our predecessor company. He founded Starwood Capital in 1991, and serves as Chairman and Chief Executive Officer. Mr. Sternlicht also serves as the Chairman of STWD since its initial public offering in August of 2009. In addition, Mr. Sternlicht is the Chairman of the Board of Starwood Real Estate Income Trust, Inc., a non-listed, public-reporting real estate investment trust that invests primarily in stabilized, income-oriented commercial real estate and debt secured by commercial real estate. Mr. Sternlicht is a member of the Board of Estee Lauder since July of 2004. Mr. Sternlicht holds an MBA from Harvard Business School and a BA from Brown University. We believe that Mr. Sternlicht is qualified to serve as a member of our board of directors because of his extensive experience in real estate and public markets.

Solomon Trujillo is the founder of Trujillo Group, LLC, where he has served as chairman since 2003. Mr. Trujillo was previously the Chief Executive Officer and Director of Telstra Corporation Limited from July 2005 to February 2009, and Chief Executive Officer of Orange SA from February 2003 to April 2004. Mr. Trujillo currently serves on the board of directors of Western Union, and is Chairman and Board Director of Encantos. He previously served on the board of directors of globally branded companies including Orange, WPP plc, Fang Holdings Ltd. and Target Corporation. Mr. Trujillo received his BS and MBA from the University of Wyoming. We believe that Mr. Trujillo is qualified to serve as a member of our board of directors because of his significant knowledge of and history with our company and his knowledge of the industry in which we operate.

Corporate Governance Guidelines and Code of Business Conduct

Our Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, our Board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer and other executive and senior financial officers. The full text of the Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on the Corporate Governance portion of the Company’s website. The Company will post amendments to its Code of Business Conduct and Ethics or waivers of its Code of Business Conduct and Ethics for directors and officers on the same website. The information on any of our websites is deemed not to be incorporated in or to be a part of this prospectus.

Board Composition

Following the Closing, our Board consists of nine (9) directors, which is divided into three classes (designated Class I, II and III) with Class I, Class II and Class III each consisting of three directors. Class I directors have an initial term which expires in 2022. Class II directors have an initial term which expires in 2023. Class III directors have an initial term which expires in 2024.

Director Independence

Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if that company’s board of directors affirmatively determines that such person does not have a material relationship with the listed company. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of the NYSE.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of the NYSE, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of NYSE, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our Board has undertaken a review of the independence of each director and considered whether each director of the Company has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the Company has determined that Lewis Gold, Jacqueline Guichelaar, Angel Morales, Alan Muney, Kim Rivera, Barry Sternlicht and Solomon Trujillo are considered “independent directors” as defined under the listing requirements and rules of the NYSE and the applicable rules of the Exchange Act.

Board Leadership Structure

The Company believes that the structure of our Board and its committees will provide strong overall management of the Company.

Committees of the Company Board

Our Board has an audit committee, compensation committee and nominating and corporate governance committee. The composition and responsibilities of each of the committees of our Board is described below. Members will serve on these committees until their resignation or until as otherwise determined by the Company Board.

Audit Committee

Lewis Gold, Jacqueline Guichelaar, Angel Morales, Alan Muney and Kim Rivera serve as members of our Audit Committee. Under the NYSE listing standards and applicable SEC rules, all the directors on the Audit Committee must be independent; our board of directors has determined that each of Messrs. Gold, Morales and Muney and Mses. Guichelaar and Rivera are independent under the NYSE listing standards and applicable SEC rules. Mr. Morales was appointed by our Board as the Chair of the Audit Committee. Each member of the Audit Committee is financially literate and our board of directors has determined that Mr. Morales qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Company’s Audit Committee will be responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Company’s interim and year-end financial statements;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing and overseeing the Company’s policies on risk assessment and risk management, including enterprise risk management;

•	reviewing the adequacy and effectiveness of internal control policies and procedures and the Company’s disclosure controls and procedures; and

•

approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our Board has adopted a written charter for the Audit Committee which is available on the Company’s website.

Compensation Committee

Messrs. Gold, Morales and Muney serve as members of our Compensation Committee. Under the NYSE listing standards, we are required to have a Compensation Committee composed entirely of independent directors; our Board of Directors has determined that each of Messrs. Gold, Morales and Muney are independent. Mr. Muney was appointed by our Board as Chair of the Compensation Committee. The Company’s Compensation Committee will be responsible for, among other things:

•	reviewing, approving and determining the compensation of the Company’s officers and key employees;

•	reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the Company Board or any committee thereof;

•	administering the Company’s equity compensation plans;

•	reviewing, approving and making recommendations to the Company Board regarding incentive compensation and equity compensation plans; and

•	establishing and reviewing general policies relating to compensation and benefits of the Company’s employees.

Our Board has adopted a written charter for the Compensation Committee, which is available on our website.

Nominating and Corporate Governance Committee

Mses. Guichelaar and Rivera and Messrs. Sternlicht and Trujillo serve as members of our Nominating and Corporate Governance Committee. Under the NYSE listing standards, we are required to have a nominating and corporate governance committee composed entirely of independent directors; our Board of Directors has determined that each of Mses. Guichelaar and Rivera and Messrs. Sternlicht and Trujillo are independent. Ms. Rivera was appointed by our Board as Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying, evaluating and selecting, or making recommendations to the Company Board regarding, nominees for election to the Company Board and its committees;

•	evaluating the performance of the Company Board and of individual directors;

•	considering, and making recommendations to the Company Board regarding the composition of the Company Board and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of the corporate governance practices and reporting;

•	reviewing related person transactions; and

•	developing, and making recommendations to the Company Board regarding, corporate governance guidelines and matters.

Our Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website.

Code of Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on the corporate governance section of our corporate website. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in or to be a part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the Company’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on the Company’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on our Board.

EXECUTIVE COMPENSATION

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers. References in this section to “we”, “our”, “us”, the “Company” and “Cano Health”, generally refer PCIH prior to the Business Combination and to the Company following the Business Combination.

This section discusses the material components of the executive compensation program offered to the executive officers of PCIH who would have been “named executive officers” for 2020 and currently serve as executive officers of the Company. Such executive officers consist of the following persons, referred to herein as our named executive officers, or the NEOs:

•	Dr. Marlow Hernandez, our Chief Executive Officer;

•	Dr. Richard Aguilar, our Chief Clinical Officer; and

•	David Armstrong, our General Counsel & Chief Compliance Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that the Company adopts in the future could vary significantly from our historical practices and currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table presents information regarding the compensation earned or received by our NEOs for services rendered during the fiscal year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards (2)	All Other Compensation ($) (3)	Total ($)
Dr. Marlow Hernandez,	2020	350,000	700,000	—	2,808	1,052,808
Chief Executive Officer

Dr. Richard Aguilar,	2020	275,000	75,000	—	—	350,000
Chief Clinical Officer

David Armstrong,	2020	235,000	70,000	20,880	—	325,880
General Counsel & Chief Compliance Officer

(1)

Amounts shown represent discretionary bonuses earned for services performed during the fiscal year ended December 31, 2020, plus, for Dr. Hernandez, a $450,000 special transaction bonus was paid in connection with the Business Combination.

(2)

Amounts shown reflect the grant date fair value of Class B Units of Seller granted during 2020. The grant date fair value was computed in accordance with FASB ASC Topic 718 excluding any estimates of forfeitures related to service-based vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see “Note 15” to PCIH’s audited consolidated financial statements that are included elsewhere in this prospectus. These amounts do not correspond to the actual value that may be recognized by holders upon the vesting or sale of the applicable awards.

(3)	Amount shown represents an employer matching contribution under our 401(k) Plan.

Narrative Disclosure to Summary Compensation Table

Base Salaries

We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For the year ended December 31, 2020, the annual base salaries for each of Dr. Marlow Hernandez, Dr. Richard Aguilar, and Mr. David Armstrong were $350,000, $275,000 and $235,000, respectively.

Annual Cash Bonuses

Each of our NEOs is eligible to earn a discretionary annual cash incentive bonus as determined by our board of directors in its discretion. For 2020, each of Dr. Hernandez, Dr. Richard Aguilar, and Mr. David Armstrong were eligible to earn a target bonus amount, which reflects a percentage of their annual base salaries, of 50%, 20% and 30%, respectively.

Equity Compensation

The Company intends to grant annual equity awards to certain employees, including our NEOs. The annual equity awards will be comprised of restricted stock unit awards and/or stock options and will be granted under our 2021 Plan. The restricted stock units will be earned based on the achievement of certain corporate, financial performance objectives during a one year performance period and will vest and settle over the two year period following the end of the performance period. The stock options will vest and become exercisable over four years in equal annual installments following the vesting commencement date of such options.

Employment Agreements with Our Named Executive Officers

The Company initially entered into employment agreements with each of the NEOs in connection with the commencement of their employment with the Company, which set forth the terms and conditions of each executive’s employment. Effective upon the closing of the Business Combination, we entered into new employment agreements with Drs. Hernandez and Aguilar that supersede and replace each such NEO’s existing employment agreement and provide for specified payments and benefits in connection with a termination of employment in certain circumstances. Our goal in providing these severance payments and benefits is to offer sufficient cash continuity protection such that the NEOs will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to the NEOs, rather than negotiating severance at the time that a NEO’s employment terminates. We have also determined that accelerated vesting provisions with respect to outstanding equity awards in connection with a qualifying termination of employment in certain circumstances are appropriate to encourage our NEOs to stay focused on the business in those circumstances, rather than focusing on the potential implications for them personally. The new employment agreements with each of Drs. Hernandez and Aguilar require the NEOs to execute a separation agreement containing a general release of claims in favor of us to receive any severance payments and benefits. The material terms of each NEO’s employment agreements are summarized below.

New Employment Agreement with Dr. Marlow Hernandez

Effective upon the closing of the Business Combination, we entered into a new employment agreement with Dr. Hernandez, pursuant to which we will continue to employ Dr. Hernandez as our Chief Executive Officer on an “at will” basis for a term of three years following the closing of the Business Combination, subject to automatic renewal for successive one-year terms unless the Company or the Executive delivers a written non-renewal notice. Dr. Hernandez’ new employment agreement provides that his initial annual base salary will be

$350,000, and is subject to periodic review by our compensation committee and may be increased but not decreased. In addition, the new employment agreement provides that Dr. Hernandez is eligible to receive cash incentive compensation, which target annual amount shall not be less than fifty percent (50%) of his annual base salary. Subject to approval by our board of directors, Dr. Hernandez shall also be eligible to receive an annual equity award with target value of $2,411,000. Upon the closing of the Business Combination, Dr. Hernandez was granted a stock option to purchase 2,820,000 shares of Class A common stock. Dr. Hernandez is also eligible to participate in our employee benefit plans generally in effect from time to time.

In the event of a termination of Dr. Hernandez’ employment by the Company without “cause” (as defined in his new employment agreement, including due to Cano Health’s delivery of a non-renewal notice) or by his resignation for “good reason” (as defined in his new employment agreement), subject to Dr. Hernandez’ execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of the Company and its affiliates, Dr. Hernandez will be entitled to receive (i) base salary continuation for twelve months following his termination date (ignoring any reduction that constitutes good reason), (ii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iii) a pro-rated portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason), and (iv) subject to Dr. Hernandez’ election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Dr. Hernandez’ COBRA health continuation period.

In addition, in lieu of the payments and benefits described above, in the event that Dr. Hernandez’ employment is terminated by us without “cause” (including due to Cano Health’s delivery of a non-renewal notice), or by him for “good reason,” in each case, within twelve months following a “sale event” as defined in the 2021 Plan and subject to Dr. Hernandez’ execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of the Company and its affiliates, Dr. Hernandez will be entitled to receive (i) an amount in cash equal to two-times the sum of (x) Dr. Hernandez’ then current base salary (ignoring any reduction that constitutes good reason) and (y) the average annual incentive compensation paid to Dr. Hernandez in each of the two completed years prior to the year of his date of termination (provided that if incentive compensation has not been paid to Dr. Hernandez for each of the prior two years, the amount shall be his target bonus for the current year) (ignoring any reduction that constitutes good reason); (ii) a pro-rated portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason); (iii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iv) full acceleration of vesting of all outstanding equity awards, and (v) subject to Dr. Hernandez’ election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Dr. Hernandez’ COBRA health continuation period.

The cash severance payable to Dr. Hernandez upon a termination of employment is generally payable over the twelve months following the date of termination, subject to potential six-month delay if required by Section 409A of the Internal Revenue Code of 1986, as amended, or the Code.

New Employment Agreement with Dr. Richard Aguilar

Effective upon the closing of the Business Combination, we entered into a new employment agreement with Dr. Aguilar, pursuant to which we will continue to employ Dr. Aguilar as Chief Clinical Officer of the Company on an “at will” basis for a term of three years following the closing of the Business Combination, subject to automatic renewal for successive one-year terms unless Cano Health or the Executive delivers a written non-renewal notice. Dr. Aguilar’s new employment agreement provides that his initial annual base salary will be

$300,000, and is subject to periodic review by our compensation committee and may be increased but not decreased. In addition, the new employment agreement provides that Dr. Aguilar is eligible to receive cash incentive compensation, which target annual amount shall not be less than forty percent (40%) of his annual base salary. Subject to approval by our board of directors, Dr. Aguilar shall also be eligible to receive an annual equity award with target value of $646,000. Upon the closing of the Business Combination, Dr. Aguilar was granted a stock option to purchase 600,700 shares of Class A common stock and once the Company is able to register its shares on Form S-8, Mr. Aguilar will be granted a restricted stock unit award in respect of 200,000 shares of Class A common stock. Dr. Aguilar is also eligible to participate in our employee benefit plans generally in effect from time to time.

In the event of a termination of Dr. Aguilar’s employment by the Company without “cause” (as defined in his new employment agreement, including due to the Cano Health’s delivery of a non-renewal notice) or by his resignation for “good reason” (as defined in his new employment agreement), subject to Dr. Aguilar’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of the Company and its affiliates, Dr. Aguilar will be entitled to receive (i) base salary continuation for twelve months following his termination date (ignoring any reduction that constitutes good reason), (ii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which his termination occurs; (iii) a pro-rated portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason), and (iv) subject to Dr. Aguilar’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Dr. Aguilar’s COBRA health continuation period.

In addition, in lieu of the payments and benefits described above, in the event that Dr. Aguilar’s employment is terminated by us without “cause” (including due to the Company’s delivery of a non-renewal notice), or by him for “good reason,” in each case, within twelve months following a “sale event” as defined in the 2021 Plan and subject to Dr. Aguilar’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of the Company and its affiliates, Dr. Aguilar will be entitled to receive (i) an amount in cash equal to two-times the sum of (x) Dr. Aguilar’s then current base salary (ignoring any reduction that constitutes good reason) and (y) the average annual incentive compensation paid to Dr. Aguilar in each of the two completed years prior to the year in which his termination occurs (provided that if incentive compensation has not been paid to Dr. Aguilar for each of the prior two years, the amount shall be his target bonus for the current year) (ignoring any reduction that constitutes good reason); (ii) a pro-rated portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason); (iii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iv) full acceleration of vesting of all outstanding equity awards, and (v) subject to Dr. Aguilar’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Dr. Aguilar’s COBRA health continuation period.

The cash severance payable to Dr. Aguilar upon a termination of employment is generally payable over the twelve months following the date of termination, subject to potential six-month delay if required by Section 409A of the Code.

Amended and Restated Employment Agreement with Mr. David Armstrong

PCIH entered into an employment agreement with Mr. Armstrong in July 2018, pursuant to which PCIH employs Mr. Armstrong as its General Counsel & Chief Compliance Officer. In connection with the Business Combination, the Company and PCIH have agreed to amend and restate Mr. Armstrong’s employment agreement in order to provide Mr. Armstrong with increased severance benefits in the event of the termination of his employment following a change in control of the Company. Pursuant to his amended and restated employment agreement, Mr. Armstrong’s annual base salary is subject to annual review by our board of directors, and he is eligible to receive an annual cash bonus based on achievement of performance metrics which are established annually by our board of directors.

In the event of a termination of Mr. Armstrong’s employment by PCIH without “cause” (as defined in his amended and restated employment agreement) or by his resignation for “good reason” (as defined in his amended and restated employment agreement), subject to Mr. Armstrong’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of PCIH and the Company and their affiliates, Mr. Armstrong will be entitled to receive (i) base salary continuation for twelve months following his termination date and (ii) subject to Mr. Armstrong’s copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) 12 months following termination or (B) the expiration of Mr. Armstrong’s COBRA health continuation period, provided, in each case, that such severance benefits shall cease if Mr. Armstrong commences employment with another employer during such period and Cano Health may elect to reduce such severance payments and benefits to a duration between six and twelve months (in which case the duration of Mr. Armstrong’s non-competition obligations would similarly be reduced).

In addition, in lieu of the payments and benefits described above, in the event that Mr. Armstrong’s employment is terminated by PCIH without “cause” or by him for “good reason,” in each case, within twelve months following a “sale event” as defined in the 2021 Plan and subject to Mr. Armstrong’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of PCIH and the Company and their affiliates, Mr. Armstrong will be entitled to receive (i) an amount in cash equal to two-times the sum of (x) Mr. Armstrong’s then current base salary (ignoring any reduction that constitutes good reason) and (y) the average annual incentive compensation paid to Mr. Armstrong in each of the two completed years prior to the year in which his termination occurs (provided that if incentive compensation has not been paid to Mr. Armstrong for each of the prior two years, the amount shall be his target bonus for the current year) (ignoring any reduction that constitutes good reason); (ii) a pro-rated portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason); (iii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iv) full acceleration of vesting of all outstanding equity awards, and (v) subject to Mr. Armstrong’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Mr. Armstrong’s COBRA health continuation period.

The cash severance payable to Mr. Armstrong upon a termination of employment is generally payable over the twelve months following the date of termination, subject to potential six-month delay if required by Section 409A of the Code.

Amended and Restated Employment agreement with Mr. Brian Koppy

PCIH entered into an employment agreement with Mr. Brian Koppy in April 2021, pursuant to which PCIH employs Mr. Koppy as its Chief Financial Officer on an “at will” basis. In connection with the Business Combination, the Company and PCIH have agreed to amend and restate Mr. Koppy’s employment agreement in order to provide Mr. Koppy with increased severance benefits in the event of the termination of his employment following a change in control of the Company. Pursuant to his amended and restated employment agreement, Mr. Koppy’s initial annual base salary will be $325,000 per year and is subject to periodic review by our compensation committee or board of directors. In addition, the amended and restated employment agreement provides that Mr. Koppy is eligible to receive cash incentive compensation, which target annual amount shall not be less than sixty percent (60%) of his annual base salary (which amount will be pro-rated for the portion of the 2021 year that Mr. Koppy is employed). Mr. Koppy is also eligible to receive a one-time signing bonus of

$600,000, payable within 30 days of the effective date of his initial employment agreement and subject to repayment of a pro-rated portion if his employment is terminated by the Company for “cause” (as defined in his amended and restated employment agreement) or by his resignation other than for “good reason” (as defined in his amended and restated employment agreement) prior to the two-year anniversary of the effective date of his initial employment agreement. Subject to approval by our board of directors, Mr. Koppy shall also be eligible to receive an annual equity award with target value of $859,000. Upon the closing of the Business Combination, Mr. Koppy was granted a stock option to purchase 400,000 shares of Class A common stock and, once the Company is able to register its shares on a Form S-8, Mr. Koppy will be granted a restricted stock unit award in respect of 373,972 shares of Class A common stock. Mr. Koppy is also eligible to participate in our employee benefit plans generally in effect from time to time.

In the event of a termination of Mr. Koppy’s employment by PCIH without “cause” or by his resignation for “good reason,” subject to Mr. Koppy’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of PCIH and the Company and their affiliates, Mr. Koppy will be entitled to receive (i) base salary continuation for twelve months following his termination date, (ii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which his termination occurs; (iii) a pro-rated portion of his target bonus for the year in which his termination occurs, and (iv) subject to Mr. Koppy’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Mr. Koppy’s COBRA health continuation period.

In addition, in lieu of the payments and benefits described above, in the event that Mr. Koppy’s employment is terminated by PCIH without “cause”, or by him for “good reason,” in each case, within twelve months following a “sale event” (as defined in the 2021 Plan) and subject to Mr. Koppy’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of PCIH and the Company and their affiliates, Mr. Koppy will be entitled to receive (i) an amount in cash equal to two-times the sum of (x) Mr. Koppy’s base salary (ignoring any reduction that constitutes good reason) and (y) the average annual incentive compensation paid to Mr. Koppy in each of the two completed years prior to the year in which his termination occurs (provided that if incentive compensation has not been paid to Mr. Koppy for each of the prior two years, the amount shall be his target bonus for the current year) (ignoring any reduction that constitutes good reason); (ii) a pro-rated portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason); (iii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iv) full acceleration of vesting of all outstanding equity awards; and (v) subject to Mr. Koppy’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Mr. Koppy’s COBRA health continuation period.

The cash severance payable to Mr. Koppy upon a termination of employment is generally payable over the twelve months following the date of termination, subject to potential six-month delay if required by Section 409A of the Code.

Outstanding Equity Awards at 2020 fiscal year-end

The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2020.

			Option Awards (1)
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price (#))	Option Expiration Date
Dr. Marlow Hernandez	—		—		—	—	—
Dr. Richard Aguilar	—		—		—	—	—
Mr. David Armstrong	8/24/2018	(2)	22,500	(2)	—	—	—
	4/29/2020	(3)	4,000	(3)	—	—	—

(1)

Amounts reported in the “Option Awards” column reflect outstanding Class B Units of the Seller granted during the 2020 fiscal year. The Class B Units are intended to constitute profits interests for federal income tax purposes. Despite the fact that the Class B Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature”.

(2)

Represents an award of 22,500 Class B Units of Seller granted on August 24, 2018 with pre-issuance common value of $15.00. The units vest as to seventy-five percent (75%) of the units in four equal annual installments following the grant date and vest as to twenty-five percent (25%) of the units upon the consummation of a “sale of the company” (as defined in the Fourth Amended and Restated Limited Liability Company Agreement of Seller, or the Seller LLC Agreement). All unvested units vested immediately prior to Closing.

(3)

Represents an award of 4,000 Class B Units of Seller granted on April 29, 2020 with pre-issuance common value of $32.50. The units vest as to seventy-five percent (75%) of the units in four equal annual installments following the grant date and vest as to twenty-five percent (25%) of the units upon the consummation of a “sale of the company” (as defined in the Seller LLC Agreement). All unvested units vested immediately prior to Closing.

Employee Benefit and Equity Compensation Plans and Arrangements

Seller Profits Interest Awards

In order to incentivize and retain certain employees and other key service providers of Cano Health and its affiliates, we have granted Class B Units of Seller which are intended to enable such individuals to participate in the long-term growth and financial success of Cano Health. The Class B Units are a special class of common units structured to qualify as “profits interests” for tax purposes. Pursuant to the Seller LLC Agreement, up to 529,250 Class B Units of Seller have been reserved and authorized for issuance. As of December 31, 2020, there were 464,625 outstanding Class B Units of Seller, of which 118,895 were vested.

Class B Units of Seller provide unitholders with the right to receive a percentage of Seller’s future profits and distributions, subject to achievement of certain threshold pre-issuance common values as defined in the Seller LLC Agreement. The Class B Units of Seller generally vest seventy-five percent (75%) in equal annual installments over four years following the date of grant, and twenty-five percent (25%) upon a “sale of the company” as defined in the Seller LLC Agreement. Any Class B Units that are not vested on a termination of the unitholder’s business or other service relationship will be forfeited. Class B unitholders are entitled to participate in Seller’s distributions, subject to the return of capital contributions made by the common unitholders and certain other preferred distribution rights upon achieving the “pre-issuance common values” specified in the respective award. All unvested Class B Units of Seller vested immediately prior to Closing.

Employee Benefits

Our named executive officers are eligible to participate in the Cano Health employee benefit plans, including Cano Health’s medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other employees. Cano Health also maintains a 401(k) Plan for the benefit of its eligible employees, including the named executive officers, as discussed in the section below entitled “—401(k) Plan.”

401(k) Plan

Cano Health maintains a retirement savings plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Under the Cano Health 401(k) Plan, or the 401(k) Plan, eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Code. Cano Health’s employees’ pre-tax contributions are allocated to each participant’s individual account and participants are immediately and fully vested in their contributions. Under the provisions of the 401(k) Plan, Cano Health may make discretionary matching contribution equal to a uniform percentage of the individual’s salary deferrals, as well as profit sharing contributions, as determined by management. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan.

Equity Compensation Plan Information

As of December 31, 2020, Jaws did not maintain any equity compensation plans.

Director Compensation of Cano Health

The following table sets forth compensation earned and paid to the non-employee members of Cano Health’s board of directors who served as a director of Jaws following the Business Combination during the fiscal year ended December 31, 2020. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors. Dr. Marlow Hernandez, our Chief Executive Officer, did not receive any compensation for his service as a member of our board of directors during 2020. Dr. Hernandez’ compensation for service as an employee for fiscal year 2020 is presented above under the heading “—2020 Summary Compensation Table.” In addition, we reimburse non-employee members of our board of directors for reasonable travel expenses, and for out-of-pocket costs incurred in attending meetings of our board of directors or events attended on behalf of the Company.

Name	Fees earned or paid in cash ($)	Total ($)
Lewis Gold	50,000	50,000

Non-Employee Director Compensation Policy of the Company

Following the Closing, the Board adopted a non-employee director compensation policy that is designed to enable the Company to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the policy, each director who is not an employee will be paid cash compensation following the Closing, as set forth below:

Annual Retainer for Board Membership
Annual service on the board of directors	$50,000
Additional Annual Retainer for Committee Membership
Annual service as lead independent director	$35,000

In addition, on the date of each annual meeting of stockholders of our company, each non-employee director will receive an annual restricted stock unit award with a value of $200,000, which will vest in full of the earlier to occur of the first anniversary of the date of grant or the next annual meeting, subject to continued service as a director through such vesting date. Any outstanding unvested restricted stock unit awards will accelerate in full upon a sale event (as defined in our 2021 Plan).

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Capital Stock

The Certificate of Incorporation authorizes the issuance of 7,010,000,000 of common stock, $0.0001 par value per share and 10,000,000 shares of preferred stock, $0.0001 par value. The outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable. As of the date of this prospectus, there were 166,243,491 shares of the Company’s Class A common stock and 306,834,123 shares of the Company’s Class B common stock.

Class A Common Stock

Voting rights. Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class A common stock will vote together with holders of Class B common stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class A common stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend Rights. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of shares of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company Board out of funds legally available therefor.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class A common stock are entitled to share ratably in all net assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of Preferred Stock or any class or series of stock having a preference over the Class A common stock, then outstanding, if any.

Other rights. The holders of Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of the Class A common stock will be subject to those of the holders of any shares of the Preferred Stock the Company may issue in the future.

Class B Common Stock

Voting rights. Each holder of Class B common stock is entitled to one vote for each share of Class B common stock held of record by such holder on all matters on which stockholders generally are entitled to vote

(whether voting separately as a class or together with one or more classes of the Company’s capital stock). Holders of shares of Class B common stock will vote together with holders of the Class A common stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class B common stock, as such, will have no voting power pursuant to the Certificate of Incorporation with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights. The holders of the Class B common stock will not participate in any dividends declared by the Company Board.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class B common stock are not entitled to receive any assets of the Company.

Other rights. The holders of shares of Class B common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class B common stock.

Issuance and Retirement of Class B Common Stock. In the event that any outstanding share of Class B common stock ceases to be held directly or indirectly by a holder of a PCIH Common Unit, such share will automatically be transferred to the Company and cancelled for no consideration. The Company will not issue additional shares of Class B common stock after the adoption of the Certificate of Incorporation other than in connection with the valid issuance of PCIH Common Units in accordance with the governing documents of PCIH.

Preferred Stock

The Certificate of Incorporation provides that shares of Company preferred stock may be issued from time to time in one or more series. The Board is authorized to establish the voting rights, if any, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, applicable to the shares of each series of Company preferred stock. The Board is able to, without stockholder approval, issue Company preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Company common stock and could have anti-takeover effects. The ability of the Board to issue Company preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Warrants

Public Shareholders’ Warrants

Each whole warrant will entitle the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on July 3, 2021 provided that we have an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase a multiple of three units, the number of warrants issuable to you upon separation of the units will be rounded down to the nearest whole number of warrants. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a Class A common stock upon exercise of a warrant unless the Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A common stock underlying such unit. We have agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of our initial business combination, we will use our reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. We will use our reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants for Cash

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•

if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) on each of 20 trading days within a 30-trading day period ending on the third business day before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of Warrants When Price of Shares Equals or Exceeds $10.00

Commencing ninety days after the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•

for a number of shares of Class A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Class A common stock except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A common stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “— Anti-dilution Adjustments” below. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date	Fair Market Value of Class A Common Stock
(period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of our Class A common stock shall mean the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.298 Class A common stock for each whole warrant. Finally, as reflected in the table above, if the warrants are “out of the money” and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A ordinary shares.

This redemption feature differs from the typical warrant redemption features used in other offerings by special purpose acquisition companies, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants (other than the private placement warrants) be redeemed when the Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants for shares of Class A common stock, instead of cash, for “fair value” without the warrants having to reach the $18.00 per share threshold set forth above under the section entitled “—Redemption of Warrants for Cash.” Holders of the warrants will, in effect, receive a number of shares representing fair value for their warrants based on the “redemption price” as determined pursuant to the above table. We have calculated the “redemption prices” as set forth in the table above to reflect a premium in value as compared to the expected trading price that the warrants would be expected to trade. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding warrants, in this case, for Class A common stock, and therefore have certainty as to (i) our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and (ii) to the amount of cash provided by the exercise of the warrants and available to us, and also provides a ceiling to the theoretical value of the warrants as it locks in the “redemption prices” we would pay to warrant holders if we chose to redeem warrants in this manner. While we will effectively be required to pay a “premium” to warrant holders if we choose to exercise this redemption right, it will allow us to quickly proceed with a redemption of the warrants for Class A common stock if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the premium to the warrant holders. In particular, it would allow us to quickly redeem the warrants for Class A common stock, without having to negotiate a redemption price with the warrant holders, which in some situations, may allow us to more quickly and easily close a business combination. And for this right, we are effectively agreeing to pay a premium to the warrant holders. In addition, the warrant holders will have the ability to exercise the warrants prior to redemption if they should choose to do so.

As stated above, we can redeem the warrants when the Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with a premium (in the form of Class A common stock). If we choose to redeem the warrants when the Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A common stock than they would have received if they had chosen to wait to exercise their warrants for Class A common stock if and when such Class A common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.

Redemption Procedures and Cashless Exercise

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (as defined below) of our Class A common stock over the exercise prices of the warrants by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A common stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding Class A common stock is increased by a share capitalization payable in Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding common stock. A rights offering to holders of common stock entitling holders to purchase Class A common stock at a price less than the fair market value will be deemed a share capitalization of a number of Class A common stock equal to the product of (i) the number of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary share in respect of such event.

If the number of outstanding Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A common stock.

Whenever the number of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A common stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of the public warrants and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, 50% of the then outstanding private placement warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Class A common stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants sold as part of the Units. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants included in the Units.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (as defined below) of our Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor and permitted transferees was because it was not known at the time of issuance whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Dividends

The Company has not paid any cash dividends on the common stock to date and does not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends will be within the discretion of the Board at such time. The Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

Lock-Up Restrictions

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section entitled “Certain Relationships and Related Person Transactions.”

Listing of Securities

Our Class A common stock and public warrants are listed on the NYSE under the symbols “CANO” and “CANO WS,” respectively.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock and warrants is Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Delaware Law

Classified Board of Directors

The Certificate of Incorporation provides that the Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Board will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board.

Authorized but Unissued Shares

The authorized but unissued shares of Company common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Company common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Special Meetings of Stockholders

The Certificate of Incorporation provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Company capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Bylaws. This restriction does not apply to actions taken by the holders of any series of preferred stock of the Company to the extent expressly provided in the applicable Preferred Stock Designation. Further, the Certificate of Incorporation provides that, subject to any special rights of the holders of preferred stock of the Company, only a majority of the total number of authorized Directors may call special meetings of stockholders, thus prohibiting a holder of the Company’s common stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Company capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide that stockholders seeking to bring business before the Company’s annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to, or mailed and received at, the Company’s principal executive offices not less than on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Company. The Company’s bylaws will also specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude the Company’s stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders.

Amendment of Charter or Bylaws

The Bylaws may be amended or repealed by the Board or by the affirmative vote of the holders of at least two-thirds of the voting power of all of the shares of the capital stock of the Company entitled to vote on such amendment or repeal, voting as one class. The affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding shares of capital stock of the Company entitled to vote thereon as a class, and the affirmative vote of not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class voting together as a single class, will be required to amend certain provisions of the Certificate of Incorporation.

Board Vacancies

Any vacancy on the Board may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, subject to any special rights of the holders of preferred stock of the Company. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. Except as otherwise provided by law, in the event of a vacancy in the Board, the remaining directors may exercise the powers of the full Board until the vacancy is filled.

Section 203 of the Delaware General Corporation Law

The Company shall not be governed by Section 203 of the DGCL.

Limitation on Liability and Indemnification of Directors and Officers

The Certificate of Incorporation provides that the Company’s directors and officers will be indemnified and advanced expenses by the Company to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the Certificate of Incorporation provides that the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by the DGCL.

The Certificate of Incorporation also permits the Company to purchase and maintain insurance on behalf of any officer, director or employee of the Company for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against the Company directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Rule 144

Pursuant to Rule 144 of the Securities Act, subject to the restriction noted below, a person who has beneficially owned restricted shares of our Class A common stock or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our “affiliates” at the time of, or at any time during the three months preceding, a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) we have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. After a one-year holding period, assuming we remain subject to the Exchange Act reporting requirements, such a person may sell their securities without regard to clause (iii) in the prior sentence.

Persons who have beneficially owned restricted shares of our Class A common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of shares of Class A common stock then outstanding; or

•	the average weekly reported trading volume of the Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than Business Combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this prospectus, there were 166,243,491 shares of the Company’s Class A common stock and 306,834,123 shares of the Company’s Class B common stock.

As of the date of this prospectus, there were approximately 33,533,333 warrants outstanding, consisting of 23,000,000 public warrants originally sold as part of the units issued in Jaw’s initial public offering and 10,533,333 private warrants that were sold by the Company to Jaws Sponsor LLC in a private sale prior to the Company’s initial public offering. Each warrant is exercisable for one share of our Class A common stock, in accordance with the terms of the warrant agreement governing the warrants.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases equity shares from us in connection with a compensatory stock plan or other written agreement that was executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

Pursuant to the terms of the Investor Agreement, the Company is obligated to file, after it becomes eligible to use Form S-3 or its successor form, a shelf registration statement to register the resale by the parties of the shares of our Class A common stock issued in connection with the Business Combination. The Investor Agreement also provides the parties with demand, “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of the Company as of the date of this prospectus by:

•	each person known to be the beneficial owner of more than 5% of the shares of the Company’s common stock;

•	each of the Company’s officers and directors; and

•	each of the selling stockholders.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of the Company’s common stock immediately following completion of the Business Combination assumes the distribution by Seller to its members and by Cano America, LLC to its members following the completion of the Business Combination of the PCIH Common Units and Class B common stock. The beneficial ownership of the Company’s common stock is based on 166,243,491 shares of the Company’s Class A common stock and 306,834,123 shares of the Company’s Class B common stock issued and outstanding as of the date of this prospectus.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Unless otherwise noted, the business address of each of the following entities or individuals is Cano Health, Inc., 9725 NW 117 Avenue, Suite 200, Miami, FL 33178.

Name of Beneficial Owner	Shares of Class A Common	Shares of Class B Common Stock (1)	% of Total Voting Power (2)
Greater than 5% Holders:
Jaws Sponsor, LLC	17,175,000	—	3.6%
FMR, LLC (8)	33,625,940	—	7.1%
ITC Rumba, LLC (3)	—	159,780,988	33.7%
Marlow Hernandez (4)	—	21,933,770	4.6%
Brian D. Koppy	—	—	—%
Richard Aguilar	—	10,981,024	2.3%
David Armstrong	—	874,453	* %
Elliot Cooperstone (3)	—	159,780,988	33.7%
Lewis Gold	—	—	—%
Jacqueline Guichelaar	—	—	—%
Angel Morales (5)	—	6,968,948	1.5%
Alan Muney	—	—	—%
Kim M. Rivera	—	—	—%
Barry S. Sternlicht (6)	17,175,000	—	3.6%
Solomon Trujillo (7)	—	13,680,443	2.9%

All Directors and Executive Officers as a Group	17,175,000	214,219,626	48.9%
* less than one percent

(1)

Class B common stock will entitle the holder thereof to one vote per share. Subject to the terms of the Second Amended and Restated Limited Liability Company Agreement, the PCIH Common Units, together with an equal number of shares of Class B common stock, are exchangeable for either cash or shares of Class A common stock on a one-for-one basis.

(2)

Represents percentage of voting power of the holders of Class A common stock and Class B common stock of the Company voting together as a single class. See “Description of Capital Stock—Class B Common Stock.”

(3)

Elliot Cooperstone is the Founder and Managing Partner of ITC Rumba, LLC and therefore is a beneficial owner of these shares. The business address of ITC Rumba, LLC is 444 Madison Avenue, 35th Floor, New York, New York 10022.

(4)

Represents the shares of Class B common stock held by Dr. Hernandez, directly or through a trust established for Dr. Hernandez’s estate planning purposes. Dr. Hernandez has sole voting and dispositive power with respect to all of these shares and therefore is a beneficial owner of these shares.

(5)

Represents the shares of Class B common stock held by a trust established for Mr. Morales’s estate planning purposes. Mr. Morales’s spouse and mother are co-trustees of the trust, have shared voting and dispositive power with respect to all of these shares and therefore are beneficial owners of these shares. Mr. Morales expressly disclaims beneficial ownership as to any of these shares, except to the extent of his pecuniary interest therein.

(6)

Barry S. Sternlicht controls Jaws Sponsor, LLC, and as such has voting and investment discretion with respect to the securities and may be deemed to have beneficial ownership of the securities held directly by Jaws Sponsor, LLC.

(7)	Represents the shares of Class B common stock held by Trujillo Group, LLC. Mr. Trujillo is the sole member of Trujillo Group, LLC and therefore is a beneficial owner of these shares.
(8)

Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of (i) up to an aggregate of 248,758,279 shares of our Class A common stock to be sold by the Selling Securityholders, including 231,508,279 shares of our Class A common stock underlying an equal number of shares of Class B common stock, (ii) up to an aggregate of 10,533,333 shares of our Class A common stock that may be issued upon exercise of the private warrants and (iii) up to an aggregate of 80,000,000 shares of our Class A common stock issued to the PIPE Investors. The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, their permitted transferees and others who later come to hold any of the Selling Securityholders’ interest in the Class A common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of Class A common stock and warrants beneficially owned, the aggregate number of shares of Class A common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of Class A common stock beneficially owned by the Selling Securityholders after the sale of the securities offered hereby. The beneficial ownership of the Company’s common stock is based on 166,243,491 shares of the Company’s Class A common stock and 306,834,123 shares of the Company’s Class B common stock issued and outstanding as of the date of this prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A common stock or warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by a prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Before the Offering				After the Offering
Name of Selling Securityholder (1)	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Common Stock	Percentage of Outstanding Shares of Common Stock	Number of Warrants	Percentage of Outstanding Warrants
Alyeska Master Fund, L.P. [2]	2,000,000	181,098	2,000,000	—	—	—	181,098	*
Angel Morales [3]	6,968,507	—	6,968,507	—	—	—	—	—
ArrowMark Partners [4]	3,150,000	—	3,150,000	—	—	—	—	—
Citadel Multi-Strategy Equities Master Fund Ltd. [5]	6,305,038	83,804	1,000,000	—	5,305,038	3.2	83,804	*
David Armstrong [6]	874,453	—	874,453	—	—	—	—	—
EGGE, LLC [7]	2,466,170	—	2,466,170	—	—	—	—	—
Entities advised by Capital Research and Management Company [8]	8,545,275	—	8,500,000	—	45,275	—	—	—
Funds associated with BlackRock, Inc. [9]	8,500,000	—	8,500,000	—	—	—	—	—
Funds associated with FMR LLC [10]	25,000,000	—	25,000,000	—	—	—	—	—
Fund associated with HealthCor Management L.P. [11]	2,000,000	—	2,000,000	—	—	—	—	—
Ghisallo Master Fund, LP 12	750,000	—	750,000	—	—	—	—	—
ITC Rumba, LLC [13]	159,780,988	—	159,780,988	—	—	—	—	—
Jane Street Global Trading, LLC [14]	1,194,029	6,736	1,000,000	—	194,029	*	6,736	*
Jason Conger [15]	2,936,761	—	2,936,761	—	—	—	—	—
Jaws Equity Owner 146, LLC [16]	4,865,517	—	4,865,517	—	—	—	—	—
Jaws Sponsor L.L.C. [17]	27,708,333	10,533,333	27,708,333	10,533,333	—	—	—	—
Joel Lago [18]	15,483,805	—	4,910,930	—	10,572,875	6.4	—	—
Marlow Hernandez [19]	22,034,622	—	22,034,622	—	—	—	—	—
Maverick Fund USA, Ltd. [20]	6,281,705	—	6,281,705	—	—	—	—	—
Maverick Fund II, Ltd. [21]	2,068,295	—	2,068,295	—	—	—	—	—
Owl Creek Investments III, LLC [22]	1,250,000	—	1,250,000	—	—	—	—	—
Richard Aguilar [23]	10,884,083	—	10,884,083	—	—	—	—	—
Rick Sanchez [24]	5,812,990	—	5,812,990	—	—	—	—	—
Solomon Trujillo [25]	13,680,491	—	13,680,491	—	—	—	—	—
Suvretta Master Fund, Ltd. and Suvretta Long Master Fund, Ltd. [26]	7,615,721	667,883	2,000,000	—	5,615,721	3.3	667,883	2.0
TOMS Capital Investment Management LP 27	2,500,000	—	2,500,000	—	—	—	—	—
TP Trading II LLC [28]	9,000,000		9,000,000	—	—	—	—	—
Selling securityholders of less than one percent [29]	1,367,767	—	1,367,767	—	—	—	—	—

*	Less than one percent
(1)	Unless otherwise noted, the business address of each of those listed in the table above is 9725 NW 117th Avenue, Suite 200, Miami, FL 33178.
(2)

Consists of 2,000,000 shares of Class A common stock held by Alyeska Master Fund, L.P., a Cayman Islands limited partnership (“Alyeska”). All such shares of Class A common stock have been pledged to Goldman Sachs in accordance with a bona fide margin agreement. Also consists of 181,098 public warrants not being offered by this prospectus. Alyeska Investment Group, L.P., the investment manager of Alyeska, has voting and investment control of the shares held by Alyeska. Mr. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund, L.P. The address of Alyeska is 77 West Wacker Drive, Suite 700, Chicago, Illinois 60601.

(3)

Consists of 6,968,507 shares of Class B common stock held by a trust established for Mr. Morales’s estate planning purposes. Mr. Morales’s spouse and mother are co-trustees of the trust, have shared voting and dispositive power with respect to all of these shares and therefore are beneficial owners of these shares.

(4)

Consists of 350,000 shares of Class A common stock held by ArrowMark Fundamental Opportunity Fund LP, 1,680,000 shares of Class A common stock held by Meridian Growth Fund and 1,120,000 shares of Class A common stock held by Meridian Small Cap Growth Fund. Chad Meade is a Portfolio Manager for ArrowMark Partners. The address of ArrowMark Partners is 100 Fillmore Street, Suite 325, Denver, CO 80206.

(5)

Consists of 6,305,038 shares of Class A common stock (1,000,000 of which are being offered by this prospectus) held by Citadel Multi-Strategy Equities Master Fund Ltd. Pursuant to a portfolio management agreement, Citadel Advisors LLC, an investment advisors registered under the U.S. Investment Advisors Act of 1940 (“CAL”), holds the voting and dispositive power with respect to the shares held by Citadel Multi-Strategy Equities Master Fund Ltd. Citadel Advisors Holdings LP (“CAH”) is the sole member of CAL. Citadel GP LLC is the general partner of CAH. Kenneth Griffin (“Griffin”) is the President and Chief Executive Officer of and sole member of Citadel GP LLC. Citadel GP LLC and Griffin may be deemed to be the beneficial owners of the stock through their control of CAL and/or certain other affiliated entities. The address of Citadel Multi-Strategy Equities Master Fund Ltd. is c/o Citadel Enterprise Americas LLC, 131 South Dearborn Street, Chicago, IL 60603.

(6)	Consists of 874,453 shares of Class B common stock held by David Armstrong. The address of David Armstrong is 1816 SE 1st Street, Deerfield Beach, FL 334411.
(7)

Consists of 2,466,170 shares of Class B common stock held by EGGE, LLC. Lewis Gold and Mitchell Eisenberg are managers of EGGE, LLC. The address of Lewis Gold is 7204 Queenferry Cir, Boca Raton, FL 33496. The address of Mitchell Eisenberg is 1235 Spanish River RdBoca Raton, FL 33432.

(8)

Consists of (i) 5,979,714 shares of Class A common stock held by SMALLCAP World Fund, Inc. (“SCWF”), (ii) 2,491,548 shares of Class A common stock held by The New Economy Fund (“NEF”), (iii) 39,907 shares of Class A common stock held by Capital Group New Economy Fund (LUX) (“CGNELU” and, together with SCWF and NEF, the “CRMC Stockholders”), and (iv) 34,106 shares of Class A common stock held by Capital Group New Economy Trust (US) (“TNEF”). Capital Research and Management Company (“CRMC”) is the investment adviser for each CRMC Stockholder. Capital Bank and Trust Company (“CB&T”) is the discretionary trustee and investment adviser for TNEF, and CRMC has been retained by CB&T as investment adviser to CB&T. For purposes of the reporting requirements of the Exchange Act, CRMC or Capital World Investors (“CWI”) may be deemed to be the beneficial owner of the common shares held by each CRMC Stockholder; however, each of CRMC and CWI expressly disclaims that each is, in fact, the beneficial owner of such securities. For purposes of the reporting requirements of the Exchange Act, CB&T, CRMC or CWI may be deemed to be the beneficial owner of the common shares held by TNEF; however, each of CB&T, CRMC and CWI expressly disclaims that it is, in fact, the beneficial owner of such securities. Brady L. Enright, Julian N. Abdey, Jonathan Knowles, Gregory W. Wendt, Peter Eliot, Bradford F. Freer, Leo Hee, Roz Hongsaranagon, Harold H. La, Dimitrije Mitrinovic, Aidan O’Connell, Samir Parekh, Andraz Razen, Renaud H. Samyn, Michael Beckwith, and Arun Swaminathan, as portfolio managers, have voting and investment powers over the shares held by SCWF. Timothy D. Armour, Harold H. La, Mathews Cherian, Tomoko Fortune, Caroline Jones, Reed Lowenstein, and Richmond Wolf, as portfolio managers, have voting and investment powers over the shares held by NEF. Timothy D. Armour, Harold H. La, Mathews Cherian, Tomoko Fortune, Caroline Jones, Reed Lowenstein, and Richmond Wolf, as portfolio managers, have voting and investment powers over the shares held by CGNELU. Timothy D. Armour, Harold H. La, Mathews Cherian, Tomoko Fortune, Caroline Jones, Reed Lowenstein, and Richmond Wolf, as portfolio managers, have voting and investment powers over the shares held by TNEF. The address for each of the CRMC Stockholders and TNEF is c/o Capital Research and Management Company, 333 S. Hope St., 50th Floor, Los Angeles, California 90071. Each of the CRMC Stockholders and TNEF acquired the securities being registered hereby in the ordinary course of its business.

(9)

Consists of 538,968 shares of Class A common stock held by Master Total Return Portfolio of Master Bond LLC, 277,311 shares of Class A common stock held by BlackRock Capital Allocation Trust, 1,500,000 shares of Class A common stock held by BlackRock Global Funds—World Healthscience Fund, 915,804 shares of Class A common stock held by BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V, 148,500 shares of Class A common stock held by Blackrock Health Sciences Trust, 2,174,189 shares of Class A common stock held by Blackrock Health Sciences Trust II, 2,900,000 shares of Class A common stock held by BlackRock Health Sciences Opportunities Portfolio, and 45,228 shares of Class A common stock held by BlackRock Global Long/Short Credit Fund of BlackRock Funds IV. The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V; Master Total Return Portfolio of Master Bond LLC; BlackRock Capital Allocation Trust; BlackRock Global Long/Short Credit Fund of BlackRock Funds IV; BlackRock Global Funds—Word Healthscience Fund; BlackRock Health Opportunities Portfolio, a Series of BlackRockFunds; BlackRock Health Sciences Trust; BlackRock Health Sciences Trust II. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055 and 60 State Street, Boston, MA 02109. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

(10)

Consists of 5,743,745 shares of Class A common stock held by Fidelity Contrafund: Fidelity Contrafund, 1,593,848 shares of Class A common stock held by Fidelity Contrafund Commingled Pool, By: Fidelity Management Trust Company, as Trustee, 711,826 shares of Class A common stock held by Fidelity Contrafund: Fidelity Contrafund K6, 854,638 shares of Class A common stock held by Fidelity Contrafund: Fidelity Advisor New Insights Fund—Sub A, 254,767 shares of Class A common stock held by Fidelity Insights Investment

Trust, By its manager Fidelity Investments Canada ULC, 1,002 shares of Class A common stock held by Fidelity Contrafund: Fidelity Flex Opportunistic Insights Fund, 305,884 shares of Class A common stock held by Fidelity Contrafund: Fidelity Series Opportunistic Insights Fund, 534,290 shares of Class A common stock held by Variable Insurance Products Fund II: VIP Contrafund Portfolio—Subportfolio A, 4,023,300 shares of Class A common stock held by Fidelity Select Portfolios: Health Care Portfolio, 1,800,000 shares of Class A common stock held by Fidelity Central Investment Portfolios LLC: Fidelity U.S. Equity Central Fund, 2,487,400 shares of Class A common stock held by Fidelity Advisor Series VII: Fidelity Advisor Health Care Fund, 475,900 shares of Class A common stock held by Variable Insurance Products Fund IV: Health Care Portfolio, 4,012,311 shares of Class A common stock held by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, 601,200 shares of Class A common stock held by Variable Insurance Products Fund III: Growth Opportunities Portfolio, 159,668 shares of Class A common stock held by Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund, 39,063 shares of Class A common stock held by Fidelity U.S. Growth Opportunities Investment Trust by its manager Fidelity Investments Canada ULC, 187,758 shares of Class A common stock held by Fidelity NorthStar Fund by its manager Fidelity Investments Canada ULC, 463,400 shares of Class A common stock held by Fidelity Select Portfolios: Health Care Services Portfolio and 750,000 shares of Class A common stock held by Fidelity Contrafund: Fidelity Advisor New Insights Fund- Subportfolio B. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210.
(11)

Consists of 1,632,518 shares of Class A common stock held by HealthCor Sanatate Offshore Master Fund, L.P. and 367,482 shares of Class A common stock held by HealthCor Offshore Master Fund, L.P. Joseph Healey and Arthur Cohen are Investment Managers of HealthCor Management, L.P. The address of HealthCor Management, L.P. is 55 Hudson Yards 28th Floor, New York, NY 10001.

(12)

Consists of 750,000 shares of Class A common stock held by Ghisallo Master Fund LP, a Cayman Islands limited partnership. Ghisallo Capital Management LLC is the investment manager of Ghisallo Master Fund. Michael Germino is the authorized signatory of Ghisallo Capital Management LLC. The address of Ghisallo Master Fund LP is 27 Hospital Road, Grand Cayman KYI-9008.

(13)

Consists of 159,780,988 shares of Class B common stock held by ITC Rumba, LLC. Elliot Cooperstone is the Managing Partner of ITC Rumba, LLC. The address of Elliot Cooperstone is 50 Egypt Close, East Hampton, NY 11937.

(14)

Consists of 1,194,029 shares of Class A common stock (1,000,000 of which are being offered by this prospectus) held by Jane Street Global Trading, LLC, a Delaware limited liability company. Also consists of 6,736 public warrants not being offered by this prospectus. Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Michael A. Jenkins and Robert. A. Granieri are the members of the Operating Committee of Jane Street Group, LLC. The address of Jane Street Global Trading, LLC is 250 Vesey Street, 3rd Floor, New York, NY 10281.

(15)	Consists of 2,936,761 shares of Class B common stock held by Jason Conger.
(16)

Consists of 4,865,517 shares of Class A common stock held by Jaws Equity Owner 146, LLC (“Jaws Equity Owner”). Jaws Equity Owner, a Delaware limited liability company, is wholly owned and controlled by Barry Sternlicht and, as such, Mr. Sternlicht may be deemed to have beneficial ownership of the securities held directly by Jaws Equity Owner. The address of Jaws Equity Owner is 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139.

(17)

Includes 17,175,000 shares of Class A common stock and private warrants exercisable for 10,533,333 shares of Class A common stock. Barry Sternlicht controls the Sponsor, and as such has voting and investment discretion with respect to the securities held by the Sponsor.

(18)

Consists of 4,910,930 shares of Class B common stock held by Mr. Lago. Mr. Lago also is the beneficial owner of 10,572,875 shares of Class B common stock held by Physician Partners Group Owner, Inc. Mr. Lago is the sole shareholder of Physician Partners Group Owner, Inc.

(19)

Consists of 22,034,622 shares of Class B common stock held by Dr. Hernandez, directly or through a trust established for Dr. Hernandez’s estate planning purposes. Dr. Hernandez has sole voting and dispositive power with respect to all these shares and therefore is a beneficial owner of these shares.

(20)

Consists of 6,281,705 shares of Class A common stock held by Maverick Fund USA, Ltd. (“Maverick Fund USA”). Maverick Capital, Ltd. is the investment manager of Maverick Fund USA and as such, may be deemed to have beneficial ownership of the stock through the investment discretion it exercises over its clients’ accounts. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Lee S. Ainslie III is the manager of Maverick Capital Management, LLC. The address of Maverick Fund USA is 1900 N. Pearl St. 20th Floor, Dallas, TX 75201.

(21)

Consists of 2,068,295 shares of Class A common stock held by Maverick Fund II, Ltd. (“Maverick Fund II”). Maverick Capital, Ltd. is the investment manager of Maverick Fund II and as such, may be deemed to have beneficial ownership of the stock through the investment discretion it exercises over its clients’ accounts. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Lee S. Ainslie III is the manager of Maverick Capital Management, LLC. The address of Maverick Fund II is 1900 N. Pearl St. 20th Floor, Dallas, TX 75201.

(22)

Consists of 1,250,000 shares of Class A common stock held by Owl Creek Investments III, LLC (“OC III”). Owl Creek Asset Management, L.P., as manager of OC III, may be deemed to control OC III. Owl Creek GP, L.L.C., as general partner of Owl Creek Asset Management, L.P., may be deemed to control Owl Creek Asset Management, L.P. Jeffrey A. Altman, as managing member of Owl Creek GP, LLC may be deemed to control such entity. All persons have the following address: c/o Owl Creek Asset Management, L.P. 640 Fifth Ave, New York, NY 10019.

(23)	Consists of 10,884,083 shares of Class B common stock held by Richard Aguilar.
(24)	Consists of 5,182,990 shares of Class B common stock held by Mr. Sanchez.
(25)

Consists of 13,680,490 shares of Class B common stock held by Trujillo Group LLC. Solomon Trujillo is the sole member of Trujillo Group, LLC and therefore is a beneficial owner of these shares. The address of Mr. Trujillo is 8400 E Crescent Parkway, #600 Greenwood Village, CO 80111.

(26)

Consists of 7,569,290 shares of Class A common stock and 665,453 public warrants held by Suvretta Master Fund, Ltd., a Cayman Islands exempted company, and 46,431 shares of Class A common stock and 2,430 public warrants held by Suvretta Long Master Fund, Ltd., a Cayman Islands exempted company. Suvretta Master Fund, Ltd. is offering 1,988,000 shares of Class A common stock and Suvretta Long Master Fund, Ltd. is offering 12,000 shares of Class A common stock. Aaron Cowen as control person of Suvretta Capital Management, LLC, the investment manager of Suvretta Master Fund, Ltd. and Suvretta Long Master Fund, Ltd. may be deemed to beneficially own the shares held by them. The address of the foregoing entities is 540 Madison Ave, 7th Floor New York, NY 10022.

(27)

Consists of 85,797 shares of Class A common stock held by TCIM ICAV, 1,432,160 shares of Class A common stock held by TCIM Master Fund Ltd., 166,395 shares of Class A common stock held by Brown Cayman I, 732,564 shares of Class A common stock held by TOMS Capital Investments LLC and 83,084 shares of Class A common stock held by Ulysses Partners LP. Benjamin Pass is the CIO of TOMS Capital Investment Management LP, the investment manager of TCIM ICAV, TCIM Master Fund Ltd., Brown Cayman I, TOMS Capital Investments LLC and Ulysses Partners LP. The address of TOMS Capital Investment Management LP is c/o TOMS Capital Investment Management LP, 450 West 14th Street, 13th Floor, New York, NY 10014.

(28)

Consists of 9,000,000 shares of Class A common stock held by TP Trading II LLC (“TP Trading II”). The securities of the Company set forth herein are directly beneficially owned by TP Trading II. TP Trading II is an affiliate of Third Point LLC (“Third Point”). Daniel S. Loeb is the Chief Executive Officer of Third Point. Third Point and Mr. Loeb may be deemed to be the beneficial owners of the securities beneficially owned by TP Trading II. Third Point and Mr. Loeb hereby disclaim beneficial ownership of all such securities, except to the extent of any indirect pecuniary interest therein. The address of TP Trading II is 55 Hudson Yards 51st Fl, New York, NY 10001.

(29)	Consists of selling stockholders not otherwise listed in this table whom within the groups indicated collectively own less than 1% of our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax consequences applicable to Non-U.S. holders (as defined below) with respect to the ownership and disposition of our shares of common stock, which we refer to as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our securities in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors (such as the effects of Section 451 of the Code), including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the U.S.;

•	persons that actually or constructively own five percent or more of our voting shares;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

•	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;

•	tax-exempt entities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons that hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	U.S. expatriates.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the Internal Revenue Service as to any U.S. federal income tax consequence described herein. The Internal Revenue Service may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our securities, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual;

•

a corporation or any other organization taxable as a corporation for U.S. federal income tax purposes that is created or organized in or under laws other than the laws of the United States, any state thereof, or the District of Columbia;

•

an estate, the income of which is not subject to U.S. federal income tax on a net income basis, unless such income is from a source within the United States or is effectively connected with a U.S. trade or business; or

•

a trust (1) that (a) has not made an election to be treated as a U.S. person under applicable U.S. Treasury regulations and (b) either (i) is not subject to the primary supervision of a court within the United States or (ii) is not subject to the substantial control of one or more U.S. persons or (2) the income of which is not subject to U.S. federal income tax on a net income basis.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. Although there can be no assurance, we do not believe that we are, or have been, a “United States real property holding corporation” for U.S. federal income tax purposes, or that we are likely to become one in the future. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, such Non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such Non-U.S. holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates.

Information Reporting and Backup Withholding. Information returns will be filed with the Internal Revenue Service in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our securities.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to an aggregate of up to 265,041,612 shares of our Class A common stock, which consists of (i) up to an aggregate of 231,503,279 shares of our Class A common stock underlying an equal number of Class B common stock, (ii) up to an aggregate of 10,533,333 shares of our Class A common stock that may be issued upon exercise of the private warrants and (iii) up to an aggregate of 23,000,000 shares of our Class A common stock that may be issued upon exercise of the public warrants. We are also registering the resale from time to time by the Selling Securityholders of up to 248,758,279 shares of our Class A common stock to be sold by the Selling Securityholders, (ii) 10,533,333 shares of Class A common stock that may be issued upon exercise of the private warrants and (iii) up to an aggregate of 80,000,000 PIPE Shares.

We will not receive any proceeds from the sale of shares of Class A common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through the distribution of securities by any Selling Securityholder to its partners, members or securityholders;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

Our Class A common stock and warrants are listed on the NYSE under the symbols “CANO” and “CANO WS”, respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, that offering will be conducted in accordance with the relevant provisions of FINRA Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

A holder of warrants may exercise its warrants in accordance with the Warrant Agreement on or before the expiration date by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such warrant, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

The financial statements of Jaws Acquisition Corp. as of December 31, 2020 and 2019, for the year ended December 31, 2020 and the period from December 27, 2019 (inception) through December 31, 2019, included in this prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon and included in this prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Primary Care (ITC) Intermediate Holdings, LLC and Subsidiaries at December 31, 2019 and 2020, and for each of the two years in the period ended December 31, 2020, appearing in this Prospectus and Registration Statement of Cano Health, Inc., have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Healthy Partners, Inc, HP Enterprises II, LLC, Broward Primary Partners, LLC, and Preferred Primary Care, LLC at December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, appearing in this Prospectus and Registration Statement of Cano Health, Inc., have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Doctors Group Management Inc., Century Health Care, Inc. and University Health Care MSO, Inc. and affiliates at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, appearing in this Prospectus and Registration Statement of Cano Health, Inc., have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to the Class A common stock and warrants offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We also maintain a website at http://www.canohealth.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendment to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

Unaudited Condensed Consolidated Financial Statements of Primary Care (ITC) Intermediate Holdings, LLC and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020	F-3
Unaudited Condensed Consolidated Statements of Operations for the three month periods ended March 31, 2021 and March 31, 2020	F-5
Unaudited Condensed Consolidated Statement of Members’ Capital for the three month periods ended March 31, 2021 and March 31, 2020	F-6
Unaudited Condensed Consolidated Statements of Cash Flows for the three month periods ended March 31, 2021 and March 31, 2020	F-7
Notes to Unaudited Condensed Consolidated Financial Statements	F-9

Unaudited Condensed Financial Statements of Jaws Acquisition Corp.
Unaudited Condensed Balance Sheets as of March 31, 2021 (Unaudited) and December 31, 2020	F-41
Unaudited Condensed Statement of Operations for the three months ended March 31, 2021 and 2020	F-42
Unaudited Condensed Statement of Changes in Shareholders’ Equity for the three months ended March 31, 2021 and 2020	F-43
Unaudited Condensed Statement of Cash Flows for the three months ended March 31, 2021 and 2020	F-44
Notes to Unaudited Condensed Financial Statements	F-45

Financial Statements of Jaws Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-62
Balance Sheets as of December 31, 2020 (restated) and December 31, 2019	F-63
Statement of Operations for the years ended December 31, 2020 (restated) and December 31, 2019	F-64
Statement of Changes in Shareholder’s Equity (Deficit) for the years ended December 31, 2020 (restated) and December 31, 2019	F-65
Statement Of Cash Flows for the years ended December 31, 2020 (restated) and December 31, 2019	F-66
Restated Notes to Financial Statements	F-67

Audited Consolidated Financial Statements of Primary Care (ITC) Intermediate Holdings LLC and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-85
Consolidated Balance Sheets as of December 31, 2020 and December 31, 2019	F-86
Consolidated Statements of Operations for the years ended December 31, 2020 and December 31, 2019	F-87
Consolidated Statement of Members’ Capital for the years ended December 31, 2020 and December 31, 2019	F-88
Consolidated Statements of Cash Flows for the years ended December 31, 2020 and December 31, 2019	F-89
Notes to Consolidated Financial Statements	F-91

Unaudited Condensed Combined Financial Statements of Healthy Partners, Inc, HP Enterprises II, LLC, Broward Primary Partners, LLC, and Preferred Primary Care, LLC
Unaudited Condensed Combined Balance Sheets as of May 31, 2020 and December 31, 2019	F-126
Unaudited Condensed Combined Statements of Operations for the periods ended May 31, 2020 and May 31, 2019	F-127
Unaudited Combined Statements of Members’ Capital for the periods ended May 31, 2020 and December 31, 2019	F-128
Unaudited Condensed Combined Statements of Cash Flows for periods ended May 31, 2020 and 2019	F-129
Notes to Unaudited Condensed Combined Financial Statements	F-130

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2021 AND DECEMBER 31, 2020

(UNAUDITED)

	As of,
(in thousands)	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents (Related parties comprised $0.1 and $0.0 million as of March 31, 2021 and December 31, 2020, respectively)	$6,602	$33,807
Accounts receivable, net (Related parties comprised $61.0 and $50.0 million as of March 31, 2021 and December 31, 2020, respectively)	88,007	76,709
Inventory	1,023	922
Prepaid expenses and other current assets	15,383	8,937

Total current assets	111,015	120,375
Property and equipment, net (Related parties comprised $23.9 and $22.7 million as of March 31, 2021 and December 31, 2020, respectively)	40,247	38,126
Goodwill (Related parties comprised $0.2 and $0.0 million as of March 31, 2021 and December 31, 2020, respectively)	235,127	234,328
Payor relationships, net	187,051	189,570
Other intangibles, net (Related parties comprised $0.1 and $0.0 million as of March 31, 2021 and December 31, 2020, respectively)	35,778	36,785
Other assets	7,522	4,362

Total assets	$616,740	$623,546

Liabilities and members’ capital
Current liabilities:
Current portion of notes payable	$4,800	$4,800
Current portion of equipment loans	319	314
Current portion of capital lease obligations	973	876
Current portion of contingent consideration	3,046	—
Accounts payable and accrued expenses (Related parties comprised $0.5 and $0.1 million as of March 31, 2021 and December 31, 2020, respectively)	39,870	33,180
Deferred revenue (Related parties comprised $1.3 and $1.0 million as of March 31, 2021 and December 31, 2020, respectively)	1,313	988
Current portions due to seller	34,798	27,129
Other current liabilities	1,951	1,333

Total current liabilities	87,070	68,620
Notes payable, net of current portion, debt discounts and debt issuance costs	456,102	456,745
Equipment loans, net of current portion	791	873
Capital lease obligations, net of current portion	1,871	1,580
Deferred rent (Related parties comprised $0.2 and $0.1 million as of March 31, 2021 and December 31, 2020, respectively)	3,599	3,111
Deferred revenue, net of current portion (Related parties comprised $5.0 and $4.3 million as of March 31, 2021 and December 31, 2020, respectively)	4,951	4,277

	As of,
(in thousands)	March 31, 2021	December 31, 2020
Due to seller, net of current portion	—	13,976
Contingent consideration, net of current portion	2,412	5,172
Other liabilities (Related parties comprised $9.2 and $8.1 million as of March 31, 2021 and December 31, 2020, respectively)	12,800	11,648

Total liabilities	569,596	566,002
Members’ capital:
Members’ equity	157,662	157,591
Accumulated deficit	(110,383)	(99,913)
Notes receivable, related parties	(135)	(134)

Total members’ capital	47,144	57,544

Total liabilities and members’ capital	$616,740	$623,546

Refer to accompanying Notes to the Condensed Consolidated Financial Statements

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2021 AND 2020

(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2021	2020
Revenue:
Capitated revenue (Related parties comprised $184.9 and $10.3 million as of March 31, 2021 and 2020, respectively)	$267,051	$127,716
Fee-for-service and other revenue (Related parties comprised $0.4 and $0.1 million as of March 31, 2021 and 2020, respectively)	13,084	7,582

Total revenue	280,135	135,298
Operating expenses:
Third-party medical costs (Related parties comprised $133.8 and $6.3 million as of March 31, 2021 and 2020, respectively)	195,046	85,313
Direct patient expense (Related parties comprised $1.4 and $0.8 million as of March 31, 2021 and 2020, respectively)	34,287	17,779
Selling, general, and administrative expenses (Related parties comprised $1.1 and $1.2 million as of March 31, 2021 and 2020, respectively)	34,848	20,984
Depreciation and amortization expense	5,846	3,384
Transaction costs and other (Related parties comprised $0.0 and $1.2 million as of March 31, 2021 and 2020, respectively)	8,516	6,238
Fair value adjustment—contingent consideration	285	—
Management fees (Related parties comprised $0.4 and $0.2 million as of March 31, 2021 and 2020, respectively)	438	214

Total operating expenses	279,266	133,912

Income from operations	869	1,386
Interest expense	(10,626)	(3,665)
Interest income (Related parties comprised $0.0 and $0.1 million as of March 31, 2021 and 2020, respectively)	1	79

Total other expense	(10,625)	(3,586)

Net loss before income tax benefit / (expense)	(9,756)	(2,200)
Income tax benefit / (expense)	(714)	12

Net loss	$(10,470)	$(2,188)
Net loss attributable to non-controlling interests	—	(4)

Net loss attributable to the Company	$(10,470)	$(2,184)

Refer to accompanying Notes to the Condensed Consolidated Financial Statements

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF MEMBERS’ CAPITAL

FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2021 AND 2020

(UNAUDITED)

(in thousands)	Members’ Equity	Total Non-Controlling Interests	Notes Receivable	Accumulated Deficit	Members’ Capital
BALANCE—December 31, 2020	$157,591	$—	$(134)	$(99,913)	$57,544
Primary Care (ITC) Holdings, LLC capital contributions for profit interest units relating to equity-based compensation (Note 15)	71	—	—	—	71
Notes receivable—related parties	—	—	(1)	—	(1)
Net loss	—	—	—	(10,470)	(10,470)

BALANCE—March 31, 2021	$157,662	$—	$(135)	$(110,383)	$47,144

BALANCE—December 31, 2019	$123,242	$392	$(130)	$(25,041)	$98,463
Members’ contributions	10,585	—	—	—	10,585
Issuance of securities by Primary Care (ITC) Holdings, LLC in connection with acquisitions	4,000	—	—	—	4,000
Primary Care (ITC) Holdings, LLC capital contributions for profit interest units relating to equity-based compensation	54	—	—	—	54
Notes receivable—related parties	—	—	(1)	—	(1)
Net loss	—	(4)	—	(2,184)	(2,188)

BALANCE—March 31, 2020	$137,881	$388	$(131)	$(27,225)	$110,913

Refer to accompanying Notes to the Condensed Consolidated Financial Statements

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2021 AND 2020

(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2021	2020
Cash Flows from Operating Activities:
Net loss	$(10,470)	$(2,188)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	2,247	1,322
Amortization of intangibles	3,599	2,062
Change in fair value of contingent consideration	285	—
Amortization of debt discount and debt issuance costs	2,170	199
Profit interest units relating to equity-based compensation	71	54
Changes in operating assets and liabilities:
Accounts receivable, net	(11,233)	(7,175)
Inventory	(101)	(396)
Other assets	(781)	14
Prepaid expenses and other current assets	(8,024)	(1,080)
Accounts payable and accrued expenses (Related parties comprised $0.4 and $0.0 million as of March 31, 2021 and 2020, respectively)	4,034	(161)
Bonus accrual	1,991	2,786
Deferred rent (Related parties comprised $0.1 and $0.0 million as of March 31, 2021 and 2020, respectively)	488	483
Deferred revenue (Related parties comprised $1.0 and $0.0 million as of March 31, 2021 and 2020, respectively)	999	—
Other liabilities (Related parties comprised $1.1 and $0.0 million as of March 31, 2021 and 2020, respectively)	(1,982)	1,678

Net cash used in operating activities	(16,707)	(2,402)

Cash Flows from Investing Activities:
Purchase of property and equipment (Related parties comprised $1.1 and $0.0 million as of March 31, 2021 and 2020, respectively)	(2,645)	(2,667)
Acquisitions of subsidiaries, net of cash acquired	(898)	(55,150)
Payments to sellers	(6,155)	(1,375)
Advances to related parties	(1)	(1)

Net cash used in investing activities	(9,699)	(59,193)

Cash Flows from Financing Activities:
Contributions from member	—	10,585
Interest accrued due to seller	536	308
Capitalized transaction costs related to merger	(2,414)	—
Payments of long-term debt	(1,200)	—
Debt issuance costs	—	(203)
Proceeds from long-term debt	—	20,000
Proceeds from revolving credit facility	—	4,000
Proceeds from insurance financing arrangements	4,355	2,599
Payments of principal on insurance financing arrangements	(1,737)	(835)
Repayments of equipment loans	(76)	(172)
Repayments of capital lease obligations	(263)	(404)

Net cash (used in) / provided by financing activities	(799)	35,878

	Three Months Ended March 31,
(in thousands)	2021	2020
Net decrease in cash, cash equivalents and restricted cash	(27,205)	(25,717)
Cash, cash equivalents and restricted cash at beginning of year	33,807	29,192

Cash, cash equivalents and restricted cash at end of year	$6,602	$3,475

Supplemental cash flow information:
Interest paid	$(8,260)	$(3,158)
Non-cash investing and financing activities:
Capital lease obligations entered into for property and equipment	$651	$335
Equipment loan obligations entered into for property and equipment	—	103
Issuance of securities by Parent in connection with acquisitions	—	4,000
Humana Affiliate Provider clinic leasehold improvements	1,073	—

Refer to accompanying Notes to the Condensed Consolidated Financial Statements

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.	NATURE OF BUSINESS AND OPERATIONS

Nature of Business

Primary Care (ITC) Intermediate Holdings, LLC (“Intermediate Holdings”, or the “Company”), a Delaware limited liability company, was formed on August 8, 2016 and had no substantial operating activity until December 23, 2016 (“date of inception”). The Company is a wholly-owned subsidiary of Primary Care (ITC) Holdings, LLC (“ITC Holdings”, or “Parent”).

The Company provides value-based medical care for its members through a network of primary care physicians across the U.S. and Puerto Rico. The Company focuses on high touch population health and wellness services to Medicare Advantage members, particularly in underserved communities by leveraging a proprietary technology platform to deliver high-quality health care services, resulting in superior clinical outcomes at competitive costs. As of March 31, 2021, the Company provided services through its network of over 72 owned medical centers and over 202 providers (physicians, nurse practitioners, and physician assistants), and maintained affiliate relationships with over 570 physicians. The Company also operates pharmacies in the network for the purpose of providing a full range of managed care services to its members.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary Cano Health, LLC (“Cano”), and Cano’s subsidiaries which include Complete Medical Billing and Coding Services, LLC, Physicians Partners Group Merger, LLC, Physicians Partners Group of FL, LLC, PPG Puerto Rico Blocker, Inc., Physicians Partners Group Puerto Rico, LLC, Cano Health of Florida, LLC, Comfort Pharmacy, LLC, Belen Pharmacy Group, LLC, Comfort Pharmacy 2, LLC, Cano Health of West Florida, LLC, Cano Medical Center of West Florida, LLC, CH Dental Administrative Services, LLC., Cano Belen, LLC, Cano Occupational Health, LLC, Cano PCP Wound Care, LLC, American Choice Healthcare, LLC, Cano PCP, LLC, IFB Pharmacy, LLC, Cano Health of Florida, LLC, Cano PCP MSO, LLC, Cano HP MSO, LLC.

The Company has interests in various entities and considers itself to control an entity if it is the majority owner of or has voting control over such entity. The Company also assesses control through means other than voting rights (“variable interest entities” or “VIEs”) and determines which business entity is the primary beneficiary of the VIE. The Company consolidates VIEs when it is determined that the Company is the primary beneficiary of the VIE. Included in the Consolidated results of the Company are Cano Health Texas, PLLC and Cano Health Nevada, PLLC, which the Company has concluded are both VIEs. All material intercompany accounts and transactions have been eliminated in consolidation.

Risks and Uncertainties

As of March 31, 2021, the Company’s coverage area is primarily in the State of Florida. Given this concentration, the Company is subject to adverse economic, regulatory, or other developments in the State of Florida that could have a material adverse effect on the Company’s financial conditions and operations. In addition, federal, state and local laws and regulations concerning healthcare affect the healthcare industry. The Company’s long-term success is dependent on the ability to successfully generate revenues; maintain or reduce operating costs; obtain additional funding when needed; and ultimately, achieve profitable operations. The Company is not able to predict the content or impact of future changes in laws and regulations affecting the healthcare industry, however management believes that its existing cash position along with it’s immediate access to capital via the Credit Suisse revolving letter and line of credit of $30.0 million (see Note 9) and delayed

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

draws term loans of $175.0 million (see Note 10) as of June 9, 2021 will be sufficient to fund operating and capital expenditure requirements through at least twelve months from the date of issuance of these consolidated financial statements.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position of the Company at March 31, 2021 and 2020, the results of operations, cash flows and changes in equity for the three months ended March 31, 2021 and 2020 have been included. These Unaudited Condensed Consolidated Financial Statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2020.

Intermediate Holdings is organized as a limited liability company (“LLC”) wholly owned by its sole member, ITC Holdings. As such, no member or employee of the Company shall be held personally liable for debts, obligation, or liabilities of the Company that may arise from acts of omissions of any other member, director, manager, agent, or employee of the Company, unless the individual action or omission is governed by a specific provision in the Company’s operating agreement or other specific guarantee. As the Company has a single member, there are no differentiated classes of members’ interests, rights, preferences, or privileges and the Company has not issued different classes of units to ITC Holdings. The expenses incurred by ITC Holdings on behalf of the Company or contributions to the Company are recorded as contributions or distributions from members’ capital based on the dollar value of such contribution or distribution. The duration of the LLC is perpetual.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Revenue Recognition

In May 2014, the Financial Accounting Standards board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 “Revenue from Contracts with Customers”, Accounting Standards Codification (“ASC”) 606 (“ASC 606”). On January 1, 2019, the Company adopted ASC 606, applying the full retrospective method as of the earliest period presented. The portfolio approach was used to apply the requirements of the standard to groups of contracts with similar characteristics.

Under ASC 606, the Company recognizes revenue when a customer obtains control of the promised goods or services. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five-step model in order to determine this amount: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services the Company transfers to the customer (i.e. patient). At contract inception, once the contract is determined to be within the scope of ASC 606,

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

management reviews the contract to determine which performance obligations must be satisfied and which of these performance obligations are distinct. The Company recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied.

The Company derives its revenue primarily from its capitated fees for medical services provided under capitated arrangement, fee-for-service, and revenue from the sale of pharmaceutical drugs.

Capitated care revenue is derived from fees for medical services provided by the Company under capitated arrangements with health maintenance organizations’ (“HMOs”) health plans. Capitated revenue consists of revenue earned through Medicare as well as through commercial and other non-Medicare governmental programs, such as Medicaid, which is captured as other capitated revenue. The Company is required to deliver healthcare services to the enrolled member population and is responsible for medical expenses related to healthcare services required by that patient group, including services not provided by the Company. Since the Company controls the healthcare services provided to enrolled members, the Company acts as a principal. The gross fees under these contracts are reported as revenue and the cost of provider care is included in third-party medical costs. Neither the Company or any of its affiliates is a registered insurance company because state law in the states in which it operates does not require such registration for risk-bearing providers.

Since contractual terms across these arrangements are similar, the Company groups them into one portfolio. The Company identifies a single performance obligation to stand-ready to provide healthcare services to enrolled members. Capitated revenues are recognized in the month in which the Company is obligated to provide medical care services. The transaction price for the services provided depends upon the pricing established by the Centers for Medicare & Medicaid (“CMS”) and includes rates that are based on the cost of medical care within a local market and the average utilization of healthcare services by the members enrolled. The transaction price is variable since the rates are risk adjusted for projected health status (acuity) of members and demographic characteristics of the enrolled members. The risk adjustment to the transaction price is presented as the Medicare Risk Adjustment (“MRA”) within accounts receivable on the accompanying consolidated balance sheets. The fees are paid on an interim basis based on submitted enrolled member data for the previous year and are adjusted in subsequent periods after the final data is compiled by the CMS.

In 2020, the Company entered into multi-year agreements with Humana, Inc., a managed care organization, to provide services at certain centers to members covered by Humana. The agreements contain an administrative payment from Humana in exchange for the Company providing certain care coordination services during the contract term. The care coordination payments are refundable to Humana on a pro-rata basis if the Company ceases to provide services at the centers within the specified contract term. The Company identified one performance obligation to stand-ready to provide care coordination services to patients and will recognize revenue in capitated revenue ratably over the contract term.

Fee-for-service revenue is generated from primary care services provided in the Company’s medical centers. During an office visit, a patient may receive a number of medical services from a healthcare provider. These healthcare services are not separately identifiable and are combined into a single performance obligation. The Company recognizes fee-for-service revenues at the net realizable amount at the time the patient is seen by a provider, and the Company’s performance obligations to the patient is complete.

Pharmacy revenues are generated from the sales of prescription medication to patients. These contracts contain a single performance obligation. The Company satisfies its performance obligation and recognizes revenue at the time the patient takes possession of the merchandise.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Company’s revenue from its revenue streams described in the preceding paragraphs for the three months ended March 31, 2021 and 2020 were as follows:

	Three Months Ended March 31,
(in thousands)	2021		2020
	Revenue $	Revenue %	Revenue $	Revenue %
Capitated revenue:
Medicare	$225,872	80.6%	$106,010	78.4%
Other capitated revenue	41,179	14.7%	21,706	16.0%

Total capitated revenue	267,051	95.3%	127,716	94.4%

Fee-for-service and other revenue:
Fee-for-service	4,548	1.6%	1,765	1.3%
Pharmacy	7,306	2.6%	5,336	3.9%
Other	1,230	0.5%	481	0.4%

Total fee-for-service and other revenue	13,084	4.7%	7,582	5.6%

Total revenue	$280,135	100.0%	$135,298	100.0%

As the performance obligations from the Company’s revenues recognized at a point in time and the revenues recognized over time relate to contracts with a duration of one year or less, the Company elected the practical expedient in ASC 606-10-50-14(a) which provides relief from the requirement to disclose the transaction price for remaining performance obligations at the end of each reporting period and the requirement to disclose when the Company expects to recognize the related revenue. The Company has de minimis performance obligations remaining at the end of the reporting period as patients are not contractually obligated to continue to receive medical care from the network of providers.

Third-Party Medical Costs

Third-party medical costs primarily consists of all medical expenses paid by the health plans, including inpatient and hospital care, specialists, and medicines.

Direct Patient Expense

Direct patient expense primarily consists of costs incurred in the treatment of the patients, including the compensation related to medical service providers and technicians, medical supplies, purchased medical services, drug costs for pharmacy sales, and payments to third-party providers.

Third-party medical and direct patient expenses collectively represent the cost of services provided.

Significant Vendor

The Company’s primary provider of pharmaceutical drugs and pharmacy supplies accounted for approximately 100% of the Company’s pharmaceutical drugs and supplies expense for the three months ended March 31, 2021 and 2020.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Concentration of Risk

Contracts with three of the HMOs accounted for approximately 73.7% of total revenues for the three months ended March 31, 2021 and approximately 77.5% of total accounts receivable as of March 31, 2021. Contracts with three of the HMOs accounted for approximately 61.5% of total revenues for the three months ended March 31, 2020 and approximately 67.1% of total accounts receivable as of December 31, 2020. The loss of revenue from these contracts could have a material adverse effect on the Company.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposits in excess of the Federal Deposit Insurance Corporation insured limit of $0.3 million. At times, such cash balances may be in excess of insured amounts.

Cash and Restricted Cash

Cash and cash equivalents are highly liquid investments purchased with original maturities of three months or less. During the first quarter of 2021, two health plans required the Company to maintain restricted cash balances for an aggregate amount of $0.6 million. These restricted cash balances are included within the caption cash and restricted cash in the accompanying consolidated balance sheets.

Inventory

Inventory consists entirely of pharmaceutical drugs and is valued at the lower of cost (under the first-in, first-out method) or net realizable value.

Accounts Receivable, Net of Unpaid Service Provider Costs

Accounts receivable are carried at amounts the Company deems collectible. Accordingly, an allowance is provided in the event an account is considered uncollectible. As of March 31, 2021 and December 31, 2020, the Company believes no allowance is necessary. The ultimate collectability of accounts receivable may differ from amounts estimated. The period between the time when the service is performed by the Company and the fees are received is usually one year or less and therefore, the Company elected the practical expedient under ASC 606-10-32-18 and did not adjust accounts receivable for the effect of a significant financing component.

Included in accounts receivable are Medicare Risk Adjustment (“MRA”) receivables which are derived from adjustments based on the health status of members and demographic characteristics of the plan. The health status of members are used to determine a risk score which is actuarially determined by comparing what was received from the Centers for Medicare & Medicaid Services and what should have been received based on the health status of the enrolled member. Our accounts receivable includes $28.1 million and $18.1 million as of March 31, 2021 and December 31, 2020, respectively, for MRA receivables.

As of March 31, 2021 and December 31, 2020, the Company’s accounts receivable are presented net of the unpaid service provider costs. A right of offset exists when all of the following conditions are met: 1) each of the two parties owed the other determinable amounts; 2) the reporting party has the right to offset the amount owed with the amount owed to the other party; 3) the reporting party intends to offset; and 4) the right of offset is enforceable by law. The Company believes all of the aforementioned conditions exist as of March 31, 2021 and December 31, 2020.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Accounts receivable balances are summarized below:

	As of,
(in thousands)	March 31, 2021	December 31, 2020
Accounts receivable	$97,891	$113,089
Medicare risk adjustment	28,110	18,144
Unpaid service provider costs	(37,994)	(54,524)

Accounts receivable, net	$88,007	$76,709

Activity in unpaid service provider cost for the three months ended March 31, 2021 is summarized below:

(in thousands)
Balance as at January 1, 2021	$54,524

Incurred related to:
Current year	136,755
Prior years	(4,785)

131,970
Paid related to:
Current year	98,761
Prior years	49,739

148,500

Balance as at March 31, 2021	$37,994

Activity in unpaid service provider cost for the three months ended March 31, 2020 is summarized below:

(in thousands)
Balance as at January 1, 2020	$19,968

Incurred related to:
Current year	65,540
Prior years	(2,478)

63,062
Paid related to:
Current year	38,661
Prior years	17,490

56,151

Balance as at March 31, 2020	$26,879

The foregoing reconciliation reflects a change in estimate during the three months ended March 31, 2021 related to unpaid service provider costs of approximately $4.8 million. The change is primarily attributable to favorable claims development driven by lower than expected utilization levels. It also reflects a change of approximately $2.5 million for the three months ended March 31, 2020, which is primarily attributable to favorable claims development driven by lower than expected utilization levels.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Unpaid Service Provider Cost

Provider costs are accrued based on the date of services rendered to members, based in part on estimates, including an accrual for medical services incurred but not reported (“IBNR”). Liabilities for IBNR are estimated using standard actuarial methodologies including the Company’s accumulated statistical data, adjusted for current experience. These actuarially determined estimates are continually reviewed and updated. Differences between estimated IBNR and actual amounts incurred are adjusted as an increase or decrease to service provider cost in the consolidated statement of operation in the period they become known.

The Company believes the amounts accrued to cover claims incurred and unpaid as of March 31, 2021 and December 31, 2020 are adequate. However, as the amount of unpaid service provider cost is based on estimates, the ultimate amounts paid to settle these liabilities might vary from recorded amounts, and these differences may be material.

The Company maintains a provider excess loss insurance policy to protect against claim expenses exceeding certain levels that were incurred by the Company on behalf of members. As of March 31, 2021 and December 31, 2020, the Company’s excess loss insurance deductible was $0.1 million and maximum coverage was $2.0 million per member per calendar year. For the three months ended March 31, 2021, the Company recorded excess loss insurance premiums of $1.7 million and insurance reimbursements of $1.0 million. For the three months ended March 31, 2020, the Company recorded excess loss insurance premiums of $1.1 million and no insurance reimbursements. The Company recorded these amounts on a net basis in the caption third-party medical costs in the accompanying consolidated statements of operations. The Company records excess loss insurance recoveries in accounts receivable on the accompanying consolidated balance sheets. As of March 31, 2021 and December 31, 2020, the Company recorded insurance recoveries of $1.8 million and $2.5 million, respectively.

Debt Discount and Issuance Costs

Debt discounts and debt issuance costs represent fees incurred by the Company in connection with securing funding from a lender. These are lender fees and third-party professional fees that would not have been incurred if the Company did not pursue and secure financing. In circumstances where an embedded derivative is bifurcated from a host credit agreement and recorded as a standalone instrument at fair value, the debt discount and debt issuance costs will reflect the initial fair value of such derivative. At inception of a credit agreement, these debt discounts and debt issuance costs are capitalized and presented net against the carrying amount of the related debt liabilities in the accompanying consolidated balance sheets. Following recognition, they are amortized over the term of their related credit agreement through interest expense in the accompanying statements of operations via the effective interest method. In instances where there is no related debt drawn or outstanding, the debt discounts and debt issuance costs are presented in prepaid and other current assets and other assets on the accompanying consolidated balance sheets.

As of March 31, 2021 and December 31, 2020, the Company had recorded capitalized debt discount and deferred issuance cost balances of $22.8 million and $24.9 million, respectively, as shown in Note 10. Of the balance as of March 31, 2021, $17.9 million is included in the caption notes payable, net of current portion and debt discount, $4.3 million in prepaid expenses and other current assets, and $0.6 million in other assets on the accompanying consolidated balance sheets. Of the balance as of December 31, 2020, $18.5 million is included in the caption notes payable, net of current portion and debt discount, $5.8 million in prepaid expenses and other current assets, and $0.6 million in other assets on the accompanying consolidated balance sheets.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

For the three months ended March 31, 2021 and 2020, the Company recorded amortization expense of $2.2 million and $0.2 million, which is reflected in the accompanying consolidated statements of operations in the interest expense caption.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. The Company capitalizes asset purchases as well as major improvements that extend the useful life or add functionality in amounts greater than one thousand dollars. Depreciation and amortization are computed using the straight-line method over the life of the assets, ranging from three to fifteen years. Leasehold improvements are amortized over the shorter of the estimated useful life of 15 years or the term of the lease.

Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in the accompanying consolidated statements of operations.

Impairment of Long-Lived Assets

The Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets acquired. The goodwill arising from acquisitions is a result of synergies that are expected to be derived from elimination of duplicative costs and the achievement of economies of scale. The Company assesses goodwill for impairment on an annual basis and between tests if events occur or circumstances exist that would reduce the fair value of a reporting unit below its carrying amount. The Company performs its annual assessment on the first of October. Goodwill is evaluated for impairment at the reporting unit level. The Company has identified a single reporting unit. First, the Company performs a qualitative analysis to determine if it is more likely than not that the fair value of the reporting unit is less than its carrying value and a quantitative impairment test is required. If required, the Company applies the quantitative test to identify and measure the amount of impairment by comparing the fair value of the reporting unit, which the Company estimates on an income approach using the present value of expected future cash flows of the reporting unit to its carrying value.

The Company considered the effect of the COVID-19 pandemic on its business and the overall economy and resulting impact on its goodwill. As of October 1, 2020, the Company performed a quantitative goodwill impairment test and did not identify impairment to goodwill. There was no impairment to goodwill during the three months ended March 31, 2021 and March 31, 2020.

Intangibles, Net

The Company’s intangibles consist of trade names, brand, non-compete, and customer, payor, and provider relationships. The Company amortizes its intangibles using the straight-line method over the estimated useful

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

lives of the intangible, which ranges from 1 through 20 years. Intangible assets are reviewed for impairment in conjunction with long-lived assets.

Deferred Rent

Minimum rent, including fixed escalations, is recorded on a straight-line basis over the lease term. The lease term commences when the Company takes possession of the leased premises and, in most cases, ends upon expiration of the initial non-cancelable term. When a lease provides for fixed escalations of the minimum rental payments during the lease term, the difference between the recorded straight-line rent and the amount payable under the lease is recognized as deferred rent obligation.

Professional and General Liability

As a healthcare provider, the Company is subject to medical malpractice claims and lawsuits. The Company may also be liable, as an employer, for the negligence of healthcare professionals it employs or the healthcare professionals it engages as independent contractors. To mitigate a portion of this risk, the Company maintains medical malpractice insurance, principally on a claims-made basis, with a reputable insurance provider. This policy contains a retroactive feature which covers claims incurred at the sites the Company operates, regardless if the claim was filed after the site’s respective policy term. The policy contains various limits and deductibles.

Loss contingencies, including medical malpractice claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable, and an amount or range of loss can be reasonably estimated.

The Company maintains a malpractice insurance policy with a coverage limit of $1.0 million per occurrence and $3.0 million aggregate coverage, with an umbrella policy coverage of $5.0 million. Any amounts over that threshold, or for which the insurance policy will not cover, will be borne by the Company and may materially affect the Company’s future consolidated financial position, results of operations, and cash flows. As of March 31, 2021 and December 31, 2020, the Company has recorded claims liabilities of $0.1 million and $0.1 million, respectively, in other liabilities. Insurance recoverables were immaterial as of March 31, 2021 and December 31, 2020, and are recorded in other assets on the accompanying consolidated balance sheets.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. Advertising and marketing costs expensed totaled approximately $2.5 million and $1.3 million for the three months ended March 31, 2021 and 2020, respectively, and are included in the caption selling, general and administrative expenses in the accompanying consolidated statements of operations.

Management Estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions based on available information. Such estimates are based on historical experience and other assumptions that are considered appropriate in the circumstances. However, actual results could differ from those estimates and these differences may be material. Significant estimates made by the Company include, but are not limited to, fair value allocations for intangible assets acquired as part of the Company’s numerous acquisitions, recoverability of goodwill and intangibles, fair value of contingent considerations, unpaid service provider cost liability, and respective revenues and expenses related to these estimates for the years reported.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

On March 11, 2020, the World Health Organization designated COVID-19 as a global pandemic. The rapid spread of COVID-19 around the world led to the shutdown of cities as national, state, and local authorities implemented social distancing, quarantine and self-isolation measures. The full extent to which the COVID-19 pandemic will directly or indirectly impact the business, future results of operations and financial condition will depend on future factors that are highly uncertain and cannot be accurately predicted. These factors include, but are not limited to, new information that may emerge concerning COVID-19, the scope and duration of business closures and restrictions, government-imposed or recommended suspensions of elective procedures, and expenses required for supplies and personal protective equipment. Due to these and other uncertainties, management cannot estimate the length or severity of the impact of the pandemic on the business. Additionally, because of the Company’s business model, the full impact of the COVID-19 pandemic may not be fully reflected in the Company’s results of operations and overall financial condition until future periods. Management will continue to closely evaluate and monitor the nature and extent of these potential impacts to the business, results of operations, and liquidity.

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes and, accordingly, generally would not incur income taxes or have any unrecognized tax benefits. Instead, its earnings and losses are included in the tax return of its members and taxed depending on the members’ tax situation. While the overall entity is treated as a partnership, the Company established in 2019 a subsidiary group that was taxed under Subchapter C with immaterial operations in 2019. The operations of the subsidiary group are conducted through a legal entity domiciled in Puerto Rico. The subsidiary group is subject to Puerto Rico and U.S. Federal taxes and Florida State taxes. Refer to Note 17 for further details.

The Company recognizes and measures tax positions taken or expected to be taken in its tax return based on their technical merit and assesses the likelihood that the positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. Interest and penalties on tax liabilities, if any, would be recorded in interest expense and other expenses, respectively.

The U.S. Federal jurisdiction and the State of Florida are the major tax jurisdictions where the Company files income tax returns. The Company is generally subject to U.S. Federal or State examinations by tax authorities for all years since inception.

Recent Accounting Pronouncements

In February 2016, the FASB established Topic 842, Leases, by issuing ASU No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842, ASU No. 2018-10, Codification Improvements to Topic 842, Leases, ASU No. 2018-11, Targeted Improvements, and ASU No. 2018-20, Leases (Topic 842): Narrow-Scope Improvements for Lessors (collectively referred to as “ASC 842”). ASC 842 establishes a right of use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations. The Company is currently evaluating the effect of adopting ASC 842 due to the recognition of right-of-use asset and related lease liability. The Company does not anticipate the update having a material effect on the Company’s results of operations or cash flows, though such an effect is possible.

Under ASC 842, a modified retrospective transition approach is required, and entities may choose to use either the effective date or the beginning of the earliest period presented in the financial statements as the date of

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

initial application, with certain practical expedients available. ASC 842 is effective for fiscal years beginning after December 15, 2021 and for interim periods within fiscal years beginning after December 15, 2022, with early application permitted, and the Company expects to adopt the new standard on the effective date or the date it no longer qualifies as an emerging growth company, whichever is earlier.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which is intended to improve financial reporting by requiring earlier recognition of credit losses on certain financial assets. The standard replaces the current incurred loss impairment model that recognizes losses when a probable threshold is met with a requirement to recognize lifetime expected credit losses immediately when a financial asset is originated or purchased. The standard has been further refined through subsequent releases by the FASB, including the extension of the effective date. As amended by ASU No. 2019-10, the standard is effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those annual periods, with early adoption permitted, and the Company expects to adopt ASU on the effective date or the date it no longer qualifies as an emerging growth company, whichever is earlier. The Company is currently evaluating the effect that the standard will have on its consolidated financial statements and related disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation (“Topic 718”), which expands the scope of share-based compensation guidance to include share-based payment transactions for acquiring goods and services from nonemployees. The FASB has also issued an amendment to this update to include share-based payment awards granted to a customer. The update is effective for fiscal years beginning after December 15, 2019 and for interim periods within fiscal years beginning after December 15, 2020. The Company adopted the standard on January 1, 2020 and it did not have a material effect on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (“Topic 820”): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which simplifies the fair value measurement disclosure requirements, including removing certain disclosures related to transfers between fair value hierarchy levels and adds certain disclosures to related level 3 investments. The update is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years, with early adoption permitted. The Company adopted the standard on January 1, 2020 and it did not have a material effect on its consolidated financial statements.

In October 2018, the FASB issued ASU 2018-17, Consolidation (“Topic 810”)—Targeted Improvements to Related Party Guidance for Variable Interest Entities. The ASU creates a new private company accounting alternative in US GAAP that allows a private company to not apply the VIE guidance to legal entities under common control if both the common control parent and the legal entity being evaluated for consolidation are not public business entities and other criteria are met. The new guidance also changes how all entities that apply the VIE guidance evaluate decision-making fees. For entities other than private companies, the guidance on decision-making fees is effective for annual periods beginning after December 15, 2019, and interim periods therein. The guidance is effective for private companies for annual periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted, including in an interim period. The Company does not expect the update to have a material effect on its consolidated financial statements.

3.	BUSINESS ACQUISITIONS

The Company made the following acquisition in order to expand its geographical footprint and expand its member base.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Primary Care Physicians and related entities

On January 2, 2020, the Company acquired all of the assets of Primary Care Physicians and related entities (“PCP”). The purchase price totaled $60.2 million of which $53.6 million was paid in cash, and 123,077 Class A-4 Units of Primary Care (ITC) Holdings, LLC’s securities with a value of $4.0 million were issued. The remaining amount includes $1.5 million related to the pay-down of debt, and $1.1 million related to the pay-down of accounts payable and accrued expenses of PCP. The physicians entered into employment agreements with the Company and these agreements include covenants not to compete. The Company recorded non-compete intangible assets totaling $0.8 million with a weighted-average amortization period of 3 years.

The purchase price has been allocated to cash and cash equivalents, accounts receivable, inventory, property and equipment, non-compete intangible assets, acquired intangibles, goodwill, and accounts payable. The portion of the legal purchase price that is allocated to the non-compete is not considered part of consideration transferred to acquire the business and is accounted for separately. The following table provides the preliminary allocation of the purchase price:

(in thousands)
Cash and cash equivalents	$191
Accounts receivable	486
Inventory	155
Property and equipment	1,518
Non-compete intangibles	846
Acquired intangibles	43,549
Goodwill	13,738
Accounts payable	(274)

Total Purchase Price	$60,209

The acquired intangible assets include $4.0 million for the PCP brand and payor relationships amounting to $39.5 million. Total revenues attributable to the assets acquired in the PCP acquisition were approximately $21.0 million and $18.2 million for the three months ended March 31, 2021 and 2020, respectively. Net income attributable to the assets acquired in the PCP acquisition was $3.0 million and $3.2 million for the three months ended March 31, 2021 and 2020, respectively.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The net effect of acquisitions to the Company’s assets and liabilities and reconciliation of cash paid for net assets acquired for the periods ended March 31, 2021 and 2020, including amounts related to immaterial acquisitions not disclosed above, was as follows:

	Three Months Ended March 31,
(in thousands)	2021	2020
Assets Acquired
Accounts receivable	$65	$486
Other assets	—	346
Property and equipment	—	1,518
Goodwill	799	13,738
Intangibles	72	44,395

Total assets acquired	936	60,483

Liabilities Assumed
Other liabilities	38	1,333

Total liabilities assumed	38	1,333

Net Assets Acquired	898	59,150
Issuance of Parent equity in connection with acquisitions	—	4,000

Cash paid for net assets acquired	$898	$55,150

Pro forma information is not presented for the Company’s acquisitions during the three months ended March 31, 2021 and 2020 as the information is unavailable for those assets acquired. Historical financial results were impractical to obtain as those businesses did not prepare financial statements historically.

4.	PROPERTY AND EQUIPMENT, NET

The following is a summary of property and equipment, net and the related useful lives as of March 31, 2021 and December 31, 2020:

		As of,
(in thousands)		March 31,	December 31,
Assets Classification	Useful Life	2021	2020
Leasehold improvements	Lesser of lease term or 15 years	$26,906	$25,021
Machinery and equipment	3-12 years	8,596	8,288
Automobiles	3-5 years	6,190	4,900
Computer and equipment	5 years	4,803	4,475
Furniture and equipment	3-7 years	2,598	2,390
Construction in progress		4,504	4,155

Total		53,597	49,229
Less: Accumulated depreciation and amortization		(13,350)	(11,103)

Property and equipment, net		$40,247	$38,126

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Depreciation expense was $2.2 million and $1.3 million for the three months ended March 31, 2021 and 2020, respectively. For the three months ended March 31, 2021 and 2020, the Company paid a related party for construction in progress and leasehold improvements totaling $1.4 million and $2.0 million, respectively, and had no balance due as of March 31, 2021 and $0.1 million due as of December 31, 2020, respectively. These payments are included in the caption accounts payable and accrued expenses on the accompanying consolidated balance sheets. Additionally, the Company disposed of an immaterial amount of fully depreciated assets in the three months ended March 31, 2021 and 2020, respectively.

The Company records construction in progress related to vehicles, computer equipment, medical equipment, furniture, and fixtures that have been acquired but have not yet been placed in service as of the reporting date, as well as leasehold improvements currently in progress. As of March 31, 2021 and December 31, 2020, the Company also recorded construction in progress and leasehold improvements related to Humana medical centers of $9.1 million and $8.2 million, respectively.

5.	GOODWILL AND INTANGIBLES, NET

As of March 31, 2021, the Company’s intangible assets, net consists of the following:

(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangibles:
Trade names	$1,409	$(669)	$740
Brand	29,495	(2,647)	26,848
Non-compete	7,796	(3,822)	3,974
Customer relationships	880	(147)	733
Payor relationships	201,530	(14,479)	187,051
Provider relationships	4,120	(637)	3,483

Total intangibles, net	$245,230	$(22,401)	$222,829

As of December 31, 2020, the Company’s intangible assets, net consists of the following:

(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangibles:
Trade names	$1,409	$(630)	$779
Brand	29,486	(2,171)	27,315
Non-compete	7,733	(3,373)	4,360
Customer relationships	880	(135)	745
Payor relationships	201,530	(11,960)	189,570
Provider relationships	4,119	(533)	3,586

Total intangibles, net	$245,157	$(18,802)	$226,355

The Company recorded amortization expense of $3.6 million and $2.1 million for the three months ended March 31, 2021 and 2020, respectively.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Expected amortization expense for the Company’s existing amortizable intangibles for the next five years, and thereafter, as of March 31, 2021 is as follows:

Year ending December 31,	Amount (in thousands)
Remainder of 2021	$10,645
2022	14,024
2023	13,464
2024	12,935
2025	12,676
Thereafter	159,085

Total	$222,829

The Company identified one reporting unit for the annual goodwill impairment testing. No goodwill impairment was identified for the three months ended March 31, 2021 and 2020.

6.	CAPITAL LEASE OBLIGATIONS

The Company leases equipment from third parties under non-cancellable capital lease agreements, bearing interest at rates ranging from 4.1% to 12.1%, and expiring through the year 2025. The assets and liabilities under the capital leases are recorded at the present value of the minimum lease payments. The assets are depreciated on a straight-line basis over the shorter of the lease term or the estimated useful lives. The assets under capital leases are included in the accompanying consolidated balance sheets as property and equipment, net, with a gross asset value of $5.1 million and $4.2 million, and accumulated depreciation of $1.8 million and $1.5 million, as of March 31, 2021 and December 31, 2020, respectively. The depreciation of capital leases is included in depreciation and amortization.

Future minimum lease payments under the capital leases as of March 31, 2021 are due as noted below:

Year ending December 31,	Amount (in thousands)
Remainder of 2021	$904
2022	1,095
2023	763
2024	457
2025	31

Total minimum lease payments	3,250
Less: amount representing interest	(406)

2,844
Less: current maturities	(973)

Total	$1,871

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Future minimum lease payments under the capital leases as of December 31, 2020 are due as noted below:

Year ending December 31,	Amount (in thousands)
2021	$1,038
2022	919
2023	586
2024	271

Total minimum lease payments	2,814
Less: amount representing interest	(358)

2,456
Less: current maturities	(876)

$1,580

7.	EQUIPMENT LOANS

The Company has entered into various equipment loans to finance the purchases of property and equipment. Equipment loans are as follows as of March 31, 2021 and December 31, 2020:

	As of,
(in thousands)	March 31, 2021	December 31, 2020
Notes payable bearing interest at 17.2%; due July 2022, secured by certain property and equipment	$43	$51
Notes payable bearing interest at 12.5%, 12.8%, and 11.0%; all due June 2023, all secured by certain property and equipment	74	82
Notes payable bearing interest at 10.68%; due June 2023, secured by certain property and equipment	53	58
Notes payable bearing interest at 7.24%; due April 2025, secured by certain property and equipment	87	92
Notes payable bearing interest at 4.15%; due December 2024, secured by certain property and equipment	853	904

	1,110	1,187
Less: Current portion	(319)	(314)

	$791	$873

8.	CONTRACT LIABILITIES

Contract liability

As explained in Note 14, the Company receives an administrative payment from Humana in exchange for providing care coordination services at Humana Affiliate Provider (“HAP”) clinics over the term of such agreement. The Company’s contract liabilities balance related to these payments from Humana was $6.3 million and $5.3 million as of March 31, 2021 and December 31, 2020, respectively. The short-term portion is recorded in deferred revenue and the long-term portion is recorded in deferred revenue, net of current portion. The Company recognized $0.3 million in revenue from contract liabilities recorded during the three months ended March 31, 2021.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

A summary of significant changes in the contract liabilities balance during the period is as follows:

(in thousands)
Balance as at January 1, 2020	$—
Increases due to amounts collected	5,450
Revenues recognized from current period increases	(185)

Balance as at December 31, 2020	$5,265
Increases due to amounts collected	1,300
Revenues recognized from current period increases	(301)

Balance as at March 31, 2021	$6,264

Of the March 31, 2021 contract liabilities balance, the Company expects to recognize as revenue $1.0 million in the remainder of 2021, $1.7 million in 2022, $1.7 million in 2023, $1.5 million in 2024, and $0.4 million in 2025.

9.	REVOLVING CREDIT FACILITY

On December 10, 2018, the Company entered into a credit facility with a financial institution for a revolving line of credit with maximum borrowings of $4.0 million that was set to mature on December 10, 2019. During 2020, the Company entered into several amendments with the financial institution. Among those amendments was an increase of the maximum borrowings to $15.0 million and an extension of the maturity date to August 19, 2021. The line of credit bore interest at the LIBOR rate plus 4.75% (5.0% as of March 31, 2020).

On November 23, 2020, the Company entered into a credit agreement with Credit Suisse AG (“Credit Suisse”), and prepaid and terminated its existing credit agreements (Note 10). The terminated revolving credit facility did not have any principal, accrued interest, or unamortized issuance cost amounts outstanding on November 23, 2020. The Company paid an immaterial termination fee and loss on extinguishment. Under the terms of the new Credit Suisse agreement, Credit Suisse provided the Company a revolving letter and line of credit in the amount of $30.0 million. The revolving line of credit also provided the Company with the ability to issue letters of credit to third parties in exchange for certain fees and a reduced credit capacity under the revolving line of credit. As of March 31, 2021, no amounts were drawn from the revolving line of credit and its available balance was $30.0 million. As of this date the Company had one letter of credit outstanding with a third party in the amount of $0.9 million. As of December 31, 2020, no amounts were drawn from the revolving line of credit and its available balance was $30.0 million. As of this date no letters of credit were issued.

10.	LONG-TERM DEBT

The Company’s notes payable are as follows as of March 31, 2021 and December 31, 2020:

	As of,
(in thousands)	March 31, 2021	December 31, 2020
Term Loan 3	$478,800	$480,000
Less: Current portion of notes payable	(4,800)	(4,800)

	474,000	475,200
Less: debt discount and debt issuance costs	(17,898)	(18,455)

Notes payable, net of current portion	$456,102	$456,745

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Credit Facilities

The Company has entered into various credit and guaranty agreements (the “Credit Facilities”). Obligations under the Credit Facilities are secured by substantially all of the Company’s assets. The Credit Facilities contain financial covenants including required total debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) ratios. As of March 31, 2021 and 2020, the Company is in compliance with its covenants.

Term Loan 3

On November 11, 2020, Jaws, Merger Sub (“Jaws”), ITC Holdings, and the Company entered into an agreement (the “Merger Agreement”) that outlines the terms and conditions of a strategic transaction and merger (the “Transaction”). In conjunction with the Transaction with Jaws, the Company entered into a credit agreement with Credit Suisse AG (“Credit Suisse”) on November 23, 2020 under which Credit Suisse committed to extend credit to the Company in the amount of $685.0 million. The credit agreement consists of (1) an initial term loan in the amount of $480.0 million (the “Initial Term Loan” and “Term Loan 3”), (2) delayed draw term loans up to the aggregate amount of $175.0 million (the “Delayed Draw Term Commitments”), and (3) an initial revolving credit facility in the amount of $30.0 million (the “Initial Revolving Facility”).

Term Loan 3 represents the principal amount of $480.0 million funded to the Company on November 23, 2020 by Credit Suisse. The Delayed Draw Term Commitments represents a commitment from Credit Suisse to provide an aggregate amount of $175.0 million in additional term loans to the Company after November 23, 2020. The Company is allowed to request Delayed Draw Term Loans in amounts greater than $5 million at any time between November 23, 2020 and the earliest to occur of (1) November 23, 2021, (2) the closing date of the Transaction with Jaws, (3) the date upon which Credit Suisse meets the aggregate Delayed Draw Term Commitments amount via the issuance of Delayed Draw Term Loans, and (4) termination date of the credit agreement as triggered by event of default or otherwise. The maturity date of the Initial Term Loan and any Delayed Draw Term Loans is November 23, 2027.

The Company is required to pay a commitment fee per annum (the “DDTL Ticking Fee”) on the unfunded Delayed Draw Term Commitments, depending on the days elapsed after December 15, 2020 (the “Ticking Fee Start Date”). The DDTL Ticking Fee is calculated on a 360-day year and payable in arrears on the last business day of each calendar quarter. The DDTL Ticking Fee is as follows:

•	0% for the period commencing on the Ticking Fee Start Date until the date occurring 30 days thereafter.

•

50% of the applicable rate (as defined below in “Interest on the Initial Term Loan, Delayed Draw Term Loans, and Initial Revolving Facility”) for Delayed Draw Term Loans maintained as Eurodollar borrowings for the period commencing on the 31st day after the Ticking Fee Start Date until the date occurring 60 days after the Ticking Fee Start Date.

•	100% of the applicable rate for Delayed Draw Term Loans maintained as Eurodollar borrowings for the period commencing on the 61st day after the Ticking Fee Start Date thereafter.

The Company is subject to principal repayments due in arrears on the last business day of each calendar quarter equal to 0.25% of the initial principal amount outstanding for the Initial Term Loan and each Delayed Draw Term Loan, as applicable based on the funding date of each Delayed Draw Term Loan if and when issued. Payments commence on March 31, 2021. The outstanding amount of unpaid principal and interest associated with the Initial Term Loan and the Delayed Draw Term Loans is due on the maturity date of November 23, 2027. Prior to the maturity date, the Company may elect to prepay, in whole or in part, the Initial Term Loan and Delayed Draw Term Loans at any time without penalty.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Company is also subject to mandatory prepayments on the Initial Term Loan and Delayed Draw Term Loans based on the occurrence of certain events after November 23, 2020 including, (1) an amount equal to a percentage between 50% and 0% of excess cash flow for the year ended December 31, 2021 based on the Company’s first lien net leverage ratio (calculated as total consolidated debt secured by a lien on any collateral divided by consolidated adjusted EBITDA in accordance with GAAP) at December 31, 2021, due only if such calculated amount is greater than $3 million, (2) an amount equal to 100% of the net proceeds received in excess of $3 million individually in any fiscal year, or $10 million in the aggregate, pertaining to the disposition of assets that are not reinvested in assets useful to the Company’s business within 18 months of the disposition date, (3) an amount equal to 100% of the net proceeds received from the issuance of indebtedness that is not intended to refinance the credit agreement with Credit Suisse, and (4) $400 million of the net cash proceeds received from the private placement (“PIPE”) of common stock of the Company after the Transaction with Jaws.

The Company maintains the right to choose between an applicable base rate (“ABR”) borrowing or a Eurodollar borrowing prior to the issuance of all credit by Credit Suisse. Interest is calculated on a 360-day year, or a 365-day year when Credit Suisse’s prime rate is utilized in an ABR borrowing, payable in arrears on the last business day of each calendar quarter, and payable in arrears on the maturity date of each borrowing. Payments commence on March 31, 2021.

ABR borrowings are subject to interest at a rate per annum equal to (1) the greatest of (a) Credit Suisse’s prime rate in effect on such day, (b) the funds effective rate issued by the Federal Reserve Bank of New York in effect on such day plus 0.5%, (c) the London interbank offered rate (“LIBOR Rate”) for a one month interest period on such day, as adjusted via multiplication by the Credit Suisse’s statutory reserve rate and subject to a floor of 0.75% on the adjusted rate only for the Initial Term Loan and the Delayed Draw Term Loans, plus 1%, and (d) solely with respect to the Initial Term Loans and Delayed Draw Term Loans, 1.75%, plus (2) the applicable rate of (a) 3.75% from between November 23, 2020 to the closing date of the Transaction with Jaws and (b) 3.5% after the closing date of the Transaction with Jaws, provided that if the Company achieves a public corporate rating from S&P of at least B and a public credit rating from Moody’s of at least B2, then for as long as such rating remain in effect, a rate of 3.25% shall be applicable.

Eurodollar borrowings are subject to interest at a rate per annum equal to (1) the LIBOR Rate for a one month interest period on such day, as adjusted via multiplication by the Credit Suisse’s statutory reserve rate and subject to a floor of 0.75% on the adjusted rate only for the Initial Term Loan and the Delayed Draw Term Loans, plus (2) the applicable rate of (a) 5.25% as of November 23, 2020, which was amended to 4.75% subsequent to December 21, 2020 and (b) 4.5% after the closing date of the Transaction with Jaws, provided that if the Company achieves a public corporate rating from S&P of at least B and a public credit rating from Moody’s of at least B2, then for as long as such rating remain in effect, a rate of 4.25% shall be applicable. Prior to November 23, 2020, the Company elected to treat the Initial Term Loan and the Initial Revolving Facility as Eurodollar borrowings. The current stated interest rate for the Initial Term Loan and Initial Revolving Facility is 5.5%. The effective interest rate for the Initial Term Loan is 6.2%. As of March 31, 2021, the Company’s Initial Term Loan and Delayed Draw Term Commitments bore interest of 5.5%.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following table sets forth the Company’s future principal payments as of March 31, 2021, assuming a mandatory prepayment does not occur:

Year ending December 31,	Amount (in thousands)
Remainder of 2021	$3,600
2022	4,800
2023	4,800
2024	4,800
2025	4,800
Thereafter	456,000

Total	$478,800

As of March 31, 2021 and December 31, 2020, the balance of debt issuance costs and debt discounts totaled $22.8 million and $24.9 million, respectively, and are being amortized into interest expense over the life of the loan using the effective interest method. Of the balance as of March 31, 2021, $17.9 million is related to the Term Loan 3 Initial Term Loan, and as such is reflected as a direct reduction to the long-term debt balances, while the remaining $4.9 million is related to the Delayed Draw Term Commitments and the Initial Revolving Facility, and as such is reflected in prepaid and other current assets and other assets. For the three months ended March 31, 2021 and 2020, the Company recognized interest expense of $10.6 million and $3.7 million, respectively, of which $2.2 million and $0.2 million, respectively, was related to the amortization of debt issuance costs.

11.	DUE TO SELLER

In connection with the Company’s historical acquisitions, the following amounts are due to the respective sellers as of March 31, 2021:

(in thousands)	Current	Long-term	Total
Due to Orlando Rangel, M.D., P.A. and Primarycare Group, LLC	$14,726	$—	$14,726
Due to HP Enterprises II, LLC and related entities	14,214	—	14,214
Due to Central Florida Internists, Inc.	3,137	—	3,137
Due to Horizon Health Medical Center Corp.	765	—	765
Due to Primary Care Physicians and related entities	750	—	750
Due to Jose L. Martinez, M.D., P.A.	400	—	400
Due to GMP Medical, LLC	350	—	350
Due to Alhambra Medical Group, Inc.	139	—	139
Due to Gonzalo A. Gonzalez, M.D., P.A.	138	—	138
Due to A and L Clinic Center, Inc. d/b/a Diamond Care Medical Center	135	—	135
Due to San Antonio Advanced Medical Group, P.A. and Armando A. Sanchez, M.D.	44	—	44

Total due to sellers	$34,798	$—	$34,798

Included in the balances above are the amounts recorded as part of the initial purchase prices of 2021 acquisitions and prior years including accrued interest and accrued bonuses payable to various sellers as part of their respective employment agreements, as well as other amounts due to sellers. The amount due to sellers was $29.6 million, and the total bonuses owed to sellers were $5.2 million, as of March 31, 2021. Total bonus charges to various sellers as part of their respective provider employment agreements amounted to a total of $2.0 million

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

for the three months ended March 31, 2021. These charges are included within the caption transaction costs and other within the accompanying consolidated statements of operations.

The following amounts were due to the respective sellers as of December 31, 2020:

(in thousands)	Current	Long-term	Total
Due to Orlando Rangel, M.D., P.A. and Primarycare Group, LLC	$16,436	$—	$16,436
Due to HP Enterprises II, LLC and related entities	2,484	13,976	16,460
Due to Central Florida Internists, Inc.	2,495	—	2,495
Due to Primary Care Physicians and related entities	2,264	—	2,264
Due to Valerio Toyos, M.D., P.A.	1,375	—	1,375
Due to Belen Medical Centers, LLC and related entities	721	—	721
Due to Horizon Health Medical Center Corp.	556	—	556
Due to GMP Medical, LLC	350	—	350
Due to Alhambra Medical Group, Inc.	139	—	139
Due to Jose L. Martinez, M.D., P.A.	119	—	119
Due to Gonzalo A. Gonzalez, M.D., P.A.	100	—	100
Due to A and L Clinic Center, Inc. d/b/a Diamond Care Medical Center	90	—	90

Total due to sellers	$27,129	$13,976	$41,105

12.	FAIR VALUE MEASUREMENTS

The FASB ASC, Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under the accounting standard are described as follows:

• Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

• Level 2	Inputs to the valuation methodology include:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical or similar assets or liabilities in inactive markets;

•	inputs other than quoted prices that are observable for the asset or liability;

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

• Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

the use of observable inputs and minimize the use of unobservable inputs. The carrying amounts of financial instruments including cash, accounts receivable, accounts payable, accrued liabilities, due to seller and short-term borrowings approximate fair value due to the short maturities of such instruments. The fair value of the Company’s debt using Level 2 inputs is approximately $481.0 million and $474.0 million as of March 31, 2021 and December 31, 2020, respectively.

The following is a description of the valuation methodology used for liabilities measured at fair value.

Contingent Consideration: Consideration is earned by the seller of one of our historical acquisitions based on the Company completing acquisitions of various targets specified at the time that business was acquired. The consideration is valued at fair value applying a Scenario Based method. The fair value considers transactions with the specified targets where a letter of intent is signed no later than June 30, 2021 and the acquisition is closed by December 31, 2021. The probability weighted average takes the probability of a given deal meeting this criteria and 20% of the preliminary consideration, discounted to present value using a risk-free/credit risk rate of 7.0%.

The preceding method described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation method is appropriate and consistent with other market participants, the use of different methodology or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the Company’s liabilities measured at fair value on a recurring basis and non-recurring as of March 31, 2021:

(in thousands)	Carrying Value	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities measured at fair value on a recurring basis:
Contingent consideration	$5,457	$—	$—	$5,457

Total Liabilities	$5,457	$—	$—	$5,457

There was a change of $0.3 million in the fair value of the contingent consideration during the three months ended March 31, 2021.

The following table sets forth by level, within the fair value hierarchy, the Company’s liabilities measured at fair value on a recurring and non-recurring basis as of December 31, 2020:

(in thousands)	Carrying Value	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities measured at fair value on a recurring basis:
Contingent consideration	$5,172	$—	$—	$5,172

Total Liabilities	$5,172	$—	$—	$5,172

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

There was an immaterial change in the fair value of the contingent consideration during the three months ended March 31, 2020.

Activity of the assets and liabilities measured at fair value using significant unobservable inputs is as follows:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	For the three months ended March 31,
(in thousands)	2021	2020
Opening Balance as at January 1,	$5,172	$23,429
Total contingent consideration fair value adjustment expense for the period included in earnings	285	—

Closing Balance as at March 31,	$5,457	$23,429

13.	VARIABLE INTEREST ENTITIES

Cano Health Texas, PLLC (“Cano Texas”) and Cano Health Nevada, PLLC (“Cano Nevada”), were established to employ healthcare providers, to contract with managed care payors, and to deliver healthcare services to patients in the markets that the Company serves. The Company evaluated whether it has a variable interest in Cano Texas and Cano Nevada, whether Cano Texas and Cano Nevada are VIEs, and whether the Company has a controlling financial interest in Cano Texas and Cano Nevada. The Company concluded that it has variable interests in Cano Texas and Cano Nevada on the basis of its Master Service Agreement (“MSA”) which provides office space, consulting services, managerial and administrative services, billing and collection, personnel services, financial management, licensing permitting and credentialing, claims processing, in exchange for a service fee and performance bonuses payable to the Company. The MSA transfers substantially all the residual risks and rewards of ownership to the Company. Cano Texas and Cano Nevada’s equity at risk, as defined by U.S. GAAP, is insufficient to finance its activities without additional support, and, therefore, Cano Texas and Cano Nevada are considered VIEs, and are not affiliates of the Company.

In order to determine whether the Company has a controlling financial interest in Cano Texas and Cano Nevada, and, thus, whether the Company is the primary beneficiary, the Company considered whether it has i) the power to direct the activities of Cano Texas and Cano Nevada that most significantly impact its economic performance and ii) the obligation to absorb losses of the entities that could potentially be significant to it or the right to receive benefits from Cano Texas and Cano Nevada that could potentially be significant to it. The Company concluded that it may unilaterally remove the physician owners of Cano Texas and Cano Nevada at its discretion and is therefore considered to hold substantive kick-out rights over the decision maker of Cano Texas and Cano Nevada. Under the MSA, the Company is entitled to a management fee and a performance bonus that entitle the Company to substantially all of Cano Texas and Cano Nevada’s residual returns or losses, and is exposed to economics which could be significant to it. As a result, the Company concluded that it is the primary beneficiary of Cano Texas and Cano Nevada and therefore, consolidates the balance sheets, results of operations, and cash flows of these entities. The Company performs a qualitative assessment of Cano Texas and Cano Nevada on an ongoing basis to determine if it continues to be the primary beneficiary.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The table below illustrates the aggregated VIE assets and liabilities and performance for Cano Texas and Cano Nevada:

	As of,
(in thousands)	March 31, 2021	December 31, 2020
Total Assets	$9,544	$8,182

Total Liabilities	$13,586	$12,371

	Three Months Ended March 31,
(in thousands)	2021	2020
Total Revenues	$991	$—
Operating Expenses:
Direct patient expense	1,205	—
Selling, general and administrative expenses	2,313	23
Depreciation and amortization expense	247	—

Total operating expenses	3,765	23

Net loss	$(2,774)	$(23)

Since these entities opened their medical centers for operation and started to enroll members in the second half of 2020, the $1.0 million in revenues for the three months ended March 31, 2021 represents a pro-rata portion of the care coordination payments received from Humana and capitated revenue related to already enrolled members. There are no restrictions on Cano Texas and Cano Nevada’s assets or on the settlement of its liabilities. The assets of Cano Texas and Cano Nevada can be used to settle obligations of the Company. Cano Texas and Cano Nevada are included in the Company’s creditor group; thus, creditors of the Company have recourse to the assets owned by Cano Texas and Cano Nevada. There are no liabilities for which creditors of Cano Texas and Cano Nevada do not have recourse to the general credit of the Company. There are no restrictions placed on the retained earnings or net income of Cano Texas and Cano Nevada with respect to potential future distributions.

14.	RELATED PARTY TRANSACTIONS

Advisory Services Agreement

In December 2016, the Company and InTandem Capital Partners, LLC (“InTandem”) entered into an advisory services agreement whereby InTandem owns the majority voting and equity interest in ITC Holdings, the Company’s Parent, and provides financial and management consulting services to the Company. Services provided include, but are not limited to (i) corporate strategy, (ii) legal advice, (iii) acquisitions and divestitures strategies, and (iv) debt and equity financings. InTandem is entitled to an annual fee equal to the greater of $0.3 million or 2% of EBITDA for the prior calendar year plus out of pocket expenses. In the event the Company completes an acquisition or is sold, an advisory fee of 2% of the enterprise value, as defined, will be due to InTandem. In addition, upon payment, an advisory fee equal to 2% of the deferred payment will be due to InTandem. The advisory services agreement will terminate upon the earlier of a sale of the Company or a material breach by InTandem of any of its obligations under the agreement.

During the three months ended March 31, 2021 and 2020, the Company incurred an immaterial amount and $1.2 million, respectively, in expenses pursuant to the advisory services agreement which are included in the

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

transaction costs and other caption, and approximately $0.4 million and $0.2 million, respectively, which are included in the management fees caption in the accompanying consolidated statements of operations. As of March 31, 2021 and December 31, 2020, an immaterial balance was owed to InTandem in relation to this agreement.

Administrative Service Agreement

On April 23, 2018, the Company entered into a new Administrative Service Agreement between the Company and Dental Excellence Partners, LLC, who merged with four other entities. Dental Excellence Partners, LLC also licensed the Cano Dental trademark from the Company. The administrative fee is a monthly fixed amount per office for providing comprehensive management and related administrative services to the dental practices. During April 2019, the Company entered into an amendment to this agreement and modified the administrative fee. During the three months ended March 31, 2021 and 2020, the Company recognized income from these agreements of approximately $0.1 million and $0.1 million, respectively, which was recorded within the caption fee-for-service and other revenues in the accompanying consolidated statements of operations. As of March 31, 2021 and December 31, 2020, an immaterial amount was due to the Company in relation to these agreements and recorded in the caption accounts receivable.

As part of this agreement, the Company agreed to have Dental Excellence Partners, LLC provide dental services for managed care members of the Company. During the three months ended March 31, 2021 and 2020, the Company was charged approximately $1.2 million and $0.6 million, respectively, for these services. As of March 31, 2021, approximately $0.5 was due in relation to these services to Dental Excellence Partners, LLC, and recorded in the caption accounts payable and accrued expenses in the accompanying consolidated balance sheets. As of December 31, 2020, no balance was due to Dental Excellence Partners, LLC. The Company and Dental Excellence Partners, LLC terminated the Administrative Service Agreement in February 2021, effective immediately.

Dental Service Agreement

During 2019, the Company entered into an acquisition agreement with Belen. As part of the Belen acquisition, the Company entered into a service agreement in September 2019 with Care Dental Group, LLC (“Belen Dental”), whereby the Company agreed to pay Belen Dental $15 per member per month, for each Medicare Advantage (“MA”) patient that is identified by the Company on a monthly enrollment roster to receive care at the legacy Belen Medical Centers. During the three months ended March 31, 2021 and 2020, the Company paid Belen Dental approximately $0.2 million and $0.2 million, respectively, in relation to this agreement.

Humana Relationships

In 2020 the Company and its Parent, ITC Holdings, entered into multi-year agreements with Humana and its affiliates whereby ITC Holdings entered into a note purchase agreement with Humana for a convertible note due October 2022 with aggregate principal of $60 million. The notes accrue interest at a rate of 8.0% per annum through March 2020 and 10.0% per annum thereafter, payable in kind. The notes are convertible to Class A-4 units of the Parent at the option of Humana in the event the Parent and affiliates seek to consummate a sale transaction and may be settled in cash at the option of Humana. The Company is not subject to any obligations under the convertible notes, including payments of principal, interest, or fees under the terms of the instrument. As such, this instrument does not represent debt of the Company.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Company licenses the use of Humana Affiliate Provider (“HAP”) clinics to provide services at the clinics. The agreements contain an administrative payment from Humana in exchange for the Company providing care coordination services over the term of the agreement. These payments are recognized as revenue ratably over the length of the term of the agreement and are refundable to Humana on a pro-rata basis if the Company ceases to provide care at the clinics during the specified service period in the agreements. We have identified one performance obligation to stand ready to provide care coordination services at the centers for the length of the term specified in the contracts.

The HAP Agreements also contain an arrangement for a license fee that is payable by the Company to Humana for the Company’s use of Humana owned or leased facilities to provide health care services. The agreement prohibits Cano from using the clinics for plans not sponsored by Humana. The license fee is a reimbursement to Humana for its costs of owning or leasing and maintaining the clinics, including rental payments, maintenance or repair expenses, equipment expenses, special assessments, cost of upgrades, taxes, leasehold improvements, and other expenses identified by Humana. The Company has not paid license fees to Humana during the three months ended March 31, 2021. The license, deferred revenue and deferred rent liability to Humana totaled $15.7 million and $13.5 million as of March 31, 2021 and December 31, 2020, respectively. The Company also recorded $0.2 million in operating lease expense related to its use of Humana clinics in the three months ended March 31, 2021.

Prior to entering into the agreements, the Company had existing payor relationships with Humana related to existing revenue arrangements within the Company. For the period that Humana was a related party to the Company, the Company recognized in its consolidated statements of operations revenue from Humana, including its subsidiaries, of $185.2 million and associated third-party medical costs of $133.8 million for the three months ended March 31, 2021, and $10.3 million and $6.3 million, respectively, for the three months ended March 31, 2020.

Further, the Company has a right of first refusal with Humana on any sale, lease, license or other disposition, in one transaction or a series of related transactions, of assets, businesses, divisions or subsidiaries that constitute 20% or more of the net revenues, net income or assets of, or any equity transaction.

Operating Leases

The Company leases several offices and medical spaces from certain employees and companies that are controlled by certain equity holders of ITC Holdings. Monthly rent payments in aggregate totaled approximately $0.7 million and $0.5 million for the three months ended March 31, 2021 and 2020, respectively, and terminate between December 31, 2020 through June 2024.

General Contractor Agreements

As of December 31, 2018, the Company has entered into various general contractor agreements with a company that is controlled by a family member of the CEO of Cano Health to perform leasehold improvements at various of the Company’s locations as well as various repairs and related maintenance as deemed necessary. Payments made pursuant to the general contractor agreements as well as amounts paid for repairs and maintenance to this related party totaled approximately $1.4 million and $2.0 million for the three months ended March 31, 2021 and 2020, respectively.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Other Related Party Transactions

The Company made payments to various related parties in relation to logistic software, medical supplies, housekeeping, and moving costs. During the three months ended March 31, 2021 and 2020 the Company paid approximately $0.3 million and $0.1 million, respectively.

On April 23, 2018, the Company advanced funds to an affiliated company, Dental Excellence Partners, LLC, in the amount of $4.5 million. The loan agreement calls for monthly interest-only payments to be received beginning May 1, 2018, and the entire outstanding principal balance shall be due and payable in full on April 23, 2023. The note receivable bears interest at 7.0%. For the three months ended March 31, 2020, the Company recognized $0.1 million of interest income related to this loan agreement. On December 17, 2020, Dental Excellence Partners made an early repayment of the outstanding balance to the Company. In connection with the settlement of this advance, the Company wrote-off $0.5 million, $0.4 million of which was due under the Administrative Service Agreement and $0.1 million was due for other services provided.

Additionally, during the year ended December 31, 2018, two executives of the Company obtained shares of the Parent, ITC Holdings, for a total amount of $0.4 million. As part of this transaction, the two executives paid cash and entered into promissory notes with the Parent in order to acquire the shares. Concurrently, ITC Holdings agreed to contribute the money received from these two executives to the Company. Additionally, the amount due from these two executives to ITC Holdings was also assigned to the Company. On May 25, 2018, the first promissory note was obtained in the amount of $0.1 million, payable on May 25, 2026 with a fixed annual interest rate of 2.8%. On August 24, 2018, the second promissory note was obtained from the Company in the amount of $0.05 million, with a fixed annual interest rate of 2.8%. The loan and interest receivable is due on August 24, 2025.

15.	EQUITY-BASED COMPENSATION

Equity-Based Compensation

There were no equity-based compensation arrangements made during the three months ended March 31, 2021 and 2020.

Profits Interest Units

On September 30, 2017, the Parent’s Limited Liability Agreement (“LLC Agreement”) created class B units, called Profit Interest Units (“PIU”), to provide additional incentives to attract and retain qualified, competent employees for the Company. The LLC agreement also allows for PIUs to be issued to non-employees. All grants of PIUs are required to be authorized by the Board of Directors of the Parent and must go through a vote of the Board of Directors to be approved. The LLC Agreement defines the applicable vesting dates, conditions to vesting, restrictions on transferability, and any other restrictions for PIU’s. For Class B Units granted, 75.0% of the grants vest evenly at a rate of 2.0833% per month over a four-year period and expire 10 years from the date of grant. The remaining 25.0% of the Class B Units granted vest only upon the consummation of the sale of the Company or its Parent. The PIU awards are accounted for using the fair value method, which requires measurement and recognition of compensation expense for all awards granted to the Company’s employees based upon the grant-date fair value. The Company recognizes the compensation expense over the requisite service period for each of Parent’s PIUs granted in the Company’s consolidated statement of operations and as a contribution of members’ capital.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following is a summary of the class B units outstanding as of March 31, 2021:

	Shares subject to Vesting	Weighted Average Grant Date Fair Value
Balance of unvested PIUs as of December 31, 2019	311,873	$2.87
Issuance of additional PIUs	86,000	3.73
Vested	(109,314)	2.86

Balance of unvested PIUs as of December 31, 2020	288,559	$3.13
Issuance of additional PIUs	10,000	5.22
Vested	(21,241)	3.22

Balance of unvested PIUs as of March 31, 2021	277,318	$3.20

The Company recorded compensation expenses of $0.1 million and $0.1 million for the three months ended March 31, 2021 and 2020, respectively, based upon the number of vested class B units.

During the three months ended March 31, 2021 and 2020, the Parent granted class B units to employees of the Company with immaterial fair values, calculated using the Black-Scholes option-pricing model with the following assumptions:

	As of March 31,
	2021	2020
Risk-free interest rate	0.2%	1.6%
Expected volatility	35.0%	35.0%
Expected life (in years)	0.5	0.8
Discount for lack of Marketability	30.1%	38.5%
Expected dividend yield	—	—

The risk-free interest rate assumption is based on the observed treasury yield curve appropriate for the term of the related class B units. The expected life of class B units was calculated using the average of the contractual term of the option and the weighted-average vesting period of the class B unit, as the Company does not have sufficient history to use an alternative method to the simplified method to calculate an expected life for employees or non-employees. The Company has not paid a dividend and is not expected to pay a dividend in the foreseeable future. Expected volatility for the Company’s class B units was determined based on an average of the historical volatility of a peer group of similar public companies.

As of March 31, 2021, the total unrecognized equity-based compensation expense related to unvested PIU’s aggregated to $0.5 million to be recognized over a weighted average period of 3.2 years. As of March 31, 2021, the total unrecognized equity-based compensation expense related to unvested PIU’s that vest only upon the consummation of the sale of the Company aggregated to $0.4 million.

The total equity-based compensation expense related to all the equity-based awards granted by the Parent is reported in the consolidated statement of operations as compensation expense within the selling, general and administrative expense caption.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

16.	COMMITMENTS AND CONTINGENCIES

Vendor Agreement

The Company, through its subsidiaries Comfort Pharmacy, LLC, Comfort Pharmacy 2, LLC, and Belen Pharmacy Group, LLC entered into a multi-year Prime Vendor Agreement (“PVA”) with a pharmaceutical wholesaler, effective November 1, 2020, that continues through October 31, 2023. This agreement extends on a month-to-month basis thereafter until either party gives 90 days’ written notice to terminate. The pharmaceutical wholesaler serves as the Company’s primary wholesale supplier for branded and generic pharmaceuticals. The agreement contains a provision that requires average monthly net purchases of $0.8 million, and if the minimum is not met, the vendor may adjust the pricing of goods. A Joinder Agreement was entered into on December 1, 2020, which amended the PVA to include IFB Pharmacy, LLC under the agreement as of this date.

Prior to this, in early 2019 the Company was under an agreement through its subsidiaries Comfort Pharmacy, LLC and Comfort Pharmacy 2, LLC, with the same vendor that contained a provision which required minimum annual purchases of $3.6 million, and if the minimum was not met, the vendor may adjust the pricing of goods. On July 1, 2019, the Company entered into a new agreement with the vendor that contained a provision which required minimum average monthly net purchases of $0.4 million, and if the minimum was not met, the vendor may adjust the pricing of goods. This agreement was replaced by the PVA discussed above.

Additionally, as a result of the Belen acquisition, the Company adopted the vendor agreement in 2019 that Belen, through its subsidiary Belen Pharmacy Group, LLC, had with the same pharmaceutical vendor. The agreement contained a provision which required minimum average monthly net purchases of $0.3 million, and if the minimum was not met, the vendor may adjust the pricing of goods. This agreement was replaced by the PVA discussed above.

Management believes for the three months ended March 31, 2021 and 2020 the minimum requirements of the agreements in place were met.

Operating Leases

The Company leases office facilities and office equipment under non-cancellable operating leases expiring through the year 2028. Refer to Note 14 for operating leases that were entered into with related parties. Minimum future payments as of March 31, 2021 are approximately as follows:

Year ending December 31,	Amount (in thousands)
Remainder of 2021	$8,239
2022	11,481
2023	10,189
2024	8,585
2025	7,079
Thereafter	21,136

Total	$66,709

Rent expense for the three months ended March 31, 2021 and 2020 amounted to approximately $4.1 million and $2.4 million, respectively.

Litigation

The Company is exposed to various asserted and unasserted potential claims encountered in the normal course of business. Management believes that the resolution of these matters will not have a material effect on the Company’s consolidated financial position, results of their operations or cash flows.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

17.	INCOME TAXES

The Company is a pass-through tax entity and no provision, except for certain subsidiaries which are taxed under Subchapter C, is made in the consolidated financial statements for income taxes. The following income tax items are related to the applicable subsidiary company that is subject to income tax treatment.

The income tax expense from continuing operations for the three months ended March 31, 2021 and 2020 consists of the following:

	For the Three Months Ended March 31,
(in thousands)	2021	2020
Jurisdictional earnings:
U.S losses	$(11,106)	$(2,170)
Foreign earnings/(losses)	1,350	(30)

Total losses	(9,756)	(2,200)

Current:
U.S Federal	—	—
U.S. State and local	48	(1)
Foreign	591	(11)

Total current tax provision	639	(12)
Deferred:
U.S Federal	—	—
U.S. State and local	—	—
Foreign	75	—

Total deferred tax benefit	75	—

Total tax expense/(benefit)	$714	$(12)

The effective tax rate for the period presented differs from the statutory U.S. tax rate. This is primarily due to the Company’s pass-through entity treatment for tax purposes. In addition, for the Company’s taxable subsidiary operations, the effective tax rate differs due to mainly state income taxes and Puerto Rico taxes. The remaining rate differences are immaterial.

Deferred taxes for the applicable subsidiary companies are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, operating losses and other tax credit carryforwards. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The tax effect of temporary differences that give rise to a significant portion of the deferred tax assets and deferred tax liabilities consist of the following:

	As of,	As of,
(in thousands)	March 31, 2021	December 31, 2020
Deferred tax assets:
Foreign tax credits	$1,058	$244
Net operating loss	—	—

Total gross deferred tax assets	1,058	244
Valuation allowance	(1,058)	(244)

Net deferred tax assets	—	—
Deferred tax liabilities:
Unremitted earnings	(139)	(63)

Deferred tax liabilities, net	$(139)	$(63)

As of March 31, 2021, $1.1 million of gross deferred tax assets are fully reserved through a valuation allowance. The Company does not anticipate the deferred tax assets will be utilized. As of March 31, 2021, $0.1 million of deferred tax liabilities is included in other liabilities.

Management continuously assesses the likelihood that it is more likely than not that the deferred tax assets generated will be realized. In making such determinations, all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, and recent financial operations, are considered. In the event that management were to determine that the deferred income tax assets would be realized in the future for an amount equal to the net recorded amount, the valuation allowance and provision for income taxes would be adjusted.

The Company does not have any unrecognized tax positions (“UTPs”) as of March 31, 2021. While the Company currently does not have any UTPs, it is foreseeable that the calculation of the Company’s tax liabilities may involve dealing with uncertainties in the application of complex tax laws and regulations in multiple jurisdictions across the Company’s operations. Accounting Standards Codification (“ASC”) 740, Income Taxes, (“ASC 740”) states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. Upon identification of a UTP, the Company would (1) record the UTP as a liability in accordance with ASC 740 and (2) adjust these liabilities if/when management’s judgment changes as a result of the evaluation of new information not previously available. Ultimate resolution of UTPs may produce a result that is materially different from a Company’s estimate of the potential liability. In accordance with ASC 740, the Company would reflect these differences as increases or decreases to income tax expense in the period in which new information is available. The Company’s accounting policy under ASC 740-10 is to include interest and penalties accrued on uncertain tax positions as a component of income tax expense in the event a material uncertain tax position is booked in the consolidated financial statements.

The Company files income tax returns in the U.S. with Federal and State and local agencies, and in Puerto Rico. The Company is subject to U.S. Federal, state and local tax examinations for tax years starting in 2017. The Puerto Rico subsidiary group is subject to U.S. Federal, state and foreign tax examinations for tax years starting in 2019. The Company does not currently have any ongoing income tax examinations in any of its jurisdictions.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Company has analyzed filing positions in the Federal, State, local and foreign jurisdictions where it is required to file income tax returns for all open tax years and does not believe any tax uncertainties exist.

18.	SEGMENT INFORMATION

The Company organizes its operations into one reportable segment. The Chief Executive Officer, who is our Chief Operating Decision Maker (“CODM”), reviews financial information and makes decisions about resource allocation based on their responsibility to deliver high quality primary medical care services to the Company’s patient population. For the periods presented, all of the Company’s revenues were earned in and all of the Company’s long lived assets were located in the United States.

19.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through June 9, 2021, the date on which the consolidated financial statements were available to be issued.

On May 5, 2021, the Company finalized a purchase agreement to acquire all of the assets of a medical center for $72.0 million; on this date the total consideration was paid out to the sellers. In connection with this acquisition, the Company borrowed an additional $75.1 million in delayed draw term loan borrowings. Quarterly payments were increased in proportion to the additional borrowing. A preliminary allocation of the purchase price has not been completed as of the date on which the consolidated financial statements were available to be issued.

JAWS ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash	$487,743	$1,037,124
Prepaid expenses	152,960	187,493

Total Current Assets	640,703	1,224,617
Cash and marketable securities held in Trust Account	690,374,386	690,306,930

TOTAL ASSETS	$691,015,089	$691,531,547

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accrued expenses	$3,281,026	$2,180,406

Total Current Liabilities	3,281,026	2,180,406
Warrant liabilities	107,057,332	90,539,999
Deferred underwriting fee payable	24,150,000	24,150,000

Total Liabilities	134,488,358	116,870,405

Commitments (Note 5)
Class A ordinary shares subject to possible redemption, 55,152,673 and 56,966,114 shares at $10.00 per share as of March 31, 2021 and December 31, 2020, respectively	551,526,730	569,661,141

Shareholders’ Equity (Deficit)
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 13,847,327 and 12,033,886 shares issued and outstanding (excluding 55,152,673 and 56,966,114 shares subject to possible redemption) as of March 31, 2021 and December 31, 2020, respectively	1,385	1,203
Class B ordinary shares, $0.0001 par value; 40,000,000 shares authorized; 17,250,000 and 17,250,000 shares issued and outstanding as of March 31, 2021 and December 31, 2020 respectively	1,725	1,725
Additional paid-in capital	52,016,282	33,882,053
Accumulated deficit	(47,019,391)	(28,884,980)

Total Shareholders’ Equity (Deficit)	5,000,001	5,000,001

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$691,015,089	$691,531,547

The accompanying notes are an integral part of these unaudited condensed financial statements.

JAWS ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Operating costs	$1,684,534	$3,413

Loss from operations	(1,684,534)	(3,413)
Other income / (expense):
Interest earned on investments held in Trust Account	67,456	—
Change in fair value of warrant liabilities	(16,517,333)	—

Net loss	$(18,134,411)	$(3,413)

Weighted average shares outstanding of Class A redeemable ordinary shares	69,000,000	—

Basic and diluted net income per share, Class A	$0.00	$—

Weighted average shares outstanding of Class B non-redeemable ordinary shares	17,250,000	15,000,000

Basic and diluted net loss per share, Class B	$(1.06)	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

JAWS ACQUISITION CORP.

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2021

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance—January 1, 2021	12,033,886	$1,203	17,250,000	$1,725	$33,882,053	$(28,884,980)	$5,000,001
Class A ordinary shares subject to possible redemption	1,813,441	182	—	—	18,134,229	—	18,134,411
Net loss	—	—	—	—	—	(18,134,411)	(18,134,411)

Balance – March 31, 2021	13,847,327	$1,385	17,250,000	$1,725	$52,016,282	$(47,019,391)	$5,000,001

FOR THE THREE MONTHS ENDED MARCH 31, 2020

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance—January 1, 2020	—	$—	1	$—	$—	$(5,288)	$(5,288)
Cancellation of Class B ordinary shares	—	—	(1)	—	—	—	—
Issuance of Class B ordinary shares to Sponsor	—	—	17,250,000	1,725	23,275	—	25,000
Net loss	—	—	—	—	—	(3,413)	(3,413)

Balance – March 31, 2020	—	$—	17,250,000	$1,725	$23,275	$(8,701)	$16,299

The accompanying notes are an integral part of these unaudited condensed financial statements.

JAWS ACQUISITION CORP.

CONDENSED STATEMENT OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(18,134,411)	$(3,413)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation cost paid through promissory note — related party	—	3,413
Change in fair value of warrant liabilities	16,517,333
Interest earned on marketable securities held in Trust Account	(67,456)	—
Changes in operating assets and liabilities:
Prepaid expenses	34,533	—
Accrued expenses	1,100,620	—

Net cash used in operating activities	$(549,381)	$—

Cash Flows from Investing Activities:
Net cash provided by (used in) investing activities	$—	—
Cash Flows from Financing Activities:
Net cash used in (provided by) financing activities	$—	—
Net Change in Cash	(549,381)	—
Cash – Beginning of period	1,037,124	—

Cash – End of period	$487,743	$—

Non-cash investing and financing activities:
Initial classification of Class A ordinary shares subject to possible redemption	$595,991,034	$—

Change in value of Class A ordinary shares subject to possible redemption	$(44,464,304)	$—

Offering costs included in accrued offering costs	$—	$145,312

Payment of prepaid expenses through promissory note — related party	$—	$85,946

Offering cost paid directly by Sponsor from proceeds of issuance of Class B ordinary shares	$—	$25,000

Payment of accrued expenses through promissory note — related party	$—	$5,288

The accompanying notes are an integral part of these unaudited condensed financial statements.

JAWS ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Note 1 — Description of Organization and Business Operations

Jaws Acquisition Corp. (the “Company”) was incorporated in the Cayman Islands on December 27, 2019. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity through March 31, 2021 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of Primary Care (ITC) Holdings, LLC, a Delaware limited liability company (the “Seller”). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on May 13, 2020. On May 18, 2020, the Company consummated the Initial Public Offering of 69,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 9,000,000 Units, at $10.00 per Unit, generating gross proceeds of $690,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 10,533,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per warrant in a private placement to Jaws Sponsor LLC (the “Sponsor”), generating gross proceeds of $15,800,000, which is described in Note 4.

Transaction costs amounted to $37,748,594, consisting of $12,900,000 of underwriting fees (including an aggregate amount of $900,000 reimbursed by the underwriters for application towards the Company’s offering expenses), $24,150,000 of deferred underwriting fees and $698,594 of other offering costs.

Following the closing of the Initial Public Offering on May 18, 2020, an amount of $690,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. So long as the Company’s securities are then listed on the NYSE, the Company’s initial Business Combination must be with

JAWS ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

one or more target businesses that together have a fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts and taxes payable on the income earned) at the time of the signing of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post business combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide the holders of its issued and outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon and who vote at a shareholder meeting, are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor, executive officers and directors (the “initial shareholders”) have agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination.

Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The initial shareholders have agreed to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with (i) the completion of the Company’s initial Business Combination and (ii) a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Public Shares the right to have their shares redeemed in connection with the

JAWS ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete its initial Business Combination within the Combination Period (defined below) or (B) with respect to any other provision relating to the rights of holders of the Public Shares.

The Company will have until May 18, 2022 to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

JAWS ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Liquidity and Going Concern Consideration

As of March 31, 2021, the Company had $487,743 in its operating bank account, and working capital deficit of approximately $2,640,323. The Company incurred a net loss for the three months ended March 31, 2021 of $18,134,411 and cash used in operating activities of $549,381.

In order to satisfy the Company’s liquidity needs and finance transaction costs in connection with a Business Combination, the Sponsors or an affiliate of the Sponsors, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (defined below, see Note 5). As of March 31, 2021, there were no amounts outstanding under the Working Capital Loans. The Company must consummate a business transaction prior to May 17, 2022, the end of its second year of existence, or risk liquidation of the Trust Account to shareholders. Management believes it will be able to consummate its Business Combination with Primary Care (ITC) Intermediate Holdings, LLC (see Note 5) before this date.

Management has determined that the Company has access to funds from the Sponsors, and the Sponsors have the financial wherewithal to fund the Company, that are sufficient to fund our working capital needs until the consummation of an initial business combination or for a minimum of one year from the date of issuance of the financial statements. Over this time period, the Company will be using these funds for paying existing accounts payable, performing due diligence on prospective target businesses, paying for travel expenditures, and structuring, negotiating and consummating the Business Combination.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed interim financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Forms 10-K/A filed with the SEC on April 29, 2021. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced

JAWS ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, there are 55,152,673 and 56,966,114 Class A ordinary shares subject to possible redemption that are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets, respectively.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2021 and December 31, 2020.

JAWS ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. In accordance with ASC 470-20 “Debt-Debt with Conversion and Other Options,” the Company has allocated offering costs incurred to the Public and Private Placement Warrants based on their relative fair value against total proceeds. Offering costs amounting to $35,212,212 were charged to shareholders’ equity and $2,536,382, which were allocated to the Public and Private Placement Warrants, to the statement of operations upon the completion of the Initial Public Offering in 2020.

Warrant Liabilities

As disclosed in Note 3, pursuant to the Initial Public Offering, the Company sold 69,000,000 Units, at a purchase price of $10.000 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”), equating to 23,000,000 Public Warrants issued. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). Simultaneously with the closing of its initial public offering, the Company consummated the sale of 10,533,333 warrants (“Private Placement Warrant”) at a price of $1.50 per warrant in a private placement to Jaws Sponsor LLC. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. The Private Placement Warrants are identical to the Public Warrants, except that so long as the Private Placement Warrants are held by the Sponsor or any of its Permitted Transferees, the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis”, (ii) may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination, (iii) shall not be redeemable by the Company when the class A ordinary shares equal or exceeds $18.00, and (iv) shall only be redeemable by the Company when the class A ordinary shares are less than $18.00 per share, subject to certain adjustments (see Note 7).

The Company evaluated the Public and Private Placement Warrants and concluded that they do not meet the criteria to be classified as shareholders’ equity in accordance with ASC 815-40 “Derivatives and Hedging–Contracts in Entity’s Own Equity”. Specifically, the warrant agreement allows for the exercise of the Public and Private Placement Warrants to be settled in cash upon a tender offer where the maker of the offer owns beneficially more than 50% of the Class A shares following the tender offer. This provision precludes the warrants from being classified as shareholders’ equity as not all of the Company’s shareholders need to participate in such a tender offer to trigger the potential cash settlement. As the Public and Private Placement Warrants also meet the definition of a derivative under ASC 815, upon completion of the Initial Public Offering, the Company recorded these warrants as liabilities on its balance sheet, with subsequent changes in their respective fair values recognized in the statement of operations at each reporting date. In accordance with ASC 825-10 “Financial Instruments”, the Company also concluded that a portion of the transaction costs which directly related to the Initial Public Offering and Private Placement should be allocated to the warrants based on their relative fair value against total proceeds. The transaction costs allocated to the warrants were previously recognized as transaction costs in the statement of operations for the year ended December 31, 2020.

JAWS ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2021 and December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 33,533,333 shares of Class A ordinary shares in the aggregate.

The Company’s statements of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

JAWS ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	Three Months Ended March 31
	2021	2020
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares Interest Income	$67,456	$—

Net Earnings	$67,456	—
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	69,000,000	—
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	0.00	—
Non-Redeemable Class B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss
Redeemable Net Earnings
Net loss	$(18,134,411)	$(3,413)
Redeemable Net Earnings	(67,456)	—

Non-Redeemable Net Loss	$(18,201,867)	$(3,413)
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	17,250,000	17,250,000
Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(1.06)	$0.00

Note: As of March 31, 2021 and 2020, basic and diluted shares are the same as there are no securities that are dilutive to the shareholders.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s warrant liabilities does not approximate their carrying amount, and as such, the warrant liabilities are recorded at fair value on the Company’s balance sheet. The fair value of the Company’s assets and other liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s condensed balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standard Update (the “ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts

JAWS ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Note 3 — Public Offering

Pursuant to the Initial Public Offering, the Company sold 69,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 9,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 — Related Party Transactions

Founder Shares

On December 27, 2019, the Company issued one of its Class B ordinary shares, for no consideration. On January 17, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 11,500,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). On April 24, 2020, May 8, 2020 and May 13, 2020, the Company effected share capitalizations resulting in the initial shareholders holding 17,250,000 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share capitalizations. The Founder Shares included up to 2,250,000 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of Founder Shares would equal, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 2,250,000 Founder Shares are no longer subject to forfeiture.

The initial shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell their Founder Shares until the earlier of (i) one year after the completion of the Company’s Business Combination and (ii) subsequent to a Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 10,533,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $15,800,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants and all underlying securities will expire worthless.

JAWS ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Administrative Support Agreement

The Company entered into an agreement, commencing on May 13, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. For the three months ended March 31, 2021 the Company incurred and paid $30,000 in fees for these services. The Company did not incur any fees for these services for the three months ended March 31, 2020.

Promissory Note – Related Party

On January 13, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an or aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2020 and the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $274,059 was repaid upon the closing of the Initial Public Offering on May 18, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2021, the Company had no outstanding borrowings under the Working Capital Loans.

Note 5 — Commitments

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration and shareholder rights agreement entered into on May 18, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and

JAWS ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of 2.00% of the gross proceeds of the Initial Public Offering, or $12,900,000, net of the $900,000 reimbursed by the underwriters to the Company for expenses incurred in connection with the Initial Public Offering. The underwriters are entitled to a deferred fee of $0.35 per Unit, or $24,150,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Business Combination Agreement

On November 11, 2020 (the “Effective Date”), the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, the Seller, Jaws Merger Sub, LLC, a Delaware limited liability company (“JAWS Merger Sub”), and Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company (“Primary Care”).

The Business Combination Agreement provides for the consummation of the following transactions (collectively, the “Business Combination”): (a) the Company will change its jurisdiction of incorporation by transferring by way of continuation from the Cayman Islands and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which the Company will change its name to “Cano Health”; (b) Primary Care will amend and restate its limited liability company agreement (the “Company A&R LLCA”) to, among other things, unitize the equity interests of Primary Care to permit the issuance and ownership of interests in Primary Care as contemplated by the Business Combination Agreement; (c) following the effectiveness of the Company A&R LLCA, Merger Sub will merge with and into Primary Care (the “Merger”), with Primary Care as the surviving company in the Merger, and the Company shall be admitted as the managing member of Primary Care; (d) the Seller will receive a combination of cash consideration, certain newly issued equity interests of Primary Care and shares of newly issued Class B common stock, par value $0.0001 per share, of the Company, which will have no economic value, but will entitle the Seller to one vote per issued share and will be issued on a one-for-one basis for each membership unit in Primary Care (each, a “Company Unit”) retained by the Seller following the Business Combination; and (e) the Company will acquire certain newly issued equity interests of Primary Care in exchange for a cash contribution, which proceeds will be used to reduce existing indebtedness and fund Primary Care’s balance sheet for general corporate purposes. The Company A&R LLCA will provide the Seller the right to exchange its retained Company Units, together with the cancellation of an equal number of shares of Class B common stock, for Class A common stock of the Company, subject to certain restrictions set forth therein.

The Business Combination will be consummated subject to the deliverables and provisions as further described in the Business Combination Agreement. On May 7, 2021 the SEC declared effective the registration

JAWS ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

statement filed by the Company in relation to the Business Combination, which allowed the Company to proceed with soliciting a shareholder vote on the transaction.

Note 6 — Shareholders’ Equity

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 400,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 13,847,327 and 12,033,886 Class A ordinary shares issued and outstanding, excluding 55,152,673 and 56,966,114 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares — The Company is authorized to issue 40,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 17,250,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that only holders of Class B ordinary shares have the right to vote on the election of directors prior to the Company’s initial Business Combination and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof on a one-for-one basis, subject to adjustment as follows. The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of a Business Combination at a ratio such that the total number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of ordinary shares issued and outstanding upon completion of this offering, plus the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any warrants issued in a private placement to the Sponsor or an affiliate of the Sponsor upon conversion of Working Capital Loans.

Note 7 – Warrants

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

JAWS ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue a Class A ordinary share upon exercise of a Public Warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Company’s initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Company’s initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the Public Warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the Public Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the reported closing price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its

JAWS ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants when the price per Class A Ordinary Share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•

if, and only if, the last reported sale price (the “closing price”) of the Company’s Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company has not completed a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share

JAWS ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

redemption trigger price and the “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00” described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In the event that a tender or exchange offer is made to and accepted by holder of more than 50% of the outstanding shares of a single class of common stock, all holders of the warrants would be entitled to receive cash for their warrants whereas only certain of the holders of the underlying shares of common stock would be entitled to cash. If the maker of the offer owns beneficially more than 50% of the issued and outstanding Class A shares following the offer, then the warrant holders may receive the highest amount of cash/securities/assets than each holder would have been entitled to as a shareholder if the holder exercised the warrant prior to the offer.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable (except as described above under “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00”) so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable under all redemption scenarios by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 8 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

JAWS ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The following is a description of the valuation methodology used for assets and liabilities measured at fair value:

US Treasury Securities: The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At March 31, 2021 assets held in the Trust Account were comprised of $690,374,386 in mutual funds which trade in U.S. Treasury Securities. During the period ended March 31, 2021, the Company did not withdraw any interest income from the Trust Account. At December 31, 2020, assets held in the Trust Account were comprised of $12,220 in cash and cash equivalents and $690,294,710, in U.S. Treasury Bills, which were held at amortized cost.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2020 are as follows:

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
December 31,2020	U.S. Treasury Securities (Matures on 1/5/2021)	1	$690,294,710	$5,290	$690,300,000

Warrant Liabilities: The Company classifies its Public and Private Placement Warrants as liabilities in accordance with ASC Topic 815 “Derivatives and Hedging—Contracts in Entity’s Own Equity” and measures them at fair value on a recurring basis. The Company’s valuation of the warrant liabilities utilized a Binomial Lattice in a risk-neutral framework (a special case of the Income Approach). The fair value of the Public and Private Placement Warrants utilized Level 1 and 3 inputs, respectively, as they are based on the significant inputs not observable in the market as of March 31, 2021 and December 31, 2020.

As of both March 31, 2021 and December 31, 2020 there were 23,000,000 Public Warrants and 10,533,333 Private Placement Warrants issued.

The fair value of warrant liabilities at March 31, 2021 is as follows:

	Fair Value Measurements at March 31, 2021 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrant liabilities	$73,140,000	$—	$—	$73,140,000
Private Placement Warrant liabilities	—	—	33,917,332	33,917,332

Total warrant liabilities	$73,140,000	$—	$33,917,332	$107,057,332

JAWS ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The fair value of warrant liabilities at December 31, 2020 is as follows:

	Fair Value Measurements at December 31, 2020 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrant liabilities	$62,100,000	$—	$—	$62,100,000
Private Placement Warrant liabilities	—	—	28,439,999	28,439,999

Total warrant liabilities	$62,100,000	$—	$28,439,999	$90,539,999

The following table provides quantitative information regarding the Level 1 and 3 inputs used for the fair value measurements of the Company’s Public and Private Placement Warrant liabilities, respectively:

	As of March 31, 2021	As of December 31, 2020
Exercise price	$11.50	$11.50
Stock price	$13.25	$13.41
Term (years)	5.1	5.3
Volatility	19.1%	12.9%
Risk free interest rate	0.9%	0.4%
Dividend yield	0.0%	0.0%
Public warrant price	$3.18	$2.70

The following table provides a roll-forward of the fair value of the Company’s Public and Private Placement Warrant liabilities, for which the fair value was determined using Level 1 and 3 inputs, respectively:

Warrant liabilities
Fair value at December 31, 2020	$90,539,999
Change in fair value	16,517,333

Fair value at March 31, 2021	$107,057,332

The change in fair value of $16,517,333 was recorded during the three months ended March 31, 2021 and is included in the change in fair value of warrant liabilities caption within the accompanying statement of operations.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the unaudited condensed balance sheet date up to the date that the unaudited condensed financial statements were issued. On May 7, 2021 the SEC declared effective the registration statement filed by the Company in relation to the Business Combination, which allowed the Company to proceed with soliciting a shareholder vote on the transaction.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Jaws Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Jaws Acquisition Corp. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2020 and for period from December 27, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and the period from December 27, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

April 28, 2021

JAWS ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2020	2019
	As Restated
ASSETS
Current assets
Cash	$1,037,124	$—
Prepaid expenses	187,493	—

Total Current Assets	1,224,617	—
Deferred offering costs	—	45,568
Cash and marketable securities held in Trust Account	690,306,930	—

TOTAL ASSETS	$691,531,547	$45,568

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accrued expenses	$2,180,406	$5,288
Accrued offering costs	—	45,568

Total Current Liabilities	2,180,406	50,856
Warrant liabilities	90,539,999	—
Deferred underwriting fee payable	24,150,000	—

Total Liabilities	116,870,405	50,856

Commitments (Note 6)

Ordinary shares subject to possible redemption, 56,966,114 and no shares at $10.00 per share as of December 31, 2020 and 2019, respectively	569,661,141	—
Shareholders’ Equity (Deficit)
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 12,033,886 and no shares issued and outstanding (excluding 56,966,114 and no shares subject to possible redemption) as of December 31, 2020 and 2019, respectively	1,203	—
Class B ordinary shares, $0.0001 par value; 40,000,000 shares authorized; 17,250,000 and 1 share(s) issued and outstanding as of December 31, 2020 and 2019, respectively	1,725	—
Additional paid-in capital	33,882,053	—
Accumulated deficit	(28,884,980)	(5,288)

Total Shareholders’ Equity (Deficit)	5,000,001	(5,288)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$691,531,547	$45,568

The accompanying notes are an integral part of these financial statements.

JAWS ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2020	For the Period from December 27, 2019 (Inception) Through December 31, 2019
	As Restated
Operating costs	$3,176,907	$5,288
Transaction costs	2,536,382	—

Loss from operations	(5,713,289)	(5,288)
Other income/(expense):
Change in fair value of warrant liabilities	(23,473,333)	—
Interest earned on investments held in Trust Account	306,930	—

Net loss	$(28,879,692)	$(5,288)

Weighted average shares outstanding of Class A redeemable ordinary shares	69,000,000	—

Basic and diluted net income per share, Class A	$0.00	$—

Weighted average shares outstanding of Class B non-redeemable ordinary shares	17,250,000	1

Basic and diluted net loss per share, Class B	$(1.69)	$(5,288)

The accompanying notes are an integral part of these financial statements.

JAWS ACQUISITION CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance—December 27, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary share	—	—	1	—	—	—	—
Net loss	—	—	—	—	—	(5,288)	(5,288)

Balance—December 31, 2019	—	—	1	—	—	(5,288)	(5,288)
Cancellation of Class B ordinary share	—	—	(1)	—	—	—	—
Issuance of Class B ordinary shares to Sponsor	—	—	17,250,000	1,725	23,275	—	25,000
Sale of Class A shares in initial public offering, less fair value of public warrants, net of offering costs (As Restated)	69,000,000	6,900	—	—	608,780,888	—	608,787,788
Excess of fair value of private placement warrants over cash received	—	—	—	—	(5,266,666)	—	(5,266,666)
Class A ordinary shares subject to possible redemption (As Restated)	(56,966,114)	(5,697)	—	—	(569,655,444)	—	(569,661,141)
Net loss (As Restated)	—	—	—	—	—	(28,879,692)	(28,879,692)

Balance—December 31, 2020 (As Restated)	12,033,886	$1,203	17,250,000	$1,725	$33,882,053	$(28,844,980)	$5,000,001

The accompanying notes are an integral part of these financial statements.

JAWS ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2020	For the Period from December 27, 2019 (Inception) Through December 31, 2019
	As Restated
Cash Flows from Operating Activities:
Net loss	$(28,879,692)	$(5,288)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation cost paid through promissory note—related party	3,413	—
Interest earned on marketable securities held in Trust Account	(306,930)	—
Transaction costs	2,536,382	—
Changes in operating assets and liabilities:
Change in fair value of warrant liabilities	23,473,333	—
Prepaid expenses	(160,693)	—
Accrued expenses	2,180,406	5,288

Net cash used in operating activities	(1,153,781)	—

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(690,000,000)	—

Net cash used in investing activities	(690,000,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	677,100,000	—
Proceeds from sale of Private Placement Warrants	15,800,000	—
Repayment of promissory note—related party	(274,059)	—
Payments of offering costs	(435,036)	—

Net cash provided by financing activities	692,190,905	—

Net Change in Cash	1,037,124	—
Cash — Beginning	—	—

Cash — Ending	$1,037,124	$—

Non-Cash Investing and Financing Activities:
Initial classification of Class A ordinary shares subject to possible redemption	$595,991,034	$—

Change in value of Class A ordinary shares subject to possible redemption	$(26,329,893)	$—

Deferred underwriting fee payable	$24,150,000	$—

Initial classification of warrant liabilities	$67,066,666	$—

Offering costs included in accrued offering costs	$—	$45,568

Payment of offering costs through promissory note—related party	$238,558	$—

Payment of prepaid expenses through promissory note—related party	$26,800	$—

Offering cost paid directly by Sponsor from proceeds of issuance of Class B ordinary shares	$25,000	$—

Payment of accrued expenses through promissory note—related party	$5,288	$—

The accompanying notes are an integral part of these financial statements.

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Note 1—Description of Organization and Business Operations

Jaws Acquisition Corp. (the “Company”) was incorporated in the Cayman Islands on December 27, 2019. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity through December 31, 2020 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of Primary Care (ITC) Holdings, LLC, a Delaware limited liability company (the “Seller”). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on May 13, 2020. On May 18, 2020, the Company consummated the Initial Public Offering of 69,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 9,000,000 Units, at $10.00 per Unit, generating gross proceeds of $690,000,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 10,533,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per warrant in a private placement to Jaws Sponsor LLC (the “Sponsor”), generating gross proceeds of $15,800,000, which is described in Note 5.

Transaction costs amounted to $37,748,594, consisting of $12,900,000 of underwriting fees (including an aggregate amount of $900,000 reimbursed by the underwriters for application towards the Company’s offering expenses), $24,150,000 of deferred underwriting fees and $698,594 of other offering costs.

Following the closing of the Initial Public Offering on May 18, 2020, an amount of $690,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. So long as the Company’s securities are then listed on the NYSE, the Company’s initial Business Combination must be with one or more target businesses that together have a fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts and taxes payable on the income earned) at the time of the signing of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post business combination company owns or acquires 50% or more of

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide the holders of its issued and outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon and who vote at a shareholder meeting, are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor, executive officers and directors (the “initial shareholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination.

Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The initial shareholders have agreed to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with (i) the completion of the Company’s initial Business Combination and (ii) a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Public Shares the right to have their shares redeemed in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete its initial Business Combination within the Combination Period (defined below) or (B) with respect to any other provision relating to the rights of holders of the Public Shares.

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Company will have until May 18, 2022 to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern Consideration

As of December 31, 2020, the Company had $1,037,124 in its operating bank account, and working capital deficit of approximately $955,789. The Company incurred a net loss for the year ended December 31, 2020 of $28,879,692 and cash used in operating activities of $1,153,781.

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Company’s liquidity needs up to December 31, 2020 were satisfied through a contribution of $25,000 from Sponsors to cover certain expenses in exchange for the issuance of the Founder Shares, the loan of $300,000 from the Sponsors pursuant to a Promissory Note (defined below, see Note 5), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Promissory Note as of May 18, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsors or an affiliate of the Sponsors, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (defined below, see Note 5). As of December 31, 2020, there were no amounts outstanding under the Working Capital Loans.

Management has determined that the Company has access to funds from the Sponsors, and the Sponsors have the financial wherewithal to fund the Company, that are sufficient to fund our working capital needs until the consummation of an initial business combination or for a minimum of one year from the date of issuance of the financial statements. Over this time period, the Company will be using these funds for paying existing accounts payable, performing due diligence on prospective target businesses, paying for travel expenditures, and structuring, negotiating and consummating the Business Combination.

Note 2—Restatement

On April 12, 2021 the Securities and Exchange Commission (the “SEC”) released a public statement highlighting the potential accounting implications of certain terms of warrants issued by Special Purpose Acquisition Companies (“SPACs”). Management of the Company and the Audit Committee of the Board of Directors of the Company concluded that the Company’s previously issued financial statements and related disclosures as of and for the year ended December 31, 2020, and as of and for the three and six months ended June 30, 2020 and three and nine months ended September 30, 2020 should no longer be relied upon.

Upon reviewing the SEC’s public statement and evaluating the terms of its warrant agreements, the Company determined that it had improperly classified its Public Warrants and Private Placement Warrants as shareholders’ equity. In accordance with ASC 815-40 “Derivatives and Hedging–Contracts in Entity’s Own Equity”, the Company has concluded that its Public Warrants and Private Placement Warrants should be classified as a liability at fair value on its balance sheet, with subsequent changes in their respective fair values recognized in the statement of operations at each reporting date. In accordance with ASC 825-10 “Financial Instruments”, the Company has concluded that a portion of the transaction costs which directly related to the Initial Public Offering and Private Placement, which were previously charged to shareholders’ equity, should be allocated to the warrants based on their relative fair value against total proceeds, and recognized as transaction costs in the statement of operations. Further discussion on the related terms and analysis resulting in this conclusion can be found in Note 3.

We are restating the financial statements and related disclosures as of and for the year ended December 31, 2020 and unaudited quarterly financial information as of and for the three and six months ended June 30, 2020 and three and nine months ended September 30, 2020, and as of the consummation of the Company’s Initial Public Offering on May 18, 2020, to correct misstatements associated with the Company’s classification of its Public Warrants and Private Placement Warrants on its balance sheet, in accordance with ASC Topic 250, “Accounting Changes and Error Corrections”.

Description of Restatement Tables

See below for a reconciliation from the previously reported to the restated amounts for the periods as of and for the year ended December 31, 2020, and as of and for the three and six months ended June 30, 2020 and three and nine months ended September 30, 2020. The previously reported amounts were derived from our Annual Report on Form 10-K as of and for the year ended December 31, 2020 filed on March 29, 2021, and our Quarterly Reports on Form 10-Q as of and for the three and six months ended June 30, 2020 and three and nine

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

months ended September 30, 2020 filed on August 13, 2020 and November 10, 2020, respectively. These amounts are labeled as “As Previously Reported” in the table below. The amounts labeled “Adjustment” represent the effects of this Restatement due to the change in classification of the Public Warrants and Private Placement Warrants from shareholders’ equity to liability on the balance sheet, with subsequent changes in their respective fair values recognized in the statement of operations at each reporting date. Also included in the amounts labeled “Adjustment” is the effect of expensing transaction costs in the statement of operations that were previously charged to shareholders’ equity and have been allocated to the warrants based on their relative fair value against total proceeds.

The correction of this misstatement related to the change in fair value of the warrant liabilities and the related expensing of allocated transaction costs resulted in an expense to the company’s statement of operations of $26,009,715 for the year ended December 31, 2020, $2,536,382 for the three and six months ended June 30, 2020, and $6,981,715 for the three and nine months ended September 30, 2020. There was no impact to net cash used in operating, investing, and financing activities for the year ended December 31, 2020, three and six months ended June 30, 2020, and three and nine months ended September 30, 2020 as a result of this Restatement.

The following presents a reconciliation of the balance sheets and statement of operations from the prior periods as previously reported to the restated amounts as of June 30, 2020, September 30, 2020, and December 31, 2020, for the three and six months ended June 30, 2020, three and nine months ended September 30, 2020 and year ended December 31, 2020. The statement of shareholders’ equity for the year ended December 31, 2020 has been restated for the restatement impact to net income (loss) and ordinary shares subject to possible redemption:

	As Previously Reported	Adjustments	As Restated
Balance sheet as of June 30, 2020
Warrant liability	$—	$67,066,666	$67,066,666
Ordinary shares subject to possible redemption	663,043,930	(67,066,666)	595,977,264
Class A ordinary shares	270	671	941
Accumulated deficit	(32,470)	(2,536,382)	(2,568,852)
Additional paid-in capital	5,030,481	2,535,711	7,566,192
Balance sheet as of September 30, 2020
Warrant liability	$—	$71,511,999	$71,511,999
Ordinary shares subject to possible redemption	662,944,994	(71,511,999)	591,432,995
Class A ordinary shares	271	715	986
Accumulated deficit	(131,406)	(6,981,715)	(7,113,121)
Additional paid-in capital	5,129,416	6,981,000	12,110,416
Balance sheet as of December 31, 2020
Warrant liability	$—	$90,539,999	$90,539,999
Ordinary shares subject to possible redemption	660,201,140	(90,539,999)	569,661,141
Class A ordinary shares	298	905	1,203
Accumulated deficit	(2,875,265)	(26,009,715)	(28,884,980)
Additional paid-in capital	7,873,243	26,008,810	33,882,053
Three months ended June 30, 2020
Transaction costs	$—	$(2,536,382)	$(2,536,382)
Net loss	(23,769)	(2,536,382)	(2,560,151)
Basic and diluted net loss per share, Class B	(0.00)	(0.15)	(0.15)
Six months ended June 30, 2020
Transaction costs	$—	$(2,536,382)	$(2,536,382)
Net loss	(27,182)	(2,536,382)	(2,563,564)
Basic and diluted net loss per share, Class B	(0.00)	(0.15)	(0.15)
Three months ended September 30, 2020
Change in fair value of warrant liability	$—	$(4,445,333)	$(4,445,333)
Net loss	(98,936)	(4,445,333)	(4,544,269)
Basic and diluted net loss per share, Class B	(0.01)	(0.26)	(0.27)

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

	As Previously Reported	Adjustments	As Restated
Nine months ended September 30, 2020
Transaction costs	$—	$(2,536,382)	$(2,536,382)
Change in fair value of warrant liability	—	(4,445,333)	(4,445,333)
Net loss	(126,118)	(6,981,715)	(7,107,833)
Basic and diluted net loss per share, Class B	(0.02)	(0.40)	(0.42)
Year ended December 31, 2020
Transaction costs	$—	$(2,536,382)	$(2,536,382)
Change in fair value of warrant liability	—	(23,473,333)	(23,473,333)
Net loss	(2,869,977)	(26,009,715)	(28,879,692)
Basic and diluted net loss per share, Class B	(0.18)	(1.51)	(1.69)

The impact to the balance sheet dated May 18, 2020, filed on Form 8-K on May 22, 2020 related to the impact of accounting for public and private warrants as liabilities at fair value resulting in a $67,066,666 increase to the warrant liabilities line item on May 18, 2020 and offsetting decrease to the Class A ordinary shares subject to redemption mezzanine equity line item. The impact to the balance sheet dated May 18, 2020 also included the effect of expensing $2,536,382 of transaction costs in the statement of operations that were previously charged to shareholders’ equity and have been allocated to the warrants based on their relative fair value against total proceeds. This charge resulted in an increase to accumulated deficit and additional paid-in capital. There is no change to total shareholders’ equity at any reported balance sheet date.

Note 3—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020, there are 56,966,114 Class A ordinary shares subject to possible redemption that are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering and Private Placement. In accordance with ASC 470-20 “Debt-Debt with Conversion and Other Options,” the Company has allocated offering costs incurred to the Public and Private Placement Warrants based on their relative fair value against total proceeds. Offering costs amounting to $35,212,212 were charged to shareholders’ equity and $2,536,382, which were allocated to the Public and Private Placement Warrants, to the statement of operations upon the completion of the Initial Public Offering.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020 and 2019, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of Financial Accounting Standards Board (“FASB”) ASC Topic 260, “Earnings Per Share”. Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 33,533,333 shares of Class A ordinary shares in the aggregate.

The Company’s statements of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	Year Ended December 31, 2020	For the Period from December 27, 2019 (inception) Through December 31, 2019
	As Restated
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$306,930	$—

Net Earnings	$306,930	—
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	69,000,000	—
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	0.00	—
Non-Redeemable Class B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(28,879,692)	(5,288)
Redeemable Net Earnings	(306,930)	—

Non-Redeemable Net Loss	$(29,186,622)	(5,288)
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	17,250,000	1
Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(1.69)	(5,288)

Note: As of December 31, 2020 and 2019, basic and diluted shares are the same as there are no securities that are dilutive to the shareholders.

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Warrant Liabilities

As disclosed in Note 4, pursuant to the Initial Public Offering, the Company sold 69,000,000 Units, at a purchase price of $10.000 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”), equating to 23,000,000 Public Warrants issued. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). Simultaneously with the closing of its initial public offering, the Company consummated the sale of 10,533,333 warrants (“Private Placement Warrant”) at a price of $1.50 per warrant in a private placement to Jaws Sponsor LLC. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8).

The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. The Private Placement Warrants are identical to the Public Warrants, except that so long as the Private Placement Warrants are held by the Sponsor or any of its Permitted Transferees, the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis”, (ii) may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination, (iii) shall not be redeemable by the Company when the class A ordinary shares equal or exceeds $18.00, and (iv) shall only be redeemable by the Company when the class A ordinary shares are less than $18.00 per share, subject to certain adjustments (see Note 8).

The Company evaluated the Public and Private Placement Warrants and concluded that they do not meet the criteria to be classified as shareholders’ equity in accordance with ASC 815-40 “Derivatives and Hedging–Contracts in Entity’s Own Equity”. Specifically, the warrant agreement allows for the exercise of the Public and Private Placement Warrants to be settled in cash upon a tender offer where the maker of the offer owns beneficially more than 50% of the Class A shares following the tender offer. This provision precludes the warrants from being classified as shareholders’ equity as not all of the Company’s shareholders need to participate in such a tender offer to trigger the potential cash settlement. As the Public and Private Placement Warrants also meet the definition of a derivative under ASC 815, upon completion of the Initial Public Offering, the Company recorded these warrants as liabilities on its balance sheet, with subsequent changes in their respective fair values recognized in the statement of operations at each reporting date. In accordance with ASC 825-10 “Financial Instruments”, the Company has concluded that a portion of the transaction costs which directly related to the Initial Public Offering and Private Placement, which were previously charged to shareholders’ equity, should be allocated to the warrants based on their relative fair value against total proceeds, and recognized as transaction costs in the statement of operations.

Fair Value of Financial Instruments

The fair value of the Company’s warrant liabilities does not approximate their carrying amount, and as such, the warrant liabilities are recorded at fair value on the Company’s balance sheet. The fair value of the Company’s assets and other liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheets, primarily due to their short-term nature.

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4—Public Offering

Pursuant to the Initial Public Offering, the Company sold 69,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 9,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8).

Note 5—Related Party Transactions

Founder Shares

On December 27, 2019, the Company issued one of its Class B ordinary shares, for no consideration. On January 17, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 8,625,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). On April 24, 2020, May 8, 2020 and May 13, 2020, the Company effected share capitalizations resulting in the initial shareholders holding 17,250,000 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share capitalizations. The Founder Shares included up to 2,250,000 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of Founder Shares would equal, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 2,250,000 Founder Shares are no longer subject to forfeiture.

The initial shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell their Founder Shares until the earlier of (i) one year after the completion of the Company’s Business Combination and (ii) subsequent to a Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 10,533,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $15,800,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants and all underlying securities will expire worthless.

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Administrative Support Agreement

The Company entered into an agreement, commencing on May 13, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. For the year ended December 31, 2020, the Company incurred and paid $80,000 in fees for these services.

Promissory Note—Related Party

On January 13, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2020 and the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $274,059 was repaid upon the closing of the Initial Public Offering on May 18, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

Note 6—Commitments

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration and shareholder rights agreement entered into on May 18, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of 2.00% of the gross proceeds of the Initial Public Offering, or $12,900,000, net of the $900,000 reimbursed by the underwriters to the Company for expenses incurred in connection with the Initial Public Offering. The underwriters are entitled to a deferred fee of $0.35 per Unit, or $24,150,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Business Combination Agreement

On November 11, 2020 (the “Effective Date”), the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, the Seller, Jaws Merger Sub, LLC, a Delaware limited liability company (“JAWS Merger Sub”), and Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company (“Primary Care”).

The Business Combination Agreement provides for the consummation of the following transactions (collectively, the “Business Combination”): (a) the Company will change its jurisdiction of incorporation by transferring by way of continuation from the Cayman Islands and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which the Company will change its name to “Cano Health”; (b) Primary Care will amend and restate its limited liability company agreement (the “Company A&R LLCA”) to, among other things, unitize the equity interests of Primary Care to permit the issuance and ownership of interests in Primary Care as contemplated by the Business Combination Agreement; (c) following the effectiveness of the Company A&R LLCA, Merger Sub will merge with and into Primary Care (the “Merger”), with Primary Care as the surviving company in the Merger, and the Company shall be admitted as the managing member of Primary Care; (d) the Seller will receive a combination of cash consideration, certain newly issued equity interests of Primary Care and shares of newly issued Class B common stock, par value $0.0001 per share, of the Company, which will have no economic value, but will entitle the Seller to one vote per issued share and will be issued on a one-for-one basis for each membership unit in Primary Care (each, a “Company Unit”) retained by the Seller following the Business Combination; and (e) the Company will acquire certain newly issued equity interests of Primary Care in exchange for a cash contribution, which proceeds will be used to reduce existing indebtedness and fund Primary Care’s balance sheet for general corporate purposes. The Company A&R LLCA will provide the Seller the right to exchange its retained Company Units, together with the cancellation of an equal number of shares of Class B common stock, for Class A common stock of the Company, subject to certain restrictions set forth therein.

The Business Combination will be consummated subject to the deliverables and provisions as further described in the Business Combination Agreement.

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Note 7—Shareholders’ Equity

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020 and 2019, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 400,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 12,033,886 Class A ordinary shares issued and outstanding, excluding 56,966,114 Class A ordinary shares subject to possible redemption. At December 31, 2019, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares—The Company is authorized to issue 40,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At December 31, 2020 and 2019, there were 17,250,000 and one Class B ordinary shares issued and outstanding, respectively.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that only holders of Class B ordinary shares have the right to vote on the election of directors prior to the Company’s initial Business Combination and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof on a one-for-one basis, subject to adjustment as follows. The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of a Business Combination at a ratio such that the total number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of ordinary shares issued and outstanding upon completion of our Initial Public Offering, plus the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any warrants issued in a private placement to the Sponsor or an affiliate of the Sponsor upon conversion of Working Capital Loans.

Note 8—Warrants

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

below with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue a Class A ordinary share upon exercise of a Public Warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Company’s initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Company’s initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the Public Warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the Public Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the reported closing price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants when the price per Class A Ordinary Share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•

if, and only if, the last reported sale price (the “closing price”) of the Company’s Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuance of ordinary shares at a price below their exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company has not completed a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price and the “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00” described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In the event that a tender or exchange offer is made to and accepted by holder of more than 50% of the outstanding shares of a single class of common stock, all holders of the warrants would be entitled to receive

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

cash for their warrants whereas only certain of the holders of the underlying shares of common stock would be entitled to cash. If the maker of the offer owns beneficially more than 50% of the issued and outstanding Class A shares following the offer, then the warrant holders may receive the highest amount of cash/securities/assets than each holder would have been entitled to as a shareholder if the holder exercised the warrant prior to the offer.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable (except as described above under “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00”) so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable under all redemption scenarios by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 9—Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following is a description of the valuation methodology used for assets and liabilities measured at fair value:

US Treasury Securities: The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2020, assets held in the Trust Account were comprised of $12,220 in cash and cash equivalents and $690,294,710, in U.S. Treasury Bills, which are held at amortized cost.

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2020 are as follows:

Held-To-Maturity		Level	Amortized Cost	Gross Holding Gain	Fair Value
December 31, 2020	U.S. Treasury Securities (Matures on 1/5/2021)	1	$690,294,710	$5,290	$690,300,000

Warrant Liabilities: The Company classifies its Public and Private Placement Warrants as liabilities in accordance with ASC Topic 815 “Derivatives and Hedging–Contracts in Entity’s Own Equity”. The Company’s valuation of the warrant liabilities utilized a Binomial Lattice in a risk-neutral framework (a special case of the Income Approach). The fair value of the warrants utilized Level 3 inputs as it is based on the significant inputs not observable in the market as of December 31, 2020.

The fair value of warrant liabilities at December 31, 2020 is as follows:

	Fair Value Measurements at December 31, 2020 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrant liabilities	$62,100,000	$—	$—	$62,100,000
Private Placement Warrant liabilities	$—	$—	$28,439,999	$28,439,999

The following table provides quantitative information regarding the Level 3 inputs used for the fair value measurements:

	As of May 18, 2020 (Initial Measurement)	As of June 30, 2020	As of September 30, 2020	As of December 31, 2020
Exercise price	$11.50	$11.50	$11.50	$11.50
Stock price	$10.00	$10.00	$10.41	$13.41
Term (years)	5.0	5.0	5.0	5.3
Volatility	45.0%	45.0%	29.0%	12.9%
Risk free interest rate	0.4%	0.3%	0.3%	0.4%
Dividend yield	0.0%	0.0%	0.0%	0.0%
Public warrant price	$0.00	$0.00	$2.12	$2.70

JAWS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following table provides a roll-forward of the fair value of the Company’s warrant liabilities, for which fair value was determined using Level 3 inputs:

Warrant liabilities
Fair value at December 31, 2019	$—
Issuance of warrants	—

Fair value at March 31, 2020	—
Issuance of warrants	67,066,666
Change in fair value	—

Fair value at June 30, 2020	67,066,666
Change in fair value	4,445,333

Fair value at September 30, 2020	71,511,999
Change in fair value	19,028,000

Fair value at December 31, 2020	$90,539,999

The change in fair value of $23,473,333 was recorded during the year ended December 31, 2020 and is included in the change in fair value of warrant liabilities caption within the accompanying statement of operations. Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in July 2020 when the Public Warrants were separately listed and traded.

Note 10—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm

To the Members and the Board of Directors of Primary Care (ITC) Holdings, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Primary Care (ITC) Intermediate Holdings, LLC and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, members’ capital and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Ernst & Young LLP

We have served as the Company’s auditor since 2020.

Miami, FL

March 15, 2021

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
(in thousands)	2020	2019
Assets
Current assets:
Cash and restricted cash	$33,807	$29,192
Accounts receivable, net of unpaid service provider costs (Related parties comprised $0 and $0.3 million as of December 31, 2020 and 2019, respectively)	76,709	49,254
Inventory	922	646
Prepaid expenses and other current assets	8,937	3,785

Total current assets	120,375	82,877
Property and equipment, net (Related parties comprised $22.7 and $9.4 million as of December 31, 2020 and 2019, respectively)	38,126	19,153
Goodwill	234,328	142,076
Payor relationships, net	189,570	64,854
Other intangibles, net	36,785	10,772
Notes receivable, related parties (Related parties comprised $0 and $4.5 million as of December 31, 2020 and 2019, respectively)	—	4,500
Other assets	4,362	1,846

Total assets	$623,546	$326,078

Liabilities and members’ capital
Current liabilities:
Current portion of notes payable	$4,800	$1,353
Current portion of equipment loans	314	223
Current portion of capital lease obligations	876	529
Current portion of contingent consideration	—	19,059
Accounts payable and accrued expenses (Related parties comprised $0.1 and $0.1 million as of December 31, 2020 and 2019, respectively)	33,180	12,723
Deferred revenue (Related parties comprised $1 and $0 million as of December 31, 2020 and 2019, respectively)	988	—
Current portions due to seller, net	27,129	50,348
Other current liabilities	1,333	1,915

Total current liabilities	68,620	86,150
Notes payable, net of current portion, debt discounts and debt issuance costs	456,745	131,851
Equipment loans, net of current portion	873	1,095
Capital lease obligations, net of current portion	1,580	1,082
Deferred rent (Related parties comprised $0.1 and $0 million as of December 31, 2020 and 2019, respectively)	3,111	1,964
Deferred revenue, net of current portion (Related parties comprised $4.3 and $0 million as of December 31, 2020 and 2019, respectively)	4,277	—
Due to seller, net of current portion	13,976	—
Contingent consideration, net of current portion	5,172	4,370
Other liabilities (Related parties comprised $8.1 and $0 million as of December 31, 2020 and 2019, respectively)	11,648	1,103

Total liabilities	566,002	227,615
Members’ capital:
Members’ equity	157,591	123,242
Accumulated deficit	(99,913)	(25,041)
Notes receivable, related parties	(134)	(130)

Total members’ capital allocated to the Company	57,544	98,071
Non-controlling interests	—	392

Total members’ capital	57,544	98,463

Total liabilities and members’ capital	$623,546	$326,078

Refer to accompanying Notes to the Consolidated Financial Statements

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
(in thousands)	2020	2019
Revenue:
Capitated revenue (Related parties comprised $239.8 and $0 million as of December 31, 2020 and 2019, respectively)	$794,164	$343,903
Fee-for-service and other revenue (Related parties comprised $0.8 and $0.6 million as of December 31, 2020 and 2019, respectively)	35,203	20,483

Total revenue	829,367	364,386
Operating expenses:
Third-party medical costs (Related parties comprised $175.4 and $0 million as of December 31, 2020 and 2019, respectively)	564,987	241,089
Direct patient expense (Related parties comprised $3.1 and $2 million as of December 31, 2020 and 2019, respectively)	102,284	43,020
Selling, general, and administrative expenses (Related parties comprised $4.2 and $1.9 million as of December 31, 2020 and 2019, respectively)	103,962	59,148
Depreciation and amortization expense	18,499	6,822
Transaction costs and other (Related parties comprised $5.4 and $2.4 million as of December 31, 2020 and 2019, respectively)	42,604	17,156
Fair value adjustment—contingent consideration	65	2,845
Management fees (Related parties comprised $0.9 and $0.4 million as of December 31, 2020 and 2019, respectively)	916	427

Total operating expenses	833,317	370,507

Loss from operations	(3,950)	(6,121)
Interest expense	(34,002)	(10,163)
Interest income (Related parties comprised $0.3 and $0.3 million as of
December 31, 2020 and 2019, respectively)	320	319
Loss on extinguishment of debt	(23,277)	—
Fair value adjustment—embedded derivative	(12,764)	—
Other expenses	(450)	(250)

Total other expense	(70,173)	(10,094)

Net loss before income tax expense	(74,123)	(16,215)
Income tax expense	(651)	—

Net loss	$(74,774)	$(16,215)
Net loss attributable to non-controlling interests	—	(93)

Net loss attributable to the Company	$(74,774)	$(16,122)

Refer to accompanying Notes to the Consolidated Financial Statements

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ CAPITAL

(in thousands)	Members’ Equity	Non- Controlling Interests	Notes Receivable	Accumulated Deficit	Members’ Capital
BALANCE—December 31, 2018	$53,230	$485	$(127)	$(7,754)	$45,834
Members’ contributions	60,655	—	—	—	60,655
Issuance of securities by Primary Care (ITC) Holdings, LLC in connection with acquisitions (Note 3)	9,250	—	—	—	9,250
Primary Care (ITC) Holdings, LLC capital contributions for profit interest units relating to equity-based compensation (Note 15)	182	—	—	—	182
Repurchase of securities by Primary Care (ITC) Holdings, LLC	(100)	—	—	—	(100)
Issuance of securities by Primary Care (ITC) Holdings, LLC in connection with payment on due to seller balance	25	—	—	—	25
Notes receivable—related parties	—	—	(3)	—	(3)
Net loss	—	(93)	—	(16,122)	(16,215)
Members’ distributions	—	—	—	(1,165)	(1,165)

BALANCE—December 31, 2019	$123,242	$392	$(130)	$(25,041)	$98,463
Members’ contributions	103,016	—	—	—	103,016
Issuance of securities by Primary Care (ITC) Holdings, LLC in connection with acquisitions (Note 3)	34,300	—	—	—	34,300
Primary Care (ITC) Holdings, LLC capital contributions for profit interest units relating to equity-based compensation (Note 15)	528	—	—	—	528
Issuance of securities by Primary Care (ITC) Holdings, LLC in connection with payment on due to seller balance	2,158	—	—	—	2,158
Purchase of non-controlling interests by Primary Care (ITC) Holdings, LLC	490	(392)	—	(98)	—
Notes receivable—related parties	—	—	(4)	—	(4)
Net loss	—	—	—	(74,774)	(74,774)
Members’ distributions	(106,143)	—	—	—	(106,143)

BALANCE—December 31, 2020	$157,591	$—	$(134)	$(99,913)	$57,544

Refer to accompanying Notes to the Consolidated Financial Statements

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

	Years Ended December 31,
(in thousands)	2020	2019
Cash Flows from Operating Activities:
Net loss	$(74,774)	$(16,215)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	6,687	2,879
Amortization of intangibles	11,813	3,943
Change in fair value of contingent consideration	65	2,845
Change in fair value of embedded derivative	12,764	—
Loss on extinguishment of debt	23,277	—
Amortization of debt discount and debt issuance costs	6,716	539
Bad debt expense	531	—
Profit interest units relating to equity-based compensation	528	182
Paid in kind interest expense	7,287	—
Changes in operating assets and liabilities:
Accounts receivable, net (Related parties comprised $0.3 and $(0.1) million as of December 31, 2020 and 2019, respectively)	(27,500)	(21,779)
Inventory	(275)	(373)
Other assets	(2,761)	(1,119)
Prepaid expenses and other current assets	(5,152)	(2,086)
Accounts payable and accrued expenses (Related parties comprised $0.1 and $0 million as of December 31, 2020 and 2019, respectively)	19,106	6,029
Bonus accrual	9,144	5,221
Interest accrued due to seller	1,698	1,234
Payment of paid in kind interest on extinguishment of debt	(7,287)	—
Deferred rent (Related parties comprised $0.1 and $0 million as of December 31, 2020 and 2019, respectively)	1,147	956
Deferred revenue (Related parties comprised $5.3 and $0 million as of December 31, 2020 and 2019, respectively)	5,265	—
Other liabilities (Related parties comprised $8.1 and $0 million as of December 31, 2020 and 2019, respectively)	2,486	2,279

Net cash used in operating activities	(9,235)	(15,465)

Cash Flows from Investing Activities:
Purchase of property and equipment (Related parties comprised $(7.2) and $(5.3) million as of December 31, 2020 and 2019, respectively)	(12,072)	(9,310)
Acquisitions of subsidiaries, net of cash acquired	(207,625)	(83,355)
Change in holdback	36	(59)
Increase (decrease) in due to sellers	(53,201)	1,944
Advances to / from related parties	4,496	(4)

Net cash used in investing activities	(268,366)	(90,784)

Refer to accompanying Notes to the Consolidated Financial Statements

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

Cash Flows from Financing Activities:
Contributions from member	103,016	60,655
Distributions to member	(106,143)	(1,165)
Repurchases of shares from member	—	(100)
Payments of long-term debt	(318,754)	(2,017)
Debt issuance costs	(31,111)	(762)
Proceeds from long-term debt	664,096	76,200
Prepayment fees on extinguishment of debt	(27,969)	—
Proceeds from revolving credit facility	9,700	18,050
Repayments of revolving credit facility	(9,700)	(18,050)
Proceeds from insurance financing arrangements	2,865	866
Payments of principal on insurance financing arrangements	(2,865)	(866)
Repayments of equipment loans	(235)	(226)
Repayments of capital lease obligations	(684)	(547)

Net cash provided by financing activities	282,216	132,038

Net increase in cash, cash equivalents and restricted cash	4,615	25,789
Cash, cash equivalents and restricted cash at beginning of year	29,192	3,403

Cash, cash equivalents and restricted cash at end of year	$33,807	$29,192

Supplemental cash flow information:
Interest paid	$22,615	$8,690

Non-cash investing and financing activities:
Capital lease obligations entered into for property and equipment	$1,331	$1,344
Equipment loan obligations entered into for property and equipment	103	1,109
Issuance of securities by Parent in connection with acquisitions	34,300	9,250
Issuance of security in exchange for balance due to seller	2,158	25
Due to seller in connection with acquisitions	16,288	39,751
Humana Affiliate Provider clinic leasehold improvements	8,142	—

Refer to accompanying Notes to the Consolidated Financial Statements

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

1.	NATURE OF BUSINESS AND OPERATIONS

Nature of Business

Primary Care (ITC) Intermediate Holdings, LLC (“Intermediate Holdings”, or the “Company”), a Delaware limited liability company, was formed on August 8, 2016 and had no substantial operating activity until December 23, 2016 (“date of inception”). The Company is a wholly-owned subsidiary of Primary Care (ITC) Holdings, LLC (“ITC Holdings”, or “Parent”).

The Company provides value-based medical care for its members through a network of primary care physicians across the U.S. and Puerto Rico. The Company focuses on high touch population health and wellness services to Medicare Advantage members, particularly in underserved communities by leveraging a proprietary technology platform to deliver high-quality health care services, resulting in superior clinical outcomes at competitive costs. As of December 31, 2020, the Company provided services through its network of over 71 owned medical centers and over 222 providers (physicians, nurse practitioners, and physician assistants), and maintained affiliate relationships with over 500 physicians. The Company also operates pharmacies in the network for the purpose of providing a full range of managed care services to its members.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary Cano Health, LLC (“Cano”), and Cano’s subsidiaries which include Complete Medical Billing and Coding Services, LLC, Physicians Partners Group Merger, LLC, Physicians Partners Group of FL, LLC, PPG Puerto Rico Blocker, Inc., Physicians Partners Group Puerto Rico, LLC, Cano Health of Florida, LLC, Comfort Pharmacy, LLC, Belen Pharmacy Group, LLC, Comfort Pharmacy 2, LLC, Cano Health of West Florida, LLC, Cano Medical Center of West Florida, LLC, CH Dental Administrative Services, LLC., Cano Belen, LLC, Cano Occupational Health, LLC, Cano PCP Wound Care, LLC, American Choice Healthcare, LLC, Cano PCP, LLC, IFB Pharmacy, LLC, Cano Health of Florida, LLC, Cano PCP MSO, LLC, Cano HP MSO, LLC.

The Company has interests in various entities and considers itself to control an entity if it is the majority owner of or has voting control over such entity. The Company also assesses control through means other than voting rights (“variable interest entities” or “VIEs”) and determines which business entity is the primary beneficiary of the VIE. The Company consolidates VIEs when it is determined that the Company is the primary beneficiary of the VIE. Included in the Consolidated results of the Company are Cano Health Texas, PLLC and Cano Health Nevada, PLLC. All material intercompany accounts and transactions have been eliminated in consolidation.

Risks and Uncertainties

As of December 31, 2020, the Company’s coverage area is primarily in the State of Florida. Given this concentration, the Company is subject to adverse economic, regulatory, or other developments in the State of Florida that could have a material adverse effect on the Company’s financial conditions and operations. In addition, federal, state and local laws and regulations concerning healthcare affect the healthcare industry. The Company’s long-term success is dependent on the ability to successfully generate revenues; maintain or reduce operating costs; obtain additional funding when needed; and ultimately, achieve profitable operations. The Company is not able to predict the content or impact of future changes in laws and regulations affecting the healthcare industry, however management believes that its existing cash position as of March 15, 2021 will be sufficient to fund operating and capital expenditure requirements through at least twelve months from the date of issuance of these consolidated financial statements.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Intermediate Holdings is organized as a limited liability company (“LLC”) wholly owned by its sole member, ITC Holdings. As such, no member or employee of the Company shall be held personally liable for debts, obligation, or liabilities of the Company that may arise from acts of omissions of any other member, director, manager, agent, or employee of the Company, unless the individual action or omission is governed by a specific provision in the Company’s operating agreement or other specific guarantee. As the Company has a single member, there are no differentiated classes of members’ interests, rights, preferences, or privileges and the Company has not issued different classes of units to ITC Holdings. The expenses incurred by ITC Holdings on behalf of the Company or contributions to the Company are recorded as contributions or distributions from members’ capital based on the dollar value of such contribution or distribution. The duration of the LLC is perpetual.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Revenue Recognition

In May 2014, the Financial Accounting Standards board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 “Revenue from Contracts with Customers”, Accounting Standards Codification (“ASC”) 606 (“ASC 606”). On January 1, 2019, the Company adopted ASC 606, applying the full retrospective method as of the earliest period presented. The portfolio approach was used to apply the requirements of the standard to groups of contracts with similar characteristics.

Under ASC 606, the Company recognizes revenue when a customer obtains control of the promised goods or services. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five-step model in order to determine this amount: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services the Company transfers to the customer (i.e. patient). At contract inception, once the contract is determined to be within the scope of ASC 606, management reviews the contract to determine which performance obligations must be satisfied and which of these performance obligations are distinct. The Company recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied.

The Company derives its revenue primarily from its capitated fees for medical services provided under capitated arrangement, fee-for-service, and revenue from the sale of pharmaceutical drugs.

Capitated care revenue is derived from fees for medical services provided by the Company under capitated arrangements with health maintenance organizations’ (“HMOs”) health plans. Capitated revenue consists of revenue earned through Medicare as well as through commercial and other non-Medicare governmental programs, such as Medicaid, which is captured as other capitated revenue. The Company is required to deliver healthcare services to the enrolled member population and is responsible for medical expenses related to healthcare services required by that patient group, including services not provided by the Company. Since the Company controls the healthcare services provided to enrolled members, the Company acts as a principal. The

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

gross fees under these contracts are reported as revenue and the cost of provider care is included in third-party medical costs. Neither the Company or any of its affiliates is a registered insurance company because state law in the states in which it operates does not require such registration for risk-bearing providers.

Since contractual terms across these arrangements are similar, the Company groups them into one portfolio. The Company identifies a single performance obligation to stand-ready to provide healthcare services to enrolled members. Capitated revenues are recognized in the month in which the Company is obligated to provide medical care services. The transaction price for the services provided depends upon the pricing established by the Centers for Medicare & Medicaid (“CMS”) and includes rates that are based on the cost of medical care within a local market and the average utilization of healthcare services by the members enrolled. The transaction price is variable since the rates are risk adjusted for projected health status (acuity) of members and demographic characteristics of the enrolled members. The risk adjustment to the transaction price is presented as the Medicare Risk Adjustment (“MRA”) within accounts receivable on the accompanying consolidated balance sheets. The fees are paid on an interim basis based on submitted enrolled member data for the previous year and are adjusted in subsequent periods after the final data is compiled by the CMS.

In 2020, the Company entered into multi-year agreements with Humana to provide services at certain centers to members covered by Humana. The agreements contain an administrative payment from Humana in exchange for the Company providing certain care coordination services during the contract term. The care coordination payments are refundable to Humana on a pro-rata basis if the Company ceases to provide services at the centers within the specified contract term. The Company identified one performance obligation to stand-ready to provide care coordination services to patients and will recognize revenue in capitated revenue ratably over the contract term.

Fee-for-service revenue is generated from primary care services provided in the Company’s medical centers. During an office visit, a patient may receive a number of medical services from a healthcare provider. These healthcare services are not separately identifiable and are combined into a single performance obligation. The Company recognizes fee-for-service revenues at the net realizable amount at the time the patient is seen by a provider, and the Company’s performance obligations to the patient is complete.

Pharmacy revenues are generated from the sales of prescription medication to patients. These contracts contain a single performance obligation. The Company satisfies its performance obligation and recognizes revenue at the time the patient takes possession of the merchandise.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

The Company’s revenue from its revenue streams described in the preceding paragraphs for the years ended December 31, 2020 and 2019 were as follows:

	Year Ended December 31,
(in thousands)	2020		2019
	Revenue $	Revenue %	Revenue $	Revenue %
Capitated revenue:
Medicare	$670,379	80.8%	$282,790	77.6%
Other capitated revenue	123,785	14.9%	61,113	16.8%

Total capitated revenue	794,164	95.7%	343,903	94.4%

Fee-for-service and other revenue:
Fee-for-service	9,504	1.2%	5,769	1.6%
Pharmacy	23,079	2.8%	12,897	3.5%
Other	2,620	0.3%	1,817	0.5%

Total fee-for-service and other revenue	35,203	4.3%	20,483	5.6%

Total revenue	$829,367	100.0%	$364,386	100.0%

As the performance obligations from the Company’s revenues recognized at a point in time and the revenues recognized over time relate to contracts with a duration of one year or less, the Company elected the practical expedient in ASC 606-10-50-14(a) which provides relief from the requirement to disclose the transaction price for remaining performance obligations at the end of each reporting period and the requirement to disclose when the Company expects to recognize the related revenue. The Company has de minimis performance obligations remaining at the end of the reporting period as patients are not contractually obligated to continue to receive medical care from the network of providers.

Third-Party Medical Costs

Third-party medical costs primarily consists of all medical expenses paid by the health plans, including inpatient and hospital care, specialists, and medicines.

Direct Patient Expense

Direct patient expense primarily consists of costs incurred in the treatment of the patients, including the compensation related to medical service providers and technicians, medical supplies, purchased medical services, drug costs for pharmacy sales, and payments to third-party providers.

Third-party medical and direct patient expenses collectively represent the cost of services provided.

Significant Vendor

The Company’s primary provider of pharmaceutical drugs and pharmacy supplies accounted for approximately 100% of the Company’s pharmaceutical drugs and supplies expense for years ended December 31, 2020 and 2019.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

Concentration of Risk

Contracts with three of the HMOs accounted for approximately 69.8% of total revenues for the year ended December 31, 2020 and approximately 67.1% of total accounts receivable as of December 31, 2020. Contracts with three of the HMOs accounted for approximately 61.8% of total revenues for the year ended December 31, 2019 and approximately 44.1% of total accounts receivable as of December 31, 2019. The loss of revenue from these contracts could have a material adverse effect on the Company.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposits in excess of the Federal Deposit Insurance Corporation insured limit of $0.3 million. At times, such cash balances may be in excess of insured amounts.

Cash and Restricted Cash

Cash and cash equivalents are highly liquid investments purchased with original maturities of three months or less. During 2020, two health plans required the Company to maintain restricted cash balances for an aggregate amount of $0.6 million. These restricted cash balances are included within the caption cash and restricted cash in the accompanying consolidated balance sheets.

Inventory

Inventory consists entirely of pharmaceutical drugs and is valued at the lower of cost (under the first-in, first-out method) or net realizable value.

Accounts Receivable, Net of Unpaid Service Provider Costs

Accounts receivable are carried at amounts the Company deems collectible. Accordingly, an allowance is provided in the event an account is considered uncollectible. As of December 31, 2020 and 2019, the Company believes no allowance is necessary. The ultimate collectability of accounts receivable may differ from amounts estimated. The period between the time when the service is performed by the Company and the fees are received is usually one year or less and therefore, the Company elected the practical expedient under ASC 606-10-32-18 and did not adjust accounts receivable for the effect of a significant financing component.

Included in accounts receivable are Medicare Risk Adjustment (“MRA”) receivables which are derived from adjustments based on the health status of members and demographic characteristics of the plan. The health status of members are used to determine a risk score which is actuarially determined by comparing what was received from the Centers for Medicare & Medicaid Services and what should have been received based on the health status of the enrolled member. Our accounts receivable includes $18.1 million and $16.5 million as of December 31, 2020 and 2019, respectively, for MRA receivables.

As of December 31, 2020 and 2019, the Company’s accounts receivable are presented net of the unpaid service provider costs. A right of offset exists when all of the following conditions are met: 1) each of the two parties owed the other determinable amounts; 2) the reporting party has the right to offset the amount owed with the amount owed to the other party; 3) the reporting party intends to offset; and 4) the right of offset is enforceable by law. The Company believes all of the aforementioned conditions exist as of December 31, 2020 and 2019.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

Accounts receivable balances are summarized below:

	As of December 31,
(in thousands)	2020	2019
Accounts receivable	$113,089	$52,757
Medicare risk adjustment	18,144	16,465
Unpaid service provider costs	(54,524)	(19,968)

Accounts receivable, net	$76,709	$49,254

Activity in unpaid service provider cost is summarized below:

(in thousands)
Balance as at January 1, 2020	$19,968

Incurred related to:
Current year	380,194
Prior years	752

380,946
Paid related to:
Current year	325,670
Prior years	20,720

346,390

Balance as at December 31, 2020	$54,524

Activity in unpaid service provider cost is summarized below:

(in thousands)
Balance as at January 1, 2019	$14,497

Incurred related to:
Current year	177,157
Prior years	1,705

178,862
Paid related to:
Current year	157,189
Prior years	16,202

173,391

Balance as at December 31, 2019	$19,968

The foregoing reconciliation reflects a change in estimate during the year ended December 31, 2020 related to unpaid service provider costs of approximately $0.8 million. The change is primarily attributable to unfavorable claims development driven by higher than expected utilization levels. It also reflects a change of approximately $1.7 million for the year ended December 31, 2019, which is primarily attributable to unfavorable claims development driven by higher than expected utilization levels.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

Unpaid Service Provider Cost

Provider costs are accrued based on the date of services rendered to members, based in part on estimates, including an accrual for medical services incurred but not reported (“IBNR”). Liabilities for IBNR are estimated using standard actuarial methodologies including the Company’s accumulated statistical data, adjusted for current experience. These actuarially determined estimates are continually reviewed and updated. Differences between estimated IBNR and actual amounts incurred are adjusted as an increase or decrease to service provider cost in the consolidated statement of operation in the period they become known.

The Company believes the amounts accrued to cover claims incurred and unpaid as of December 31, 2020 and 2019 are adequate. However, as the amount of unpaid service provider cost is based on estimates, the ultimate amounts paid to settle these liabilities might vary from recorded amounts, and these differences may be material.

The Company maintains a provider excess loss insurance policy to protect against claim expenses exceeding certain levels that were incurred by the Company on behalf of members. As of December 31, 2020 and 2019, the Company’s excess loss insurance deductible was $0.1 million and maximum coverage was $2.0 million per member per calendar year. For the year ended December 31, 2020, the Company recorded excess loss insurance premiums of $4.9 million and insurance reimbursements of $4.9 million. For the year ended December 31, 2019, the Company recorded excess loss insurance premiums of $2.9 million and insurance reimbursements of $1.9 million. The Company recorded these amounts on a net basis in the caption third-party medical costs in the accompanying consolidated statements of operations. The Company records excess loss insurance recoveries in accounts receivable on the accompanying consolidated balance sheets. As of December 31, 2020 and 2019, the Company recorded insurance recoveries of $2.5 million and $1.6 million, respectively.

Debt Discount and Issuance Costs and Loss on Extinguishment of Debt

Debt discounts and debt issuance costs represent fees incurred by the Company in connection with securing funding from a lender. These are lender fees and third-party professional fees that would not have been incurred if the Company did not pursue and secure financing. In circumstances where an embedded derivative is bifurcated from a host credit agreement and recorded as a standalone instrument at fair value, the debt discount and debt issuance costs will reflect the initial fair value of such derivative. At inception of a credit agreement, these debt discounts and debt issuance costs are capitalized and presented net against the carrying amount of the related debt liabilities in the accompanying consolidated balance sheets. Following recognition, they are amortized over the term of their related credit agreement through interest expense in the accompanying statements of operations via the interest method. In instances where there is no related debt drawn or outstanding, the debt discounts and debt issuance costs are presented in prepaid and other current assets and other assets on the accompanying consolidated balance sheets.

As of December 31, 2020 and 2019, the Company had recorded capitalized debt discount and deferred issuance cost balances of $24.9 million and $1.5 million, respectively, as shown in Note 10. Of the balance as of December 31, 2020, $18.5 million is included in the caption notes payable, net of current portion and debt discount, $5.8 million in prepaid expenses and other current assets, and $0.6 million in other assets on the accompanying consolidated balance sheets. The full balance as of December 31, 2019 is included in the caption notes payable, net of current portion and debt discount.

As described in Note 10, Term Loans 1 and 2 were prepaid by the Company on November 23, 2020. The Company’s prepayment of these Term Loans consisted of a cash payment to the lender for (1) the outstanding principal, (2) the outstanding accrued interest, and (3) legal and prepayment fees.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

The loss on extinguishment of debt of $23.3 million consisted of (1) prepayment fees of $27.9 million, (2)

unamortized debt issuance costs of $2.2 million, (3) legal fees of $0.2 million, and (4) a gain on the derecognition of the embedded derivative of $7.0 million.

For the year ended December 31, 2020, the Company recorded amortization expense of $15.9 million, which includes $6.7 million related to normal course amortization of deferred financing costs, the derecognition of $2.2 million of unamortized deferred financing costs associated with Term Loan 1 and a $7.0 million loss from the derecognition of the Term Loan 2 embedded derivative and related unamortized deferred financing costs. The amortization of deferred financing costs is reflected in the accompanying consolidated statements of operations in the interest expense caption while the derecognition of the unamortized deferred financing costs is reflected in the loss on extinguishment of debt caption. Further information on the extinguishment of debt can be found in Note 10. For the year ended December 31, 2019, the Company recorded amortization expense of $0.5 million, which is reflected in the accompanying consolidated statements of operations in the interest expense caption.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. The Company capitalizes asset purchases as well as major improvements that extend the useful life or add functionality in amounts greater than one thousand dollars. Depreciation and amortization are computed using the straight-line method over the life of the assets, ranging from three to fifteen years. Leasehold improvements are amortized over the shorter of the estimated useful life of 15 years or the term of the lease.

Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in the accompanying consolidated statements of operations.

Impairment of Long-Lived Assets

The Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets acquired. The goodwill arising from acquisitions is a result of synergies that are expected to be derived from elimination of duplicative costs and the achievement of economies of scale. The Company assesses goodwill for impairment on an annual basis and between tests if events occur or circumstances exist that would reduce the fair value of a reporting unit below its carrying amount. The Company performs its annual assessment on the first of October. Goodwill is evaluated for impairment at the reporting unit level. The Company has identified a single reporting unit. First, the Company performs a qualitative analysis to determine if it is more likely than not that the fair value of the reporting unit is less than its carrying value and a quantitative impairment test is required. If required, the Company applies the quantitative test to identify and

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

measure the amount of impairment by comparing the fair value of the reporting unit, which the Company estimates on an income approach using the present value of expected future cash flows of the reporting unit to its carrying value.

The Company considered the effect of the COVID-19 pandemic on its business and the overall economy and resulting impact on its goodwill. As of October 1, 2020, the Company performed a quantitative goodwill impairment test and did not identify impairment to goodwill during the year ended December 31, 2020. There was no impairment to goodwill during the year ended December 31, 2019.

Intangibles, Net

The Company’s intangibles consist of trade names, brand, non-compete, and customer, payor, and provider relationships. The Company amortizes its intangibles using the straight-line method over the estimated useful lives of the intangible, which ranges from 1 through 20 years. Intangible assets are reviewed for impairment in conjunction with long-lived assets.

Deferred Rent

Minimum rent, including fixed escalations, is recorded on a straight-line basis over the lease term. The lease term commences when the Company takes possession of the leased premises and, in most cases, ends upon expiration of the initial non-cancelable term. When a lease provides for fixed escalations of the minimum rental payments during the lease term, the difference between the recorded straight-line rent and the amount payable under the lease is recognized as deferred rent obligation.

Professional and General Liability

As a healthcare provider, the Company is subject to medical malpractice claims and lawsuits. The Company may also be liable, as an employer, for the negligence of healthcare professionals it employs or the healthcare professionals it engages as independent contractors. To mitigate a portion of this risk, the Company maintains medical malpractice insurance, principally on a claims-made basis, with a reputable insurance provider. This policy contains a retroactive feature which covers claims incurred at the sites the Company operates, regardless if the claim was filed after the site’s respective policy term. The policy contains various limits and deductibles.

Loss contingencies, including medical malpractice claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable, and an amount or range of loss can be reasonably estimated.

The Company maintains a malpractice insurance policy with a coverage limit of $1.0 million per occurrence and $3.0 million aggregate coverage, with an umbrella policy coverage of $5.0 million. Any amounts over that threshold, or for which the insurance policy will not cover, will be borne by the Company and may materially affect the Company’s future consolidated financial position, results of operations, and cash flows. As of December 31, 2020 and 2019, the Company has recorded claims liabilities of $0.1 million and $1.1 million, respectively, in other liabilities. Insurance recoverables were immaterial as of December 31, 2020 and $1.1 million as of December 31, 2019, and are recorded in other assets on the accompanying consolidated balance sheets.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. Advertising and marketing costs expensed totaled approximately $8.7 million and $4.5 million for the years ended December 31, 2020 and 2019, respectively, and are included in the caption selling, general and administrative expenses in the accompanying consolidated statements of operations.

Management Estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions based on available information. Such estimates are based on historical experience and other assumptions that are considered appropriate in the circumstances. However, actual results could differ from those estimates and these differences may be material. Significant estimates made by the Company include, but are not limited to, fair value allocations for intangible assets acquired as part of the Company’s numerous acquisitions, recoverability of goodwill and intangibles, fair value of contingent considerations, unpaid service provider cost liability, and respective revenues and expenses related to these estimates for the years reported.

On March 11, 2020, the World Health Organization designated COVID-19 as a global pandemic. The rapid spread of COVID-19 around the world led to the shutdown of cities as national, state, and local authorities implemented social distancing, quarantine and self-isolation measures. The full extent to which the COVID-19 pandemic will directly or indirectly impact the business, future results of operations and financial condition will depend on future factors that are highly uncertain and cannot be accurately predicted. These factors include, but are not limited to, new information that may emerge concerning COVID-19, the scope and duration of business closures and restrictions, government-imposed or recommended suspensions of elective procedures, and expenses required for supplies and personal protective equipment. Due to these and other uncertainties, management cannot estimate the length or severity of the impact of the pandemic on the business. Additionally, because of the Company’s business model, the full impact of the COVID-19 pandemic may not be fully reflected in the Company’s results of operations and overall financial condition until future periods. Management will continue to closely evaluate and monitor the nature and extent of these potential impacts to the business, results of operations, and liquidity.

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes and, accordingly, generally would not incur income taxes or have any unrecognized tax benefits. Instead, its earnings and losses are included in the tax return of its members and taxed depending on the members’ tax situation. While the overall entity is treated as a partnership, the Company established in 2019 a subsidiary group that was taxed under Subchapter C with immaterial operations in 2019. The operations of the subsidiary group are conducted through a legal entity domiciled in Puerto Rico. The subsidiary group is subject to Puerto Rico and U.S. Federal taxes and Florida State taxes. Refer to Note 17 for further details.

The Company recognizes and measures tax positions taken or expected to be taken in its tax return based on their technical merit and assesses the likelihood that the positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. Interest and penalties on tax liabilities, if any, would be recorded in interest expense and other expenses, respectively.

The U.S. Federal jurisdiction and the State of Florida are the major tax jurisdictions where the Company files income tax returns. The Company is generally subject to U.S. Federal or State examinations by tax authorities for all years since inception.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

Recent Accounting Pronouncements

In February 2016, the FASB established Topic 842, Leases, by issuing ASU No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842, ASU No. 2018-10, Codification Improvements to Topic 842, Leases, ASU No. 2018-11, Targeted Improvements, and ASU No. 2018-20, Leases (Topic 842): Narrow-Scope Improvements for Lessors (collectively referred to as “ASC 842”). ASC 842 establishes a right of use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations. The Company is currently evaluating the effect of adopting ASC 842 due to the recognition of right-of-use asset and related lease liability. The Company does not anticipate the update having a material effect on the Company’s results of operations or cash flows, though such an effect is possible.

Under ASC 842, a modified retrospective transition approach is required, and entities may choose to use either the effective date or the beginning of the earliest period presented in the financial statements as the date of initial application, with certain practical expedients available. ASC 842 is effective for fiscal years beginning after December 15, 2021 and for interim periods within fiscal years beginning after December 15, 2022, with early application permitted, and the Company expects to adopt the new standard on the effective date or the date it no longer qualifies as an emerging growth company, whichever is earlier.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which is intended to improve financial reporting by requiring earlier recognition of credit losses on certain financial assets. The standard replaces the current incurred loss impairment model that recognizes losses when a probable threshold is met with a requirement to recognize lifetime expected credit losses immediately when a financial asset is originated or purchased. The standard has been further refined through subsequent releases by the FASB, including the extension of the effective date. As amended by ASU No. 2019-10, the standard is effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those annual periods, with early adoption permitted, and the Company expects to adopt ASU on the effective date or the date it no longer qualifies as an emerging growth company, whichever is earlier. The Company is currently evaluating the effect that the standard will have on its consolidated financial statements and related disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation (“Topic 718”), which expands the scope of share-based compensation guidance to include share-based payment transactions for acquiring goods and services from nonemployees. The FASB has also issued an amendment to this update to include share-based payment awards granted to a customer. The update is effective for fiscal years beginning after December 15, 2019 and for interim periods within fiscal years beginning after December 15, 2020. The Company adopted the standard on January 1, 2020 and it did not have a material effect on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (“Topic 820”): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which simplifies the fair value measurement disclosure requirements, including removing certain disclosures related to transfers between fair value hierarchy levels and adds certain disclosures to related level 3 investments. The update is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years, with early adoption permitted. The Company adopted the standard on January 1, 2020 and it did not have a material effect on its consolidated financial statements.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

In October 2018, the FASB issued ASU 2018-17, Consolidation (“Topic 810”)—Targeted Improvements to Related Party Guidance for Variable Interest Entities. The ASU creates a new private company accounting alternative in US GAAP that allows a private company to not apply the VIE guidance to legal entities under common control if both the common control parent and the legal entity being evaluated for consolidation are not public business entities and other criteria are met. The new guidance also changes how all entities that apply the VIE guidance evaluate decision-making fees. For entities other than private companies, the guidance on decision-making fees is effective for annual periods beginning after December 15, 2019, and interim periods therein. The guidance is effective for private companies for annual periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted, including in an interim period. The Company does not expect the update to have a material effect on its consolidated financial statements.

3.	BUSINESS ACQUISITIONS

The Company has made various acquisitions in order to expand its geographical footprint and expand its member base.

Valerio Toyos M.D., P.A.

On January 1, 2019, the Company acquired all of the assets of Valerio Toyos M.D., P.A., (“Toyos”). The purchase price totaled $6.5 million of which $5.2 million was paid in cash, $0.5 million was paid into escrow, subject to any offsets contemplated, to be released to the sellers in 18 months from anniversary of closing, and 37,500 Class A-4 Units of Primary Care (ITC) Holdings, LLC’s securities with a value of $0.8 million were issued. The physicians entered into employment agreements with the Company and these agreements include covenants not to compete. The Company recorded non-compete intangible assets totaling $0.7 million with a weighted-average amortization period of 5 years.

The purchase price has been allocated to non-compete intangible assets, acquired intangibles related to payor relationships, and goodwill. The portion of the legal purchase price that is allocated to the non-compete is not considered part of consideration transferred to acquire the business and is accounted for separately. The following table provides the final allocation of the purchase price:

(in thousands)
Non-compete intangibles	$660
Acquired intangibles	2,082
Goodwill	3,713

Total Purchase Price	$6,455

Belen Medical Centers, LLC and related entities

On September 3, 2019, the Company acquired all of the assets of Belen Medical Centers, LLC and related entities (“Belen”). The purchase price totaled $110.0 million, of which $63.1 million was paid in cash, 254,545 Class A-4 Units of Primary Care (ITC) Holdings, LLC’s securities with a value of $7.0 million were issued, and $4.6 million was withheld and paid to Belen during the year ended December 31, 2020. The remaining amount of $35.3 million is related to payment reconciliations which was held-back and was paid to Belen during the year ended December 31, 2020. The physicians entered into employment agreements with the Company and these agreements include covenants not to compete. The Company recorded non-compete intangible assets totaling $0.3 million with a weighted-average amortization period of 2 years.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

The purchase price has been allocated to accounts receivable, property and equipment, non-compete intangible assets, acquired intangible assets, goodwill, and other assets. The portion of the legal purchase price that is allocated to the non-compete is not considered part of consideration transferred to acquire the business and is accounted for separately. The following table provides the allocation of the purchase price:

(in thousands)
Accounts receivable	$321
Property and equipment	942
Non-compete intangibles	270
Acquired intangibles	40,400
Goodwill	68,019
Other assets	60

Total Purchase Price	$110,012

The acquired intangible assets that make up the amount include $3.4 million for the brand and payor relationships amounting to $37.0 million. Total revenues attributable to the assets acquired in the Belen acquisition were approximately $80.5 million for the year ended December 31, 2020 and $25.9 million for the year ended December 31, 2019. Net income attributable to the assets acquired in the Belen acquisition was $21.0 million for the year ended December 31, 2020 and $4.4 million for the year ended December 31, 2019.

Primary Care Physicians and related entities

On January 2, 2020, the Company acquired all of the assets of Primary Care Physicians and related entities (“PCP”). The purchase price totaled $60.2 million of which $53.6 million was paid in cash, and 123,077 Class A-4 Units of Primary Care (ITC) Holdings, LLC’s securities with a value of $4.0 million were issued. The remaining amount includes $1.5 million related to the pay-down of debt, and $1.1 million related to the pay-down of accounts payable and accrued expenses of PCP. The physicians entered into employment agreements with the Company and these agreements include covenants not to compete. The Company recorded non-compete intangible assets totaling $0.8 million with a weighted-average amortization period of 3 years.

The purchase price has been allocated to cash and cash equivalents, accounts receivable, inventory, property and equipment, non-compete intangible assets, acquired intangibles, goodwill, and accounts payable. The portion of the legal purchase price that is allocated to the non-compete is not considered part of consideration transferred to acquire the business and is accounted for separately. The following table provides the preliminary allocation of the purchase price:

(in thousands)
Cash and cash equivalents	$191
Accounts receivable	486
Inventory	155
Property and equipment	1,518
Non-compete intangibles	846
Acquired intangibles	43,549
Goodwill	13,738
Accounts payable	(274)

Total Purchase Price	$60,209

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

The acquired intangible assets include $4.0 million for the PCP brand and payor relationships amounting to $39.5 million. Total revenues attributable to the assets acquired in the PCP acquisition were approximately $74.6 million for the year ended December 31, 2020. Net income attributable to the assets acquired in the PCP acquisition was $8.8 million for the year ended December 31, 2020.

HP Enterprises II, LLC and related entities

On June 1, 2020, the Company acquired all of the assets of HP Enterprises II, LLC and related entities (“HP”). The purchase price totaled $195.4 million of which $149.3 million was paid in cash (including $18.0 million paid to an escrow agent, of which $17.1 million was released on January 13, 2021 and $0.9 million is to be released on June 1, 2022), and 923,076 Class A-4 Units of Primary Care (ITC) Holdings, LLC’s securities with a value of $30.0 million were issued. The remaining amount of $16.1 million related to payment reconciliations was held back, and is due no later than 5 days following January 31, 2022. The physicians entered into employment agreements with the Company and these agreements include covenants not to compete. The Company recorded non-compete intangible assets totaling $1.0 million with a weighted-average amortization period of 5 years.

The purchase price has been allocated to property and equipment, non-compete intangible assets, acquired intangibles, goodwill, and other assets. The portion of the legal purchase price that is allocated to the non-compete is not considered part of consideration transferred to acquire the business and is accounted for separately. The following table provides the preliminary allocation of the purchase price:

(in thousands)
Property and equipment	$2,409
Non-compete intangibles	1,022
Acquired intangibles	117,014
Goodwill	74,852
Other assets	87

Total Purchase Price	$195,384

The acquired intangible assets include $20.6 million for the HP brand and payor relationships amounting to $96.4 million. Total revenues attributable to the assets acquired in the HP acquisition were approximately $197.4 million for the year ended December 31, 2020. Net income attributable to the assets acquired in the HP acquisition was $18.7 million for the year ended December 31, 2020.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

The net effect of acquisitions to the Company’s assets and liabilities and reconciliation of cash paid for net assets acquired for the years ended December 31, 2020 and 2019, including amounts related to immaterial acquisitions not disclosed above, was as follows:

	Year Ended December 31,
(in thousands)	2020	2019
Assets Acquired
Accounts receivable	$486	$321
Other assets	433	632
Property and equipment	4,011	1,220
Goodwill	92,289	77,971
Intangibles	162,542	52,212

Total assets acquired	259,761	132,356

Liabilities Assumed
Due to seller	16,288	39,751
Other liabilities	1,548	—

Total liabilities assumed	17,836	39,751

Net Assets Acquired	241,925	92,605
Issuance of Parent equity in connection with acquisitions	34,300	9,250

Cash paid for net assets acquired	$207,625	$83,355

The following unaudited pro forma financial information summarizes the combined results of operations for the Company and its acquisitions of Belen and HP as if the companies were combined as of the beginning of the year ended December 31, 2020 and 2019. Pro forma information is not presented for the Company’s other acquisitions as the information is unavailable for those assets acquired. Historical financial results were impractical to obtain as those businesses did not prepare financial statements historically.

	Year Ended December 31,
(in thousands)	2020	2019
Revenue	$969,861	$737,383
Net (loss) income	(63,250)	14,813

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

4.	PROPERTY AND EQUIPMENT, NET

The following is a summary of property and equipment, net and the related useful lives as December 31, 2020 and 2019:

(in thousands)		As of December 31,
Assets Classification	Useful Life	2020	2019
Leasehold improvements	Lesser of lease term or 15 years	$25,021	$9,248
Machinery and equipment	3-12 years	8,288	3,933
Automobiles	3-5 years	4,900	3,328
Computer and equipment	5 years	4,475	2,576
Furniture and equipment	3-7 years	2,390	892
Construction in progress		4,155	3,624

Total		49,229	23,601
Less: Accumulated depreciation and amortization		(11,103)	(4,448)

Property and equipment, net		$38,126	$19,153

Depreciation expense was $6.7 million and $2.9 million for the years ended December 31, 2020 and 2019, respectively. For the years ended December 31, 2020 and 2019, the Company paid a related party for construction in progress and leasehold improvements totaling $7.3 million and $5.5 million, respectively, and had a balance due of $0.1 million as of December 31, 2020 and an immaterial amount as of December 31, 2019. These payments are included in the caption accounts payable and accrued expenses on the accompanying consolidated balance sheets. Additionally, the Company disposed of an immaterial amount of fully depreciated assets in the years ended December 31, 2020 and 2019, respectively.

The Company records construction in progress related to vehicles, computer equipment, medical equipment, furniture, and fixtures that have been acquired but have not yet been placed in service as of the reporting date, as well as leasehold improvements currently in progress. As of December 31, 2020, the Company also recorded construction in progress and leasehold improvements related to Humana medical centers of $8.2 million.

5.	GOODWILL AND INTANGIBLES, NET

As of December 31, 2020, the Company’s intangible assets, net consists of the following:

(in thousands)	Weighted-Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangibles:
Trade names	9.00 years	$1,409	$(630)	$779
Brand	18.26 years	29,486	(2,171)	27,315
Non-compete	4.61 years	7,733	(3,373)	4,360
Customer relationships	18.55 years	880	(135)	745
Payor relationships	20.00 years	201,530	(11,960)	189,570
Provider relationships	10.00 years	4,119	(533)	3,586

Total intangibles, net		$245,157	$(18,802)	$226,355

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

As of December 31, 2019, the Company’s intangible assets, net consists of the following:

(in thousands)	Weighted-Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangibles:
Trade names	9.00 years	$1,409	$(473)	$936
Brand	9.92 years	4,926	(677)	4,249
Non-compete	4.70 years	5,765	(1,675)	4,090
Customer relationships	18.55 years	880	(85)	795
Payor relationships	20.00 years	68,680	(3,826)	64,854
Provider relationships	10.00 years	956	(254)	702

Total intangibles, net		$82,616	$(6,990)	$75,626

The Company recorded amortization expense of $11.8 million and $3.9 million for the years ended December 31, 2020 and 2019, respectively.

Expected amortization expense for the Company’s existing amortizable intangibles for the next five years, and thereafter, as of December 31, 2020 is as follows:

Year ended December 31,	Amount (in thousands)
2021	$14,225
2022	14,011
2023	13,451
2024	12,922
2025	12,663
Thereafter	159,083

Total	$226,355

The Company identified one reporting unit for the annual goodwill impairment testing. No goodwill impairment was identified for the years ended December 31, 2020 and 2019.

6.	CAPITAL LEASE OBLIGATIONS

The Company leases equipment from third parties under non-cancellable capital lease agreements, bearing interest at rates ranging from 4.1% to 12.1%, and expiring through the year 2024. The assets and liabilities under the capital leases are recorded at the present value of the minimum lease payments. The assets are depreciated on a straight-line basis over the shorter of the lease term or the estimated useful lives. The assets under capital leases are included in the accompanying consolidated balance sheets as property and equipment, net, with a gross asset value of $4.2 million and $2.5 million, and accumulated depreciation of $1.5 million and $0.7 million, as of December 31, 2020 and 2019, respectively. The depreciation of capital leases is included in depreciation and amortization.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

Future minimum lease payments under the capital leases as of December 31, 2020 are due as noted below:

Year ending December 31,	Amount (in thousands)
2021	$1,038
2022	919
2023	586
2024	271

Total minimum lease payments	2,814
Less: amount representing interest	(358)

2,456
Less: current maturities	(876)

Total	$1,580

7.	EQUIPMENT LOANS

The Company has entered into various equipment loans to finance the purchases of property and equipment. Equipment loans are as follows as of December 31, 2020 and 2019:

	As of December 31,
(in thousands)	2020	2019
Notes payable bearing interest at 17.2%; due July 2022, secured by certain property and equipment	$51	$51
Notes payable bearing interest at 12.5%, 12.8%, and 11.0%; all due June 2023, all secured by certain property and equipment	82	82
Notes payable bearing interest at 10.68%; due June 2023, secured by certain property and equipment	58	77
Notes payable bearing interest at 7.24%; due April 2025, secured by certain property and equipment	92	—
Notes payable bearing interest at 4.15%; due December 2024, secured by certain property and equipment	904	1,108

	1,187	1,318
Less: Current portion	(314)	(223)

	$873	$1,095

8.	CONTRACT LIABILITIES

Contract liability

As explained in Note 14, the Company receives an administrative payment from Humana in exchange for providing care coordination services at Humana Affiliate Provider (“HAP”) clinics over the term of such agreement. As of December 31, 2020, the Company’s contract liabilities balance related to these payments from Humana was $5.3 million. The short-term portion is recorded in deferred revenue and the long-term portion is recorded in deferred revenue, net of current portion. There was no contract liabilities balance recorded as of December 31, 2019. The Company recognized $0.2 million in revenue from contract liabilities recorded during the period.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

A summary of significant changes in the contract liabilities balance during the period is as follows:

(in thousands)
Balance as at January 1, 2020	$—
Increases due to amounts collected	5,450
Revenues recognized from current period increases	(185)

Balance as at December 31, 2020	$5,265

Of the December 31, 2020 contract liabilities balance, the Company expects to recognize as revenue $1.4 million in 2021, $1.4 million in 2022, $1.4 million in 2023, and $1.1 million in 2024.

9.	REVOLVING CREDIT FACILITY

On December 10, 2018, the Company entered into a credit facility with a financial institution for a revolving line of credit with maximum borrowings of $4.0 million that was set to mature on December 10, 2019. During 2019 and 2020, the Company entered into several amendments with the financial institution. Among those amendments was an increase of the maximum borrowings to $15.0 million and an extension of the maturity date to August 19, 2021. The line of credit bore interest at the LIBOR rate plus 2.5% (4.2% as of December 31, 2019).

On November 23, 2020, the Company entered into a credit agreement with Credit Suisse AG (“Credit Suisse”), and prepaid and terminated its existing credit agreements (Note 10). The terminated revolving credit facility did not have any principal, accrued interest, or unamortized issuance cost amounts outstanding on November 23, 2020. The Company paid an immaterial termination fee and loss on extinguishment. Under the terms of the new Credit Suisse agreement, Credit Suisse provided the Company a revolving letter and line of credit in the amount of $30.0 million. As of December 31, 2020, no amounts were drawn from the credit facility.

10.	LONG-TERM DEBT

The Company’s notes payable are as follows as of December 31, 2020 and 2019:

	As of December 31,
(in thousands)	2020	2019
Term Loan 1	$—	$134,658
Term Loan 3	480,000	—
Less: Current portion of notes payable	(4,800)	(1,353)

	475,200	133,305
Less: debt discount and debt issuance costs	(18,455)	(1,454)

Notes payable, net of current portion	$456,745	$131,851

Credit Facility

The Company has entered into various credit and guaranty agreements (the “Credit Facilities”). Obligations under the Credit Facilities are secured by substantially all of the Company’s assets. The Credit Facilities contain financial covenants including required total debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) ratios. As of December 31, 2020 and 2019, the Company is in compliance with its covenants.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

Term Loan 1

On December 23, 2016, the Company entered into Term Loan 1, which bore interest at a variable rate equal to LIBOR plus an applicable margin (7.5% as of extinguishment on November 23, 2020 and 6.3% as of December 31, 2019). Beginning on March 31, 2017, the Company was required to make quarterly principal payments, which escalated every two years, and a final payment was due on June 2, 2025.

Following the issuance of Term Loan 3, Term Loan 1 was prepaid by the Company on November 23, 2020, which resulted in the Company’s legal relief from all obligations under Term Loan 1. The Company’s prepayment of Term Loan 1 consisted of a cash payment to the lender for (1) the outstanding principal, (2) the outstanding accrued interest, and (3) legal and prepayment fees. The loss on extinguishment of debt caption in the accompanying consolidated statements of operations includes a prepayment fee of $3.8 million, legal fees of $0.2 million, and the derecognition of $2.2 million of unamortized deferred financing costs associated with Term Loan 1.

Term Loan 2

On June 1, 2020, the Company entered into a term loan agreement with another lender for up to $130.0 million. Borrowings under Term Loan 2 bore cash interest at a rate of 5.0%, payable quarterly, in addition to interest paid in-kind (“PIK”) of 11.5% per annum. Principal and PIK interest were due at maturity of Term Loan 2, December 1, 2022.

Term Loan 2 contained specific features that required the Company pay the lender a make-whole amount in the event of a change in control of the Company or the issuance of additional debt by the Company (each a “make-whole event”). The make-whole amount was calculated as the present value of the scheduled interest between the date of a make-whole event and December 1, 2021 by utilizing a discount rate per annum equal to the United States Treasury securities rate three days prior to the date of the make-whole event plus 0.5%. These features met the criteria to be bifurcated from the host agreement as embedded derivatives under the guidance in ASC 815, Derivatives and Hedging. At the time the Company entered into Term Loan 2, the likelihood of a make-whole event was deemed more than remote and the Company determined these features contained substantial value to the lender. As such, the derivatives were bifurcated from the host agreement and recorded at the fair value on June 1, 2020 of $51.3 million. The embedded derivatives and the host agreement together represented the combined principal and interest obligations of the Company to the lender. The Company presented the embedded derivatives together with the debt obligation in the consolidated balance sheets. The change in fair market value on embedded derivatives was $12.8 million for the year ended December 31, 2020 and was recorded in the accompanying consolidated statements of operations in the fair value adjustment—embedded derivative caption.

Following the issuance of Term Loan 3, Term Loan 2 was prepaid by the Company on November 23, 2020 which resulted in the Company’s legal relief from all obligations under Term Loan 2. The Company’s prepayment of Term Loan 2 consisted of a cash payment to the lender for (1) the outstanding principal, (2) the outstanding accrued interest, and (3) legal and prepayment fees. The loss on extinguishment of debt caption in the accompanying consolidated statements of operations includes a prepayment fee of $24.1 million, the incurrence of certain immaterial legal fees, the derecognition of $57.1 million of unamortized deferred financing costs, and the derecognition of the embedded derivative with a fair market value of $64.1 million resulting from the prepayment.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

Term Loan 3

On November 11, 2020, Jaws, Merger Sub (“Jaws”), ITC Holdings, and the Company entered into an agreement (the “Merger Agreement”) that outlines the terms and conditions of a strategic transaction and merger (the “Transaction”). In conjunction with the Transaction with Jaws, the Company entered into a credit agreement with Credit Suisse AG (“Credit Suisse”) on November 23, 2020 under which Credit Suisse committed to extend credit to the Company in the amount of $685.0 million. The credit agreement consists of (1) an initial term loan in the amount of $480.0 million (the “Initial Term Loan” and “Term Loan 3”), (2) delayed draw term loans up to the aggregate amount of $175.0 million (the “Delayed Draw Term Commitments”), and (3) an initial revolving credit facility in the amount of $30.0 million (the “Initial Revolving Facility”).

Term Loan 3 represents the principal amount of $480.0 million funded to the Company on November 23, 2020 by Credit Suisse. The Delayed Draw Term Commitments represents a commitment from Credit Suisse to provide an aggregate amount of $175.0 million in additional term loans to the Company after November 23, 2020. The Company is allowed to request Delayed Draw Term Loans in amounts greater than $5 million at any time between November 23, 2020 and the earliest to occur of (1) November 23, 2021, (2) the closing date of the Transaction with Jaws, (3) the date upon which Credit Suisse meets the aggregate Delayed Draw Term Commitments amount via the issuance of Delayed Draw Term Loans, and (4) termination date of the credit agreement as triggered by event of default or otherwise. The maturity date of the Initial Term Loan and any Delayed Draw Term Loans is November 23, 2027.

The Company is required to pay a commitment fee per annum (the “DDTL Ticking Fee”) on the unfunded Delayed Draw Term Commitments, depending on the days elapsed after December 15, 2020 (the “Ticking Fee Start Date”). The DDTL Ticking Fee is calculated on a 360-day year and payable in arrears on the last business day of each calendar quarter. The DDTL Ticking Fee is as follows:

•	0% for the period commencing on the Ticking Fee Start Date until the date occurring 30 days thereafter.

•

50% of the applicable rate (as defined below in “Interest on the Initial Term Loan, Delayed Draw Term Loans, and Initial Revolving Facility”) for Delayed Draw Term Loans maintained as Eurodollar borrowings for the period commencing on the 31st day after the Ticking Fee Start Date until the date occurring 60 days after the Ticking Fee Start Date.

•	100% of the applicable rate for Delayed Draw Term Loans maintained as Eurodollar borrowings for the period commencing on the 61st day after the Ticking Fee Start Date thereafter.

The Company is subject to principal repayments due in arrears on the last business day of each calendar quarter equal to 0.25% of the initial principal amount outstanding for the Initial Term Loan and each Delayed Draw Term Loan, as applicable based on the funding date of each Delayed Draw Term Loan if and when issued. Payments commence on March 31, 2021. The outstanding amount of unpaid principal and interest associated with the Initial Term Loan and the Delayed Draw Term Loans is due on the maturity date of November 23, 2027. Prior to the maturity date, the Company may elect to prepay, in whole or in part, the Initial Term Loan and Delayed Draw Term Loans at any time without penalty.

The Company is also subject to mandatory prepayments on the Initial Term Loan and Delayed Draw Term Loans based on the occurrence of certain events after November 23, 2020 including, (1) an amount equal to a percentage between 50% and 0% of excess cash flow for the year ended December 31, 2021 based on the Company’s first lien net leverage ratio (calculated as total consolidated debt secured by a lien on any collateral divided by consolidated adjusted EBITDA in accordance with GAAP) at December 31, 2021, due only if such

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

calculated amount is greater than $3 million, (2) an amount equal to 100% of the net proceeds received in excess of $3 million individually in any fiscal year, or $10 million in the aggregate, pertaining to the disposition of assets that are not reinvested in assets useful to the Company’s business within 18 months of the disposition date, (3) an amount equal to 100% of the net proceeds received from the issuance of indebtedness that is not intended to refinance the credit agreement with Credit Suisse, and (4) $400 million of the net cash proceeds received from the private placement (“PIPE”) of common stock of the Company after the Transaction with Jaws.

The Company maintains the right to choose between an applicable base rate (“ABR”) borrowing or a Eurodollar borrowing prior to the issuance of all credit by Credit Suisse. Interest is calculated on a 360-day year, or a 365-day year when Credit Suisse’s prime rate is utilized in an ABR borrowing, payable in arrears on the last business day of each calendar quarter, and payable in arrears on the maturity date of each borrowing. Payments commence on March 31, 2021.

ABR borrowings are subject to interest at a rate per annum equal to (1) the greatest of (a) Credit Suisse’s prime rate in effect on such day, (b) the funds effective rate issued by the Federal Reserve Bank of New York in effect on such day plus 0.5%, (c) the London interbank offered rate (“LIBOR Rate”) for a one month interest period on such day, as adjusted via multiplication by the Credit Suisse’s statutory reserve rate and subject to a floor of 0.75% on the adjusted rate only for the Initial Term Loan and the Delayed Draw Term Loans, plus 1%, and (d) solely with respect to the Initial Term Loans and Delayed Draw Term Loans, 1.75%, plus (2) the applicable rate of (a) 3.75% from between November 23, 2020 to the closing date of the Transaction with Jaws and (b) 3.5% after the closing date of the Transaction with Jaws, provided that if the Company achieves a public corporate rating from S&P of at least B and a public credit rating from Moody’s of at least B2, then for as long as such rating remain in effect, a rate of 3.25% shall be applicable.

Eurodollar borrowings are subject to interest at a rate per annum equal to (1) the LIBOR Rate for a one month interest period on such day, as adjusted via multiplication by the Credit Suisse’s statutory reserve rate and subject to a floor of 0.75% on the adjusted rate only for the Initial Term Loan and the Delayed Draw Term Loans, plus (2) the applicable rate of (a) 5.25% as of November 23, 2020, which was amended to 4.75% subsequent to December 21, 2020 and (b) 4.5% after the closing date of the Transaction with Jaws, provided that if the Company achieves a public corporate rating from S&P of at least B and a public credit rating from Moody’s of at least B2, then for as long as such rating remain in effect, a rate of 4.25% shall be applicable. Prior to November 23, 2020, the Company elected to treat the Initial Term Loan and the Initial Revolving Facility as Eurodollar borrowings. The current stated interest rate for the Initial Term Loan and Initial Revolving Facility is 5.5%. The effective interest rate for the Initial Term Loan is 6.2%.

The following table sets forth the Company’s future principal payments as of December 31, 2020, assuming a mandatory prepayment does not occur:

(in thousands)
Year ended December 31,	Amount
2021	$4,800
2022	4,800
2023	4,800
2024	4,800
2025	4,800
Thereafter	456,000

Total	$480,000

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

As of December 31, 2020 and 2019, the balance of debt issuance costs and debt discounts totaled $24.9 million and $1.5 million, respectively, and are being amortized into interest expense over the life of the loan using the effective interest method. Of the balance as of December 31, 2020, $18.5 million is related to the Term Loan 3 Initial Term Loan, and as such is reflected as a direct reduction to the long-term debt balances, while the remaining $6.4 million is related to the Delayed Draw Term Commitments and the Initial Revolving Facility, and as such is reflected in prepaid and other current assets and other assets. For the years ended December 31, 2020 and 2019, the Company recognized interest expense of $34.0 million and $10.2 million, respectively, of which $6.7 million and $0.5 million, respectively, was related to the amortization of debt issuance costs.

11.	DUE TO / FROM SELLER

In connection with the Company’s historical acquisitions, the following amounts are due to the respective sellers as of December 31, 2020:

(in thousands)	Current	Long-term	Total
Due to Orlando Rangel, M.D., P.A. and Primarycare Group, LLC	$16,436	$—	$16,436
Due to HP Enterprises II, LLC and related entities	2,484	13,976	16,460
Due to Central Florida Internists, Inc.	2,495	—	2,495
Due to Primary Care Physicians and related entities	2,264	—	2,264
Due to Valerio Toyos, M.D., P.A.	1,375	—	1,375
Due to Belen Medical Centers, LLC and related entities	721	—	721
Due to Horizon Health Medical Center Corp.	556	—	556
Due to GMP Medical, LLC	350	—	350
Due to Alhambra Medical Group, Inc.	139	—	139
Due to Jose L. Martinez, M.D., P.A.	119	—	119
Due to Gonzalo A. Gonzalez, M.D., P.A.	100	—	100
Due to A and L Clinic Center, Inc. d/b/a Diamond Care Medical Center	90	—	90

Total due to sellers	$27,129	$13,976	$41,105

Included in the balances above are the amounts recorded as part of the initial purchase prices of 2020 acquisitions and prior years including accrued interest and accrued bonuses payable to various sellers as part of their respective employment agreements, as well as other amounts due to sellers. The amount due to sellers was $34.5 million, and the total bonuses owed to sellers were $6.6 million, as of December 31, 2020. Total bonus charges to various sellers as part of their respective provider employment agreements amounted to a total of $9.3 million for the year ended December 31, 2020. These charges are included within the caption transaction costs and other within the accompanying consolidated statements of operations.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

The following amounts were due to the respective sellers as of December 31, 2019:

(in thousands)	Current	Long-term	Total
Due to Alhambra Medical Group, Inc.	$1,175	$—	$1,175
Due to Raul Ayala Internal Medicine, LLC & Raul Ayala, M.D., P.A.	88	—	88
Due to Belen Medical Centers, LLC and related entities	42,020	—	42,020
Due to Dr. Camejo Primary Care & Walkin Clinic LLC	193	—	193
Due to A and L Clinic Center, Inc. d/b/a Diamond Care Medical Center	1,483	—	1,483
Due to GMP Medical, LLC	518	—	518
Due to Gonzalo A. Gonzalez, M.D., P.A.	100	—	100
Due to Central Florida Internists, Inc.	2,438	—	2,438
Due to Valerio Toyos, M.D., P.A.	1,375	—	1,375
Due to Ultra Care Medical Centers, LLC	958	—	958

Total due to sellers	$50,348	$—	$50,348

12.	FAIR VALUE MEASUREMENTS

The FASB ASC, Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under the accounting standard are described as follows:

• Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

• Level 2	Inputs to the valuation methodology include:
• quoted prices for similar assets or liabilities in active markets;
• quoted prices for identical or similar assets or liabilities in inactive markets;
• inputs other than quoted prices that are observable for the asset or liability;
• inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

• Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. The carrying amounts of financial instruments including cash, accounts receivable, accounts payable, accrued liabilities, due to seller and short-term borrowings approximate fair value due to the short maturities of such instruments. The $14.0 million in due to seller classified as long term is due within 13 months, and as such, its carrying amount approximates fair value. The fair value of the Company’s debt using Level 2 inputs is approximately $474.0 million and $134.5 million as of December 31, 2020 and 2019, respectively.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

The following is a description of the valuation methodology used for liabilities measured at fair value.

Contingent Consideration: Valued at fair value applying a Monte Carlo Simulation - Geometric Brownian Motion (“GBM”) model and the estimated EBITDA for the next twelve months.

The preceding method described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation method is appropriate and consistent with other market participants, the use of different methodology or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Embedded Derivative: In calculating the valuation of the embedded derivative, the Company considered the present value of the cash flows over the term of the debt agreement as impacted by (1) the probability of a debt issuance or a change in control event occurring that would trigger a prepayment penalty to the lender, (2) the market interest rate of the debt agreement without the embedded derivative, and (3) the interest rate premium associated with the embedded derivative. The embedded derivative was entered into on June 1, 2020 and subsequently derecognized on November 23, 2020 when the Company refinanced its debt. The recurring Level 3 fair value measurements of the embedded derivative liability include the following significant unobservable inputs as of June 1, 2020 and November 23, 2020:

	Range as of
Unobservable Input	June 1, 2020	November 23, 2020
Probability of change of control	90%	N/A
Probability of issuance of debt	5%	100%
Expected date of event	Q4 2020	Q4 2020
Discount rate	39%	35%

The following table sets forth by level, within the fair value hierarchy, the Company’s liabilities measured at fair value on a recurring basis and non-recurring as of December 31, 2020:

(in thousands)	Carrying Value	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities measured at fair value on a recurring basis:
Contingent consideration	$5,172	$—	$—	$5,172

Total Liabilities	$5,172	$—	$—	$5,172

There was an immaterial change in the fair value of the contingent consideration during the year ended December 31, 2020.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

The following table sets forth by level, within the fair value hierarchy, the Company’s liabilities measured at fair value on a recurring and non-recurring basis as of December 31, 2019:

(in thousands)	Carrying Value	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities measured at fair value on a recurring basis:
Contingent consideration	$23,429	$—	$—	$23,429

Total Liabilities	$23,429	$—	$—	$23,429

The change in fair value of $2.8 million was recorded during the year ended December 31, 2019 and is included within the fair value adjustment in contingent consideration within the accompanying consolidated statement of operations.

Activity of the assets and liabilities measured at fair value using significant unobservable inputs is as follows:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	As of December 31,
(in thousands)	2020	2019
Opening Balance	$23,429	$20,584
Embedded derivative recognized under Term Loan 2	51,328	—
Total embedded derivative fair value adjustment expense for the period included in earnings	12,764	—
Embedded derivative derecognized due to extinguishment of Term Loan 2	(64,092)	—
Total contingent consideration fair value adjustment expense for the period included in earnings	65	2,845
Contingent consideration recognized due to acquisitions	2,695	—
Reclass to due to seller	(16,059)	—
Payments of contingent consideration	(3,000)	—
Contingent consideration settled through equity	(1,958)	—

Closing Balance	$5,172	$23,429

The change in the fair value of the embedded derivative of $12.8 million was recorded during the year ended December 31, 2020 and is included within the fair value adjustment—embedded derivative caption. As noted in Note 10, the embedded derivative was derecognized as a result of the refinancing that took place on November 23, 2020.

13.	VARIABLE INTEREST ENTITIES

Cano Health Texas, PLLC (“Cano Texas”) and Cano Health Nevada, PLLC (“Cano Nevada”), were established to employ healthcare providers, to contract with managed care payors, and to deliver healthcare services to patients in the markets that the Company serves. The Company evaluated whether it has a variable interest in Cano Texas and Cano Nevada, whether Cano Texas and Cano Nevada are VIEs, and whether the Company has a controlling financial interest in Cano Texas and Cano Nevada. The Company concluded that it

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

has variable interests in Cano Texas and Cano Nevada on the basis of its Master Service Agreement (“MSA”) which provides office space, consulting services, managerial and administrative services, billing and collection, personnel services, financial management, licensing permitting and credentialing, claims processing, in exchange for a service fee and performance bonuses payable to the Company. The MSA transfers substantially all the residual risks and rewards of ownership to the Company. Cano Texas and Cano Nevada’s equity at risk, as defined by U.S. GAAP, is insufficient to finance its activities without additional support, and, therefore, Cano Texas and Cano Nevada are considered VIEs, and are not affiliates of the Company.

In order to determine whether the Company has a controlling financial interest in Cano Texas and Cano Nevada, and, thus, whether the Company is the primary beneficiary, the Company considered whether it has i) the power to direct the activities of Cano Texas and Cano Nevada that most significantly impact its economic performance and ii) the obligation to absorb losses of the entities that could potentially be significant to it or the right to receive benefits from Cano Texas and Cano Nevada that could potentially be significant to it. The Company concluded that it may unilaterally remove the physician owners of Cano Texas and Cano Nevada at its discretion and is therefore considered to hold substantive kick-out rights over the decision maker of Cano Texas and Cano Nevada. Under the MSA, the Company is entitled to a management fee and a performance bonus that entitle the Company to substantially all of Cano Texas and Cano Nevada’s residual returns or losses, and is exposed to economics which could be significant to it. As a result, the Company concluded that it is the primary beneficiary of Cano Texas and Cano Nevada and therefore, consolidates the balance sheets, results of operations, and cash flows of these entities. The Company performs a qualitative assessment of Cano Texas and Cano Nevada on an ongoing basis to determine if it continues to be the primary beneficiary.

The table below illustrates the aggregated VIE assets and liabilities and performance for Cano Texas and Cano Nevada as of and for the years ended December 31, 2020 and 2019:

	As of December 31,
(in thousands)	2020	2019
Total Assets	$8,182	$—

Total Liabilities	$12,371	$—

	Years Ended December
(in thousands)	2020	2019
Total Revenues	$227	$—
Operating Expenses:
Direct patient expense	3,109	—
Selling, general and administrative expenses	1,020	—
Depreciation and amortization expense	188	—

Total operating expenses	4,317	—

Net loss	$(4,090)	$—

Since these entities opened their medical centers for operation and started to enroll members in the second half of 2020, the majority of the $0.2 million in revenues are a pro-rata portion of the care coordination payments received from Humana. There are no restrictions on Cano Texas and Cano Nevada’s assets or on the settlement of its liabilities. The assets of Cano Texas and Cano Nevada can be used to settle obligations of the Company. Cano Texas and Cano Nevada are included in the Company’s creditor group; thus, creditors of the Company have recourse to the assets owned by Cano Texas and Cano Nevada. There are no liabilities for which creditors of Cano Texas and Cano Nevada do not have recourse to the general credit of the Company. There are no restrictions placed on the retained earnings or net income of Cano Texas and Cano Nevada with respect to potential future distributions.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

14.	RELATED PARTY TRANSACTIONS

Advisory Services Agreement

In December 2016, the Company and InTandem Capital Partners, LLC (“InTandem”) entered into an advisory services agreement whereby InTandem owns the majority voting and equity interest in ITC Holdings, the Company’s Parent, and provides financial and management consulting services to the Company. Services provided include, but are not limited to (i) corporate strategy, (ii) legal advice, (iii) acquisitions and divestitures strategies, and (iv) debt and equity financings. InTandem is entitled to an annual fee equal to the greater of $0.3 million or 2% of EBITDA for the prior calendar year plus out of pocket expenses. In the event the Company completes an acquisition or is sold, an advisory fee of 2% of the enterprise value, as defined, will be due to InTandem. In addition, upon payment, an advisory fee equal to 2% of the deferred payment will be due to InTandem. The advisory services agreement will terminate upon the earlier of a sale of the Company or a material breach by InTandem of any of its obligations under the agreement.

During the years ended December 31, 2020 and 2019, the Company incurred approximately $5.4 million and $2.4 million, respectively, in expenses pursuant to the advisory services agreement which are included in the transaction costs and other caption, approximately $0.9 million and $0.4 million, respectively, which are included in the management fees caption, and approximately $0.1 million during the year ended December 31, 2020 which is included in the selling, general, and administrative expenses in the accompanying consolidated statements of operations. As of December 31, 2020 and 2019, no amounts were owed to InTandem in relation to this agreement.

Administrative Service Agreement

On April 23, 2018, the Company entered into a new Administrative Service Agreement between the Company and Dental Excellence Partners, LLC, who merged with four other entities. Dental Excellence Partners, LLC also licensed the Cano Dental trademark from the Company. The administrative fee is a monthly fixed amount per office for providing comprehensive management and related administrative services to the dental practices. During April 2019, the Company entered into an amendment to this agreement and modified the administrative fee. During the years ended December 31, 2020 and 2019, the Company recognized income from these agreements of approximately $0.6 million and $0.6 million, respectively, which was recorded within the caption fee-for-service and other revenues in the accompanying consolidated statements of operations. As of December 31, 2020, no balance was due to the Company in relation to these agreements, and as of December 31, 2019, approximately $0.3 million was due and recorded in the caption accounts receivable.

As part of this agreement, the Company agreed to have Dental Excellence Partners, LLC provide dental services for managed care members of the Company. During the years ended December 31, 2020 and 2019, the Company was charged approximately $2.4 million and $1.8 million, respectively, for these services. As of December 31, 2020, no balance was due in relation to these services to Dental Excellence Partners, LLC, and as of December 31, 2019, $0.1 million was due and recorded in the caption accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Dental Service Agreement

During 2019, the Company entered into an acquisition agreement with Belen. As part of the Belen acquisition, the Company entered into a service agreement in September 2019 with Care Dental Group, LLC (“Belen Dental”), whereby the Company agreed to pay Belen Dental $15 per member per month, for each Medicare Advantage (“MA”) patient that is identified by the Company on a monthly enrollment roster to receive

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

care at the legacy Belen Medical Centers. During the years ended December 31, 2020 and 2019, the Company paid Belen Dental approximately $0.7 million and $0.3 million, respectively, in relation to this agreement.

Humana Relationships

In 2020 the Company and its Parent, ITC Holdings, entered into multi-year agreements with Humana and its affiliates whereby ITC Holdings entered into a note purchase agreement with Humana for a convertible note due October 2022 with aggregate principal of $60 million. The notes accrue interest at a rate of 8.0% per annum through March 2020 and 10.0% per annum thereafter, payable in kind. The notes are convertible to Class A-4 units of the Parent at the option of Humana in the event the Parent and affiliates seek to consummate a sale transaction and may be settled in cash at the option of Humana. The Company is not subject to any obligations under the convertible notes, including payments of principal, interest, or fees under the terms of the instrument. As such, this instrument does not represent debt of the Company.

The Company licenses the use of Humana Affiliate Provider (“HAP”) clinics to provide services at the clinics. The agreements contain an administrative payment from Humana in exchange for the Company providing care coordination services over the term of the agreement. These payments are recognized as revenue ratably over the length of the term of the agreement and are refundable to Humana on a pro-rata basis if the Company ceases to provide care at the clinics during the specified service period in the agreements. We have identified one performance obligation to stand ready to provide care coordination services at the centers for the length of the term specified in the contracts.

The HAP Agreements also contain an arrangement for a license fee that is payable by the Company to Humana for the Company’s use of Humana owned or leased facilities to provide health care services. The agreement prohibits Cano from using the clinics for plans not sponsored by Humana. The license fee is a reimbursement to Humana for its costs of owning or leasing and maintaining the clinics, including rental payments, maintenance or repair expenses, equipment expenses, special assessments, cost of upgrades, taxes, leasehold improvements, and other expenses identified by Humana. The Company has not paid license fees to Humana during the year ended December 31, 2020. As of December 31, 2020 the license, deferred revenue and deferred rent liability to Humana totaled $13.5 million. The Company also recorded $0.2 million in operating lease expense related to its use of Humana clinics in the year ended December 31, 2020.

Prior to entering into the agreements, the Company had existing payor relationships with Humana related to existing revenue arrangements within the Company. For the period that Humana was a related party to the Company in the year ended December 31, 2020, the Company recognized in its consolidated statements of operations revenue from Humana, excluding its subsidiaries, of $240.0 million and associated third-party medical costs of $175.4 million.

Further, the Company has a right of first refusal with Humana on any sale, lease, license or other disposition, in one transaction or a series of related transactions, of assets, businesses, divisions or subsidiaries that constitute 20% or more of the net revenues, net income or assets of, or any equity transaction (including by way of merger, consolidation, recapitalization, exchange offer, spinoff, split-off, reorganization or sale of securities) that results in a change of control of, PCIH, Seller, or the Company or its subsidiary, HP MSO, LLC.

Operating Leases

The Company leases several offices and medical spaces from certain employees and companies that are controlled by certain equity holders of ITC Holdings. Monthly rent payments in aggregate totaled approximately $0.2 million for the year ended December 31, 2020, and terminate between December 31, 2020 through June 2024.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

General Contractor Agreements

As of December 31, 2018, the Company has entered into various general contractor agreements with a company that is controlled by a family member of the CEO of Cano Health to perform leasehold improvements at various of the Company’s locations as well as various repairs and related maintenance as deemed necessary. Payments made pursuant to the general contractor agreements as well as amounts paid for repairs and maintenance to this related party totaled approximately $7.3 million and $5.5 million for the years ended December 31, 2020 and 2019, respectively.

Other Related Party Transactions

The Company made payments to various related parties in relation to logistic software, medical supplies, housekeeping, and moving costs. During the years ended December 31, 2020 and 2019 the Company paid approximately $0.6 million and $0.6 million, respectively.

On April 23, 2018, the Company advanced funds to an affiliated company Dental Excellence Partners, LLC in the amount of $4.5 million. The loan agreement calls for monthly interest-only payments to be received beginning May 1, 2018, and the entire outstanding principal balance shall be due and payable in full on April 23, 2023. The note receivable bears interest at 7.0%. For the year ended December 31, 2020, the Company recognized $0.3 million of interest income related to this loan agreement. On December 17, 2020, Dental Excellence Partners made an early repayment of the outstanding balance to the Company. In connection with the settlement of this advance, the Company wrote-off $0.5 million, $0.4 million of which was due under the Administrative Service Agreement and $0.1 million was due for other services provided. As of December 31, 2019 the balance totaled $4.5 million.

Additionally, during the year ended December 31, 2018, two executives of the Company obtained shares of the Parent, ITC Holdings, for a total amount of $0.4 million. As part of this transaction, the two executives paid cash and entered into promissory notes with the Parent in order to acquire the shares. Concurrently, ITC Holdings agreed to contribute the money received from these two executives to the Company. Additionally, the amount due from these two executives to ITC Holdings was also assigned to the Company. On May 25, 2018, the first promissory note was obtained in the amount of $0.1 million, payable on May 25, 2026 with a fixed annual interest rate of 2.8%. On August 24, 2018, the second promissory note was obtained from the Company in the amount of $0.05 million, with a fixed annual interest rate of 2.8%. The loan and interest receivable is due on August 24, 2025.

15.	EQUITY-BASED COMPENSATION

Equity-Based Compensation

There were no equity-based compensation arrangements made during the years ended December 31, 2020 and 2019.

Profits Interest Units

On September 30, 2017, the Parent’s Limited Liability Agreement (“LLC Agreement”) created class B units, called Profit Interest Units (“PIU”), to provide additional incentives to attract and retain qualified competent employees for the Company. The LLC agreement also allows for PIUs to be issued to non-employees. All grants of PIUs are required to be authorized by the Board of Directors of the Parent and must go through a vote of the Board of Directors to be approved The LLC Agreement defines the applicable vesting dates, conditions to vesting, and restrictions on transferability and any other restrictions for PIU’s. For Class B Units

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

granted, 75.0% of the grants vest evenly at a rate of 2.0833% per month over a four-year period and expire 10 years from the date of grant. The remaining 25.0% of the Class B Units granted vest only upon the consummation of the sale of the Company or its Parent. The PIU awards are accounted for using the fair value method, which requires measurement and recognition of compensation expense for all awards granted to the Company’s employees based upon the grant-date fair value. The Company recognizes the compensation expense over the requisite service period for each of Parent’s PIUs granted in the Company’s consolidated statement of operations and a contribution of members’ capital.

The following is a summary of the class B units outstanding as of December 31, 2020:

	Shares subject to Vesting	Weighted Average Grant Date Fair Value
Balance of unvested PIU’s as of December 31, 2018	224,410	$3.19
Issuance of additional PIU’s	149,750	2.42
Vested	(62,287)	2.93

Balance of unvested PIU’s as of December 31, 2019	311,873	$2.87
Issuance of additional PIU’s	86,000	3.73
Vested	(109,314)	2.86

Balance of unvested PIU’s as of December 31, 2020	288,559	$3.09

The Company recorded compensation expenses of $0.4 million and $0.2 million for the years ended December 31, 2020 and 2019, respectively, based upon the number of vested class B units.

During the years ended December 31, 2020 and 2019, the Parent granted class B units to employees of the Company with a fair value of $0.2 million and $0.3 million, respectively, calculated using the Black-Scholes option-pricing model with the following assumptions:

	As of December 31,
	2020	2019
Risk-free interest rate	0.2%	1.6%
Expected volatility	35.0%	35.0%
Expected life (in years)	0.5	0.8
Discount for lack of Marketability	30.1%	32.0 - 38.5%
Expected dividend yield	—	—

The risk-free interest rate assumption is based on observed treasury yield curve appropriate for the term of the related class B units. The expected life of class B units was calculated using the average of the contractual term of the option and the weighted-average vesting period of the class B unit, as the Company does not have sufficient history to use an alternative method to the simplified method to calculate an expected life for employees or non-employees. The Company has not paid a dividend and is not expected to pay a dividend in the foreseeable future. Expected volatility for the Company’s class B units was determined based on an average of the historical volatility of a peer group of similar public companies.

As of December 31, 2020, the total unrecognized equity-based compensation expense related to unvested PIU’s aggregated to $0.5 million to be recognized over a weighted average period of 3 years. As of December 31, 2020, the total unrecognized equity-based compensation expense related to unvested PIU’s that vest only upon the consummation of the sale of the Company aggregated to $0.4 million.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

The total equity-based compensation expense related to all the equity-based awards granted by the Parent is reported in the consolidated statement of operations as compensation expense within the selling, general and administrative expense caption.

16.	COMMITMENTS AND CONTINGENCIES

Vendor Agreement

The Company, through its subsidiaries Comfort Pharmacy, LLC, Comfort Pharmacy 2, LLC, and Belen Pharmacy Group, LLC entered into a multi-year Prime Vendor Agreement (“PVA”) with a pharmaceutical wholesaler, effective November 1, 2020, that continues through October 31, 2023. This agreement extends on a month-to-month basis thereafter until either party gives 90 days’ written notice to terminate. The pharmaceutical wholesaler serves as the Company’s primary wholesale supplier for branded and generic pharmaceuticals. The agreement contains a provision that requires average monthly net purchases of $0.8 million, and if the minimum is not met, the vendor may adjust the pricing of goods. A Joinder Agreement was entered into on December 1, 2020, which amended the PVA to include IFB Pharmacy, LLC under the agreement as of this date.

Prior to this, in early 2019 the Company was under an agreement through its subsidiaries Comfort Pharmacy, LLC and Comfort Pharmacy 2, LLC, with the same vendor that contained a provision which required minimum annual purchases of $3.6 million, and if the minimum was not met, the vendor may adjust the pricing of goods. On July 1, 2019, the Company entered into a new agreement with the vendor that contained a provision which required minimum average monthly net purchases of $0.4 million, and if the minimum is not met, the vendor may adjust the pricing of goods. This agreement was replaced by the PVA discussed above.

Additionally, as a result of the Belen acquisition, the Company adopted the vendor agreement in 2019 that Belen, through its subsidiary Belen Pharmacy Group, LLC, had with the same pharmaceutical vendor. The agreement contained a provision which required minimum average monthly net purchases of $0.3 million, and if the minimum is not met, the vendor may adjust the pricing of goods. This agreement was replaced by the PVA discussed above.

Management believes for the years ended December 31, 2020 and 2019 the minimum requirements of the agreements in place were met.

Operating Leases

The Company leases office facilities, and office equipment under non-cancellable operating leases expiring through the year 2028. Refer to Note 14 for operating leases that were entered into with related parties. Minimum future payments as of December 31, 2020 are approximately as follows:

Year ended December 31,	Amount (in thousands)
2021	$10,566
2022	11,075
2023	9,772
2024	8,158
2025	6,641
Thereafter	20,721

Total	$66,933

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

Rent expense for the years ended December 31, 2020 and 2019 amounted to approximately $11.6 million and $6.1 million, respectively.

Litigation

The Company is exposed to various asserted and unasserted potential claims encountered in the normal course of business. Management believes that the resolution of these matters will not have a material effect on the Company’s consolidated financial position, results of their operations or cash flows.

17.	INCOME TAXES

The Company is a pass-through tax entity and no provision, except for certain subsidiaries which are taxed under Subchapter C, is made in the consolidated financial statements for income taxes. The following income tax items are related to the applicable subsidiary company that is subject to income tax treatment.

The income tax expense from continuing operations for the year ended December 31, 2019 was immaterial. For the year ended December 31, 2020 it consists of the following:

(in thousands)	For the Year Ended December 31, 2020
Jurisdictional earnings:
U.S losses	$(75,838)
Foreign earnings	1,715

Total losses	(74,123)

Current:
U.S Federal	—
U.S. State and local	63
Foreign	525

Total current tax provision	588
Deferred:
U.S Federal	—
U.S. State and local	—
Foreign	63

Total deferred tax benefit	63

Total tax expense	$651

The effective tax rate for the period presented differs from the statutory U.S. tax rate. This is primarily due to the Company’s pass-through entity treatment for tax purposes. In addition, for the Company’s taxable subsidiary operations, the effective tax rate differs due to mainly state income taxes and Puerto Rico taxes. The remaining rate differences are immaterial.

Deferred taxes for the applicable subsidiary companies are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss and other tax credit carryforward. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

The tax effect of temporary differences that give rise to significant portion of the deferred tax assets and deferred tax liabilities consist of the following:

(in thousands)	As of December 31, 2020
Deferred tax assets:
Foreign Tax Credits	$244
Net Operating Loss	—

Total gross deferred tax	244
Valuation allowance	(244)

Net deferred tax assets	—
Deferred tax liabilities:
Unremitted Earnings	(63)

Deferred tax liability, net	$(63)

As of December 31, 2020, $0.2 million of gross deferred tax assets are included in other assets, however the deferred tax assets are fully reserved through a valuation allowance. The Company does not anticipate the deferred tax assets will be utilized. As of December 31, 2020, $0.1 million of deferred tax liability is included in other liabilities.

Management continuously assesses the likelihood that it is more likely than not that the deferred tax assets generated will be realized. In making such determinations, all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, and recent financial operations, are considered. In the event that management were to determine that the deferred income tax assets would be realized in the future for an amount equal to the net recorded amount, the valuation allowance and provision for income taxes would be adjusted.

The Company does not have any unrecognized tax positions (“UTPs”) as of December 31, 2020. While the Company currently does not have any UTPs, it is foreseeable that the calculation of the Company’s tax liabilities may involve dealing with uncertainties in the application of complex tax laws and regulations in multiple jurisdictions across the Company’s operations. Accounting Standards Codification (“ASC”) 740, Income Taxes, (“ASC 740”) states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. Upon identification of a UTP, the Company would (1) record the UTP as a liability in accordance with ASC 740 and (2) adjust these liabilities if/when management’s judgment changes as a result of the evaluation of new information not previously available. Ultimate resolution of UTPs may produce a result that is materially different from a Company’s estimate of the potential liability. In accordance with ASC 740, the Company would reflect these differences as increases or decreases to income tax expense in the period in which new information is available. The Company’s accounting policy under ASC 740-10 is to include interest and penalties accrued on uncertain tax positions as a component of income tax expense in the event a material uncertain tax position is booked in the consolidated financial statements.

The Company files income tax returns in the U.S. with Federal and State and local agencies, and in Puerto Rico. The Company is subject to U.S. Federal, state and local tax examinations for tax years starting in 2017. The Puerto Rico subsidiary group is subject to U.S. Federal, state and foreign tax examinations for tax years starting in 2019. The Company does not currently have any ongoing income tax examination in any of its jurisdictions.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

The Company has analyzed filing positions in the Federal, State, local and foreign jurisdictions where it is required to file income tax returns for all open tax years and does not believe any tax uncertainties exist.

18.	SEGMENT INFORMATION

The Company organizes its operations into one reportable segment. The Chief Executive Officer, who is our Chief Operating Decision Maker (“CODM”), reviews financial information and makes decisions about resource allocation based on their responsibility to deliver high quality primary medical care services to the Company’s patient population. For the periods presented, all of the Company’s revenues were earned in and all of the Company’s long lived assets were located in the United states.

19.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through March 15, 2021, the date on which the consolidated financial statements were available to be issued. Management has concluded that no material subsequent events have occurred that would require recognition in the Company’s consolidated financial statements or disclosure in the notes to the consolidated financial statements.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

UNAUDITED CONDENSED COMBINED BALANCE SHEETS

AS OF MAY 31, 2020 AND DECEMBER 31, 2019

	May 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$8,383,118	$7,559,912
Accounts receivable, net	27,385,021	25,722,037
Prepaid expenses and other current assets	165,490	88,675

Total current assets	35,933,629	33,370,624
Property and equipment, net	1,384,410	1,290,389
Goodwill	36,833,438	36,833,438
Intangibles, net	175,243	204,241
Other assets	25,650	25,856

Total Assets	74,352,370	71,724,548

Liabilities and Members’ Capital
Current liabilities:
Current portion of capital lease obligations	79,088	105,834
Current portion of contingent considerations	13,051,878	—
Accounts payable and accrued expenses	9,282,601	7,367,401
Due to seller	992,805	992,805

Total current liabilities	23,406,372	8,466,040
Capital lease obligations, net of current portion	118,678	135,416
Deferred rent	116,833	116,218
Contingent considerations	—	15,020,162
Other liabilities	96,791	110,439

Total liabilities	23,738,674	23,848,275

Commitments and Contingencies (Note 11)
Members’ Capital
Members’ capital	50,613,696	47,876,273

Total Liabilities and Members’ Capital	$74,352,370	$71,724,548

Refer to accompanying Notes to Unaudited Condensed Combined Financial Statements

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE PERIODS ENDED MAY 31, 2020 AND MAY 31, 2019

	Five Months Ended May 31,
	2020	2019
	As restated	As restated
Revenue
Capitated revenue	$138,594,121	$130,588,940
Fee for service and other revenue	1,899,792	2,567,729

Total revenue	$140,493,913	$133,156,669

Operating expenses:
Third-party medical costs	$100,759,024	$100,564,059
Direct patient expense	21,111,394	18,269,410
Selling, general and administrative expense	6,293,537	5,824,549
Depreciation and amortization expense	242,914	188,724
Fair value adjustment—contingent consideration	(1,918,284)	523,338

Total operating expenses	$126,488,585	$125,370,080

Income from operations	14,005,328	7,786,589

Interest expense	(25,894)	(38,636)
Interest income	4,275	4,664
Other income	27,721	100,142

Total other income	6,102	66,170

Net income	$14,011,430	$7,852,759

Refer to accompanying Notes to Unaudited Condensed Combined Financial Statements

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

UNAUDITED COMBINED STATEMENTS OF MEMBERS’ CAPITAL

FOR THE PERIODS ENDED MAY 31, 2020 AND DECEMBER 31, 2019

	Owners’ Equity	Retained Earnings	Members’ Capital
December 31, 2018	$12,159,100	$26,510,058	$38,669,158

Partner / Member contributions	1,750,000	—	1,750,000
Net income	—	23,398,256	23,398,256
Partner / Member distributions	—	(15,941,141)	(15,941,141)

December 31, 2019	$13,909,100	$33,967,173	$47,876,273

Partner / Member contributions	450,401	—	450,401
Net income	—	14,011,430	14,011,430
Partner / Member distributions	—	(11,724,408)	(11,724,408)

May 31, 2020	$14,359,501	$36,254,195	$50,613,696

Refer to accompanying Notes to Unaudited Condensed Combined Financial Statements

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS

FOR THE PERIODS ENDED MAY 31, 2020 AND 2019

	Five Months Ended May 31,
	2020	2019
Cash Flows from Operating Activities:
Net income	$14,011,430	$7,852,759
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	213,916	157,328
Amortization of intangible assets	28,998	31,396
Change in fair value of contingent consideration	(1,918,284)	523,338
Changes in operating assets and liabilities:
Accounts receivable	(1,662,984)	(734,499)
Other assets	206	6,620
Prepaid expenses and other current assets	(76,815)	(844,582)
Accounts payable and accrued expenses	1,915,200	319,277
Deferred rent	615	(1,612)
Other liabilities	(13,648)	110,173

Net cash provided by operating activities	12,498,634	7,420,198

Cash Flows from Investing Activities:
Purchase of property and equipment	(307,936)	(474,673)
Acquisitions of subsidiaries, net of cash acquired	—	(1,750,000)
Payment of contingent consideration	(50,000)	—

Net cash used in investing activities	(357,936)	(2,224,673)

Cash Flows from Financing Activities:
Contributions from partner / member	450,401	1,750,000
Distributions to partner / member	(11,724,408)	(6,099,458)
Repayments of capital lease obligations	(43,485)	(30,048)

Net cash used in financing activities	(11,317,492)	(4,379,506)

Increase in cash and cash equivalents	823,206	816,019
Cash and cash equivalents at beginning of period	7,559,912	4,197,486

Cash and cash equivalents, end of period	$8,383,118	$5,013,505

Refer to accompanying Notes to Unaudited Condensed Combined Financial Statements

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Healthy Partners, Inc. was formed in 2011 and is organized as an S corporation. The company provides support and infrastructure to run the day to day business for both the management service organizations and medical practices. This includes functional divisions for medical/risk management, finance, business development, utilization, and operations.

HP Enterprises II, LLC was formed in 2017 and includes the following wholly-owned entities:

•	HP MSO LLC is a management service organization that holds managed care risk contracts with Humana.

•	HP CarePlus, LLC is a management service organization that has managed care risk contracts with CarePlus.

•	HP Primary Care, LLC owns and operates medical practices that are focused on providing primary care services. These wholly owned centers focus on Medicare Advantage plans for seniors.

Broward Primary Partners, LLC was formed in 2012 as a partnership between Bob Camerlinck and Brian Polner, MD. This entity is a management service organization that has managed care risk agreements with Humana.

Preferred Primary Care, LLC was formed in 2009 as a partnership between Bob Camerlinck and Raj Bansal, MD. This entity is a management service organization that has managed care risk agreements with Humana.

All of the businesses above provide healthcare services to patients throughout various locations in the state of Florida.

Healthy Partners, Inc. and HP Enterprises II, LLC are wholly owned by the same equity owner. That equity owner is also the managing member of both Broward Primary Partners, LLC and Preferred Primary Care, LLC. Because Broward Primary Partners, LLC and Preferred Primary Care, LLC were under common management with Healthy Partners, Inc. and HP Enterprises II, LLC for the five months ended May 31, 2020 and 2019, the financials statements of these entities are presented on a combined basis, collectively referred to as the Company in these combined financial statements. All material accounts and transactions among these entities have been eliminated.

The accompanying combined financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Certain information in footnote disclosures normally included in annual financial statements was condensed or omitted for the interim periods. In the opinion of management, the interim information includes all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The interim results of operations and cash flows are not necessarily indicative of results and cash flows expected for the year.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

In May 2014, the Financial Accounting Standards board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 “Revenue from Contracts with Customers”, Accounting Standards Codification (“ASC”)

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

606 (“ASC 606”). On January 1, 2019, the Company adopted ASC 606, applying the full retrospective method as of the earliest period presented. The portfolio approach was used to apply the requirements of the standard to groups of contracts with similar characteristics.

Prior to the adoption of ASC 606, revenue was recognized on an accrual basis as services were performed at their estimated net realizable value.

Under ASC 606, the Company recognizes revenue when a customer obtains control of the promised services. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those services. The Company applies the following five-step model in order to determine this amount: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services the Company transfers to the customer (i.e. patient). At contract inception, once the contract is determined to be within the scope of ASC 606, management reviews the contract to determine which performance obligations must be satisfied and which of these performance obligations are distinct. The Company recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied.

The Company derives its revenue primarily from its capitated fees for medical services provided under capitated arrangements and fee-for-service arrangements.

Capitated revenue is derived from fees for medical services provided by the Company under capitated arrangements with health maintenance organizations’ (“HMOs”) health plan. Capitated revenue primarily consists of revenue earned through Medicare Advantage programs. Fees consist of a fixed amount per patient per month and are paid in advance. The Company is required to deliver healthcare services to the enrolled member population and is responsible for medical expenses related to healthcare services required by that patient group, including services not provided by the Company. Since the Company controls the healthcare services provided to enrolled members, the Company acts as a principal. The gross fees under these contracts are reported as revenue and the cost of provider care is included in third-party medical costs. Neither the Company nor any of its affiliates is a registered insurance company because state law in the states in which it operates does not require such registration for risk-bearing providers.

Since contractual terms across these arrangements are similar, the Company groups them into one portfolio. The Company identifies a single performance obligation to stand-ready to provide healthcare services to enrolled members. Capitated revenues are recognized in the month in which the Company is obligated to provide medical care services. The transaction price for the services provided depends upon the terms of the arrangement provided by or negotiated with the health plan. The rates are risk adjusted based on the health status of members and demographic characteristics of the plan. The fees are paid on an interim basis based on submitted enrolled member data for the previous year and are adjusted in subsequent periods after the final data is compiled by the Centers for Medicare and Medicaid Services (“CMS”). Subsequent adjustments to revenue are recognized in the period the adjustments are communicated to the Company.

Fee-for-service revenue is generated from primary care services provided in the Company’s medical centers. During an office visit, a patient may receive a number of medical services from a healthcare provider. These healthcare services are not separately identifiable and are combined into a single performance obligation. The

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Company recognizes fee-for-service revenues at the net realizable amount at the time the patient is seen by a provider, and the Company’s performance obligations to the patient is complete.

As the performance obligations from the Company’s revenues recognized at a point in time and the revenues recognized over time relate to contracts with a duration of one year or less, the Company elected the practical expedient in ASC 606-10-50-14(a) which provides relief from the requirement to disclose the transaction price for remaining performance obligations at the end of each reporting period and the requirement to disclose when the Company expects to recognize the related revenue. The Company has de minimis performance obligations remaining at the end of the reporting period as patients are not contractually obligated to continue to receive medical care from the Company’s network of providers. The Company recorded no contract liabilities from contracts with customers in its combined balance sheets as of December 31, 2019 or May 31, 2020.

During the fourth quarter of 2020, the Company determined that it had improperly presented certain amounts relating to stop-loss insurance in its combined statements of operations for the five-month period ended May 31, 2020 and 2019. The Company has corrected the material misstatement by increasing capitated revenue and third-party medical costs by $12.7 million, respectively, for the five-month period ended May 31, 2020 and by $13.1 million, respectively, for the five-month period ended May 31, 2019. The correction of this misstatement did not impact net income as previously reported.

See below for the previously reported amounts and restated amounts for each affected financial statement caption:

	May 31, 2020			May 31, 2019
Financial statement caption (in thousands)	As previously reported	Adj	As restated	As previously reported	Adj	As restated
Revenue:
Capitated revenue	$125,920	$12,674	$138,594	$117,496	$13,093	$130,589
Total revenue	$127,820	$12,674	$140,494	$120,063	$13,093	$133,156
Operating expenses:
Third-party medical costs	$88,085	$12,674	$100,759	$87,471	$13,093	$100,564
Total operating expenses	$113,814	$12,674	$126,488	$112,277	$13,093	$125,370

Third-Party Medical Costs

Third-party medical costs primarily consists of all medical expenses paid by the health plans, including inpatient and hospital care, specialists, and medicines. The Company uses stop-loss insurance to protect against medical claims in excess of certain levels.

Direct Patient Expense

Direct patient expense primarily consists of costs incurred in the treatment of the patients, including the compensation related to medical service providers and technicians, medical supplies, purchased medical services, drug costs for pharmacy sales, and payments to third-party providers.

Third-party medical and direct patient expenses collectively represent the cost of services provided.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Business Combinations

The Company accounts for business acquisitions using the acquisition method of accounting. Application of this method of accounting requires that (i) identifiable assets acquired (including identifiable intangible assets) and liabilities assumed, generally, be measured and recognized at fair value as of the acquisition date and (ii) the excess of the purchase price over the net fair value of identifiable assets acquired and liabilities assumed be recognized as goodwill, which is subject to testing for impairment at least annually.

Concentration of Risk

Contracts with Humana and CarePlus accounted for approximately 98% of total revenues for the five months ended May 31, 2020 and approximately 95% of total accounts receivable as of May 31, 2020. Contracts with Humana and CarePlus accounted for approximately 98% of total revenues for the five months ended May 31, 2019 and approximately 93% of total accounts receivable as of December 31, 2019. The loss of revenue from these contracts could have a material adverse effect on the Company.

Cash and Cash Equivalents

Cash and cash equivalents are highly liquid investments purchased with original maturities of three months or less.

Accounts Receivable, net

Accounts receivable are carried at amounts the Company deems collectible. Accordingly, an allowance is provided in the event an account is considered uncollectible. As of December 31, 2019 and May 31, 2020, the Company believes no allowance was necessary. The ultimate collectability of accounts receivable may differ from that estimated by the Company.

As of December 31, 2019 and 2018, the Company’s accounts receivable are presented net of the unpaid service provider costs. A right of offset exists when all of the following conditions are met: 1) each of the two parties owed the other determinable amounts; 2) the reporting party has the right to offset the amount owed with the amount owed to the other party; 3) the reporting party intends to offset; and 4) the right of offset is enforceable by law. The Company believes all of the aforementioned conditions exist as of December 31, 2019 and May 31, 2020. The following is a summary of the amounts included in accounts receivable, net as of May 31, 2020 and December 31, 2019.

	May 31, 2020	December 31, 2019
Accounts receivable	$84,676,669	$82,675,313
Unpaid service provider costs	(57,291,648)	(56,953,276)

Accounts receivable, net	$27,385,021	$25,722,037

Property and Equipment, Net

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the life of the assets, ranging from three to seven years. Leasehold improvements are amortized over the shorter of the estimated useful life or term of the lease.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in accompanying combined statements of operations.

Impairment of Long-Lived Assets

The Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no events or circumstances during the periods ended May 31, 2020 and 2019 that required the Company to perform an impairment test.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets acquired. The Company assesses goodwill for impairment on an annual basis and between tests if events occur or circumstances exist that would reduce the fair value of a reporting unit below its carrying amount. The Company performs its annual assessment on the first of October. The Company is a single reporting unit and evaluates goodwill at the Company level. The Company first performs a qualitative analysis to determine if factors exist that necessitate a quantitative goodwill impairment test. If necessary, the Company applies the quantitative test to identify and measure the amount of impairment, if any. Any impairment would be recognized for the differences between the fair value of the reporting unit and its carrying amount. There were no events or circumstances during the periods ended May 31, 2020 and 2019 that indicated the Company was required to perform a quantitative impairment test.

Intangibles, Net

The Company performs an assessment of whether intangible assets are impaired if impairment indicators arise. Management believes no impairment charges are necessary for the five months ended May 31, 2020, and 2019. Amortization of intangible assets is computed using the straight-line method over the estimated useful lives of the intangible asset, which is from 1 through 5 years.

Deferred Rent

Minimum rent, including fixed escalations, is recorded on a straight-line basis over the lease term. The lease term commences when the Company takes possession of the leased premises and, in most cases, ends upon expiration of the initial non-cancelable term. When a lease provides for fixed escalations of the minimum rental payments during the lease term, the difference between the recorded straight-line rent and the amount payable under the lease is recognized as a deferred rent obligation.

Professional and General Liability

As a healthcare provider, the Company is subject to medical malpractice claims and lawsuits. The Company may also be liable, as employer, for the negligence of healthcare professionals it employs or the healthcare

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

professionals it engages as independent contractors. To mitigate a portion of this risk, the Company maintains medical malpractice insurance, principally on a claims-made basis, with a reputable insurance provider. This policy contains extended reporting period endorsements which provide coverage for claims filed after the policy term. The policy contains various limits and deductibles.

Loss contingencies, including medical malpractice claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

The Company maintains a malpractice insurance policy with a benefit limit of $250,000 per occurrence and $750,000 aggregate coverage for each of the physicians. Any amounts over that threshold, or for which the insurance policy will not cover, will be borne by the Company and may materially affect the Company’s future financial position, results of operations, and cash flows. As of May 31, 2020 and 2019, management believes no reserve for loss contingencies is necessary.

Management Estimates

The preparation of the financial statements requires management to make estimates and assumptions based on available information. Such estimates are based on historical experience and other assumptions that are considered appropriate in the circumstances. However, actual results could differ from those estimates and these differences may be material. Significant estimates made by the Company includes, but are not limited to, fair value allocations for intangible assets acquired as part of the Company’s numerous acquisitions, recoverability of goodwill and intangibles, fair value of contingent considerations, unpaid service provider cost liability, and respective revenues and expenses related to these estimates for the periods reported.

Income Taxes

Healthy Partners, Inc. is an S-Corporation and passes income, losses deductions and credits through to its shareholders. As an S-Corporation Healthy Partners, Inc. does not incur income taxes or have any unrecognized tax benefits.

HP Enterprises II, LLC is treated as an S-Corporation for federal and state income tax purposes and passes income, losses deductions and credits through to its shareholders. Accordingly, it does not incur income taxes or have any unrecognized tax benefits.

Broward Primary Partners LLC is treated as a partnership for federal and state income tax purposes and, accordingly, does not incur income taxes or have any unrecognized tax benefits. Instead, its earnings and losses are included in the tax return of its members and taxed depending on the members’ tax situation.

Preferred Primary Care LLC is treated as a partnership for federal and state income tax purposes and, accordingly, does not incur income taxes or have any unrecognized tax benefits. Instead, its earnings and losses are included in the tax return of its members and taxed depending on the members’ tax situation.

As a result, the combined financial statements do not reflect a provision for income taxes.

Recent Accounting Pronouncements

In February 2016, the FASB established Topic 842, Leases, by issuing ASU No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842, ASU No. 2018-10, Codification Improvements to Topic 842, Leases, ASU No. 2018-11, Targeted Improvements, and ASU No. 2018-20, Leases (Topic 842): Narrow-Scope Improvements for Lessors. The new standard establishes a right of use (ROU) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations. The Company is currently evaluating the effect of adopting Topic 842 due to the recognition of right-of-use asset and related lease liability. The Company does not anticipate the update having a material effect on the Company’s results of operations or cash flows, though such an effect is possible.

A modified retrospective transition approach is required, and entities may choose to use either the effective date or the beginning of the earliest period presented in the financial statements as the date of initial application, with certain practical expedients available. The Company is evaluating the method of adoption it will elect. Topic 842 is effective for fiscal years beginning after December 15, 2021 and for interim periods within fiscal years beginning after December 15, 2022, with early application permitted, and the Company expects to adopt the new standard on the effective date.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which is intended to improve financial reporting by requiring earlier recognition of credit losses on certain financial assets. The standard replaces the current incurred loss impairment model that recognizes losses when a probable threshold is met with a requirement to recognize lifetime expected credit losses immediately when a financial asset is originated or purchased. The standard has been further refined through subsequent releases by the FASB, including the extension of the effective date. As amended by ASU No. 2019-10, the standard is effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those annual periods, with early adoption permitted, and the Company expects to adopt ASU on the effective date. The Company is currently evaluating the effect that the standard will have on its financial statements and related disclosures.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This standard provides clarification on the definition of a business and provides guidance on whether transactions should be recorded as acquisitions (or disposals) of assets or businesses. The standard was effective for the Company for annual periods beginning after December 15, 2018, and interim periods beginning after December 15, 2019. ASU 2017-01 did not have a material impact on the Company’s financial statements.

In January 2017, the FASB issued ASU No. 2017-04 Intangibles—Goodwill and Other (Topic 250) – Simplifying the Test for Goodwill Impairment. The update removes Step 2 of the goodwill impairment test and redefines the concept of impairment from a measure of loss when comparing the implied fair value of goodwill to its carrying amount, to a measure comparing the fair value of a reporting unit with its carrying amount. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. As amended by ASU No. 2019-10, the update is effective for fiscal years beginning after December 15, 2022 and interim periods within those fiscal years, with early adoption permitted for any impairment tests performed after January 1, 2017. The Company adopted this standard for its impairment tests beginning in the year ended December 31, 2018.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which simplifies the fair

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

value measurement disclosure requirements, including removing certain disclosures related to transfers between fair value hierarchy levels and adds certain disclosures to related level 3 investments. The update was effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years, with early adoption permitted. ASU 2018-13 did not have a material impact on the Company’s financial statements..

In October 2018, the FASB issued ASU No. 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). This ASU reduces the cost and complexity of financial reporting associated with consolidation of variable interest entities (VIEs). A VIE is an organization in which consolidation is not based on a majority of voting rights. The new guidance supersedes the private company alternative for common control leasing arrangements issued in 2014 and expands it to all qualifying common control arrangements. The amendments in this ASU are effective for the Company for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The Company does not expect the update to have a material effect on its combined financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes, which serves to remove or amend certain requirements associated with the accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. ASU No. 2019-12 is effective for the Company for fiscal year beginning December 15, 2022 and interim periods within those fiscal years, with early adoption permitted. The Company does not expect the update to have a material effect on its combined financial statements.

Subsequent Events

The Company has evaluated subsequent events through January 18, 2021, which is the date the combined financial statements were available to be issued. Please refer to NOTE 12 for further discussion related to the rapidly growing outbreak of novel strain of coronavirus (“COVID-19”) and the acquisition of the Company by Primary Care (ITC) Intermediate Holdings, LLC.

3.	BUSINESS ACQUISITIONS

Robert L. Berman, D.O., P.A.

On May 31, 2019, the Company acquired substantially all of the assets of Robert L. Berman, D.O., P.A. (“Berman”). The purchase price totaled $300,000, of which $250,000 was paid in cash, and $50,000 was paid on the first anniversary of closing based on achieving certain performance measures. The following is a summary of the fair value of assets acquired:

Intangibles	$43,675
Goodwill	256,325

Total Purchase Price	$300,000

The intangible assets include brand name of $1,175 and non-competition agreement of $42,500.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Eugenio L. Menendez, D.O., F.A.C.P.

On May 31, 2019, the Company acquired substantially all of the assets of Eugenio L. Menendez, D.O., F.A.C.P. (“Menendez”). The purchase price totaled $1,500,000, all of which was paid in cash. The following is a summary of the fair value of assets acquired:

Intangibles	$108,600
Goodwill	1,391,400

Total Purchase Price	$1,500,000

The intangible assets include brand name of $7,600 and a non-competition agreement of $101,000.

4.	PROPERTY AND EQUIPMENT, NET

The following is a summary of property and equipment, net and the related lives as of May 31, 2020 and December 31, 2019:

Assets Classification	Useful Life	May 31, 2020	December 31, 2019
Leasehold improvements	Lesser of lease term or est. useful life	$842,161	$655,270
Automobiles	5 years	239,993	239,993
Furniture, Fixtures, and Equipment	3 – 7 years	1,550,145	1,429,099

Total		2,632,299	2,324,362
Less: Accumulated depreciation		(1,247,889)	(1,033,973)

Property and equipment, net		$1,384,410	$1,290,389

Depreciation expense was $213,916 and $157,328 for the five months ended May 31, 2020 and 2019, respectively. There were no disposals were made during the five months ended May 31, 2020 and May 31, 2019.

5.	GOODWILL AND INTANGIBLES, NET

As of December 31, 2019, the Company’s intangible assets, net consists of the following:

December 31, 2019
	Weighted-Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Brand name	0.06 years	$63,580	$(59,924)	$3,656
Non-competition agreement	2.44 years	411,200	(210,615)	200,585

Total intangibles, net		$474,780	$(270,539)	$204,241

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

As of May 31, 2020, the Company’s intangible, net consists of the following:

May 31, 2020
	Weighted-Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Brand name	N/A	$63,580	$(63,580)	$—
Non-competition agreement	2.13 years	411,200	(235,957)	175,243

Total intangibles, net		$474,780	$(299,537)	$175,243

The Company recorded amortization expense of $28,998 and $31,396 for the five months ended May 31, 2020 and 2019, respectively.

Expected amortization expense for the Company’s existing amortizable intangibles for the next five years is as follows:

Year ending December 31,	Amount
Remainder of 2020	$35,478
2021	57,987
2022	37,020
2023	32,800
2024	11,958

Total	$175,243

The Company is a single reporting unit and therefore evaluates goodwill at the Company level. The goodwill balance as of May 31, 2020 and December 31, 2019 are as follows:

	May 31, 2020	December 31, 2019
Beginning of period	$36,833,438	$35,185,713
Additions	—	1,647,725

End of period	$36,833,438	$36,833,438

6.	CAPITAL LEASE OBLIGATIONS

The Company leases equipment from third parties under non-cancellable capital lease agreements, bearing interest at rates ranging from 4.06% to 6.64%, and expiring through the year 2024. The assets and liabilities under the capital leases are recorded at the present value of the minimum lease payments. The assets are depreciated on a straight-line basis over the estimated useful lives. The assets under capital leases in the amounts equal to the present value of future minimum lease payments are included in the accompanying combined balance sheets as property and equipment, net, and was $409,595 and $409,595, net of accumulated depreciation of $181,286 and $137,058, at May 31, 2020 and December 31, 2019, respectively. The amortization of capital lease assets was $44,227 and $32,992 for the five months ended May 31, 2020 and 2019, respectively, and are included in the statements of operations as depreciation and amortization expense.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Future minimum lease payments under the capital leases are due as noted below:

Year ending December 31,	Amount
Remainder of 2020	$68,611
2021	48,626
2022	44,792
2023	40,871
2024	18,243

Total minimum lease payments	221,143
Less: amount representing interest	(23,377)

197,766
Less: current maturities	(79,088)

Total	$118,678

7.	DUE TO SELLER

In connection with a seller note, issued as part of an acquisition in 2017, the following amounts are due to the seller below as of December 31, 2019 and May 31, 2020:

	Current	Long-term	Total
Due to seller	$992,805	$—	$992,805

8.	FAIR VALUE MEASUREMENTS

The FASB Accounting Standards Codification (“ASC”), Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under the accounting standard are described as follows:

•	Level 1 Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

•	Level 2 Inputs to the valuation methodology include:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical or similar assets or liabilities in inactive markets;

•	inputs other than quoted prices that are observable for the asset or liability;

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

        If the asset or liability has a specified (contractual) term, the Level 2 input must be         observable for substantially the full term of the asset or liability.

•	Level 3 Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodology used for liabilities measured at fair value.

Contingent Consideration: Valued at fair value applying a Monte Carlo Simulation, considering the Company’s performance projections, the volatility of those projections, market multiples and the probability of liquidity event dates.

The preceding method described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation method is appropriate and consistent with other market participants, the use of different methodology or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the Company’s liabilities measured at fair value on a recurring basis as of:

		May 31, 2020
	Carrying Value	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities measured at fair value on a recurring basis:
Contingent consideration	$13,051,878	$—	$—	$13,051,878

Total Liabilities	$13,051,878	$—	$—	$13,051,878

The change in fair value of $(1,918,284) was recorded during the five months ended May 31, 2020 and is included within the fair value adjustment in contingent consideration within the accompanying combined statement of operations.

The following table sets forth by level, within the fair value hierarchy, the Company’s liabilities measured at fair value on a recurring basis as of:

		December 31, 2019
	Carrying Value	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities measured at fair value on a recurring basis:
Contingent consideration	$15,020,162	$—	$—	$15,020,162

Total Liabilities	$15,020,162	$—	$—	$15,020,162

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

The change in fair value of $1,268,511 was recorded during the five months ended May 31, 2019 and is included within the fair value adjustment in contingent consideration within the accompanying combined statement of operations. Activity of the assets and liabilities measured at fair value using significant unobservable inputs is as follows:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	May 31, 2020	December 31, 2019
	Contingent consideration
Opening Balance	$15,020,162	$13,951,651
Change in fair value included in earnings:	(1,918,284)	1,268,511
Contingent consideration recognized due to acquisitions:	—	50,000
Payments of contingent considerations:	(50,000)	(250,000)

Closing Balance	$13,051,878	$15,020,162

9.	OWNERS’ EQUITY

Healthy Partners, Inc.

Healthy Partners, Inc. is an S-Corporation with 1,000 shares of stock authorized, issued and outstanding held by Bob Camerlinck. The stock has a par value of $0.10 per share.

HP Enterprises II, LLC

HP Enterprises II, LLC is a limited liability company. HP Enterprises II, LLC has units authorized, issued and outstanding held by Bob Camerlinck. The units do not have a par value or stated value.

Broward Primary Partners, LLC

Broward Primary Partners, LLC is a limited liability company. Broward Primary Partners, LLC has units authorized, issued and outstanding held by Bob Camerlinck and Brian Polner, MD. The units do not have a par value or stated value.

Preferred Primary Care, LLC

Preferred Primary Care, LLC is a limited liability company. Preferred Primary Care, LLC has units authorized, issued and outstanding held by Bob Camerlinck and Raj Bansal, MD. The units do not have a par value or stated value.

10.	RELATED PARTY TRANSACTIONS

Operating Leases

The Company leases several offices and medical clinics from certain employees and companies that are controlled by an equity holder of the Company. The Company leases office space from Martra Property, Taiter Properties, 3061 Commercial Blvd. LLC, and 1090 Jupiter Park LLC, all of which are owned by Robert Camerlinck, the sole owner of Healthy Partners, Inc., HP Enterprises II, LLC. The Company leases three spaces

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

from Frumence Louissant, Kevin D. Inwood, and Pamela Stearns, all of whom are employees of the Company. As of May 31, 2020 and 2019, leases with the Company employees have total rent payments of $9,639 per month and terminate between September 30, 2021 and October 31, 2021. Leases with companies that are owned by Mr. Camerlinck, are on a month-to-month basis and have total rent payments of $28,686 per month.

11.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office facilities, and office equipment under non-cancellable operating leases expiring through the year 2024, with some lease terms subject to renewal at the option of the Company. Refer to NOTE 10 for operating leases that were entered into with related parties.

Minimum future payments as of May 31, 2020 are approximately as follows:

Year ending December 31,	Amount
Remainder of 2020	$493,000
2021	576,330
2022	388,801
2023	248,816
2024	53,679

Total	$1,760,626

Rent expense for the five months ended May 31, 2020 and 2019 was $547,381 and $516,412, respectively. These amounts include rent expense related to office facilities, as well as office equipment leases, both within selling, general and administrative expenses in the combined statements of operations.

Contingencies

The Company is presently, and from time to time, subject to various claims and lawsuits arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

12.	SUBSEQUENT EVENTS

On June 1, 2020 the assets of Healthy Partners, Inc., HP Enterprises II, LLC, Broward Primary Partners, LLC and Preferred Primary Care, LLC were acquired by Primary Care (ITC) Intermediate Holdings, LLC (“Cano”) for approximately $195,200,000. The purchase price included approximately $165,200,000 of cash and 923,076 Class A Units of Primary Care (ITC) Intermediate Holdings, LLC, valued at $30,000,000. The sale to Cano resulted in the final determination of the contingent consideration related to the acquisitions of RPMC and PVMC of $8,628,778 and $4,423,100, respectively. The Company paid $7,765,900 and $3,980,790 to the sellers of RPMC and PVMC, with the remainder placed in escrow to be paid in the future.

Report of Independent Auditors

To the Members and Board of Directors of Healthy Partners, Inc., HP Enterprises II, LLC, Broward Primary Partners, LLC, and Preferred Primary Care, LLC

We have audited the accompanying combined financial statements of Healthy Partners, Inc., HP Enterprises II, LLC, Broward Primary Partners, LLC, and Preferred Primary Care, LLC, which comprise the combined balance sheets as of December 31, 2019 and 2018, and the related combined statements of operations, owners’ equity and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements.

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles, this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Healthy Partners, Inc., HP Enterprises II, LLC, Broward Primary Partners, LLC, and Preferred Primary Care, LLC at December 31, 2019 and 2018, and the combined results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Restatement of December 31, 2019 and 2018 Financial Statements

As discussed in Note 2 to the combined financial statements, the December 31, 2019 and 2018 combined financial statements have been restated to correct certain amounts relating to stop-loss insurance in its combined financial statements. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

Tampa, FL

January 18, 2021

except for the correction of certain stop-loss insurance amounts discussed in Note 2, Revenue Recognition, as to which the date is

March 15, 2021

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

COMBINED BALANCE SHEETS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$7,559,912	$4,197,486
Accounts receivable, net	25,722,037	23,111,015
Prepaid expenses and other current assets	88,675	34,810

Total current assets	33,370,624	27,343,311
Property and equipment, net	1,290,389	1,024,573
Goodwill	36,833,438	35,185,713
Intangibles, net	204,241	124,247
Other assets	25,856	30,509

Total Assets	71,724,548	63,708,353

Liabilities and Members’ Capital
Current liabilities:
Current portion of capital lease obligations	105,834	89,241
Accounts payable and accrued expenses	7,367,401	8,798,312
Current portion of due to seller	992,805	985,905

Total current liabilities	8,466,040	9,873,458
Capital lease obligations, net of current portion	135,416	68,400
Deferred rent	116,218	128,017
Due to seller, net of current portion	—	992,805
Contingent consideration	15,020,162	13,951,651
Other liabilities	110,439	24,864

Total liabilities	23,848,275	25,039,195

Commitments and Contingencies (Note 11)
Members’ Capital
Members’ capital	47,876,273	38,669,158

Total Liabilities and Members’ Capital	$71,724,548	$63,708,353

Refer to accompanying Notes to Combined Financial Statements

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

COMBINED STATEMENTS OF OPERATIONS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

	Years Ended December 31,
	2019	2018
	As restated	As restated
Revenue
Capitated revenue	$307,954,048	$252,908,185
Fee for service and other revenue	$5,691,977	$5,872,792

Total revenue	$313,646,025	$258,780,977

Operating expenses:
Third-party medical costs	$223,307,571	$183,167,708
Direct patient expense	49,530,328	40,637,372
Selling, general and administrative expense	15,709,065	13,702,012
Depreciation and amortization expense	495,973	360,710
Fair value adjustment—contingent consideration	1,268,511	2,364,863

Total operating expenses	$290,311,448	$240,232,665

Income from operations	23,334,577	18,548,312

Interest expense	(77,089)	(133,897)
Interest income	12,648	6,948
Gain on equity investments	—	11,684,885
Other income	128,120	166,316

Total other income	63,679	11,724,252

Net income	$23,398,256	$30,272,564

Refer to accompanying Notes to Combined Financial Statements

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

COMBINED STATEMENTS OF MEMBERS’ CAPITAL

DECEMBER 31, 2019 AND DECEMBER 31, 2018

	Owners’ Equity	Retained Earnings	Members’ Capital
December 31, 2017	$10,347,100	$13,661,614	$24,008,714
Partner / Member contributions	1,812,000	—	1,812,000
Net income	—	30,272,564	30,272,564

Partner / Member distributions	—	(17,424,120)	(17,424,120)

December 31, 2018	$12,159,100	$26,510,058	$38,669,158

Partner / Member contributions	1,750,000	—	1,750,000
Net income	—	23,398,256	23,398,256
Partner / Member distributions	—	(15,941,141)	(15,941,141)

December 31, 2019	$13,909,100	$33,967,173	$47,876,273

Refer to accompanying Notes to Combined Financial Statements

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

COMBINED STATEMENTS OF CASH FLOWS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

	Years Ended December 31,
	2019	2018
Cash Flows from Operating Activities:
Net income	$23,398,256	$30,272,564
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	423,693	250,633
Amortization of intangible assets	72,280	110,077
Interest expense	14,096	22,154
Gain on equity investments	—	(11,684,885)
Change in fair value of contingent consideration	1,268,511	2,364,863
Changes in operating assets and liabilities:
Accounts receivable	(2,611,022)	(4,407,380)
Other assets	4,653	60,484
Prepaid expenses and other current assets	(53,865)	(27,551)
Accounts payable and accrued expenses	(1,430,911)	(63,894)
Deferred rent	(11,799)	120,757
Other liabilities	85,575	24,864

Net cash provided by operating activities	21,159,467	17,042,686

Cash Flows from Investing Activities:
Purchase of property and equipment	(516,659)	(462,231)
Acquisitions of subsidiaries, net of cash acquired	(1,750,000)	(464,988)
Payment of contingent consideration	(250,000)	(1,000,000)
Payment of seller note	(1,000,000)	(1,200,000)

Net cash used in investing activities	(3,516,659)	(3,127,219)

Cash Flows from Financing Activities:
Contributions from partner / member	1,750,000	1,812,000
Distributions to partner / member	(15,941,141)	(17,424,120)
Repayments of capital lease obligations	(89,241)	(71,762)

Net cash used in financing activities	(14,280,382)	(15,683,882)

Increase / (decrease) in cash and cash equivalents	3,362,426	(1,768,415)

Cash and cash equivalents at beginning of year	4,197,486	5,965,901

Cash and cash equivalents, end of year	$7,559,912	$4,197,486

Refer to accompanying Notes to Combined Financial Statements

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Healthy Partners, Inc. was formed in 2011 and is organized as an S corporation. The company provides support and infrastructure to run the day to day business for both the management service organizations and medical practices. This includes functional divisions for medical/risk management, finance, business development, utilization, and operations.

HP Enterprises II, LLC was formed in 2017 and includes the following wholly-owned entities:

•	HP MSO LLC is a management service organization that holds managed care risk contracts with Humana and Avmed.

•	HP CarePlus, LLC is a management service organization that has managed care risk contracts with CarePlus.

•	HP Primary Care, LLC owns and operates medical practices that are focused on providing primary care services. These wholly owned centers focus on Medicare Advantage plans for seniors.

Broward Primary Partners, LLC was formed in 2012 as a partnership between Bob Camerlinck and Brian Polner, MD. This entity is a management service organization that has managed care risk agreements with Humana.

Preferred Primary Care, LLC was formed in 2009 as a partnership between Bob Camerlinck and Raj Bansal, MD. This entity is a management service organization that has managed care risk agreements with Humana.

All of the businesses above provide healthcare services to patients throughout various locations in the state of Florida.

Healthy Partners, Inc. and HP Enterprises II, LLC are wholly owned by the same equity owner. That equity owner is also the managing member of both Broward Primary Partners, LLC and Preferred Primary Care, LLC. Because Broward Primary Partners, LLC and Preferred Primary Care, LLC were under common management with Healthy Partners, Inc. and HP Enterprises II, LLC for the years ended December 31, 2018 and 2019, the financials statements of these entities are presented on a combined basis, collectively referred to as the Company in these combined financial statements. All material accounts and transactions among these entities have been eliminated.

The accompanying combined financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

In May 2014, the Financial Accounting Standards board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 “Revenue from Contracts with Customers”, Accounting Standards Codification (“ASC”) 606 (“ASC 606”). On January 1, 2019, the Company adopted ASC 606, applying the full retrospective method as of the earliest period presented. The portfolio approach was used to apply the requirements of the standard to groups of contracts with similar characteristics.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

Prior to the adoption of ASC 606, revenue was recognized on an accrual basis as services were performed at their estimated net realizable value.

Under ASC 606, the Company recognizes revenue when a customer obtains control of the promised services. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those services. The Company applies the following five-step model in order to determine this amount: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services the Company transfers to the customer (i.e. patient). At contract inception, once the contract is determined to be within the scope of ASC 606, management reviews the contract to determine which performance obligations must be satisfied and which of these performance obligations are distinct. The Company recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied.

The Company derives its revenue primarily from its capitated fees for medical services provided under capitated arrangements and fee-for-service arrangements.

Capitated revenue is derived from fees for medical services provided by the Company under capitated arrangements with health maintenance organizations’ (“HMOs”) health plan. Capitated revenue primarily consists of revenue earned through Medicare Advantage programs. Fees consist of a fixed amount per patient per month and are paid in advance. The Company is required to deliver healthcare services to the enrolled member population and is responsible for medical expenses related to healthcare services required by that patient group, including services not provided by the Company. Since the Company controls the healthcare services provided to enrolled members, the Company acts as a principal. The gross fees under these contracts are reported as revenue and the cost of provider care is included in third-party medical costs. Neither the Company nor any of its affiliates is a registered insurance company because state law in the states in which it operates does not require such registration for risk-bearing providers.

Since contractual terms across these arrangements are similar, the Company groups them into one portfolio. The Company identifies a single performance obligation to stand-ready to provide healthcare services to enrolled members. Capitated revenues are recognized in the month in which the Company is obligated to provide medical care services. The transaction price for the services provided depends upon the terms of the arrangement provided by or negotiated with the health plan. The rates are risk adjusted based on the health status of members and demographic characteristics of the plan. The fees are paid on an interim basis based on submitted enrolled member data for the previous year and are adjusted in subsequent periods after the final data is compiled by the Centers for Medicare and Medicaid Services (“CMS”). Subsequent adjustments to revenue are recognized in the period the adjustments are communicated to the Company.

Fee-for-service revenue is generated from primary care services provided in the Company’s medical centers. During an office visit, a patient may receive a number of medical services from a healthcare provider. These healthcare services are not separately identifiable and are combined into a single performance obligation. The Company recognizes fee-for-service revenues at the net realizable amount at the time the patient is seen by a provider, and the Company’s performance obligations to the patient is complete.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

As the performance obligations from the Company’s revenues recognized at a point in time and the revenues recognized over time relate to contracts with a duration of one year or less, the Company elected the practical expedient in ASC 606-10-50-14(a) which provides relief from the requirement to disclose the transaction price for remaining performance obligations at the end of each reporting period and the requirement to disclose when the Company expects to recognize the related revenue. The Company has de minimis performance obligations remaining at the end of the reporting period as patients are not contractually obligated to continue to receive medical care from the Company’s network of providers. The Company recorded no contract liabilities from contracts with customers in its combined balance sheets as of December 31, 2018 or December 31, 2019.

During the fourth quarter of 2020, the Company determined that it had improperly presented certain amounts relating to stop-loss insurance in its combined statements of operations for the year ended December 31, 2019 and 2018. The Company has corrected the material misstatement by increasing capitated revenue and third-party medical costs by $30.4 million, respectively, for the year ended December 31, 2019 and by $25.3 million, respectively, for the year ended December 31, 2018. The correction of this misstatement did not impact net income as previously reported.

See below for the previously reported amounts and restated amounts for each affected financial statement caption:

	December 31, 2019			December 31, 2018
Financial statement caption (in thousands)	As previously reported	Adj	As restated	As previously reported	Adj	As restated
Revenue:
Capitated revenue	$277,541	$30,413	$307,954	$227,597	$25,311	$252,908
Total revenue	$283,233	$30,413	$313,646	$233,470	$25,311	$258,781
Operating expenses:
Third-party medical costs	$192,894	$30,413	$223,307	$157,856	$25,311	$183,167
Total operating expenses	$259,898	$30,413	$290,311	$214,921	$25,311	$240,232

Third-Party Medical Costs

Third-party medical costs primarily consists of all medical expenses paid by the health plans, including inpatient and hospital care, specialists, and medicines. The Company uses stop-loss insurance to protect against medical claims in excess of certain levels.

Direct Patient Expense

Direct patient expense primarily consists of costs incurred in the treatment of the patients, including the compensation related to medical service providers and technicians, medical supplies, purchased medical services, drug costs for pharmacy sales, and payments to third-party providers.

Third-party medical and direct patient expenses collectively represent the cost of services provided.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

Business Combinations

The Company accounts for business acquisitions using the acquisition method of accounting. Application of this method of accounting requires that (i) identifiable assets acquired (including identifiable intangible assets) and liabilities assumed, generally, be measured and recognized at fair value as of the acquisition date and (ii) the excess of the purchase price over the net fair value of identifiable assets acquired and liabilities assumed be recognized as goodwill, which is subject to testing for impairment at least annually.

Concentration of Risk

Contracts with Humana and CarePlus accounted for approximately 98% of total revenues for the year ended December 31, 2019 and approximately 93% of total accounts receivable as of December 31, 2019. Contracts with Humana and CarePlus accounted for approximately 97% of total revenues for the year ended December 31, 2018 and approximately 95% of total accounts receivable as of December 31, 2018. The loss of revenue from these contracts could have a material adverse effect on the Company.

Cash and cash equivalents

Cash and cash equivalents are highly liquid investments purchased with original maturities of three months or less.

Accounts Receivable, net

Accounts receivable are carried at amounts the Company deems collectible. Accordingly, an allowance is provided in the event an account is considered uncollectible. As of December 31, 2019 and 2018, the Company believes no allowance was necessary. The ultimate collectability of accounts receivable may differ from that estimated by the Company.

As of December 31, 2019 and 2018, the Company’s accounts receivable are presented net of the unpaid service provider costs. A right of offset exists when all of the following conditions are met: 1) each of the two parties owed the other determinable amounts; 2) the reporting party has the right to offset the amount owed with the amount owed to the other party; 3) the reporting party intends to offset; and 4) the right of offset is enforceable by law. The Company believes all of the aforementioned conditions exist as of December 31, 2019 and 2018. The following is a summary of the amounts included in accounts receivable, net as of December 31.

	2019	2018
Accounts receivable	$82,675,313	$62,738,385
Unpaid service provider costs	(56,953,276)	(39,627,370)

Accounts receivable, net	$25,722,037	$23,111,015

Property and Equipment, Net

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the life of the assets, ranging from three to seven years. Leasehold improvements are amortized over the shorter of the estimated useful life or term of the lease.

Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

asset’s carrying amount and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in accompanying combined statements of operations.

Impairment of Long-Lived Assets

The Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no events or circumstances during the periods ended December 31, 2019 and 2018 that required the Company to perform an impairment test.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying tangible and intangible assets acquired. The Company assesses goodwill for impairment on an annual basis and between tests if events occur or circumstances exist that would reduce the fair value of a reporting unit below its carrying amount. The Company performs its annual assessment on the first of October. The Company is a single reporting unit and evaluates goodwill at the Company level. The Company first performs a qualitative analysis to determine if factors exist that necessitate a quantitative goodwill impairment test. If necessary, the Company applies the quantitative test to identify and measure the amount of impairment, if any. Any impairment would be recognized for the differences between the fair value of the reporting unit and its carrying amount. There were no events or circumstances during the periods ended December 31, 2019 and 2018 that indicated the Company was required to perform a quantitative impairment test.

Intangibles, Net

The Company performs an assessment of whether intangible assets are impaired if impairment indicators arise. Management believes no impairment charges are necessary for the years ended December 31, 2019 and 2018. Amortization of intangible assets with definite lives is computed using the straight-line method over the estimated useful lives of the intangible asset, which is from 1 through 5 years.

Deferred Rent

Minimum rent, including fixed escalations, is recorded on a straight-line basis over the lease term. The lease term commences when the Company takes possession of the leased premises and, in most cases, ends upon expiration of the initial non-cancelable term. When a lease provides for fixed escalations of the minimum rental payments during the lease term, the difference between the recorded straight-line rent and the amount payable under the lease is recognized as a deferred rent obligation.

Professional and General Liability

As a healthcare provider, the Company is subject to medical malpractice claims and lawsuits. The Company may also be liable, as employer, for the negligence of healthcare professionals it employs or the healthcare professionals it engages as independent contractors. To mitigate a portion of this risk, the Company maintains medical malpractice insurance, principally on a claims-made basis, with a reputable insurance provider. This

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

policy contains extended reporting period endorsements which provide coverage for claims filed after the policy term. The policy contains various limits and deductibles.

Loss contingencies, including medical malpractice claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

The Company maintains a malpractice insurance policy with a benefit limit of $250,000 per occurrence and $750,000 aggregate coverage for each of the physicians. Any amounts over that threshold, or for which the insurance policy will not cover, will be borne by the Company and may materially affect the Company’s future financial position, results of operations, and cash flows. As of December 31, 2019 and 2018, management believes no reserve for loss contingencies is necessary.

Management Estimates

The preparation of the financial statements requires management to make estimates and assumptions based on available information. Such estimates are based on historical experience and other assumptions that are considered appropriate in the circumstances. However, actual results could differ from those estimates and these differences may be material. Significant estimates made by the Company includes, but are not limited to, fair value allocations for intangible assets acquired as part of the Company’s numerous acquisitions, recoverability of goodwill and intangibles, fair value of contingent considerations, unpaid service provider cost liability, and respective revenues and expenses related to these estimates for the years reported.

Income Taxes

Healthy Partners, Inc. is an S-Corporation and passes income, losses deductions and credits through to its shareholders. As an S-Corporation Healthy Partners, Inc. does not incur income taxes or have any unrecognized tax benefits.

HP Enterprises II, LLC is treated as an S-Corporation for federal and state income tax purposes and passes income, losses deductions and credits through to its shareholders. Accordingly, it does not incur income taxes or have any unrecognized tax benefits.

Broward Primary Partners LLC is treated as a partnership for federal and state income tax purposes and, accordingly, does not incur income taxes or have any unrecognized tax benefits. Instead, its earnings and losses are included in the tax return of its members and taxed depending on the members’ tax situation.

Preferred Primary Care LLC is treated as a partnership for federal and state income tax purposes and, accordingly, does not incur income taxes or have any unrecognized tax benefits. Instead, its earnings and losses are included in the tax return of its members and taxed depending on the members’ tax situation.

As a result, the combined financial statements do not reflect a provision for income taxes.

Recent Accounting Pronouncements

In February 2016, the FASB established Topic 842, Leases, by issuing ASU No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842, ASU No. 2018-10, Codification Improvements to Topic 842, Leases, ASU No. 2018-11, Targeted Improvements, and ASU No. 2018-20, Leases (Topic 842): Narrow-Scope Improvements for Lessors. The new standard establishes a right of use (ROU) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations. The Company is currently evaluating the effect of adopting Topic 842 due to the recognition of right-of-use asset and related lease liability. The Company does not anticipate the update having a material effect on the Company’s results of operations or cash flows, though such an effect is possible.

A modified retrospective transition approach is required, and entities may choose to use either the effective date or the beginning of the earliest period presented in the financial statements as the date of initial application, with certain practical expedients available. The Company is evaluating the method of adoption it will elect. Topic 842 is effective for fiscal years beginning after December 15, 2021 and for interim periods within fiscal years beginning after December 15, 2022, with early application permitted, and the Company expects to adopt the new standard on the effective date.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments, which is intended to improve financial reporting by requiring earlier recognition of credit losses on certain financial assets. The standard replaces the current incurred loss impairment model that recognizes losses when a probable threshold is met with a requirement to recognize lifetime expected credit losses immediately when a financial asset is originated or purchased. The standard has been further refined through subsequent releases by the FASB, including the extension of the effective date. As amended by ASU No. 2019-10, the standard is effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those annual periods, with early adoption permitted, and the Company expects to adopt ASU on the effective date. The Company is currently evaluating the effect that the standard will have on its financial statements and related disclosures.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This standard provides clarification on the definition of a business and provides guidance on whether transactions should be recorded as acquisitions (or disposals) of assets or businesses. The standard was effective for the Company for annual periods beginning after December 15, 2018, and interim periods beginning after December 15, 2019. ASU 2017-01 did not have a material impact on the Company’s financial statements.

In January 2017, the FASB issued ASU No. 2017-04 Intangibles – Goodwill and Other (Topic 250) – Simplifying the Test for Goodwill Impairment. The update removes Step 2 of the goodwill impairment test and redefines the concept of impairment from a measure of loss when comparing the implied fair value of goodwill to its carrying amount, to a measure comparing the fair value of a reporting unit with its carrying amount. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. As amended by ASU No. 2019-10, the update is effective for fiscal years beginning after December 15, 2022 and interim periods within those fiscal years, with early adoption permitted for any impairment tests performed after January 1, 2017. The Company adopted this standard for its impairment tests beginning in the year ended December 31, 2018.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which simplifies the fair

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

value measurement disclosure requirements, including removing certain disclosures related to transfers between fair value hierarchy levels and adds certain disclosures to related level 3 investments. The update is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years, with early adoption permitted. The Company does not expect the update to have a material effect on its combined financial statements.

In October 2018, the FASB issued ASU No. 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). This ASU reduces the cost and complexity of financial reporting associated with consolidation of variable interest entities (VIEs). A VIE is an organization in which consolidation is not based on a majority of voting rights. The new guidance supersedes the private company alternative for common control leasing arrangements issued in 2014 and expands it to all qualifying common control arrangements. The amendments in this ASU are effective for the Company for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The Company does not expect the update to have a material effect on its combined financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes, which serves to remove or amend certain requirements associated with the accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. ASU No. 2019-12 is effective for the Company for fiscal year beginning December 15, 2021 and interim periods in fiscal years beginning after December 15, 2022, with early adoption permitted. The Company does not expect the update to have a material effect on its combined financial statements.

Subsequent Events

The Company has evaluated subsequent events through January 18, 2021, which is the date the combined financial statements were available to be issued. Please refer to NOTE 12 for further discussion related to the rapidly growing outbreak of novel strain of coronavirus (“COVID-19”) and the acquisition of the Company by Primary Care (ITC) Intermediate Holdings, LLC.

3.	BUSINESS ACQUISITIONS

Royal Palm Medical Center

On January 26, 2018, the Company acquired the remaining 50% of Royal Palm Medical Center (“RPMC”), an entity in which the Company held a 50% equity interest, immediately prior to the acquisition date. Prior to the January 26, 2018 transaction, the Company accounted for its investment in RPMC as an equity method investment.

As of January 26, 2018 the carrying value of the Company’s investment was $36,844 and the fair value was $7,787,041. The difference between the carrying value and the fair value of the Company’s previously held equity investment was recognized as a gain in the statements of operations as Gain on Equity Investment.

The purchase price for the remaining 50% equity interest was $7,797,041. The purchase price includes a $10,000 cash payment at closing and the fair value of contingent consideration of $7,787,041. The contingent consideration is based on the relative value of RPMC to the overall value of the Company upon a liquidation event. The contingent consideration was valued using a Monte Carlo simulation, considering the Company’s

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

performance projections, the volatility of those projections, market multiples and the probability of liquidity event dates. The Company calculated goodwill as the price paid to acquire the 50% interest plus the fair value of the previously held equity interest, less the fair value of acquired assets. The following is a summary of the fair value of assets acquired:

Cash	$76,855
Intangibles	16,300
Goodwill	15,490,927

Total Purchase Price	$15,584,082

The assets acquired mainly include cash and cash equivalents of $76,855, and physician practice brand name of $16,300.

In connection with the acquisition RPMC, the Company entered into a management consulting agreement with the seller. Under this agreement, the Company paid the seller a consulting fee equal to 50% of the net income of RPMC until a liquidity event that resulted in the payment of the contingent consideration. The Company expensed $1,130,000 and $1,205,000 in the years ended December 31, 2018 and 2019 related to this agreement. These amounts are included in selling, general and administrative expenses.

Pembroke Village Medical Center

On February 1, 2018, the Company acquired the remaining 50% of Pembroke Village Medical Center (“PVMC”), an entity in which the Company held a 50% equity interest, immediately prior to the acquisition date. Prior to the February 1, 2018 transaction, the Company accounted for its investment in PVMC as an equity method investment.

As of February 1, 2018 the carrying value of the Company’s investment was $15,000 and the fair value was $3,949,688. The difference between the carrying value and the fair value of the Company’s previously held equity investment was recognized as a gain in the accompanied statements of operations as Gain on Equity Investment.

The purchase price for the remaining 50% equity interest was $3,959,688. The purchase price includes a $10,000 cash payment at closing and the fair value of contingent consideration of $3,949,688. The contingent consideration is based on the relative value of PVMC to the overall value of the Company upon a liquidation event. The contingent consideration was valued using a Monte Carlo simulation, considering the Company’s performance projections, the volatility of those projections, market multiples and the probability of liquidity event dates. The Company calculated goodwill as the price paid to acquire the 50% interest plus the fair value of the previously held equity interest, less the fair value of acquired assets. The following is a summary of the fair value of assets acquired:

Cash	$30,000
Intangibles	9,400
Goodwill	7,869,976

Total Purchase Price	$7,909,376

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

The assets acquired mainly include cash and cash equivalents of $30,000, and physician practice brand name of $9,400.

In connection with the acquisition PVMC, the Company entered into a management consulting agreement with the seller. Under this agreement, the Company paid the seller a consulting fee equal to 50% of the net income of PVMC until a liquidity event that resulted in the payment of the contingent consideration. The Company expensed $494,524 and $856,146 in the years ended December 31, 2018 and 2019 related to this agreement. These amounts are included in selling, general and administrative expenses.

Eddy J. Louissaint, M.D., P.A.

On November 2, 2018, the Company acquired all of the assets of Eddy J. Louissaint, M.D., P.A., (“Louissaint”). The purchase price totaled $737,500, of which $500,000 was paid in cash, and $250,000 was paid on the first anniversary of closing. The following is a summary of the fair value of assets acquired:

Intangibles	$25,290
Goodwill	712,210

Total Purchase Price	$737,500

The intangible assets include brand name of $690 and a non-competition agreement of $24,600.

Robert L. Berman, D.O., P.A.

On May 31, 2019, the Company acquired substantially all of the assets of Robert L. Berman, D.O., P.A. (“Berman”). The purchase price totaled $300,000, of which $250,000 was paid in cash, and $50,000 will be paid on the first anniversary of closing based on achieving certain performance measures. The following is a summary of the fair value of assets acquired:

Intangibles	$43,675
Goodwill	256,325

Total Purchase Price	$300,000

The intangible assets include brand name of $1,175 and a non-competition agreement of $42,500.

Eugenio L. Menendez, D.O., F.A.C.P.

On May 31, 2019, the Company acquired substantially all of the assets of Eugenio L. Menendez, D.O., F.A.C.P. (“Menendez”). The purchase price totaled $1,500,000, all of which was paid in cash. The following is a summary of the fair value of assets acquired:

Intangibles	$108,600
Goodwill	1,391,400

Total Purchase Price	$1,500,000

The intangible assets include brand name of $7,600 and a non-competition agreement of $101,000.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

4.	PROPERTY AND EQUIPMENT, NET

The following is a summary of property and equipment, net and the related lives as of December 31:

Assets Classification	Useful Life	2019	2018
Leasehold improvements	Lesser of lease term or est. useful life	$655,270	$404,429
Automobiles	5 years	239,993	116,372
Furniture, Fixtures, and Equipment	3 – 7 years	1,429,099	1,114,052

Total		2,324,362	1,634,853
Less: Accumulated depreciation		(1,033,973)	(610,280)

Property and equipment, net		$1,290,389	$1,024,573

Depreciation expense was $423,693 and $250,633 for the years ended December 31, 2019 and 2018, respectively. There were no disposals during the year ended December 31, 2019 and December 31, 2018.

5.	GOODWILL AND INTANGIBLES, NET

As of December 31, 2018, the Company’s intangibles, net consists of the following:

	Weighted-Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Brand name	0.05 years	$54,805	$(52,088)	$2,717
Non-competition agreement	2.10 years	267,700	(146,170)	121,530

Total intangibles, net		$322,505	$(198,258)	$124,247

As of December 31, 2019, the Company’s intangible, net consists of the following:

December 31, 2019

	Weighted-Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Brand name	0.06 years	$63,580	$(59,924)	$3,656
Non-competition agreement	2.44 years	411,200	(210,615)	200,585

Total intangibles, net		$474,780	$(270,539)	$204,241

The Company recorded amortization expense of $72,280 and $110,077 for the years ended December 31, 2019 and 2018, respectively.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

Expected amortization expense for the Company’s existing amortizable intangibles for the next five years is as follows:

Year ended December 31,	Amount
2020	$64,476
2021	57,987
2022	37,020
2023	32,800
2024	11,958

Total	$204,241

The Company is a single reporting unit and therefore evaluates goodwill at the Company level. The goodwill balance for the years ended December 31, are as follows:

	2019	2018
Beginning of period	$35,185,713	$11,112,601
Additions	1,647,725	24,073,112

End of period	$36,833,438	$35,185,713

6.	CAPITAL LEASE OBLIGATIONS

The Company leases equipment from third parties under non-cancellable capital lease agreements, bearing interest at rates ranging from 4.06% to 6.64%, and expiring through the year 2024. The assets and liabilities under the capital leases are recorded at the present value of the minimum lease payments. The assets are depreciated on a straight-line basis over the estimated useful lives. The assets under capital leases in the amounts equal to the present value of future minimum lease payments are included in the accompanying combined balance sheets as property and equipment, net, and was $409,595 and $237,745, net of accumulated depreciation of $137,058 and $45,443, at December 31, 2019 and 2018, respectively. The amortization of capital lease assets was $91,615 and $37,164 for the years ended December 31, 2019 and 2018, respectively, and are included in the statements of operations as depreciation and amortization expense.

Future minimum lease payments under the capital leases are due as noted below:

Year ending December 31,	Amount
2020	$117,621
2021	48,626
2022	44,792
2023	40,871
2024	18,242

Total minimum lease payments	270,152
Less: amount representing interest	(28,902)

241,250
Less: current maturities	(105,834)

Total	$135,416

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

7.	DUE TO SELLER

In connection with a seller note, issued as part of an acquisition in 2017, the following amounts are due to the seller below as of December 31, 2019:

	Current	Long-term	Total
Due to seller	$992,805	$—	$992,805

The following amount is due to the seller as of December 31, 2018:

	Current	Long-term	Total
Due to seller	$985,905	$992,805	$1,978,710

8.	FAIR VALUE MEASUREMENTS

The FASB Accounting Standards Codification (“ASC”), Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under the accounting standard are described as follows:

•	Level 1 Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

•	Level 2 Inputs to the valuation methodology include:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical or similar assets or liabilities in inactive markets;

•	inputs other than quoted prices that are observable for the asset or liability;

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

•	Level 3 Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodology used for liabilities measured at fair value.

Contingent Consideration: Valued at fair value applying a Monte Carlo Simulation, considering the Company’s performance projections, the volatility of those projections, market multiples and the probability of liquidity event dates.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

The preceding method described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation method is appropriate and consistent with other market participants, the use of different methodology or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the Company’s liabilities measured at fair value on a recurring basis as of:

		December 31, 2019
	Carrying Value	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities measured at fair value on a recurring basis:
Contingent consideration	$15,020,162	$—	$—	$15,020,162

Total Liabilities	$15,020,162	$—	$—	$15,020,162

The change in fair value of $1,268,511 was recorded during the year ended December 31, 2019 and is included within the fair value adjustment in contingent consideration within the accompanying statements of operations.

The following table sets forth by level, within the fair value hierarchy, the Company’s liabilities measured at fair value on a recurring basis as of:

		December 31, 2018
	Carrying Value	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities measured at fair value on a recurring basis:
Contingent consideration	$13,951,651	$—	$—	$13,951,651

Total Liabilities	$13,951,651	$—	$—	$13,951,651

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

The change in fair value of $2,364,863 was recorded during the year ended December 31, 2018 and is included within the fair value adjustment in contingent consideration within the accompanying combined statement of operations. Activity of the assets and liabilities measured at fair value using significant unobservable inputs is as follows:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	December 31,
	2019	2018
	Contingent consideration
Opening balance	$13,951,651	$612,559

Change in fair value included in earnings:	1,268,511	2,364,863

Contingent consideration recognized due to acquisitions:	50,000	11,974,229

Payments of contingent consideration:	(250,000)	(1,000,000)

Closing Balance	$15,020,162	$13,951,651

9.	OWNERS’ EQUITY

Healthy Partners, Inc.

Healthy Partners, Inc. is an S-Corporation with 1,000 shares of stock authorized, issued and outstanding held by Bob Camerlinck. The stock has a par value of $0.10 per share.

HP Enterprises II, LLC

HP Enterprises II, LLC is a limited liability company. HP Enterprises II, LLC has units authorized, issued and outstanding held by Bob Camerlinck. The units do not have a par or stated value.

Broward Primary Partners, LLC

Broward Primary Partners, LLC is a limited liability company. Broward Primary Partners, LLC has units authorized, issued and outstanding held by Bob Camerlinck and Brian Polner, MD. The units do not have a par or stated value.

Preferred Primary Care, LLC

Preferred Primary Care, LLC is a limited liability company. Preferred Primary Care, LLC has units authorized, issued and outstanding held by Bob Camerlinck and Raj Bansal, MD. The units do not have a par or stated value.

10.	RELATED PARTY TRANSACTIONS

Operating Leases

The Company leases several offices and medical clinics from certain employees and companies that are controlled by an equity holder of the Company. The Company leases office space from Martra Property, Taiter

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

Properties, 3061 Commercial Blvd. LLC, and 1090 Jupiter Park LLC, all of which are owned by Robert Camerlinck, the sole owner of Healthy Partners, Inc., HP Enterprises II, LLC. The Company leases three spaces from Frumence Louissant, Kevin D. Inwood, and Pamela Stearns, all of whom are employees of the Company. As of December 31, 2019 and 2018, leases with the Company employees have total rent payments of $9,639 per month and terminate between September 30, 2021 and October 31, 2021. Leases with companies that are owned by Mr. Camerlinck, are on a month-to-month basis and have total rent payments of $28,686 per month.

11.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office facilities, and office equipment under non-cancellable operating leases expiring through the year 2024, with some lease terms subject to renewal at the option of the Company. Refer to NOTE 10 for operating leases that were entered into with related parties.

Minimum future payments as of December 31, 2019 are as follows:

Year ended December 31,	Amount
2020	$1,040,381
2021	576,330
2022	388,801
2023	248,816
2024	53,679

Total	$2,308,007

Rent expense for the years ended December 31, 2019 and 2018 was $1,291,799 and $1,134,157, respectively. These amounts include rent expense related to office facilities, as well as office equipment leases, both within selling, general and administrative expenses in the combined statements of operations.

Contingencies

The Company is presently, and from time to time, subject to various claims and lawsuits arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

12.	SUBSEQUENT EVENTS

During March 2020, a global pandemic was declared by the World Health Organization related to the rapidly growing outbreak of COVID-19 with persons testing positive in all fifty states and the District of Columbia. With the possibility of widespread infection in the United Stated and abroad, national, state, and local authorities have recommended social distancing and imposed or are considering quarantine and isolation measures on large portions of the population, including mandatory business closures. The Company has been classified as an essential business and has been allowed to remain open. The pandemic did not have a material impact on the Company’s results of operations and cash flows in 2020. This is primarily attributable to the relatively fixed nature of the managed care arrangements.

HEALTHY PARTNERS, INC, HP ENTERPRISES II, LLC,

BROWARD PRIMARY PARTNERS, LLC, AND PREFERRED PRIMARY CARE, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND DECEMBER 31, 2018

The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, future results of operations and financial condition will depend on future factors that are highly uncertain and cannot be accurately predicted. These factors include, but are not limited to, new information that may emerge concerning COVID-19, the scope and duration of business closures and restrictions, government-imposed or recommended suspensions of elective procedures, and expenses required for supplies and personal protective equipment. Due to these and other uncertainties, management cannot estimate the length or severity of the impact of the pandemic on our business. However, based on experience so far, it is expected that the overall negative impact from COVID-19 on our business will be immaterial.

On June  1, 2020 the assets of Healthy Partners, Inc., HP Enterprises II, LLC, Broward Primary Partners, LLC and Preferred Primary Care, LLC were acquired by Primary Care (ITC) Intermediate Holdings, LLC (“Cano”) for approximately $195,200,000. The purchase price included approximately $165,200,000 of cash and 923,076 Class  A Units of Primary Care (ITC) Intermediate Holdings, LLC, valued at $30,000,000. The sale to Cano resulted in the final determination of the contingent consideration related to the acquisitions of RPMC and PVMC of $8,628,778 and $4,423,100, respectively. The Company paid $7,765,900 and $3,980,790 to the sellers of RPMC and PVMC, with the remainder placed in escrow to be paid in the future.

Ernst & Young LLP 2 Miami Central Suite 1500 700 NW 1st Avenue Miami, FL 33136	Tel: +1 305 358 4111 Fax: +1 305 415 1411 ey.com

Report of Independent Auditors

To the Members and Board of Directors of Doctors Group Management, Inc., Century Healthcare, Inc. and University Health Care MSO, Inc. and affiliates.

Report on the Financial Statements

We have audited the accompanying combined financial statements of Doctors Group Management, Inc., Century Healthcare, Inc. and University Health Care MSO, Inc. and affiliates Company, which comprise the combined balance sheets as of December 31, 2020 and 2019, and the related combined statements of operations and comprehensive income, owners’ equity and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Doctors Group Management, Inc., Century Healthcare, Inc. and University Health Care MSO, Inc. and affiliates at December 31, 2020 and 2019, and the combined results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

June 21, 2021

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

COMBINED BALANCE SHEETS AS OF

DECEMBER 31, 2020 AND DECEMBER 31, 2019

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$3,502,876	$1,356,673
Accounts receivable	17,572,225	16,589,715
Debt and equity securities	798,155	678,575
Prepaid expenses and other current assets	2,830,566	1,945,600
Due from related parties	100,000	180,000

Total current assets	24,803,822	20,750,563
Property and equipment, net	1,881,471	1,753,715
Goodwill	4,593,320	1,796,696
Intangibles, net	739,890	36,954
Other assets	115,759	115,759

Total Assets	$32,134,262	$24,453,687

Liabilities and Members’ Capital
Current liabilities:
Accounts payable and accrued expenses	1,360,397	1,705,727
Current portion of capital lease obligations	12,274	69,712
Current portion of vehicle loans	317,321	204,830
Loans from stockholder	5,737,257	1,522,257
Due to seller	1,624,274	—

Total current liabilities	9,051,523	3,502,526
Capital lease obligations, net of current portion	—	12,274
Deferred rent	500,955	465,255
Vehicle loans, net of current portion	290,334	284,492
PPP loan	1,344,200	—

Total liabilities	11,187,012	4,264,547
Commitments and Contingencies (Note 11)
Owners’ Capital
Owners’ Capital	20,947,250	20,189,140

Total Liabilities and Owners’ Capital	$32,134,262	$24,453,687

Refer to accompanying Notes to Financial Statements

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

DECEMBER 31, 2020 AND DECEMBER 31, 2019

	Years Ended December 31,
	2020	2019
Revenue
Capitated revenue	$345,241,215	$343,193,489
Fee for service and other revenue	10,338,430	10,238,907

Total revenue	355,579,645	353,432,396

Operating expenses:
Third-party medical costs	275,702,995	290,880,163
Direct patient expense	11,399,763	10,920,585
Selling, general and administrative expense	23,424,467	21,443,025
Depreciation and amortization expense	540,334	529,009

Total operating expenses	311,067,559	323,772,782

Income from operations	44,512,086	29,659,614

Other income	291,647	228,161

Net income	44,803,733	29,887,775

Other comprehensive income:
Unrealized (loss) / gain on debt securities	(669)	4,864

Total other comprehensive income	(669)	4,864

Total comprehensive income	$44,803,064	$29,892,639

Refer to accompanying Notes to Financial Statements

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

COMBINED STATEMENTS OF OWNERS’ EQUITY

DECEMBER 31, 2020 AND DECEMBER 31, 2019

	Owners’ units	Retained earnings	Accumulated other comprehensive income	Owners’ capital
Balance December 31, 2018	$1,200	$19,995,503	$(74,961)	$19,921,742
Cumulative adjustment	—	(74,961)	74,961	—
Net income	—	29,887,775	—	29,887,775
Other comprehensive income	—	—	4,864	4,864
Distributions	—	(29,625,241)	—	(29,625,241)

Balance, December 31, 2019	1,200	20,183,076	4,864	20,189,140

Net income	—	44,803,733	—	44,803,733
Other comprehensive income	—	—	(669)	(669)
Distributions	—	(44,044,954)	—	(44,044,954)

Balance, December 31, 2020	$1,200	$20,941,855	$4,195	$20,947,250

Refer to accompanying Notes to Financial Statements

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

COMBINED STATEMENTS OF CASH FLOWS

DECEMBER 31, 2020 AND DECEMBER 31, 2019

	Years Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net income	$44,803,733	$29,887,775
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	507,430	480,071
Amortization of intangible assets	32,904	48,938
Unrealized loss/(gain) on equity securities	(156,513)	(124,606)
Net loss on disposal of property and equipment	—	1,156
Changes in operating assets and liabilities:
Accounts receivable	(982,510)	400,221
Other assets	—	(55,057)
Prepaid expenses and other current assets	(924,966)	(982,689)
Due from related parties	80,000	(10,900)
Accounts payable and accrued expenses	(345,330)	219,189
Deferred rent	35,700	46,878

Net cash provided by operating activities	43,050,448	29,910,976
Cash Flows from Investing Activities:
Purchase of property and equipment	(593,377)	(859,274)
Purchase of investments	(64,491)	(229,871)
Proceeds on sale of investments	100,756	278,955
Acquisitions of subsidiaries, net of cash acquired	(1,910,000)	(325,000)
Payment of seller note	—	(20,000)

Net cash used in investing activities	(2,467,112)	(1,155,190)
Cash Flows from Financing Activities:
Distributions	(44,044,954)	(29,625,241)
Repayments of capital lease obligations	(69,712)	(95,531)
Repayment of vehicle loans	(274,386)	(126,828)
Proceeds from vehicle loans	392,719	326,638
Repayment of stockholder loans	(145,000)	(1,378,837)
Proceeds from stockholder loans	4,360,000	1,424,942
Proceeds from PPP loan	1,344,200	—

Net cash used in financing activities	(38,437,133)	(29,474,857)

Increase / (decrease) in cash and cash equivalents	2,146,203	(719,071)
Cash and cash equivalents at beginning of period	1,356,673	2,075,744

Cash and cash equivalents, end of period	$3,502,876	$1,356,673

Refer to accompanying Notes to Financial Statements

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND DECEMBER 31, 2019

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Margarita Quevedo controls, directly or indirectly, UHC Inc., UHC Holdings, UHC Pharmacy, Century, DGM, CHCI, and UHC MSO (all entities defined below). Because these entities were under common control during the years ended December 31, 2019 and 2020, the financial statements of these entities are presented on a combined basis, collectively referred to as the Company in these combined financial statements. All material accounts and transactions among these entities have been eliminated.

Doctors Group Management, Inc. (“DGM”) is organized as an S corporation. DGM is principally engaged in the operation of a management service organization (“MSO”) that provides and arranges for the provision of healthcare services to Medicare Advantage beneficiaries in South Florida through affiliated physician practices.

Century Healthcare, Inc. (“CHCI”) is organized as an S corporation. CHCI is principally engaged in the operation of a management service organization (“MSO”) that provides and arranges for the provision of healthcare services to Medicare Advantage beneficiaries in South Florida through affiliated physician practices.

University Health Care MSO, Inc. (“UHC MSO”) is organized as an S corporation. UHC MSO provides and arranges for the provision of healthcare services to Medicare Advantage and Medicaid beneficiaries in South Florida through the operation of medical centers that are under common control with UHC MSO.

University Health Care, Inc. (“UHC Inc”) is organized as an S corporation, and operates as the management company for the medical centers, UHC Pharmacy and UHC MSO. One hundred percent of the equity of UHC Inc is owned by Margarita Quevedo Trust, dated December 30, 2014. Margarita Quevedo is the trustee and sole beneficiary of the Margarita Quevedo Trust.

UHC Holdings, Inc (“UHC Holdings”) is organized as an S corporation. Margarita Quevedo owns 100% of the equity of UHC Holdings. UHC Holdings includes the following wholly-owned medical center entities, which are all organized as S corporations:

•	University Health Care Westchester, Inc.

•	University Health Care Hialeah, Inc.

•	University Health Care Homestead, Inc.

•	University Health Care Flagler, Inc.

•	University Health Care Coral Gables, Inc.

•	University Health Care Kendall, Inc.

•	University Health Care North Shore, Inc.

•	University Health Care East Hialeah, Inc.

•	University Health Care West Kendall, Inc.

•	University Health Care Miami Lakes, Inc.

•	University Health Care Bird Road, Inc.

•	DGM Medical Center Margate, Inc.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND DECEMBER 31, 2019

University Health Care Pharmacy, Inc. (“UHC Pharmacy”) is organized as an S corporation and provides retail pharmacy services to University Health Care patient base. Margarita Quevedo owns 100% of the equity of UHC Pharmacy.

Century Physician Group, LLC (“Century”) is organized as a limited liability company and provides primary care services through contracts with Blue Cross and Blue Shield of Florida, Inc., DBA Florida Blue. Margarita Quevedo owns 100% of the equity of Century.

All of the businesses above provide healthcare services to patients throughout various locations in South Florida.

The accompanying combined financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

In May 2014, the Financial Accounting Standards board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 “Revenue from Contracts with Customers”, Accounting Standards Codification (“ASC”) 606 (“ASC 606”). On January 1, 2019, the Company adopted ASC 606, applying the full retrospective method as of the earliest period presented. The portfolio approach was used to apply the requirements of the standard to groups of contracts with similar characteristics.

Under ASC 606, the Company recognizes revenue when a customer obtains control of the promised goods or services. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five-step model in order to determine this amount: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services the Company transfers to the customer (i.e. patient). At contract inception, once the contract is determined to be within the scope of ASC 606, management reviews the contract to determine which performance obligations must be satisfied and which of these performance obligations are distinct. The Company recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied.

The Company derives its revenue primarily from its capitated fees for medical services provided under risk agreements and fee-for-service arrangements.

Capitated revenue is derived from fees for medical services provided by the Company under risk agreements with health maintenance organizations’ (“HMOs”) health plan. Capitated revenue primarily consists of revenue earned through Medicare Advantage programs. Fees consist of a fixed amount per patient per month and are paid in advance. The Company is required to deliver healthcare services to the enrolled member population and is responsible for medical expenses related to healthcare services required by that patient group, including services not provided by the Company. Since the Company controls the healthcare services provided to enrolled members, the Company acts as a principal. The gross fees under these contracts are reported as revenue and the cost of provider care is included in third-party medical costs. Neither the Company nor any of its affiliates is a registered insurance company because state law in the states in which it operates does not require such registration for risk-bearing providers.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND DECEMBER 31, 2019

Since contractual terms across these arrangements are similar, the Company groups them into one portfolio. The Company identifies a single performance obligation to stand-ready to provide healthcare services to enrolled members. Capitated revenues are recognized in the month in which the Company is obligated to provide medical care services. The transaction price for the services provided depends upon the terms of the arrangement provided by or negotiated with the health plan. The rates are risk adjusted based on the health status of members and demographic characteristics of the plan. The fees are paid on an interim basis based on submitted enrolled member data for the previous year and are adjusted in subsequent periods after the final data is compiled by the Centers for Medicare and Medicaid Services (“CMS”). Subsequent adjustments to revenue are recognized in the period the adjustments are communicated to the Company.

Fee-for-service revenue is generated from primary care services provided in the Company’s medical centers. During an office visit, a patient may receive a number of medical services from a healthcare provider. These healthcare services are not separately identifiable and are combined into a single performance obligation. The Company recognizes fee-for-service revenues at the net realizable amount at the time the patient is seen by a provider, and the Company’s performance obligations to the patient is complete.

Pharmacy revenues are generated from the sales of prescription medication to patients. These contracts contain a single performance obligation. The Company satisfies its performance obligation and recognizes revenue at the time the patient takes possession of the merchandise. During December 31, 2020 and 2019, the Company generated pharmacy revenue of $9,338,695 and $9,367,139, respectively, and is included in fee for service and other revenue within the accompanying combined statements of operations and comprehensive income.

As the performance obligations from the Company’s revenues recognized at a point in time and the revenues recognized over time relate to contracts with a duration of one year or less, the Company elected the practical expedient in ASC 606-10-50-14(a) which provides relief from the requirement to disclose the transaction price for remaining performance obligations at the end of each reporting period and the requirement to disclose when the Company expects to recognize the related revenue. The Company has de minimis performance obligations remaining at the end of the reporting period as patients are not contractually obligated to continue to receive medical care from the Company’s network of providers. The Company recorded no contract liabilities from contracts with customers in its consolidated balance sheets as of December 31, 2019 or December 31, 2020.

Third-Party Medical Costs

Third-party medical costs primarily consists of all medical expenses paid by the health plans, including inpatient and hospital care, specialists, and medicines. The Company uses stop-loss insurance to protect against medical claims in excess of certain levels.

Direct Patient Expense

Direct patient expense primarily consists of costs incurred in the treatment of the patients, including the compensation related to medical service providers and technicians, medical supplies, purchased medical services, drug costs for pharmacy sales, and payments to third-party providers.

Third-party medical and direct patient expenses collectively represent the cost of services provided.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND DECEMBER 31, 2019

Business Combinations

The Company accounts for business acquisitions using the acquisition method of accounting. Application of this method of accounting requires that (i) identifiable assets acquired (including identifiable intangible assets) and liabilities assumed, generally, be measured and recognized at fair value as of the acquisition date and (ii) the excess of the purchase price over the net fair value of identifiable assets acquired and liabilities assumed be recognized as goodwill, which is subject to testing for impairment at least annually.

Concentration of Risk

Contracts with three of the HMOs represented approximately 90.2% of total revenues for the year ended December 31, 2020 and approximately 90.3% of the total revenues for the year ended December 31, 2019. As of December 31, 2020 and 2019, two of the HMOs represented approximately 95.0% and 86.8% of total accounts receivable, respectively.

The loss of revenue from these contracts could have a material adverse effect on the Company.

Primarily all pharmaceutical purchases are made from one vendor. The loss of this vendor may cause potential increase in costs and could result in a material adverse effect on the Company. During the years ended December 31, 2020 and 2019, the Company made pharmaceutical purchases of $7,009,789 and $6,994,647, respectively.

Cash and cash equivalents

Cash and cash equivalents are highly liquid investments purchased with original maturities of three months or less.

Debt and Equity Securities

Investments in debt and equity securities with readily determinable fair values are reported at fair value based on quoted market prices. Realized gains and losses on the sale of debt and equity securities are computed based on original cost and are included in other income within the accompanying statements of operations and comprehensive income.

The Company has designated their debt securities as available-for-sale. Accordingly, unrealized gains and losses are excluded from earnings and reported as a separate component of owners’ capital. Unrealized gains and losses related to equity securities are included in other income in the accompanying combined statement of operations and other comprehensive income.

Accounts Receivable

Accounts receivable are carried at amounts the Company deems collectible. Accordingly, an allowance is provided in the event an account is considered uncollectible. As of December 31, 2020 and 2019, the Company believes no allowance was necessary. The ultimate collectability of accounts receivable may differ from that estimated by the Company.

As of December 31, 2020 and 2019, the Company’s accounts receivable are presented net of the unpaid service provider costs. A right of offset exists when all of the following conditions are met: 1) each of the two parties owed the other determinable amounts; 2) the reporting party has the right to offset the amount

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND DECEMBER 31, 2019

owed with the amount owed to the other party; 3) the reporting party intends to offset; and 4) the right of offset is enforceable by law. The Company believes all of the aforementioned conditions exist as of December 31, 2020 and 2019.

Property and Equipment, Net

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the life of the assets, ranging from three to seven years. Leasehold improvements are amortized over the shorter of the estimated useful life or term of the lease.

Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in accompanying combined statements of operations.

Impairment of Long-Lived Assets

The Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no events or circumstances during the periods ended December 31, 2020 and 2019 that required the Company to perform an impairment test.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying tangible and intangible assets acquired. The Company assesses goodwill for impairment on an annual basis and between tests if events occur or circumstances exist that would reduce the fair value of a reporting unit below its carrying amount. The Company performs its annual assessment on December 31. The Company first performs a qualitative analysis to determine if factors exist that necessitate a quantitative goodwill impairment test. If necessary, the Company applies the quantitative test to identify and measure the amount of impairment, if any. Any impairment would be recognized for the differences between the fair value of the reporting unit and its carrying amount. There were no events or circumstances during the periods ended December 31, 2020 and 2019 that indicated the Company was required to perform a quantitative impairment test.

Intangibles, Net

The Company performs an assessment of whether intangible assets are impaired if impairment indicators arise. Management believes no impairment charges are necessary for the years ended December 31, 2020 and 2019. Amortization of intangible assets with definite lives is computed using the straight-line method over the estimated useful lives of the intangible asset, which range from 1 to 20 years.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND DECEMBER 31, 2019

Deferred Rent

Minimum rent, including fixed escalations, is recorded on a straight-line basis over the lease term. The lease term commences when the Company takes possession of the leased premises and, in most cases, ends upon expiration of the initial non-cancelable term. When a lease provides for fixed escalations of the minimum rental payments during the lease term, the difference between the recorded straight-line rent and the amount payable under the lease is recognized as a deferred rent obligation.

Professional and General Liability

As a healthcare provider, the Company is subject to medical malpractice claims and lawsuits. The Company may also be liable, as employer, for the negligence of healthcare professionals it employs or the healthcare professionals it engages as independent contractors. Malpractice risk is partially managed through malpractice insurance policies carried by individual healthcare professionals.

The Company has a claims made general liability policy through a captive insurance company with a liability limit of $3,000,000 per incident and $12,000,000 in the aggregate.

Loss contingencies, including medical malpractice claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Stop Loss Reinsurance

The MSO mitigates its exposure to high cost medical claims under risk agreements through reinsurance arrangements that provide for the reimbursement of certain member medical expenses. The MSO purchases its reinsurance through the health plans. The health plans charge the MSO a per member per month fee that limits the MSO’s risk of responsibility for any individual participating member.

Management Estimates

The preparation of the financial statements requires management to make estimates and assumptions based on available information. Such estimates are based on historical experience and other assumptions that are considered appropriate in the circumstances. However, actual results could differ from those estimates and these differences may be material. Significant estimates made by the Company includes, but are not limited to, fair value allocations for intangible assets acquired as part of the Company’s numerous acquisitions, recoverability of goodwill and intangibles, fair value of contingent considerations, unpaid service provider cost liability, and respective revenues and expenses related to these estimates for the years reported.

Income Taxes

University Health Care, Inc. is treated as an S-Corporation for federal and state income tax purposes and passes income, losses deductions and credits through to its shareholders. Accordingly, it does not incur income taxes or have any unrecognized tax benefits.

UHC Holdings, Inc. and its wholly-owned medical center entities are treated as S-Corporations for federal and state income tax purposes and pass income, losses deductions and credits through to their shareholders. Accordingly, they do not incur income taxes or have any unrecognized tax benefits.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND DECEMBER 31, 2019

Doctors Group Management, Inc. is treated as an S-Corporation for federal and state income tax purposes and passes income, losses deductions and credits through to its shareholders. Accordingly, it does not incur income taxes or have any unrecognized tax benefits.

Century Health Care, Inc. is treated as an S-Corporation for federal and state income tax purposes and passes income, losses deductions and credits through to its shareholders. Accordingly, it does not incur income taxes or have any unrecognized tax benefits.

University Health Care MSO, Inc. is treated as an S-Corporation for federal and state income tax purposes and passes income, losses deductions and credits through to its shareholders. Accordingly, it does not incur income taxes or have any unrecognized tax benefits.

University Health Care Pharmacy, Inc. is treated as an S-Corporation for federal and state income tax purposes and passes income, losses deductions and credits through to its shareholders. Accordingly, it does not incur income taxes or have any unrecognized tax benefits.

Century Physicians Group, LLC is a single member LLC and, accordingly, does not incur income taxes or have any unrecognized tax benefits. Instead, its earnings and losses are included in the tax return of the single member and taxed depending on the member’s tax situation.

As a result, the combined financial statements do not reflect a provision for income taxes.

Recent Accounting Pronouncements

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. This standard requires all equity investments, other than those accounted for under the equity method of accounting or those that result in consolidation of the investee, to be measured at fair value with changes in the fair value recognized in earnings. The ASU is effective for calendar-year public entities beginning on January, 1, 2018. For all other calendar-year entities, it is effective for annual periods beginning January 1, 2019 and interim periods beginning in 2020. Early adoption is permitted. The Company adopted ASU No. 2016-01 on January 1, 2019. The adoption of ASU 2016-01 resulted in a cumulative adjustment to accumulated other comprehensive income of $74,961 in the combined statement of owners’ equity, which represents unrealized gains and losses on equity securities prior to the date of adoption.

In February 2016, the FASB established Topic 842, Leases, by issuing ASU No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842, ASU No. 2018-10, Codification Improvements to Topic 842, Leases, ASU No. 2018-11, Targeted Improvements, and ASU No. 2018-20, Leases (Topic 842): Narrow-Scope Improvements for Lessors, ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (ASC 842): Effective Dates for Certain Entities. The new standard establishes a right of use (ROU) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations. The Company is currently evaluating the effect of adopting Topic 842 due to the recognition of right-of-use asset and related lease liability. The Company does not anticipate the update having a material effect on the Company’s results of operations or cash flows, though such an effect is possible.

A modified retrospective transition approach is required, and entities may choose to use either the effective date or the beginning of the earliest period presented in the financial statements as the date of initial

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND DECEMBER 31, 2019

application, with certain practical expedients available. The Company is evaluating the method of adoption it will elect. Topic 842 is effective for fiscal years beginning after December 15, 2021 and for interim periods within fiscal years beginning after December 15, 2022, with early application permitted, and the Company expects to adopt the new standard on the effective date.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which is intended to improve financial reporting by requiring earlier recognition of credit losses on certain financial assets. The standard replaces the current incurred loss impairment model that recognizes losses when a probable threshold is met with a requirement to recognize lifetime expected credit losses immediately when a financial asset is originated or purchased. The standard has been further refined through subsequent releases by the FASB, including the extension of the effective date. As amended by ASU No. 2019-10, the standard is effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those annual periods, with early adoption permitted, and the Company expects to adopt ASU on the effective date. The Company is currently evaluating the effect that the standard will have on its financial statements and related disclosures.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This standard provides clarification on the definition of a business and provides guidance on whether transactions should be recorded as acquisitions (or disposals) of assets or businesses. The standard was effective for the Company for annual periods beginning after December 15, 2018, and interim periods beginning after December 15, 2019. ASU 2017-01 did not have a material impact on the Company’s financial statements.

In October 2018, the FASB issued ASU No. 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). This ASU reduces the cost and complexity of financial reporting associated with consolidation of variable interest entities (VIEs). A VIE is an organization in which consolidation is not based on a majority of voting rights. The new guidance supersedes the private company alternative for common control leasing arrangements issued in 2014 and expands it to all qualifying common control arrangements. The amendments in this ASU are effective for the Company for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The Company does not expect the update to have a material effect on its combined financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes, which serves to remove or amend certain requirements associated with the accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. ASU No. 2019-12 is effective for the Company for fiscal year beginning after December 15, 2021 and interim periods in fiscal years beginning after December 15, 2022, with early adoption permitted. The Company does not expect the update to have a material effect on its combined financial statements.

Subsequent Events

The Company has evaluated subsequent events through June 21, 2021, which is the date the combined financial statements were available to be issued.

3.	BUSINESS ACQUISITIONS

The following acquisitions were consummated during 2019 and 2020 and allowed for the Company to increase its patient base at the respective locations and to increase its footprint in the area in which the

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND DECEMBER 31, 2019

centers operate. Each acquisition was accounted for as a business combination in accordance with ASC Topic 805, under which the assets acquired and liabilities assumed were recorded at their respective fair values as of the respective closing dates. The excess of the fair values of the net assets acquired is allocated to goodwill, which represents the synergies expected to occur as a result of adding each practice to the acquiring medical centers of the Company. No transaction costs were incurred in connection with the acquisitions.

Barbara E. Smith, M.D., P.A.

On March 29, 2019 DGM Medical Center Margate, Inc. acquired the assets of Barbara E. Smith, M.D., P.A.’s medical practice for $225,000. The following is a summary of the fair value of assets acquired:

Fixed assets	$13,000
Intangible assets	24,007
Goodwill	187,993

Total purchase price	$225,000

The intangible assets include brand name of $1,057 and a non-competition agreement of $22,950.

Doctor G Medical Center, Inc.

On February 5, 2020 University Health Care West Kendall, Inc. acquired the assets of Doctor G Medical Center, Inc. for $200,000. The Company made a payment of $100,000 in 2019 when the asset acquisition agreement was signed and a payment of $100,000 on February 5, 2020 when the transaction closed. The following is a summary of the fair value of assets acquired:

Fixed assets	$34,000
Intangible assets	21,340
Goodwill	144,660

Total purchase price	$200,000

The intangible assets include brand name of $940 and a non-competition agreement of $20,400.

Metro Med Practices

On December 28, 2020, University Health Care West Kendall, Inc acquired the assets of Metro Med Service, LLC, Metro Med Research, LLC, Dr. Oscar L. Hernandez LLC and Florida Bariatrics and Nutrition, LLC (collectively, the “Metro Med Practices”). The Metro Med Practices provide primary care and bariatric and nutrition care in South Florida. The purchase price of $3,374,274 included a $1,750,000 cash payment on the acquisition date and a note payable to the seller. The note payable has a face value of $1,750,000 and a fair value of $1,624,274. The note was valued based on the discounted cash flows using a market rate available to the Company on the acquisition date. Two equal principal payments are due six months after close and 12 months after close. The note bears interest at 3.0% per year.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND DECEMBER 31, 2019

The following is a summary of the fair value of assets acquired:

Fixed assets	$6,810
Payor relationships	700,000
Other intangible assets	14,500
Other assets	1,000
Goodwill	2,651,964

Total purchase price	$3,374,274

Other intangible assets include brand name of $9,500 and a non-competition agreement of $5,000.

4.	PROPERTY AND EQUIPMENT, NET

The following is a summary of property and equipment, net and the related lives as of December 31:

Assets Classification	Useful Life	2020	2019
Leasehold improvements	Lesser of lease term or est. useful life	$1,356,763	$1,346,968
Transportation equipment	5 years	1,821,756	1,442,181
Medical equipment	5 years	728,850	666,785
Furniture, fixture and equipment	5 – 7 years	1,228,776	1,045,025

Total		5,136,145	4,500,959
Less: Accumulated depreciation		3,254,674	2,747,244

Property and equipment, net		$1,881,471	$1,753,715

Depreciation expense was $507,430 and $480,071 for the years ended December 31, 2020 and 2019, respectively. Of these amounts, $61,793 and $99,446 related to assets under capital leases. There was $20,706 in property and equipment disposals during the year ended December 31, 2019. There were no disposals during December 31, 2020.

5.	GOODWILL AND INTANGIBLES, NET

As of December 31, 2019, the Company’s intangibles, net consists of the following:

	Weighted-Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Brand	1.00 years	$1,058	$(799)	$259
Non-competition agreements	3.00 years	115,770	(79,075)	36,695

Total intangibles		$116,828	$(79,874)	$36,954

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND DECEMBER 31, 2019

As of December 31, 2020, the Company’s intangible, net consists of the following:

	Weighted-Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Brand	1.00 years	$10,440	$(927)	$9,513
Non-competition agreements	2.94 years	79,970	(49,311)	30,659
Payor relationships	20.00 years	700,000	(282)	699,718

Total intangibles, net		$790,410	$(50,520)	$739,890

The Company recorded amortization expense of $32,904 and $48,938 for the years ended December 31, 2020 and 2019, respectively.

Expected amortization expense for the Company’s existing amortizable intangibles for the next five years is as follows:

Year ended December 31,	Amount
2021	$63,373
2022	39,351
2023	35,000
2024	35,000
2025	35,000

Total	$207,724

The goodwill balance for the years ended December 31, are as follows:

	2020	2019
Beginning of period	$1,796,696	$1,608,703
Additions	2,796,624	187,993

End of period	$4,593,320	$1,796,696

6.	LOAN PAYABLE—VEHICLES

The Company obtained financing arrangements for its purchase of a number of vehicles that are used to transport patients. These arrangements bear interest at rates ranging between 0.90% and 6.97%, and expires between November 2021 and November 2024. The loan payable amount was $290,334, net of current portion of $317,321, and $284,492, net of current portion of $204,830, at December 31, 2020 and 2019, respectively, and are included in vehicle loans within the accompanying combined balance sheets.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND DECEMBER 31, 2019

The following table represents the future payments due under the vehicle loan arrangements:

Year ending December 31,	Amount
2021	$334,811
2022	220,952
2023	68,377
2024	13,315
2025	—

Total loan payable—vehicles	637,455

Less: amount representing interest	(29,800)

607,655

Less: current portion	(317,321)

Net of current portion	$290,334

7.	GOVERNMENT ASSISTANCE

On April 17, 2020, the Company received an unsecured loan in the amount of $1,344,200 (the “PPP Loan”) pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Securities Act (“CARES Act”). The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum. Principal and interest payments are deferred for 10 months from the end of the covered period. The Company’s covered period was April 17, 2020 to October 2, 2020. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The PPP Loan may be partially or wholly forgiven if the funds are used for qualifying expenses as described in the CARES Act. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. However, no assurance is provided that forgiveness for any portion of the PPP Loan will be obtained. Principal and interest payments are further deferred while the SBA reviews the forgiveness application. If any amount is not forgiven, the lender will provide a loan amortization schedule.

The Company expected that the full amount of the loan would be forgiven as the funds were utilized for qualifying expenses in accordance with the CARES Act and applied for forgiveness. The Company elected to record the PPP loan as debt under ASC 470, and as of December 31, 2020, the amount of $1,344,200 is included in other liabilities within the accompanying combined balance sheet. On January 14, 2021, the Company was notified that the entire PPP Loan was forgiven, including accrued interest.

8.	FAIR VALUE MEASUREMENTS

The FASB Accounting Standards Codification (“ASC”), Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND DECEMBER 31, 2019

The three levels of the fair value hierarchy under the accounting standard are described as follows:

• Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

• Level 2	Inputs to the valuation methodology include:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical or similar assets or liabilities in inactive markets;

•	inputs other than quoted prices that are observable for the asset or liability;

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

• Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodology used for assets measured at fair value.

Exchange Traded Securities: Securities and other investments (e.g., ETFs) traded on a national exchange or on the national market system of NASDAQ are valued at their last reported sale price or, if there has been no sale on that date, at the closing “bid” price if long, or closing “ask” price if short. Other securities or investments for which over-the-counter market quotations are available are valued at their last reported sale price or, if there had been no sale on that date, at closing “bid” price if long, or closing “ask” price if short as reported by a reputable source selected by management. Exchange traded securities are generally categorized in Level 1 of the fair value hierarchy.

Corporate Bonds: The fair value of corporate bonds is estimated using recently executed transactions, market price quotations (where observable), bond spreads or credit default swap spreads. The spread data used is for the same maturity as the bond. If the spread data does not reference the issuer, then data that references a comparable issuer is used. When observable price quotations are not available, fair value is determined based on cash flow models with yield curves, bond, or single-name credit default swap spreads and recovery rates based on collateral values as key inputs. Corporate bonds are generally categorized in Level 2 of the fair value hierarchy.

The preceding method described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation method is appropriate and consistent with other market participants, the use of different methodology or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND DECEMBER 31, 2019

The following table sets forth by level, within the fair value hierarchy, the Company’s asset measured at fair value on a recurring basis as of:

	December 31, 2020
	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value on a recurring basis:
Exchange Traded	$691,870	$—	$—
Corporate Bonds	—	106,285	—

Total Assets	$691,870	$106,285	$—

The total fair value of the assets of $798,155 was recorded on December 31, 2020 and is included in debt and equity securities within the accompanying combined balance sheets. As of December 31, 2020 the carrying amounts of other financial instruments including cash, accounts receivable, accounts payable and due to seller, approximate fair value because of the general short-term nature of these instruments.

The net unrealized holding loss of $669 for the year ended December 31, 2020 related to debt securities is included in accumulated other comprehensive income. The unrealized gain on equity securities of $156,513 for the year ended December 31, 2020 is included in other income within the accompanying combined statements of operations and comprehensive income.

The Company realized a net loss on the sale of equity securities of $18,618 during December 31, 2020 and is included in other income within the accompanying combined statements of operations and comprehensive income.

The amortized cost of debt securities was $102,089 as of December 31, 2020.

The following table sets forth by level, within the fair value hierarchy, the Company’s asset measured at fair value on a recurring basis as of:

	December 31, 2019
	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value on a recurring basis:
Exchange Traded	$470,866	$—	$—
Corporate Bonds	—	207,709	—

Total Assets	$470,866	$207,709	$—

The total fair value of the assets of $678,575 was recorded on December 31, 2019 and is included in debt and equity securities within the accompanying combined balance sheets. As of December 31, 2019 the carrying amounts of other financial instruments including cash, accounts receivable and accounts payable, approximate fair value because of the general short-term nature of these instruments.

The net unrealized gain of $4,864 for the year ended December 31, 2019 related to debt securities is included in accumulated other comprehensive income. The unrealized gain on equity securities of $124,606

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND DECEMBER 31, 2019

for the year ended December 31, 2019 is included in other income within the accompanying combined statements of operations and comprehensive income.

The Company realized a net gain on the sale of equity securities of $1,829 for the year ended December 31, 2019 and is included in other income within the accompanying combined statements of operations and comprehensive income.

The amortized cost of debt securities was $202,845 as of December 31, 2019.

9.	OWNERS’ EQUITY

Doctors Group Management, Inc. (“DGM”)

DGM is an S-Corporation with 100,000 shares authorized, issued and outstanding, seventy percent of which is held by Felix Quevedo Trust. Each share has a par value of $1.00.

Century Health Care, Inc. (“CHCI”)

CHCI is an S-Corporation with 100,000 shares authorized, 200 issued an outstanding, seventy percent of which is held by Felix Quevedo Trust. Each share has a part value of $1.00.

University Health Care MSO, Inc. (“UHC MSO”)

UHC MSO is an S-Corporation with 100,000 shares authorized, issued and outstanding, sixty-four percent which is held by Margarita Quevedo Trust. The shares do not have a par or stated value.

University Health Care, Inc. (“UHC Inc”)

UHC Inc is an S-Corporation with 100 shares authorized, issued and outstanding, held by Margarita Quevedo Trust. The shares do not have a par or stated value.

UHC Holdings, Inc (“UHC Holdings”)

UHC Holdings is an S-Corporation with 100 shares authorized, issued and outstanding, held by Margarita Quevedo. The shares do not have a par or stated value. UHC Holdings wholly-owns twelve medical centers, all of which are S-Corporations, each with 100 shares authorized, issued and outstanding. The shares do not have a par or stated value.

University Health Care Pharmacy, Inc. (“UHC Pharmacy”)

UHC Pharmacy is an S-Corporation with 100 shares authorized, issued and outstanding, held by Margarita Quevedo. The shares do not have a par or stated value.

Century Physician Group, LLC (“Century”)

Century is a limited liability company, wholly owned by Margarita Quevedo.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND DECEMBER 31, 2019

10.	RELATED PARTY TRANSACTIONS

Capital Leases

The Company leases a number of vehicles from Kentucky Avenue Holdings, LLC, in which Margarita Quevedo has a 50% equity interest. Certain vehicle leases expired during year 2020 and as of December 31, 2020, the Company only had one vehicle leased from Kentucky Avenue Holdings, LLC classified as a capital lease remaining, which has a total remaining liability of $5,961, net of $441 of interest. The expired leases were subsequently renewed on a month to month basis, classified as operating leases, and are included in the amounts below under ‘Operating Leases.’

Operating Leases

The Company leases three office spaces and a number of vehicles that are classified as operating leases from certain entities that are controlled by the principal equity holder of the Company. The Company leases the office space from Q Holding 13155, LLC, Q Holding East Hialeah, LLC, and Q Holding West Kendall, LLC, (collectively “Q Holding Entities). Margarita Quevedo, the sole owner of UHC Holdings, Inc has a 50% equity interest in each of the Q Holding Entities. For the periods ended December 31, 2020 and 2019, the office space leases have total rent expense of $805,815 and $433,789 and terminate between May 31, 2029 and December 31, 2030.

The Company has a number of vehicle leases with Kentucky Avenue Holdings, LLC, owned by Margarita Quevedo. As of December 31, 2020, the total payments for the vehicle leases was $7,118 per month and terminate between January 2021 and November 2021. As of December 31, 2019, the total payments for the vehicle leases was $3,114 per month and terminated between October 2020 and November 2020. The total vehicle lease payments were $57,176 and $18,983, for the years ended December 31, 2020 and 2019, respectively.

The Company shares office space with South Florida Health Management, Inc. (“SFLHM”), an entity owned by the Felix Quevedo Trust. The lease was entered into by SFLHM with the lessor and expires May 31, 2022. The term of the shared office space has been on a month-to-month basis during December 31, 2020 and 2019, and making monthly payments of $10,700 to SFLHM for its proportionate share.

Captive Insurance Company

The Company has a claims made general liability policy through a captive insurance company owned by UHC Risk Management, LLC. UHC Risk Management, LLC is owned by Margarita Quevedo and various trusts controlled by Margarita Quevedo. The expense related to this insurance policy was $972,098 and $465,151 in the years ended December 31, 2020 and 2019, respectively.

Deposit on Building

Prior to 2019, the Company paid a deposit of $100,000 on behalf of Margarita Quevedo in connection with the purchase of the property by Q Holding East Hialeah LLC, subject to repayment by Ms. Quevedo, and the amount is included in due from related parties within the accompanying combined balance sheets as of December 31, 2020 and 2019.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND DECEMBER 31, 2019

Loans from Owner

From time to time, Margarita Quevedo, the principal owner of the Company, provides loans to the Company to fund certain expenses, such as purchasing new practices. The Company has outstanding loans due to Ms. Quevedo in the amount of $5,737,257 and $1,522,257 at December 31, 2020 and 2019, respectively, to fund non-operating expenses and purchase of new practices at certain medical center locations.

Loans to Stockholder

In 2019, a payment of $80,000 was made to an owner of the Company, which was to be repaid. This amount was outstanding as a receivable from the owner and included in due from related parties within the accompanying combined balance sheet at December 31, 2019. The amount was repaid in 2020.

11.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office facilities and vehicles under non-cancellable operating leases expiring through the year 2030, with some lease terms subject to renewal at the option of the Company. Refer to Note 10 for operating leases that were entered into with related parties.

Minimum future payments as of December 31, 2020 are as follows:

Year ended December 31,	Amount
2021	$2,162,644
2022	1,652,357
2023	1,512,614
2024	1,221,418
2025	1,125,287
Thereafter	3,127,158

Total	$10,801,478

Rent expense includes expenses related to office facilities leases and for the years ended December 31, 2020 and 2019 was $2,231,199 and $1,823,613, respectively. Leased vans expense includes lease expense related to the vehicle leases and for the years ended December 31, 2020 and 2019 was $76,811 and $55,287, respectively. These amounts are included within selling, general and administrative expenses in the combined statements of operations and other comprehensive income.

Standby Letter of Credit

The Company established a $350,000 irrevocable standby letter of credit with Morgan Stanley Private Bank, National Association on December 31, 2019, for the benefit of a health plan that the Company has a risk contract with. The letter of credit has a one-year term and will automatically renew for an additional year unless it is terminated.

Contingencies

The Company is presently, and from time to time, subject to various claims and lawsuits arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND DECEMBER 31, 2019

12.	EMPLOYEE BENEFIT PLAN

The Company sponsors a defined contribution plan (the “Plan”), subject to the provisions of the Employee Retirement Income Security Act of 1974, for certain eligible employees of the Company. Each year, participants may contribute up to the statutory maximum amount of 100% of pretax annual compensation. Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans. The Company is allocated a discretionary match contribution based upon a specified formula, considering participant deferrals during the year. The Company may also contribute using a Safe Harbor Matching contribution formula. For the years ended December 31, 2020 and 2019, the Company’s allocated contributions were approximately $88,273 and $77,470, respectively, and are included in selling, general and administrative expenses in the combined statements of operations and other comprehensive income.

13.	SUBSEQUENT EVENTS

PPP Loan

On January 14, 2021, the PPP loan was forgiven by the Small Business Administration including $1,344,200 representing the original principal and $10,017 of accrued interest.

Acquisition

On April 1, 2021, the Company acquired the assets of two medical practices in Lauderdale Lakes, Florida. The Company acquired the assets of Keith J. Lerner, M.D., P.A. for $250,000 and the assets of Daniel Kesden, M.D., P.A. for $75,500.

Sale of the Company

On June 11, 2021 the Company was acquired by Cano Health Inc. (“Cano”) for $540,000,000 of cash and 4,055,698 shares of Cano Health Inc. Class A common stock.

Cano acquired 100% of the outstanding equity interests of University Health Care Pharmacy, Inc. Cano also acquired substantially all of the assets and assumed substantially all of the liabilities of Doctors Group Management, Inc., Century Healthcare, Inc., University Health Care MSO, Inc., University Health Care, Inc., University Health Care Westchester, Inc., University Health Care Hialeah, Inc., University Health Care Homestead, Inc., University Health Care Flagler, Inc., University Health Care Coral Gables, Inc., University Health Care Kendall, Inc., University Health Care North Shore, Inc., University Health Care East Hialeah, Inc., University Health Care West Kendall, Inc., University Health Care Miami Lakes, Inc., University Health Care Bird Road, Inc., DGM Medical Center Margate, Inc, University Health Care Lauderdale, Inc., and Century Physicians Group, LLC.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

UNAUDITED COMBINED BALANCE SHEETS AS OF MARCH 31, 2021 (UNAUDITED)

AND DECEMBER 31, 2020

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$8,117,786	$3,502,876
Accounts receivable	13,387,300	17,572,225
Debt and equity securities	794,763	798,155
Prepaid expenses and other current assets	1,727,914	2,830,566
Due from related parties	100,000	100,000

Total current assets	24,127,763	24,803,822
Property and equipment, net	1,802,978	1,881,471
Goodwill	4,593,320	4,593,320
Intangibles, net	722,607	739,890
Other assets	115,759	115,759

Total Assets	31,362,427	32,134,262

Liabilities and Members’ Capital
Current liabilities:
Accounts payable and accrued expenses	612,197	1,360,397
Capital lease obligations	4,655	12,274
Current portion of vehicle loans	296,946	317,321
Loans from stockholder	5,942,257	5,737,257
Due to seller	1,664,528	1,624,274

Total current liabilities	8,520,583	9,051,523
Deferred rent	503,272	500,955
Vehicle loans, net of current portion	231,950	290,334
PPP Loan	—	1,344,200

Total liabilities	9,255,805	11,187,012

Commitments and Contingencies (Note 11)
Owners’ Capital
Owners’ capital	22,106,622	20,947,250

Total Liabilities and Owners’ Capital	$31,362,427	$32,134,262

Refer to accompanying Notes to Unaudited Condensed Combined Financial Statements

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE PERIODS ENDED MARCH 31, 2021 AND 2020

	Three Months Ended March 31,
	2021	2020
Revenue
Capitated revenue	$85,331,626	$89,658,007
Fee for service and other revenue	2,801,836	2,583,743

Total revenue	88,133,462	92,241,750

Operating expenses:
Third-party medical costs	74,561,073	73,475,448
Direct patient expense	3,075,742	2,847,427
Selling, general and administrative expense	5,547,265	5,039,733
Depreciation and amortization expense	147,364	135,021

Total operating expenses	83,331,444	81,497,629

Income from operations	4,802,018	10,744,121
Other Income / (Expense)	1,353,756	(56,669)

Net income	6,155,774	10,687,452

Other Comprehensive Income:
Unrealized loss on debt securities	(2,401)	(14,124)

Total other comprehensive income	(2,401)	(14,124)

Total comprehensive income	$6,153,373	$10,673,328

Refer to accompanying Notes to Unaudited Condensed Combined Financial Statements

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

UNAUDITED CONDENSED COMBINED STATEMENTS OF OWNERS’ EQUITY

FOR THE PERIODS ENDED MARCH 31, 2021 AND DECEMBER 31, 2020

	Owners’ units	Retained earnings	Accumulated other comprehensive income	Owners’ capital
Balance December 31, 2019	$1,200	$20,183,076	$4,864	$20,189,140
Net income	—	44,803,733	—	44,803,733
Other comprehensive income	—	—	(669)	(669)
Distributions	—	(44,044,954)	—	(44,044,954)

Balance, December 31, 2020	1,200	20,941,855	4,195	20,947,250

Net income	—	6,155,774	—	6,155,774
Other comprehensive income	—	—	(2,401)	(2,401)
Distributions	—	(4,994,001)	—	(4,994,001)

Balance, March 31, 2021	$1,200	$22,103,628	$1,794	$22,106,622

Refer to accompanying Notes to Unaudited Condensed Combined Financial Statements

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS

FOR THE PERIODS ENDED MARCH 31, 2021 AND 2020

	Three Months Ended March 31,
	2021	2020
Cash Flows from Operating Activities:
Net income	$6,155,774	$10,687,452
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	130,081	123,917
Amortization of intangible assets	17,283	11,104
Interest expense	63,216	—
Unrealized (gain)/loss on equity securities	(36,379)	99,380
Gain on extinguishment of debt	(1,354,217)
Changes in operating assets and liabilities:
Accounts receivable	4,184,925	(5,071,460)
Prepaid expenses and other current assets	1,102,652	666,231
Accounts payable and accrued expenses	(761,146)	(993,797)
Deferred rent	2,316	15,399

Net cash provided by operating activities	9,504,505	5,538,226
Cash Flows from Investing Activities:
Purchase of property and equipment	(51,588)	(78,426)
Purchase of investments	(9,417)	—
Proceeds on sale of investments	46,789	78,431
Acquisitions of subsidiaries, net of cash acquired	—	(100,000)

Net cash used in investing activities	(14,216)	(99,995)
Cash Flows from Financing Activities:
Distributions	(4,994,001)	(2,609,989)
Repayments of capital lease obligations	(7,620)	(18,900)
Repayment of vehicle loans	(78,758)	(56,805)
Proceeds from vehicle loans	—	60,911
Proceeds from stockholder loans	205,000	75,000

Net cash used in financing activities	(4,875,379)	(2,549,783)

Increase / (decrease) in cash and cash equivalents	4,614,910	2,888,448
Cash and cash equivalents at beginning of period	3,502,876	1,356,673

Cash and cash equivalents, end of period	$8,117,786	$4,245,121

Refer to accompanying Notes to Unaudited Combined Financial Statements

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Margarita Quevedo controls, directly or indirectly, UHC Inc., UHC Holdings, UHC Pharmacy, Century, DGM, CHCI, and UHC MSO (all entities defined below). Because these entities were under common control during all periods presented, the financial statements of these entities are presented on a combined basis, collectively referred to as the Company in these combined financial statements. All material accounts and transactions among these entities have been eliminated.

Doctors Group Management, Inc. (“DGM”) is organized as an S corporation. DGM is principally engaged in the operation of a management service organization (“MSO”) that provides and arranges for the provision of healthcare services to Medicare Advantage beneficiaries in South Florida through affiliated physician practices.

Century Healthcare, Inc. (“CHCI”) is organized as an S corporation. CHCI is principally engaged in the operation of a management service organization (“MSO”) that provides and arranges for the provision of healthcare services to Medicare Advantage beneficiaries in South Florida through affiliated physician practices

University Health Care MSO, Inc. (“UHC MSO”) is organized as an S corporation. UHC MSO provides and arranges for the provision of healthcare services to Medicare Advantage and Medicaid beneficiaries in South Florida through the operation of medical centers that are under common control with UHC MSO.

University Health Care, Inc. (“UHC Inc”) is organized as an S corporation, and operates as the management company for the medical centers, UHC Pharmacy and UHC MSO. One hundred percent of the equity of UHC Inc is owned by Margarita Quevedo Trust, dated December 30, 2014. Margarita Quevedo is the trustee and sole beneficiary of the Margarita Quevedo Trust.

UHC Holdings, Inc (“UHC Holdings”) is organized as an S corporation. Margarita Quevedo owns 100% of the equity of UHC Holdings. UHC Holdings includes the following wholly-owned medical center entities, which are all organized as S corporations:

•	University Health Care Westchester, Inc.

•	University Health Care Hialeah, Inc.

•	University Health Care Homestead, Inc.

•	University Health Care Flagler, Inc.

•	University Health Care Coral Gables, Inc.

•	University Health Care Kendall, Inc.

•	University Health Care North Shore, Inc.

•	University Health Care East Hialeah, Inc.

•	University Health Care West Kendall, Inc.

•	University Health Care Miami Lakes, Inc.

•	University Health Care Bird Road, Inc.

•	DGM Medical Center Margate, Inc.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

University Health Care Pharmacy, Inc. (“UHC Pharmacy”) is organized as an S corporation and provides retail pharmacy services to University Health Care patient base. Margarita Quevedo owns 100% of the equity of UHC Pharmacy.

Century Physician Group, LLC (“Century”) is organized as a limited liability company and provides primary care services through contracts with Blue Cross and Blue Shield of Florida, Inc., DBA Florida Blue. Margarita Quevedo owns 100% of the equity of Century.

All of the businesses above provide healthcare services to patients throughout various locations in South Florida.

The accompanying combined financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Certain information in footnote disclosures normally included in annual financial statements was condensed or omitted for the interim periods. In the opinion of management, the interim information includes all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The interim results of operations and cash flows are not necessary indicative of results and cash flows expected for the year.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

In May 2014, the Financial Accounting Standards board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 “Revenue from Contracts with Customers”, Accounting Standards Codification (“ASC”) 606 (“ASC 606”). On January 1, 2019, the Company adopted ASC 606, applying the full retrospective method as of the earliest period presented. The portfolio approach was used to apply the requirements of the standard to groups of contracts with similar characteristics.

Under ASC 606, the Company recognizes revenue when a customer obtains control of the promised goods or services. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five-step model in order to determine this amount: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services the Company transfers to the customer (i.e. patient). At contract inception, once the contract is determined to be within the scope of ASC 606, management reviews the contract to determine which performance obligations must be satisfied and which of these performance obligations are distinct. The Company recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied.

The Company derives its revenue primarily from its capitated fees for medical services provided under risk agreements and fee-for-service arrangements.

Capitated revenue is derived from fees for medical services provided by the Company under risk agreements with health maintenance organizations’ (“HMOs”) health plan. Capitated revenue primarily consists of revenue earned through Medicare Advantage programs. Fees consist of a fixed amount per patient per month and are paid in advance. The Company is required to deliver healthcare services to the enrolled member population and is responsible for medical expenses related to healthcare services required by that

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

patient group, including services not provided by the Company. Since the Company controls the healthcare services provided to enrolled members, the Company acts as a principal. The gross fees under these contracts are reported as revenue and the cost of provider care is included in third-party medical costs. Neither the Company nor any of its affiliates is a registered insurance company because state law in the states in which it operates does not require such registration for risk-bearing providers.

Since contractual terms across these arrangements are similar, the Company groups them into one portfolio. The Company identifies a single performance obligation to stand-ready to provide healthcare services to enrolled members. Capitated revenues are recognized in the month in which the Company is obligated to provide medical care services. The transaction price for the services provided depends upon the terms of the arrangement provided by or negotiated with the health plan. The rates are risk adjusted based on the health status of members and demographic characteristics of the plan. The fees are paid on an interim basis based on submitted enrolled member data for the previous year and are adjusted in subsequent periods after the final data is compiled by the Centers for Medicare and Medicaid Services (“CMS”). Subsequent adjustments to revenue are recognized in the period the adjustments are communicated to the Company.

Fee-for-service revenue is generated from primary care services provided in the Company’s medical centers. During an office visit, a patient may receive a number of medical services from a healthcare provider. These healthcare services are not separately identifiable and are combined into a single performance obligation. The Company recognizes fee-for-service revenues at the net realizable amount at the time the patient is seen by a provider, and the Company’s performance obligations to the patient is complete.

Pharmacy revenues are generated from the sales of prescription medication to patients. These contracts contain a single performance obligation. The Company satisfies its performance obligation and recognizes revenue at the time the patient takes possession of the merchandise. During the three months ended March 31, 2021 and 2020, the Company generated pharmacy revenue of $2,438,986 and $2,419,109, respectively, and is included in fee for service and other revenue within the accompanying combined statements of operations and comprehensive income.

As the performance obligations from the Company’s revenues recognized at a point in time and the revenues recognized over time relate to contracts with a duration of one year or less, the Company elected the practical expedient in ASC 606-10-50-14(a) which provides relief from the requirement to disclose the transaction price for remaining performance obligations at the end of each reporting period and the requirement to disclose when the Company expects to recognize the related revenue. The Company has de minimis performance obligations remaining at the end of the reporting period as patients are not contractually obligated to continue to receive medical care from the Company’s network of providers. The Company recorded no contract liabilities from contracts with customers in its consolidated balance sheets as of March 31, 2021 or December 31, 2020.

Third-Party Medical Costs

Third-party medical costs primarily consists of all medical expenses paid by the health plans, including inpatient and hospital care, specialists, and medicines. The Company uses stop-loss insurance to protect against medical claims in excess of certain levels.

Direct Patient Expense

Direct patient expense primarily consists of costs incurred in the treatment of the patients, including the compensation related to medical service providers and technicians, medical supplies, purchased medical services, drug costs for pharmacy sales, and payments to third-party providers.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Third-party medical and direct patient expenses collectively represent the cost of services provided.

Business Combinations

The Company accounts for business acquisitions using the acquisition method of accounting. Application of this method of accounting requires that (i) identifiable assets acquired (including identifiable intangible assets) and liabilities assumed, generally, be measured and recognized at fair value as of the acquisition date and (ii) the excess of the purchase price over the net fair value of identifiable assets acquired and liabilities assumed be recognized as goodwill, which is subject to testing for impairment at least annually.

Concentration of Risk

Contracts with three of the HMOs represented approximately 90.5% of total revenues for the three months ended March 31, 2021 and approximately 90.3% of the total revenues for the three months ended March 31, 2020. As of March 31, 2021 and 2020, two of the HMOs represented approximately 89.9% and 98.8% of total accounts receivable, respectively. The loss of revenue from these contracts could have a material adverse effect on the Company.

Primarily all pharmaceutical purchases are made from one vendor. The loss of this vendor may cause potential increase in costs and could result in a material adverse effect on the Company. During the three months ended March 31, 2021 and 2020, the Company made pharmaceutical purchases of $1,903,917 and $1,749,133, respectively.

Cash and Cash Equivalents

Cash and cash equivalents are highly liquid investments purchased with original maturities of three months or less.

Debt and Equity Securities

Investments in debt and equity securities with readily determinable fair values are reported at fair value based on quoted market prices. Realized gains and losses on the sale of debt and equity securities are computed based on original cost and are included in other income within the accompanying statements of operations and comprehensive income.

The Company has designated their debt securities as available-for-sale. Accordingly, unrealized gains and losses are excluded from earnings and reported as a separate component of owners’ capital. Unrealized gains and losses related to equity securities are included in other income in the accompanying combined statement of operations and other comprehensive income.

Accounts Receivable

Accounts receivable are carried at amounts the Company deems collectible. Accordingly, an allowance is provided in the event an account is considered uncollectible. As of March 31, 2021 and December 31, 2020, the Company believes no allowance was necessary. The ultimate collectability of accounts receivable may differ from that estimated by the Company.

As of March 31, 2021 and December 31, 2020, the Company’s accounts receivable are presented net of the unpaid service provider costs. A right of offset exists when all of the following conditions are met: 1) each

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

of the two parties owed the other determinable amounts; 2) the reporting party has the right to offset the amount owed with the amount owed to the other party; 3) the reporting party intends to offset; and 4) the right of offset is enforceable by law. The Company believes all of the aforementioned conditions exist as of March 31, 2021 and December 31, 2020.

Property and Equipment, Net

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the life of the assets, ranging from three to seven years. Leasehold improvements are amortized over the shorter of the estimated useful life or term of the lease.

Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in accompanying combined statements of operations.

Impairment of Long-Lived Assets

The Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no events or circumstances during the three months ended March 31, 2021 and 2020 that required the Company to perform an impairment test.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying tangible and intangible assets acquired. The Company assesses goodwill for impairment on an annual basis and between tests if events occur or circumstances exist that would reduce the fair value of a reporting unit below its carrying amount. The Company performs its annual assessment on December 31. The Company first performs a qualitative analysis to determine if factors exist that necessitate a quantitative goodwill impairment test. If necessary, the Company applies the quantitative test to identify and measure the amount of impairment, if any. Any impairment would be recognized for the differences between the fair value of the reporting unit and its carrying amount. There were no events or circumstances during the three months ended March 31, 2021 and 2020 that indicated the Company was required to perform a quantitative impairment test.

Intangibles, Net

The Company performs an assessment of whether intangible assets are impaired if impairment indicators arise. Management believes no impairment charges are necessary during the three months ended March 31, 2021 and 2020. Amortization of intangible assets with definite lives is computed using the straight-line method over the estimated useful lives of the intangible asset, which range from less than 1 year to approximately 20 years.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Deferred Rent

Minimum rent, including fixed escalations, is recorded on a straight-line basis over the lease term. The lease term commences when the Company takes possession of the leased premises and, in most cases, ends upon expiration of the initial non-cancelable term. When a lease provides for fixed escalations of the minimum rental payments during the lease term, the difference between the recorded straight-line rent and the amount payable under the lease is recognized as a deferred rent obligation.

Professional and General Liability

As a healthcare provider, the Company is subject to medical malpractice claims and lawsuits. The Company may also be liable, as employer, for the negligence of healthcare professionals it employs or the healthcare professionals it engages as independent contractors. Prior to January 1, 2021, malpractice risk was partially managed through malpractice insurance policies carried by individual healthcare professionals. In January 2021 the Company obtained medical malpractice insurance, principally on a claims-made basis, with a reputable insurance provider, to further mitigate this risk. This policy contains extended reporting period endorsements which provide coverage for claims filed after the policy term. The policy contains various limits and deductibles.

Loss contingencies, including medical malpractice claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

The Company maintains a malpractice insurance policy with a benefit limit of $3.0 million per occurrence and $12.0 million aggregate coverage for each of the physicians. Any amounts over that threshold, or for which the insurance policy will not cover, will be borne by the Company and may materially affect the Company’s future financial position, results of operations, and cash flows. As of March 31, 2021 and December 31, 2020, management believes no reserve for loss contingencies is necessary.

The Company has a claims made general liability policy through a captive insurance company with a liability limit of $3,000,000 per incident and $12,000,000 in the aggregate.

Stop Loss Reinsurance

The MSO mitigates its exposure to high cost medical claims under risk agreements through reinsurance arrangements that provide for the reimbursement of certain member medical expenses. The MSO purchases its reinsurance through the health plans. The health plans charge the MSO a per member per month fee that limits the MSO’s risk of responsibility for any individual participating member.

Management Estimates

The preparation of the financial statements requires management to make estimates and assumptions based on available information. Such estimates are based on historical experience and other assumptions that are considered appropriate in the circumstances. However, actual results could differ from those estimates and these differences may be material. Significant estimates made by the Company includes, but are not limited to, fair value allocations for intangible assets acquired as part of the Company’s numerous acquisitions, recoverability of goodwill and intangibles, fair value of contingent considerations, unpaid service provider cost liability, and respective revenues and expenses related to these estimates for the years reported.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Income Taxes

University Health Care, Inc. is treated as an S-Corporation for federal and state income tax purposes and passes income, losses deductions and credits through to its shareholders. Accordingly, it does not incur income taxes or have any unrecognized tax benefits.

UHC Holdings, Inc. and its wholly-owned medical center entities are treated as S-Corporations for federal and state income tax purposes and pass income, losses deductions and credits through to their shareholders. Accordingly, they do not incur income taxes or have any unrecognized tax benefits.

Doctors Group Management, Inc. is treated as an S-Corporation for federal and state income tax purposes and passes income, losses deductions and credits through to its shareholders. Accordingly, it does not incur income taxes or have any unrecognized tax benefits.

Century Health Care, Inc. is treated as an S-Corporation for federal and state income tax purposes and passes income, losses deductions and credits through to its shareholders. Accordingly, it does not incur income taxes or have any unrecognized tax benefits.

University Health Care MSO, Inc. is treated as an S-Corporation for federal and state income tax purposes and passes income, losses deductions and credits through to its shareholders. Accordingly, it does not incur income taxes or have any unrecognized tax benefits.

University Health Care Pharmacy, Inc. is treated as an S-Corporation for federal and state income tax purposes and passes income, losses deductions and credits through to its shareholders. Accordingly, it does not incur income taxes or have any unrecognized tax benefits.

Century Physicians Group, LLC is a single member LLC and, accordingly, does not incur income taxes or have any unrecognized tax benefits. Instead, its earnings and losses are included in the tax return of the single member and taxed depending on the member’s tax situation.

As a result, the combined financial statements do not reflect a provision for income taxes.

Recent Accounting Pronouncements

In February 2016, the FASB established Topic 842, Leases, by issuing ASU No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842, ASU No. 2018-10, Codification Improvements to Topic 842, Leases, ASU No. 2018-11, Targeted Improvements, and ASU No. 2018-20, Leases (Topic 842): Narrow-Scope Improvements for Lessors, ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (ASC 842): Effective Dates for Certain Entities. The new standard establishes a right of use (ROU) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations. The Company is currently evaluating the effect of adopting Topic 842 due to the recognition of right-of-use asset and related lease liability. The Company does not anticipate the update having a material effect on the Company’s results of operations or cash flows, though such an effect is possible.

A modified retrospective transition approach is required, and entities may choose to use either the effective date or the beginning of the earliest period presented in the financial statements as the date of initial application, with certain practical expedients available. The Company is evaluating the method of adoption

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

it will elect. Topic 842 is effective for fiscal years beginning after December 15, 2021 and for interim periods within fiscal years beginning after December 15, 2022, with early application permitted, and the Company expects to adopt the new standard on the effective date.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which is intended to improve financial reporting by requiring earlier recognition of credit losses on certain financial assets. The standard replaces the current incurred loss impairment model that recognizes losses when a probable threshold is met with a requirement to recognize lifetime expected credit losses immediately when a financial asset is originated or purchased. The standard has been further refined through subsequent releases by the FASB, including the extension of the effective date. As amended by ASU No. 2019-10, the standard is effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those annual periods, with early adoption permitted, and the Company expects to adopt ASU on the effective date. The Company is currently evaluating the effect that the standard will have on its financial statements and related disclosures.

In October 2018, the FASB issued ASU No. 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). This ASU reduces the cost and complexity of financial reporting associated with consolidation of variable interest entities (VIEs). A VIE is an organization in which consolidation is not based on a majority of voting rights. The new guidance supersedes the private company alternative for common control leasing arrangements issued in 2014 and expands it to all qualifying common control arrangements. The amendments in this ASU are effective for the Company for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The Company does not expect the update to have a material effect on its combined financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which serves to remove or amend certain requirements associated with the accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. ASU No. 2019-12 is effective for the Company for fiscal year beginning after December 15, 2021 and interim periods in fiscal years beginning after December 15, 2022, with early adoption permitted. The Company does not expect the update to have a material effect on its combined financial statements.

Subsequent Events

The Company has evaluated subsequent events through June 21, 2021, which is the date the combined financial statements were available to be issued.

3.	BUSINESS ACQUISITIONS

The following acquisitions were consummated during 2020 and three months ended 2021 and allowed for the Company to increase its patient base at the respective locations and to increase its footprint in the area in which the centers operate. Each acquisition was accounted for as a business combination in accordance with ASC Topic 805, under which the assets acquired and liabilities assumed were recorded at their respective fair values as of the respective closing dates. The excess of the fair values of the net assets acquired is allocated to goodwill, which represents the synergies expected to occur as a result of adding each practice to the acquiring medical centers of the Company. No transaction costs were incurred in connection with the acquisitions.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Doctor G Medical Center, Inc.

On February 5, 2020 University Health Care West Kendall, Inc. acquired the assets of Doctor G Medical Center, Inc. for $200,000. The Company made a payment of $100,000 in 2019 when the asset acquisition agreement was signed and a payment of $100,000 on February 5, 2020, when the transaction closed. The following is a summary of the fair value of assets acquired:

Fixed assets	$34,000
Intangible assets	21,340
Goodwill	144,660

Total purchase price	$200,000

The intangible assets include brand name of $940 and a non-competition agreement of $20,400.

4.	PROPERTY AND EQUIPMENT, NET

The following is a summary of property and equipment, net and the related lives as of March 31, 2020 and December 31, 2020:

Assets Classification	Useful Life	March 31, 2021	December 31, 2020
Leasehold improvements	Lesser of lease term or est. useful life	$1,356,762	$1,356,763
Transportation equipment	5 years	1,821,755	1,821,756
Medical equipment	5 years	774,449	728,850
Furniture, fixture and equipment	5 – 7 years	1,234,767	1,228,776

Total		5,187,733	5,136,145
Less: Accumulated depreciation		3,384,755	3,254,674

Property and equipment, net		$1,802,978	$1,881,471

Depreciation expense was $130,081 and $123,917 for the three months ended March 31, 2021 and 2020, respectively. Of these amounts, $7,115 and $17,948 related to assets under capital leases. There were no property and equipment disposals during the three months ended March 31, 2021 and 2020.

5.	GOODWILL AND INTANGIBLES, NET

As of December 31, 2020, the Company’s intangible, net consists of the following:

	Weighted-Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Brand	1.00 years	$10,440	$(927)	$9,513
Non-competition agreements	2.94 years	79,970	(49,311)	30,659
Payor relationships	20.00 years	700,000	(282)	699,718

Total intangibles, net		$790,410	$(50,520)	$739,890

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

As of March 31, 2021, the Company’s intangibles, net consists of the following:

	Weighted-Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Brand	1.00 years	$9,500	$(2,452)	$7,048
Non-competition agreements	2.93 years	69,770	(45,179)	24,591
Payor relationships	20.00 years	700,000	(9,032)	690,968

Total intangibles		$779,270	$(56,663)	$722,607

The Company recorded amortization expense of $17,283 and $11,104 for the three months ended March 31, 2021 and 2020, respectively.

Expected amortization expense for the Company’s existing amortizable intangibles for the next five years is as follows:

Year ended December 31,	Amount
Remainder of 2021	$46,090
2022	39,351
2023	35,000
2024	35,000
2025	35,000

Total	$190,441

The goodwill balance as of March 31, 2021 and December 31, 2020, are as follows:

	March 31, 2021	December 31, 2020
Beginning of period	$4,593,320	$1,796,696
Additions	—	2,796,624

End of period	$4,593,320	$4,593,320

6.	LOAN PAYABLE - VEHICLES

The Company obtained financing arrangements for its purchase of a number of vehicles that are used to transport patients. These arrangements bear interest at rates ranging between 0.90% and 6.97%, and expires between November 2021 and November 2024. The liability related to these loans are recorded at their present values using the respective stated interest rates in the agreements. The total loan payable amount was $231,950, net of current portion of $296,946, and $290,334, net of current portion of $317,321, at March 31, 2021 and December 31, 2020, respectively, and are included in other liabilities within the accompanying combined balance sheets.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

The following table represents the future payments due under the vehicle loan arrangements:

Year ending December 31,	Amount
Remainder of 2021	$251,108
2022	220,394
2023	69,305
2024	12,757
2025	—

Total loan payable - vehicles	553,564

Less: amount representing interest	(24,668)

528,896

Less: current portion	(296,946)
Net of current portion	$231,950

7.	GOVERNMENT ASSISTANCE

On January 14, 2021, the Company was notified by the Small Business Administration that the entire PPP loan amount of $1,344,200, plus interest in the amount of $10,017. Upon receipt of such notice, the gain on extinguishment of debt of $1,354,217 was recorded and is included in other income within the accompanying statements of operations and comprehensive income.

8.	FAIR VALUE MEASUREMENTS

The FASB Accounting Standards Codification (“ASC”), Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under the accounting standard are described as follows:

• Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

• Level 2	Inputs to the valuation methodology include:
•	quoted prices for similar assets or liabilities in active markets;
•	quoted prices for identical or similar assets or liabilities in inactive markets;
•	inputs other than quoted prices that are observable for the asset or liability;
•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

• Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodology used for assets measured at fair value.

Exchange Traded Securities: Securities and other investments (e.g., ETFs) traded on a national exchange or on the national market system of NASDAQ are valued at their last reported sale price or, if there has been no sale on that date, at the closing “bid” price if long, or closing “ask” price if short. Other securities or investments for which over-the-counter market quotations are available are valued at their last reported sale price or, if there had been no sale on that date, at closing “bid” price if long, or closing “ask” price if short as reported by a reputable source selected by management. Exchange traded securities are generally categorized in Level 1 of the fair value hierarchy.

Corporate Bonds: The fair value of corporate bones is estimated using recently executed transactions, market price quotations (where observable), bond spreads or credit default swap spreads. The spread data used is for the same maturity as the bond. If the spread data does not reference the issuer, then data that references a comparable issuer is used. When observable price quotations are not available, fair value is determined based on cash flow models with yield curves, bond, or single-name credit default swap spreads and recovery rates based on collateral values as key inputs. Corporate bonds are generally categorized in Level 2 of the fair value hierarchy.

The preceding method described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation method is appropriate and consistent with other market participants, the use of different methodology or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the Company’s asset measured at fair value on a recurring basis as of:

	March 31, 2021
	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value on a recurring basis:
Exchange Traded	$739,238	$—	$—
Corporate Bonds	—	55,525	—

Total Assets	$739,238	$55,525	$—

The total fair value of the assets of $794,763 was recorded on March 31, 2021 and is included in debt and equity securities within the accompanying combined balance sheets. As of March 31, 2021 the carrying amounts of other financial instruments including cash, accounts receivable, accounts payable, and due to seller, approximate fair value because of the general short-term nature of these instruments.

The net unrealized loss of $2,401 for the three months ended March 31, 2021 related to debt securities is included in accumulated other comprehensive income. The unrealized gain on equity securities of $36,380 for the three months ended March 31, 2021 is included in other income within the accompanying combined statements of operations and comprehensive income.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

The Company realized a net gain on the sale of equity securities of $1,293 during the three months ended March 31, 2021 and is included in other income within the accompanying combined statements of operations and comprehensive income.

The amortized cost of debt securities was $53,731 as of March 31, 2021.

The following table sets forth by level, within the fair value hierarchy, the Company’s asset measured at fair value on a recurring basis as of:

	December 31, 2020
	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value on a recurring basis:
Exchange Traded	$691,870	$—	$—
Corporate Bonds	—	106,285	—

Total Assets	$691,870	$106,285	$—

The total fair value of the assets of $798,155 was recorded on December 31, 2020 and is included in debt and equity securities within the accompanying combined balance sheets. As of December 31, 2020 the carrying amounts of other financial instruments including cash, accounts receivable, accounts payable, and due to seller, approximate fair value because of the general short-term nature of these instruments.

The net unrealized loss of $14,124 for the three months ended March 31, 2020 related to debt securities is included in accumulated other comprehensive income. The unrealized loss on equity securities of $99,379 for the three months ended March 31, 2020 is included in other income within the accompanying combined statements of operations and comprehensive income.

The Company realized a net loss on the sale of equity securities of $15,387 during the three months ended March 31, 2020 and is included in other income within the accompanying combined statements of operations and comprehensive income.

The amortized cost of debt securities was $102,089 as of December 31, 2020.

9.	OWNERS’ EQUITY

Doctors Group Management, Inc. (“DGM”)

DGM is an S-Corporation with 1,000 shares authorized, issued and outstanding, seventy percent of which is held by Felix Quevedo Trust. Each share has a par value of $1.00.

Century Health Care, Inc. (“CHCI”)

CHCI is an S-Corporation with 999 shares authorized, 200 issued an outstanding, seventy percent of which is held by Felix Quevedo Trust. Each share has a part value of $1.00.

University Health Care MSO, Inc. (“UHC MSO”)

UHC MSO is an S-Corporation with 100 shares authorized, issued and outstanding, sixty-four percent which is held by Margarita Quevedo Trust. The shares do not have a par or stated value.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

University Health Care, Inc. (“UHC Inc”)

UHC Inc is an S-Corporation with 100 shares authorized, issued and outstanding, held by Margarita Quevedo Trust. The shares do not have a par or stated value.

UHC Holdings, Inc (“UHC Holdings”)

UHC Holdings is an S-Corporation with 100 shares authorized, issued and outstanding, held by Margarita Quevedo. The shares do not have a par or stated value. UHC Holdings wholly-owns twelve medical centers, all of which are S-Corporations, each with 100 shares authorized, issued and outstanding. The shares do not have a par or stated value.

University Health Care Pharmacy, Inc. (“UHC Pharmacy”)

UHC Pharmacy is an S-Corporation with 100 shares authorized, issued and outstanding, held by Margarita Quevedo. The shares do not have a par or stated value.

Century Physician Group, LLC (“Century”)

Century is a limited liability company, wholly owned by Margarita Quevedo.

10.	RELATED PARTY TRANSACTIONS

Capital Leases

The Company leases a number of vehicles from Kentucky Avenue Holdings, LLC, which is also owned by Margarita Quevedo. As of March 31, 2021, the Company has one vehicle leased from Kentucky Avenue Holdings, LLC classified as a capital lease, with a total remaining liability of $3,072, net of $129 of interest.

Operating Leases

The Company leases three office spaces and a number of vehicles that are classified as operating leases from certain entities that are controlled by the principal equity holder of the Company. The Company leases the office space from Q Holding 13155, LLC, Q Holding East Hialeah, LLC, and Q Holding West Kendall, LLC, (collectively “Q Holding Entities), all of which are owned by Margarita Quevedo, the sole owner of UHC Holdings, Inc. For the periods ended March 31, 2021 and 2020, the office space leases have total rent expense of $201,453, and terminate between May 31, 2029 and December 31, 2030.

The Company has a number of vehicle leases with Kentucky Avenue Holdings, LLC, owned by Margarita Quevedo. During the three months ended March 31, 2021, the total payments for the vehicle leases were $20,773 and the leases terminate between August 2021 and January 2022. During the three months ended March 31, 2020, the total payments for the vehicle leases were $11,482 and as of March 31, 2020, the leases terminate between October 2020 and March 2021.

The Company shares office space with South Florida Health Management, Inc. (“SFLHM”), an entity owned by the Felix Quevedo Trust. The lease was entered into by SFLHM with the lessor and expires May 31, 2022. The term of the shared office space has been on a month-to-month basis during the three months ended March 31, 2021 and 2020, and making monthly payments of $10,700 to SFLHM for its proportionate share.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Captive Insurance Company

The Company has a claims made general liability policy through a captive insurance company owned by UHC Risk Management, LLC. UHC Risk Management, LLC is owned by Margarita Quevedo and various trusts controlled by Margarita Quevedo. The expense related to this insurance policy was $510,261 and $242,494 in the three months ended March 31, 2021 and 2020, respectively.

Deposit on building

Prior to 2019, the Company paid a deposit of $100,000 on behalf of Margarita Quevedo in connection with the purchase of the property by Q Holding East Hialeah, subject to repayment by Ms. Quevedo, and the amount is included in due from related parties within the accompanying combined balance sheets as of March 31, 2021 and December 31, 2020.

Loans from owner

From time to time, Margarita Quevedo, the principal owner of the Company, provides loans to the Company to fund certain expenses, such as purchasing new practices. The Company has outstanding loans from Ms. Quevedo in the amount of $5,942,257 and $5,737,257 at March 31, 2021 and December 31, 2020, respectively, to fund non-operating expenses and purchase of new practices at certain medical center locations.

11.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office facilities and vehicles under non-cancellable operating leases expiring through the year 2030, with some lease terms subject to renewal at the option of the Company. Refer to Note 10 for operating leases that were entered into with related parties.

Minimum future payments as of March 31, 2021 are as follows:

Year ended December 31,	Amount
Remainder of 2021	$1,576,354
2022	1,652,357
2023	1,512,614
2024	1,221,418
2025	1,125,287
Thereafter	3,127,158

Total	$10,215,188

Rent expense includes expenses related to office facilities leases and for the three months ended March 31, 2021 and 2020 were $555,931 and $568,661, respectively. Leased vans expense includes lease expense related to the vehicle leases and for the three months ended March 31, 2021 and 2020 were $25,682 and $16,391, respectively. These amounts are included within selling, general and administrative expenses in the combined statements of operations and other comprehensive income.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.

AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Standby Letter of Credit

The Company has a $350,000 irrevocable standby letter of credit with Morgan Stanley Private Bank, National Association which expires on December 31, 2021, for the benefit of a health plan that the Company has a risk contract with. The letter of credit has a one-year term and will automatically renew for an additional year unless it is terminated.

Contingencies

The Company is presently, and from time to time, subject to various claims and lawsuits arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

12.	EMPLOYEE BENEFIT PLAN

The Company sponsors a defined contribution plan (the “Plan”), subject to the provisions of the Employee Retirement Income Security Act of 1974, for certain eligible employees of the Company. Each year, participants may contribute up to the statutory maximum amount of 100% of pretax annual compensation. Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans. The Company is allocated a discretionary match contribution based upon a specified formula, considering participant deferrals during the year. The Company may also contribute using a Safe Harbor Matching contribution formula. For the three months ended March 31, 2021 and 2020, the Company’s allocated contributions were approximately $17,867 and $19,017, respectively, and are included in selling, general and administrative expenses in the combined statements of operations and other comprehensive income.

13.	SUBSEQUENT EVENTS

Acquisition

On April 1, 2021, the Company acquired the assets of two medical practices in Lauderdale Lakes, Florida. The Company acquired the assets of Keith J. Lerner, M.D., P.A. for $250,000 and the assets of Daniel Kesden, M.D., P.A. for $75,500.

Sale of the Company

On June 11, 2021 the Company was acquired by Cano Health Inc. (“Cano”) for $540,000,000 of cash and 4,055,698 shares of Cano Health Inc. Class A common stock.

Cano acquired 100% of the outstanding equity interests of University Health Care Pharmacy, Inc. Cano also acquired substantially all of the assets and assumed substantially all of the liabilities of Doctors Group Management, Inc., Century Healthcare, Inc., University Health Care MSO, Inc., University Health Care, Inc., University Health Care Westchester, Inc., University Health Care Hialeah, Inc., University Health Care Homestead, Inc., University Health Care Flagler, Inc., University Health Care Coral Gables, Inc., University Health Care Kendall, Inc., University Health Care North Shore, Inc., University Health Care East Hialeah, Inc., University Health Care West Kendall, Inc., University Health Care Miami Lakes, Inc., University Health Care Bird Road, Inc., DGM Medical Center Margate, Inc., University Health Care Lauderdale, Inc., and Century Physicians Group, LLC.

Up to 328,758,279 Shares of Class A Common Stock

Up to 33,533,333 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 10,533,333 Warrants to Purchase Common Stock

PROSPECTUS

July 21, 2021